As filed with the Securities and Exchange Commission on June 3, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REINSURANCE GROUP OF AMERICA, INCORPORATED
(Exact name of Registrant as specified in its charter)

Missouri	6321	43-1627032
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
(636) 736-7439
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jack B. Lay
Senior Executive Vice President and Chief Financial Officer
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039
(636) 736-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James L. Lipscomb Executive Vice President and General Counsel MetLife, Inc. 200 Park Avenue New York, New York 10166 (212) 578-2211	Adam O. Emmerich David K. Lam Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	R. Randall Wang James R. Levey Bryan Cave LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102 (314) 259-2000

Approximate date of commencement of proposed sale to the public:  As promptly as practicable after the filing of this Registration Statement and other conditions to the commencement of the exchange offer described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be		Offering	Aggregate	Registration
Securities to be Registered	Registered		Price Per Unit	Offering Price(3)	Fee(4)
Class A common stock, par value $0.01 per share(5)	69,671,280	(1)	N/A	$3,632,243,944	$142,747.19
Class B common stock, par value $0.01 per share(6)	32,243,539	(2)	N/A	$1,642,808,312	$64,562.37
Total	101,914,819		N/A	$5,275,052,256	$207,309.56

(1)	Represents the maximum number of shares of class A common stock, par value $0.01 per share (the “RGA class A common stock”), of Reinsurance Group of America, Incorporated, a Missouri corporation (“RGA”), issuable in connection with the recapitalization of RGA, as described in the Proxy Statement/Prospectus filed as part of this Registration Statement.
(2)	Represents the maximum number of shares of class B common stock, par value $0.01 per share (the “RGA class B common stock”), of RGA, offered in exchange for shares of common stock, par value $0.01 per share (“MetLife common stock”), of MetLife, Inc., a Delaware corporation (“MetLife”), as described in the Exchange Offer Prospectus filed as part of this Registration Statement.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1) and 457(f)(3) and Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on $50.95, the average of the high and low sales prices of RGA common stock (the “RGA common stock”), as reported by the New York Stock Exchange (“NYSE”) on May 29, 2008. Because there is no trading market for RGA class B common stock or RGA class A common stock, the RGA common stock is believed to be the most appropriate measure of the value of the securities to be exchanged in the exchange offer for the purposes of calculating the filing fee.
(4)	Computed in accordance with Rule 457(f) under the Securities Act.
(5)	Each share of RGA class A common stock issued also represents one Series A preferred stock purchase right. Series A preferred stock purchase rights currently cannot trade separately from the underlying RGA class A common stock and, therefore, do not carry a separate price or necessitate an additional registration fee.
(6)	Each share of RGA class B common stock issued also represents one Series B preferred stock purchase right. Series B preferred stock purchase rights currently cannot trade separately from the underlying RGA class B common stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectuses:

•	a prospectus that will be used as a proxy statement in connection with the RGA special meeting of shareholders being held to approve the recapitalization proposal, the governance proposals, and the Section 382 shareholder rights plan proposal (which is referred to as the “Proxy Statement/Prospectus”); and

•	a prospectus that will be used in connection with the offer by MetLife to MetLife stockholders to exchange 29,243,539 shares of RGA class B common stock for outstanding shares of MetLife common stock that are validly tendered and not properly withdrawn, subject to the terms and conditions of the offer (which is referred to as the “Exchange Offer Prospectus”).

The Proxy Statement/Prospectus appears at the beginning of that Registration Statement, and the Exchange Offer Prospectus appears after the Proxy Statement/Prospectus. Certain sections of the Proxy Statement/Prospectus and the Exchange Offer Prospectus will be identical. Instead of repeating those sections in the Exchange Offer Prospectus included in this Registration Statement, a notation has been added. The final Exchange Offer Prospectus will eliminate the notation, and the full text will be included.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor will there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED JUNE 3, 2008

[ • ], 2008

To the Shareholders of Reinsurance Group of America, Incorporated:

You are cordially invited to attend the special meeting of the shareholders of Reinsurance Group of America Incorporated, a Missouri corporation (which is referred to as “RGA”), which will be held at RGA’s corporate headquarters at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, on [ • ], 2008, at [ • ] [ • ].m, local time. This is an important special meeting that affects your investment in the company.

At the special meeting, you will be asked to consider and vote to approve a proposed recapitalization of RGA (which is referred to as the “recapitalization”), certain changes to the RGA articles of incorporation to be implemented in connection with the recapitalization, and ratification of a Section 382 shareholder rights plan. In the recapitalization, each issued and outstanding share of RGA common stock will be reclassified as RGA class A common stock. Immediately after such reclassification, MetLife, Inc. and its subsidiaries, which currently hold approximately 52% of RGA’s outstanding stock, will exchange each share of RGA class A common stock that they hold (other than 3,000,000 shares acquired by MetLife during the fourth quarter of 2003) with RGA for one share of RGA class B common stock. Holders of the RGA class A common stock, voting together as a class, will be entitled to elect up to 20% of the RGA board of directors, and the holders of the RGA class B common stock, voting together as a class, will be entitled to elect at least 80% of the RGA board of directors.

The recapitalization is proposed in conjunction with, and is conditioned upon, an offer by MetLife to MetLife stockholders to exchange all of the shares of RGA class B common stock that MetLife will receive in the recapitalization, for shares of MetLife common stock (which is referred to as the “exchange offer” or the “split-off”). The exchange offer is being conducted pursuant to a separate exchange offer prospectus and is subject to the terms and conditions set forth in the exchange offer prospectus.

If MetLife continues to hold any shares of RGA class B common stock following the exchange offer, MetLife will exchange such shares of RGA class B common stock with its security holders in one or more private or public debt exchanges (each of which is referred to as a “debt exchange”) or one or more subsequent split-offs (each of which is referred to as a “subsequent split-off”). The complete divestiture of MetLife’s class B common stock, whether accomplished by the exchange offer and any debt exchanges or subsequent split-offs is referred to as the “divestiture.” RGA presently expects that, following the divestiture, the RGA board of directors will consider submitting to a vote of RGA shareholders a proposal to convert the dual-class structure adopted in the recapitalization into a single class structure (which is referred to as the “conversion”). There can be no assurance, however, that the RGA board of directors will consider proposing a conversion or resolve to submit such a proposal to the RGA shareholders and, if submitted, that the RGA shareholders would approve such a conversion.

In connection with the recapitalization, you will also be asked to consider and vote upon some amendments to the RGA articles of incorporation (which is referred to as the “governance proposals”) and to ratify the RGA board of directors’ decision to adopt and implement a Section 382 shareholder rights plan. The RGA board of directors believes that, together, the governance proposals and the Section 382 shareholder rights plan will help foster RGA’s long-term growth as an independent company following the divestiture, preserve RGA’s ability to use certain of its tax assets, and help protect the RGA class A shareholders from potentially coercive or abusive takeover tactics and attempts to acquire control of RGA at a price or on terms that are not in the best interests of RGA class A shareholders.

RGA common stock is currently listed on the New York Stock Exchange (which is referred to as the “NYSE”) under the symbol “RGA.” RGA intends to apply to have the RGA class B common stock listed on the NYSE, subject to official notice of issuance. Following the recapitalization and the split-off, RGA class A common stock is expected to be listed on the NYSE under the symbol [“RGA.A”], and RGA class B common stock is expected to be listed on the NYSE under the symbol [“RGA.B”].

The recapitalization is being effected pursuant to a recapitalization and distribution agreement, dated as of June 1, 2008, by and between MetLife and RGA. The RGA board of directors believes that the recapitalization and the other transactions contemplated by the recapitalization and distribution agreement are fair to, and in the best interests of, RGA and its shareholders (other than MetLife and its subsidiaries), and has approved these transactions. Prior to the approval of the RGA board of directors, a specially constituted committee of the RGA board of directors, composed of four independent directors (which is referred to as the “RGA special committee”), determined that the recapitalization and the other transactions contemplated by the recapitalization and distribution agreement are fair to RGA and its shareholders (other than MetLife and its subsidiaries) and recommended that the RGA board of directors approve the recapitalization and the other transactions contemplated by the recapitalization and distribution agreement.

Upon unanimous recommendation of the RGA special committee, the RGA board of directors has approved the recapitalization and the other transactions contemplated by the recapitalization and distribution agreement, and recommends that you vote for the approval of each of the proposals. Your participation and vote is important. The transactions will not be effected without the affirmative vote of at least a majority of RGA’s outstanding common stock held by RGA shareholders (other than MetLife and its subsidiaries), present and entitled to vote at the RGA special meeting.

Your vote is important. Even if you plan to attend the RGA special meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. This will not limit your right to attend or vote at the RGA special meeting.

This document provides detailed information about the proposed transactions. The RGA board of directors encourages you to read the entire document and its appendices carefully. Please pay particular attention to the “Risk Factors” section. You may also obtain more information about RGA from documents RGA has filed with the SEC.

Thank you for your continued support.

REINSURANCE GROUP OF AMERICA, INCORPORATED

Sincerely,

[ • ]

[ • ], 2008

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the recapitalization, exchange offer, any debt exchanges and/or any subsequent split-offs or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The accompanying document is dated [ • ], 2008 and is first being mailed to RGA shareholders on or about [ • ], 2008.

REINSURANCE GROUP OF AMERICA, INCORPORATED
1370 Timberlake Manor Parkway,
Chesterfield, Missouri 63017

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held [ • ], 2008

A special meeting of the shareholders of RGA will be held at RGA’s corporate headquarters at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, on [ • ], [ • ] [ • ], 2008, at [ • ][ • ].m, local time, for the following purposes:

1. Recapitalization Proposal.  To consider and vote upon a proposal to approve the recapitalization and distribution agreement, dated as of June 1, 2008, by and between MetLife and RGA, and the transactions contemplated by the recapitalization and distribution agreement, including the recapitalization and the amendment and restatement of RGA’s articles of incorporation. In the recapitalization, each issued and outstanding share of RGA common stock will be reclassified into RGA class A common stock. Immediately after this reclassification, MetLife and its subsidiaries will exchange each share of RGA class A common stock that they hold (other than 3,000,000 shares acquired by MetLife during the fourth quarter of 2003) for one share of RGA class B common stock. The recapitalization is proposed in conjunction with, and is conditioned upon, an offer by MetLife to MetLife stockholders to exchange shares of RGA class B common stock for shares of MetLife common stock.

2. Governance Proposals.  To consider and vote upon a number of proposals that would amend the RGA articles of incorporation, subject to and conditioned upon completion of the recapitalization, as follows:

•	RGA Class B Significant Holder Voting Limitation. This provision would restrict the voting power with respect to directors of a holder in excess of 15% of the outstanding RGA class B common stock to 15% of the outstanding RGA class B common stock unless such holder also has in excess of 15% of the outstanding RGA class A common stock, in which case such holder could exercise an equivalent percentage of the voting power of the RGA class B common stock;

•	Acquisition Restrictions. This provision would, subject to limited exceptions, restrict for a period of 36 months and one day from the closing of the MetLife exchange offer, RGA shareholders from becoming a “5-percent shareholder” for purposes of Section 382 of the Internal Revenue Code and restrict any permitted 5-percent shareholder from further increasing its ownership interest in RGA; and

•	Potential Conversion of Class B Stock Following Post-Exchange. This provision would allow the RGA board of directors, at its discretion, to convert the RGA class B common stock into RGA class A common stock on a share-for-share basis, if and only if the RGA board of directors proposes such conversion to the RGA shareholders and the RGA shareholders approve such proposal. There can be no assurance, however, that the RGA board of directors will consider proposing a conversion or resolve to submit such a proposal to the RGA shareholders and, if submitted, that the RGA shareholders will approve such a conversion.

3. Section 382 Shareholder Rights Plan Proposal.  To consider and vote upon a proposal that the RGA shareholders ratify the RGA special committee’s decision to adopt and implement a Section 382 shareholder rights plan in connection with the recapitalization and divestiture.

4. Adjournment Proposal.  To adjourn the RGA special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the RGA special meeting to approve the RGA special meeting proposals.

5. Other Business.  To transact such other business as may properly be brought before the RGA special meeting or any adjournment or postponement of the RGA special meeting.

RGA shareholders of record at the close of business on [ • ], 2008 are entitled to notice of, and to vote at, the RGA special meeting and any adjournment or postponement of the special meeting. A complete list of RGA shareholders entitled to vote at the RGA special meeting will be available for 10 days prior to the RGA special meeting during ordinary business hours at RGA’s headquarters located at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017.

By Order of the Board of Directors of
Reinsurance Group of America, Incorporated.

Secretary

Whether or not you plan to attend the RGA special meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed stamped envelope.

ADDITIONAL INFORMATION

This document, which forms part of a registration statement on Form S-4 filed with the SEC by RGA (File No. 333-[ • ]), constitutes a prospectus of RGA under Section 5 of the U.S. Securities Act of 1933, as amended (which is referred to as the “Securities Act”), with respect to the shares of RGA class A common stock to be issued to RGA public shareholders in the recapitalization. This document also constitutes a proxy statement of RGA under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), and the rules thereunder, and a notice of the RGA special meeting of shareholders, at which the shareholders of RGA will consider and vote upon a proposal to approve the recapitalization and distribution agreement, along with other matters described herein.

This document incorporates by reference important business and financial information about RGA from documents that are not included in or delivered with this document. For a list of the documents incorporated by reference into this document, see “Where You Can Find More Information.” This information is available to you without charge upon your written or oral request. You can obtain documents related to RGA that are incorporated by reference in this document, without charge, from the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from the company.

Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, MO 63017
Attn: Corporate Secretary
(636) 736-7000
www.rgare.com

(All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.)

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents. You also may ask any questions about the RGA special meeting or request copies of the documents, without charge, upon written or oral request to the information agent, [ • ].

In order to receive timely delivery of requested documents in advance of the RGA special meeting, RGA shareholders should make their request no later than [ • ], 2008.

If you have questions about the RGA special meeting proposals or how to submit your proxy, or if you need additional copies of this document, the enclosed proxy card or voting instructions, you should contact [ • ].

In deciding whether to vote to approve the recapitalization and distribution agreement and the proposed recapitalization, including the governance proposals and the Section 382 shareholder rights plan, you should rely only on the information contained or incorporated by reference into this document. RGA has not authorized any person to provide you with any information that is different from, or in addition to, the information that is contained in this document. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

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REGULATORY STATEMENT

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange any shares of MetLife common stock, RGA common stock, RGA class A common stock or RGA class B common stock in any jurisdiction in which the offer, sale or exchange is not permitted. The restrictions set out below apply to persons in the specified countries. There may be additional restrictions that apply in other countries. Non-U.S. stockholders should consult their advisors in considering whether they may participate in either the recapitalization or the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the RGA common stock, RGA class A common stock or RGA class B common stock that may apply in their home countries. RGA cannot provide any assurance about whether such limitations may exist.

Australia.  This document does not constitute a disclosure document under Part 6D.2 of the Corporations Act 2001 of the Commonwealth of Australia (the “Australian Corporations Act”) and has not been, and will not be, lodged with the Australian Securities and Investments Commission. No offer of securities is being made in Australia, and the distribution or receipt of this document in Australia does not constitute an offer of securities capable of acceptance by any person in Australia, except in the limited circumstances described in this document relying on certain exemptions in Section 708 of the Australian Corporations Act.

Canada.  The solicitation of proxies in connection with the recapitalization is not being made directly or indirectly in Canada or by use of the mails, or any means or instrumentality of Canada and cannot be made by any such use, means or instrumentality or otherwise from within Canada. Copies of this document and any related documents are being mailed to holders of RGA common stock with registered addresses in Canada for information purposes only.

European Economic Area.  In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of any shares of RGA class A common stock or class B common stock as contemplated by this document may be made in that Relevant Member State, except in the limited circumstances specified in this document, provided that no such offer of shares of RGA class A common stock or RGA class B common stock will result in a requirement for the publication by MetLife, RGA or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive. In this document, the expression “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of the European Union, and includes any implementing measures in each Relevant Member State.

Japan.  The solicitation of proxies in connection with the recapitalization is not being made directly or indirectly in Japan. Copies of this document and any related offering documents are being mailed to holders of RGA common stock with registered addresses in Japan for information purposes only.

United Kingdom.  This document is only being distributed to and directed at (1) persons outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). Shares of RGA class A common stock or RGA class B common stock are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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QUESTIONS AND ANSWERS ABOUT THE RGA SPECIAL MEETING

The questions and answers below highlight only selected information from this document. They do not contain all of the information that may be important to RGA shareholders. RGA shareholders should read carefully this entire document, including its annexes, to understand fully the proposed transaction and the voting procedures for the special meeting of the RGA shareholders.

Q:	What is happening in this transaction?

A:	MetLife and RGA entered into a recapitalization and distribution agreement, pursuant to which MetLife proposes to dispose of most of its equity interest in RGA to MetLife’s security holders. The transaction consists of:

• a recapitalization of RGA common stock into two classes of common stock — RGA class A common stock and RGA class B common stock (which is referred to as the “recapitalization”); and

• an exchange offer pursuant to which MetLife offers to acquire MetLife common stock in exchange for all of the RGA class B common stock (which is referred to as the “exchange offer” or “split-off”).

In addition, to the extent that MetLife holds any RGA class B common stock following the exchange offer, MetLife will dispose of such RGA class B common stock in:

• one or more public or private debt exchanges, pursuant to which MetLife will acquire MetLife debt securities in exchange for RGA class B common stock (each of which is referred to as a “debt exchange”); and/or

• one or more subsequent split-offs pursuant to which MetLife will acquire MetLife common stock in exchange for RGA class B common stock (each of which is referred to as a “subsequent split-off”).

The complete divestiture of MetLife’s RGA class B common stock, whether accomplished by the exchange offer and any debt exchanges and/or any subsequent split-offs is referred to in this document as the “divestiture.” Following completion of the divestiture, MetLife and its subsidiaries will hold no RGA class B common stock and 3,000,000 shares of RGA class A common stock. MetLife has agreed to complete the divestiture on or before the first anniversary of the completion of the exchange offer.

Recapitalization. This document relates to the recapitalization, and is being sent to RGA shareholders to consider whether to approve the recapitalization and distribution agreement and the transactions contemplated by such agreement, including the recapitalization and the governance proposals.

In the recapitalization, all of the outstanding shares of RGA common stock will be reclassified into RGA class A common stock. Immediately after such reclassification, MetLife and its subsidiaries will exchange all of their RGA class A common stock (other than 3,000,000 shares acquired by MetLife during the fourth quarter of 2003, which are referred to as the “recently acquired stock,” which constitute approximately 5% of the outstanding RGA common stock) for an equivalent number of shares of RGA class B common stock.

Exchange Offer. The recapitalization is being proposed in conjunction with, and is conditioned upon, an offer by MetLife to MetLife stockholders to exchange all of its shares of RGA class B common stock for MetLife common stock. The exchange offer would be effected pursuant to a separate exchange offer prospectus.

Debt Exchange/Subsequent Split-Offs. To the extent that MetLife holds any RGA class B common stock after the exchange offer, MetLife will dispose of such RGA class B common stock in one or more debt exchanges and/or one or more subsequent split-offs, thus completing the divestiture on or prior to the first anniversary of the completion of the exchange offer.

The shares of RGA class B common stock distributed by MetLife pursuant to the divestiture would constitute 100% of the RGA class B common stock that MetLife and its subsidiaries will receive in the recapitalization.

Q:	Why is RGA engaging in a recapitalization concurrently with the exchange offer?

A:	For the divestiture to be tax-free to MetLife and its stockholders, current U.S. federal income tax law generally requires, among other things, that MetLife distribute to its security holders stock of RGA having the right to elect at least 80% of the members of the RGA board of directors. Accordingly, RGA will engage in the recapitalization such that, after the recapitalization,

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RGA’s outstanding equity capital structure will consist of RGA class A common stock and RGA class B common stock. The RGA class A common stock will be identical in all respects to RGA’s current common stock, and will also be identical in all respects to the RGA class B common stock (including with respect to dividends and voting on matters other than director-related matters), and will vote together as a single class, except with respect to certain limited matters required by Missouri law described below, and except that:

• the holders of RGA class A common stock, voting together as a single class, will be entitled to elect no more than 20% of the directors of RGA;

• the holders of RGA class B common stock, voting together as a single class, will be entitled to elect at least 80% of the directors of RGA; and

• holders of 15% or more of the RGA class B common stock will have reduced voting power with respect to directors if they do not also hold an equal or greater proportion of RGA class A common stock (see “Proposal Two: RGA Class B Significant Holder Voting Limitation”).

If, for example, the RGA board of directors were to consist of five directors, four would be designated for election by the holders of the RGA class B common stock and one would be designated for election by the holders of the RGA class A common stock. Following the recapitalization, MetLife will hold all of the outstanding shares of RGA class B common stock and thus can distribute to its security holders RGA stock having the right to elect at least 80% of the members of the RGA board of directors.

Q:	How will the relationship between RGA and MetLife change after the exchange offer is completed?

A:	After the exchange offer, because MetLife will no longer own a controlling interest in RGA, the RGA board of directors and management will be free to pursue initiatives that they believe are in RGA’s best interest, without requiring these initiatives to be consistent with MetLife’s view of the best interests of RGA or MetLife. In addition, all three of the RGA directors who are also officers of MetLife will resign from the RGA board of directors. See “The Recapitalization and Distribution Agreement — Conditions to Completing the Recapitalization.”

Q:	Will the divestiture have a financial impact on RGA?

A:	RGA does not expect the divestiture to have any material impact on the financial condition or results of operations of RGA.

Q:	What RGA shareholder approvals are needed for the divestiture to occur?

A:	In order for the divestiture to occur, RGA shareholders must approve: (1) the recapitalization proposal, (2) the governance proposals, and (3) the Section 382 shareholder rights plan ratification proposal.

Recapitalization Proposal. The approval of the recapitalization proposal requires the affirmative vote of (1) holders of a majority of the outstanding shares of RGA common stock and (2) the holders of a majority of the outstanding shares of RGA common stock (other than MetLife and its subsidiaries) present in person or by proxy and entitled to vote on the recapitalization proposal.

Governance Proposals. Each of the governance proposals requires the affirmative vote of a majority of the outstanding shares of RGA common stock. Subject to certain conditions, MetLife has agreed to vote its shares of RGA common stock in favor of each of these proposals unless RGA withdraws or modifies its recommendation that the RGA shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

Section 382 Shareholder Rights Plan Ratification Proposal. The proposal to ratify the Section 382 shareholder rights plan requires the affirmative vote of the holders of a majority of the outstanding shares of RGA common stock present in person or by proxy and entitled to vote on the proposal. Subject to certain conditions, MetLife has agreed to vote its shares of RGA common stock in favor of this proposal unless RGA withdraws or modifies its recommendation that the RGA shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

The approval of the divestiture requires the approval of each of the recapitalization proposal, the governance proposals and the

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Section 382 shareholder rights plan ratification proposal, with each proposal conditioned upon approval of the others. Accordingly, RGA shareholders who vote against one proposal will be effectively voting against the divestiture and the other proposals.

For specific information about MetLife’s agreement to vote its shares of RGA common stock pending the completion of the divestiture, see “The Recapitalization and Distribution Agreement — Voting.”

Q:	Why is the RGA board of directors recommending the divestiture?

A:	The RGA board of directors believes that the divestiture will provide numerous corporate benefits to RGA and RGA shareholders, the most important of which are listed below.

• Eliminate Stock Overhang.  The divestiture is expected to eliminate the overhang on the market for RGA common stock that results from having a large corporate shareholder, thereby increasing the liquidity and public float of RGA’s common stock and, consequently, following the divestiture, RGA expects its common stock to trade more efficiently than it does today. Moreover, RGA expects that, following the divestiture, its common stock will be more widely followed by the equity research community than is the case presently. Accordingly, RGA expects these factors to provide it with greater flexibility to use its equity as currency for acquiring complementary operations and raising cash for its business operations on a more efficient basis and to enhance the attractiveness of its equity-based compensation plans, thereby increasing RGA’s ability to attract and retain quality employees.

• Allow RGA to Make Independent Decisions.  As MetLife and RGA’s businesses evolve over time, and their business strategies diverge, the divestiture will allow RGA to pursue its future business initiatives free from the constraints of having a controlling corporate shareholder whose policies may conflict with the best interests of RGA’s businesses. Absent the divestiture, it is possible that under certain circumstances, such constraints could restrict RGA’s ability to make investments or pursue strategies that RGA management believes are in the best long-term interests of RGA.

• Eliminate Customer Conflicts.  At present, a number of key customers of RGA are direct competitors of MetLife. Some key customers of RGA have expressed concern, and are expected to continue to express concern, about the indirect benefit that MetLife derives from the business it conducts with RGA. RGA expects that the divestiture will eliminate these customer conflicts and that the elimination of these conflicts will benefit RGA’s business going forward.

• Change in Control Premium.  The divestiture may permit RGA shareholders to share in any premium associated with a change of control of RGA, if such an event should occur. The requirements relating to the qualification of the divestiture for tax-free treatment, however, may restrict RGA’s ability to engage in certain change of control transactions.

The provisions described under “Proposal Two: RGA Class B Significant Holder Voting Limitation” will make it more difficult for a potential acquiror of RGA to take advantage of its new capital structure by means of a transaction that unfairly discriminates between classes of RGA common stock. These provisions are designed to enable RGA to develop its business in a manner that will foster long-term growth by reducing, to the extent practicable, the threat of a takeover not deemed by the RGA board of directors to be in the best interests of RGA and all of the RGA shareholders.

The limitations on 5% owners, or “acquisition restrictions” as defined under “Proposal Three: Acquisition Restrictions,” impose restrictions on the acquisition of RGA common stock (and any other capital stock that RGA issues in the future) by designated persons. Without these restrictions, it is possible that certain transfers of RGA common stock could limit, under Section 382 of the Internal Revenue Code, the ability of RGA and its subsidiaries to utilize fully the net operating losses, which are referred to as “NOLs,” and other tax attributes currently available for U.S. federal income tax purposes to RGA and RGA’s subsidiaries. The RGA board of directors believes it is in RGA’s best interests to attempt to prevent the imposition of such limitations by adopting the proposed acquisition restrictions.

The provisions described under “Proposal Four: Class B Potential Conversion Following

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Divestiture” would provide for the conversion of the RGA class B common stock into RGA class A common stock, on a share-for-share basis, and the elimination of any special voting rights, subject to consideration and approval of such a proposal by the RGA board of directors and shareholders. RGA is proposing the dual class structure to permit MetLife to proceed with the exchange offer, any debt exchanges and any subsequent split-offs on a tax-free basis. RGA presently expects that, following those transactions, the RGA board of directors will consider submitting to an RGA shareholder vote a proposal to convert the dual-class structure adopted in the recapitalization into a single class structure. There can be no assurance, however, that the RGA board of directors will consider proposing a conversion or resolve to submit such a proposal to RGA shareholders and, if submitted, that RGA shareholders would approve such a conversion.

The Section 382 shareholder rights plan described under “Proposal Five: Ratification of Section 382 Shareholder Rights Plan” is designed to protect shareholder value by attempting to protect against a limitation on the ability of RGA and its subsidiaries to use existing NOLs. The RGA special committee determined it is in RGA’s best interests to attempt to prevent the imposition of such limitations by adopting the Section 382 shareholder rights plan. RGA shareholders are being asked to ratify the decision of the RGA special committee to adopt and implement the Section 382 shareholder rights plan in connection with the recapitalization and the divestiture.

RGA believes the restrictions in the proposed RGA articles of incorporation and the Section 382 shareholder rights plan are narrowly tailored to minimize their anti-takeover effects, that they are limited to the extent believed to be appropriate for protecting the ability of RGA and its subsidiaries to use their NOLs and that they are in the best interest of all shareholders of RGA. For example, they have only a limited duration, which is determined by the application of the Internal Revenue Code. Similarly, there are numerous exceptions that would not have been included if not narrowly tailored to protect RGA’s NOLs. In addition, the RGA board of directors does not intend to discourage offers to acquire substantial blocks of RGA common stock that would clearly improve shareholder value beyond the loss of the NOLs. In the case of any such proposed acquisition that the RGA board of directors determines to be in the best interest of RGA and its shareholders, the RGA board would grant approval for such acquisition to proceed.

Q:	Will the governance proposals be implemented, and will the Section 382 shareholder rights plan be ratified, even if the recapitalization does not occur?

A:	No. The implementation of the governance proposals will become effective upon, and is conditioned upon the completion of, the recapitalization. In addition, if the recapitalization is not approved by the RGA shareholders, then the Section 382 shareholder rights plan will terminate.

Q:	Will the recapitalization take place if the exchange offer does not occur?

A:	No. RGA will not implement the recapitalization if the exchange offer does not occur, as the completion of each transaction is conditioned upon the other.

Q:	What if RGA shareholders do not vote?

A:	If RGA shareholders fail to vote their shares of RGA common stock, it will not have any effect on the recapitalization proposal, but it will have the same effect as a vote against the governance proposals and the Section 382 shareholder rights plan ratification proposal. Because approval of each of the governance proposals and the Section 382 shareholder rights plan proposal is a condition to completion of the recapitalization and the exchange offer, failure to vote for the governance proposals or for the Section 382 shareholder rights plan ratification proposal will have the same effect as a vote against such transactions, including the recapitalization.

If RGA shareholders respond and do not indicate how they want to vote, their proxies will be counted as a vote in favor of each of the special meeting proposals. If RGA shareholders respond and abstain from voting, their proxies will have the same effect as a vote against each of the proposals.

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Q:	Can RGA shareholders change their votes after they have delivered their proxies?

A:	Yes. RGA shareholders can change their vote at any time before their proxies are voted at the RGA special meeting. RGA shareholders can do this in one of three ways. First, they can revoke their proxies. Second, they can submit new proxies. If RGA shareholders choose either of these two methods, they must submit their notice of revocation or their new proxies to RGA’s corporate secretary before the RGA special meeting. If their shares are held in an account at a brokerage firm or bank, they should contact their brokerage firm or bank to change their votes. Third, if they are a holder of record, they can attend the RGA special meeting and vote in person.

Q:	Should RGA shareholders send in their stock certificates now?

A:	No. RGA shareholders should not send in their stock certificates with their proxies at this time.

Q:	Will the shares of RGA common stock continue to be listed on the NYSE after the recapitalization?

A:	Yes. Following the recapitalization and exchange offer, shares of RGA class A common stock will be listed on the NYSE under the symbol [“RGA A.”]. RGA intends to apply to have the RGA class B common stock listed on the NYSE under the symbol [“RGA B.”], subject to official notice of issuance, following the completion of the exchange offer. RGA class A common stock and RGA class B common stock will trade independently of each other and the trading prices of the shares of such classes of common stock may be different.

Q:	When does RGA expect the recapitalization and exchange offer to be completed?

A:	RGA expects the recapitalization and exchange offer to be completed in the third quarter of 2008, following receipt of RGA shareholder approval of the special meeting proposals and the satisfaction or waiver of the applicable conditions to completion of the recapitalization and exchange offer, as described below in “The Recapitalization and Distribution Agreement.”

Q:	Are there any conditions to RGA’s obligation to complete the recapitalization?

A:	Yes. RGA’s obligation to complete the recapitalization will be subject to satisfaction or waiver by RGA of the conditions described under “The Recapitalization and Distribution Agreement.” For example, RGA will not be required to complete the recapitalization unless, among other things:

• holders of both (1) a majority of the outstanding shares of RGA common stock and (2) a majority of the outstanding shares of RGA common stock (excluding RGA common stock held by MetLife or its affiliates) present in person or by proxy and entitled to vote on the recapitalization proposal, will have approved the recapitalization proposal;

• holders of a majority of the outstanding shares of RGA common stock will have approved the governance proposals;

• the holders of a majority of the outstanding shares of RGA common stock present in person or by proxy and entitled to vote will have ratified the Section 382 shareholder rights plan; and

• all of the conditions to the completion of the exchange offer (other than the condition that the recapitalization will have occurred) will have been satisfied or waived.

Q:	Will the RGA class B common stock be listed on a securities exchange following the completion of the exchange offer?

A:	Yes. RGA intends to apply to have the RGA class B common stock listed on the NYSE, subject to official notice of issuance, following the completion of the exchange offer.

Q:	Will trading prices for the RGA class A common stock and the RGA class B common stock be different?

A:	There is currently no trading market for the RGA class B common stock, and neither MetLife nor RGA can assure MetLife stockholders that one will develop. RGA common stock is listed on the NYSE under the symbol “RGA,” and an application for the listing of the RGA class B common stock will be submitted to the NYSE for approval. Neither MetLife nor RGA can predict whether there will be any disparity in the trading prices for the two classes of stock once both are listed on the NYSE. It is possible

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that RGA class B common stock may trade at a premium or discount to the RGA class A common stock.

If, immediately after the exchange offer, the RGA class B common stock were to trade at a discount to the RGA class A common stock, that would result in tendering MetLife stockholders effectively receiving less than $[ • ] of RGA class B common stock for each $1.00 of MetLife common stock tendered and accepted in the exchange offer.

Q:	Will the RGA class B common stock be converted into RGA class A common stock following the completion of the divestiture?

A:	No. RGA currently expects that, following the completion of the divestiture, in connection with the next regularly scheduled annual shareholders’ meeting of RGA (anticipated to be held on May 20, 2009), or in connection with a special meeting called for such purpose, the RGA board of directors will consider a proposal to convert the RGA class B common stock into RGA class A common stock on a share-for-share basis (which is referred to as the “conversion”), and would submit such a proposal to the RGA shareholders. However, there is no binding commitment by the RGA board of directors to, and there can be no assurance that the RGA board of directors will, consider the issue or resolve to present such a proposal to the RGA shareholders and, if submitted, that RGA shareholders will approve such a conversion. The RGA amended and restated articles of incorporation will provide that the RGA class B common stock will convert into RGA class A common stock, on a share-for-share basis, if and when:

• the RGA board of directors determines to propose such conversion to the RGA shareholders;

• the RGA board of directors adopts a resolution submitting the proposal to convert the shares of RGA class B common stock to its shareholders; and

• the holders of a majority of RGA class A common stock and the holders of a majority of RGA class B common stock, represented in person or by proxy at the shareholders’ meeting each approve the proposal.

Q:	Do the shares of RGA class A common stock and RGA class B common stock have different voting rights?

A:	RGA class A common stock and RGA class B common stock will vote together as a single class, except with respect to certain limited matters required by Missouri law described in the answer to the following question, and except that:

• the holders of RGA class A common stock, voting together as a single class, will be entitled to elect no more than 20% of the directors of RGA;

• the holders of RGA class B common stock, voting together as a single class, will be entitled to elect at least 80% of the directors of RGA; and

• holders of 15% or more of the RGA class B common stock will have reduced voting power with respect to directors if they do not also hold an equal or greater proportion of RGA class A common stock (see “Proposal Two: RGA Class B Significant Holder Voting Limitation”).

For example, assuming the RGA board of directors were to consist of five directors, four would be designated for election by the RGA class B holders and one would be designated for election by the RGA class A holders.

Q:	Other than the voting rights for the RGA board of directors, is there any difference between a share of RGA class A common stock and a share of RGA class B common stock?

A:	Generally, no. The rights of the holders of RGA class A common stock and RGA class B common stock will be substantially the same in all other respects. More specifically, the voting rights of RGA class A common stock and RGA class B common stock will be the same in all matters submitted to the RGA shareholders except the election of RGA’s directors, a reduction in the voting power with respect to directors by holders of 15% or more of the RGA class B common stock if such holders do not also hold an equal or greater proportion of RGA class A common stock, and certain other limited matters required by Missouri law.

Missouri law requires a separate class voting right if an amendment to the RGA articles of incorporation would alter the aggregate number of authorized shares or par value of either such class or alter the powers, preferences or special rights of either such class so as to affect these rights adversely. These class voting rights provide each class with an additional measure of

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protection in the case of a limited number of actions that could have an adverse effect on the holders of shares of such class. For example, if the RGA board of directors were to propose an amendment to the RGA articles of incorporation that would adversely affect the rights and privileges of RGA class A common stock or RGA class B common stock, the holders of shares of that class would be entitled to a separate class vote on such proposal, in addition to any vote that may be required under the RGA articles of incorporation.

Q:	Why is RGA amending its organizational documents?

A:	RGA is amending its organizational documents in order, among other things, to effect the recapitalization. Subject to the approval of the RGA shareholders, RGA will amend the RGA articles of incorporation to provide, among other things, that:

• the holders of RGA class A common stock have, as a class, the right to elect no more than 20% of the directors of RGA;

• the holders of RGA class B common stock have, as a class, the right to elect at least 80% of the directors of RGA;

• the voting power of a holder of RGA class B common stock with respect to directors in excess of 15% of the outstanding RGA class B common stock will be restricted to 15% of the outstanding RGA class B common stock (provided that, if such holder also has in excess of 15% of the outstanding RGA class A common stock, the holder of RGA class B common stock may exercise the voting power of the RGA class B common stock in excess of 15% to the extent that such holder has an equivalent percentage of outstanding RGA class A common stock); and

• RGA shareholders are subject to stock ownership limitations, which would generally limit RGA shareholders from owning 5% or more (by value) of RGA stock for a period of 36 months and one day from the closing of the exchange offer (it being understood that such limitation, among other things, (i) would not apply to MetLife or its subsidiaries, (ii) would not apply to any participating banks that may participate in any debt exchanges and (iii) would not prohibit a person from receiving 5% or more (by value) of RGA stock as a result of the divestiture). Any person permitted to acquire or own 5% or more (by value) of RGA stock pursuant to the three exceptions described in the immediately preceding sentence will not be permitted to acquire any additional RGA stock at any time during the 36 month and one day restrictive period, unless and until such person owns less than 5% (by value) of RGA stock, at which point such person may acquire RGA stock only to the extent that, after such acquisition, such person owns less than 5% (by value) of RGA stock.

These amendments are referred to in this document as the “governance proposals.”

In addition, RGA has adopted a Section 382 shareholder rights plan, which will be amended prior to or in connection with the divestiture that will be designed to limit holders of 5% or more (by value) of RGA stock, generally on the same terms and subject to the same exceptions, as set forth in the immediately preceding section (any such rights plan, as it may be amended, the “Section 382 shareholder rights plan”). RGA is submitting this Section 382 shareholder rights plan to its shareholders for ratification. See “Proposal Five: Ratification of Section 382 Shareholder Rights Plan.”

Q:	Are there any appraisal rights for holders of MetLife common stock or RGA common stock?

A:	No. There are no appraisal rights available to MetLife stockholders or RGA shareholders in connection with the recapitalization or the exchange offer.

Q:	Who can help answer any questions that RGA shareholders may have?

A:	RGA shareholders who have any questions about the special meeting proposals or about how to submit their proxies, or who need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, should contact:

MacKenzie Partners 105 Madison Avenue New York, NY 10016 (800) 322-2885

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SUMMARY

This brief summary does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers to understand fully the recapitalization. See the section entitled “Where You Can Find More Information.”

As used in this document, unless the context requires otherwise:

•	references to MetLife include MetLife, Inc. and its consolidated subsidiaries; and

•	references to RGA include Reinsurance Group of America, Incorporated and its consolidated subsidiaries.

The Companies

Reinsurance Group of America, Incorporated

RGA believes that it is one of the largest life reinsurers in the world based on premiums and life reinsurance in force. As of December 31, 2007, RGA had consolidated assets of $21.6 billion, shareholders’ equity of $3.2 billion and assumed reinsurance in-force of approximately $2.1 trillion. The term “in-force” refers to insurance policy face amounts or net amounts at risk. According to Standard & Poor’s, RGA is the third largest life reinsurer in the world, based on 2006 gross life reinsurance premiums. RGA’s operations have grown significantly since 2000. Net premiums increased from $1,404.1 million in 2000 to $4,909.0 million in 2007. After-tax income from continuing operations almost tripled from $105.8 million in 2000 to $308.3 million in 2007. Assumed reinsurance in-force grew from $546.0 billion as of December 31, 2000 to $2,119.9 billion as of December 31, 2007. For additional information on RGA’s financial results, please see the selected consolidated financial data and other unaudited financial data incorporated by reference in this document, as described in “Where You Can Find More Information.”

RGA was formed on December 31, 1992. As of December 31, 2007, General American Life Insurance Company, a Missouri life insurance company (which is referred to in this document as “General American”) owned approximately 52% of the outstanding shares of common stock of RGA. General American is a wholly owned subsidiary of MetLife.

RGA has five main geographic-based operational segments: United States, Canada, Europe & South Africa, Asia Pacific and Corporate and Other. These operating segments write reinsurance business that is wholly or partially retained in one or more of RGA’s reinsurance subsidiaries.

RGA maintains its principal executive offices at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017. Its telephone number is (636) 736-7000, and its Internet address is www.rgare.com. Except as expressly provided, information contained on RGA’s website does not constitute part of this prospectus. This website address is an inactive text reference and is not intended to be an actual link to the website.

MetLife, Inc.

MetLife, through its subsidiaries and affiliates, is a leading provider of insurance and other financial services with operations throughout the United States and the regions of Latin America, Europe and Asia Pacific. Through its domestic and international subsidiaries and affiliates, MetLife offers life insurance, annuities, automobile and homeowners’ insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement and savings products and services to corporations and other institutions. MetLife is organized into five operating segments: Institutional, Individual, Auto & Home, International and Reinsurance, as well as Corporate & Other.

MetLife is one of the largest insurance and financial services companies in the United States. MetLife’s franchises and brand names uniquely position it to be the preeminent provider of protection and savings and investment products in the United States. In addition, MetLife’s international operations are focused on markets where the demand for insurance and savings and investment products is expected to grow rapidly in the future.

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MetLife’s well-recognized brand names, leading market positions, competitive and innovative product offerings and financial strength and expertise should help drive future growth and enhance shareholder value, building on a long history of fairness, honesty and integrity.

MetLife maintains its principal executive offices at 200 Park Avenue, New York, New York 10166. Its telephone number is (212) 578-2211, and its Internet address is www.metlife.com. Except as expressly provided, information contained on MetLife’s website does not constitute part of this prospectus. This website address is an inactive text reference and is not intended to be an actual link to the website.

RGA’s Relationship with MetLife

•	Ownership. MetLife is currently RGA’s majority shareholder, beneficially owning approximately 52% of RGA’s outstanding common stock as of April 30, 2008.

•	Directors. Three of RGA’s eight directors, including RGA’s current chairman, are officers of MetLife. These three directors will resign in connection with the completion of the exchange offer.

•	Reinsurance Business. RGA has direct policies and reinsurance agreements with MetLife and some of its affiliates. Under these agreements, RGA has net premiums of approximately $250.9 million in 2007, $227.8 million in 2006, and $226.7 million in 2005. The net premiums reflect the net business assumed from and ceded to such affiliates of MetLife. The pre-tax income (loss) on this business, excluding investment income allocated to support the business, was approximately $16.0 million in 2007, $10.9 million in 2006, and ($11.3) million in 2005.

For more information about RGA’s corporate structure and relationship with MetLife, see “Business — Overview,” “— Corporate Structure — Intercorporate Relationships” and “Certain Relationships and Related Transactions” in RGA’s Annual Report on Form 10-K for the year ended December 31, 2007, and “Other Arrangements and Relationships Between MetLife and RGA” in this document.

Recapitalization and Distribution Agreement

Overview

At the RGA special meeting, RGA shareholders will be asked to consider and vote upon a proposal to approve the recapitalization and distribution agreement and the transactions contemplated by the agreement, including the recapitalization, the governance proposals and the ratification of the Section 382 shareholder rights plan. The recapitalization and distribution agreement is attached hereto as Appendix A and described below under “The Recapitalization and Distribution Agreement.”

Pursuant to the recapitalization and distribution agreement, MetLife will dispose of most of its equity interest in RGA to MetLife’s stockholders. The transactions consist of:

•	a recapitalization of RGA common stock into two classes of common stock — RGA class A common stock and RGA class B common stock; and

•	an exchange offer pursuant to which MetLife offers to acquire MetLife common stock from its stockholders in exchange for all of the RGA class B common stock.

In addition, to the extent that MetLife holds any RGA class B common stock following the exchange offer, MetLife will dispose of such RGA class B common stock in:

•	one or more public or private debt exchanges, pursuant to which MetLife will acquire MetLife debt securities in exchange for RGA class B common stock; and/or

•	one or more subsequent split-offs pursuant to which MetLife will acquire MetLife common stock from its stockholders in exchange for RGA class B common stock.

Following completion of the divestiture, MetLife and its subsidiaries will hold no RGA class B common stock and 3,000,000 shares of RGA class A common stock. MetLife has agreed to complete the divestiture on or before the first anniversary of the completion of the exchange offer.

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Recapitalization

For the divestiture to be tax-free to MetLife and its stockholders, current U.S. federal income tax law generally requires, among other things, that MetLife distribute to its security holders capital stock of RGA having the right to elect at least 80% of the members of the RGA board of directors. Accordingly, in the recapitalization, RGA will make certain changes to its equity capital structure so that MetLife’s capital stock of RGA will have the right to elect at least 80% of the RGA board of directors. Specifically, RGA will reclassify each issued and outstanding share of RGA common stock into a share of RGA class A common stock. Immediately thereafter, RGA will exchange each share of RGA class A common stock that is held by MetLife or its subsidiaries after such reclassification (other than the 3,000,000 shares of RGA common stock that were acquired by MetLife during the fourth quarter of 2003) for one share of RGA class B common stock.

RGA class A common stock and RGA class B common stock will be identical in all respects (including with respect to dividends and voting on matters other than director-related matters), and will vote together as a single class, except with respect to certain limited matters required by Missouri law described below, and except that:

•	the holders of RGA class A common stock, voting together as a single class, will be entitled to elect no more than 20% of the directors of RGA;

•	the holders of RGA class B common stock, voting together as a single class, will be entitled to elect at least 80% of the directors of RGA; and

•	holders of 15% or more of the RGA class B common stock will have reduced voting power with respect to directors if they do not also hold an equal or greater proportion of RGA class A common stock (see “Proposal Two: RGA Class B Significant Holder Voting Limitation”).

For example, assuming the RGA board of directors were to consist of five directors, four would be designated for election by the RGA class B holders and one would be designated for election by the RGA class A holders.

Holders of RGA class A common stock and RGA class B common stock will be entitled to receive the same per share consideration in any reclassification of shares or in any merger or consolidation of RGA with any other company.

In general, the rights of the holders of RGA class A common stock and RGA class B common stock will be substantially the same in all other respects. More specifically, the voting rights of RGA class A common stock and RGA class B common stock will be the same in all matters submitted to the RGA shareholders except the election of RGA’s directors, a reduction in the voting power with respect to directors by holders of 15% or more of the RGA class B common stock if such holders do not also hold an equal or greater proportion of RGA class A common stock and certain other limited matters required by Missouri law. Missouri law requires a separate class voting right if an amendment to the RGA articles of incorporation would alter the aggregate number of authorized shares or par value of either such class or alter the powers, preferences or special rights of either such class so as to affect these rights adversely. These class voting rights provide each class with an additional measure of protection in the case of a limited number of actions that could have an adverse effect on the holders of shares of such class. For example, if the RGA board of directors were to propose an amendment to the RGA articles of incorporation that would adversely affect the rights and privileges of RGA class A common stock or RGA class B common stock, the holders of shares of that class would be entitled to a separate class vote on such proposal, in addition to any vote that may be required under the RGA articles of incorporation.

Exchange Offer

In the exchange offer, MetLife is offering to acquire outstanding shares of MetLife common stock in exchange for all of the shares of RGA class B common stock that MetLife will hold after the recapitalization. MetLife will determine the exchange ratio, or the method of how the exchange ratio will be determined prior

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to launching the exchange offer, and such information will be set forth in a separate prospectus for the exchange offer.

Debt Exchanges/Subsequent Split-Offs

To the extent that MetLife holds any RGA class B common stock after the exchange offer, MetLife will dispose of such RGA class B common stock in one or more public or private debt exchanges and/or one or more subsequent split-offs, thus completing the divestiture on or prior to the first anniversary of the completion of the exchange offer.

MetLife currently expects that, to the extent it holds any RGA class B common stock after the completion of the exchange offer, it will divest such shares in a private debt exchange pursuant to an arrangement with one or more investment banks (which are referred to as “participating banks”). MetLife currently expects that the participating banks will purchase an amount of MetLife debt securities (either in the market, through one or more tender offers commenced prior to or after the closing of the exchange offer and/or in private transactions) so that, when such MetLife debt securities are exchanged with MetLife in any debt exchanges, the participating banks will receive any remaining shares of RGA class B common stock then held by MetLife and its subsidiaries, thereby completing the divestiture. The participating banks may sell the RGA class B common stock that they receive in any debt exchanges in the market or to a third party, including pursuant to a registered public offering. In connection with this potential sale, MetLife currently expects that the participating banks will enter into a registration rights agreement with RGA, which agreement will provide the participating banks with rights to request that RGA file a registration statement to register the sale of RGA class B common stock to the public.

The shares of RGA class B common stock distributed by MetLife pursuant to the exchange offer, any debt exchanges and any subsequent split-offs will constitute 100% of the RGA class B common stock that MetLife and its subsidiaries will receive in connection with the recapitalization.

IRS Letter Ruling Matters

MetLife received a private letter ruling from the IRS regarding the divestiture, which contemplates that MetLife will retain and not exchange the recently acquired stock in the divestiture. It is a condition to MetLife’s obligation to complete the exchange offer that, if the recapitalization and exchange offer will not be complete by November 11, 2008, it receive a supplemental IRS private letter ruling that it either may exchange the recently acquired stock for RGA class B common stock and distribute such shares in the divestiture or retain the recently acquired stock as RGA class A common stock. It is a condition to RGA’s obligation to complete the recapitalization that, if the recapitalization and exchange offer will not be complete by November 11, 2008, it receive a supplemental IRS private letter ruling that MetLife can continue to retain the recently acquired stock as RGA class A common stock. If MetLife receives a supplemental IRS private letter ruling that it may exchange the recently acquired stock and distribute such shares in the divestiture (but not that it may retain the recently acquired stock), RGA can decide whether or not to waive the condition set forth in the immediately preceding sentence.

Covenants

Each of MetLife and RGA has undertaken various covenants in the recapitalization and distribution agreement. In particular, RGA has undertaken various covenants in respect of its interim operations, including with respect to amendments to its organizational documents, adoption of certain plans of liquidation or dissolution, making certain changes to its line of business or effecting certain issues, sales, grants, purchases, redemptions or other acquisitions or disposals of its own securities, or granting certain options over them. RGA has also agreed not to take certain actions in respect of outstanding warrants, make certain declarations or payments of dividends or effect certain reclassifications of its stock.

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Standstill and Non-Solicitation

Each of MetLife and RGA has agreed in the recapitalization and distribution agreement (subject to certain exceptions, including exercise of certain fiduciary duties) to restrictions on its ability to solicit alternative proposals or offers (as applicable) or to provide certain information to any person in connection with such an alternative proposal or offer. See “The Recapitalization and Distribution Agreement — Additional Divestiture Transactions.”

Termination

The recapitalization and distribution agreement may be terminated prior to completion of the recapitalization and exchange offer by, among other things, the mutual written consent of both MetLife and RGA, or by either MetLife or RGA due to the failure of RGA shareholders to approve the recapitalization and distribution agreement and related governance proposals, certain breaches of the agreement or the triggering of the Section 382 shareholder rights plan. The recapitalization and distribution agreement may also be terminated by MetLife, if its board of directors authorizes it to enter into a binding written agreement with a specific third party providing for a transaction that constitutes a proposal for 90% or more of the RGA common stock owned by MetLife and its other subsidiaries if the MetLife board of directors determines in good faith, after consultation with its advisors, is more favorable to MetLife than the divestiture.

The RGA Special Meeting Proposals

RGA Special Meeting

The special meeting of RGA shareholders will be held on [ • ], 2008, at [ • ][ • ].m., at RGA’s headquarters located at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, unless it is adjourned or postponed.

Recapitalization Proposal

The RGA board of directors recommends a proposal that the RGA shareholders approve the recapitalization and distribution agreement and the transactions contemplated by that agreement, including the recapitalization and the amendment and restatement of the RGA articles of incorporation. In the recapitalization, each issued and outstanding share of RGA common stock will be reclassified into RGA class A common stock. Immediately after such reclassificaiton, MetLife and its subsidiaries will exchange each share of RGA class A common stock that they hold (other than the recently acquired stock) for one share of RGA class B common stock. The recapitalization is proposed in conjunction with, and is conditioned upon, an offer by MetLife to MetLife’s stockholders to exchange all of the shares of RGA class B common stock for shares of MetLife common stock. RGA believes this proposal is in the best interests of RGA and RGA’s public shareholders.

Governance Proposals

The RGA board of directors recommends a number of governance proposals. RGA believes these proposals are in the best interests of RGA and RGA’s public shareholders. RGA is proposing to amend the RGA articles of incorporation as follows:

RGA Class B Significant Holder Voting Limitation.  This provision is a feature of the RGA class B common stock that is designed to ensure that any person, entity or group cannot seek to obtain control of the RGA board of directors solely by acquiring a majority of the outstanding shares of RGA class B common stock and to protect RGA’s public shareholders by ensuring that anyone seeking to take over RGA must acquire control of the outstanding shares of each class of common stock. The proposed provision would restrict the voting power with respect to directors of a holder of RGA class B common stock in excess of 15% of the outstanding RGA class B common stock to 15% of the outstanding RGA class B common stock; provided that, if such holder also has in excess of 15% of the outstanding RGA class A common stock, the holder of RGA class B common stock may exercise the voting power of the RGA class B common stock in excess of 15% to the extent that such holder has an equivalent percentage of outstanding RGA class A

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common stock. Holders of RGA class A common stock and RGA class B common stock will be entitled to receive the same per share consideration in any reclassification of shares or in any merger or consolidation of RGA with any other company.

Acquisition Restrictions.  This provision will generally restrict the accumulation of 5% or more (by value) of RGA stock for a restriction period of 36 months and one day following the completion of the exchange offer, or such shorter period as may be determined by the RGA board of directors.

The acquisition restrictions impose restrictions on the transfer of RGA common stock (and any other equity securities that RGA issues in the future) to designated persons. Without these restrictions, it is possible that certain changes in ownership of RGA’s common stock could result in the imposition of limitations on the ability of RGA and its subsidiaries to fully utilize the net operating losses, or “NOLs,” and other tax attributes currently available for U.S. federal and state income tax purposes to RGA and RGA’s subsidiaries. The RGA board of directors believes it is in RGA’s best interests to attempt to prevent the imposition of such limitations by adopting the proposed acquisition restrictions.

For a period of 36 months and one day following the completion of the exchange offer, or such shorter period as may be determined by the RGA board of directors (which is referred to in this document as the “restriction period”), no RGA shareholder may be or become a “5-percent shareholder” of RGA as defined in the Internal Revenue Code (which applies certain attribution or constructive ownership rules). However, this provision will not apply to:

•	any RGA stock held by MetLife or its subsidiaries prior to the recapitalization;

•	any RGA stock acquired in connection with the divestiture;

•	any RGA stock acquired by the participating banks in a private debt exchange (it being understood, however, that the limitation will apply to any person who acquires RGA stock from such participating banks and to such participating banks other than in connection with the divestiture);

•	any transaction directly with RGA, including pursuant to the exercise of outstanding options or warrants;

•	tender or exchange offers for all of the RGA common stock meeting certain fairness criteria; or

•	any transaction approved in advance by the RGA board of directors.

Any person permitted to acquire or own RGA stock representing 5% or more (by value) of RGA stock pursuant to any of the foregoing bullet points will not be permitted to acquire any additional RGA stock at any time during the restriction period (except, with respect to the participating banks, to the extent otherwise permitted in the second bullet point above) without the approval of the RGA board of directors, unless and until such person owns less than 5% (by value) of RGA stock, at which point such person may acquire RGA stock only to the extent that, after such acquisition, such person owns less than 5% (by value) of RGA stock. This provision would take effect upon completion of the recapitalization and exchange offer.

Class B Potential Conversion Following Post-Exchange.  Subject to the discretion of the RGA board of directors and required approvals, the terms of RGA class B common stock will provide that such shares convert into RGA class A common stock, on a share-for-share basis, if and when:

•	the RGA board of directors determines, in its sole discretion, to propose the conversion to shareholders;

•	the RGA board of directors adopts, in its sole discretion, a resolution submitting the proposed conversion to RGA shareholders; and

•	the holders of a majority of each class of RGA common stock represented in person or by proxy and entitled to vote at the meeting approve the proposal to convert the shares pursuant to the conversion, as discussed in “Risk Factors — Risks Relating to an Investment in RGA Common Stock” and “Proposal Four: Class B Potential Conversion Following Divestiture.”

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There can be no assurance, however, that the RGA board of directors will consider proposing a conversion or resolve to submit such a proposal to the RGA shareholders and, if submitted, that the RGA shareholders would approve such a conversion.

Ratification of the Section 382 Shareholder Rights Plan

The RGA board of directors recommends that the RGA shareholders ratify the Section 382 shareholder rights plan. RGA believes this proposal and the Section 382 shareholder rights plan are in the best interests of RGA and RGA’s public shareholders.

RGA believes the acquisition restrictions and the Section 382 shareholder rights plan are narrowly tailored to minimize their anti-takeover effects, that they are limited to the extent believed to be appropriate for protecting the ability of RGA and its subsidiaries to use their NOLs and that they are in the best interest of all shareholders of RGA. For example, they have only a limited duration, which is determined by the application of the Internal Revenue Code. Similarly, there are numerous exceptions which would not have been included if not narrowly tailored to protect RGA and its subsidiaries’ NOLs. In addition, the RGA board of directors does not intend to discourage offers to acquire substantial blocks of RGA common stock that would clearly improve shareholder value beyond the loss of the NOLs. In the case of any such proposed acquisition that the board determines to be in the best interest of RGA and its shareholders, the RGA board of directors would grant approval for such acquisition to proceed.

The recapitalization proposal, the governance proposals and the Section 382 shareholder rights plan ratification proposal are referred to in this document as the “RGA special meeting proposals.”

Expected Benefits of the Divestiture to RGA and Its Shareholders

The recapitalization, exchange offer, any debt exchanges and any subsequent split-offs and related transactions described in this document are expected to result in the benefits set forth below, which are described in greater detail under “Proposal One: Approval of the Recapitalization and Distribution Agreement.” The recapitalization will allow the public holders of RGA class A common stock to elect one director (based on the current size of the RGA board of directors), compared to their current inability to significantly influence any members of the RGA board of directors due to MetLife’s majority voting control. Apart from the increased influence over the election of one director, the recapitalization itself will not result in any material benefits to the RGA shareholders. However, the recapitalization is necessary so that the divestiture is tax-free to MetLife and its stockholders. Accordingly, the RGA board of directors reviewed the proposed transactions in their entirety, and considered the following benefits from the recapitalization, divestiture and related transactions:

•	expected to eliminate the overhang on, and increase the liquidity and public float of, the market for RGA common stock by increasing the number of shares held by RGA’s public shareholders from approximately 30 million shares to approximately 62.3 million shares;

•	expected to result in RGA being more widely followed by the equity research community because of its broader shareholder base;

•	expected to facilitate the use of RGA common stock as an acquisition currency and as a source of capital. See “Proposal One: Approval of the Recapitalization and Distribution Agreement — RGA’s Reasons for the Recapitalization;”

•	expected to allow RGA to pursue its future business initiatives free from the constraint of having a controlling corporate shareholder whose policies may conflict with the best interests of RGA’s business, as MetLife and RGA’s businesses evolve over time, and their business strategies diverge;

•	expected to eliminate customer conflicts, given that a number of key customers of RGA are direct competitors of MetLife; and

•	expected to permit the RGA shareholders to share in any premium associated with any subsequent change in control of RGA, should such an event occur.

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The RGA class B significant holder voting limitation is designed to ensure that any person, entity or group cannot seek to obtain control of the RGA board of directors solely by acquiring a majority of the outstanding shares of RGA class B common stock and to protect RGA’s public shareholders by ensuring that anyone seeking to take over RGA must acquire control of the outstanding shares of each class of common stock.

The acquisition restrictions and Section 382 shareholder rights plan are designed to restrict or discourage transfers of RGA’s common stock that would result in the imposition of limitations on the use by RGA and RGA’s subsidiaries of certain tax attributes available to them.

Disadvantages of the Divestiture to RGA and Its Shareholders

The recapitalization, divestiture and related transactions also have certain actual or potential disadvantages to RGA and its shareholders, which you should consider carefully:

•	current public RGA shareholders will hold shares of RGA class A common stock which have inferior voting rights with respect to the election of directors as compared to RGA class B common stock;

•	the divestiture makes it more likely that RGA could experience an “ownership change” under Section 382 of the Internal Revenue Code that could limit the ability of RGA and its subsidiaries to fully utilize their NOLs and other tax attributes;

•	after the divestiture, RGA expects to incur increased shareholder servicing costs, for which MetLife will reimburse RGA a portion of such costs for four years;

•	RGA may be restricted from engaging in certain transactions which, although otherwise in the best interests of RGA and its shareholders, could jeopardize the tax-free status of the split-off, any debt exchanges and any subsequent split-offs to MetLife;

•	after the exchange offer, it is possible that some MetLife stockholders will sell all or part of the RGA class B common stock received by them, which could depress the market price of RGA class A common stock and RGA class B common stock;

•	under certain circumstances, if RGA were to cause the divestiture to be taxable to MetLife, RGA could be obligated to indemnify MetLife against MetLife’s significant tax liabilities;

•	in the past, MetLife has provided director and officer liability insurance for RGA, for which it charged RGA an allocable cost. As an independent public company, RGA will be required to replace this insurance, although MetLife has agreed for six years to continue to provide coverage for claims arising from facts or events occurring on or prior to the completion of the split-off;

•	negotiation and consideration of the transactions contemplated by the recapitalization and distribution agreement required the incurrence of various costs and expenses for advisors and certain other transaction-related expenses (although MetLife has agreed to reimburse RGA for certain expenses whether or not the divestiture is completed), and completion of the divestiture requires RGA to register securities under federal securities laws, which entails time, expense and risk of potential liabilities; and

•	MetLife is able to delay commencement of the split-off pending satisfaction of certain conditions or up to three times at its discretion, and MetLife is willing to consummate the split-off only during its customary window periods.

Recommendation of the RGA Board of Directors and the RGA Special Committee

The RGA board of directors, upon the unanimous recommendation of the RGA special committee, has approved the recapitalization and distribution agreement, the recapitalization and the other transactions contemplated by the agreement, and has determined that each of the special meeting proposals is advisable and favorable to and, therefore, fair to and in the best interests of RGA and its shareholders (other than MetLife and its subsidiaries). The RGA board of directors recommends that the RGA shareholders vote “FOR” the approval of the RGA special meeting proposals.

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Record Date

The record date for the RGA special meeting is [ • ], 2008.

Required Vote

Each outstanding share of existing RGA common stock is entitled to one vote on each matter which may properly come before the RGA special meeting. MetLife and its subsidiaries currently own approximately 52% of RGA’s outstanding common stock and have agreed to vote such shares in favor of the RGA special meeting proposals unless RGA withdraws or modifies its recommendation that the RGA shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement. For specific information about the voting agreement, see “The Recapitalization and Distribution Agreement — Voting.”

In order for the recapitalization and the divestiture to occur, RGA shareholders must approve both the recapitalization proposal, the governance proposals and the Section 382 shareholder rights plan ratification proposal.

Recapitalization Proposal.  The approval of the recapitalization proposal requires the affirmative vote of the holders of (1) a majority of the outstanding shares of RGA common stock and (2) the holders of a majority of the outstanding shares of RGA common stock (other than MetLife and its subsidiaries) present in person or by proxy and entitled to vote on the recapitalization proposal.

Governance Proposals.  Each of the governance proposals requires the affirmative vote of a majority of the outstanding shares of RGA common stock. Subject to certain conditions, MetLife has agreed to cause all shares of RGA common stock held by MetLife or any of its subsidiaries to be voted in favor of each of these proposals unless RGA withdraws or modifies its recommendation that the RGA shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

For specific information about MetLife’s agreement to vote its shares of RGA common stock pending the completion of the divestiture, see “The Recapitalization and Distribution Agreement — Voting.”

Section 382 Shareholder Rights Plan Ratification Proposal.  The proposal to ratify the Section 382 shareholder rights plan proposal requires the affirmative vote of the holders of a majority of the outstanding shares of RGA common stock present in person or by proxy and entitled to vote on the proposal. Subject to certain conditions, MetLife has agreed to vote its shares of RGA common stock in favor of this proposal unless RGA withdraws or modifies its recommendation that the RGA shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

The approval of the recapitalization and distribution agreement and the transactions contemplated thereby requires the approval of each of the recapitalization proposal, the governance proposals and the Section 382 shareholder rights plan ratification proposal, with each proposal conditioned upon approval of the others. Accordingly, RGA shareholders who vote against one proposal will be effectively voting against the divestiture and the other proposals.

Any proposal to adjourn the special meeting will require the affirmative vote of the RGA shareholders holding at least a majority of the RGA common stock represented at the special meeting, whether or not a quorum is present.

Interests of RGA’s Officers and Directors

Some of RGA’s officers and directors may have interests in the recapitalization, exchange offer, any debt exchanges, any subsequent split-offs and related transactions that are different from, or in addition to, the interests of RGA’s public shareholders. For example, three of RGA’s current eight directors, including RGA’s chairman, are officers of MetLife. The members of RGA’s management and board of directors may also have interests in the proposals that differ from the interests of RGA’s public shareholders because these proposals may discourage takeover bids and other transactions that could result in the removal of the RGA board of directors or incumbent management. These differing interests are described in more detail under “Proposal One:

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Approval of the Recapitalization and Distribution Agreement — Interests of Certain Persons in the Divestiture.”

Dissenters’ Rights of Appraisal

Holders of RGA common stock are not entitled to appraisal rights under Section 351.455 of the Missouri General and Business Corporation Law (which is referred to in this document as the “MGBCL”) in connection with the recapitalization.

Exchange of Stock Certificates

The stock certificates the RGA shareholders currently hold will continue to represent an equal number of shares of RGA class A common stock. No physical exchange of stock certificates is necessary. See “The RGA Special Meeting — Surrender of Certificates.”

Solicitation Agent

The solicitation agent in connection with the RGA special meeting proposals is MacKenzie Partners.

Risk Factors

In deciding whether to vote for the RGA special meeting proposals, RGA shareholders should carefully consider the matters described under “Risk Factors,” as well as other information included in this document and the other documents to which they have been referred.

Regulatory Approval

Certain acquisitions of RGA class B common stock under the exchange offer may require a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If MetLife stockholders decide to participate in the exchange offer and, consequently, acquire enough shares of RGA class B common stock to exceed the $63.1 million threshold stated in the Hart-Scott-Rodino Act and associated regulations, and if an exemption under the Hart-Scott-Rodino Act or regulations does not apply, RGA and tendering MetLife stockholders would be required to make filings under the Hart-Scott-Rodino Act and tendering MetLife stockholders would be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with tendering MetLife stockholders until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated. See the section entitled “The Transactions — Regulatory Approval.”

In connection with the exchange offer, and following the recapitalization, General American will distribute to GenAmerica Financial, LLC all of the shares of RGA class B common stock that it holds. GenAmerica Financial, LLC will then, in turn, distribute all of those shares to its parent, Metropolitan Life Insurance Company. Metropolitan Life Insurance Company will in turn distribute all of those shares to its parent, MetLife, Inc. Both General American and Metropolitan Life Insurance Company, are insurance companies that are subject to various statutory and regulatory restrictions that limit their ability to dividend these shares without first obtaining approval from the applicable state regulatory authorities. Both the Missouri Department of Insurance and the New York State Insurance Department will need to approve these dividends before MetLife can engage in the exchange offer. These approvals are both conditions to complete the exchange offer. See “The Recapitalization and Distribution Agreement — Conditions to Completing the Recapitalization.”

Apart from the registration of shares of RGA class B common stock offered in the exchange offer under federal and state securities laws and MetLife’s filing of a Schedule TO with the SEC, and the other approvals described above, MetLife and RGA do not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the recapitalization, the exchange offer, any subsequent split-offs or any debt exchanges.

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MARKET PRICE DATA AND DIVIDEND INFORMATION

The following table sets forth the high and low intraday trading price per share of RGA common stock, as adjusted for all stock splits and as reported on the NYSE, for the periods indicated:

	RGA
For the Quarterly Period Ended:	High	Low	Dividends

2006
March 31, 2006	$49.15	$45.55	$0.09
June 30, 2006	49.15	46.61	0.09
September 30, 2006	53.04	48.07	0.09
December 31, 2006	58.65	51.95	0.09
2007
March 31, 2007	$59.84	$53.47	$0.09
June 30, 2007	64.79	57.42	0.09
September 30, 2007	61.49	48.81	0.09
December 31, 2007	59.37	49.94	0.09
2008
March 31, 2008	$59.31	$47.45	$0.09
June 30, 2008 (through June 2, 2008)	57.81	48.49	0.09

RGA urges its shareholders to obtain current market quotations before making their decision regarding the recapitalization.

The common stock of RGA is listed on the NYSE under the symbol “RGA.” The following table presents trading information for RGA common stock on May 30, 2008, the last trading day before the public announcement of the execution of the recapitalization and distribution agreement, and [ • ], 2008, the latest practicable trading day before the date of this document.

	RGA Common Stock
	High		Low		Close

May 30, 2008		$51.62		$50.78		$51.42
[ • ], 2008	$		$		$

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SELECTED HISTORICAL FINANCIAL DATA FOR RGA

The selected consolidated financial data presented below have been derived from, and should be read together with, RGA’s audited consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in RGA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and RGA’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008, which are incorporated by reference into this document. The selected historical consolidated financial information at and for the three months ended March 31, 2008 and 2007 has been derived from the unaudited interim condensed consolidated financial statements included in the RGA Quarterly Report on Form 10-Q for the three months ended March 31, 2008. Interim results are not necessarily indicative of full year performance. To find out where you can obtain copies of RGA’s documents that have been incorporated by reference, see the section entitled “Where You Can Find More Information.”

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In millions, except per share data)

Total revenues	$1,360	$1,355	$5,718	$5,194	$4,585	$4,039	$3,205
Net income from continuing operations	37	77	308	293	236	245	178
Loss from discontinued accident and health operations, net of income taxes	(5)	(1)	(14)	(5)	(12)	(23)	(6)
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—	—	—	1
Net income	32	76	294	288	224	222	173
Basic earnings per common share:
Net income from continuing operations before cumulative effect of change in accounting principle and discontinued operations	0.59	1.25	4.98	4.79	3.77	3.94	3.47
Net income	0.51	1.24	4.75	4.71	3.58	3.56	3.37
Diluted earnings per common share:
Net income from continuing operations before cumulative effect of change in accounting principle and discontinued operations	0.57	1.20	4.80	4.65	3.70	3.90	3.46
Net income	0.49	1.19	4.57	4.57	3.52	3.52	3.36
Cash dividends declared per common share	0.09	0.09	0.36	0.36	0.36	0.27	0.24
Total assets	21,813	19,826	21,598	19,037	16,194	14,048	12,113
Long-term debt, including capital leases	926	944	896	676	674	350	398
Total stockholders’ equity	3,059	2,889	3,190	2,815	2,527	2,279	1,948

You should read these selected historical financial data together with the financial statements of RGA that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of RGA contained in such reports.

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RISK FACTORS

You should carefully consider the matters described in this section, as well as other information included in this document and the other documents to which you have been referred, in considering whether or not to vote to approve the RGA recapitalization proposal, as well as to approve the governance proposals and ratify the Section 382 shareholder rights plan.

The risks described below and elsewhere in this document are not the only ones that relate to the RGA special meeting proposals. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory, geopolitical or other factors that also could have material adverse effects on the recapitalization and on any investment in RGA class A common stock or RGA class B common stock. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

In addition, for a discussion of additional uncertainties associated with (1) RGA’s businesses and (2) forward-looking statements in this document, see “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with RGA’s business that appear in RGA’s Annual Report on Form 10-K for the year ended December 31, 2007 as such risks may be updated or supplemented in RGA’s subsequently filed Quarterly Reports, on Form 10-Q, which have been incorporated by reference into this document.

Risks Relating to the Recapitalization and Divestiture

The tax-free distribution by MetLife could result in potentially significant limitations on the ability of RGA to execute certain aspects of its business plan and could potentially result in significant tax-related liabilities to RGA.

MetLife and RGA each have received a ruling from the IRS to the effect that the divestiture will be tax-free to MetLife and its stockholders and MetLife expects to receive a tax opinion to the effect that certain requirements for tax-free treatment have been met. Notwithstanding the IRS ruling and tax opinion, however, the divestiture could become taxable to MetLife and its stockholders under certain circumstances. Therefore, MetLife and RGA have agreed to certain tax-related restrictions and indemnities set forth in the recapitalization and distribution agreement referred to herein, under which RGA may be restricted, following completion of the divestiture, from (i) redeeming or purchasing its stock in excess of certain agreed-upon amounts, (ii) issuing any equity securities in excess of certain agreed upon amounts, or (iii) taking any other action that would be inconsistent with the representations and warranties made in connection with the IRS ruling and the tax opinion. Except in specified circumstances, RGA has agreed to indemnify MetLife for taxes and tax-related losses it incurs as a result of the divestiture failing to qualify as tax-free, if the taxes and related losses are attributable to any breach of, or inaccuracy in, any representation, covenant or obligation of RGA under the recapitalization and distribution agreement or any representations and warranties made in connection with the tax opinion. This indemnity could result in significant liabilities to RGA.

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The occurrence of various events may adversely affect the ability of RGA and its subsidiaries to fully utilize their net operating loss carryforwards and other tax attributes.

RGA has a substantial amount of net operating loss carryforwards (“NOLs”) and other tax attributes, for U.S. federal income tax purposes, that are available both currently and in the future to offset taxable income and gains. Events outside of RGA’s control, such as certain acquisitions and dispositions of RGA common stock, RGA class A common stock and RGA class B common stock, may cause RGA to experience an “ownership change” under Section 382 of the Internal Revenue Code and the related Treasury regulations, and limit the ability of RGA to utilize such NOLs and other tax attributes. Moreover, the divestiture will increase the likelihood of RGA experiencing such an ownership change.

In general, an ownership change occurs when, as of any testing date, the percentage of stock of a corporation owned by one or more “5-percent shareholders,” as defined in the Internal Revenue Code, has increased by more than 50 percentage points over the lowest percentage of stock of the corporation owned by such shareholders at any time during the three-year period preceding such date. In general, persons who own 5% or more (by value) of a corporation’s stock are 5-percent shareholders, and all other persons who own less than 5% (by value) of a corporation’s stock are treated, together, as a single, public group 5-percent shareholder, regardless of whether they own an aggregate of 5% (by value) of a corporation’s stock. If a corporation experiences an ownership change, it is generally subject to an annual limitation, which limits its ability to use its NOLs to an amount equal to the equity value of the corporation multiplied by the federal long term tax-exempt rate.

If RGA were to experience an ownership change, it could potentially have in the future higher U.S. federal income tax liabilities than it would otherwise have had and it may also result in certain other adverse consequences to RGA. In this connection, RGA has adopted the Section 382 shareholder rights plan (described in “Description of RGA Capital Stock — Description of Section 382 Shareholder Rights Plan”) and the RGA board of directors recommends the adoption of new Article Fourteen to RGA’s articles of incorporation, as described in “Proposal Three: Acquisition Restrictions,” in order to reduce the likelihood that RGA and its subsidiaries will experience an ownership change under Section 382 of the Internal Revenue Code. There can be no assurance, however, that these efforts will prevent the divestiture, together with certain other transactions involving the stock of RGA, from causing RGA to experience an ownership change and the adverse consequences that may arise therefrom, as described below under “— Risks Relating to the Governance Proposals and the Section 382 Shareholder Rights Plan — The proposed acquisition restrictions and RGA’s Section 382 shareholder rights plan, which are intended to help preserve RGA and its subsidiaries’ NOLs and other tax attributes, may not be effective or may have unintended negative effects.”

The divestiture may be taxable to MetLife if there is an acquisition of 50% or more of the outstanding common stock of MetLife or RGA and may result in indemnification obligations from RGA to MetLife.

Even if the divestiture otherwise qualifies as tax-free under Section 355 of the Internal Revenue Code, the divestiture would result in significant U.S. federal income tax liabilities to MetLife, (but not MetLife stockholders), if there is an acquisition of stock of MetLife or RGA as part of a plan or series of related transactions that includes the divestiture and that results in an acquisition of 50% or more of the outstanding common stock of MetLife or RGA (by vote or value).

For purposes of determining whether the divestiture is disqualified as tax-free to MetLife under the rules described in the preceding paragraph, current tax law generally creates a presumption that any acquisitions of the stock of MetLife or RGA within two years before or after the divestiture are presumed to be part of a plan, although the parties may be able to rebut that presumption. The process for determining whether a prohibited change in control has occurred under the rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If MetLife or RGA does not carefully monitor its compliance with these rules, it might inadvertently cause or permit a prohibited change in the ownership of MetLife or RGA to occur, thereby triggering tax to MetLife, which could have a material adverse effect. If the divestiture is determined to be taxable to MetLife, MetLife would recognize gain equal to the excess of the fair market value of the RGA class B common stock held by it immediately before the completion of the divestiture over

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MetLife’s tax basis therein. In certain specified circumstances, RGA has agreed to indemnify MetLife for taxes resulting from such a 50% or greater change in RGA’s stock ownership.

Risks Relating to an Investment in RGA Common Stock

The divestiture will result in a substantial amount of RGA class B common stock entering the market, which may adversely affect the market price of the RGA class A common stock and the RGA class B common stock. The prior performance of RGA common stock may not be indicative of the performance of the RGA common stock after the exchange offer.

RGA is currently a majority-owned subsidiary of MetLife and approximately 30 million shares of RGA common stock (or 48% of the total equity value of RGA) are held by the public. Following the divestiture, all shares of RGA common stock not held by its affiliates (other than the recently acquired stock held by MetLife, which represents approximately 5% of the equity value of RGA) will be held by the public. The distribution of such a large number of shares of RGA class B common stock could adversely affect the market prices of RGA class A common stock and RGA class B common stock after the exchange offer. In addition, prior performance of RGA common stock may not be indicative of the performance of RGA class A common stock and RGA class B common stock after the exchange offer.

Stock sales following the exchange offer or any additional divestiture transactions, including sales by MetLife, may affect the stock price of the RGA common stock.

After the exchange offer or any additional divestiture transactions, RGA shareholders (including the tendering MetLife stockholders who receive shares of RGA class B common stock in the exchange offer) may sell all or a substantial portion of their shares in the public market, which could result in downward pressure on the stock price of all RGA equity securities. Moreover, promptly after the exchange offer, MetLife may effect a private debt exchange pursuant to an arrangement with one or more participating banks. Under this arrangement, the participating banks will purchase an amount of MetLife debt securities (either in the market, through one or more tender offers commenced prior to or after the closing of the exchange offer and/or in private transactions) so that, when such MetLife debt securities are exchanged with MetLife in any debt exchanges, the participating banks will receive any remaining shares of RGA class B common stock then held by MetLife. The participating banks may then sell the RGA class B common stock that they receive from MetLife in the market or to a third party, including pursuant to a registered public offering. In connection with this potential sale, MetLife currently expects that the participating banks will enter into a registration rights agreement with RGA, which agreement will provide the participating banks with rights to request that RGA file a registration statement to register the sale of RGA class B common stock to the public.

MetLife may determine to conduct one or more subsequent split-offs (instead of or in addition to any debt exchanges) pursuant to which MetLife may offer to acquire MetLife common stock in exchange for shares of RGA class B common stock held by MetLife after the recapitalization and the exchange offer. The shares of RGA class B common stock distributed by MetLife pursuant to the exchange offer, any debt exchanges and any subsequent split-offs will constitute 100% of the RGA class B common stock that MetLife will hold after the recapitalization but before the exchange offer.

In addition, MetLife will retain an approximate 5% interest in RGA through the retention of the recently acquired stock. MetLife has agreed, subject to an exception, that during the period commencing on June 1, 2008 and ending on the 60th day following the later of the time of acceptance for payment and exchange of shares tendered in the exchange offer and the closing of any debt exchanges (such period is referred to as the “lock-up period”) it will not sell, transfer or otherwise dispose of the recently acquired stock. MetLife has further agreed that, following the expiration of the lock-up period, it will sell, exchange or otherwise dispose of the recently acquired stock within five years from the split-off date. Any disposition by MetLife of its remaining shares of RGA class A common stock could result in a substantial amount of RGA equity securities entering the market, which may adversely affect the price of all RGA equity securities, including the RGA class B common stock.

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RGA’s stock price may fluctuate significantly following the exchange offer or any additional divestiture transactions, and tendering MetLife stockholders could lose all or part of their investment as a result.

The price of RGA class A common stock and RGA class B common stock may fluctuate significantly following the recapitalization, exchange offer or any additional divestiture transactions as a result of many factors in addition to those discussed in the three immediately preceding risk factors. These factors, some or all of which are beyond RGA’s control, include:

•	actual or anticipated fluctuations in RGA’s operating results;

•	changes in expectations as to RGA’s future financial performance or changes in financial estimates of securities analysts;

•	success of RGA’s operating and growth strategies;

•	investor anticipation of strategic and technological threats, whether or not warranted by actual events;

•	operating and stock price performance of other comparable companies; and

•	realization of any of the risks described in these risk factors or those set forth in the RGA Annual Report on Form 10-K for the year ended December 31, 2007.

In addition, the stock market has historically experienced volatility that often has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of RGA class A common stock and RGA class B common stock, regardless of RGA’s actual operating performance.

RGA may not pay dividends on its common stock.

RGA shareholders may not receive future dividends. Historically, RGA has paid quarterly dividends ranging from $0.027 per share in 1993 to $0.09 per share in 2007. All future payments of dividends, however, are at the discretion of the RGA board of directors and will depend on RGA’s earnings, capital requirements, insurance regulatory conditions, operating conditions, and such other factors as the board of directors of RGA may deem relevant. The amount of dividends that RGA can pay will depend in part on the operations of its reinsurance subsidiaries. Under certain circumstances, RGA may be contractually prohibited from paying dividends on RGA common stock due to restrictions in certain debt and trust preferred securities.

The existence of RGA class B common stock may make RGA more susceptible to takeover or control.

Holders of a majority of the RGA class B common stock will be entitled to elect at least 80% of the RGA board of directors. Thus, if any person or group of persons acquires a majority of the outstanding shares of RGA class B common stock, that person or group will be able to obtain control of RGA by electing a supermajority or substantially all of the RGA board of directors. The creation and issuance of the RGA class B common stock could therefore render RGA more susceptible to unsolicited takeover bids from third parties. This risk will be mitigated in part but not entirely by:

•	voting limitations, which will restrict the voting power with respect to directors of a holder of RGA class B common stock in excess of 15% of the outstanding RGA class B common stock to 15% of the outstanding RGA class B common stock unless they own in excess of 15% of the outstanding RGA class A common stock; and

•	acquisition restrictions, which are not proposed for anti-takeover purposes, but which will generally restrict RGA shareholders from acquiring 5% or more (by value) of RGA stock for a period of 36 months and one day after the recapitalization.

RGA’s anti-takeover provisions may delay or prevent a change in control of RGA, which could adversely affect the price of each class of RGA common stock.

Certain provisions in the RGA articles of incorporation and bylaws, as well as Missouri law, may delay or prevent a change of control of RGA, which could adversely affect the prices of RGA class B common

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stock and/or RGA class A common stock. The RGA restated articles of incorporation and bylaws will contain some provisions that may make the acquisition of control of RGA without the approval of the RGA board of directors more difficult, including provisions relating to the nomination, election and removal of directors, the structure of the board of directors and limitations on actions by RGA shareholders. In addition, Missouri law also imposes some restrictions on mergers and other business combinations between RGA and holders of 20% or more of its outstanding RGA common stock.

Furthermore, the RGA articles of incorporation will limit the voting right in any vote to elect or remove directors, of any holder of RGA class B common stock in excess of 15% of the outstanding RGA class B common stock, to that percentage of the shares of class B common stock that is equal to the lesser of such holder’s percentage ownership of class B common shares or such holder’s percentage ownership of class A common shares. Furthermore, the RGA articles of incorporation are intended to limit stock ownership of RGA stock (other than any RGA common stock acquired through the divestiture or other exempted transactions) to less than 5% of the value of the aggregate outstanding shares of RGA stock for a period of 36 months and one day after the recapitalization. RGA also adopted a Section 382 shareholder rights plan designed to deter shareholders from becoming a “5-percent shareholder” (as defined by Section 382 of the Internal Revenue Code) without RGA Board approval in connection with the recapitalization, and the RGA board of directors intends to amend and restate the current rights plan in recognition of the effects of the recapitalization on RGA’s capital structure. See “Proposal Five: Ratification of Section 382 Shareholder Rights Plan — Anti-takeover Effect” for more information about the RGA Section 382 shareholder rights plan.

See “Description of RGA Capital Stock” for a summary of these provisions, which may have unintended anti-takeover effects. These provisions of the RGA articles of incorporation and bylaws and Missouri law may delay or prevent a change in control of RGA, which could adversely affect the price of RGA class B common stock.

After the recapitalization and divestiture, RGA will no longer have access to the financial strength and resources of MetLife.

After the exchange offer, RGA will cease to be a majority-owned subsidiary of MetLife. MetLife historically had an incentive to ensure the financial health of RGA since it owned a majority of RGA and RGA’s financial results were consolidated into those of MetLife. After completion of the exchange offer, RGA will no longer be able to benefit from MetLife’s financial strength and resources to the same extent that it could as a majority-owned subsidiary of MetLife.

The recapitalization and divestiture could trigger change-of-control provisions in RGA’s contracts, which could adversely affect RGA.

As a result of the completion of the divestiture, more than 80% of the voting control of RGA will be transferred from MetLife to its security holders. Under the terms of some of RGA’s agreements and other contracts, this transfer may be considered a change of control of RGA. The failure to obtain consents under any material contract may adversely affect RGA’s financial performance or results of operations.

Applicable insurance laws may make it difficult to effect a change of control of RGA.

Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commission of the state where the domestic insurer is domiciled. Missouri insurance laws and regulations provide that no person may acquire control of RGA, and thus indirect control of RGA’s Missouri reinsurance subsidiaries, including RGA Reinsurance Company (which is referred to as “RGA Reinsurance”), unless:

•	such person has provided certain required information to the Missouri Department of Insurance, and

•	such acquisition is approved by the Missouri Director of Insurance after a public hearing.

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Under Missouri insurance laws and regulations, any person acquiring 10% or more of the outstanding voting securities of a corporation, such as RGA common stock, is presumed to have acquired control of that corporation and its subsidiaries.

Canadian federal insurance laws and regulations provide that no person may directly or indirectly acquire “control” of or a “significant interest” in RGA’s Canadian insurance subsidiary, RGA Life Reinsurance Company of Canada, unless:

•	such person has provided information, material and evidence to the Canadian Superintendent of Financial Institutions as required by him, and

•	such acquisition is approved by the Canadian Minister of Finance.

For this purpose, “significant interest” means the direct or indirect beneficial ownership by a person, or group of persons acting in concert, of shares representing 10% or more of a given class. “Control” of an insurance company exists when:

•	a person, or group of persons acting in concert, beneficially owns or controls an entity that beneficially owns securities, such as RGA common stock, representing more than 50% of the votes entitled to be cast for the election of directors and such votes are sufficient to elect a majority of the directors of the insurance company, or

•	a person has any direct or indirect influence that would result in control in fact of an insurance company.

Prior to granting approval of an application to directly or indirectly acquire control of a domestic or foreign insurer, an insurance regulator may consider such factors as the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the applicant’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

After the recapitalization and divestiture, RGA will no longer benefit from MetLife’s stature and industry recognition.

After the recapitalization and divestiture, RGA will cease to be a majority-owned subsidiary of MetLife. MetLife has substantially greater stature and financial resources than RGA. By becoming independent from MetLife, RGA would lose any positive perceptions from which it may benefit as a result of being associated with a company of MetLife’s stature and industry recognition.

Risks Relating to the Governance Proposals and the Section 382 Shareholder Rights Plan

The proposed acquisition restrictions and RGA’s Section 382 shareholder rights plan, which are intended to help preserve RGA and its subsidiaries’ NOLs and other tax attributes, may not be effective or may have unintended negative effects.

RGA has recognized and may continue to recognize substantial net operating losses for tax purposes, and under the Internal Revenue Code, RGA may “carry forward” these NOLs, in certain circumstances to offset any current and future taxable income and thus reduce RGA’s federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, RGA believes that it will be able to carry forward a substantial amount of NOLs and, therefore, these NOLs are a substantial asset to RGA. However, if RGA and its subsidiaries experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code and applicable Treasury regulations, their ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which consequently could significantly impair the value of that asset.

To reduce the likelihood of an ownership change, in light of MetLife’s proposed divestiture of most of its RGA common stock, the RGA board of directors adopted a Section 382 shareholder rights plan. The Section 382 shareholder rights plan is designed to protect shareholder value by attempting to protect against a limitation on the ability of RGA to use its existing NOLs and other tax attributes. The proposed acquisition

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restrictions in the proposed RGA articles of incorporation are also intended to restrict certain acquisitions of RGA stock to help preserve the ability of RGA and its subsidiaries to utilize their NOLs and other tax attributes by avoiding the limitations imposed by Section 382 of the Internal Revenue Code and the related Treasury regulations. The acquisition restrictions and the Section 382 shareholder rights plan are generally designed to restrict or deter direct and indirect acquisitions of RGA stock if such acquisition will result in an RGA shareholder becoming a 5-percent shareholder or increase the percentage ownership of RGA stock that is treated as owned by an existing 5-percent shareholder.

Although the acquisition restrictions and the Section 382 shareholder rights plan are intended to reduce the likelihood of an ownership change that could adversely affect RGA, RGA cannot assure you that such restrictions would prevent all transfers that could result in such an ownership change. In particular, RGA has been advised by RGA’s counsel that, absent a court determination, there can be no assurance that the acquisition restrictions will be enforceable against all of the RGA shareholders, and that they may be subject to challenge on equitable grounds. In particular, it is possible that the acquisition restrictions may not be enforceable against the RGA shareholders who vote against or abstain from voting on the governance proposals or who do not have notice of the restrictions at the time when they subsequently acquire their shares.

Further, as described in “Proposal Three: Acquisition Restrictions,” “Proposal Five: Ratification of Section 382 Shareholder Rights Plan” and “Description of RGA Capital Stock — Description of Section 382 Shareholder Rights Plan,” the restrictions and Section 382 shareholder rights plan will not apply to, among others, any RGA class B common stock acquired by any person in the exchange offer, any debt exchanges, or any subsequent split-offs. Accordingly, the acquisition restrictions and Section 382 shareholder rights plan may not prevent an ownership change in connection with the divestiture.

Moreover, under certain circumstances, the RGA board of directors may determine it is in the best interest of RGA and its shareholders to exempt 5-percent shareholders from the operation of the Section 382 shareholder rights plan, in light of the provisions of the recapitalization and distribution agreement. In particular, the agreement becomes terminable by either party in the event any non-exempted person becomes a 5-percent shareholder prior to the closing of the exchange offer, as the exercisability of the rights, in certain instances, may jeopardize the tax-free nature of the divesture. Additionally, after the closing of the exchange offer, RGA may, under certain circumstances, incur significant indemnification obligations under the recapitalization and distribution agreement in the event any person becomes a 5-percent shareholder after the completion of the exchange offer. Accordingly, the RGA board of directors may determine that the consequences of enforcing the Section 382 shareholder rights plan and enhancing its deterrent effect by not exempting a 5-percent shareholder in order to provide protection to RGA’s NOLs, are outweighed by other considerations.

The acquisition restrictions and Section 382 shareholder rights plan also will require any person attempting to become a holder of 5% or more (by value) of RGA stock, as determined under the Internal Revenue Code, to seek the approval of the RGA board of directors. This may have an unintended “anti-takeover” effect because the RGA board of directors may be able to prevent any future takeover. Similarly, any limits on the amount of stock that a shareholder may own could have the effect of making it more difficult for shareholders to replace current management. Additionally, because the acquisition restrictions will have, and RGA’s Section 382 shareholder rights plan does have, the effect of restricting a shareholder’s ability to dispose of or acquire RGA common stock, the liquidity and market value of RGA common stock might suffer. The acquisition restrictions will remain until the earliest of (a) the date that is 36 months and one day from the closing of the exchange offer, or (b) such other date as the RGA board of directors in good faith determines that the acquisition restrictions are no longer in the best interests of RGA and its shareholders. The acquisition restrictions may be waived by the RGA board of directors. Shareholders are advised to carefully monitor their ownership of RGA stock and consult their own legal advisors and/or RGA to determine whether their ownership of RGA stock approaches the proscribed level.

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The right of the holders of RGA class A common stock to elect up to 20% of RGA’s directors will be subject to RGA’s existing shareholder nomination procedures, and such directors will act as fiduciaries for all of the RGA shareholders, which factors may diminish the value and effectiveness of the RGA class A voting rights.

As a result of the recapitalization, the holders of RGA class A common stock will have the right to elect up to 20% of the members of the RGA board of directors. Following the recapitalization, the RGA board of directors will consist of five members. Therefore, the holders of RGA class A common stock will have the right to elect one member of the RGA board of directors, whom RGA refers to as an “RGA class A director.” The initial RGA class A director will be J. Cliff Eason, who has served as a member of the RGA special committee. Mr. Eason has been designated to serve as the initial RGA class A director by a majority of the members of the RGA board of directors for a term that will commence upon the effectiveness of the recapitalization and end on the third annual meeting of RGA shareholders after the RGA special meeting or until his successor is duly elected and qualified. In the future, nominations of persons who are to stand for election as RGA class A directors will be made by the board of directors upon the recommendation of the nominating committee of the RGA board of directors or, in accordance with the applicable provisions of RGA’s amended bylaws, by a shareholder entitled to vote for the election of such director. RGA’s articles of incorporation impose significant limitations on the ability of the RGA shareholders to nominate directors, including a 60-to-90 day advance notice requirement for nominations for election at an annual meeting. In addition, RGA believes that, under Missouri law, an RGA class A director owes fiduciary duties to RGA and all of RGA’s shareholders, and accordingly does not act as an exclusive representative of the holders of RGA’s class A common stock. These factors may tend to diminish the value and effectiveness of the class voting rights of the holders of RGA class A common stock.

The RGA class B common stock will control the election of at least 80% of RGA’s directors, which may render RGA more vulnerable to unsolicited takeover bids, including bids that unfairly discriminate between classes of RGA shareholders.

Following the recapitalization, holders of the RGA class B common stock will be entitled to elect at least 80% of the RGA board of directors. If any person or group of persons acquires the ability to control the voting of the outstanding shares of RGA class B common stock, that person or group will be able to obtain control of RGA. This would also have negative consequences under some of RGA’s agreements. The creation and issuance of the RGA class B common stock could render RGA more susceptible to unsolicited takeover bids from third parties. In particular, an unsolicited third party may be willing to pay a premium for shares of RGA class B common stock not offered to holders of shares of RGA class A common stock.

In addition, because MetLife currently owns approximately 52% of the outstanding shares of RGA common stock, there is at present no likelihood of a person other than MetLife gaining control of the RGA board of directors without MetLife’s consent. In contrast, after consummation of the divestiture, MetLife will no longer be RGA’s majority shareholder and approximately 95% of the outstanding RGA common stock will be publicly held. Accordingly, the divestiture could render RGA more susceptible to unsolicited takeover bids from third parties, including offers below RGA’s intrinsic value or other offers that would not be in the best interests of all of RGA’s shareholders.

The risk of an unsolicited takeover attempt may be mitigated in part by provisions of the amended and restated articles of incorporation that make it more difficult for third parties to gain control over the RGA board of directors, including through the acquisition of a controlling block of shares of RGA class B common stock. For example, the RGA class B voting limitation may have the effect of discouraging unsolicited takeover attempts as discussed under the caption “Proposal Two: RGA Class B Significant Holder Voting Limitation — Purpose and Effects of the RGA Class B Significant Holder Voting Limitation.” The RGA articles of incorporation, however, do not provide an absolute deterrent against unsolicited takeover attempts. For example, an unsolicited acquirer may condition its takeover proposal on acquiring all, but not less than all, of the outstanding shares of RGA class B common stock. Notwithstanding the RGA class B voting limitation, there would be no other holder of RGA class B common stock to vote against the acquirer. If the unsolicited acquirer were successful in acquiring all outstanding shares of RGA class B common stock, it would then be

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able to control the election of all of the RGA class B directors at the next annual meeting of shareholders. See “Description of RGA Capital Stock — Anti-Takeover Provisions in the Articles of Incorporation and Bylaws of RGA.”

The recapitalization and distribution will increase the voting rights of the shares of common stock held by MetLife and its subsidiaries without the payment of any consideration by MetLife and its subsidiaries.

As a result of the recapitalization and divestiture of RGA’s common stock, 29,243,539 of the 32,243,539 shares of RGA common stock held by MetLife and its subsidiaries will be converted into shares of RGA class B common stock having the right to elect 80% of the members of the RGA board of directors. As a result, MetLife and its subsidiaries will receive shares having superior voting rights with respect to the election of directors without being required to pay any consideration for their increased voting power. The increase in the voting power of a portion of the shares currently held by MetLife and its subsidiaries is necessary to permit MetLife and its subsidiaries to effect the divestiture in transactions that are tax-free to MetLife and its shareholders.

RGA presently expects that, following the divestiture, the RGA board of directors will consider submitting to a shareholder vote a proposal to convert the dual-class structure adopted in the recapitalization into a single class structure. However, there is no binding commitment by the RGA board of directors to do so. RGA cannot assure you that the RGA board of directors will consider the issue or resolve to present the proposal to RGA shareholders. Moreover, RGA cannot assure you that, if presented, RGA shareholders will approve the conversion. The approval of the conversion would require approval by the holders of a majority of each class of common stock represented in person or by proxy and entitled to vote at the RGA special meeting.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference into this document contain both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but rather reflect RGA’s current expectations, estimates and projections concerning future results and events. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, assumptions and other factors that are difficult to predict and that may cause RGA’s actual results, performance or achievements to vary materially from what is expressed in or indicated by such forward-looking statements. RGA cannot make any assurance that projected results or events will be achieved.

The risk factors set forth above in the section entitled “Risk Factors,” and the matters discussed in RGA’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of RGA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and RGA’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, which reports are incorporated by reference in this document, could affect future results, causing these results to differ materially from those expressed in RGA’s forward-looking statements.

The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference herein, as applicable, and RGA has no obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

See the sections entitled “Risk Factors” and “Where You Can Find More Information.”

Numerous important factors could cause RGA’s actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation:

•	adverse changes in mortality, morbidity, lapsation or claims experience;

•	changes in RGA’s financial strength and credit ratings or those of MetLife or its subsidiaries, and the effect of such changes on RGA’s future results of operations and financial condition;

•	inadequate risk analysis and underwriting;

•	general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in RGA’s current and planned markets;

•	the availability and cost of collateral necessary for regulatory reserves and capital;

•	market or economic conditions that adversely affect RGA’s ability to make timely sales of investment securities;

•	risks inherent in RGA’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes;

•	fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets;

•	adverse litigation or arbitration results;

•	the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business;

•	the stability of and actions by governments and economies in the markets in which RGA operates;

•	competitive factors and competitors’ responses to RGA’s initiatives;

•	the success of RGA’s clients;

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•	successful execution of RGA’s entry into new markets;

•	successful development and introduction of new products and distribution opportunities;

•	RGA’s ability to successfully integrate and operate reinsurance businesses that RGA acquires;

•	regulatory action that may be taken by state Departments of Insurance with respect to RGA, MetLife, or its subsidiaries;

•	RGA’s dependence on third parties, including those insurance companies and reinsurers to which RGA cedes some reinsurance, third-party investment managers and others;

•	the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where RGA or its clients do business;

•	changes in laws, regulations, and accounting standards applicable to RGA, its subsidiaries, or its business;

•	the effect of RGA’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations; and

•	other risks and uncertainties described in this document, including under the caption “Risk Factors” and in RGA’s other filings with the SEC.

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THE TRANSACTIONS

General

The RGA board of directors is using this document to solicit proxies from the holders of RGA common stock for use at the RGA special meeting, at which holders of RGA common stock will be asked to vote upon approval and adoption of the recapitalization and distribution agreement, among other matters.

Overview

MetLife and RGA entered into a recapitalization and distribution agreement, pursuant to which MetLife agreed to dispose of most of its equity interest in RGA to MetLife’s security holders. The transaction consists of the following:

•	a recapitalization of RGA common stock into two classes of common stock — RGA class A common stock and RGA class B common stock; and

•	an exchange offer pursuant to which MetLife offers to acquire MetLife common stock from MetLife stockholders in exchange for RGA class B common stock.

In addition, to the extent that MetLife holds any RGA class B common stock following the exchange offer, MetLife will dispose of such RGA class B common stock in:

•	one or more debt exchanges, pursuant to which MetLife will acquire MetLife debt securities in exchange for RGA class B common stock; and/or

•	one or more subsequent split-offs pursuant to which MetLife will acquire MetLife common stock in exchange for RGA class B common stock.

Following completion of the divestiture, MetLife and its subsidiaries will hold no RGA class B common stock and 3,000,000 shares of RGA class A common stock.

Recapitalization

MetLife currently holds approximately 52% of the outstanding RGA common stock. In connection with the recapitalization, all RGA common stock will initially be reclassified as RGA class A common stock. Pursuant to the recapitalization, approximately 47% of the outstanding RGA class A common stock, which is then held by MetLife and its subsidiaries, will be exchanged with RGA for an equal number of shares of RGA class B common stock. The remaining approximately 5% of the outstanding shares of RGA common stock held by MetLife, along with all of the outstanding shares of RGA common stock not held by MetLife, will remain outstanding as RGA class A common stock.

For the divestiture to be tax-free to MetLife and its stockholders, current U.S. federal income tax law generally requires, among other things, that MetLife distribute to its security holders stock of RGA having the right to elect at least 80% of the members of the RGA board of directors. Accordingly, RGA will engage in the recapitalization such that, after the recapitalization, RGA’s outstanding equity capital structure will consist of RGA class A common stock and RGA class B common stock. Immediately after the recapitalization, RGA will exchange each share of RGA class A common stock that is held by MetLife or its subsidiaries after the recapitalization (other than the recently acquired stock) for one share of RGA class B common stock.

RGA class A common stock and RGA class B common stock will be identical in all respects (including with respect to dividends and voting on matters other than director-related matters), and will vote together as a single class, except with respect to certain limited matters required by Missouri law described below, and except that:

•	the holders of RGA class A common stock, voting together as a single class, will be entitled to elect no more than 20% of the directors of RGA;

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•	the holders of RGA class B common stock, voting together as a single class, will be entitled to elect at least 80% of the directors of RGA; and

•	holders of 15% or more of the RGA class B common stock will have reduced voting power with respect to directors if they do not also hold an equal or greater proportion of RGA class A common stock (see “Proposal Two: RGA Class B Significant Holder Voting Limitation”).

For example, assuming the RGA board of directors were to consist of five directors, four would be designated for election by the RGA class B holders and one would be designated for election by the RGA class A holders. Following the recapitalization, MetLife will hold all of the outstanding shares of RGA class B common stock and thus can distribute to its security holders RGA stock having the right to elect at least 80% of the members of the RGA board of directors.

In general, the rights of the holders of RGA class A common stock and RGA class B common stock will be substantially the same in all other respects. More specifically, the voting rights of RGA class A common stock and RGA class B common stock will be the same in all matters submitted to the RGA shareholders except the election of RGA’s directors (as described above), a reduction in the voting power with respect to directors by holders of 15% or more of the RGA class B common stock if such holders do not also hold an equal or greater proportion of RGA class A common stock and certain other limited matters required by Missouri law. Missouri law requires a separate class voting right if an amendment to the RGA articles of incorporation would alter the aggregate number of authorized shares or par value of either such class or alter the powers, preferences or special rights of either such class so as to affect these rights adversely. These class voting rights provide each class with an additional measure of protection in the case of a limited number of actions that could have an adverse effect on the holders of shares of such class. For example, if the RGA board of directors were to propose an amendment to the RGA articles of incorporation that would adversely affect the rights or privileges of RGA class A common stock or RGA class B common stock, the holders of shares of that class would be entitled to a separate class vote on such proposal, in addition to any vote that may be required under the RGA articles of incorporation.

Exchange Offer

In the exchange offer, MetLife is offering to acquire outstanding shares of MetLife common stock from MetLife stockholders in exchange for all of the shares of RGA class B common stock that MetLife will hold after the recapitalization. MetLife will determine the exchange ratio, or the method of how the exchange ratio will be determined prior to launching the exchange offer, and such information will be set forth in a separate prospectus for the exchange offer.

Debt Exchanges/Subsequent Split-Offs

To the extent that MetLife holds any RGA class B common stock after the exchange offer, MetLife will dispose of such RGA class B common stock in one or more public or private debt exchanges and/or one or more subsequent split-offs.

MetLife currently expects that, to the extent it holds any RGA class B common stock after the completion of the exchange offer, it will divest such shares in a private debt exchange pursuant to an arrangement with one or more investment banks. MetLife currently expects that these investment banks will purchase an amount of MetLife debt securities (either in the market, through one or more tender offers commenced prior to or after the closing of the exchange offer or in private transactions) so that, when such MetLife debt securities are exchanged with MetLife in any debt exchanges, these investment banks will receive any remaining shares of RGA class B common stock then held by MetLife, thereby completing the divestiture. The investment banks may sell the RGA class B common stock that they receive in any debt exchanges in the market or to a third party, including pursuant to a registered public offering. In connection with this potential sale, MetLife currently expects that the investment banks will enter into a registration rights agreement with RGA, which agreement will provide the investment banks with rights to request that RGA file a registration statement to register the sale of RGA class B common stock to the public.

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The shares of RGA class B common stock distributed by MetLife pursuant to the exchange offer, any debt exchanges and any subsequent split-offs will constitute 100% of the RGA class B common stock that MetLife and its subsidiaries will receive in the recapitalization.

Background of the Divestiture

On January 6, 2000, MetLife acquired from General American Mutual Holding Company all of the issued and outstanding shares of capital stock of GenAmerica Financial Corporation, which at that time beneficially owned approximately 48% of the outstanding RGA common stock. This acquisition, together with MetLife’s direct investment in RGA in 1999 made MetLife the majority shareholder of RGA. MetLife made additional direct investments in RGA in 2002 and 2003, and, as of the date of this document, beneficially owns approximately 52% of the outstanding RGA common stock. In addition, three of RGA’s eight directors, including the chairman of the RGA board of directors, are currently officers of MetLife.

On November 5, 2003, MetLife disclosed in its report on Schedule 13D that it continuously evaluates its businesses and prospects, alternative investment opportunities and other factors in determining whether it will acquire additional shares of RGA common stock or dispose of its shares of RGA common stock, and that such acquisition or disposition could occur at any time, depending on a variety of factors. MetLife disclosed that, as part of its ongoing evaluation of its investment in RGA common stock and investment alternatives, MetLife may consider a variety of strategic and other alternatives relating to RGA and, subject to applicable law, may formulate a plan with respect to such matters, and, from time to time, may hold discussions with or make formal proposals to management or the RGA board of directors, or other third parties regarding such matters.

On January 31, 2005, MetLife advised RGA management of, and announced publicly, an agreement to acquire Citigroup Inc.’s (which is referred to as “Citigroup”) Travelers Life & Annuity business and substantially all of Citigroup’s international insurance businesses (which are referred to as “Travelers”). On February 1, 2005, MetLife management disclosed in an investor conference call that, while no decision had been made, MetLife would consider selling some or all of its stake in RGA to provide some of the capital required to finance the acquisition. After discussion of this possible sale and its impact on RGA’s credit rating and other aspects of RGA, the RGA board of directors formed a committee composed of Messrs. Bartlett, Eason, Greenbaum and Henderson, for the purpose of addressing issues that could arise in the event that MetLife proceeded with a disposition of its stake in RGA. Later that day, the committee met and, after discussion, decided to interview a financial advisor and RGA’s outside counsel, Bryan Cave LLP (which is referred to as “Bryan Cave”), to serve as advisors to the committee.

On February 9, 2005, the RGA special committee met with representatives of RGA’s financial advisor at that time and Bryan Cave to review, among other things, its relationships with MetLife and ability to serve as independent advisors.

On February 11, 2005, MetLife amended its report on Schedule 13D to disclose that, to finance its acquisition of Travelers, it would consider select asset sales, including its holdings of RGA common stock.

On several occasions during February and March 2005, the RGA special committee reviewed with its financial advisor and outside counsel the status of the pending transaction between MetLife and Citigroup, and its potential effect on RGA.

On April 22, 2005, MetLife publicly announced that it was no longer considering selling some or all of its RGA shares for the purpose of financing the Travelers acquisition, and, on April 25, 2005, MetLife disclosed that it continuously evaluates RGA’s businesses and prospects, alternative investment opportunities and other factors in determining whether additional shares of RGA common stock will be acquired by MetLife or whether MetLife will dispose of shares of RGA common stock. Additionally, MetLife indicated that, at any time, depending on a variety of factors, MetLife may acquire additional shares of RGA common stock or may dispose of some or all of the shares of RGA’s common stock beneficially owned by MetLife, in either case in the open market, in privately negotiated transactions or otherwise.

On October 9, 2006, the chief financial officer of MetLife contacted management of RGA to indicate that MetLife planned to present a possible transaction involving its stake in RGA at the upcoming meeting of the

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RGA board of directors. MetLife representatives and its financial advisor met with RGA management to discuss the possible transaction, which involved a recapitalization of RGA common stock and a tax-free split-off of the RGA common stock held by MetLife to MetLife stockholders.

On October 17, 2006, MetLife, together with its financial advisor, Merrill Lynch & Co. (which is referred to as “Merrill Lynch”), presented the recapitalization/split-off transaction to the RGA board of directors at the board’s regularly scheduled meeting. MetLife and Merrill Lynch explained that, in the transaction, MetLife would exchange its existing shares of RGA common stock for an equivalent number of newly authorized and issued shares of RGA class B common stock, and would subsequently exchange those shares with its security holders in a split-off transaction, thus widely distributing the shares of RGA class B common stock (the holders of the class B common stock would have the right to elect at least 80% of the RGA board of directors). Merrill Lynch also reviewed certain items, including:

•	the stock price performance of precedent transactions involving a similar recapitalization that was immediately followed by a pro rata distribution of recapitalized shares to all stockholders of the majority shareholder;

•	liquidity analyses and past trading disparities of precedent dual-class structures;

•	a comparison of the proposed structure with a prior voting/non-voting dual class structure of RGA with respect to voting characteristic, public float and business purpose; and

•	a possible timetable for the transaction.

Members of the RGA board of directors discussed the potential transaction, with particular focus on the treatment of and effect on RGA’s public shareholders other than MetLife.

To facilitate a full and fair evaluation of any transactions to be discussed with MetLife, at that meeting, the RGA board of directors appointed a special committee, consisting of Messrs. Bartlett, Eason, Greenbaum and Henderson, to review and consider the potential transaction, and to negotiate with MetLife with respect to the potential transaction and possible alternatives. The RGA board of directors viewed each member of the RGA special committee as independent from MetLife and its management, and able to evaluate independently the potential transaction, free from the influence of MetLife or its management. The RGA special committee was charged with, among other things, reviewing, considering and negotiating the terms, conditions and merits of a potential recapitalization/ split-off transaction and any related transactions, and determining whether such transactions would be advisable, fair to and in the best interests of RGA’s shareholders (other than MetLife), and whether or not to approve and/or recommend the transactions to RGA’s shareholders.

On October 18, 2006, the RGA special committee held a meeting to discuss the potential recapitalization/split-off transaction and to interview a possible financial advisor and possible outside counsel with respect to the possibility of their serving as advisors to the RGA special committee, and to consider their independence with respect to MetLife and, in the case of the financial advisor, its ability to render a fairness opinion with respect to the proposed transaction. At this meeting, representatives of the possible financial advisor discussed the possible advantages and disadvantages of the proposed transaction, including the possible implications of the transaction on RGA’s corporate governance, shareholder value and business strategy. At this meeting, members of RGA management provided input with respect to the potential transaction and its potential effect on RGA. Members of the RGA special committee asked a number of questions of the possible financial advisor regarding its views as to possible trading disparities between the two classes of stock, the extent to which the dual class structure would have to be maintained, the potential impact on minority shareholders, and the ability of RGA to receive some other economic benefits from the transaction given the tax benefits to MetLife in undertaking the transaction. After discussion, the RGA special committee took no action but requested the financial and legal advisors to provide formal proposals or engagement letters for consideration.

On October 25, 2006, the RGA special committee met with representatives of Morgan Stanley & Co. Incorporated (which is referred to as “Morgan Stanley”) with respect to serving as the RGA special committee’s financial advisor, and considered its independence with respect to MetLife. Morgan Stanley reviewed its expertise in serving special committees and advising as to separation transactions and insurance

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clients, as well as with respect to equity offerings. Additionally, it reviewed its past contacts and relationship with MetLife and its belief as to its independence. Further, Morgan Stanley reviewed with the RGA special committee aspects of the recapitalization/split-off transaction, including:

•	how it compared with precedent split-off transactions and dual class recapitalization precedents;

•	the potential economic benefits of the transaction to MetLife;

•	the potential benefits of the transaction to RGA and preliminary issues for consideration, including rating agency considerations, historic dual class trading performance, public market valuation considerations, including with respect to RGA’s share price and liquidity analysis; and

•	a possible alternative transaction structure that would result in a single class of stock, rather than a dual class structure.

Following the discussion, the RGA special committee discussed the various possible transaction structures for accomplishing a split-off and the potential benefits and relative drawbacks of each structure to RGA and its public shareholders. At this meeting, members of RGA management provided their input with respect to the potential transactions and the potential effects of such transactions on RGA. After discussion, the RGA special committee discussed the potential advantages and disadvantages of the transaction, including:

•	that the transaction would eliminate the stock overhang on RGA common stock and would increase the liquidity of the RGA stock;

•	that the transaction could lead RGA to be more widely followed by the equity research community because of a broader shareholder base;

•	that the transaction might allow RGA to pursue its future business initiatives free from the constraint of having a controlling corporate shareholder;

•	that the dual class structure resulting from the transaction could pose trading risks for public shareholders, and that RGA might not be able to convert the dual class structure into a single class following the transaction as a result of tax requirements; and

•	that the RGA public shareholders may not be receiving sufficient benefit for agreeing to reduce their voting power over the selection of the RGA board of directors.

On the basis of these considerations taken as a whole, the RGA special committee concluded it was not yet prepared to proceed with the recapitalization/split-off transaction, but remained ready to consider other alternative transactions structures if presented. The RGA special committee also determined that it would request MetLife to pay any costs of the RGA special committee in connection with considering alternative transaction structures.

On October 25, 2006, the position of the RGA special committee was communicated to MetLife through MetLife’s financial advisor, Merrill Lynch.

On October 27, 2006, outside counsel to MetLife, Wachtell, Lipton, Rosen & Katz (which is referred to as “Wachtell Lipton”), contacted Bryan Cave to suggest that the two companies and their advisors meet to discuss the RGA special committee’s concerns.

On October 30, 2006, the RGA special committee met to consider the retention of financial and legal advisors and, after discussion, decided to engage Morgan Stanley to serve as its financial advisor and Bryan Cave as its outside counsel. In addition, the RGA special committee requested that Morgan Stanley contact MetLife’s financial advisor to discuss the RGA special committee’s concerns with respect to the recapitalization/split-off transaction. Subsequently, the RGA special committee entered into formal engagement letters with Morgan Stanley and Bryan Cave.

On December 7, 2006, representatives of MetLife, including its financial and legal advisors, and representatives of the RGA special committee, including its financial and legal advisors and RGA’s management, met to discuss the recapitalization/split-off transaction and possible alternative structures presented by

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Morgan Stanley, with a view to responding to the concerns of the RGA special committee. The representatives determined to investigate further various business, legal and tax considerations regarding the alternative transaction structure, as well as corporate governance and capital market considerations, with a view to determining whether other information might address the concerns of the RGA special committee. Following the meeting, RGA’s representatives reported to the members of the RGA special committee regarding matters discussed at the meeting.

During December 2006 through February 2007, the parties reviewed various business, legal and tax considerations regarding the possible transaction structures. During such period, RGA consulted with Skadden, Arps, Slate, Meagher & Flom LLP (which is referred to as “Skadden”) regarding certain tax considerations relating to the alternative transaction structures. In February 2007, Skadden was engaged as special tax counsel to the special committee, and MetLife engaged Goldman, Sachs & Co. as an additional financial advisor in connection with the transactions.

On February 20, 2007, the RGA special committee met to review the status of discussions regarding the proposed transactions. Representatives of RGA management discussed the parties’ review of the alternative transaction structure, and analyses of information provided by MetLife. The RGA special committee also discussed the possibility the IRS would issue a ruling that addressed certain of the committee’s concerns with the dual class structure, including the possibility of converting to a single class structure at some point following the transaction.

On April 17, 2007, MetLife contacted RGA management representatives regarding the status of RGA’s analysis of the possible alternative structure. The RGA management representatives explained that it would discuss with the RGA special committee its willingness to move forward with the recapitalization/split-off transaction or the possible alternative structure.

On April 19, 2007, the RGA special committee met with its legal and financial advisors to review the current status of the discussions with MetLife. Among other things, representatives of Morgan Stanley reviewed with the RGA special committee:

•	potential revisions to the recapitalization/split-off transaction, including developments relating to the possibility of converting the dual class structure into a single class structure following the transaction, the inclusion of a charter provision providing for equal consideration for both classes in a merger or recapitalization of RGA stock, and corporate governance protections for holders of RGA class A common stock following the transaction;

•	other transaction considerations, including the absence of precedent recapitalization/split-off transactions, Morgan Stanley’s potential ability to deliver a fairness opinion, the possibility of seeking additional economic value in the transaction given the tax benefit of the transaction to MetLife, potential effects on the public RGA shareholders from any discount offered by MetLife in the split-off, and historic stock price disparities in dual class trading;

•	a review and analysis of precedent recapitalization transactions; and

•	a preliminary timetable, including receipt of a favorable IRS private letter ruling with respect to the transaction and the expected levels of participation in the split-off by MetLife’s stockholders.

At this meeting, members of RGA management provided input with respect to the potential transaction and its potential effect on RGA. After further deliberation, the RGA special committee determined that its advisors and representatives should pursue discussion with MetLife and its advisors regarding the recapitalization/split-off transaction and should update the RGA special committee periodically regarding such discussions, provided that the representatives should seek the best possible terms for RGA and RGA’s public shareholders, with any material terms and conditions remaining subject to approval by the RGA special committee.

During late April through mid-May, 2007, representatives of MetLife and its financial and legal advisors and representatives of the RGA special committee, including its financial advisor, outside counsel and RGA’s management, discussed the terms of a possible recapitalization/split-off transaction, possible future discussions

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with the IRS to confirm each parties’ understanding of the tax implications of such transaction, and corporate and securities law considerations regarding any such transaction.

On May 22, 2007, MetLife presented to the RGA special committee a term sheet setting forth potential terms for a recapitalization/split-off transaction and a possible timetable for completion of such transaction. The term sheet contemplated a recapitalization of RGA common stock into two classes of stock, a split-off following such recapitalization in which MetLife would offer to exchange its RGA common stock for MetLife common stock, and a possible spin-off to MetLife’s stockholders of any shares not exchanged in the split-off. The term sheet also contemplated that RGA would indemnify MetLife for tax and other liabilities resulting from actions by RGA that would result in the split-off being taxable to MetLife.

From May 2007 through June 1, 2008, the RGA special committee met with its legal and financial advisors from time to time to review and discuss the terms and conditions of the recapitalization/ split-off transaction. At the direction of the RGA special committee, representatives of its advisors and RGA management negotiated the structure, terms and timing of the proposed transaction with MetLife and its financial and legal advisors. At selected points during the process, a representative of Bryan Cave reviewed with the members of the RGA special committee their fiduciary duties and related considerations with respect to service on a special committee and responded to questions raised by members of the committee. Among the issues discussed at various points included the following:

•	the RGA special committee’s opposition to a possible spin-off of RGA common stock to MetLife stockholders because of the potential significant increase in shareholder servicing costs that would result from having such a large shareholder base;

•	MetLife’s discussion of a possible subsequent debt exchange as a means for MetLife to, among other things, adjust its debt-equity ratio after the split-off;

•	IRS and other tax considerations relating to RGA’s receipt of additional economic benefit from MetLife in the recapitalization/split-off transaction;

•	possible limits on the use of net operating losses and other tax attributes of RGA and its subsidiaries that could result from an ownership change under Section 382 of the Internal Revenue Code;

•	the nature and stringency of capital and operating restrictions proposed by MetLife for tax and other purposes;

•	the scope of indemnification for tax matters;

•	the ability of MetLife to delay commencement of the split-off in certain circumstances, including in the event of certain changes in market conditions or otherwise in its discretion;

•	the treatment of unsolicited acquisition proposals for RGA after the execution of any agreement providing for the recapitalization/split-off transaction;

•	the ability of MetLife to terminate the agreement due to receipt of a superior proposal under certain circumstances;

•	the possible adoption of an amendment to the RGA articles of incorporation to restrict transfers of RGA stock, as well as a shareholder rights plan, each designed to protect RGA from experiencing an ownership change under Section 382 of the Internal Revenue Code by deterring shareholders of RGA from acquiring 5% or more (by value) of the total outstanding RGA stock; and

•	the payment by MetLife of certain of RGA’s expenses related to the transactions.

In addition, during this period, the RGA special committee reviewed the independence of its advisors and did not find any basis to reevaluate any prior determinations as to their independence.

On August 7, 2007 RGA management, representatives of MetLife management and their respective financial and legal advisors met at the offices of Wachtell Lipton to discuss the terms, conditions and status of the recapitalization/split-off transaction.

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In late August 2007, a third party approached MetLife indicating that it had an interest in acquiring MetLife’s stake in RGA and possibly acquiring all of the outstanding stock of RGA in a negotiated transaction. The third party indicated a range of prices to acquire the stake, which was at a substantial premium to the then market price of RGA common stock, but indicated that any price was only preliminary and would be subject to a due diligence review of RGA.

Following the approach, MetLife contacted representatives of RGA management and representatives of the RGA special committee to confirm whether the RGA special committee remained interested in pursuing the recapitalization/split-off transaction. MetLife indicated that it continued to evaluate other alternatives with respect to its stake in RGA, including possibly pursuing a sale to the third party. The RGA representatives indicated that they believed the RGA special committee remained interested in the recapitalization/split-off transaction and that it, together with its advisors, was continuing to review the latest version of the term sheet and planned to respond.

On September 11, 2007, MetLife and RGA submitted to the IRS a request for a private letter ruling.

In November 2007, the chief financial officer of MetLife contacted Mr. Woodring to advise that the same third party had indicated possible interest in acquiring the outstanding stock of RGA, including shares held by RGA’s public shareholders, at a price that was a substantial premium to the then current trading price of RGA common stock. In December 2007, the RGA special committee met with its financial and legal advisors and RGA’s management and, after discussions with management of MetLife and representatives of MetLife’s financial and legal advisors, authorized RGA’s advisors and management to explore the possible indication of interest. In addition, MetLife agreed to reimburse RGA for its out-of-pocket expenses (subject to a cap) incurred in connection with consideration of the recapitalization/split-off transaction.

In January 2008, the third party and its proposed source of partial financing entered into confidentiality agreements with RGA, and RGA shared certain due diligence information with them. Representatives of Morgan Stanley, an additional financial advisor and management of RGA met with representatives of the third party, its proposed source of partial financing and MetLife and its financial advisors, to discuss the information.

Following that meeting, the third party indicated that it was not prepared to move forward with a potential acquisition transaction until after it conducted extensive due diligence, and that the proposed price would depend on its view of the results of such due diligence.

After discussion with its advisors, the RGA special committee directed RGA management to provide certain additional limited financial due diligence to the third party and asked it to submit a written proposal. Additionally, in January 2008, the RGA special committee interviewed and ultimately engaged Morgan Stanley, as well as the additional financial advisor, for assistance in evaluating discussions with and/or proposals from third parties.

On February 21, 2008, RGA received a letter from the third party setting forth a preliminary non-binding indication of interest for a potential acquisition transaction involving the acquisition of 100% of the outstanding RGA common stock. The letter included a preliminary price that represented a substantial premium to the then current market price of RGA common stock. The preliminary non-binding indication of interest was subject to a number of caveats and exceptions including significant financing contingencies and a request for competitively sensitive proprietary information.

On March 10, 2008, the RGA special committee sent a letter to the third party stating its position that the proposal had several shortcomings, including significant financing contingencies and the third party’s request for sharing competitively sensitive proprietary information.

On March 12, 2008, the third party again approached MetLife to state that it would still like to move forward with a potential acquisition of either all of the outstanding RGA common stock or alternatively of only MetLife’s stake in RGA.

During the period from early February 2008 through the end of May 2008, representatives of MetLife and representatives of the RGA special committee, including their respective financial and legal advisors,

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exchanged drafts and negotiated the terms of the relevant transaction documents for the recapitalization/split-off transaction, with the advisors and management providing updates to and meetings with the chairman of the special committee and/or the special committee.

On March 14, 2008, MetLife and RGA received the requested private letter ruling from the IRS regarding the tax free-treatment of the recapitalization/split-off transaction and certain other tax issues relating to the divestiture.

On May 22, 2008, the RGA special committee met with its financial and legal advisors and RGA’s management to review and discuss the current drafts of the transaction documents and the proposed Section 382 shareholder rights plan.

On May 30, 2008, the MetLife board of directors convened a meeting at which MetLife management reported to the MetLife board of directors the result of their consideration of the proposed transactions and their recommendations. The MetLife board of directors reviewed the potential strategic and other benefits of the proposed transactions. The MetLife board of directors approved the execution of the recapitalization and distribution agreement and the consummation of the transactions contemplated by the recapitalization and distribution agreement.

On June 1, 2008, the RGA special committee reconvened and continued its review of the transaction documents and Section 382 shareholder rights plan. Morgan Stanley reviewed its financial analyses related to the recapitalization and the divestiture and rendered its oral opinion, subsequently confirming in writing, to the RGA special committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the recapitalization and the divestiture, taken as a whole, were fair, from a financial point of view, to the holders of RGA common stock other than MetLife and its subsidiaries (excluding RGA and its subsidiaries). MetLife did not provide any information to Morgan Stanley in connection with Morgan Stanley’s opinion or in connection with the financial analysis conducted by Morgan Stanley in connection with such opinion. After a careful evaluation of the recapitalization/split-off transaction and its anticipated effects on RGA and RGA’s shareholders (other than MetLife), the RGA special committee approved and adopted the Section 382 shareholder rights plan, subject to execution and delivery of definitive agreements relating to the recapitalization/split-off transaction, and recommended that the RGA board of directors approve the proposed transactions, the transaction documents and the Section 382 shareholder rights plan. The RGA special committee also resolved to submit the proposed transactions to RGA shareholders for approval.

Subsequently that day, the RGA board of directors convened a meeting at which the RGA special committee, together with its legal and financial advisors, reported to the RGA board of directors the results of their consideration of the recapitalization/divestiture transaction and their recommendations. The RGA special committee advised that the proposed transactions were advisable to, fair to and in the best interests of RGA and RGA’s shareholders (other than MetLife and its subsidiaries) and recommended to the RGA board of directors that it should approve or ratify the proposed transactions, the transaction documents and the Section 382 shareholder rights plan and that the RGA board of directors should submit such proposals to RGA’s shareholders. Based upon the recommendation of the special committee, the RGA board of directors, with Steven A. Kandarian, Georgette A. Piligian and Joseph A. Reali (each of whom is an officer of MetLife) abstaining, determined that the proposed transactions were advisable, fair to and in the best interests of RGA and RGA’s shareholders (other than MetLife and its subsidiaries) and it approved or ratified the proposed transactions, the transaction documents and the Section 382 shareholder rights plan. The RGA board of directors also resolved to submit the proposed transactions to RGA’s shareholders for their approval.

On June 1, 2008, MetLife and RGA entered into the recapitalization and distribution agreement and, on June 2, 2008, issued a joint public announcement regarding the recapitalization, split-off and related transactions.

RGA Equity Capitalization Following the Divestiture and Before any Conversion

Following the completion of the recapitalization and divestiture, RGA will have an equity capitalization that consists of approximately 53% RGA class A common stock and approximately 47% RGA class B

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common stock. RGA’s recapitalization of RGA common stock into RGA class A common stock and the subsequent exchange of the RGA class A common stock held by MetLife (other than the recently acquired stock) for RGA class B common stock is governed by the recapitalization and distribution agreement. See “The Recapitalization and Distribution Agreement.”

NYSE Listing

RGA’s common stock is currently listed on the NYSE under the symbol “RGA.” Following the recapitalization and exchange offer, RGA intends to apply for listing, and expects that RGA class A common stock will be listed on the NYSE under the symbol [“RGA.A”] and RGA class B common stock will be listed on the NYSE under the symbol [“RGA.B”].

RGA Director Resignations

MetLife has agreed to cause the members of the RGA board of directors who are also officers of MetLife to resign from the RGA board of directors effective upon completion of the exchange offer. These individuals are: Mr. Steven A. Kandarian, Executive Vice President and Chief Investment Officer of MetLife; Ms. Georgette A. Piligian, Senior Vice President of MetLife and Chief Information Officer, Institutional Business, of Metropolitan Life Insurance Company; and Joseph A. Reali, Senior Vice President and Tax Director of Metropolitan Life Insurance Company. In accordance with the RGA bylaws, these vacancies may be filled by a vote of the majority of the RGA directors remaining in office and/or the authorized number of directors on the RGA board of directors will be reduced. As of the date of this document, the RGA board of directors has not identified the individuals who will fill these vacancies or what changes, if any, it will make to the size of the RGA board of directors.

Regulatory Approval

Certain acquisitions of RGA common stock under the exchange offer may require a pre-merger notification filing under the Hart-Scott-Rodino Act. If MetLife stockholders decide to participate in the exchange offer and consequently acquire enough shares of RGA class B common stock to exceed the $63.1 million threshold provided for in the Hart-Scott-Rodino Act and associated regulations, and if an exemption under the Hart-Scott-Rodino Act or regulations does not apply, RGA and tendering MetLife stockholders would be required to make filings under the Hart-Scott-Rodino Act and tendering MetLife stockholders would be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with tendering MetLife stockholders until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.

In connection with the exchange offer, and following the recapitalization, General American will distribute to GenAmerica Financial, LLC the shares of RGA class B common stock that it holds. GenAmerica Financial, LLC will then, in turn, distribute all of those shares to its parent, Metropolitan Life Insurance Company. Metropolitan Life Insurance Company will in turn distribute all of those shares to its parent, MetLife, Inc. Both General American and Metropolitan Life Insurance Company are insurance companies that are subject to various statutory and regulatory restrictions that limit their ability to dividend these shares without first obtaining approval from the applicable state regulatory authorities. Both the Missouri Department of Insurance and the New York State Insurance Department will need to approve these dividends before MetLife can engage in the exchange offer. These approvals are both conditions to complete the exchange offer. See “The Recapitalization and Distribution Agreement — Conditions to Completing the Recapitalization.”

Apart from the registration of shares of RGA class B common stock offered in the exchange offer under federal and state securities laws and MetLife’s filing of a Schedule TO with the SEC, and the other approvals described above, MetLife and RGA do not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the exchange offer and any subsequent split-offs or any debt exchanges.

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THE RGA SPECIAL MEETING

General

This document is furnished in connection with the solicitation of proxies by the RGA board of directors for use at the special meeting of RGA’s shareholders to be held at [ • ][ • ].m. on [ • ][ • ], 2008, at RGA’s headquarters, 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, and at any adjournments or postponements thereof. At the RGA special meeting, shareholders will be asked:

•	To consider and vote upon a proposal to approve the recapitalization and distribution agreement between RGA and MetLife, which includes the amendment and restatement of RGA’s articles of incorporation;

•	To consider and vote upon the following governance proposals which are conditioned upon completion of the recapitalization and the exchange offer, as follows:

•	The inclusion of provisions amending the RGA articles of incorporation to create the RGA class A common stock and the RGA class B common stock and define their relative rights, powers, preferences, restrictions, and conditions, including:

•	RGA Class B Significant Holder Voting Limitation. This provision is designed to ensure that no person, entity or group can seek to obtain control of the RGA board of directors solely by acquiring a majority of the outstanding shares of RGA class B common stock and to protect RGA’s public shareholders by ensuring that anyone seeking to take over RGA must acquire control of the outstanding shares of each class of common stock. The proposed provision would restrict the voting power of a holder of RGA class B common stock with respect to directors in excess of 15% of the outstanding RGA class B common stock to 15% of the outstanding RGA class B common stock; provided that, if such holder also has in excess of 15% of the outstanding RGA class A common stock, the holder of RGA class B common stock may exercise the voting power of the RGA class B common stock in excess of 15% to the extent that such holder has an equivalent percentage of outstanding RGA class A common stock. Holders of RGA class A common stock and RGA class B common stock will be entitled to receive the same per share consideration in any reclassification of shares or in any merger or consolidation of RGA with any other company;

•	Acquisition Restrictions. The amendment of RGA’s articles of incorporation to adopt Article Fourteen, which sets forth the acquisition restrictions described below under “Proposal Three: Acquisition Restrictions — Descriptions of the Acquisition Restrictions;”

•	Potential Conversion of Class B Common Stock Following Post-Exchange. Subject to the sole discretion of the RGA board of directors, the terms of RGA’s class B common stock will provide that such shares convert into RGA class A common stock, on a one-for-one basis, if the RGA board of directors determines to submit such proposals to RGA’s then-existing shareholders, and such shareholders approve such proposal; provided that, there can be no assurance that the RGA board of directors will consider proposing a conversion or resolve to submit such a proposal to RGA’s shareholders and, if submitted, that RGA’s shareholders would approve such a conversion.

•	To consider and vote upon a proposal that the RGA shareholders ratify the decisions of the RGA special committee and RGA board of directors to adopt and implement a Section 382 shareholder rights plan in connection with the recapitalization and divestiture.

•	To adjourn the RGA special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the special meeting proposals; and

•	To transact such other business as may properly be brought before the RGA special meeting or any adjournment or postponement of the RGA special meeting.

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RGA does not expect a vote to be taken on any other matters at the RGA special meeting. If any other matters are properly presented at the RGA special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment. The mailing of this document and accompanying form of proxy is expected to commence on or about [ • ], 2008.

When this document refers to the RGA special meeting, it is also referring to any adjournments or postponements of the RGA special meeting.

Voting and Revocation of Proxies

All shares of RGA common stock will be voted in accordance with the instructions contained in the proxies, but if the proxies which are signed and returned do not specify a vote for any proposal, the proxies will be voted “FOR” the approval of each of the proposals described in this proxy statement. Any proxy may be revoked by an RGA shareholder at any time before it is exercised by providing written notice of revocation to RGA’s corporate secretary (at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017), by executing a proxy bearing a later date, or by voting in person at the RGA special meeting.

Expenses of Solicitation

This document is being furnished in connection with the solicitation of proxies by the RGA board of directors. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by RGA, subject to MetLife’s expense reimbursement obligations described below. In addition, RGA has retained MacKenzie Partners to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $[ • ], plus reimbursement of expenses. Banks, brokerage houses, fiduciaries, and custodians holding in their names shares of RGA’s common stock beneficially owned by others will be furnished copies of solicitation materials to forward to the beneficial owners. RGA may reimburse persons representing beneficial owners of RGA’s common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone, and by fax, and RGA may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by RGA’s directors, officers, and employees in person or by telephone, e-mail, or other means of communication. No additional compensation will be paid to RGA’s directors, officers, or employees for their services in connection with this solicitation.

Record Date

The RGA board of directors has fixed the close of business on [ • ], 2008 as the record date for determining the RGA shareholders who have the right to vote at the RGA special meeting. At the RGA special meeting, each outstanding share of RGA common stock is entitled to one vote. At the close of business on the record date, there were [ • ] shares of RGA’s common stock outstanding and entitled to vote at the RGA special meeting.

Required Vote

Each outstanding share of existing RGA common stock is entitled to one vote on each matter which may properly come before the RGA special meeting. MetLife, which owns approximately 52% of RGA’s outstanding common stock, has agreed to vote its RGA shares in favor of each of the RGA special meeting proposals unless RGA withdraws or modifies its recommendation that RGA’s shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

Recapitalization Proposal.  Pursuant to the recapitalization and distribution agreement, the vote required for approval of the recapitalization proposal is (a) approval by a majority of the outstanding shares of RGA common stock, including shares held by MetLife and its subsidiaries, and (b) approval by the holders of a majority of the shares of RGA common stock present in person or by proxy at the RGA special meeting and entitled to vote on such proposal, other than the shares held by MetLife and its subsidiaries.

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Governance Proposals.  Each of the governance proposals requires the affirmative vote of a majority of the outstanding shares of RGA common stock. Subject to certain conditions, MetLife has agreed to vote its shares of RGA common stock in favor of each of these proposals unless RGA withdraws or modifies its recommendation that RGA’s shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

For specific information about MetLife’s agreement to vote its shares of RGA common stock pending the completion of the divestiture, see “The Recapitalization and Distribution Agreement — Voting.”

Section 382 Shareholder Rights Plan Ratification Proposal.  The proposal to ratify the Section 382 shareholder rights plan requires the affirmative vote of the holders of a majority of the outstanding shares of RGA common stock present in person or by proxy and entitled to vote on the proposal. Subject to certain conditions, MetLife has agreed to vote its shares of RGA common stock in favor of this proposal unless RGA withdraws or modifies its recommendation that RGA’s shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

Adjournment Proposal.  The proposal to permit adjournment of the RGA special meeting will require the affirmative vote of the RGA shareholders holding at least a majority of the RGA common stock represented at the RGA special meeting, whether or not a quorum is present.

Quorum

The required quorum for the transaction of business at the special meeting is a majority of the issued and outstanding shares of RGA common stock on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present at the RGA special meeting for the purpose of determining the presence of a quorum. Each proposal (other than the recapitalization, the Section 382 shareholder rights plan and adjournment proposals) requires the vote of the holders of a majority of the outstanding shares of RGA common stock. MetLife and RGA have agreed that the approval of the recapitalization and distribution agreement will also require the approval by the holders of a majority of the shares of RGA common stock, other than MetLife and its subsidiaries, that are present in person or by proxy and entitled to vote at the RGA special meeting. Abstentions will be deemed to be votes “AGAINST” each of the special meeting proposals. Pursuant to NYSE Rule 452, member brokers are permitted to vote on matters on a client’s behalf only if the matter is routine. The RGA special meeting proposals are not routine and, therefore, if you do not provide voting instructions, your broker will not vote on your behalf. Such broker non-votes will count as votes “AGAINST” each of the special meeting proposals. Accordingly, all beneficial owners of RGA common stock are urged to return the enclosed proxy card marked to indicate their votes or to contact their brokers to determine how to vote.

Recommendation of the RGA Board of Directors and the RGA Special Committee

Transactions Proposal.  The RGA special committee, and the RGA board of directors upon the unanimous recommendation of the RGA special committee, have determined that the divestiture and the related transactions are advisable and favorable to and, therefore, fair to and in the best interests of RGA and its shareholders other than MetLife and its subsidiaries. The RGA special committee and the RGA’s board of directors recommend that RGA shareholders vote “FOR” the approval of the transactions proposal.

Governance Proposals.  The RGA special committee, and the RGA board of directors upon the unanimous recommendation of the RGA special committee, have determined that each of the governance proposals is advisable and favorable to and, therefore, fair to and in the best interests of RGA and RGA’s shareholders other than MetLife and its subsidiaries. The RGA special committee and the RGA board of directors recommend that RGA shareholders vote “FOR” the approval of the governance proposals.

Section 382 Shareholder Rights Plan Ratification Proposal.  The RGA special committee has unanimously determined that the Section 382 shareholder rights plan is advisable and favorable to and, therefore, fair to and in the best interest of RGA and its shareholders other than MetLife and its subsidiaries. The RGA

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special committee and the RGA board of directors recommend that RGA shareholders vote “FOR” the ratification of the Section 382 shareholder rights plan proposal.

Adjournment Proposal.   The RGA special committee and the RGA board of directors recommend that RGA shareholders vote “FOR” the approval of the adjournment proposal.

Certain Ownership

As of the record date, MetLife and its subsidiaries beneficially owned 32,243,539 shares of RGA common stock, representing approximately 52% of the shares outstanding as of such date. Subject to certain conditions, MetLife has agreed to cause all shares of RGA common stock held by MetLife or any of its other subsidiaries to be voted in favor each of the proposals described in this document.

In addition, as of the record date, RGA’s executive officers and directors beneficially owned [ • ] shares of RGA common stock, representing approximately 1% of the shares outstanding as of such date, excluding beneficial ownership of such shares which may be deemed to be attributed to such executive officers and directors through their ownership interest in MetLife.

Market Prices of RGA Common Stock

RGA common stock has been quoted on the NYSE under the symbol “RGA” since 1993. On May 30, 2008, the last full trading day prior to the public announcement of the proposed divestiture, the reported last sale price per share of RGA common stock on the NYSE was $51.42. On [ • ], 2008, the most recent practicable date prior to the printing of this document, the reported last sale price of RGA common stock on the NYSE was $[ • ] per share.

Adjournments

If the RGA special meeting is adjourned to a different place, date, or time, RGA need not give notice of the new place, date, or time if the new place, date, or time is announced at the meeting before adjournment, unless the adjournment is for more than 90 days. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting will be given to persons who are RGA shareholders of record entitled to vote at the RGA special meeting as of the new record date.

Surrender of Certificates

No physical substitution of stock certificates will be required as a result of the recapitalization, and the existing certificates will continue to represent the shares of RGA class A common stock after the recapitalization.

The matters to be considered at the RGA special meeting are of great importance to RGA shareholders. Accordingly, RGA shareholders are urged to read and carefully consider the information presented in this document and the attachments hereto, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

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PROPOSAL ONE: APPROVAL OF THE RECAPITALIZATION AND DISTRIBUTION AGREEMENT

The RGA special committee and the RGA board of directors are proposing that the RGA shareholders approve the recapitalization and distribution agreement, dated as of June 1, 2008, by and between MetLife and RGA, and the transactions contemplated by the recapitalization and distribution agreement, including the recapitalization and the amendment and restatement of the RGA articles of incorporation (which proposal is referred to as the “recapitalization proposal”). In the recapitalization, each issued and outstanding share of RGA common stock will be reclassified into RGA class A common stock. Immediately after this reclassification, MetLife and its subsidiaries will exchange each share of RGA class A common stock that they hold (other than the recently acquired stock) for one share of RGA class B common stock. The recapitalization is proposed in conjunction with, and is conditioned upon, an offer by MetLife to MetLife stockholders to exchange shares of RGA class B common stock for shares of MetLife common stock.

RGA’s Reasons for the Recapitalization

The RGA board of directors, upon the unanimous recommendation of the RGA special committee, has determined that the recapitalization and distribution agreement, the recapitalization and each of the special meeting proposals are advisable and favorable to and, therefore, fair to and in the best interests of RGA and RGA shareholders other than MetLife and its subsidiaries. In arriving at this determination, the RGA board of directors and the RGA special committee considered a number of factors, which are listed below. A copy of the recapitalization and distribution agreement is attached as Appendix A. See “The Recapitalization and Distribution Agreement.”

Expected Benefits of the Divestiture to RGA and its Shareholders.  The RGA special committee and the RGA board of directors considered the following expected benefits of the divestiture. The recapitalization will allow the public holders of RGA class A common stock to elect one director (based on the current size of the RGA board), compared to their current inability to influence significantly the election of any members of the RGA board of directors due to MetLife’s majority voting control. Apart from the increased influence over the election of one director, the recapitalization itself will not result in any material benefits to RGA shareholders. However, the recapitalization is a necessary so that the divestiture is tax-free to MetLife and its stockholders under Section 355 of the Internal Revenue Code. Accordingly, the RGA special committee and the RGA board of directors reviewed the proposed divestiture in its entirety, and considered the benefits from the divestiture, including the following:

•	the divestiture is expected to eliminate the overhang on the market for RGA common stock that results from having a large corporate shareholder, thereby increasing the liquidity and public float of RGA common stock and, consequently, following the divestiture, RGA expects its common stock to trade more efficiently than it does today. Moreover, RGA expects that, following the divestiture, its common stock will be more widely followed by the equity research community than is the case presently. Accordingly, RGA expects these factors to provide it with greater flexibility to use its equity as currency for acquiring complementary operations and to raise cash for its business operations on a more efficient basis and to enhance the attractiveness of RGA’s equity-based compensation plans, thereby increasing RGA’s ability to attract and retain quality employees;

•	as MetLife and RGA’s businesses evolve over time, and their business strategies diverge, the divestiture will allow RGA to pursue its future business initiatives free from the constraints of having a controlling corporate shareholder whose policies may conflict with the best interests of RGA’s businesses. Absent the divestiture, it is possible that under certain circumstances, such constraints could restrict RGA’s ability to make investments or pursue strategies that RGA management believes are in the best long-term interests of RGA;

•	the divestiture is expected to eliminate customer conflicts. At present, a number of key customers of RGA are direct competitors of MetLife. Some key customers of RGA have expressed concern, and are expected to continue to express concern, about the indirect benefit that MetLife derives from the business they conduct with RGA. RGA expects that the divestiture will eliminate these customer conflicts, and that this will benefit RGA’s business going forward;

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•	the divestiture may permit RGA shareholders to share in any premium associated with a change in control of RGA, if such an event should occur. The requirements relating to the qualification of the divestiture for tax-free treatment, however, may restrict RGA’s ability to issue stock or engage in certain business combinations. See “Risk Factors — Risks Relating to the Recapitalization and Divestiture — The tax-free distribution by MetLife could result in potentially significant limitations on the ability of RGA to execute certain aspects of its business plan and could potentially result in significant tax-related liabilities to RGA.”

Economic and Financial Factors.  The RGA special committee and the RGA board of directors considered certain economic and financial factors associated with the divestiture, such as the effect of the recapitalization and the exchange offer, any debt exchanges and any subsequent split-offs on the expected trading price of both classes of RGA common stock following the recapitalization and the impact on RGA’s financial position following the exchange offer and other transactions. In this regard, they considered certain economic and financial considerations, including the following:

•	that the divestiture is structured so as to result in no income tax liability to RGA’s shareholders (including MetLife and its other subsidiaries);

•	in the case of the RGA special committee, the financial analyses of Morgan Stanley related to the recapitalization and the divestiture and its opinion to the RGA special committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the recapitalization and the divestiture, taken as a whole, were fair, from a financial point of view, to the holders of RGA common stock other than MetLife and its subsidiaries (excluding RGA and its subsidiaries), as described under “— Opinion of the RGA Special Committee’s Financial Advisor — Summary of Opinion of Morgan Stanley;”

•	in the case of the RGA special committee, the potential effect of two classes of RGA common stock and the potential volatility of the market for and liquidity of the RGA class A common stock;

•	the expectation that the RGA board of directors could consider submitting to the RGA shareholders at the next regularly scheduled annual shareholders’ meeting of RGA or at a special shareholders’ meeting of RGA, a proposal to convert the RGA class B common stock into RGA class A common stock, as discussed under “Proposal Four: Class B Potential Conversion Following Divestiture;” and

•	the existence of certain protections against an “ownership change” under the Internal Revenue Code, so as to protect against an ownership change that would limit, under Section 382 of the Internal Revenue Code, the use by RGA and its subsidiaries of their NOLs and other tax attributes, although RGA cannot assure its shareholders that such protections will be sufficient, as described under “Risk Factors — Risks Relating to the Governance Proposals and the Section 382 Shareholder Rights Plan — The proposed acquisition restrictions and RGA’s Section 382 shareholder rights plan, which are intended to help preserve RGA and its subsidiaries’ NOLs and other tax attributes, may not be effective or may have unintended negative effects.”

Governance Matters.  The RGA special committee and the RGA board of directors considered that, as a result of the recapitalization and the exchange offer, RGA might be more vulnerable to third parties seeking to acquire control of RGA and/or the RGA board of directors. In that regard they considered certain governance matters, including the following:

•	RGA’s agreement not to engage in any transactions, such as certain issuances of stock and business combinations with third parties that would be likely to, or that do invalidate, the tax-free status of the divestiture, as well as the reduced likelihood of such a transaction because of the potential liability to RGA associated with invalidating such status, such as certain issuances of RGA stock, as described under “Risk Factors — Risks Relating to the Recapitalization and Divestiture — The tax-free distribution by MetLife could result in potentially significant limitations on the ability of RGA to execute certain aspects of its business plan and could potentially result in significant tax-related liabilities to RGA” and “— The divestiture may be taxable to MetLife if there is an acquisition of 50% or more of

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the outstanding common stock of MetLife or RGA and may result in indemnification obligations from RGA to MetLife;”

•	RGA’s obligation to indemnify MetLife in the event that RGA takes any actions, subject to certain exceptions, which result in all of any part of the divestiture failing to qualify as a tax-free distribution, as described under “Risk Factors — Risks Relating to the Recapitalization and Divestiture — The tax-free distribution by MetLife could result in potentially significant limitations on the ability of RGA to execute certain aspects of its business plan and could potentially result in significant tax-related liabilities to RGA” and “— The divestiture may be taxable to MetLife if there is an acquisition of 50% or more of the outstanding common stock of MetLife or RGA and may result in indemnification obligations from RGA to MetLife;”

•	the risk that the dual class structure could lead to a person or group gaining control of the RGA board of directors by acquiring a majority of the RGA class B common stock, even though such person or group would require at least two annual elections to gain control, and the benefits of having the protections described under “Proposal Two: RGA Class B Significant Holder Voting Limitation;”

•	the ability of the holders of RGA class B common stock to elect at least 80% of the RGA board of directors will not provide such holders with materially different rights than MetLife currently possesses because MetLife presently has the practical ability to elect the entire RGA board of directors;

•	prior to the receipt of approval, if any, of the recapitalization and other proposals at the RGA special meeting, RGA’s ability to consider “alternative proposals,” and MetLife’s agreement to consider such proposals only under specified circumstances, and MetLife’s ability to terminate the recapitalization and distribution agreement in order to accept a superior proposal from a specific third party, as described under “The Recapitalization and Distribution Agreement — Termination;”

•	MetLife’s agreement not to participate in certain other takeover or change of control activities affecting RGA prior to completion of the exchange offer or termination of the recapitalization and distribution agreement;

•	the potential for certain protections against an “ownership change” under the Internal Revenue Code, which are designed to protect against a limitation on RGA’s ability to utilize its NOLs and other tax attributes, as set forth in the proposed acquisition restrictions and RGA’s Section 382 shareholder rights plan, to discourage a potential acquirer of RGA;

•	that, subsequent to the completion of the exchange offer, MetLife has agreed to vote the recently acquired stock and any additional shares of either class of RGA common stock then held by MetLife and its subsidiaries (i) in any election of directors, in proportion to the votes cast by the other holders of the same respective class of RGA common stock, and (ii) in all other matters, in proportion to the votes cast by the other holders of both classes of RGA common stock; and

•	in the case of the RGA special committee, that, although the vote of MetLife would be sufficient to approve the recapitalization proposal and each of the governance and other special meeting proposals, the recapitalization proposal will not be implemented unless the recapitalization and distribution agreement is approved by a majority of shareholders other than MetLife and its subsidiaries, as described under “— Required Vote,” and the other proposals are conditioned upon approval of such recapitalization proposal.

Negative Factors.  The RGA special committee and the RGA board of directors considered and balanced against the potential benefits of the recapitalization and related transactions a number of actual or potential disadvantages, including the following:

•	after the recapitalization, RGA’s current public shareholders will hold shares of RGA class A common stock, which have voting rights that are inferior to those of the RGA class B common stock with respect to the election of directors. As a result, RGA’s current public shareholders will have diminished voting power in the election of directors since RGA’s current public shareholders will only have the

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right to elect directors comprising 20% or less of the RGA board of directors. The market value of RGA class A common stock could be adversely affected by the inferior voting rights of this class;

•	the divestiture makes it more likely that RGA could experience an “ownership change” that would limit the ability of RGA and its subsidiaries to utilize their NOLs and other tax attributes. Although RGA has adopted its Section 382 shareholder rights plan (described under “Description of RGA Capital Stock — Description of Section 382 Shareholder Rights Plan”) and proposed acquisition restrictions, as described in “Proposal Three: Acquisition Restrictions” which are designed to protect RGA from experiencing an ownership change, RGA cannot assure RGA shareholders that those provisions will be sufficient. In particular, the acquisition restrictions may not be enforceable under certain circumstances and do not apply to acquisitions of shares in the divestiture, due, in part, to federal securities law limitations. Additionally, under certain circumstances, the RGA board of directors may determine to exempt 5-percent shareholders from the operation of the Section 382 shareholder rights plan. See “Risk Factors — Risks Related to the Governance Proposals and the Section 382 Shareholder Rights Plan — The proposed acquisition restrictions and RGA’s Section 382 shareholder rights plan, which are intended to help preserve RGA’s NOLs and other tax attributes, may not be effective or may have unintended negative effects;”

•	after the completion of the divestiture, RGA may incur increased shareholder servicing costs; however, MetLife has agreed to reimburse RGA for a portion of these shareholder printing and mailing expenses of $12.50 per holder for additional record or beneficial holders over a specified number, for a period of four years, as described in “The Recapitalization and Distribution Agreement — Fees and Expenses;”

•	RGA has agreed with MetLife that RGA will not engage in transactions that would be likely to, or that do invalidate, the tax-free status of the divestiture. This obligation could limit RGA’s ability to engage in certain transactions, such as certain issuances of stock or business combinations with third parties, even if they would otherwise be in the best interests of RGA’s shareholders. See “Risk Factors — Risks Relating to the Recapitalization and Distribution — The tax-free distribution by MetLife could result in potentially significant limitations on the ability of RGA to execute certain aspects of its business plan and could potentially result in significant tax-related liabilities to RGA” and “— The divestiture may be taxable to MetLife if there is an acquisition of 50% or more of the outstanding common stock of MetLife or RGA and may result in indemnification obligations from RGA to MetLife;”

•	RGA has also agreed with MetLife that RGA will not engage in certain transactions prior to completion of the divestiture, or to engage in any equity-related capital raising activity for specified periods, without MetLife’s prior consent, which will not be unreasonably withheld or delayed; however, RGA is permitted to undertake certain capital-raising activities subject to certain conditions, in each case, as described in “The Recapitalization and Distribution Agreement — Additional Divestiture Transactions — Interim Operating Covenants” and “— Lock-Up Period;”

•	after or during the pendency of the divestiture, it is likely that some MetLife security holders who receive shares of RGA class B common stock in the divestiture will sell all or part of such shares, which could depress the market price of the RGA class A common stock and RGA class B common stock and consequently could affect the terms of later divestiture transactions. See “Risk Factors — Risks Relating to an Investment in RGA Common Stock — Stock sales following the exchange offer or any additional divestiture transactions, including sales by MetLife, may affect the stock price of RGA common stock;”

•	under certain circumstances, if RGA were to cause the divestiture to be taxable to MetLife, it could be obligated to indemnify MetLife against significant tax liabilities. See “Risk Factors — Risks Relating to the Recapitalization and Divestiture — The tax-free distribution by MetLife could result in potentially significant limitations on the ability of RGA to execute certain aspects of its business plan and could potentially result in significant tax-related liabilities to RGA” and “— The divestiture may be taxable to MetLife if there is an acquisition of 50% or more of the outstanding common stock of MetLife or RGA and may result in indemnification obligations from RGA to MetLife;”

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•	in the past, MetLife has provided director and officer liability insurance for RGA for which it charged an allocable cost. Following the divestiture, RGA will be a public company independent of MetLife control and will be required to replace this insurance, although MetLife has agreed for six years to continue to provide coverage for claims arising from facts or events occurring on or prior to the completion of the exchange offer, as described under “The Recapitalization and Distribution Agreement — D&O Liability Insurance;”

•	by becoming independent from MetLife, RGA would lose any positive perceptions from which it may benefit as a result of being associated with a company of MetLife’s stature and industry recognition; however, none of the three principal rating agencies that meet with RGA on a regular basis (S&P, Moody’s and A.M. Best) has advised RGA of any expected change in the ratings of the financial performance or condition of RGA’s reinsurance subsidiaries related to the proposed divestiture;

•	negotiation and consideration of the divestiture has required, and the registration of securities in connection with the transactions will require, the incurrence of various costs and expenses by RGA for which MetLife has agreed to reimburse RGA for certain expenses, whether or not the divestiture is completed, and completion of the divestiture requires RGA to register securities under federal securities laws, which entails time, expense and risk of potential liabilities; and

•	the ability of MetLife to delay commencement of the exchange offer pending satisfaction of the conditions described under “The Recapitalization and Distribution Agreement — Exchange Offer/Split-Off — Commencing the Exchange Offer — Conditions to Commencing the Exchange Offer” or due to a decline of 25% in RGA’s stock price from the closing price on May 30, 2008 or up to three times in its discretion, and MetLife’s willingness to conduct the exchange offer and any subsequent split-offs or debt exchanges only during its customary window periods, in each case, as described under “The Recapitalization and Distribution Agreement — Exchange Offer/Split-Off — Commencing the Exchange Offer Delay Rights and Blackout Rights.”

Procedural Factors.  The RGA special committee and the RGA board of directors also considered certain procedural protections that were implemented to ensure a fair and impartial evaluation and negotiation of the proposed divestiture and to provide for consideration and approval of any transactions by RGA’s minority shareholders, including the following:

•	the RGA board of directors formed a special committee composed solely of its outside, independent directors, which was delegated broad authority to consider and approve the proposed divestiture and to consider alternative proposals;

•	the RGA special committee hired a financial advisor and legal counsel to assist and advise the RGA special committee.

•	the RGA special committee, with the assistance of its financial advisor and legal counsel and RGA management, evaluated, negotiated and approved the proposed transactions and made a recommendation to the RGA board of directors to ratify and approve the proposed transactions; and

•	to approve the recapitalization proposal, holders of a majority of the shares of RGA’s common stock present in person or by proxy, and entitled to vote, other than MetLife and its subsidiaries, must vote in favor of approving the recapitalization and distribution agreement, and the approval of the other special meeting proposals is conditioned upon approval of such recapitalization proposal.

Other Factors Considered.  The RGA special committee and the RGA board of directors considered other factors in making their determination that the special meeting proposals are advisable and favorable to and, therefore, fair to and in the best interests of RGA and its shareholders other than MetLife and its subsidiaries, including the following:

•	that MetLife had publicly disclosed its view of RGA as non-core and did not expect to maintain the status quo with RGA continuing as a majority-owned subsidiary of MetLife;

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•	the limitations on seeking alternatives to the divestiture because of MetLife’s control of a majority of the outstanding shares of RGA common stock;

•	the presence of directors of RGA who are officers of MetLife on the RGA board of directors, and the formation of a special committee comprised solely of directors viewed as independent of MetLife and its management; and

•	the terms of the recapitalization and distribution agreement, the recapitalization proposal, the governance proposals and the Section 382 shareholder rights plan proposal, as described in this document, and the potential that the conditions to the closing of the divestiture would be satisfied.

After a detailed consideration of these factors, the RGA special committee and the RGA board of directors concluded that the recapitalization and distribution agreement, the recapitalization and each of the special meeting proposals is advisable and favorable to and, therefore, fair to and in the best interests of RGA and RGA’s shareholders other than MetLife and its subsidiaries. The discussion and factors described above were among the factors considered by the RGA special committee and by the RGA board of directors, as specified, in their assessment of the divestiture. The RGA special committee and the RGA board of directors did not quantify or attach any particular weight to the various factors that they considered in reaching their respective determinations. Different members may have assigned different weights to different factors. In reaching their respective determinations, the RGA special committee and the RGA board of directors took the various factors into account collectively and did not perform a factor-by-factor analysis.

Opinion of the RGA Special Committee’s Financial Advisor

Summary of Opinion of Morgan Stanley

Morgan Stanley served as financial advisor to the RGA special committee in connection with the recapitalization and the divestiture, which, taken as a whole, are collectively referred to below as the “transaction.” On June 1, 2008, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the RGA special committee to the effect that as of such date and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the transaction was fair, from a financial point of view, to the holders of the RGA common stock (other than MetLife and its subsidiaries (excluding RGA and its subsidiaries), which are collectively referred to below as the “excluded parties”).

THE FULL TEXT OF MORGAN STANLEY’S WRITTEN OPINION IS ATTACHED AS APPENDIX E TO THIS DOCUMENT. RGA ENCOURAGES ITS SHAREHOLDERS TO READ MORGAN STANLEY’S OPINION IN ITS ENTIRETY FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. MORGAN STANLEY’S OPINION WAS FOR THE INFORMATION OF THE RGA SPECIAL COMMITTEE AND DID NOT IN ANY MANNER ADDRESS THE PRICES AT WHICH THE RGA COMMON STOCK WOULD TRADE SUBSEQUENT TO THE ANNOUNCEMENT OF THE TRANSACTION OR AS TO THE PRICE OR PRICES AT WHICH SHARES OF THE RGA CLASS A COMMON STOCK OR THE RGA CLASS B COMMON STOCK MAY TRADE SUBSEQUENT TO THE CONSUMMATION OF THE TRANSACTION. MORGAN STANLEY’S OPINION DID NOT CONSTITUTE A RECOMMENDATION TO THE RGA SPECIAL COMMITTEE OR ANY HOLDERS OF THE RGA COMMON STOCK AS TO HOW TO VOTE IN CONNECTION WITH THE TRANSACTION.

The RGA special committee informed Morgan Stanley that MetLife owned approximately 52% of the RGA common stock as of the date of Morgan Stanley’s opinion. The RGA special committee also informed Morgan Stanley that MetLife will undertake the divestiture only if it can be effected on a tax-free basis, which requires that MetLife hold shares of RGA having the right, voting together as a single class, to elect at least 80% of the directors of RGA. In addition, RGA informed Morgan Stanley that, as of the date of Morgan Stanley’s opinion, the RGA board of directors expected that, following the divestiture, the RGA board of directors will consider submitting to a shareholder vote at the next regularly scheduled annual shareholders’

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meeting of RGA, or at a special meeting called for such purpose, a proposal to convert the RGA class B common stock to RGA class A common stock on a share-for-share basis. However, RGA informed Morgan Stanley that there can be no assurance that the RGA board of directors will consider proposing a conversion or resolve to submit such a proposal to the RGA shareholders or, if submitted, that the RGA shareholders will approve such a conversion.

For purposes of its opinion, Morgan Stanley:

•	reviewed certain publicly available financial statements and other business and financial information of RGA;

•	discussed the past and current operations and financial condition and the prospects of RGA, including information relating to certain strategic, financial and operational benefits and costs anticipated from the transaction, with senior executives of RGA;

•	discussed with the RGA special committee the strategic, financial and operational benefits and costs anticipated from the transaction, the transaction structure and its impact on the public holders of the RGA common stock and alternatives for enhancing the stock float of the RGA common stock;

•	reviewed the reported prices and trading activity for the RGA common stock;

•	compared the financial performance of RGA and the prices and trading activity of the RGA common stock with that of certain other publicly-traded companies comparable to RGA, and their respective securities;

•	reviewed the financial terms, stock price performance and stock float characteristics, to the extent publicly available, of certain precedent transactions that Morgan Stanley deemed generally comparable to the transaction;

•	reviewed the trading performance of companies with dual-class stock structures that Morgan Stanley deemed generally comparable to the dual-class stock structure that RGA will have in place after consummation of the transaction;

•	participated in discussions and negotiations among representatives of MetLife and RGA and their respective financial, legal, and tax advisors;

•	reviewed the private letter ruling issued by the Internal Revenue Service regarding various tax aspects of the transaction;

•	reviewed drafts of the recapitalization and distribution agreement, including RGA’s proposed amended and restated articles of incorporation, and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by MetLife and RGA and formed a substantial basis for its opinion. With respect to the information provided to Morgan Stanley relating to certain strategic, financial and operational benefits and costs anticipated from the transaction, Morgan Stanley assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of RGA as to such matters, and Morgan Stanley expressed no opinion with respect to such information or the assumptions on which it was based. Morgan Stanley did not make and did not assume responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of RGA, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley is not a legal or tax expert and relied upon, without independent verification, the assessment of RGA’s legal and tax advisors with respect to legal and tax matters related to the proposed transaction.

In arriving at its opinion, Morgan Stanley assumed, with RGA’s consent, that RGA would not incur any tax as a result of the recapitalization, the divestiture or a conversion, and that the recapitalization and the

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divestiture would not result in any limitation on the ability of RGA or any of its subsidiaries to utilize their net operating losses, including under Section 382 of the Code. As part of the recapitalization, Morgan Stanley understood that RGA would adopt an amended and restated shareholder rights plan and amend its charter to restrict certain acquisitions and dispositions of RGA class A common stock and RGA class B common stock by certain persons, in each case to protect RGA’s ability to utilize its net operating losses and other tax attributes, and Morgan Stanley assumed, with RGA’s consent, that RGA would implement and enforce the amended and restated shareholder rights plan and those restrictions. Morgan Stanley assumed that the transaction would be consummated in accordance with the terms of the recapitalization and distribution agreement without amendments, waivers or modifications, regulatory or otherwise, that collectively would have a material adverse effect on RGA or the holders of the RGA common stock (other than the excluded parties).

Morgan Stanley’s opinion was rendered on the basis of securities markets, economic, and general business and financial conditions prevailing as of the date of its opinion, and the conditions and prospects, financial and otherwise, of RGA as they were represented to Morgan Stanley as of the date of its opinion or as they were reflected in the information and documents reviewed by Morgan Stanley. Morgan Stanley assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. In addition, Morgan Stanley assumed that the shares of RGA would be fully and widely distributed among investors and would be subject only to normal trading activity. Morgan Stanley’s opinion noted that trading in the RGA common stock for a period commencing with the public announcement of the transaction, and RGA class A common stock and RGA class B common stock continuing for a time following completion of the transaction, might involve a redistribution of such securities among MetLife’s security holders and RGA’s shareholders and other investors and, accordingly, during such periods, such securities might trade at prices below those at which the RGA common stock traded prior to the public announcement and those at which RGA class A common stock and RGA class B common stock would trade on a fully distributed basis after the transaction. Morgan Stanley’s opinion further noted that the estimation of market trading prices of newly distributed securities is subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of the firm making such estimates. In addition, Morgan Stanley’s opinion noted that the market prices of such securities would fluctuate with changes in market conditions, the conditions and prospects, financial and otherwise, of RGA, and other factors which generally influence the prices of securities. Morgan Stanley assumed that there would not be a material adverse effect on the business as it relates to RGA’s credit rating as a result of the consummation of the proposed transaction. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of RGA’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of the RGA common stock in the transaction.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. In addition, Morgan Stanley’s opinion did not address RGA’s underlying business decision to pursue the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for RGA, or the effects of any other transaction in which RGA might have engaged.

Morgan Stanley was not authorized to solicit, and did not solicit, any indications of interest or proposals for the acquisition of, or any business combination or extraordinary transaction involving, either the stock or assets of RGA.

The following is a summary of the material financial analyses used by Morgan Stanley in connection with its opinion to the RGA special committee. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

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Historical Trading Analysis

Morgan Stanley reviewed the historical trading of the RGA common stock and performed several analyses that are summarized below to compare the stock trading performance of the RGA common stock relative to MetLife common stock and a composite index comprised of the following life insurance companies, which are collectively referred to as the “life insurance comparable companies”:

•	Genworth Financial, Inc.

•	Lincoln National Corporation,

•	MetLife,

•	Nationwide Financial Services, Inc.,

•	Protective Life Corporation,

•	Principal Financial Group, Inc.

•	Prudential Financial, Inc., and

•	Torchmark Corporation

Morgan Stanley reviewed the share price trading history of the RGA common stock by evaluating the historical trading performance of the RGA common stock for the 5-year, 3-year and 1-year periods ending May 30, 2008 relative to the trading performance of MetLife common stock and to an index comprised of MetLife and the other life insurance comparable companies. This analysis showed the following:

Stock Price Performance
			Life Insurance
Time period ending May 30, 2008	RGA common stock	MetLife	Comparable Companies

5 — Year	66.5%	114.6%	79.4%

3 — Year	11.8%	35.5%	19.8%

1 — Year	(17.6)%	(12.3)%	(18.4)%

Historic Valuation Multiples

Using publicly available information, Morgan Stanley reviewed the share price trading history of the RGA common stock by comparing the average historical next-twelve-month price to earnings ratio of the RGA common stock for the 5-year, 3-year and 1-year periods ending May 30, 2008 relative to MetLife common stock and the median multiple for the life insurance comparable companies. This analysis showed the following:

Next-Twelve-Month Average Price to Earnings Ratios
					Median Multiple
					for Life Insurance
Time period ending May 30, 2008	RGA common stock		MetLife		Comparable Companies

5 — Year	10.6	x	10.7	x	11.2x

3 — Year	10.5	x	10.9	x	11.2x

1 — Year	9.6	x	10.3	x	10.4x

Using publicly available information, Morgan Stanley also reviewed the share price trading history of the RGA common stock by comparing the average price to book value multiples of the RGA common stock for

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the 5-year, 3-year and 1-year periods ending May 30, 2008 relative to MetLife common stock and the median multiples for the life insurance comparable companies. This analysis showed the following:

Average Price to Book Value Ratios
					Median Multiple
					for Life Insurance
Time period ending May 30, 2008	RGA common stock		MetLife		Comparable Companies

5 — Year	1.39	x	1.47	x	1.49x

3 — Year	1.37	x	1.52	x	1.52x

1 — Year	1.32	x	1.46	x	1.43x

Regression Analysis

Morgan Stanley performed a regression analysis to evaluate the relationship between the return on average equity and the price to adjusted book value of RGA common stock and the life insurance comparable companies. This regression analysis showed a statistically significant relationship between the ratio of trading price to average book value as compared to return on average equity.

Based upon the analyses summarized above, Morgan Stanley noted that the trading multiples for the RGA common stock price have generally been in line with the life insurance comparable companies during these trading periods.

Liquidity Analysis

Morgan Stanley conducted an analysis of the trading liquidity of the RGA common stock and the following large capitalization and mid-sized capitalization life insurance companies:

Large capitalization insurance companies

•	Ameriprise Financial Inc.,

•	Genworth Financial, Inc.,

•	Lincoln National Corporation,

•	MetLife,

•	Principal Financial Group, Inc., and

•	Prudential Financial, Inc.

Mid-sized capitalization insurance companies

•	Conseco, Inc.,

•	Nationwide Financial Services, Inc.,

•	Protective Life Corporation,

•	StanCorp Financial Group, Inc.,

•	Torchmark Corporation, and

•	Unum Group

Based on this analysis, Morgan Stanley observed that the RGA common stock generally has had less trading liquidity as compared to the large capitalization and mid-sized capitalization life insurance companies that Morgan Stanley reviewed. In particular, as compared to the other life insurance companies listed above, Morgan Stanley noted that RGA:

•	has one of the smallest trading floats as measured as a percentage of total shares outstanding;

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•	has a trading volume that is below the average of the other life insurance companies reviewed as measured by comparing the last-twelve-month average daily trading volume as a percentage of market capitalization;

•	would require a longer time period than most for an investor to accumulate a 2.5% position in RGA based on the average daily trading volume of the RGA common stock;

•	has one of the smallest groups of institutional shareholders; and

•	has among the fewest equity research analysts covering its stock.

Precedent Recapitalization Transaction Analysis

Morgan Stanley reviewed the trading characteristics of seven companies that recapitalized the common stock into a high-vote, low-vote capital structure in contemplation of a spin-off by a significant stockholder. These recapitalization transactions, and the month and year in which they were completed, were as follows:

Company	Month and Year of Recapitalization

Centex Construction Products, Inc.	January 2004
Curtiss-Wright Corporation	November 2001
Florida East Coast Industries, Inc.	October 2000
MIPS Technologies, Inc.	June 2000
Neiman Marcus, Inc.	October 1999
Gartner Group, Inc.	July 1999
Freeport McMoRan Copper & Gold Inc.	July 1995

Based on this analysis, Morgan Stanley observed that the low-vote stock often had significant trading liquidity as compared to the high-vote stock following completion of a recapitalization into a high-vote, low-vote structure, and there was no conclusive evidence indicating that the low-vote stock would trade at a discount to the high-vote stock. Further, Morgan Stanley observed that the average trading volume of the low vote often increased following the completion of the spin-off by the significant shareholder.

Low-Vote Stock Price Performance Analysis

Morgan Stanley also reviewed the low-vote stock price performances of the companies listed above under “Precedent Recapitalization Transaction Analysis” relative to the S&P 500 index and to the applicable S&P industry index for each company. Based on this analysis, Morgan Stanley observed that there was no conclusive evidence to suggest that the recapitalization of the common stock into a high-vote, low-vote structure would necessarily negatively affect the trading levels of the companies as compared to the S&P 500 index and the applicable S&P industry index.

Current Dual – Class Trading Summary

Morgan Stanley reviewed the trading characteristics of forty-five companies with dual classes of stock where both classes are exchange-traded and total market cap is greater than $200 million. Morgan Stanley observed that while in some cases the high-vote stock or low-vote stock trades at a premium relative to the other class, the two classes generally trade in line with each other.

No company or transaction utilized in the comparable company analyses or precedent transaction analyses is identical to RGA or the proposed transaction. In evaluating the comparable companies and the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of RGA and MetLife, such as the impact of competition on the business of RGA, MetLife or the industry generally, industry growth and the absence of any adverse material change in the financial condition of RGA, MetLife or the industry or in the financial markets in general, which could affect the public trading value of the companies and the trading performance of the precedent transactions to which they are being compared.

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Miscellaneous

In connection with the review of the transaction by the RGA special committee, Morgan Stanley performed a variety of analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the transaction from a financial point of view to the holders of the RGA common stock (other than the excluded parties) and in connection with the delivery of its opinion to the RGA special committee. These analyses do not purport to be appraisals or to reflect the prices at which the RGA common stock might actually trade.

The terms of the transaction were determined through arm’s-length negotiations between RGA and MetLife and were approved by each company’s board of directors. Morgan Stanley provided advice to the RGA special committee during these negotiations. Morgan Stanley did not, however, recommend any specific terms to the RGA special committee or that any specific terms constituted the only appropriate terms for the transaction.

Morgan Stanley’s opinion and its presentation to the RGA special committee was one of many factors taken into consideration by the RGA special committee in deciding to recommend the transaction. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the RGA special committee with respect to the transaction.

Morgan Stanley acted as financial advisor to the RGA special committee in connection with the transaction and will receive a fee in the amount of $[ • ] million for its services, a significant portion of which is contingent upon the closing of the transaction. RGA has also agreed to reimburse Morgan Stanley for certain expenses incurred by Morgan Stanley, including fees of outside legal counsel, and to indemnify Morgan Stanley and related parties against liabilities arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services for RGA and MetLife, and have received fees for the rendering of those services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of MetLife, RGA or any other company or any currency or commodity that may be involved in the transaction.

Interests of Certain Persons in the Divestiture

In considering the unanimous recommendation of the RGA special committee and the RGA board of directors, RGA shareholders should be aware that certain officers and directors of RGA are also stockholders and/or employees of MetLife and may have certain interests in the recapitalization that are different from, or in addition to, the interests of the RGA public shareholders. In addition, three of RGA’s eight current directors, including the current chairman, are also officers of MetLife. The RGA special committee and RGA board of directors were aware of these interests and considered them, among other matters, in approving the special meeting proposals.

Ownership of Existing RGA Common Stock

As of [ • ], 2008, RGA’s directors and executive officers beneficially owned an aggregate of [ • ] shares of RGA common stock, including shares that may be acquired within 60 days of such date upon the exercise of outstanding stock options (or less than one percent of the then outstanding shares of RGA’s common stock), as described in “Security Ownership of Certain Beneficial Owners and Management of RGA.”

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Ownership of MetLife Common Stock

As of [ • ], 2008, RGA’s directors and executive officers beneficially owned [ • ] shares of MetLife, as described in “Security Ownership of Certain Beneficial Owners and Management of RGA.”

Directors and Executive Officers

The recapitalization and distribution agreement requires that MetLife cause Messrs. Kandarian and Reali and Ms. Piligian, its designees on the RGA board of directors, to resign effective as of closing of the exchange offer. In addition, Mr. Eason will become the RGA class A director at that time.

All persons who are presently executive officers of RGA are expected to continue to serve in such capacities following the consummation of the recapitalization and exchange offer.

RGA’s Relationship With MetLife

RGA and MetLife have other relationships and engage in certain transactions, as described in “Other Arrangements and Relationships between MetLife and RGA.”

Effects of the Recapitalization on RGA’s Outstanding Shares

The RGA class A common stock will be identical in all respects to RGA’s current common stock, and will also be identical in all respects to the RGA class B common stock (including with respect to voting and dividends and voting on other than director-related matters), and will vote together as a single class, except with respect to certain limited matters required by Missouri law, and except that:

•	the holders of RGA class A common stock, voting together as a single class, will be entitled to elect no more than 20% of the directors of RGA;

•	holders of 15% or more of the RGA class B common stock will have reduced voting power with respect to directors if they do not also hold an equal or greater proportion of RGA class A common stock (see “Proposal Two: RGA Class B Significant Holder Voting Limitation”); and

•	the holders of RGA class B common stock, voting together as a single class, will be entitled to elect at least 80% of the directors of RGA.

If, for example, the RGA board of directors were to consist of five directors, four would be designated for election by the holders of the RGA class B common stock and one would be designated for election by the holders of the RGA class A common stock.

Federal Securities Law Consequences Relevant to RGA Stockholders

All shares of RGA class A common stock or RGA class B common stock received by stockholders of MetLife following the recapitalization and exchange offer will be freely transferable, except that either class of shares of RGA common stock received by persons who are deemed to be affiliates of RGA may be resold by them only in transactions permitted by the resale provision of Rule 144 promulgated under the Securities Act, or otherwise in compliance with (or pursuant to an exemption from) the registration requirements of the Securities Act. Persons deemed to be affiliates of RGA are those individuals or entities that control, are controlled by, or are under common control with, RGA and generally include the executive officers and directors of RGA.

Because MetLife is an affiliate of RGA, and may continue to be an affiliate following the exchange offer due to its continued ownership of the recently acquired stock, MetLife will not be able to freely sell the recently acquired stock that its subsidiary will hold after the divestiture. Accordingly, MetLife has requested, and RGA has agreed to provide in the recapitalization and distribution agreement, to ensure an orderly sale of the recently acquired stock, registration rights with respect to the recently acquired stock. The recapitalization and distribution agreement provides that any sale of the recently acquired stock must occur no earlier than

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60 days after the completion of the divestiture and no later than 60 months after the completion of the exchange offer.

After the disposition of MetLife’s recently acquired stock, it is not expected that MetLife will be an affiliate of RGA.

No Appraisal Rights

Holders of RGA’s common stock are not entitled to appraisal rights under Section 351.455 of the MGBCL in connection with the recapitalization.

Material U.S. Federal Income Tax Consequences of the Recapitalization

The following discussion is a general summary of the material U.S. federal income tax consequences that may be relevant to RGA holders (as defined below) that hold shares of RGA common stock which are reclassified into shares of RGA class A common stock pursuant to the recapitalization. This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below. MetLife received a private letter ruling from the IRS regarding the recapitalization, the divestiture and certain other related transactions and ancillary issues. RGA subsequently received an identical private letter ruling from the IRS. Although a private letter ruling from the IRS generally is binding on the IRS, if MetLife or RGA do not comply with the undertakings made to the IRS in connection with obtaining the ruling, or if the representations made by MetLife or RGA to the IRS in connection with obtaining the ruling are determined to be inaccurate or untrue in any material respect, neither MetLife nor RGA will not be able to rely on the ruling.

This summary assumes the shares of RGA common stock are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address tax consequences arising under the laws of any foreign, state or local jurisdiction and does not address U.S. federal tax consequences other than income taxation. In addition, this summary does not address all tax consequences that may be applicable to an RGA holder’s particular circumstances or to an RGA holder that may be subject to special tax rules, including, without limitation: (i) RGA holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) RGA holders whose “functional currency” is not the U.S. dollar; (ix) persons holding shares of RGA common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” “constructive sale transaction” or other risk reduction transaction; (x) persons who acquired shares of RGA common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of RGA common stock, the tax treatment of an RGA holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their tax advisors regarding the tax consequences of the recapitalization.

This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. RGA holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

For purposes of the discussion below, an “RGA holder” is a beneficial owner of shares of RGA common stock, other than MetLife and its subsidiaries, and other than a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

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Based upon the ruling, the reclassification of shares of RGA common stock into shares of RGA class A common stock and the amendment of the RGA articles of incorporation will constitute a “recapitalization” for U.S. federal income tax purposes. Consequently, an RGA holder will not recognize gain or loss upon the recapitalization. An RGA holder’s adjusted tax basis in each share of RGA class A common stock received in the recapitalization will equal such holder’s adjusted tax basis in the share of RGA common stock reclassified in the recapitalization. An RGA holder’s holding period for the each share of RGA class A common stock received in the recapitalization will include such holder’s holding period for the share of RGA common stock reclassified in the recapitalization.

Required Vote

The recapitalization proposal requires (a) approval by a majority of the outstanding shares of RGA’s common stock, including shares held by MetLife and its subsidiaries, and (b) approval by the holders of a majority of the shares of RGA common stock present in person or by proxy at the special meeting and entitled to vote on such proposal, other than the shares held by MetLife and its subsidiaries.

Recommendation of the RGA Board of Directors

The RGA special committee, and the RGA board of directions upon the unanimous recommendation of the RGA special committee, have approved the recapitalization proposal and have determined that the recapitalization proposal is advisable and favorable to and, therefore, fair to and in the best interests of the RGA and RGA shareholders other than MetLife and its subsidiaries. The RGA special committee and the RGA board of directors recommend that RGA shareholders vote “FOR” the approval of the recapitalization proposal.

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PROPOSALS TWO, THREE AND FOUR: RGA GOVERNANCE PROPOSALS

The governance proposals will not be implemented if the recapitalization proposal is not approved. The following descriptions of the proposals are qualified in their entirety by reference to the text of the proposed amendments to RGA’s amended and restated articles of incorporation and bylaws, which are attached to this proxy statement/prospectus as Appendices B and C, respectively. RGA shareholders are urged to read carefully the proposed amended and restated articles of incorporation and the proposed restated bylaws in their entirety.

The RGA board of directors and the RGA special committee believe the governance proposals are necessary to effect the recapitalization, exchange offer and related transactions. Additionally, they believe the RGA class B significant holder voting limitation is necessary to protect RGA class A shareholders from potentially unfair or discriminatory takeover tactics and efforts to acquire control of RGA at a price or on terms that are not in the best interests of all of RGA’s shareholders. Further, they believe the acquisition restrictions are necessary to protect the ability of RGA and its subsidiaries to use their NOLs and other tax attributes.

The RGA special committee and board of directors has also approved amendments to RGA’s bylaws that are more fully described below. Under the terms of RGA’s existing restated articles of incorporation, separate approval by RGA shareholders is not required to effect the bylaw amendments. However, the bylaws amendments relating to the governance proposals are subject to the approval of the recapitalization proposal, and the governance proposals and will become effective only upon the completion of the recapitalization. In addition to containing the amendments to RGA’s bylaws discussed in “Description of RGA Capital Stock — Description of Bylaw Amendments,” the bylaw amendments contain changes necessary to conform RGA’s bylaws to RGA’s amended and restated articles of incorporation if the governance proposals are approved.

Proposal Two: RGA Class B Significant Holder Voting Limitation

Description of the RGA Class B Significant Holder Voting Limitation

The following is a brief summary of the RGA class B significant holder voting limitation, which is contained in Article Three of RGA’s proposed amended and restated articles of incorporation, a copy of which, as amended, is attached in its entirety as Appendix B to this document and is incorporated herein by reference. You are urged to read the full text of the RGA class B significant holder voting limitation in its entirety.

This provision states that so long as any person or entity, or group of persons or entities acting as a group, beneficially owns 15% or more of the outstanding shares of RGA class B common stock, then the voting power of that holder in the election of directors or other exercise of voting rights with respect to the election or removal of directors will be restricted to 15% of the outstanding RGA class B common stock. However, if such holder also has in excess of 15% of the outstanding RGA class A common stock, then the holder may exercise the voting power of the RGA class B common stock in excess of 15% to the extent that such holder has an equivalent percentage of outstanding RGA class A common stock. To the extent that voting power cannot be exercised, such voting power will be deemed entitled to vote for purposes of determining whether a quorum is present. A person will not be deemed to be the beneficial owner of voting power solely because the person holds or solicits a revocable proxy that is not then reportable on Schedule 13D under the Exchange Act.

For example, a beneficial owner of 17% of the class B common stock, and no class A common stock, would be limited to 15% voting power in the election of the class B directors. On the other hand, if this person beneficially owned both 17% of the class B common stock and 16% of the class A common stock, then the person would be able to exercise 16% of the class B voting power.

Holders of RGA class A common stock and RGA class B common stock will be entitled to receive the same per share consideration in any reclassification of shares or in any merger or consolidation of RGA with any other corporation. The purpose of this provision is to ensure that any person, entity or group cannot seek to obtain control of the RGA board of directors solely by acquiring a majority of the outstanding shares of RGA class B common stock. This provision is intended to protect RGA’s public shareholders by ensuring that

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anyone seeking to take over RGA must acquire control of the outstanding shares of each class of common stock.

Purpose and Effects of the RGA Class B Significant Holder Voting Limitation

The proposed recapitalization and exchange offer may make it easier for a single person or group of related persons to gain control over RGA. Because MetLife currently holds approximately 52% of RGA’s common stock, it is unlikely at the present time that any person could gain control of RGA without MetLife’s consent.

However, after the recapitalization and divestiture, a person or group of related persons could gain control of RGA by gaining control of the RGA board of directors through the acquisition of a majority of the outstanding RGA class B common stock, or the votes represented by those shares. Since the outstanding RGA class B common stock will represent approximately [ • ]% of the total outstanding shares of RGA voting stock, the special class voting right of the RGA class B common stock would permit a person or group to gain control of the RGA board of directors by acquiring only approximately [ • ]% or more of RGA’s total outstanding voting securities.

If at any time RGA issues additional shares of RGA class A common stock, without issuing at least an equal number of shares of RGA class B common stock, the equity interest in RGA represented by the RGA class B common stock will be diluted. Thus, over time, shares of RGA class B common stock may represent a smaller percentage of the outstanding RGA equity. Nevertheless, in order to preserve the tax-free status of the divestiture, the RGA class B common stock will be entitled to elect 80% of the RGA board of directors following the recapitalization. The RGA board of directors was concerned that, in order to take control of RGA, an unsolicited acquirer may attempt to purchase all or a majority of the outstanding shares of RGA class B common stock and pay a “control premium” over the market price for such shares without making any offer to the holders of the RGA class A common stock who at such time may continue to own a majority of the outstanding equity in RGA. The RGA class B significant holder voting limitation is designed to discourage the acquisition of control of RGA through the purchase of less than all of the outstanding shares of each class of RGA common stock.

In addition, the substantial control or influence that MetLife may exert in matters voted on by RGA shareholders will be eliminated as a result of the recapitalization and divestiture. For these reasons, the proposed recapitalization and divestiture could render RGA more susceptible to unsolicited takeover bids from third parties, including offers below the intrinsic value of RGA or other offers that would not be in the best interests of all of RGA’s shareholders.

However, the ability of a person to gain control of the RGA board of directors by acquiring shares of RGA class B common stock would be hindered by the proposal to include the Class B significant holder voting limitation in RGA’s amended and restated articles of incorporation.

Required Vote

The RGA class B significant holder voting limitation proposal requires the affirmative vote of a majority of the outstanding shares of RGA’s common stock. Each outstanding share of RGA common stock is entitled to one vote on each matter which may properly come before the special meeting. MetLife, which owns approximately 52% of the outstanding shares of RGA common stock, has agreed to vote its shares of RGA common stock in favor of each of the RGA special meeting proposals unless RGA withdraws or modifies its recommendation that RGA shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

However, the governance proposals will not be implemented if the recapitalization proposal is not approved, which requires the affirmative vote of (1) holders of a majority of the outstanding shares of RGA common stock and (2) the holders of a majority of the outstanding shares of RGA common stock (other than MetLife and its subsidiaries) present in person or by proxy and entitled to vote on the recapitalization proposal.

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Recommendation of the RGA Board of Directors

The RGA special committee, and the RGA board of directors upon the unanimous recommendation of the RGA special committee, have approved the RGA class B significant holder voting limitation proposal and have determined that the RGA class B significant holder voting limitation proposal is advisable and favorable to and, therefore, fair to and in the best interests of RGA and RGA’s shareholders other than MetLife and its other subsidiaries. The RGA special committee and the RGA board of directors recommend that RGA shareholders vote “FOR” the approval of the RGA class B significant holder voting limitation proposal.

Proposal Three: Acquisition Restrictions

Description of the Acquisition Restrictions

The following is a brief summary of the acquisition restrictions, which are contained in Article Fourteen of RGA’s proposed amended and restated articles of incorporation, a copy of which is attached in its entirety as Appendix B to this document and is incorporated herein by reference. You are urged to read the full text of the acquisition restrictions in their entirety.

The proposed acquisition restrictions would generally apply until the date that is 36 months and one day after the completion of the exchange offer (or earlier, if the RGA board of directors in good faith determines that the acquisition restrictions are no longer in the best interests of RGA and its shareholders, which date is referred to as the “restriction release date”), but would not apply to any part of the divestiture. Any attempted direct or indirect sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition, whether voluntary or involuntary, and whether by operation of law or otherwise, by any person other than RGA of RGA’s common stock or any other securities that would be treated as RGA’s “stock” under Section 382 of the Internal Revenue Code and the applicable Treasury regulations (which are described in more detail under Proposal Five: Ratification of Section 382 Shareholder Rights Plan and are referred to in this section as “RGA stock”) to a person or group of persons who own, or who would own as a result of such transfer, 5% or more (by value) of the RGA stock. The acquisition restrictions also restrict any other attempted transfer of RGA stock that would result in the identification of a new “5-percent shareholder” of RGA, as determined under the Internal Revenue Code and applicable Treasury regulations; this would include, among other things, an attempted acquisition of RGA stock by an existing 5-percent shareholder. For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Internal Revenue Code (and applicable regulations) will be applied in determining whether the 5% threshold has been met and whether a group exists. The acquisition restrictions may also apply in certain cases to proscribe the creation or transfer of various “options,” which are broadly defined, in respect of the RGA stock to the extent, generally, that exercise of the option would result in a proscribed level of RGA stock ownership. As previously stated, the RGA board of directors may waive the acquisition restrictions, and acquisitions of RGA stock directly from RGA, whether by way of option exercise or otherwise, are not subject to the acquisition restrictions.

Generally, the restrictions are imposed only with respect to the number of shares of RGA stock, or options with respect to RGA stock, purportedly transferred in excess of the threshold established in the acquisition restrictions, which is referred to in this document as the “excess stock.” In any event, the restrictions do not prevent a valid transfer if either the transferor or the purported transferee obtains the approval of the RGA board of directors. In deciding whether to approve any proposed transfer, the RGA board of directors would consider whether the transfer would result in the application of any limitations under Section 382 of the Internal Revenue Code by RGA and its subsidiaries of their NOLs and other tax attributes.

If the proposal is approved, the acquisition restrictions would remain in effect until the restriction release date, unless Article Fourteen of RGA’s articles of incorporation is otherwise amended to remove the restrictions in accordance with the provisions of Missouri law and RGA’s articles of incorporation.

The acquisition restrictions generally restrict any person or entity, or group of persons or entities, from acquiring sufficient RGA stock to cause that person, entity or group to become the owner of 5% or more (by

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value) of RGA stock and prohibits RGA shareholders who are “5-percent shareholders,” as determined under Section 382 of the Internal Revenue Code and applicable Treasury regulations, from increasing their ownership of RGA stock without obtaining the approval of the RGA board of directors.

The acquisition restrictions will not apply to the following:

•	any RGA stock held by MetLife or its subsidiaries prior to the recapitalization;

•	any RGA class B common stock acquired by any person in the divestiture;

•	any RGA class B common stock acquired by participating banks in any private debt exchange (it being understood, however, that the limitation will apply to any person who acquires RGA stock from such participating bank and to such participating banks other than in connection with the divestiture;

•	any transaction directly with RGA, including pursuant to the exercise of outstanding options or warrants;

•	tender or exchange offers for all of the RGA common stock meeting certain fairness criteria; or

•	any transaction approved in advance by the RGA board of directors.

RGA believes the acquisition restrictions are narrowly tailored to minimize their anti-takeover effects, that they are limited to the extent believed to be appropriate for protecting the ability of RGA and its subsidiaries to use their NOLs and other tax attributes and that they are in the best interest of all shareholders of RGA. For example, they have only a limited duration, which is determined by the application of the Internal Revenue Code. Similarly, there are numerous exceptions which would not have been included if not narrowly tailored to protect RGA’s NOLs. In addition, the RGA board of directors does not intend to discourage offers to acquire substantial blocks of RGA common stock that would clearly improve shareholder value beyond the loss of the NOLs. In the case of any such proposed acquisition that the RGA board determines to be in the best interest of RGA and its shareholders, the RGA board would grant approval for such acquisition to proceed.

Any person permitted to acquire or own 5% or more (by value) of RGA stock pursuant to any of the foregoing bullet points will not be permitted to acquire any additional RGA stock at any time during the restriction period (except, with respect to the participating banks, to the extent otherwise described above), unless and until such person owns less than 5% (by value) of the aggregate outstanding shares of RGA stock, at which point such person may acquire RGA stock only to the extent that, after such acquisition, such person owns less than 5% (by value) of the aggregate outstanding shares of RGA stock.

Article Fourteen will provide that all certificates representing RGA stock bear the following legend:

“THE TRANSFER OF SECURITIES REPRESENTED BY THIS CERTIFICATE IS (AND OTHER SECURITIES OF THE CORPORATION MAY BE) SUBJECT TO RESTRICTION PURSUANT TO ARTICLE FOURTEEN OF THE CORPORATION’S AMENDED AND RESTATED ARTICLES OF INCORPORATION. THE CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED ARTICLES OF INCORPORATION SETTING FORTH THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

In accordance with the acquisition restrictions, RGA will not permit any of RGA’s employees or agents, including the transfer agent, to record any transfer of RGA stock purportedly transferred in excess of the threshold established in the acquisition restrictions. As a result, requested transfers of RGA stock may be delayed or refused.

The RGA articles of incorporation would provide that any transfer attempted in violation of the acquisition restrictions would be null and void from the start, even if the transfer has been recorded by the

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transfer agent and new certificates issued. The purported transferee of the RGA stock would not be entitled to any rights of shareholders with respect to the excess stock, including the right to vote the excess stock, or to receive dividends or distributions in liquidation in respect thereof, if any. If the RGA board of directors determines that a purported transfer has violated the acquisition restriction, RGA will require the purported transferee to surrender the excess stock and any dividends and other distributions the purported transferee has received on them to an agent designated by the RGA board of directors. The agent will then sell the excess stock in one or more arm’s-length transactions, executed on the NYSE, if possible, to a buyer or buyers, which may include RGA, or otherwise privately; provided that nothing will require the agent to sell the excess stock within any specific time frame if, in the agent’s discretion, the sale would disrupt the market for the RGA stock or adversely affect the value of the RGA stock. If the purported transferee has resold the excess stock before receiving RGA’s demand to surrender the excess stock, the purported transferee generally (unless RGA agrees in writing to permit the purported transferee to retain a portion of the proceeds up to the amount of reimbursement and refund it would otherwise receive pursuant to the next sentence) will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee has received on the excess stock. From any sale proceeds it receives, the agent will pay any amounts remaining, after repaying its own expenses and after reimbursing the purported transferee for the price paid for the excess stock (or the fair market value of the excess stock at the time of the attempted transfer to the purported transferee), to a named charity or, in certain circumstances, charities selected by the RGA board of directors.

Purpose and Effects of the Acquisition Restrictions

The acquisition restrictions impose restrictions on the transfer of RGA common stock (and any other capital stock that RGA issues in the future) to designated persons. Without these restrictions, it is possible that certain transfers of RGA stock could, under Section 382 of the Internal Revenue Code and applicable Treasury regulations, result in limitations on the ability of RGA and its subsidiaries to utilize fully the substantial NOLs and other tax attributes currently available to them for U.S. federal income tax purposes. The RGA board of directors believes it is in RGA’s best interests to attempt to prevent the imposition of such limitations by adopting the proposed acquisition restrictions.

It should be noted that the acquisition restrictions do not apply to issuances of RGA’s common stock by RGA. As a result, the acquisition restrictions do not prevent the exercise of either currently outstanding employee stock options or employee stock options that may be granted in the future under RGA’s flexible stock or other benefit plans. These have been excluded from the operation of the acquisition restrictions because the RGA board of directors will be able to consider the effect on the NOLs and other tax attributes of RGA and its subsidiaries of future issuances of RGA stock at the time of issuance, whether as a result of transactions with third parties, or the issuance of RGA stock in a private placement or public offering, or as compensation to RGA’s employees, officers or directors, or otherwise. Consequently, persons or entities who are able to acquire RGA stock directly from RGA, including RGA’s employees, officers and directors, may do so without application of the acquisition restrictions, irrespective of the number of shares of RGA stock they are acquiring. As a result, those persons or entities dealing directly with RGA may be seen to receive an advantage over persons or entities who are not able to acquire RGA stock directly from RGA and, therefore, are restricted by the terms of the acquisition restrictions. It should be noted, however, that any direct acquisitions of RGA stock from RGA first requires the RGA board’s approval and in granting such approval, the RGA board will review the implications of any such issuance on the NOLs and other tax attributes of RGA and its subsidiaries.

RGA believes that, absent a court determination:

•	there can be no assurance that the acquisition restrictions will be enforceable against all RGA shareholders; and

•	the acquisition restrictions may be subject to challenge on equitable grounds.

It is possible that the acquisition restrictions may not be enforceable against RGA’s shareholders who vote against or abstain from voting on the amendment, as discussed under “Risk Factors — Risks Relating to the Governance Proposals and the Section 382 Shareholder Rights Plan — The proposed acquisition restrictions

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and RGA’s existing Section 382 shareholder rights plan, which are intended to help preserve RGA and its subsidiaries’ NOLs and other tax attributes, may not be effective or may have unintended negative effects.” However, RGA believes that the acquisition restrictions are in the best interests of RGA and RGA shareholders and are reasonable, and RGA will act vigorously to enforce them against all current and future holders of RGA stock regardless of how they vote on the amendment.

RGA believes that each of its shareholders who votes in favor of the amendment will in effect have consented to the acquisition restrictions and therefore will be bound by them. In those circumstances, RGA intends to assert that any such shareholder would be estopped from challenging the legality, validity or enforceability of the acquisition restrictions. Consequently, all RGA shareholders should carefully consider this in determining whether to vote in favor of the proposal.

If approved, the acquisition restrictions would take effect prior to completion of the exchange offer, but they would not apply to the immediate transferees of MetLife in the exchange offer or in any debt exchanges or subsequent split-offs.

Reasons for the Acquisition Restrictions

At December 31, 2007, RGA had recognized a gross deferred tax asset associated with NOLs of it and its subsidiaries. The amount of NOLs as of such date were approximately $932.4 million. NOLs may be carried forward to offset taxable income in future years and eliminate income taxes otherwise payable on such future taxable income, subject to certain adjustments. RGA believes its NOLs could provide significant future tax savings, depending upon the amount of RGA’s taxable income in future taxable years. If RGA does not have sufficient taxable income in future years to use the tax benefits before they expire, RGA will lose the benefit of these NOLs permanently. RGA currently expects to have sufficient future taxable income against which to fully utilize such NOLs.

The benefit of a company’s existing NOLs and other tax attributes, can be reduced substantially as a result of Section 382 of the Internal Revenue Code and applicable Treasury regulations thereunder. Section 382 of the Internal Revenue Code limits the use of NOLs and other tax attributes by a company that has undergone an “ownership change,” as defined in Section 382 of the Internal Revenue Code and applicable Treasury regulations thereunder. Generally, an “ownership change” occurs if one or more shareholders, each of whom owns 5% or more (by value) of a company’s capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company’s capital stock (by value) are generally treated together as one “five-percent shareholder,” subject to certain exceptions. In addition, certain attribution and constructive ownership rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, are applied in determining the level of stock ownership of a particular shareholder. Options (including warrants) to acquire capital stock may be treated as if they had been exercised, on an option-by-option basis, if the issuance, transfer or structuring of the option meets certain tests. All percentage determinations are based on the fair market value of a company’s capital stock, including any preferred stock that is voting or convertible (or otherwise participates in corporate growth) to any significant extent. If a company experiences an ownership change, the amount of taxable income in any taxable year (or portion thereof) subsequent to the ownership change that can be offset by NOLs existing prior to such ownership change generally can not exceed the product of (x) the aggregate value of the company’s stock and (y) the federal long-term tax-exempt rate. Certain complex subgroup rules may apply to such determinations.

The acquisition restrictions are designed to restrict transfers of RGA stock that could cause an “ownership change” under Section 382 of the Internal Revenue Code and applicable Treasury regulations thereunder and, therefore, could limit the ability of RGA and its subsidiaries to utilize fully their substantial NOLs and other tax attributes currently available for U.S. federal income tax purposes. The divestiture will increase the likelihood that RGA and its subsidiaries will experience such an ownership change and, therefore, that the NOLs of RGA and its subsidiaries could be subject to such limitations.

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Although RGA does not believe that the divestiture, by itself, is likely to cause an ownership change, RGA cannot assure you that the acquisition restrictions will be effective, as discussed in “Risk Factors — Risks Relating to the Governance Proposals and the Section 382 Shareholder Rights Plan — The proposed acquisition restrictions and RGA’s existing Section 382 shareholder rights plan, which are intended to help preserve RGA and its subsidiaries’ NOLs and other tax attributes, may not be effective or have unintended negative effects.” In particular, the restrictions will not apply to any shares acquired by any person in the exchange offer or additional divestiture transaction. Further, they may not be enforceable against shareholders who vote against or abstain from voting on the governance proposals or who do not have notice of the restrictions at the time they acquire their shares.

Moreover, the application of the rules under Section 382 of the Internal Revenue Code are highly complex and there can be no assurance that the divestiture, together with other transactions, will not cause RGA and its subsidiaries to experience an ownership change. Accordingly, the RGA special committee and the RGA board of directors believe their actions to safeguard the value of RGA’s NOLs and other tax attributes is in the best interests of RGA and its shareholders.

In addition to the significant potential adverse cash tax impact of an ownership change discussed above, if RGA and its subsidiaries experience an ownership change, their ability to continue to recognize the deferred tax asset associated with their NOLs could be materially affected. In such case, RGA’s management would likely need to reevaluate the recoverability of the related deferred tax asset. The outcome of this reevaluation could involve the write-off of all or a portion of that asset which would adversely affect RGA’s results of operations and net income in a material manner. Such write-off could, among other things, increase RGA’s cost of capital or reduce its ability to raise capital.

Therefore, while it is not possible to predict with certainty all of the consequences of an ownership change under Section 382 of the Internal Revenue Code, RGA believes that an ownership change would likely result in materially higher cash taxes payable by it and its subsidiaries in future taxable years as well as the write-off of all or a portion of a significant deferred tax asset, which would adversely affect its results of operations and net income.

Continued Risk of “Ownership Change”

Despite the adoption of the acquisition restrictions, there would still remain a risk that certain changes in relationships among shareholders or other events will cause an ownership change of RGA and its subsidiaries under Section 382.

RGA cannot assure you that the acquisition restrictions are enforceable under all circumstances, particularly against shareholders who do not vote in favor of this proposal or who do not have notice of the acquisition restrictions at the time they subsequently acquire their shares.

Further, as described above, the acquisition restrictions will not apply to, among others, any shares of RGA class B common stock acquired by any person in the exchange offer or any debt exchange or subsequent split-off as part of the divestiture. Accordingly, RGA cannot assure you that an ownership change will not occur as a result of the exchange offer or other transactions. However, RGA has adopted a Section 382 shareholder rights plan (see “Description of RGA Capital Stock — Description of Section 382 Shareholder Rights Plan”) which is intended to act as a deterrent to any non-exempted person becoming a 5-percent shareholder and endangering RGA’s ability to use its NOLs.

Board Power to Waive or Modify Acquisition Restrictions

The RGA special committee and the board of directors believe that attempting to safeguard the substantial NOLs and other tax attributes as described above is in the best interests of RGA and its shareholders. Nonetheless, the acquisition restrictions will restrict a shareholder’s ability to acquire additional RGA stock in excess of the specified limits. Furthermore, a shareholder’s ability to dispose of its RGA stock, or any other RGA stock which the shareholder may acquire, may be restricted as a result of the acquisition restrictions.

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The RGA board of directors has the discretion to approve a transfer of stock that would otherwise violate the acquisition restrictions in circumstances where it determines such transfer is in the best interests of RGA and RGA’s shareholders. In determining whether or not to permit a transfer which may result in violation of the acquisition restrictions, the RGA board of directors may consider both the proposed transfer and potential future transfers, in light of factors it deems relevant, including the likelihood that the transfer would result in an ownership change that would limit the use by RGA and its subsidiaries of their NOLs and other tax attributes. For example, the RGA board of directors may grant a waiver of the acquisition restrictions in connection with a sale of common stock that the RGA board of directors believes is not reasonably likely to result in a material limitation on the use by RGA and its subsidiaries of their NOLs and other tax attributes.

The RGA special committee and the board of directors are not aware of any person or entity, or any group of persons or entities, that owns or intends to own 5% or more (by value) of RGA stock for Section 382 purposes. Nonetheless, if the RGA board of directors decides to permit a transfer that would otherwise violate the acquisition restrictions, that transfer or later transfers may result in an ownership change that would limit RGA’s and its subsidiaries ability to use their NOLs. The RGA board of directors intends to consider any attempted transfer individually and determine at the time whether it is in the best interests of RGA, after consideration of any factors that the board deems relevant, to permit the transfer notwithstanding that an “ownership change” may occur.

In addition, the RGA board of directors is authorized to eliminate the acquisition restrictions, modify the applicable allowable percentage ownership interest or modify any of the terms and conditions of the acquisition restrictions provided that the RGA board of directors determines that such change is reasonably necessary or advisable to preserve the ability of RGA and its subsidiaries to utilize their NOLs and other tax attributes, or that the continuation of the affected terms and conditions of the acquisition restrictions is no longer reasonably necessary for such purpose.

As a result, the acquisition restrictions serve to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above to apply to RGA and its subsidiaries’ use of their NOLs.

Anti-Takeover Effect

The RGA special committee and the RGA board of directors recommend that the acquisition restrictions should be approved for the reasons set forth in this document. However, you should be aware that the acquisition restrictions may have an “anti-takeover” effect because they restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate 5% or more (by value) of the RGA stock and the ability of persons, entities or groups now owning 5% or more (by value) of the RGA stock from acquiring additional RGA stock. The acquisition restrictions discourage or prohibit a merger, some tender or exchange offers, proxy contests or accumulations of substantial blocks of shares for which some shareholders might receive a premium above market value. In addition, the acquisition restrictions may delay the assumption of control by a holder of a large block of capital stock and the removal of incumbent directors and management, even if such removal may be beneficial to some or all RGA shareholders.

The indirect “anti-takeover” effect of the acquisition restrictions is not the reason for the acquisition restrictions. The RGA special committee and the RGA board of directors consider the acquisition restrictions to be reasonable and in the best interests of RGA and its shareholders because, among other things the acquisition restrictions reduce some of the risks that RGA and its subsidiaries will be unable to fully utilize their substantial tax assets described above. In the opinion of the RGA special committee and the RGA board of directors, the fundamental importance to RGA’s shareholders of maintaining the availability of such tax assets outweigh the indirect anti-takeover effect the acquisition restrictions may have. In addition, RGA does not believe that the acquisition restrictions will adversely affect the continued listing of RGA’s common stock on the NYSE. In addition, the RGA special committee and the RGA board of directors do not intend to discourage offers to acquire substantial blocks of RGA common stock that would clearly improve shareholder value beyond the loss of the NOLs. In the case of any such proposed acquisition that the board determines to

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be in the best interest of RGA and its shareholders, the board would grant approval for such acquisition to proceed.

The anti-takeover effects should also be considered in light of other existing charter, bylaw and statutory provisions applicable to RGA, which could also have the effect of preventing a takeover, as described in “Description of RGA Capital Stock — Anti-Takeover Provisions in the RGA Articles of Incorporation and Bylaws.”

Possible Effect on Liquidity

The acquisition restrictions will restrict an RGA shareholder’s ability to acquire, directly or indirectly, additional RGA stock in excess of the specified limitations. Further, an RGA shareholder’s ability to dispose of its shares is restricted as a result of the acquisition restrictions, and an RGA shareholder’s ownership of capital stock may become subject to the acquisition restrictions upon the actions taken by related persons. If the acquisition restrictions are approved, a legend reflecting the acquisition restrictions will be placed on certificates representing newly issued or transferred shares of RGA capital stock. These restrictions may also result in a decreased valuation of RGA capital stock due to the resulting restrictions on transfers to persons directly or indirectly owning or seeking to acquire a significant block of RGA capital stock.

Required Vote

The acquisition restrictions proposal requires the affirmative vote of a majority of the outstanding shares of RGA common stock. Each outstanding share of RGA common stock is entitled to one vote on each matter which may properly come before the special meeting. MetLife, which owns approximately 52% of the outstanding shares of RGA common stock, has agreed to vote its shares of RGA common stock in favor of each of the RGA special meeting proposals unless RGA withdraws or modifies its recommendation that RGA shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

However, the governance proposals will not be implemented if the recapitalization proposal is not approved, which requires the affirmative vote of (1) holders of a majority of the outstanding shares of RGA common stock and (2) the holders of a majority of the outstanding shares of RGA common stock (other than MetLife and its subsidiaries) present in person or by proxy and entitled to vote on the recapitalization proposal.

Recommendation of the RGA Board of Directors

The RGA special committee, and the RGA board of directors upon the unanimous recommendation of the RGA special committee, have approved the acquisition restrictions proposal and have determined that the acquisition restrictions proposal is advisable and favorable to and, therefore, fair to and in the best interests of RGA and RGA shareholders other than MetLife and its other subsidiaries. The RGA special committee and the RGA board of directors recommend that RGA shareholders vote “FOR” approval of the RGA class B significant holder voting limitation proposal.

Proposal Four: Class B Potential Conversion Following Divestiture

Description of the RGA Class B Potential Conversion

RGA is proposing the dual class structure at MetLife’s request to permit MetLife to proceed with the divestiture on a tax-free basis. RGA presently expects that, following the divestiture, the RGA board of directors will consider submitting to a shareholder vote at the next regularly scheduled annual shareholders’ meeting of RGA (anticipated to be held on May 20, 2009), or at a special meeting called for such purpose, a proposal to convert the dual class structure into a single class structure. While there is no binding commitment by the RGA board of directors to, and there can be no assurance that the RGA board of directors will, consider the issue or resolve to present the proposal to RGA shareholders, the proposed provision in RGA’s amended and restated articles of incorporation would set forth the method for the conversion to take place. Further, there can be no assurance that, if submitted, RGA shareholders would approve the conversion.

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The terms of the RGA class B common stock will provide that such shares would convert into RGA class A common stock, on a share-for-share basis, if:

•	The RGA board of directors adopts, in its sole discretion, a resolution submitting the potential conversion proposal to RGA shareholders; and

•	The holders of a majority of each class of RGA stock represented in person or by proxy and entitled to vote at the meeting approve the potential conversion proposal. See “Risk Factors — Risks Relating to an Investment in RGA Common Stock.”

RGA will not enter into any reorganization, or into any merger, share exchange, consolidation or combination of RGA with one or more other entities (whether or not RGA is the surviving entity), unless each holder of an outstanding share of class A common stock is entitled to receive the same kind and amount of consideration receivable upon such transaction by a holder of an outstanding share of class B common stock, and each holder of an outstanding share of class B common stock shall be entitled to receive the same kind and amount of consideration receivable upon such transaction by a holder of an outstanding share of class A common stock, in each case without distinction between the two classes of common stock. However, that the RGA board of directors may permit the holders of shares of class A common stock and the holders of shares of class B common stock to receive different kinds of shares of stock in such transaction if the RGA board of directors determines in good faith that the only difference in such shares is the inclusion of voting rights that maintain the different voting rights of the holders of class A common stock and holders of class B common stock with respect to the election of the applicable percentage of the authorized number of members of the board of directors as described in “The Recapitalization and Distribution Agreement — Recapitalization.”

Required Vote

The potential conversion proposal requires the affirmative vote of a majority of the outstanding shares of RGA’s common stock. Each outstanding share of RGA common stock is entitled to one vote on each matter which may properly come before the special meeting. MetLife, which owns approximately 52% of the outstanding shares of RGA common stock, has agreed to vote its shares of RGA common stock in favor of each of the RGA special meeting proposals unless RGA withdraws or modifies its recommendation that RGA shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

However, the governance proposals will not be implemented if the recapitalization proposal is not approved, which requires the affirmative vote of (1) holders of a majority of the outstanding shares of RGA common stock and (2) the holders of a majority of the outstanding shares of RGA common stock (other than MetLife and its subsidiaries) present in person or by proxy and entitled to vote on the recapitalization proposal.

Recommendation of the RGA Board of Directors

The RGA special committee, and the RGA board of directors upon the unanimous recommendation of the RGA special committee, have approved the potential conversion proposal and have determined that the potential conversion proposal is advisable and favorable to and, therefore, fair to and in the best interests of RGA and RGA shareholders other than MetLife and its other subsidiaries. The RGA special committee and the RGA board of directors recommend that RGA shareholders vote “FOR” the approval of the potential conversion proposal.

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PROPOSAL FIVE: RATIFICATION OF SECTION 382 SHAREHOLDER RIGHTS PLAN

The RGA board of directors and the RGA special committee believe that the adoption of the Section 382 shareholder rights plan is necessary to protect the ability of RGA and its subsidiaries to use their NOLs and other tax attributes without limitation under Section 382 of the Internal Revenue Code and applicable Treasury regulations thereunder. Consequently, the RGA board of directors adopted a Section 382 Rights Agreement dated as of June 2, 2008, between RGA and Mellon Investor Services LLC, as Rights Agent (which is referred to as the “rights agent”). If the recapitalization is completed, the RGA board of directors and the RGA special committee believe that the current rights plan should be amended and restated in recognition of the effects of the recapitalization and divestiture on RGA’s capital structure. If the recapitalization is not approved by RGA’s shareholders, and the recapitalization and distribution agreement terminates in accordance with its terms before the exchange offer is completed, then the Section 382 shareholder rights plan will automatically terminate in accordance with its terms.

The Section 382 shareholder rights plan, as it may be amended and restated in connection with the recapitalization, is not designed to protect RGA shareholders against abusive takeover tactics. Instead, it is designed to protect shareholder value by attempting to protect against a limitation on the ability of RGA and its subsidiaries to use their existing NOLs, and other tax attributes as described under “Proposal Three: Acquisition Restrictions — Reasons for the Acquisition Restrictions.”

To reduce the likelihood of an ownership change, in light of MetLife’s proposed divestiture of most of its RGA common stock, the RGA board of directors adopted a Section 382 shareholder rights plan. The Section 382 shareholder rights plan is designed to protect shareholder value by attempting to protect against a limitation on the ability of RGA to use its existing NOLs. The proposed acquisition restrictions in the proposed RGA articles of incorporation are also intended to restrict certain acquisitions of RGA stock to help preserve the ability of RGA and its subsidiaries to utilize fully their NOLs and other tax attributes by avoiding the limitations imposed by Section 382 of the Internal Revenue Code and applicable Treasury regulations thereunder. The acquisition restrictions and the Section 382 shareholder rights plan are generally designed to restrict or deter direct and indirect acquisitions of RGA stock if such acquisition will result in an RGA shareholder becoming a 5-percent shareholder or increase the percentage ownership of RGA stock that is treated as owned by an existing 5-percent shareholder.

RGA believes the restrictions under the Section 382 shareholder rights plan are narrowly tailored to minimize their anti-takeover effects, that they are limited to the extent believed to be appropriate for protecting the ability of RGA and its subsidiaries to use their NOLs and other tax attributes and that they are in the best interest of all shareholders of RGA. For example, they have only a limited duration, which is determined by the application of the Internal Revenue Code. Further, there are numerous exceptions available under the Section 382 shareholder rights plan which would not have been included in a traditional shareholder rights plan that was not narrowly tailored to protect RGA and its subsidiaries’ NOLs. In addition, the RGA board of directors does not intend to discourage offers to acquire substantial blocks of RGA stock that would clearly improve shareholder value beyond the loss of the NOLs. In the case of any such proposed acquisition that the RGA board determines to be in the best interest of RGA and its shareholders, the board would grant approval for such acquisition to proceed.

The Section 382 shareholder rights plan ratification proposal is an opportunity for RGA shareholders to ratify the RGA board of director’s decision to adopt the Section 382 shareholder rights plan. The RGA special committee has unanimously approved the Section 382 shareholder rights plan and is unanimously recommending that the RGA shareholders demonstrate their approval by ratifying the plan at the special meeting. The RGA special committee and the RGA board of directors believe that the Section 382 shareholder rights plan is in the best interests of RGA and its shareholders.

The following description of the rights plan proposal is qualified in its entirety by reference to the text of the amended and restated Section 382 shareholder rights plan, which is attached to this proxy statement/prospectus as Appendix C. RGA shareholders are urged to read carefully the amended and restated Section 382 shareholder rights plan in its entirety.

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Description of Section 382 Shareholder Rights Plan

The Section 382 shareholder rights plan is intended to act as a deterrent to any person being or becoming a “5-percent shareholder” (as defined in Section 382 of the Internal Revenue Code and the applicable Treasury regulations) without the approval of the RGA board of directors (such person is referred to as an “acquiring person”). The holdings of independently managed mutual funds will not be combined for purposes of calculating ownership percentages under the rights plan. The meaning of the term acquiring person does not include:

•	RGA, any subsidiary of RGA, any employee benefit plan or compensation arrangement of RGA or any subsidiary of RGA, or any entity holding securities of RGA to the extent organized, appointed or established by RGA or any subsidiary of RGA for or pursuant to the terms of any such employee benefit plan or compensation arrangement;

•	any grandfathered person (as defined below);

•	any exempted person (as defined below); or

•	any person who or which inadvertently may become a 5-percent shareholder or otherwise becomes such a 5-percent shareholder, so long as such person promptly enters into, and delivers to RGA, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient securities of RGA so that such person ceases to be a 5-percent shareholder of RGA.

Shareholders who owned 5% or more (by value) of RGA common stock outstanding at the time of adoption of the current rights plan will not trigger the amended and restated rights plan so long as they do not acquire any additional shares. These shareholders, which include MetLife and its other subsidiaries, are referred to as “grandfathered persons.”

For purposes of the Section 382 shareholder rights plan, the acquisition restrictions of Section 382 of the Internal Revenue Code and the applicable Treasury regulations, RGA “stock” means: (i) common stock, (ii) preferred stock (other than preferred stock described in Section 1504(a)(4) of the Internal Revenue Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock (other than preferred stock described in Section 1504(a)(4) of the Internal Revenue Code), and (iv) any other interest that would be treated as “stock” of RGA pursuant to Treasury Regulation § 1.382-2T(f)(18).

Following the recapitalization of RGA common stock, pursuant to the recapitalization and distribution agreement, holders who receive common stock directly from MetLife in any part of the divestiture which causes them to hold 5% or more (by value) of RGA stock, will not trigger the rights plan. However, the rights plan does not exempt any future acquisitions of common stock by such persons. In addition, the RGA board of directors may, in its sole discretion, exempt any person or group from being deemed an acquiring person for purposes of the rights plan at any time prior to the time the rights are no longer redeemable. The persons described in this paragraph are “exempt persons.”

Under certain circumstances, the RGA board of directors may determine it is in the best interest of RGA and its shareholders to exempt 5-percent shareholders from the operation of the plan, in light of the provisions of the recapitalization and distribution agreement. In particular, the agreement becomes terminable by either party in the event any non-exempted person becomes a 5-percent shareholder, as the exercisability of the rights, in certain instances, may jeopardize the tax-free nature of the divesture. Additionally, after the closing of the exchange offer, RGA may, in certain circumstances, incur significant indemnification obligations under the recapitalization and distribution agreement in the event any person becomes a 5-percent shareholder after the completion of the exchange offer. Accordingly, the RGA board of directors may determine that the consequences of enforcing the Section 382 shareholder rights plan and enhancing its deterrent effect by not exempting a 5-percent shareholder in order to provide protection to RGA’s NOLs, are outweighed by other considerations.

The Rights.  Upon adoption of the amended and restated rights plan and completion of the recapitalization, the RGA board of directors will issue one preferred share purchase right (which is referred to as a

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“right”) for each outstanding share of class B common stock of RGA issued pursuant to the recapitalization. The rights associated with the common stock will be adjusted to clarify that they will have become rights to acquire, under specified circumstances, shares of class A common stock. After the current rights plan is amended and restated, with respect to holders of class A common stock, each right will entitle the registered holder to purchase from RGA one one-hundredth of a share of Series A-1 Junior Participating Preferred Stock, par value $0.01 per share (which is referred to as the “series A-1 junior participating preferred stock”), of RGA at a price of $[•] per one one-hundredth of a share of series A-1 junior participating preferred stock (which is referred to as the “series A purchase price”), subject to adjustment. With respect to holders of class B common stock, each right entitles the registered holder to purchase from RGA one one-hundredth of a share of Series B-1 Junior Participating Preferred Stock, par value $0.01 per share (which is referred to as the “series B-1 junior participating preferred stock”), of RGA at a price of $[•] per one one-hundredth of a share of series B-1 junior participating preferred stock (which is referred to as the “series B purchase price”), subject to adjustment.

No right is exercisable until the earlier to occur of (i) the close of business on the tenth business day following the date of public announcement that a person has become, or obtained the right to become, an acquiring person without the prior express written consent of RGA; or (ii) the close of business on the tenth business day following the commencement of a tender offer or exchange offer, without the prior written consent of RGA, by a person which, upon consummation, would result in such person becoming an acquiring person (the earlier of the dates in clause (i) or (ii) above being referred to in this document as the “distribution date”).

Until the distribution date, the rights will be transferred with and only with the applicable class of RGA common stock. Until the distribution date, new common stock certificates issued after the record date upon transfer or new issuances of common stock will contain a notation incorporating the rights plan by reference. As soon as practicable following the distribution date, separate certificates evidencing the rights (“right certificates”) will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate certificates alone will then evidence the rights.

Expiration.  The rights will expire, if not previously exercised, on the earlier to occur of (i) the final expiration date (as defined below) or (ii) the time at which the rights are redeemed or exchanged pursuant to the amended and restated rights plan. The final expiration date is the earlier of (a) the date that is 36 months and one day following the effective date of the recapitalization, or (b) such other date as the RGA board of directors may determine in good faith in accordance with the amended and restated Section 382 shareholder rights plan.

Junior Participating Preferred Stock.  The rights of series A-1 junior participating preferred stock and series B-1 junior participating preferred stock (which are referred to collectively as the “junior participating preferred stock”) are identical, except that holders of series A-1 junior participating preferred stock would vote with holders of class A common stock in the election or removal of RGA’s class A directors, and holders of series B-1 junior participating preferred stock would vote with holders of class B common stock in the election or removal of RGA’s class B directors. Shares of junior participating preferred stock purchasable upon exercise of the rights will not be redeemable and will be junior to any other series of junior participating preferred stock RGA may issue (unless otherwise provided in the terms of such stock). Each share of junior participating preferred stock will have a preferential dividend in an amount equal to 100 times any dividend declared on each share of common stock. In the event of liquidation, the holders of the junior participating preferred stock will receive a preferred liquidation payment per share of series junior participating preferred stock equal to the greater of $100 and 100 times the payment made per share of common stock. Each share of junior participating preferred stock will have 100 votes, voting together with the applicable class of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of junior participating preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the junior participating preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the junior participating preferred stock’s dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of junior

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participating preferred stock purchasable upon exercise of each right should approximate the value of one share of the applicable class of RGA common stock.

Effects of Triggering Events.  If any person or group becomes an acquiring person without the prior written consent of the RGA board of directors (and such person is not an exempt person or a grandfathered person), each right, except those held by such persons, would entitle each holder of a right to acquire such number of shares of the applicable class of RGA common stock as will equal the result obtained by multiplying the then current purchase price by the number of one one-hundredths of a share of the applicable class of junior participating preferred stock for which a right is then exercisable and dividing that product by 50% of the then current per-share market price of the applicable class of RGA common stock.

If any person or group becomes an acquiring person without prior written consent of the RGA board of directors, but beneficially owns less than 50% of the outstanding RGA common stock, each right, except those held by such persons, may be exchanged by the RGA board of directors for one share of the applicable class of RGA common stock.

Redemption.  At any time prior to the tenth business day after the time an acquiring person becomes such, the RGA board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right (which is referred to as the “redemption price”). Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Adjustments.  The purchase price payable, and the number of shares of junior participating preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the junior participating preferred stock, (ii) upon the grant to holders of the junior participating preferred stock of certain rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into junior participating preferred stock with a conversion price, less than the then-current market price of the junior participating preferred stock or (iii) upon the distribution to holders of the junior participating preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in junior participating preferred stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-hundredths of a share of junior participating preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock (other than the recapitalization) occurring, in any such case, prior to the distribution date.

The terms of the rights may be amended by the board of directors of RGA without the consent of the holders of the rights, including, without limitation, in connection with the recapitalization, except that from and after such time as any person becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of RGA, including, without limitation, the right to vote or to receive dividends.

Reasons for the Section 382 Shareholder Rights Plan

The RGA special committee and the RGA board of directors recommend that RGA shareholders ratify the Section 382 shareholder rights plan for the same reasons described above with respect to the proposed acquisition restrictions described under “Proposal Three: Acquisition Restrictions — Reasons for the Acquisition Restrictions.” As such restrictions may not be enforceable in all circumstances (as described in “Proposal Three: Acquisition Restrictions — Purpose and Effects of Acquisition Restrictions”) the RGA special committee and the RGA board of directors believe it is in the best interest of RGA and its shareholders to adopt the Section 382 shareholder rights plan.

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Anti-Takeover Effect

The RGA special committee and the RGA board of directors recommend that RGA shareholders ratify the Section 382 shareholder rights plan for the reasons set forth in this document. However, you should be aware that the amended and restated Section 382 shareholder rights plan may have an “anti-takeover” effect because it will restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate 5% or more (by value) of the RGA stock and the ability of persons, entities or groups now owning 5% or more (by value) of the RGA stock from acquiring additional RGA stock. Like the acquisition restrictions being proposed to be added to RGA’s articles of incorporation, both the current rights plan and the amended and restated Section 382 shareholder rights plan could discourage or prohibit a merger, tender offer, proxy contest or accumulations of substantial blocks of shares for which some shareholders might receive a premium above market value. In addition, the amended and restated Section 382 shareholder rights plan may delay the assumption of control by a holder of a large block of capital stock and the removal of incumbent directors and management, even if such removal may be beneficial to some or all or RGA’s shareholders.

The indirect “anti-takeover” effect of the current rights plan and the amended and restated Section 382 shareholder rights plans is not the reason the RGA board of directors implemented the current rights plan or intends to implement the amended and restated Section 382 shareholder rights plan. The RGA special committee and RGA board of directors considers the plans to be reasonable and in the best interests of RGA and its shareholders because they reduce certain of the risks that RGA and its subsidiaries will be unable to utilize the substantial tax assets described above. In the opinion of the RGA special committee and RGA board of directors, the fundamental importance to RGA shareholders of maintaining the availability of RGA’s tax benefits outweigh the indirect anti-takeover effect the amended and restated Section 382 shareholder rights plan may have. In addition, RGA does not believe that the Section 382 shareholder rights plan will adversely affect the continued listing of RGA common stock on the NYSE. In addition, the RGA board of directors does not intend to discourage offers to acquire substantial blocks of RGA common stock that would clearly improve shareholder value beyond the loss of the NOLs. In the case of any such proposed acquisition that the RGA board of directors determines to be in the best interest of RGA and its shareholders, the RGA board of directors would grant approval for such acquisition to proceed.

The anti-takeover effects should also be considered in light of other charter, bylaw and statutory provisions applicable to RGA, which could also have the effect of preventing a takeover, as described in “Proposal Two: RGA Class B Significant Holder Voting Limitation,” “Proposal Three: Acquisition Restrictions” and “Description of RGA Capital Stock — Anti-Takeover Provisions in the RGA Articles of Incorporation and Bylaws.”

Possible Effect on Liquidity

The rights plan will restrict a shareholder’s ability to acquire, directly or indirectly, additional RGA stock in excess of the specified limitations. Further, a shareholder’s ownership of RGA capital stock may become subject to the effects of the rights plan upon the actions taken by related persons. A legend reflecting the existence of the current rights plan, as it may be amended (including as it may be amended and restated in connection with the recapitalization as the amended and restated Section 382 shareholder rights plan) is and will be placed on certificates representing newly issued or transferred shares of capital stock. These restrictions may also result in a decreased valuation of RGA capital stock due to the resulting restrictions on transfers to persons directly or indirectly owning or seeking to acquire a significant block of RGA capital stock.

Required Vote

The Section 382 shareholder rights plan proposal requires the affirmative vote of a majority of the outstanding shares of RGA’s common stock present in person or by proxy and entitled to vote on the proposal. Each outstanding share of existing RGA common stock is entitled to one vote on each matter which may properly come before the special meeting. MetLife, which owns approximately 52% of the outstanding shares of RGA common stock, has agreed to vote its shares of RGA common stock in favor of each of the RGA

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special meeting proposals unless RGA withdraws or modifies its recommendation that RGA shareholders vote in favor of the transactions contemplated by the recapitalization and distribution agreement.

However, the Section 382 shareholder rights plan proposal will not be implemented if the recapitalization proposal is not approved, which requires the affirmative vote of (1) holders of a majority of the outstanding shares of RGA common stock and (2) the holders of a majority of the outstanding shares of RGA common stock (other than MetLife and its subsidiaries) present in person or by proxy and entitled to vote on the recapitalization proposal.

Recommendation of the RGA Board of Directors

The RGA special committee, and the RGA board of directors upon the unanimous recommendation of the RGA special committee, have approved the Section 382 shareholder rights plan proposal and have determined that the Section 382 shareholder rights plan is advisable and favorable to and, therefore, fair to and in the best interests of RGA and RGA shareholders other than MetLife and its subsidiaries. The RGA special committee and the RGA board of directors recommend that RGA shareholders vote “FOR” the ratification of the Section 382 shareholder rights plan.

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THE RECAPITALIZATION AND DISTRIBUTION AGREEMENT

MetLife and RGA entered into a recapitalization and distribution agreement as of June 1, 2008, which provides for the transactions described in this document. The recapitalization and distribution agreement governs the rights and obligations of MetLife and RGA relating to the recapitalization and the divestiture. The following is a summary of the material terms of the recapitalization and distribution agreement, a copy of which is attached as Appendix A and incorporated herein. This summary does not contain, and is qualified by, all of the terms of the recapitalization and distribution agreement. All RGA shareholders are urged to read carefully the recapitalization and distribution agreement in its entirety.

Recapitalization

Generally

MetLife, through its subsidiary General American, currently holds approximately 52% of the outstanding RGA common stock. In the recapitalization and distribution agreement, MetLife and RGA agreed that each outstanding share of RGA common stock will be reclassified as one share of RGA class A common stock. Immediately after such reclassification, MetLife will exchange shares representing approximately 47% of the outstanding RGA class A common stock that it holds with RGA for an equal number of shares of RGA class B common stock, which will represent all of the outstanding shares of RGA class B common stock. The remaining approximately 5% of the outstanding RGA common stock held by MetLife, along with all of the outstanding RGA class A common stock not held by MetLife, will remain outstanding as RGA class A common stock.

Pursuant to the recapitalization and distribution agreement, RGA will amend and restate its articles of incorporation to, among other things, effect the recapitalization. The proposed RGA amended and restated articles of incorporation are attached as Appendix B. The RGA class A common stock will be identical in all respects to RGA’s current common stock, and will be substantially identical in all respects to the RGA class B common stock (including with respect to dividends and voting on matters other than director-related matters), except that, in each case:

•	the holders of RGA class A common stock, voting together as a single class, will be entitled to elect no more than 20% of the members of the RGA board of directors;

•	the holders of RGA class B common stock, voting together as a single class, will be entitled to elect at least 80% of the members of the RGA board of directors; and

•	holders of 15% or more of the RGA class B common stock will have reduced voting power with respect to directors if they do not also hold an equal or greater proportion of RGA class A common stock (see “Proposal Two: RGA Class B Significant Holder Voting Limitation”).

If, for example, the RGA board of directors were to consist of five directors, four would be designated for election by the holders of the RGA class B common stock and one would be designated for election by the holders of the RGA class A common stock.

In general, the rights of the holders of RGA class A common stock and RGA class B common stock will be substantially the same in all other respects, except for certain limited matters required by Missouri law. Missouri law requires a separate class voting right if an amendment to the RGA articles of incorporation would alter the aggregate number of authorized shares or par value of either such class or alter the powers, preferences or special rights of either such class so as to affect these rights adversely. These class voting rights provide each class with an additional measure of protection in the case of a limited number of actions that could have an adverse effect on the holders of shares of such class. For example, if the RGA board of directors were to propose an amendment to the RGA articles of incorporation that would adversely affect the rights and privileges of RGA class A common stock or RGA class B common stock, the holders of the class being adversely affected would be entitled to a separate class vote on such proposal, in addition to any vote that may be required under the RGA articles of incorporation.

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In connection with the recapitalization, RGA is submitting to the RGA shareholders a set of additional amendments to the RGA articles of incorporation for approval. The amendments will be filed and become effective immediately prior to the exchange offer. The recapitalization (and therefore the exchange offer) is conditioned on receipt of RGA shareholder approval of these amendments and ratification of the Section 382 shareholder rights plan adopted by the RGA special committee. For a description of these proposals, see “Summary — The RGA Special Meeting Proposals.”

IRS Letter Ruling Matters

MetLife received a private letter ruling from the IRS regarding the divesture, which contemplates that MetLife will retain and not exchange the recently acquired stock in the divestiture. It is a condition to MetLife’s obligation to complete the exchange offer that, if the recapitalization and exchange offer will not be complete by November 11, 2008, it receive a supplemental IRS private letter ruling that it either may exchange the recently acquired stock for RGA class B common stock and distribute such shares in the divestiture or retain the recently acquired stock as RGA class A common stock. It is a condition to RGA’s obligation to complete the recapitalization that, if the recapitalization and exchange offer will not be complete by November 11, 2008, it receive a supplemental IRS private letter ruling that MetLife can continue to retain the recently acquired stock as RGA class A common stock. If MetLife receives a supplemental IRS private letter ruling that it may exchange the recently acquired stock and distribute such shares in the divestiture (but not that it may retain the recently acquired stock), RGA can decide whether or not to waive the condition set forth in the immediately preceding sentence.

Conditions to Completing the Recapitalization

The obligation of RGA and MetLife to effect the recapitalization is subject to the satisfaction or waiver of a number of conditions, including those described below. Each of the conditions are for the sole benefit of the relevant party and do not give rise to or create any duty on the part of either party to waive or not waive any such condition.

The recapitalization and distribution agreement provides that the obligation of RGA and MetLife to consummate the recapitalization is subject to the satisfaction or waiver by both MetLife and RGA of the following conditions at the time of completion:

•	RGA Shareholder Approval. RGA shareholders approve the recapitalization proposal, the governance proposals and the Section 382 shareholder rights plan proposal.

•	Successful Exchange Offer. Except for the occurrence of the recapitalization itself, all of the conditions to the exchange offer, as set forth in the recapitalization and distribution agreement, will have been satisfied or waived, and MetLife irrevocably agrees with RGA that it will accept the shares of MetLife common stock tendered and not withdrawn in the exchange offer effective immediately following the completion of the recapitalization.

•	Minimum Tender Condition. The minimum tender condition established by MetLife is satisfied prior to the expiration of the exchange offer, which is required to be a number of shares of MetLife common stock that, when tendered, would result in at least 90% of the RGA class B common stock held by MetLife being distributed in the exchange offer.

•	Illegality or Injunctions. There is in effect no temporary, preliminary or permanent law, restraining order, injunction, judgment or ruling enacted, promulgated, issued or entered by any governmental authority (whether permanent, temporary or preliminary) preventing or prohibiting the recapitalization or the exchange offer.

•	Governmental Action. There is not instituted or pending any material action by any governmental authority seeking to restrain or prohibit the recapitalization or the exchange offer.

•	IRS Ruling. The IRS ruling (which is referred to as the “IRS ruling”) and any supplemental IRS ruling will remain effective and there is no change in, revocation of, or amendment to the IRS ruling or

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applicable law that could reasonably be expected to cause MetLife or its subsidiaries to incur any Section 355 taxes (other than any de minimis Section 355 taxes) or other Section 355 tax-related liability as a result of the recapitalization, the exchange offer, any debt exchanges and any subsequent split-offs or the conversion, and there will be no other change in, revocation of, or amendment to the IRS ruling or applicable law that could reasonably be expected to adversely affect MetLife. There is no change in, revocation of, or amendment to such rulings or the applicable law that could reasonably be expected to impose a limitation on the ability of RGA or any of its subsidiaries to utilize its, or their, NOLs (other than any de minimis NOLs) as a result of the recapitalization, the exchange offer or any debt exchanges and any subsequent split-offs, and there will be no other change in, revocation of, or amendment to such rulings or the applicable law that could reasonably be expected to adversely affect RGA or any of its subsidiaries.

•	Form S-4. The Form S-4 relating to both the recapitalization and the exchange offer, of which this document forms a part, is declared effective by the SEC, and such Form S-4 does not become subject to a stop order or proceeding seeking a stop order.

•	NYSE Listing. Both the shares of RGA class A common stock to be issued in the recapitalization and RGA class B common stock to be distributed in the exchange offer are authorized for listing on the NYSE, subject to official notice of issuance, and the relevant RGA registration statements on Form 8-A will have been filed with the SEC and become effective.

•	Insurance Regulatory Approvals. Certain insurance regulatory approvals required for the recapitalization and divestiture are obtained. See “The Transactions — Regulatory Approval.”

•	Acquiring Person Under Section 382 Shareholder Rights Plan. No person has qualified or has otherwise become an acquiring person under the Section 382 shareholder rights plan.

•	Accuracy of Representations and Warranties. Each party’s representations and warranties (except for certain representations and warranties deemed unrelated to the recapitalization) are true and correct in all material respects, in each case when made and as of the date on which the recapitalization will occur (except to the extent that such representations and warranties expressly related to a specified date, in which case as of such specified date), and RGA’s representation and warranty as to capital stock set forth in the recapitalization and distribution agreement will be true and correct (except for any de minimis inaccuracy) (and an officer’s certificate to such effect has been furnished to the other party).

•	Covenants. Each party has performed in all material respects the obligations, agreements and covenants required to be performed by it prior to the recapitalization (and an officer’s certificate to such effect has been furnished to the other party).

•	Comfort Letter. Deloitte & Touche LLP has furnished to each party certain “comfort letters” containing statements and information of the type customarily included in the accountant’s initial and bring-down “comfort letters” to underwriters with respect to the financial statements and certain financial information of the parties contained and incorporated by reference in the Form S-4 of which this document forms a part.

•	Legal Opinion. Each party has received certain legal opinions from internal and external counsel to the other party.

The recapitalization and distribution agreement provides that the obligation of RGA to consummate the recapitalization is subject to the satisfaction or waiver of the following additional condition:

•	Supplemental IRS Ruling. If the exchange offer would not expire on or prior to November 10, 2008 (with completion no more than one business day thereafter), MetLife and/or RGA shall have received a supplemental IRS ruling substantially to the effect that each share of recently acquired stock shall be reclassified into one share of RGA class A common stock and that such shares of RGA class A common stock shall not be included in the split-off, debt exchange and/or subsequent split-offs.

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•	Resignation of MetLife Designees to RGA Board of Directors. RGA has received the resignation of Steven A. Kandarian, Georgette A. Piligian and Joseph A. Reali, effective as of the close of the exchange offer.

The recapitalization and distribution agreement provides that the obligation of MetLife to consummate the recapitalization is subject to the satisfaction or waiver of the following additional condition:

•	Supplemental IRS Ruling. If the recapitalization and distribution agreement is amended to include the recently acquired stock in the divestiture, then MetLife and RGA shall have received a supplemental IRS ruling substantially to the effect that the recently acquired stock shall be exchanged for RGA class B common stock and such shares shall be part of the RGA class B common stock divested in the exchange offer, the debt exchange and/or subsequent split-offs.

Exchange Offer/Split-Off

Commencing the Exchange Offer

Generally.  In the recapitalization and distribution agreement, MetLife agreed to include in the exchange offer all of the RGA class B common stock that MetLife will receive in the recapitalization. MetLife and RGA agreed that MetLife could commence the exchange offer at such time as MetLife determined so long as:

•	the conditions described below under “— Conditions to Commencing the Exchange Offer” were satisfied or waived;

•	subject to the delay rights and blackout rights described below under “— Delay Rights and Blackout Rights,” the exchange offer would commence no later than the first customary trading window established by MetLife following announcement of its earnings for each fiscal quarter (each of which is referred to as a “window period”) for which there is at least 25 business days between (1) the date on which the Form S-4 of which this document forms a part is declared effective by the SEC and the IRS ruling has been obtained and not adversely modified and (2) the last day of such window period;

•	the exchange offer will be open for at least five business days following the RGA special meeting.

Conditions to Commencing the Exchange Offer.  The recapitalization and distribution agreement provides that MetLife will not commence the exchange offer unless each of the following conditions is satisfied or waived:

•	IRS Ruling. There is no change in, revocation of, or amendment to the IRS ruling, any supplemental IRS ruling or applicable law that could reasonably be expected to cause MetLife or its subsidiaries to incur any Section 355 taxes (other than any de minimis Section 355 taxes) or other Section 355 tax-related liability as a result of the recapitalization, any debt exchanges and any subsequent split-offs or the conversion, and there is no other change in, revocation of, or amendment to such rulings or applicable law that could reasonably be expected to adversely affect MetLife. There is no change in, revocation of, or amendment to the IRS ruling, any supplemental IRS ruling or the applicable law that could reasonably be expected to impose a limitation on the ability of RGA or any of its subsidiaries to utilize its, or their, NOLs (other than any de minimis NOLs) as a result of the recapitalization, exchange offer, any debt exchanges and any subsequent split-offs, and there will be no other change in, revocation of, or amendment to such rulings or the applicable law that could reasonably be expected to adversely affect RGA or any of its subsidiaries.

•	Form S-4. The Form S-4 of which this document forms a part will have been declared effective, or the SEC staff has advised that it has no further comments on the Form S-4 such that such Form S-4 will become effective upon request to the SEC, and such Form S-4 has not become subject to a stop order or proceeding seeking a stop order.

•	No Illegality or Injunctions. There is no temporary, preliminary or permanent restraints in effect preventing or prohibiting the exchange offer or the recapitalization.

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•	Governmental Action. There is no instituted or pending material action by any governmental authority seeking to restrain or prohibit the exchange offer or the recapitalization.

•	Acquiring Person Under Section 382 Shareholder Rights Plan. No person has qualified or has otherwise become an acquiring person under the Section 382 shareholder rights plan.

•	Representations and Warranties. Each party’s representations and warranties in the recapitalization and distribution agreement are true and correct in all material respects, in each case when made and as of the closing date (except to the extent that such representations and warranties expressly related to a specified date, in which case as of such specified date); and certain of RGA’s representations and warranties in the recapitalization and distribution agreement regarding its capital stock is true and correct (except for any de minimis inaccuracy) (and an officer’s certificate to such effect has been furnished to the other party).

•	Covenants. Each party has performed in all material respects its obligations, agreements or covenants required to be performed by it on or prior to the commencement date of the exchange offer under the recapitalization and distribution agreement (and an officer’s certificate to such effect has been furnished to the other party).

The recapitalization and distribution agreement provides that MetLife also will not commence the exchange offer unless the following condition is satisfied (or waived by RGA):

•	Supplemental IRS Ruling. If the exchange offer would not expire on or prior to November 10, 2008, (with completion no more than one business day thereafter) MetLife and/or RGA shall have received a supplemental IRS ruling substantially to effect that each share of recently acquired stock shall be reclassified into one share of RGA class A common stock and that such shares of RGA class A common stock shall not be included in the split-off, debt exchange and/or subsequent split-offs.

Delay Rights and Blackout Rights.  MetLife’s obligation to commence the exchange offer is further subject to certain delay rights and blackout rights. Specifically:

•	Pricing Delay Right. MetLife has a right to delay commencement of the exchange offer if the VWAP of RGA common stock for the 10-trading-day period ending on the second trading day prior to the proposed commencement date of the exchange offer is less than 75% of the closing price of RGA common stock on the NYSE on May 30, 2008. MetLife may continue this delay until the second business day following the first testing date (as described in the next sentence) on which the VWAP of RGA common stock for the 10-trading-day period ending on such testing date is 75% or more than the closing price of RGA common stock on the NYSE on the date prior to announcement of the recapitalization and distribution agreement. “Testing date” means each of the two business days immediately prior to the commencement of a window period and each business day within a window period that is at least 23 business days prior to the end of such window period.

•	Discretionary Delay Right. In addition to a pricing delay right, the recapitalization and distribution agreement provides MetLife with a right to delay commencement of the exchange offer to the extent permitted by law with respect to not more than three window periods. If MetLife exercises a discretionary delay right, MetLife must commence the exchange offer (subject to any pricing delay right, remaining discretionary delay rights and blackout rights) on any business day that is 21 or more business days prior to the end of the first window period for which at least 21 business days remain, and, subject to compliance with applicable laws, shall complete the exchange offer during such window period.

•	Blackout Right. Each of MetLife and RGA also has a right to delay commencement or completion of the exchange offer if such delaying party shall determine that commencing or completing the exchange offer during one of their respective window periods will (1) have a material detrimental effect on the completion of another transaction then being negotiated or a plan then being considered by the board of such delaying party or (2) involve disclosure obligations that are not in the best interests of such delaying party’s stockholders.

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Conditions for Completing the Exchange Offer

The recapitalization and distribution agreement provides that MetLife will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any tendered shares of MetLife common stock unless the following conditions are satisfied:

•	Minimum Tender Condition. The minimum tender condition established by MetLife is satisfied prior to the expiration of the exchange offer, which is required to be a number of shares of MetLife common stock that, when tendered, would result in at least 90% of the RGA class B common stock held by MetLife being distributed in the exchange offer;

•	HSR Waiting Period. Any waiting period (and any extension thereof) applicable to the exchange offer or the recapitalization under the HSR Act has terminated or expired prior to the expiration of the exchange offer;

•	Illegality or Injunctions. There are no temporary, preliminary or permanent restraints in effect preventing or prohibiting the recapitalization, the exchange offer or any additional divestiture transaction;

•	Governmental Action. There is no instituted or pending material action by any governmental authority seeking to restrain or prohibit the recapitalization, the exchange offer or any additional divestiture transaction;

•	IRS Ruling and Tax Opinion. The IRS ruling condition to commencing the exchange offer shall continue to be satisfied, and counsel to MetLife shall have issued the tax opinion, in form and substance reasonably satisfactory to MetLife (which opinion RGA shall have had the opportunity to review, but not approve);

•	Recapitalization. The recapitalization shall have occurred;

•	Form S-4. The Form S-4 relating to the exchange offer shall have been declared effective by the SEC, and such Form S-4 shall not have become subject to a stop order or proceeding seeking a stop order;

•	NYSE Listing. The shares of RGA class B common stock to be distributed in the exchange offer shall have been authorized for listing on the NYSE, subject to official notice of issuance;

•	Representations and Warranties. The representations and warranties of RGA set forth in the recapitalization and distribution agreement shall be true and correct in all material respects, when made and as of the closing date as though made at the closing date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date) (and an officer’s certificate to such effect has been furnished to MetLife);

•	Covenants. RGA shall have performed in all material respects its obligations, agreements and covenants under the recapitalization and distribution agreement (and an officer’s certificate to such effect has been furnished to MetLife);

•	Insurance Regulatory Approvals. Certain insurance regulatory approvals required for the recapitalization and divestiture have been obtained.

Additional Divestiture Transactions

Generally

The recapitalization and distribution agreement provides that if, following the consummation of the exchange offer, MetLife continues to hold any shares of RGA class B common stock, MetLife will distribute such shares of RGA class B common stock to its security holders through: (1) one or more public or private debt exchanges and/or (2) one or more subsequent split-offs (these additional transactions are referred to as the “additional divestiture transactions”). To the extent that, following the completion of the exchange offer, MetLife continues to hold RGA class B shares, MetLife has agreed to use its reasonable best efforts to commence the additional divestiture transactions immediately following the consummation of the exchange

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offer and, in any event, MetLife has agreed to complete such transactions no later than the first anniversary of the consummation of the exchange offer. MetLife further has agreed not to sell, transfer or otherwise dispose of any exchange shares to the MetLife stockholders (including as a stock dividend) or to any third party, except pursuant to the exchange offer and the additional divestiture transactions.

Debt Exchanges

If MetLife decides to engage in one or more public or private debt exchanges in order to distribute some or all of the excess shares, MetLife will exchange such excess shares for certain outstanding debt instruments or securities issued by MetLife with an initial term of at least 10 years. Any debt exchanges may be effected as either: (1) a private exchange with one or more participating banks and/or other person(s) or (2) a public exchange that is or is required to be registered under the Securities Act.

Furthermore, MetLife will (1) consummate any debt exchanges in accordance with the IRS ruling, any supplemental IRS ruling, the IRS ruling request, any supplemental IRS ruling request, the tax opinion and with applicable securities laws, (2) consult in advance with RGA regarding the terms, structure and legal documents relating to any such debt exchanges, in order for RGA to be reasonably satisfied that such terms, structure and legal documentation are consistent with the IRS ruling, any supplemental IRS ruling, the IRS ruling request, any supplemental IRS ruling requests, the tax opinion and applicable securities laws, and (3) obtain RGA’s prior consent to any documentation relating to any such debt exchanges to which RGA is a party or pursuant to which RGA has any potential liability or obligation (other than any de minimis liability or obligation). RGA has agreed that it will not unreasonably withhold or delay such consent. The recapitalization and distribution agreement provides that the conditions to commencing a public debt exchange and the conditions to completing a public debt exchange will be the same as the conditions that apply to the commencement or completion of the exchange offer with certain modifications to render them applicable in the context of a debt exchange.

In addition, if a public debt exchange is undertaken, the representations, warranties, covenants and agreements, including indemnification and contribution, set forth in the recapitalization and distribution agreement will extend to the public debt exchange as if the public debt exchange were the exchange offer, as appropriate in the particular context. Any breach of a representation or warranty or obligation, agreement or covenant of a party will generally not result in a failure of any condition to completing a public debt exchange unless such breach is curable under applicable law and the breaching party fails to cure such breach; provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach.

To the extent that a private debt exchange is undertaken, RGA has agreed that it will enter into a customary registration rights agreement with the participating banks on terms and conditions reasonably satisfactory to RGA.

Subsequent Split-Offs

The recapitalization and distribution agreement provides that MetLife may, in addition to or instead of any debt exchanges, conduct one or more subsequent split-offs with respect to some or all of the excess shares.

The recapitalization and distribution agreement provides that MetLife will (1) consummate any subsequent split-offs in accordance with the IRS ruling, any supplemental IRS ruling, the IRS ruling request, any supplemental IRS ruling request, the tax opinion and with applicable securities laws, (2) consult in advance with RGA regarding the terms, structure and legal documents relating to any such subsequent split-offs, in order for RGA to be reasonably satisfied that such terms, structure and legal documentation are consistent with the IRS ruling, any supplemental IRS ruling, the IRS ruling request, any supplemental IRS ruling requests, the tax opinion and applicable securities laws, and (3) obtain RGA’s prior consent to any documentation relating to any such subsequent split-offs to which RGA is a party or pursuant to which RGA has any potential liability or obligation (other than any de minimis liability or obligation). RGA agreed that it will not unreasonably withhold or delay such consent. The recapitalization and distribution agreement provides that the conditions to commencing a subsequent split-off and the conditions to completing a subsequent split-

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off will be the same as the conditions that apply to the commencement or completion of the exchange offer, as the case may be.

If a subsequent split-off is undertaken, the representations, warranties, covenants and agreements, including indemnification and contribution, set forth in the recapitalization and distribution agreement will extend to any subsequent split-off as if a subsequent split-off were the exchange offer, as appropriate in the particular context. Any breach of a representation or warranty or obligation, agreement or covenant of a party will generally not result in a failure of any condition to completing a subsequent split-off unless such breach is curable under applicable law and the breaching party fails to cure such breach; provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach.

Interim Operating Covenants

The recapitalization and distribution agreement provides that, through the earlier of the “end date” (which is the earlier of (1) the first date following the recapitalization on which MetLife no longer holds any shares of RGA class B common stock that it received in the recapitalization or (2) the first anniversary of the completion of the exchange offer) or the termination of the recapitalization and distribution agreement, RGA has generally agreed that, except with the prior written consent of MetLife, it will not, and will cause its subsidiaries not to:

•	except in connection with certain shareholder rights plans, amend or propose to amend its articles of incorporation or by-laws or equivalent organizational documents (other than as contemplated by the recapitalization and distribution agreement) in a manner that would adversely affect the rights of RGA shareholders in any material respect or that would reasonably be expected to delay or impair the transaction or the parties’ ability to comply with their obligations under the recapitalization and distribution agreement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution (except with respect to subsidiaries of RGA that are not significant subsidiaries);

•	change the principal business of RGA and its subsidiaries from the life reinsurance business to a different line of business;

•	enter into any line of business that is not reasonably related or complementary to the life reinsurance business;

•	acquire, or enter into an agreement to acquire, any businesses, assets, product lines, business units, business operations, stock or other properties, including by way of merger or consolidation, where the total consideration paid, or to be paid, by RGA in such acquisition is in excess of $500 million; or

•	authorize any of, or commit to do or enter into any binding contract with respect to any of the foregoing actions.

From the date of the recapitalization and distribution agreement through the earlier of the end date or the termination of the recapitalization and distribution agreement, without MetLife’s written consent (which consent will not be unreasonably withheld or delayed if the action would not reasonably be expected to delay or impair the transactions contemplated by the recapitalization and distribution agreement or the parties’ ability to comply with their obligations under the recapitalization and distribution agreement), RGA will not, and will cause its subsidiaries not to, do any of the following during the period in which the exchange offer is open, nor prior to the commencement of the exchange offer to the extent that such action (including the completion of an announced transaction) would require the filing of a current report on Form 8-K to report previously undisclosed information during the period in which the exchange offer is open (provided that these restrictions will not apply to the completion of a transaction disclosed prior to the date of commencement of the exchange offer so long as such completion occurs by completion of the exchange offer):

•	except in connection with the Section 382 shareholder rights plan or certain other permitted shareholder rights plans, issue, sell or grant any shares of its capital stock, any other voting securities, or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe

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for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided that RGA may, subject to certain of RGA’s indemnification obligations, (1) issue or grant any options, rights, shares, units or other awards and issue shares of RGA common stock upon exercise, conversion or settlement of any options, rights, shares, units or other awards issued in the ordinary course of business consistent with past practice pursuant to employee, director or consultant stock or benefit plans; (2) issue shares pursuant to or amend solely in order to modify an existing warrant agreement, to adjust the exchange ratio of the warrants so that each warrants are convertible into RGA class A common stock following the recapitalization; (3) issue shares pursuant to or amend, in order to make modifications that are consistent with those made to the warrant agreement described in the preceding item (2) to an existing unit agreement, and (4) enter into, or cause its subsidiaries to enter into, one or more transactions to finance regulatory or operational requirements, including regulatory reserve collateral requirements, under Regulation XXX;

•	except in connection with certain shareholder rights plans, (1) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any other securities thereof or any rights, warrants or options to acquire any such shares or securities, except in connection with the exercise of any options, rights, shares, units or other awards pursuant to employee, director or consultant stock or benefit plans, (2) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or other form) in respect of, any shares of its capital stock (other than ordinary course quarterly cash dividends (including any increases in such quarterly dividends or dividends by any RGA subsidiary), (3) adjust, split, combine, subdivide or reclassify any shares of its capital stock, or (4) enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of RGA common stock or the capital stock of any subsidiary of RGA, other than employee, director or consultant stock or benefit plans or agreements or as an inducement to employment;

•	acquire or enter into an agreement to acquire any businesses, assets, product lines, business units, business operations, stock or other properties, including by way of merger or consolidation, other than acquisitions that are not material to RGA and its subsidiaries, taken as a whole;

•	enter into or discontinue any line of business material to RGA and its subsidiaries, taken as a whole; or

•	authorize any of, or commit to do or enter into any binding contract with respect to any of the foregoing actions.

Non-Solicitation.  Each of MetLife and RGA agreed that, on or prior to the earlier of the recapitalization or the termination of the recapitalization and distribution agreement, subject to an exception, it will not, and will not authorize or permit or direct their subsidiaries or representatives to do any of the following, whether directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an alternative proposal (as defined below); and

•	other than informing persons of the provisions on non-solicitation in the recapitalization and distribution agreement, participate in any discussions or negotiations regarding any alternative proposal, or furnish any information concerning MetLife, RGA and their respective subsidiaries to any person in connection with any alternative proposal.

Notwithstanding the non-solicitation provision described above, at any time prior to the approval of the recapitalization by the RGA shareholders, in response to an unsolicited bona fide written alternative proposal (in the case of RGA), or an unsolicited bona fide written offer for all of the equity securities or consolidated assets of RGA pursuant to which the shareholders of RGA (other than MetLife and its other subsidiaries) would receive the same consideration on a per share basis as MetLife on the same terms and conditions as MetLife and its other subsidiaries would receive their consideration (in the case of MetLife and its other subsidiaries), in each case, made after the date of the recapitalization and distribution agreement, and after the MetLife board of directors (in the case of MetLife) or the RGA special committee (in the case of RGA)

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determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law to such company’s respective shareholders or stockholders, as the case may be, RGA or MetLife may:

•	furnish information regarding MetLife, RGA and their respective subsidiaries to the person making such alternative proposal (and its representatives) (including nonpublic information if, and only if, prior to furnishing such information, RGA or MetLife, as the case may be, and the person making the alternative proposal, enter into a valid and binding confidentiality agreement); and

•	participate in discussions or negotiations with the person making such alternative proposal (and its representatives) regarding such alternative proposal.

An “alternative proposal” means any inquiry, proposal or offer from any person (other than MetLife, RGA, and their respective subsidiaries) relating to any (1) acquisition of assets of RGA and its subsidiaries equal to 25% or more of RGA’s consolidated assets or to which 25% or more of RGA’s revenues or earnings on a consolidated basis are attributable, (2) acquisition of 25% or more of the outstanding RGA common stock, (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the outstanding RGA common stock or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving RGA; in each case, other than the recapitalization and divestiture.

“Consideration” as used in the prior paragraph and in the third paragraph below includes any amount paid by the person making the alternative proposal to MetLife in a transaction that is conditioned upon such alternative transaction to the extent that such amount is materially above the fair market value of any assets or other property received by such person from MetLife in such related transaction.

RGA Withdrawal of Recommendation.  RGA agreed that neither the RGA special committee nor the RGA board of directors will (1) withdraw or modify, in a manner adverse to MetLife, the recommendation that RGA shareholders vote to approve and adopt the recapitalization and distribution agreement and the recapitalization, or (2) publicly recommend to the RGA shareholders an alternative proposal. Any action described in parts (1) or (2) of the preceding sentence is referred to as an “RGA adverse recommendation change.”

The RGA board of directors, and the RGA special committee, may, however, make an RGA adverse recommendation change, upon a good-faith determination by the RGA board of directors (after receiving the advice of their respective outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the RGA board of directors or the RGA special committee, as the case may be, under applicable law and, in such event, may explain its rationale for such RGA adverse recommendation change in communications with the RGA shareholders and in filings with or other submissions to governmental authorities. If the RGA board of directors or the RGA special committee makes an RGA adverse recommendation change, MetLife is relieved of its non-solicitation obligations under the recapitalization and distribution agreement from and after the time of the RGA adverse recommendation change.

At a meeting of the RGA shareholders called on not less than 60 days’ notice and held prior to the RGA shareholders meeting described below, MetLife may submit to the RGA shareholders for approval any bona fide written alternative proposal for all of the equity securities or consolidated assets of RGA pursuant to which all RGA shareholders would be entitled to receive the same consideration on a per share basis and on the same terms and conditions. If MetLife submits such a proposal, the RGA board of directors and the RGA special committee will call a special meeting of RGA shareholders to consider any such alternative proposal, on a date prior to the RGA special meeting to consider the recapitalization. If MetLife submits any such alternative proposal, then (1) MetLife will cooperate and promptly provide, or to the extent MetLife or its representatives do not possess or have access, request from the prospective acquirer, such information as the RGA special committee may reasonably request regarding the alternative proposal and such acquirer; and (2) RGA, at its sole option and upon written notice to MetLife, may elect that all of (and not less than all of) MetLife, RGA and their respective subsidiaries and representatives will be relieved of their respective non-

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solicitation obligations and from their respective obligations in relation to an RGA adverse recommendation change.

RGA Shareholders’ Meeting.  RGA has agreed to call a meeting of RGA shareholders on a date selected by it in its discretion, that is at least 5 business days prior to the expiration of MetLife’s exchange offer and to take all lawful action to solicit the approval of the RGA shareholders in favor of the approval and adoption of the recapitalization and distribution agreement and the recapitalization. In the event of an RGA adverse recommendation change, RGA has agreed to nevertheless submit the recapitalization and the recapitalization and distribution agreement to the RGA shareholders for approval and adoption unless the recapitalization and distribution agreement has been terminated in accordance with its terms prior to the RGA shareholders’ meeting.

Standstill

Until the completion of the exchange offer, and except as otherwise contemplated by the recapitalization and distribution agreement, MetLife agreed that it will not, and will not authorize any of its subsidiaries to, without the prior approval of the RGA board of directors, or of the RGA special committee, directly or indirectly:

•	effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way knowingly assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to initiate, effect or participate in or support, (a) any acquisition of any securities (or beneficial ownership thereof) or material assets of RGA or any of its subsidiaries, (b) any tender or exchange offer or merger or other business combination involving RGA or any of its affiliates, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to RGA or any of its subsidiaries; and (d) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the voting of any shares of RGA common stock, RGA class A common stock or RGA class B common stock;

•	form, join or in any way participate in any “group” (other than with respect to MetLife’s affiliates) with respect to any of the shares of RGA common stock;

•	otherwise act, either alone or in concert with others, to seek control of RGA, including by submitting any written consent or proposal in furtherance of the foregoing or calling a special meeting of RGA shareholders;

•	publicly disclose any intention, proposal, plan or arrangement with respect to any of the foregoing; or

•	take any action, or request any amendment or waiver, that would reasonably be expected to require RGA to make a public announcement with respect to the matters set forth in the first and third bullet points above.

Efforts

Each of MetLife and RGA generally agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the recapitalization and distribution agreement and to cooperate with the other in connection with the foregoing.

In furtherance of the foregoing, each of MetLife and RGA agreed to take all such action as may be reasonably necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction as the parties may mutually agree) in connection with the recapitalization, the exchange offer or any additional divestiture transactions (provided that RGA will not be required to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject or to qualify in any non-U.S. jurisdictions

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without its prior consent), and RGA will prepare and file, and will use all reasonable efforts to have approved prior to the recapitalization, an application for the listing on the NYSE of RGA class A common stock and RGA class B common stock, subject to official notice of issuance, and will prepare and file a Form 8-A to register the RGA class A common stock and the RGA class B common stock under the Exchange Act. MetLife will be responsible for, and will promptly reimburse RGA for, or upon request pay for, any filing fees required under any “blue sky” laws of a U.S. or foreign jurisdiction in connection with the exchange offer or any additional divestiture transactions.

Tax Matters

Each of MetLife and RGA has generally agreed to use reasonable best efforts to obtain any supplemental private letter ruling from the IRS relating to the divestitures that the parties agree is necessary or advisable to obtain. Each of MetLife and RGA agreed to effect the exchange offer and the recapitalization and the other transactions contemplated by the recapitalization and distribution agreement in a manner that is consistent with the IRS ruling, the IRS ruling requests and the tax opinion, and each party agreed to comply with, and to cause its subsidiaries to comply with, the IRS ruling, the IRS ruling requests and the tax opinion and otherwise not take, or fail to take, and prevent any of its subsidiaries from taking, or failing to take, any action, which action or failure to act would be likely to or does invalidate any of the conclusions contained in the IRS ruling, the IRS ruling requests or the tax opinion, whether or not such action or failure to act would be otherwise permitted by the recapitalization and distribution agreement. Each of MetLife and RGA also agreed to not take or fail to take, and prevent any of its subsidiaries from taking or failing to take any action, which action or failure to act is inconsistent with any representation, statement or covenant in the IRS ruling, the IRS ruling requests, its respective tax certificate, or otherwise in connection with the IRS ruling, the IRS ruling requests or the tax opinion. Each of MetLife and RGA agreed to use reasonable best efforts to obtain a written tax opinion regarding certain U.S. federal income tax consequences of the recapitalization, the exchange offer, any debt exchanges and any subsequent split-offs.

Lock-Up Period

RGA agreed that, until the 60th day following the earlier of the distribution of all of MetLife’s shares of RGA class B common stock or the first anniversary of the closing of the recapitalization, it will generally not engage in capital raising activity, with certain exceptions as set forth in the recapitalization and distribution agreement.

MetLife agreed that, during this same 60-day lock-up period, subject to an exception, it will not (and will not authorize, permit or direct its subsidiaries to) sell, exchange, pledge or otherwise transfer or dispose of the recently acquired stock, including in any transaction that involves the offer or sale of common equity securities, equity-linked securities (including convertible securities) or equity forward sale agreements, relating to the capital stock of RGA.

Following the expiration of the lock-up period, MetLife agreed (and will cause its applicable subsidiaries) to sell, exchange or otherwise dispose of the recently acquired stock (either in the market, to a third party in a sale that would not violate RGA’s amended and restated articles of incorporation, or to RGA), which sale will occur within 60 months of the end date.

Registration Rights

At the closing of the split-off, the existing registration rights agreement between MetLife and RGA will terminate. However, under the terms of the recapitalization and distribution agreement, MetLife may make one written request to RGA that RGA register, after the expiration of the lock-up period and prior to the first anniversary of the completion of the divestiture, the offer and sale of all or any part of the recently acquired stock (i.e., the recently acquired stock). MetLife and RGA agree that if, during the 36 months following the earlier of the distribution of all of MetLife’s shares of RGA class B common stock or the first anniversary of the closing of the recapitalization, RGA conducts a registered offering of any of its capital stock (and the existing registration rights agreement between MetLife and RGA is no longer in effect), MetLife will have

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piggyback registration rights to participate and sell all or a portion of its recently acquired stock in such offering, even if such offering occurs during the lock-up period.

Voting

Pursuant to the terms of the recapitalization and distribution agreement, MetLife agreed to be present in person or by proxy at each and every RGA shareholders meeting at which the RGA special meeting proposals are submitted to the shareholders and to vote in favor of the RGA special meeting proposals or otherwise to facilitate the recapitalization, exchange offer and other transactions contemplated by the recapitalization and distribution agreement, and against any proposal that, by its terms, would prevent RGA from complying with its obligations under the recapitalization and distribution agreement or any other proposal that would reasonably be expected to prevent, impede or delay the consummation of the recapitalization, the exchange offer, any debt exchanges or any subsequent split-offs. MetLife’s voting obligations terminate in the event of an RGA adverse recommendation change.

Representations and Warranties

The recapitalization and distribution agreement contains representations of each of RGA, on the one hand, and MetLife, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the recapitalization and distribution agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the recapitalization and distribution agreement. Furthermore, many of the representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the recapitalization and distribution agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the recapitalization and distribution agreement as statements of factual information. The representations and warranties in the recapitalization and distribution agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings that the parties publicly file with the SEC. This description of the representations and warranties is included to provide stockholders with information regarding the terms of the recapitalization and distribution agreement.

Each of RGA and MetLife make certain representations and warranties to the other in the recapitalization and distribution agreement, including representations relating to among other things:

•	organizational existence, good standing and requisite corporate power;

•	corporate authorization to enter into the recapitalization and distribution agreement and the transactions contemplated thereby;

•	approval by the party’s board of directors of the recapitalization and distribution agreement;

•	absence of any breach of organizational documents, law or certain contracts as a result of the transactions contemplated by the recapitalization and distribution agreement;

•	governmental approvals required in connection with the transactions contemplated by the recapitalization and distribution agreement;

•	capitalization;

•	litigation;

•	accuracy of information;

•	brokers and other advisors; and

•	tax filings, IRS ruling requests, and tax certificates.

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Indemnification

Pursuant to the recapitalization and distribution agreement, each party has agreed to indemnify the other party for losses resulting from:

•	breaches of representations, warranties or covenants of such first party in the recapitalization and distribution agreement or in any certificate delivered by such first party to the other party pursuant to the recapitalization and distribution agreement;

•	statements or omissions in any of the documents filed with the SEC in connection with the transactions and any other documents filed by such first party with the SEC in connection with the transactions and any other documents filed by the first party with the SEC that is incorporated into such documents, based on any information furnished by or on behalf of such first party for inclusion in such documents; and

Except in certain specified circumstances, RGA has agreed to indemnify MetLife for any taxes and tax-related losses (including losses resulting from certain claims by MetLife stockholders that exchange shares in the Exchange Offer) that MetLife incurs as a result of the divestiture failing to qualify as tax-free under Section 355 of the Internal Revenue Code (such taxes and tax-related losses, “RGA Section 355 Taxes”), if the taxes and tax-related losses result solely from any breach of, or inaccuracy in, any representation, covenant or obligation of RGA under the recapitalization and distribution agreement or the RGA tax certificate to be delivered in connection with the tax opinion. MetLife is responsible for, and will indemnify RGA for, any taxes or tax-related losses that result from the divestiture failing to qualify as tax-free under Section 355 of the Internal Revenue Code other than the RGA Section 355 Taxes.

Fees and Expenses

All legal and other costs and expenses incurred in connection with the recapitalization and distribution agreement will be paid by the party incurring such costs and expenses. However, RGA will bear the fees and expenses of printing and mailing associated with the recapitalization; MetLife will bear the fees and expenses of printing and mailing the Form S-4 associated with the exchange offer, any debt exchanges and any subsequent split-offs; RGA and MetLife will equally bear all filing and other fees paid to the SEC in connection with the recapitalization, the exchange offer, any debt exchanges and any subsequent split-offs; and each party will pay its own fees and expenses associated with the HSR Act. These allocations are subject to MetLife’s reimbursement obligations described below.

Regardless of whether or not any of the transactions contemplated by the recapitalization and distribution agreement are completed, MetLife has agreed to promptly reimburse RGA for its out-of-pocket and reasonably documented expenses incurred in connection with or arising out of the transactions contemplated by the recapitalization and distribution agreement; provided that, in the event that the divestiture is completed, MetLife’s reimbursement obligation shall be subject to any limit set forth in the IRS ruling, as it may be amended by any supplemental IRS ruling.

In addition, for a period of four years after the completion of the exchange offer, MetLife will reimburse RGA for each mailing of materials in connection with any meeting of RGA shareholders an amount equal to the product of $12.50, multiplied by the number of RGA shareholders in excess of 80,000 (with such figure adjusted upwards for additional RGA shareholders as a result of issuances by RGA for each mailing of materials in connection with any meeting of shareholders).

All registration expenses incident to RGA’s performance of or compliance with MetLife’s piggyback rights, including, but not limited to registration filing fees, professional fees and other expenses of RGA’s compliance with federal and state securities laws, will be paid by RGA.

D&O Liability Insurance

For a period of six years following the completion of the exchange offer, MetLife will provide coverage under a policy of officers’ and directors’ liability insurance for the benefit of RGA and its subsidiaries,

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affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing, and all other individual insureds of RGA and its subsidiaries, who are covered by the current liability insurance policy provided by MetLife covering the officers and directors of RGA and its subsidiaries, with respect to claims against such covered persons arising from acts or events occurring on or prior to the completion of the exchange offer (including from acts or omissions occurring in connection with the approval of recapitalization and distribution agreement and the consummation of the recapitalization, the exchange offer and any additional divestitures). The insurance is required to contain terms and conditions (including as to type of coverage, amount of coverage, and the amount of deductibility borne by RGA and any covered person) no less advantageous to the covered persons as the directors’ and officers’ liability insurance coverage provided by MetLife to the officers and directors of MetLife, as such terms may be in effect from time to time.

Termination

The recapitalization and distribution agreement may be terminated:

•	by mutual written consent of MetLife and RGA;

•	by either party if the recapitalization and the exchange offer will not have been consummated on or prior to December 31, 2009 (other than as a result of a breach by the terminating party or there are not four complete window periods prior to the termination date, in which case the termination date will be extended until after the fourth window period); provided that this date may be automatically extended under certain circumstances to ensure that there are at least four trading windows during which the exchange offer can take place;

•	by either party if there is a final and non-appealable injunction or restraint prohibiting the recapitalization or the exchange offer;

•	by either party if RGA shareholders do not approve the RGA special meeting proposals;

•	by either party if the exchange offer expires or is terminated in accordance with the terms of the agreement without MetLife having accepted for purchase any shares of MetLife common stock, other than due to a breach of the agreement by the terminating party;

•	by either party, if any person or group qualifies as or otherwise becomes an acquiring person under the Section 382 shareholder rights plan;

•	by either party, if the other party has breached its representations or covenants in such a manner that it would result in the failure of certain conditions to occur and which breach is not cured within 30 days of notice;

•	by MetLife, if its board of directors authorizes it to enter into a binding written agreement with a specific third party providing for a transaction that constitutes a proposal for 90% or more of the RGA common stock owned by MetLife and its other subsidiaries that the MetLife board of directors determines in good faith, after consultation with its advisors, that such alternative proposal is more favorable to MetLife than the divestiture; provided that MetLife shall have provided RGA with at least three business days prior written notice of such termination and a complete copy of such agreement; and

•	immediately after the expiration of the exchange offer if MetLife has not provided to RGA certain certificates as set forth in the agreement unless such failure has been waived by RGA.

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OTHER ARRANGEMENTS AND RELATIONSHIPS BETWEEN METLIFE
AND RGA

MetLife as Majority Stockholder of RGA

On January 6, 2000, MetLife acquired 100% of GenAmerica Corporation, RGA’s predecessor parent, including its beneficial ownership of RGA shares, which was approximately 48% at December 31, 1999. This acquisition, together with direct investments in RGA in 1999, 2002 and 2003, made MetLife RGA’s majority shareholder with beneficial ownership of approximately 52% of all outstanding shares as of April 30, 2008.

Following completion of the divestiture, a subsidiary of MetLife will continue to hold the recently acquired shares (i.e., the recently acquired stock), which constitute approximately 9.1% of the outstanding RGA class A common stock, and will represent approximately 4.8% of the RGA voting power (on matters other than the election of directors). MetLife agreed that, until the 60th day following the earlier of the distribution of all of MetLife’s shares of RGA class B common stock or the first anniversary of the closing of the recapitalization, it will not sell, exchange, pledge or otherwise transfer or dispose of the recently acquired stock. Following the expiration of this lock-up period, MetLife agreed to sell, exchange or otherwise dispose of the recently acquired stock (either in the market, to a third party in a sale that would not violate RGA’s amended and restated articles of incorporation, or to RGA) within 60 months of the completion of the recapitalization.

MetLife Officers as Directors of RGA

Currently, three of RGA’s eight directors are officers of MetLife, including the chairman of RGA. These directors will resign as of the completion of the recapitalization and the exchange offer.

Other Arrangements Between MetLife and RGA

Reinsurance Business.  RGA has direct policies and reinsurance agreements with MetLife and some of its affiliates. Under these agreements, RGA had net premiums of approximately $250.9 million in 2007, $227.8 million in 2006 and $226.7 million in 2005. The net premiums reflect the net business assumed from and ceded to such affiliates of MetLife. RGA’s pre-tax income (loss), excluding interest income allocated to support the business, was approximately $16.0 million in 2007, $10.9 million in 2006 and ($11.3) million in 2005. RGA’s reinsurance treaties with MetLife are generally terminable by either party on 90 days written notice, but only with respect to future new business, existing business generally is not terminable, unless the underlying policies terminate or are recaptured. Under these treaties, MetLife is permitted to reassume all or a portion of the risk formerly ceded to RGA after an agreed-upon period of time, or in some cases, due to changes in RGA financial condition or ratings. Recapture of business previously ceded does not affect premiums ceded prior to the recapture of such business, but would reduce premiums in subsequent periods. There can be no assurance that MetLife will not terminate any or all of these treaties following the completion of any of the transactions.

Registration Rights Agreement.  On November 24, 2003, RGA, MetLife, Metropolitan Life Insurance Company, General American and Equity Intermediary Company, which is now dissolved, entered into a registration rights agreement, which RGA and MetLife have agreed will terminate in connection with the completion of the exchange offer. Under the terms of the agreement, MetLife and its affiliates were entitled, subject to certain limitations and conditions, to “piggyback” and demand registration rights, and RGA was required to bear certain expenses associated with the registration of any shares held by MetLife or its affiliates. The underwriters of any such offering have the right to limit the number of shares to be included in such registration and, to the extent that it does not exercise its “piggyback” rights in connection with a future public offering of RGA’s common stock, or of securities convertible into or exchangeable or exercisable for such common stock, MetLife has agreed to enter into customary lock-up agreements for a period from the two days prior to and 180 days following the effective date of such registration, upon the reasonable request of the managing underwriters of such offering and subject to certain exceptions.

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In March 2005, RGA registered the shares held by MetLife on a Form S-3 registration statement, which was renewed in a Form S-3 filing in February 2006. RGA paid a registration fee to the SEC of approximately $173,200 in connection with the original registration, and incurred certain other legal and accounting expenses to register the shares. Although the MetLife shares are now registered, various other provisions of the agreement remain operable until the completion of the exchange offer. The recapitalization and divestiture require a separate registration of the shares of RGA common stock held by MetLife, and these transactions are being registered on a Form S-4 of which this document forms a part.

RGA has granted additional registration rights to MetLife under the recapitalization and distribution agreement. Under the registration rights provisions of the recapitalization and distribution agreement, MetLife may make one written demand that RGA register the offer and sale of the recently acquired stock after the expiration of the 60-day lock-up period and before the later of the first anniversary of the completion of the exchange offer and the first anniversary of the completion of any debt exchanges. In addition, for the 36 months following the earlier of the first date following the recapitalization on which MetLife no longer holds any of the recently acquired stock or the first anniversary of the completion of the exchange offer, RGA has agreed to provide MetLife and its permitted transferees with “piggyback” rights to include their shares in future registrations by RGA of its common stock under the Securities Act. These demand rights will remain operative until MetLife can sell the recently acquired stock without restriction under Rule 144.

RGA has agreed to cooperate in these registrations and related offerings, including the exchange offer. RGA and MetLife have agreed to restrictions on the ability of each party to sell securities following registrations conducted by RGA or at the request of MetLife, unless permitted by the managing underwriters in those offerings. In connection with the exchange offer, all registration expenses will be paid by RGA, except that MetLife or a permitted transferee, as applicable, will pay all underwriting discounts, any fees payable to the dealer managers, if any, in connection with the exchange offer and commissions applicable to the sale of its shares of RGA class A common stock and the fees and expenses of MetLife’s separate advisors and legal counsel. The recapitalization and distribution agreement includes the same customary mutual indemnification and contribution provisions as can be found in the 2003 registration rights agreement.

Administrative Services.  General American and MetLife have historically provided RGA and its subsidiary, RGA Reinsurance Company, with certain limited administrative services, such as corporate risk management and corporate travel services. The cost of these services was approximately $2.8 million in 2007, $2.5 million in 2006 and $1.7 million in 2005.

Product License Agreement.  RGA Reinsurance has a product license and service agreement with MetLife, which is terminable by either party on 30 days notice. Under this agreement, RGA has licensed the use of its electronic underwriting product to MetLife and provide Internet hosting services, installation and modification services for the product. Revenue under this agreement from MetLife was approximately $0.6 million in 2007, $0.7 million in 2006 and $1.6 million in 2005.

Director and Officer Insurance.  MetLife maintains a policy of insurance under which the directors and officers of RGA are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors or officers. MetLife charges RGA an allocable cost for such insurance included as part of the administrative services described above. Pursuant to the recapitalization and distribution agreement, MetLife has agreed to provide a policy of directors’ and officers’ liability insurance for the benefit of those individuals who are covered by the directors’ and officers’ liability insurance policy provided by MetLife as of the date of the recapitalization and distribution agreement. Such policy shall be in effect for a period of six years following the completion of the split-off.

Consultant Analyses.  RGA currently expects to engage consultants to conduct certain analyses during 2008, which RGA would share with MetLife. MetLife has indicated its willingness to reimburse RGA for the cost of such analyses, which are expected to approximate from $[ • ] million to $[ • ] million.

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RGA Policy for Approval of Related Person Transactions

In July 2007, the RGA board of directors adopted a policy as part of its corporate governance guidelines that requires advance approval by the RGA board of directors before any of the following persons knowingly enters into any transaction with RGA or any of its subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest.

The individuals covered by the policy include:

•	any director;

•	any nominee for director;

•	any executive officer;

•	any holder of more than five percent of RGA’s voting securities;

•	any immediate family member of such a person, as that term is defined in the policy; and

•	any charitable entity or organization affiliated with such person or any immediate family member of such person.

Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but exclude transactions with any of the following:

•	MetLife, if the transaction is entered into in the ordinary course of RGA’s business and the terms are comparable to those that are or would be negotiated with an unrelated client or vendor; or

•	any charitable entity or organization affiliated with a director, nominee for director, executive officer, or any immediate family member of such a person if the amount involved is $2,500 or less.

Each of the transactions that commenced in or after July 2007 was ratified or pre-approved in accordance with the foregoing policy, other than reinsurance agreements that fall with the exception described above regarding transactions with MetLife.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF RGA

The tables below sets forth, as of February 1, 2008, except as otherwise noted, certain information concerning the beneficial ownership of shares of RGA common stock and, except for 5% holders, of MetLife common stock, by:

•	each director of RGA;

•	each executive officer of RGA;

•	the current directors and executive officers of RGA as a group;

•	each person controlling RGA and the executive officers and directors of such controlling person;

•	each associate and majority-owned subsidiary of RGA, each person controlling RGA, and the executive officers and directors of RGA and such controlling person; and

•	persons who are known to be holders of 5% or more of shares of RGA common stock.

Each person has sole voting and investment power over the shares reported except as noted.

Beneficial Ownership of Equity Securities
Number of
Name	Title of Equity Security	Equity Shares(1)	Percent of Class

David B. Atkinson	MetLife common stock	—
	RGA common stock	151,872(2)
William J. Bartlett	MetLife common stock	—
	RGA common stock	4,300	*
J. Cliff Eason	MetLife common stock	—
	RGA common stock	17,550(3)	*
Stuart I. Greenbaum	MetLife common stock	—
	RGA common stock	23,433(4)	*
Alan C. Henderson	MetLife common stock	—
	RGA common stock	11,796(5)	*
Steven A. Kandarian	MetLife common stock	38,333(6)	*
	RGA common stock	—	*
Jack B. Lay	MetLife common stock	200(7)	*
	RGA common stock	83,061(8)	*
Georgette A. Piligian	MetLife common stock	47,425(9), 20(10)	*
	RGA common stock	—	*
Joseph A. Reali	MetLife common stock	133,965(11), 170(12)	*
	RGA common stock	—	*
Paul A. Schuster	MetLife common stock
	RGA common stock	94,005(13)	*
Graham Watson	MetLife common stock
	RGA common stock	156,718(14)
A. Greig Woodring	MetLife common stock	90	*
	RGA common stock	454,595(15)	*
All directors and executive officers as a group (14 persons)	MetLife common stock	220,013(16)	*
	RGA common stock	1,072,908(17)	*

*	Number of shares represents less than one percent of the number of shares of common stock outstanding at February 1, 2008.

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1.	Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned. None of the shares held by directors, nominees or named executive officers are pledged as security.

2.	Includes 113,077 shares of common stock subject to stock options that are exercisable within 60 days and 30,000 shares for which Mr. Atkinson shares voting and investment power with his spouse. Also includes 6,548 restricted shares of common stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Atkinson has no investment power.

3.	Includes for Mr. Eason 10,500 shares of common stock subject to stock options that are exercisable within 60 days.

4.	Includes for Mr. Greenbaum 15,683 shares of common stock subject to stock options that are exercisable within 60 days.

5.	Includes for Mr. Henderson 6,000 shares of common stock subject to stock options that are exercisable within 60 days.

6.	Includes 38,333 shares of MetLife common stock subject to stock options that are exercisable within 60 days.

7.	Includes 200 shares of MetLife common stock subject to stock options that are exercisable within 60 days.

8.	Includes 44,233 shares of common stock subject to stock options that are exercisable within 60 days and 16,816 shares for which Mr. Lay shares voting and investment power with his spouse. Also includes 6,548 restricted shares of common stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Lay has no investment power.

9.	Includes 44,035 shares of MetLife common stock subject to stock options that are exercisable within 60 days and 3,390 deferred share units payable in shares of MetLife common stock under MetLife’s Deferred Compensation Plan for Officers.

10.	Represents shares held through the MetLife Policyholder Trust, which has sole voting power over such shares, other than with respect to 20 shares jointly held with Ms. Piligian’s spouse, with whom she shares investment power.

11.	Includes 109,125 shares of MetLife common stock subject to stock options that are exercisable within 60 days, and 21,840 deferred share units payable in shares of MetLife common stock under MetLife’s Deferred Compensation Plan for Officers.

12.	Represents shares held through the MetLife Policyholder Trust, which has sole voting power over such shares, other than with respect to 10 shares jointly held with Mr. Reali’s spouse with whom Mr. Reali shares investment power.

13.	Includes 63,162 shares of common stock subject to stock options that are exercisable within 60 days, and 20,181 shares for which Mr. Schuster shares voting and investment power with his spouse.

14.	Includes 94,415 shares of common stock subject to stock options that are exercisable within 60 days and 6,187 shares owned by Intercedent Limited, a Canadian corporation of which Mr. Watson has a majority ownership interest.

15.	Includes for Mr. Woodring 344,195 shares of common stock subject to stock options that are exercisable within 60 days.

16.	Includes a total of 191,693 shares of MetLife common stock subject to stock options that are exercisable within 60 days and 24,870 deferred share units payable in shares of MetLife common stock under MetLife’s Deferred Compensation Plan for Officers.

17.	Includes a total of 745,538 shares of common stock subject to stock options that are exercisable within 60 days; and 13,096 shares of restricted common stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which the holder has no investment power.

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RGA Beneficial Stock Ownership

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership(1)		Percent of Class(2)

MetLife, Inc.	32,243,539	(3)	52%
200 Park Avenue New York, New York 10166-0188
Wellington Management Company, LLP	4,870,951	(4)	7.9%
75 State Street Boston, Massachusetts 02109

1.	Unless otherwise indicated, each named person has sole voting an investment power over the shares listed as beneficially owned. None of the shares held by directors, nominees or named executive officers are pledged as security.

2.	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than one percent of our outstanding common stock.

3.	The amount in the table reflects the total beneficial ownership of MetLife, Inc., Metropolitan Life, GenAmerica Financial, LLC, and General American Life Insurance Company and contained in a Schedule 13D/A filed with the SEC on February 22, 2008. Each of the filing companies shares voting and dispositive power with each other.

4.	As reported on a Schedule 13G/A filed February 14, 2008, Wellington Management Company, LLP (“WMC”) is an investment adviser. Shares are owned of record by clients of WMC, none of which is known to have beneficial ownership of more than five percent of our outstanding shares. WMC has shared voting power of 3,584,626 shares and shared dispositive power of 4,842,151 shares.

Change in Control Transactions

Except for the transactions, there are no existing arrangements known to RGA between any persons, the operation of which could result in a change of control of RGA.

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DESCRIPTION OF RGA CAPITAL STOCK

The following description is only a summary of the material provisions of the RGA articles of incorporation and bylaws that will be in effect following the recapitalization and exchange offer. A copy of the form of RGA articles of incorporation and bylaws are attached to this document as Appendix B and Appendix C, respectively, and the description below is qualified in its entirety by reference to such Appendices. The documents are also on file with the SEC, as described under the heading “Where You Can Find More Information.” Since the terms of the RGA articles of incorporation and bylaws and Missouri law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Missouri law.

General

RGA’s authorized capital stock will consist of 150 million shares of capital stock, of which:

•	140 million shares will be designated as common stock, par value $0.01 per share; and

•	10 million shares will be designated as preferred stock, par value $0.01 per share.

Existing Common Stock

Subject to the prior rights of the holders of any shares of preferred stock which later may be issued and outstanding, holders of common stock are entitled to receive dividends as and when declared by RGA out of legally available funds, and, if RGA liquidates, dissolves, or winds up, to share ratably in all remaining assets after RGA pays its liabilities. RGA is prohibited from paying dividends under RGA’s credit agreement unless, at the time of declaration and payment, a default would not exist under the agreement. Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions for the common stock.

RGA may issue additional shares of authorized RGA common stock without shareholder approval, subject to applicable rules of the NYSE. At RGA’s annual meeting of shareholders on May 23, 2007, RGA’s shareholders, including MetLife, adopted a proposal authorizing the RGA board of directors to approve, during the three years following the date of the shareholder meeting, any sales to MetLife or its affiliates of RGA’s equity securities, including RGA’s common stock or other securities convertible into or exercisable for RGA’s common stock, in which the number of shares will not exceed the number of shares that would enable MetLife to maintain its then current ownership percentage of RGA’s common stock. Any such sale would be on substantially the same terms as a sale to unaffiliated third parties. The shareholder approval was obtained to comply with applicable NYSE rules regarding issuances of common equity to a substantial shareholder such as MetLife.

Mellon Investor Services LLC, 200 N. Broadway, Suite 1722, St. Louis, Missouri 63102 is the registrar and transfer agent for RGA’s common stock. RGA’s common stock is listed on the NYSE under the symbol “RGA.” RGA intends to apply to have the RGA class B common stock listed on the NYSE, subject to official notice of issuance, following the completion of the exchange offer. Following the recapitalization and the split-off, RGA class A common stock will be listed on the NYSE under the symbol [“RGA.A”], and RGA class B common stock will be listed on the NYSE.

Common Stock

Following the recapitalization, the shares of RGA common stock will be divided into two classes: RGA class A common stock and RGA class B common stock. Approximately 53% of the equity value of RGA will be represented by shares of RGA class A common stock and approximately 47% of the equity value of RGA will be represented by shares of RGA class B common stock.

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Voting Rights.  Holders of RGA class A common stock and RGA class B common stock will generally have identical rights, except that:

•	holders of RGA class A common stock will be entitled to elect no more than 20% of the members of the RGA board of directors; and

•	holders of RGA class B common stock will be entitled to elect at least 80% of the members of the RGA board of directors; and

•	the voting power of holders of more than 15% of the outstanding RGA class B common stock with respect to directors will be restricted to 15% of the outstanding RGA class B common stock unless such holder also has more than 15% of the outstanding RGA class A common stock, in which case such holder may exercise the voting power of the RGA class B common stock in excess of 15% to the extent that such holder has an equivalent percentage of outstanding RGA class A common stock.

The rights of the holders of RGA class A common stock and RGA class B common stock will be substantially the same in all other respects, except for certain limited matters required by Missouri law. Specifically, Missouri law requires a separate class voting right if an amendment to the RGA articles of incorporation would alter the aggregate number of authorized shares or par value of either such class or alter the powers, preferences or special rights of either such class so as to affect these rights adversely. These class voting rights provide each class with an additional measure of protection in the case of a limited number of actions that could have an adverse effect on the holders of shares of such class. For example, if the RGA board of directors were to propose an amendment to the RGA articles of incorporation that would adversely affect the rights and privileges of RGA class A common stock or RGA class B common stock, the holders of shares of that class would be entitled to a separate class vote on such proposal, in addition to any vote that may be required under the RGA articles of incorporation.

The RGA amended and restated articles of incorporation will provide that the articles may be amended in accordance with Missouri law, which provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote. However, the approval of 85% of the combined voting power of the outstanding shares of RGA common stock will be required to amend certain provisions of the RGA articles of incorporation and bylaws as described in the section entitled “— Amendment of Articles.”

Dividends.  Holders of RGA class A common stock and holders of RGA class B common stock will share equally in any dividend declared by the RGA board of directors, subject to any preferential rights of any outstanding preferred stock.

Conversion.  The terms of RGA class B common stock will provide that such shares convert into RGA class A common stock, on a share-for-share basis, if and when:

•	the RGA board of directors determines, in its sole discretion, to propose conversion to shareholders;

•	the RGA board of directors adopts, in its sole discretion, a resolution submitting the proposal to convert the shares to shareholders; and

•	the holders of a majority of each class of common stock represented in person or by proxy at the meeting approve the proposal to convert the shares.

RGA presently expects that, following the divestiture, the RGA board of directors will consider submitting to a shareholder vote at the next regularly scheduled annual shareholders’ meeting of RGA (anticipated to be held on May 20, 2009), or at a special meeting called for such purpose, a proposal to convert the RGA class B common stock to RGA class A common stock on a share-for-share basis, subject to the receipt of shareholder approval. However, there is no binding commitment by the RGA board of directors to, and there can be no assurance that the RGA board of directors will, consider the issue or resolve to present the proposal to the RGA shareholders. If such proposal is approved by the RGA board of directors and presented to the RGA shareholders, a vote by a majority of each of the RGA class A common stock and the

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RGA class B common stock represented in person or by proxy at the shareholder meeting, voting separately, will be required for the proposal to be approved.

Other Rights.  In the event of a liquidation, dissolution or winding-up of RGA, all holders of RGA common stock, regardless of class, will be entitled to share ratably in any assets available for distributions to holders of shares of RGA common stock.

The outstanding shares of RGA class A common stock and RGA class B common stock will be, upon payment, validly issued, fully paid and nonassessable.

Preferred Stock

The RGA amended and restated articles of incorporation will provide the RGA board of directors with authority to issue up to 10,000,000 shares of preferred stock from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the RGA board of directors. The RGA board of directors is expressly authorized to fix or determine:

•	the specific designation of the shares of the series;

•	the consideration for which the shares of the series are to be issued;

•	the rate and times at which, and the conditions under which, dividends will be payable on shares of that series, and the status of those dividends as cumulative or non-cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

•	the price or prices, times, terms and conditions, if any, upon which the shares of the series may be redeemed;

•	the rights, if any, which the holders of shares of the series have in the event of RGA’s dissolution or upon distribution of RGA’s assets;

•	from time to time, whether to include the additional shares of preferred stock which RGA is authorized to issue in the series;

•	whether or not the shares of the series are convertible into or exchangeable for other securities of RGA, including shares of RGA common stock or shares of any other series of RGA preferred stock, the price or prices or the rate or rates at which conversion or exchange may be made, and the terms and conditions upon which the conversion or exchange right may be exercised;

•	if a sinking fund will be provided for the purchase or redemption of shares of the series and, if so, to fix the terms and the amount or amounts of the sinking fund; and

•	any other preferences and rights, privileges and restrictions applicable to the series as may be permitted by law.

All shares of the same series of preferred stock will be identical and of equal rank except as to the times from which cumulative dividends, if any, on those shares will be cumulative. The shares of different series may differ, including as to rank, as may be provided in RGA’s articles of incorporation, or as may be fixed by the RGA board of directors as described above. RGA may from time to time amend RGA’s articles of incorporation to increase or decrease the number of authorized shares of preferred stock.

Dividend Rights.  One or more series of preferred stock may be preferred as to payment of dividends over RGA’s common stock or any other stock ranking junior to the preferred stock as to dividends. In that case, before any dividends or distributions on RGA’s common stock or stock of junior rank, other than dividends or distributions payable in common stock, are declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by the RGA board of directors. RGA will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates provided in the applicable preferred stock

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terms. With respect to each series of preferred stock entitled to cumulative dividends, the dividends on each share of that series will be cumulative from the date of issue of the share unless some other date is provided in the applicable preferred stock terms relating to the series. Accruals of dividends will not bear interest. RGA is prohibited from paying dividends under RGA’s primary syndicated credit agreement unless, at the time of declaration and payment, certain defaults would not exist under such agreement.

Rights upon Liquidation.  The preferred stock may be preferred over common stock, or any other stock ranking junior to the preferred stock with respect to distribution of assets, as to RGA’s assets so that the holders of each series of preferred stock will be entitled to be paid, upon voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock or stock of junior rank, the amount set forth in the applicable preferred stock terms. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up RGA’s net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, RGA’s entire remaining net assets will be distributed among the holders of each series of preferred stock in an amount proportional to the full amounts to which the holders of each series are entitled.

Redemption.  All shares of any series of preferred stock will be redeemable, if at all, to the extent set forth in the applicable preferred stock terms relating to the series.

Conversion or Exchange.  Shares of any series of preferred stock will be convertible into or exchangeable for shares of common stock or preferred stock or other securities, if at all, to the extent set forth in the applicable preferred stock terms.

Preemptive Rights.  No holder of shares of any series of preferred stock will have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any series, now or hereafter authorized.

Voting Rights.  Except as indicated in the applicable preferred stock terms, the holders of voting preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. Except as indicated in the applicable preferred stock terms, the holders of common stock and the holders of all series of preferred stock will vote together as one class. In addition, currently under Missouri law, even if shares of a particular class or series of stock are not otherwise entitled to a vote on any matters submitted to the shareholders, amendments to the articles of incorporation which adversely affect those shares require a vote of the class or series of which such shares are a part, including amendments which would:

•	increase or decrease the aggregate number or par value of authorized shares of the class or series;

•	create a new class of shares having rights and preferences prior or superior to the shares of the class or series;

•	increase the rights and preferences, or the number of authorized shares, of any class having rights and preferences prior to or superior to the rights of the class or series; or

•	alter or change the powers, preferences or special rights of the shares of such class or series so as to affect such shares adversely.

Most of RGA’s operations are conducted through RGA’s subsidiaries, and thus RGA’s ability to pay dividends on any series of preferred stock is dependent on its subsidiaries’ financial condition, results of operations, cash requirements and other related factors. RGA’s subsidiaries are also subject to restrictions on dividends and other distributions contained under applicable insurance laws and related regulations.

Depending upon the rights of holders of the preferred stock, an issuance of preferred stock could adversely affect holders of common stock by delaying or preventing a change of control of RGA, making removal of the management of RGA difficult, or restricting the payment of dividends and other distributions to

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the holders of common stock. Subject to RGA’s Section 382 shareholder rights plan, RGA presently has no intention to issue any shares of preferred stock.

Certain Effects of Authorized but Unissued Stock

RGA may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the NYSE, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable RGA to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of RGA through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive RGA shareholders of opportunities to sell their shares at prices higher than the prevailing market prices. RGA could also use additional shares to dilute the stock ownership of persons seeking to obtain control of RGA pursuant to the operation of the rights plan or otherwise. See also “Description of RGA Capital Stock — Anti-Takeover Provisions in the RGA Articles of Incorporation and Bylaws” below.

Description of Bylaw Amendments

The RGA board of directors has approved amendments to RGA’s bylaws primarily to address the special voting rights of the holders of class B common stock with respect to directors. If RGA’s shareholders vote to approve the RGA special meeting proposals, the amendments to RGA’s bylaws described below will be implemented as well as provisions necessary to conform RGA’s bylaws to the governance proposals. RGA refers you to the full text of the proposed amendments to RGA’s bylaws, which are attached as Appendix D.

The amendments to RGA’s bylaws do not require separate shareholder approval subject to approval of the recapitalization proposal. A description of the amendments to RGA’s bylaws is included in this document for informational purposes only.

Description of Section 382 Shareholder Rights Plan

The RGA board of directors adopted a Section 382 Rights Agreement dated as of June 2, 2008, (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), in an effort to protect shareholder value by attempting to protect against a possible limitation on RGA and its subsidiaries ability to use their NOLs to reduce potential future federal income tax liabilities and the likelihood of other potential adverse consequences. RGA has recognized and may continue to recognize substantial NOLs for tax purposes, and under the Internal Revenue Code, RGA may “carry forward” these NOLs in certain circumstances to offset any current and future earnings and thus reduce RGA and its subsidiaries federal income tax liabilities, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, RGA believes that it will be able to carry forward a substantial amount of NOLs and, therefore, these NOLs are a substantial asset to RGA. However, if RGA and its subsidiaries experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code and applicable Treasury regulations, its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which consequently could significantly impair the value of that asset.

If the recapitalization is completed, the RGA board of directors and the RGA special committee believe that the current rights plan should be amended and restated in recognition of the effects of the recapitalization and divestiture on RGA’s capital structure. If the recapitalization is not approved by RGA’s shareholders, and the recapitalization and distribution agreement terminates in accordance with its terms before the exchange offer is completed, then the Section 382 shareholder rights plan will automatically terminate in accordance with its terms.

The Section 382 shareholder rights plan is intended to act as a deterrent to any person being or becoming a “5-percent shareholder” (as defined in Section 382 of the Internal Revenue Code and applicable Treasury

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Regulations) without the approval of the RGA board of directors (an “acquiring person”). The meaning of the term “acquiring person” does not include:

•	RGA, any subsidiary of RGA, any employee benefit plan or compensation arrangement of RGA or any subsidiary of RGA, or any entity holding securities of RGA to the extent organized, appointed or established by RGA or any subsidiary of RGA for or pursuant to the terms of any such employee benefit plan or compensation arrangement,

•	any grandfathered person (as defined below),

•	any exempted person (as defined below), or

•	any person who or which inadvertently may become a 5-percent shareholder or otherwise becomes such a 5-percent shareholder, so long as such person promptly enters into, and delivers to RGA, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient securities of RGA so that such person ceases to be a 5-percent shareholder of RGA.

Shareholders who owned 5% or more (by value) of RGA’s stock outstanding at the time of adoption of the rights plan will not trigger the rights plan so long as they do not acquire any additional shares. These shareholders, which include MetLife and its other subsidiaries, are referred to as “grandfathered persons.”

For purposes of the Section 382 shareholder rights plan, the acquisition restrictions of Section 382 of the Internal Revenue Code and the applicable Treasury regulations, the RGA “stock” means: (i) common stock, (ii) preferred stock (other than preferred stock described in Section 1504(a)(4) of the Internal Revenue Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock (other than preferred stock described in Section 1504(a)(4) of the Internal Revenue Code), and (iv) any other interest that would be treated as “stock” of RGA pursuant to Treasury Regulation § 1.382-2T(f)(18).

Following the recapitalization of RGA common stock, pursuant to the recapitalization and distribution agreement, holders who receive common stock directly from MetLife as part of the divestiture, which causes them to hold 5% or more (by value) of RGA stock, also will not trigger the rights plan. However, the rights plan does not exempt any future acquisitions of common stock by such persons. In addition, the RGA board of directors may, in its sole discretion, exempt any person or group from being deemed an acquiring person for purposes of the rights plan at any time prior to the time the rights are no longer redeemable. The persons described in this paragraph are “exempt persons”.

The Rights.  The RGA board of directors declared a dividend of one preferred share purchase right (a “right”) for each outstanding share of common stock, par value $0.01 per share, of RGA. The dividend distribution is payable on the record date to the shareholders of record as of the close of business on that date (the “record time”). Each right entitles the registered holder to purchase from RGA one one-hundredth of a share of Series A-1 Junior Participating Preferred Stock, par value $0.01 per share (the “junior participating preferred stock”), of RGA at a price of $200 per one one-hundredth of a share of junior participating preferred stock (the “purchase price”), subject to adjustment.

No right is exercisable until the earlier to occur of (i) the close of business on the tenth business day following the date of public announcement that a person has become, or obtained the right to become, an acquiring person without the prior express written consent of RGA; or (ii) the close of business on the tenth business day following the commencement of a tender offer or exchange offer, without the prior written consent of RGA, by a person which, upon consummation, would result in such person becoming an acquiring person (the earlier of the dates in clause (i) or (ii) above being referred to in this document as the “distribution date”).

Until the distribution date, the rights will be transferred with and only with the applicable class of RGA’s common stock. Until the distribution date, new common stock certificates issued after the record date upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. As soon as practicable following the distribution date, separate certificates evidencing the rights

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(“right certificates”) will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate certificates alone will then evidence the rights.

Expiration.  The rights will expire, if not previously exercised, on the earlier to occur of (i) the final expiration date (as defined below) or (ii) the time at which the rights are redeemed or exchanged pursuant to the rights plan. The final expiration date is the earlier of (a) the date that is 36 months and one day following the effectiveness of the recapitalization, and (b) such other date as the RGA board of directors may determine in good faith in accordance with the Section 382 shareholder rights plan. The rights will also expire in the event the recapitalization and distribution agreement terminates in accordance with its terms prior to the consummation of the split-off.

Junior Participating Preferred Stock.  Shares of junior participating preferred stock purchasable upon exercise of the rights will not be redeemable and will be junior to any other series of junior participating preferred stock RGA may issue (unless otherwise provided in the terms of such stock). Each share of junior participating preferred stock will have a preferential dividend in an amount equal to 100 times any dividend declared on each share of common stock. In the event of liquidation, the holders of the junior participating preferred stock will receive a preferred liquidation payment per share of junior participating preferred stock equal to the greater of $100 and 100 times the payment made per share of common stock. Each share of junior participating preferred stock will have 100 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of junior participating preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the junior participating preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the junior participating preferred stock’s dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of junior participating preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

Effects of Triggering Events.  If any person or group becomes an acquiring person without the prior written consent of the RGA board of directors (and such person is not an exempted person or a grandfathered person), each right, except those held by such persons, would entitle each holder of a right to acquire such number of shares RGA’s common stock as will equal the result obtained by multiplying the then current purchase price by the number of one one-hundredths of a share of junior participating preferred stock for which a right is then exercisable and dividing that product by 50% of the then current per-share market price of the RGA common stock.

If any person or group becomes an acquiring person without prior written consent of the RGA board of directors, but beneficially owns less than 50% of the outstanding RGA common stock, each right, except those held by such persons, may be exchanged by the RGA board of directors for one share of RGA common stock.

Redemption.  At any time prior to the tenth business day after the time an acquiring person becomes such, the RGA board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right (which is referred to as the “redemption price”). Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Adjustments.  The purchase price payable, and the number of shares of junior participating preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the junior participating preferred stock, (ii) upon the grant to holders of the junior participating preferred stock of certain rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into junior participating preferred stock with a conversion price, less than the then-current market price of the junior participating preferred stock or (iii) upon the distribution to holders of the junior participating preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in junior participating preferred stock) or of subscription rights or warrants (other than those referred to above).

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The number of outstanding rights and the number of one one-hundredths of a share of junior participating preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock (other than the recapitalization) occurring, in any such case, prior to the distribution date.

The terms of the rights may be amended by the board of directors of RGA without the consent of the holders of the rights, including, without limitation, in connection with the proposed recapitalization, except that from and after such time as any person becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of RGA, including, without limitation, the right to vote or to receive dividends.

A copy of the rights agreement has been filed with the SEC as an Exhibit to a Registration Statement on Form 8-A. A copy of the rights agreement is available free of charge from RGA. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

Limitation on Liability of Directors

The RGA articles of incorporation limit the liability of its directors to RGA and its shareholders to the fullest extent permitted by Missouri law. The RGA amended and restated articles of incorporation will provide that RGA will indemnify each person (other than a party plaintiff suing on his own behalf or in the right of RGA) who at any time is serving or has served as a director or officer of RGA against any claim, liability or expense incurred as a result of this service, or as a result of any other service on behalf of RGA, or service at the request of RGA as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, RGA will indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of RGA), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of RGA) by reason of such service against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

The inclusion of this provision in the RGA amended and restated articles of incorporation may have the effect of reducing the likelihood of derivative litigation against RGA’s directors and may discourage or deter RGA or its shareholders from bringing a lawsuit against RGA’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited RGA and its shareholders.

Anti-Takeover Provisions in the RGA Articles of Incorporation and Bylaws

Some of the provisions in the RGA articles of incorporation and bylaws and Section 351.459 of the MGBCL could have the following effects, among others:

•	delaying, deferring or preventing a change in control of RGA;

•	delaying, deferring or preventing the removal of RGA’s existing management or directors;

•	deterring potential acquirors from making an offer to RGA shareholders; and

•	limiting RGA’s shareholders’ opportunity to realize premiums over prevailing market prices of the RGA common stock in connection with offers by potential acquirors.

The following is a summary of those provisions in the RGA articles of incorporation and bylaws that could have the effects described above.

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Classified Board of Directors.  The RGA articles of incorporation and bylaws will provide that the RGA board of directors will be divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. The size of the RGA board of directors will not be less than three and the RGA board of directors can amend the number of directors by majority vote. Each class holds office until the third annual shareholders’ meeting for election of directors following the most recent election of such class. Following the recapitalization, the holders of RGA’s class A common stock would not vote in the election of the RGA directors for two or three annual meetings.

Directors, and Not Shareholders, Fix the Size of the Board of Directors of RGA.  The RGA articles of incorporation and bylaws will provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the RGA board of directors, but in no event will it consist of less than three directors.

Directors are Removed for Cause Only.  Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. RGA’s articles of incorporation provide that shareholders may remove a director only “for cause” and with the approval of the holders of 85% of RGA’s voting stock. The RGA board of directors may remove a director, with or without cause, only in the event the director fails to meet the qualifications stated in the bylaws for election as a director or in the event the director is in breach of any agreement between such director and RGA relating to such director’s service as RGA’s director or employee.

Board Vacancies to Be Filled by Remaining Directors and Not Shareholders.  Any vacancy created by any reason prior to the expiration of the class in which the vacancy occurs will by filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor. Any directorship to be filled by reason of an increase in the number of directors may be filled by the board of directors and will be added to such class of directors so that all classes of directors will be as nearly equal in number as possible.

Voting Power Restrictions.  Following the recapitalization and the exchange offer, the RGA amended and restated articles of incorporation will provide that the voting power of a holder of RGA class B common stock in excess of 15% of the outstanding RGA class B common stock with respect to directors will be restricted to 15% of the outstanding RGA class B common stock. However, if such holder also has in excess of 15% of the outstanding shares of RGA class A common stock, the holder of RGA class B common stock may exercise the voting power of the RGA class B common stock in excess of 15% to the extent that such holder has an equivalent percentage of outstanding RGA class A common stock.

Ownership Limitations.  Following the recapitalization and the exchange offer, the RGA amended and restated articles of incorporation will provide that shareholders are subject to stock ownership limitations, which would generally limit shareholders from owning 5% or more (by value) of the aggregate number of outstanding shares of RGA stock for a period of 36 months and one day from the closing of the exchange offer (it being understood that such limitation, among other things, (i) would not apply to MetLife or its subsidiaries, (ii) would not apply to any participating banks that may participate in any debt exchanges and (iii) would not prohibit a person from receiving 5% or more (by value) of the aggregate shares as a result of the divestiture). Any person permitted to acquire or own 5% or more (by value) of the RGA stock pursuant to the three exceptions described in the immediately preceding sentence will not be permitted to acquire any additional RGA stock at any time during the 36 month and one day lock-up period, unless and until such person owns less than 5% (by value) of the aggregate outstanding shares of RGA stock, at which point such person may acquire RGA stock only to the extent that, after such acquisition, such person owns less than 5% (by value) of the aggregate outstanding shares of RGA stock.

Any person permitted to acquire or own 5% or more (by value) of the RGA stock pursuant to the three exceptions described in the immediately preceding paragraph will not be permitted to acquire any additional RGA stock at any time during the lock-up period, unless and until such person owns less than 5% (by value) of the RGA stock, at which point such person may acquire shares of RGA common stock only to the extent that, after such acquisition, such person owns less than 5% or less (by value) of the aggregate outstanding shares of RGA stock.

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Shareholders May Only Act by Written Consent Upon Unanimous Written Consent.  As required by Missouri law, the RGA amended and restated articles of incorporation and bylaws will provide for stockholder action by unanimous written consent only.

No Special Meetings Called by Shareholders.  The RGA amended and restated articles of incorporation will provide that special meetings may only be called by the chairman of the RGA board of directors, the president, or a majority of the RGA board of directors. Only such business will be conducted, and only such proposals acted upon, as are specified in the notice of the special meeting.

Advance Notice for Shareholder Proposals.  The RGA bylaws will contain provisions requiring that advance notice be delivered to RGA of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to the RGA board of directors. Generally, such advance notice provisions require that a shareholder must give written notice to RGA not less than 90 calendar days before the meeting.

Supermajority Vote Required to Amend Specified Provisions.  The RGA amended and restated articles of incorporation will provide that amendment of the following provisions requires an affirmative vote of at least 85% of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	provisions regarding certain shareholder rights;

•	provisions relating to directors;

•	provisions related to shareholders’ meetings;

•	provisions specifying the procedure for amendment of bylaws;

•	provisions relating to indemnification and related matters; and

•	provisions relating to the amendment of the certificate of incorporation.

Missouri Statutory Provisions

Business Combination Statute.  Missouri law contains a “business combination statute” which restricts certain “business combinations” between RGA and an “interested shareholder,” or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by the RGA board of directors on or before the date the interested shareholder obtains such status.

The statute also prohibits business combinations after the five-year period following the transaction in which the person becomes an interested shareholder unless the business combination or purchase of stock prior to becoming an interested shareholder is approved by the RGA board of directors prior to the date the interested shareholder obtains such status.

The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•	the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

•	the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with its affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

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A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. RGA has not done so. However, the RGA board of directors adopted a resolution approving the acquisition of beneficial ownership by MetLife as an “interested shareholder,” thereby rendering the statute inapplicable to MetLife.

The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with RGA and may encourage persons that seek to acquire RGA to negotiate with the RGA board of directors prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

In connection with the exchange offer, and following the recapitalization, General American will distribute to GenAmerica Financial, LLC all of the shares of RGA class B common stock that it holds. GenAmerica Financial, LLC will then, in turn, distribute all of those shares to its parent, Metropolitan Life Insurance Company. Both General American and Metropolitan Life Insurance Company are insurance companies that are subject to various statutory and regulatory restrictions that limit their ability to dividend these shares without first obtaining approval from the applicable state regulatory authorities. Both the Missouri Department of Insurance and the New York State Insurance Department will need to approve these dividends before MetLife can engage in the exchange offer. These approvals are both conditions to complete the exchange offer. See “The Recapitalization and Distribution Agreement — Recapitalization — Conditions to Completing the Recapitalization.”

Control Share Acquisition Statute.  Missouri also has a “control share acquisition statute” that would limit the rights of a shareholder to vote some or all of the shares that it holds, in case of a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by such shareholder, to exercise or direct the exercise of more than a specified percentage of RGA’s outstanding stock (beginning at 20%). The statute exempts some types of acquisitions and provides a procedure for an acquiring shareholder to obtain shareholder approval to permit such shareholder to vote these shares. However, as permitted by the statute, RGA previously amended its bylaws to provide that the control share acquisition statute will not apply to control share acquisitions of RGA’s capital stock.

Takeover Bid Disclosure Statute.  Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

Insurance Holding Companies Act.  RGA is regulated in Missouri as an insurance holding company. Under the Missouri Insurance Holding Companies Act and related regulations, the acquisition of control of a domestic insurer must receive prior approval by the Missouri Department of Insurance. Missouri law provides that a transaction will be approved if the Department of Insurance finds that the transaction would, among other things, not violate the law or be contrary to the interests of the insureds of any participating domestic insurance corporations. The Department of Insurance may approve any proposed change of control subject to conditions.

In connection with the exchange offer, and following the recapitalization, General American will distribute to GenAmerica Financial, LLC all of the shares of RGA class B common stock that it holds. GenAmerica Financial, LLC will then, in turn, distribute all of those shares to its parent, Metropolitan Life Insurance Company. Metropolitan Life Insurance Company will in turn distribute all of those shares to its parent, MetLife, Inc. Both General American and Metropolitan Life Insurance Company are insurance companies that are subject to various statutory and regulatory restrictions that limit their ability to dividend these shares without first obtaining approval from the applicable state regulatory authorities. Both the Missouri Department of Insurance and the New York State Insurance Department will need to approve these dividends before MetLife can engage in the exchange offer. These approvals are both conditions to complete the exchange offer. See “The Recapitalization and Distribution Agreement — Recapitalization — Conditions to Completing the Recapitalization.”

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Amendment of RGA Articles of Incorporation

The RGA articles of incorporation that will be in effect after completion of the recapitalization and the exchange offer will provide that amendment of the following provisions requires an affirmative vote of at least 85% of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	provisions regarding certain shareholder rights;

•	provisions relating to directors;

•	provisions related to shareholders’ meetings;

•	provisions specifying the procedure for amendment of bylaws;

•	provisions relating to indemnification and related matters; and

•	provisions relating to the amendment of the certificate of incorporation.

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LEGAL MATTERS

The validity of the shares of RGA class A common stock offered hereby are being passed upon by William L. Hutton, Esq., Vice President and Assistant General Counsel of RGA. Mr. Hutton is paid a salary and bonus by RGA, participates in certain of RGA’s employee benefit plans, owns shares of RGA common stock and holds options to acquire shares of RGA common stock. Certain legal matters are being passed upon for RGA by Bryan Cave LLP.

EXPERTS

The consolidated financial statements and financial statement schedules, incorporated by reference in this Form S-4 from Reinsurance Group of America, Incorporated and subsidiaries’ Annual Report on Form 10-K, and the effectiveness of Reinsurance Group of America, Incorporated and subsidiaries’ internal control over financial reporting for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph regarding changes in accounting for income taxes and defined pension benefit and other postretirement plans as required by accounting guidance which was adopted on January 1, 2007 and December 31, 2006, respectively, and (2) express an unqualified opinion on Reinsurance Group of America, Incorporated and subsidiaries’ effectiveness of internal control over financial reporting) which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

The RGA board of directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

In order for shareholder proposals which are submitted pursuant to Rule 14a-8 of the Exchange Act to be considered by RGA for inclusion in the proxy material for the annual meeting of shareholders (anticipated to be held on May 20, 2009), they must be received by the Secretary of RGA by December 10, 2008. For proposals that shareholders intend to present at the annual meeting outside the processes of Rule 14a-8 of the Exchange Act, unless the shareholder notifies the Secretary of RGA of such intent by December 10, 2008, any proxy that management solicits for such annual meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the meeting.

Upon receipt of any such proposal, RGA will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In order for a shareholder to nominate a candidate for director, under RGA’s current restated articles of incorporation, timely notice of the nomination must be given to RGA in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if RGA gives less than 70 days notice of the meeting, or prior public disclosure of the date of the meeting, then the shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The shareholder filing the notice of nomination must describe various matters as specified in RGA’s amended and restated articles of incorporation, including such information as name, address, occupation, and number of shares held.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to RGA within the time limits described above. Such notice must include a description of the proposed business, the reasons for such business, and other matters specified in RGA’s amended and restated articles of incorporation. The board or the presiding officer at the annual meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These

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requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in RGA’s proxy statement.

In each case, the notice must be given to RGA’s Secretary, whose address is 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039. Any shareholder desiring a copy of RGA’s Restated Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to RGA’s Secretary.

WHERE YOU CAN FIND MORE INFORMATION

RGA files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy statements and other information that RGA files electronically with the SEC. The address of that website is www.sec.gov.

Shares of common stock of RGA are listed on the NYSE. You may also inspect reports, proxy statements and other information about RGA at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

RGA has filed a registration statement on Form S-4 under the Securities Act, of which this document forms a part, to register with the SEC the shares of RGA class A common stock to be issued in the recapitalization. This document constitutes the proxy statement and prospectus of RGA. This document does not contain all the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to the RGA common stock, reference is made to the registration statement and its exhibits. Statements contained in this document or in any document incorporated herein by reference as to the contents of any contract or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this document is qualified in its entirety by reference to the underlying documents.

The RGA filings referred to below are also available on RGA’s Internet website, www.rgare.com, under “Investor Relations — SEC filings.” Information contained in RGA’s Internet website does not constitute a part of this prospectus. You can also obtain these documents from RGA, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
(636) 736-7000

A list of shareholders will be available for inspection by shareholders of record during business hours at RGA’s corporate headquarters at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, for ten days prior to the date of the special meeting and will also be available at the special meeting, and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournments thereof.

The SEC allows certain information to be “incorporated by reference” into this document, which means that RGA can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that RGA has previously filed with the SEC. These documents contain important information about RGA, its businesses and its financial conditions:

The following documents filed by RGA (File No. 1-11848) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement/prospectus and before the RGA

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special meeting, except for the documents, or portions thereof, that are “furnished” rather than filed, are incorporated by reference into this document.

•	RGA’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	RGA’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

•	RGA’s Definitive Proxy Statement filed on April 9, 2008;

•	RGA’s Current Reports on Form 8-K dated January 23, 2008, April 17, 2008 and June 2, 2008 (other than the portions of those documents not deemed to be filed);

•	The description of RGA’s existing common stock contained in RGA’s Registration Statement on Form 8-A dated April 6, 1993, as amended by Amendment No. 1 on Form 8-A/A dated April 27, 1993, as updated by RGA’s Current Report on Form 8-K filed with the SEC on September 10, 2004; and

•	The description of RGA’s Section 382 shareholder rights plan contained in RGA’s Registration Statement on Form 8-A dated June 2, 2008.

All documents filed by RGA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date that shares are accepted for exchange pursuant to the exchange offer (or the date that the exchange offer is terminated) will also be deemed to be incorporated into this document by reference, which excludes any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K.

Documents incorporated by reference are available without charge upon request to RGA’s proxy solicitor, MacKenzie Partners. In order to ensure timely delivery, any request should be submitted no later than [ • ], 2008. If you request any incorporated documents, MetLife will mail them to you within one business day after receiving your request.

RGA has not authorized anyone to give any information or make any representation about the RGA special meeting that is different from, or in addition to, that contained in this document or in any of the materials that RGA has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement/prospectus addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement/prospectus to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.

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Appendix A

RECAPITALIZATION AND DISTRIBUTION AGREEMENT

by and between

METLIFE, INC.

and

REINSURANCE GROUP OF AMERICA, INCORPORATED

Dated as of June 1, 2008

A-i

A-ii

Page

ARTICLE VIII	SURVIVAL AND INDEMNIFICATION	A-43
Section 8.1	Survival	A-43
Section 8.2	Indemnification by RGA	A-44
Section 8.3	Indemnification by MetLife	A-44
Section 8.4	Notice; Procedure for Third-Party Claims	A-45
Section 8.5	Tax Contests	A-46
Section 8.6	Contribution	A-46
Section 8.7	Remedies Exclusive	A-47
Section 8.8	Limitations on Indemnifiable Losses	A-47
Section 8.9	Subrogation and Insurance	A-47
Section 8.10	Excluded Representations	A-48

ARTICLE IX	TERMINATION	A-48
Section 9.1	Termination	A-48
Section 9.2	Effect of Termination	A-49

ARTICLE X	MISCELLANEOUS	A-49
Section 10.1	Entire Agreement	A-49
Section 10.2	Counterparts	A-49
Section 10.3	Expenses	A-50
Section 10.4	Notices	A-50
Section 10.5	Waivers	A-51
Section 10.6	Amendments	A-51
Section 10.7	Assignment	A-51
Section 10.8	Successors and Assigns	A-51
Section 10.9	No Third-Party Beneficiaries	A-51
Section 10.10	Annexes, Exhibits and Schedules	A-52
Section 10.11	GOVERNING LAW	A-51
Section 10.12	Consent to Jurisdiction; Waiver of Jury Trial	A-52
Section 10.13	Specific Performance	A-52
Section 10.14	Severability	A-53

ANNEXES
Annex A — Conditions to the Commencement of the Offer
Annex B — Conditions to Completing the Recapitalization
Annex C — Conditions to Completing the Split-Off

EXHIBITS
Exhibit A — Form of Amended and Restated RGA Articles of Incorporation
Exhibit B — Form of Amended and Restated RGA Bylaws
Exhibit C — Form of Section 382 Shareholder Rights Plan

A-iii

RECAPITALIZATION AND DISTRIBUTION AGREEMENT

This RECAPITALIZATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of June 1, 2008, is by and between MetLife, Inc., a Delaware corporation (“MetLife”), and Reinsurance Group of America, Incorporated, a Missouri corporation (“RGA”).

WHEREAS, as of the close of business on the date of this Agreement, the authorized capital stock of RGA consists of 150,000,000 shares, of which 140,000,000 shares are common stock, par value $0.01 per share (“RGA Common Stock”), and 10,000,000 shares are preferred stock, par value $0.01 per share;

WHEREAS, as of close of business on the date of this Agreement, there are outstanding 62,298,327 shares of RGA Common Stock, of which an aggregate of 32,243,539 shares of RGA Common Stock are held by MetLife and its Subsidiaries (as defined herein);

WHEREAS, the parties desire to engage in a series of transactions involving (a) a recapitalization of RGA Common Stock (the “Recapitalization”), (b) a split-off by MetLife of the Exchange Shares (as defined herein) in exchange for common stock, par value $0.01 per share, of MetLife (“MetLife Common Stock”) (the “Split-Off”), and (c) if applicable, the Additional Divestiture Transactions (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in the Recapitalization, (a) the current articles of incorporation of RGA will be amended and restated in the form attached hereto as Exhibit A (the “Amended and Restated RGA Articles of Incorporation”), to, among other things, reclassify each outstanding share of RGA Common Stock as one share of RGA Class A Common Stock (as defined herein); and (b) immediately thereafter, General American Life Insurance Company, a Subsidiary of MetLife (“General American”) will exchange each outstanding share of RGA Class A Common Stock that it holds (other than the shares of RGA Class A Common Stock received in respect of the Recently Acquired Stock (as defined herein)) for one share of RGA Class B Common Stock (as defined herein), so that, after the Recapitalization and immediately prior to Spin-Off 1 (as defined herein), General American will own 3,000,000 shares of RGA Class A Common Stock and 29,243,539 shares of RGA Class B Common Stock (such shares of RGA Class B Common Stock, the “Exchange Shares”);

WHEREAS, following Spin-Off 1 and Spin-Off 2 (as defined herein), MetLife will hold all of the Exchange Shares immediately prior to the Split-Off;

WHEREAS, in the Split-Off, MetLife shall make an offer (the “Offer”) on the Commencement Date (as defined herein) to acquire MetLife Common Stock in exchange for all of the Exchange Shares;

WHEREAS, if any Exchange Shares are not distributed in the Split-Off (the “Excess Shares”), then MetLife shall distribute the Excess Shares to its securityholders through one or more transactions (the “Additional Divestiture Transactions”) consisting only of: (a) possibly one or more public or private exchanges of Debt Securities for Excess Shares (the “Debt Exchanges”) and/or (b) possibly one or more additional split-off transactions (the “Additional Split-Offs”), such that, after completion of the Additional Divestiture Transactions, MetLife shall no longer hold any of the Excess Shares (the “Divestiture”);

WHEREAS, the Board of Directors of RGA, upon the recommendation of the RGA Special Committee (as defined herein), has determined that it is in the best interests of RGA and the RGA Shareholders (as defined herein) for RGA to engage in the Transactions (as defined herein) and, subject to the terms and conditions of this Agreement, has resolved to recommend that the RGA Shareholders approve the Transactions (including the Recapitalization) and adopt this Agreement and the Amended and Restated RGA Articles of Incorporation;

WHEREAS, MetLife has received the IRS Ruling (as defined herein) (i) to the effect that the Divestiture will be, to the extent set forth therein, a tax-free distribution within the meaning of Section 355 of the Code (as defined herein) and (ii) regarding certain matters under Section 382 of the Code and the Treasury Regulations (as defined herein) promulgated thereunder; and

WHEREAS, each of MetLife and RGA has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Transactions, and to set forth other agreements that will govern certain other matters following completion of the different stages of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  General.  As used in this Agreement, the following terms shall have the following meanings:

“2003 Registration Rights Agreement” shall have the meaning set forth in Section 7.15(l).

“Acceptance Time” shall have the meaning set forth in Section 3.1(f); provided that solely for purposes of Section 4.2, Section 4.4 (and the respective Annexes as interpreted in accordance therewith), Section 5.7(f), Section 5.7(g), Section 6.7(f) and Section 6.7(g), “Acceptance Time” shall mean the time of acceptance for payment and exchange of the applicable Excess Shares with respect to any Public Debt Exchange or an Additional Split-Off, as applicable.

“Action” shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

“Additional Divestiture Date” shall mean the first anniversary of the Acceptance Time of the Split-Off.

“Additional Divestiture Transactions” shall have the meaning set forth in the recitals.

“Additional Split-Off Documents” shall mean the Form S-4 for an Additional Split-Off, including a prospectus to be used for the Additional Split-Off and such other documents as the parties mutually agree are necessary or appropriate to effect such Additional Split-Off.

“Additional Split-Offs” shall have the meaning set forth in the recitals.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that controls, is controlled by, or is under common control with the Person specified; provided, however, that RGA and its Subsidiaries shall not be considered to be “Affiliates” of MetLife, and MetLife and its Subsidiaries (other than RGA and its Subsidiaries) shall not be considered to be “Affiliates” of RGA. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Meeting” shall have the meaning set forth in Section 7.2(c).

“Alternative Proposal” shall mean any inquiry, proposal or offer from any Person (other than RGA, MetLife or their respective Subsidiaries) relating to any (a) acquisition of assets of RGA and its Subsidiaries equal to 25% or more of RGA’s consolidated assets or to which 25% or more of RGA’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of 25% or more of the outstanding RGA Common Stock (other than any acquisition by underwriters or initial purchasers in connection with the issuance of RGA Common Equity-Based Securities permitted under Section 7.14), (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of the outstanding RGA Common Stock or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving RGA; in each case, other than the Transactions.

“Amended and Restated RGA Articles of Incorporation” shall have the meaning set forth in the recitals.

“Amended and Restated RGA Bylaws” shall have the meaning set forth in Section 2.1.

“Authorization” shall have the meaning set forth in Section 5.9.

“Broker-Dealer Subsidiary” shall have the meaning set forth in Section 6.17.

“Business Day” shall have the meaning given to such term under Rule 13e-4(a)(3) under the Exchange Act.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commencement Date” shall mean the date on which the Offer shall be commenced within the meaning set forth in Rule 13e-4(a)(4) under the Exchange Act; provided that solely for purposes of Section 4.2, Section 4.4 and Section 7.1(b) (and the respective Annexes as interpreted in accordance therewith), “Commencement Date” shall mean the date on which the tender offer with respect to an Additional Split-Off is commenced within the meaning set forth in Rule 13e-4(a)(4) under the Exchange Act and the date on which the tender offer with respect to a Public Debt Exchange is first published, sent or given to MetLife securityholders, as applicable.

“Comparison Date” shall have the meaning set forth in Section 3.2(a).

“Contract” shall have the meaning set forth in Section 5.3(a).

“Conversion” shall mean a conversion of the RGA Class B Common Stock into RGA Class A Common Stock pursuant to the Amended and Restated RGA Articles of Incorporation and applicable state law, or any other transaction (including a recapitalization, merger or otherwise) resulting in the unification of the RGA Class A Common Stock and the RGA Class B Common Stock into a single class of common stock of RGA or the conversion of the RGA Class B Common Stock into RGA Class A Common Stock.

“Covered Persons” shall have the meaning set forth in Section 7.17.

“D&O Insurance” shall have the meaning set forth in Section 7.17.

“Debt Exchanges” shall have the meaning set forth in the recitals.

“Debt Securities” shall mean outstanding debt instruments or securities issued by MetLife with an initial term of at least 10 years, including the 6.125% senior notes due December 2011, issued on November 27, 2001, the 5.375% senior notes due December 2012, issued on December 10, 2002, and the 5.00% senior notes due November 2013, issued on November 24, 2003.

“Deloitte & Touche” shall mean Deloitte & Touche LLP.

“Demand End Date” shall mean the later of the Additional Divestiture Date and the first anniversary of the completion of the Debt Exchange; provided, however, that, if the Debt Exchange has not been completed on or before the Additional Divestiture Date, the Demand End Date shall mean the first anniversary of the Additional Divestiture Date; and provided, further, that, if RGA shall exercise the RGA Registration Blackout Right on one or more occasions, then the Demand End Date shall be extended by a number of additional days equal to the sum of all days during the applicable Registration Blackout Periods.

“Demand Notice” shall have the meaning set forth in Section 7.15(a).

“Demand Registration” shall have the meaning set forth in Section 7.15(a).

“Deposited Shares” shall have the meaning set forth in Section 2.3.

“Determination Date” shall mean the earlier of (a) the termination of this Agreement in accordance with its terms or (b) the 90th day following the Acceptance Time of the Split-Off.

“Discretionary Delay” shall have the meaning set forth in Section 3.2(c).

“Divestiture” shall have the meaning set forth in the recitals.

“End Date” shall mean the earlier of (a) the first date following the Recapitalization on which MetLife no longer holds any of the Exchange Shares or (b) the Additional Divestiture Date.

“Excess Shareholders” shall have the meaning set forth in Section 7.16.

“Excess Shares” shall have the meaning set forth in the recitals.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(a)(iii).

“Exchange Shares” shall have the meaning set forth in the recitals.

“Excluded Representations” shall mean the MetLife Excluded Representations together with the RGA Excluded Representations.

“Expiration Time” shall have the meaning set forth in Section 3.1(e).

“Form 8-A” shall mean a RGA registration statement on Form 8-A, including all amendments thereto, pursuant to which the RGA Class A Common Stock or the RGA Class B Common Stock, as applicable, shall be registered under the Exchange Act.

“Form S-4” shall have the meaning set forth in Section 3.1(b); provided that for purposes of Articles V and VI, “Form S-4” shall mean the applicable registration statement on Form S-4 at the time that it becomes effective, as amended, updated, modified, supplemented or superseded, including any information deemed included therein pursuant to Rule 424 or Rule 430C under the Securities Act.

“Frustrating Transactions” shall have the meaning set forth in Section 7.12(a).

“GAAP” shall mean U.S. generally accepted accounting principles as in effect as of the date hereof.

“General American” shall have the meaning set forth in the recitals.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“HSR Act” shall have the meaning set forth in Section 5.4.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Investment Advisor Subsidiary” shall have the meaning set forth in Section 6.17.

“Investment Company Act” shall have the meaning set forth in Section 5.10.

“IRS” shall mean the Internal Revenue Service.

“IRS Ruling” shall mean the private letter ruling issued by the IRS, dated March 14, 2008, pursuant to the IRS Ruling Request.

“IRS Ruling Request” shall mean the request for rulings submitted by MetLife and RGA to the IRS, dated September 11, 2007, including the exhibits attached thereto, and all other submissions, documents, materials or other information, submitted to the IRS in connection with such request for rulings.

“Launch Delay” shall have the meaning set forth in Section 3.2(a).

“Law” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, code, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Liens” shall mean mortgages, pledges, hypothecations, liens, charges, claims, security interests, indentures, deeds of trust, charges, adverse claims, options, equitable interests, restrictions, easements, title defects, title retention agreements, voting trust agreements, or other encumbrance of any kind, including any restriction on the right to use, transfer, vote, receive income, sell or otherwise dispose of stock, other than any Lien created pursuant to this Agreement.

“Lock-up Period” shall have the meaning set forth in Section 7.14(a).

“Losses” shall mean all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and other professional fees and expenses in connection with any Action whether involving a third-party claim or any claim solely between the parties hereto), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies, in any such case, arising out of, attributable to or resulting from the Transactions.

“Market Disruption Event” shall mean the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally on the NYSE, the American Stock Exchange, the Nasdaq Stock Market or any other national securities, futures or options exchange or in the over-the-counter market, or trading in any of MetLife Common Stock, RGA Common Stock or any Recapitalized Shares (or any options or futures contracts related to such securities) on any exchange or in the over-the-counter market, is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or such market by the SEC, by such exchange or market, or by any other regulatory body or Governmental Authority having jurisdiction;

(b) a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;

(c) there is such a material adverse change in general U.S. domestic or international economic, political or financial conditions, including as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States (in each case, as compared to conditions on the date hereof), so as to make it materially impracticable to proceed with the Offer (in the case of the Offer) or the acquisition of Debt Securities by the Participating Banks or the offer and sale of the RGA Class B Common Stock in connection with any Debt Exchange (in the case of a Private Debt Exchange); or

(d) an event occurs and is continuing as a result of which the offering documents contemplated by this Agreement would contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and either (i) the public disclosure of that event at such time would have a material adverse effect on MetLife’s business or RGA’s business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the public disclosure of which would impede MetLife’s or RGA’s ability to consummate such transaction.

“MetLife” shall have the meaning set forth in the preamble.

“MetLife Approvals” shall have the meaning set forth in Section 6.16.

“MetLife Blackout Right” shall have the meaning set forth in Section 3.1(a)(ii).

“MetLife Common Stock” shall have the meaning set forth in the recitals.

“MetLife Disclosure Documents” means each of the documents filed by MetLife with the SEC in connection with the applicable Transactions, including pursuant to Rule 165 or Rule 425 of the Securities Act, and any other documents filed by MetLife with the SEC and incorporated into the Form S-4, the S-4 Prospectuses, the Split-Off Documents and, if applicable, the Public Debt Exchange Documents and/or the Additional Split-Off Documents.

“MetLife Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article VI.

“MetLife Excluded Representations” shall have the meaning set forth in the first paragraph of Article VI.

“MetLife Filings” shall have the meaning set forth in Section 6.21.

“MetLife Holding Subsidiary” shall have the meaning set forth in Section 6.5.

“MetLife Indemnified Documents” means each Form S-4, S-4 Prospectus, Proxy Statement/Prospectus, Split-Off Document, Split-Off Prospectus, Additional Split-Off Document, Public Debt Exchange Document, MetLife Disclosure Document, and any amendment or supplement thereto, including any document filed or required to be filed by RGA in connection with the Transactions pursuant to Rule 165 or Rule 425 of the Securities Act.

“MetLife Indemnified Parties” shall have the meaning set forth in Section 8.2.

“MetLife Insurance Subsidiary” means each Significant Subsidiary of MetLife that is required to be organized or licensed as an insurance company in its jurisdiction of incorporation.

“MetLife Material Adverse Effect” shall mean any change, effect, event, occurrence or development that, individually or in the aggregate, is resulting, has resulted, or would reasonably be expected to result in a material adverse effect on the business, financial condition, equity reserves, surplus or results of operations of MetLife and its Subsidiaries, taken as a whole, or on the ability of MetLife to perform its obligations under this Agreement or to consummate the Recapitalization and the Split-Off by the Termination Date.

“MetLife Required Consents” shall have the meaning set forth in Section 6.4.

“MetLife Stockholders” shall mean holders of MetLife Common Stock.

“MetLife Superior Proposal” shall mean a bona fide written Alternative Proposal by the Person described on Section 1.1(b) of the MetLife Disclosure Schedule for 90% or more of the RGA Common Stock held by MetLife and its Subsidiaries (including such an Alternative Proposal that is part of an Alternative Proposal for 50% or more of the outstanding RGA Common Stock) on terms that the Board of Directors of MetLife determines in good faith, after consultation with MetLife’s financial and outside legal advisors, is more favorable to MetLife than the Transactions.

“MetLife Tax Certificates” shall mean the certificates of an officer of MetLife, dated as of the Closing Date, provided to Wachtell, Lipton, Rosen & Katz in connection with the Tax Opinion, substantially in the form attached to the MetLife Disclosure Schedule.

“MGBCL” shall mean the General and Business Corporation Law of the State of Missouri.

“Minimum Condition” shall mean a number of shares of MetLife Common Stock that results in the distribution of no less than 90% of the Exchange Shares in the Split-Off, unless RGA shall consent to a lower Minimum Condition.

“NYSE” shall mean the New York Stock Exchange.

“Offer” shall have the meaning set forth in the recitals; provided that solely for purposes of Section 4.2, Section 4.4 and Section 7.1(b) (and the respective Annexes as interpreted in accordance therewith), “Offer” shall mean the offer with respect to a Public Debt Exchange or an Additional Split-Off, as applicable.

“Participating Banks” shall mean such investment banks that engage in any Debt Exchange with MetLife.

“Person” shall mean any natural person, corporation, partnership, limited liability company, business trust, joint venture, association, company, other entity or government, or any agency or political subdivision thereof.

“Piggyback Registration” shall have the meaning set forth in Section 7.15(d).

“Private Debt Exchange” shall have the meaning set forth in Section 4.2(a).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 3.1(b); provided that, for purposes of Articles V and VI, “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus contained in the applicable Form S-4 at the time it is declared effective, as amended, updated, modified, supplemented or superseded, including any information deemed included therein pursuant to Rule 424 or Rule 430C under the Securities Act.

“Public Debt Exchange” shall have the meaning set forth in Section 4.2(a).

“Public Debt Exchange Documents” shall mean the Form S-4 for a Public Debt Exchange, including a prospectus to be used for the Public Debt Exchange and such other documents as the parties mutually agree are necessary or appropriate to effect such Public Debt Exchange.

“Recapitalization” shall have the meaning set forth in the recitals.

“Recapitalized Shares” shall mean the RGA Class A Common Stock and the RGA Class B Common Stock.

“Recently Acquired Stock” shall mean the 3,000,000 shares of RGA Common Stock that were acquired by MetLife or any of its Subsidiaries in the fourth quarter of 2003, and, after the Recapitalization, the 3,000,000 shares of RGA Class A Common Stock into which such shares shall have been reclassified.

“Registrable Securities” shall have the meaning set forth in Section 7.15(a).

“Registration Blackout Period” shall have the meaning set forth in Section 7.15(c).

“Registration Expenses” shall have the meaning set forth in Section 7.15(k).

“Remaining RGA Stock” shall mean, as of any time, any Exchange Shares continued to be held by MetLife or any of its Subsidiaries as of such time.

“Representatives” shall have the meaning set forth in Section 7.2(a).

“Required Consents” shall mean both the RGA Required Consents and the MetLife Required Consents.

“Restraint” shall mean any Law, temporary restraining order, preliminary or permanent injunction, judgment or ruling enacted, promulgated, issued or entered by any Governmental Authority.

“RGA” shall have the meaning set forth in the preamble.

“RGA Adverse Recommendation Change” shall have the meaning set forth in Section 7.2(b).

“RGA Approvals” shall have the meaning set forth in Section 5.15.

“RGA Blackout Right” shall have the meaning set forth in Section 3.1(a)(ii).

“RGA Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“RGA Class A Common Stock” shall mean the Class A common stock of RGA, including any related preferred stock purchase rights, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such class of common stock as specified in the Amended and Restated RGA Articles of Incorporation, as it may be amended from time to time (it being understood that if RGA Class A Common Stock, as a class, shall be reclassified, exchanged or converted into another security (including as a result of the Conversion, merger, consolidation or otherwise), each reference to RGA Class A Common Stock in this Agreement shall refer to such other security into which the RGA Class A Common Stock was reclassified, exchanged or converted.

“RGA Class B Common Stock” shall mean the Class B common stock of RGA, including any related preferred stock purchase rights, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such class of common stock as specified in the Amended and Restated RGA Articles of Incorporation, as it may be amended from time to time (it being understood that if RGA Class B Common Stock, as a class, shall be reclassified, exchanged or converted into another security (including as a result of the Conversion, merger, consolidation or otherwise), each reference to RGA Class B Common Stock in this Agreement shall refer to such other security into which the RGA Class B Common Stock was reclassified, exchanged or converted).

“RGA Common Equity-Based Securities” shall have the meaning set forth in Section 7.14(a).

“RGA Common Stock” shall have the meaning set forth in the recitals and shall mean, after the Recapitalization, the Recapitalized Shares.

“RGA Disclosure Documents” means each of the documents filed by RGA with the SEC in connection with the applicable Transactions, including pursuant to Rule 165 or Rule 425 of the Securities Act, and any other documents filed by RGA with the SEC and incorporated into the Form S-4, the S-4 Prospectuses, the Split-Off Documents and, if applicable, the Public Debt Exchange Documents and/or the Additional Split-Off Documents.

“RGA Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article V.

“RGA Excluded Representations” shall have the meaning set forth in the first paragraph of Article V.

“RGA Filings” shall have the meaning set forth in Section 5.18.

“RGA Indemnified Documents” means each Form S-4, S-4 Prospectus, Proxy Statement/Prospectus, Split-Off Document, Split-Off Prospectus, Additional Split-Off Document, Public Debt Exchange Document, RGA Disclosure Document, and any amendment or supplement thereto, including any document filed or required to be filed by MetLife in connection with the Transactions pursuant to Rule 165 or Rule 425 of the Securities Act.

“RGA Indemnified Parties” shall have the meaning set forth in Section 8.3.

“RGA Insurance Subsidiary” shall mean each Significant Subsidiary of RGA that is required to be organized or licensed as an insurance company in its jurisdiction of incorporation.

“RGA Material Adverse Effect” shall mean any change, effect, event, occurrence or development that, individually or in the aggregate, is resulting, has resulted, or would reasonably be expected to result in a material adverse effect on the business, financial condition, equity reserves, surplus or results of operations of RGA and its Subsidiaries, taken as a whole, or on the ability of RGA to perform its obligations under this Agreement or to consummate the Recapitalization and the Split-Off by the Termination Date.

“RGA Registration Blackout Right” shall have the meaning set forth in Section 7.15(c).

“RGA Reimbursable Expenses” shall have the meaning set forth in Section 10.3 (b).

“RGA Required Consents” shall have the meaning set forth in Section 5.4.

“RGA Section 355 Taxes” shall have the meaning set forth in Section 8.2(d).

“RGA Shareholder Approval” shall have the meaning set forth in Section 5.2(c).

“RGA Shareholders” shall mean the holders of RGA Common Stock.

“RGA Shareholders Meeting” shall have the meaning set forth in Section 7.3.

“RGA Special Committee” shall mean the special committee of the Board of Directors of RGA established to consider and approve this Agreement and the Transactions and related matters, or any successor committee established by the RGA Board of Directors and designated for such purpose.

“RGA Tax Certificate” shall mean the certificate of an officer of RGA dated as of the Closing Date, provided to Wachtell, Lipton, Rosen & Katz in connection with the Tax Opinion, substantially in the form attached to the RGA Disclosure Schedule.

“S-4 Prospectuses” shall have the meaning set forth in Section 3.1(b); provided that for purposes of Articles V and VI, “S-4 Prospectus” shall mean the Split-Off Prospectus, together with the Proxy Statement/Prospectus, in each case as defined in this Article I.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.12.

“Schedule TO” shall have the meaning set forth in Section 3.1(c).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 355-Related Proceeding” shall have the meaning set forth in Section 8.5(a).

“Section 355 Taxes” shall mean (i) Taxes imposed on MetLife or any of its Subsidiaries as a result of the failure of (a) Spin-Off 1, (b) Spin-Off 2 or (c) the Split-Off and any Additional Divestiture Transaction, taken together, to qualify for Tax-Free Status (together with reasonable costs and expenses related thereto) and (ii) Losses resulting from any claim, allegation, lawsuit, action or proceeding brought by MetLife Stockholders that exchange shares of MetLife Common Stock for shares of RGA Class B Common Stock pursuant to the Split-Off or any Additional Split-Off that arises out of the Split-Off and any Additional Divestiture Transaction failing to qualify for Tax-Free Status.

“Section 382 Shareholder Rights Plan” shall mean a shareholder rights plan of RGA substantially in the form attached as Exhibit C, as it may be amended or replaced to reflect the Recapitalized Shares.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration Statement” means a registration statement of RGA on Form S-3 or any other appropriate form under the Securities Act including any prospectus included therein, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all materials incorporated by reference or deemed to be incorporated by reference in such registration statement, for an offering to be made on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (or similar provisions then in effect) that (a) covers all or any part of Registrable Securities pursuant to the provisions of this Agreement, and (b) sets forth a plan of distribution as determined by MetLife in accordance with Section 7.15(b).

“Significant Subsidiary” shall mean a Subsidiary of a Person that is a “significant subsidiary” (as defined in Rule 405 under the Securities Act) of such Person.

“Spin-Off 1” shall have the meaning set forth in the IRS Ruling Request.

“Spin-Off 2” shall have the meaning set forth in the IRS Ruling Request.

“Split-Off” shall have the meaning set forth in the recitals.

“Split-Off Conditions” shall mean the conditions set forth in Annex C.

“Split-Off Documents” shall have the meaning set forth in Section 3.1(c).

“Split-Off Prospectus” shall have the meaning set forth in Section 3.1(b); provided that, for purposes of Articles V and VI, “Split-Off Prospectus” shall mean the split-off prospectus included in the applicable Form S-4 at the time it is declared effective, as amended, updated, modified, supplemented or superseded, including any information deemed included therein pursuant to Rule 424 or Rule 430C under the Securities Act.

“Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) or (ii) is a general partner or an entity performing similar functions; provided, however, that, unless the context otherwise requires, RGA and its Subsidiaries shall not be considered to be “Subsidiaries” of MetLife or any of its Subsidiaries.

“Supplemental IRS Ruling” shall mean any private letter ruling issued by the IRS pursuant to any Supplemental IRS Ruling Request.

“Supplemental IRS Ruling One” shall have the meaning set forth in Section 7.13(d).

“Supplemental IRS Ruling Request” shall mean any supplemental request for rulings, submitted to the IRS following the issuance of the IRS Ruling, relating to the Transactions.

“Supplemental IRS Ruling Two” shall have the meaning set forth in Section 7.13(d).

“Tax” or “Taxes” shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, additions to tax or additional amounts attributable to any such tax.

“Tax-Free Status” shall mean the qualification of each of (a) Spin-Off 1, (b) Spin-Off 2, and (c) the Split-Off and any Additional Divestiture Transaction, taken together, as (x) a transaction in which MetLife, MetLife’s Subsidiaries, MetLife Stockholders and MetLife’s securityholders recognize no income or gain under Section 355 of the Code (and similar provisions of state or local law), (y) a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d) and 355(e) (and similar provisions of state or local law), and (z) a transaction to which Sections 355(f) and 355(g) of the Code (and similar provisions of state or local law) do not apply.

“Tax Opinion” shall mean the written opinion of Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, regarding certain U.S. federal income tax consequences of the Split-Off, any Additional Divestiture Transaction and the other Transactions, the form of which such written opinion shall be delivered by MetLife to RGA no later than ten (10) days following the date of this Agreement.

“Termination Date” shall have the meaning set forth in Section 9.1(b)(i).

“Testing Date” shall mean (a) each of the two Business Days immediately prior to the commencement of a Window Period, and (b) each Business Day within a Window Period that is at least 23 Business Days prior to the end of such Window Period.

“Third-Party Claim” shall have the meaning set forth in Section 8.4(b).

“Threshold Amount” shall have the meaning set forth in Section 7.16.

“Transactions” shall mean the transactions contemplated by this Agreement, including the Recapitalization, the Split-Off and, if applicable, any Additional Divestiture Transaction.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code by the United States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“VWAP” of a security shall mean the volume weighted average price of such security on the NYSE.

“Window Period” shall mean the customary trading windows established by MetLife following the announcement of its earnings for each fiscal quarter; provided that each Window Period shall be open for at least 25 Business Days, and, subject to the MetLife Blackout Right and the RGA Blackout Right, there shall be at least one Window Period for each fiscal quarter of MetLife. The Window Periods expected by MetLife as of the date hereof for the 2008 and 2009 calendar years are set forth in Section 1.1(c) of the MetLife Disclosure Schedule.

Section 1.2  References; Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Annex, Exhibit or Schedule, such reference shall be to an Article or a Section of, or an Annex, Exhibit or RGA Disclosure Schedule or MetLife Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
THE RECAPITALIZATION

Section 2.1  The Recapitalization.  Provided that this Agreement shall not have been terminated in accordance with Article IX, upon the satisfaction or waiver of the conditions set forth in Annex B, RGA and MetLife will effect the Recapitalization as follows: (a) RGA will file the Amended and Restated RGA Articles of Incorporation with the Office of the Secretary of State, State of Missouri; (b) each share of RGA Common Stock will be reclassified as one share of RGA Class A Common Stock pursuant to the Amended and Restated RGA Articles of Incorporation; (c) immediately thereafter, each share of RGA Class A Common Stock held by MetLife and its Subsidiaries (other than the shares of RGA Class A Common Stock received by MetLife and its Subsidiaries in respect of the Recently Acquired Stock) will be exchanged for one share of RGA Class B Common Stock; and (d) the Board of Directors of RGA will adopt amended and restated bylaws of RGA, in substantially the form attached hereto as Exhibit B (the “Amended and Restated RGA Bylaws”).

Section 2.2  Closing Date.  The Recapitalization shall occur on the same day as, and immediately prior to, the Acceptance Time, and the parties agree that they shall cause the Amended and Restated RGA Articles of Incorporation to become effective under the MGBCL as of such time. The date on which the Recapitalization shall occur shall be the “Closing Date.”

Section 2.3  Exchange of Certificates.  On or prior to the Closing Date, MetLife shall deposit, or shall cause to be deposited, with RGA the certificate or certificates representing the shares of RGA Common Stock, other than shares of Recently Acquired Stock, beneficially owned by MetLife as of the Closing Date (the “Deposited Shares”). On the Closing Date, RGA shall cancel such deposited certificate or certificates and issue to MetLife a new certificate or certificates representing the aggregate number of shares of RGA Class B Common Stock beneficially owned by MetLife as of the Closing Date, which shall be equal to the number of Deposited Shares.

ARTICLE III
THE SPLIT-OFF

Section 3.1  The Split-Off.

(a) The parties agree that the Split-Off shall be conducted as follows:

(i) MetLife shall commence (within the meaning of Rule 13e-4(a)(4) under the Exchange Act) the Offer, at such time as MetLife shall determine; provided that:

(A) the Offer shall be commenced only after the conditions set forth in Annex A shall have been satisfied or waived;

(B) once the conditions set forth in Annex A shall have been satisfied or waived, and subject to the MetLife Blackout Right and the RGA Blackout Right under Section 3.1(a)(ii) and the Launch Delay Right under Section 3.2(a) and the Discretionary Delay Rights under Section 3.2(c), the Offer shall be commenced no later than the first Window Period for which there shall be at least 25 Business Days between (1) the first date on which both the conditions in clause I.(a) and clause I.(b) of Annex A shall have been satisfied or waived and (2) the last date of such Window Period (it being understood that MetLife shall have discretion to commence the Offer at any time during such Window Period so long as the Offer shall be completed during such Window Period); and

(C) the Offer shall be open for at least 5 Business Days following the RGA Shareholders Meeting (it being understood that, to the extent that there is sufficient time within the Window Period during which the Offer is commenced to leave the Offer open for more than 5 Business Days following the RGA Shareholders Meeting, the parties will use commercially reasonable efforts to do so, for up to a total of 10 Business Days following the RGA Shareholders Meeting); provided that MetLife and RGA shall cooperate to schedule the Offer and the RGA Shareholders Meeting to comply with Section 7.3 and this Section 3.1(a)(i)(C).

Notwithstanding the foregoing sentence, MetLife shall not be obligated to commence the Offer until such time as MetLife is reasonably satisfied that the Required Consents can be obtained prior to the completion of such Offer; provided that MetLife shall comply with Rule 14e-8 under the Exchange Act.

(ii) If MetLife shall determine that commencing or completing the Offer during any Window Period will (A) have a material detrimental effect, as reasonably determined in good faith by the Board of Directors of MetLife, on the completion of a transaction then being negotiated or a plan then being considered by the Board of Directors of MetLife, in each case unrelated to the Transactions, that would, if completed, be material to MetLife and its Subsidiaries taken as a whole at the time the right to delay the Offer is exercised (whether or not a final decision has been made to undertake such transaction or plan), or (B) involve initial or continuing disclosure obligations that are not in the best interests of the MetLife Stockholders, as reasonably determined in good faith by the Board of Directors of MetLife, then upon advance written notice by MetLife to RGA, MetLife may from time to time exercise a right to delay the commencement of the Offer (the “MetLife Blackout Right”) until the earliest reasonably practicable date after MetLife’s reasons for delaying the commencement of the Offer are no longer applicable. Further, if RGA shall determine that commencing or completing the Offer during any Window Period will (1) have a material detrimental effect, as reasonably determined in good faith by the RGA Special Committee or the Board of Directors of RGA, on the completion of a transaction then being negotiated or a plan then being considered by the RGA Special Committee or the Board of Directors of RGA, in each case, unrelated to the Transactions, that would, if completed, be material to RGA and its Subsidiaries taken as a whole at the time the right to delay the Offer is exercised (whether or not a final decision has been made to undertake such transaction or plan), or (2) involve initial or continuing disclosure obligations that are not in the best interests of the RGA Shareholders, as reasonably determined in good faith by the RGA Special Committee or the Board of Directors of RGA, then upon the advance written notice by RGA to MetLife from time to time to delay the commencement of the Offer,

MetLife shall not commence the Offer (the “RGA Blackout Right”) until the earliest reasonably practicable date in a Window Period (unless the parties agree otherwise) after RGA’s reasons for delaying the commencement of the Offer are no longer applicable.

(iii) In the Offer, MetLife shall offer all of the Exchange Shares to the MetLife Stockholders in exchange for MetLife Common Stock, at an exchange ratio determined by MetLife (the “Exchange Ratio”); provided that MetLife shall determine an Exchange Ratio that it believes in good faith, after consultation with its financial advisors, is reasonably likely to result in the Minimum Condition being satisfied in the then-current Window Period. Without the prior written consent of RGA, MetLife shall not impose conditions to the completion of the Split-Off in addition to the Split-Off Conditions and shall not waive the Minimum Condition; provided that MetLife expressly reserves the right to amend the Exchange Ratio from time to time and to decrease the Minimum Condition so long as the number results in the distribution of no less than 90% of the Exchange Shares in the Split-Off, unless RGA shall consent to a lower Minimum Condition; provided, further, that MetLife believes in good faith, after consultation with its financial advisors, that such amended Exchange Ratio is reasonably likely to result in the Minimum Condition, as it may be decreased pursuant to this Section 3.1(a)(iii), being satisfied.

(b) As promptly as practicable after the date of this Agreement, MetLife and RGA shall jointly prepare, and RGA shall file with the SEC, one or more registration statements on Form S-4 (the “Form S-4”) to register under the Securities Act the offer and sale of the RGA Class A Common Stock and the RGA Class B Common Stock to be issued in the Recapitalization and the Exchange Shares to be offered in the Split-Off. The Form S-4 will include (i) a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used for the RGA Shareholders Meeting to obtain the RGA Shareholder Approval; and (ii) a prospectus to be used as a prospectus sent to the MetLife Stockholders for the Split-Off (the “Split-Off Prospectus” and together with the Proxy Statement/Prospectus, the “S-4 Prospectuses”); provided that RGA and MetLife may mutually agree to file the S-4 Prospectuses as part of one registration statement or as parts of separate registration statements on Form S-4. Following the filing of the Form S-4, RGA shall use reasonable best efforts to cause the Form S-4 to become effective under the Securities Act as promptly as practicable, subject to any delay caused by any customary securities blackout period of RGA. Following the effectiveness of the Form S-4, RGA shall use its reasonable best efforts, after consultation with MetLife and its advisors, to cause the Proxy Statement/Prospectus to be mailed to the holders of RGA Common Stock entitled to vote at the RGA Shareholders Meeting for the purpose of obtaining the RGA Shareholder Approval.

(c) On the Commencement Date, MetLife shall file with the SEC a tender offer statement on Schedule TO (the “Schedule TO”) with respect to the Offer, which Schedule TO shall include the Split-Off Prospectus, a form of transmittal letter, a form of notice of guaranteed delivery and other customary materials (together with any supplements and amendments thereto, the “Split-Off Documents”) and shall cause the Split-Off Documents to be disseminated to the MetLife Stockholders. At all times, the parties shall conduct and complete the Transactions in accordance with the applicable securities Laws.

(d) The parties agree as follows:

(i) The parties shall take all steps necessary for the Form S-4, the S-4 Prospectuses, the Split-Off Documents and any filing under Rule 425 or 165 under the Securities Act relating to the Transactions to be timely filed with the SEC, to comply in all material respects with the Securities Act and the Exchange Act, as applicable, and not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by any party with respect to statements or omissions based on information supplied by, or on behalf of, the other party for inclusion or incorporation by reference therein. Each party agrees promptly to correct any information provided by it for use in the Form S-4, the S-4 Prospectuses or the Split-Off Documents if and to the extent that any such information shall have become false or misleading in any material respect, and each party agrees to take all steps necessary to cause the Form S-4, the S-4

Prospectuses and the Split-Off Documents as so corrected to be timely filed with the SEC and disseminated to the MetLife Stockholders or RGA Shareholders, as the case may be, to the extent required by applicable Law. Each party shall furnish promptly to the other party all information concerning such party that is required or reasonably requested by the other party in connection with the obligations contained in this Section 3.1, relating to the Form S-4, the S-4 Prospectuses and the Split-Off Documents.

(ii) Each party and its counsel shall be given a reasonable opportunity to review and comment on the Form S-4, the S-4 Prospectuses, the Split-Off Documents and, to the extent practicable, any filing under Rule 425 or 165 under the Securities Act relating to the Transactions, in each case and each time, sufficiently in advance of any such document being filed with the SEC, and each party shall give reasonable and good-faith consideration to any comments made by the other party and its counsel. Each party shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4, the S-4 Prospectuses or the Split-Off Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given), including by participating with such party or its counsel in any discussions or meetings with the SEC.

(e) Subject to the terms and conditions set forth in the Split-Off Documents, the Offer shall remain open until at least midnight, New York City time, at the end of the 20th Business Day after the Commencement Date (the “Expiration Time”), unless MetLife shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the proviso to this sentence or as may be required by applicable Law, in which event the term “Expiration Time” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that MetLife may, without the consent of RGA and so long as the Offer shall be accepted and completed during a Window Period unless the parties agree otherwise, (i) extend the Offer for one or more periods of not more than 10 Business Days per extension if, at the scheduled Expiration Time, any of the Split-Off Conditions shall not have been satisfied or waived (or, in the case of clause (d) and clause (i) to Annex C, such conditions are not ready and able to be satisfied at or prior to the Expiration Time), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, (iii) to the extent required by Law, extend the Offer by up to three Business Days if the limit determined by MetLife on the number of RGA Class B Common Stock that can be received for each share of MetLife Common Stock in the Offer is reached, or (iv) extend the Offer if a Market Disruption Event occurs during any day on which the price of MetLife Common Stock or RGA Common Stock shall be used to determine the exchange ratio for the Offer. Notwithstanding the foregoing, MetLife may extend the Offer without the consent of RGA for up to an aggregate of 10 Business Days for any reason, subject to applicable securities Laws, only so long as the Offer shall be accepted and completed during the Window Period in which the Offer is commenced, and the parties agree that the Expiration Time shall be scheduled in a manner so that the Transactions comply with applicable Laws. In the event that applicable securities Laws require extension of the Offer such that the Offer cannot be accepted and completed during the Window Period in which the Offer is commenced, and RGA or MetLife shall reasonably determine that keeping the Offer open until the next Window Period would create an undue disclosure burden on either RGA or MetLife, then, at the request of RGA or MetLife, MetLife shall terminate the Offer and re-commence the Offer as soon as practicable in compliance with Law and subject to the satisfaction of the conditions set forth in Section 3.1(a)(i).

(f) Subject to the terms and conditions set forth in this Agreement, including the satisfaction or waiver of the Split-Off Conditions, MetLife shall, as soon as practicable after the Expiration Time and during a Window Period (but in no event more than one Business Day following the Expiration Time), accept for payment and exchange Exchange Shares in an amount based on the Exchange Ratio for all shares of MetLife Common Stock that have been validly tendered and not withdrawn pursuant to the Offer (the time of acceptance for payment and exchange, the “Acceptance Time”).

(g) MetLife shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Split-Off and any Additional Divestiture Transaction any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law.

(h) Notwithstanding any other provision of this Agreement, no fractional shares of RGA Class B Common Stock will be exchanged in the Split-Off. Any tendering MetLife Stockholder who otherwise would be entitled to receive a fractional share of RGA Class B Common Stock in the Split-Off shall instead receive a cash payment from MetLife or its agent representing such holder’s proportionate interest in the net proceeds from the sale on the NYSE for the account of the tendering MetLife Stockholders of the aggregate fractional shares of RGA Class B Common Stock that the tendering MetLife Stockholders otherwise would have received. Any such sale shall be made as promptly as practicable after the Acceptance Time in compliance with applicable Law by an agent designated by MetLife. In no event will interest be paid on the cash to be received in lieu of any fraction of a share of RGA Class B Common Stock.

Section 3.2  Delay Right.

(a) Following the satisfaction or waiver of the conditions set forth in Annex A, MetLife has a right to delay commencement of the Offer (a “Launch Delay”) if the VWAP of RGA Common Stock for the 10-trading-day period ending on the second trading day prior to the proposed Commencement Date is less than 75% of the closing price of RGA Common Stock on the NYSE on the date prior to the announcement of the entry into this Agreement (the “Comparison Date”).

(b) MetLife may continue any Launch Delay until the second Business Day following the first Testing Date on which the VWAP of RGA Common Stock for the 10-trading-day period ending on such Testing Date is 75% or more than the closing price of RGA Common Stock on the NYSE on the Comparison Date (it being understood that, once the Launch Delay shall expire, MetLife shall commence the Offer (subject to the RGA Blackout Right, the MetLife Blackout Right and the Discretionary Delay) on any Business Day that is 21 or more Business Days prior to the end of the first Window Period for which at least 21 Business Days remain), and, subject to compliance with applicable Laws, shall complete the Offer during such Window Period.

(c) In addition to MetLife’s right to delay commencement of the Offer pursuant to a Launch Delay, MetLife shall have the right to delay to the extent permitted by Law, with respect to not more than three Window Periods, commencement of the Offer for any reason beyond the date on which it would otherwise be required to commence an Offer pursuant to Section 3.1(a)(i) (each such delay with respect to a Window Period, a “Discretionary Delay”). If MetLife shall exercise a Discretionary Delay, MetLife shall commence the Offer (subject to the RGA Blackout Right, the MetLife Blackout Right, a Launch Delay and any remaining Discretionary Delay) on any Business Day that is 21 or more Business Days prior to the end of the first Window Period for which at least 21 Business Days remain), and, subject to compliance with applicable Laws, shall complete the Offer during such Window Period.

ARTICLE IV
ADDITIONAL DIVESTITURE TRANSACTIONS

Section 4.1  Generally.

(a) If there are any Excess Shares following the completion of the Split-Off, MetLife shall engage in one or more Additional Divestiture Transactions, which MetLife shall complete no later than the Additional Divestiture Date (notwithstanding any other provision of this Agreement), such that, after completion of the Additional Divestiture Transactions, MetLife shall no longer hold any of the Excess Shares. MetLife agrees that it shall use reasonable best efforts to commence the Additional Divestiture Transactions immediately following the Split-Off to the extent practicable and, in the case of a Debt Exchange, subject to any time that any Participating Banks may need to acquire Debt Securities and hold such Debt Securities before any Private Debt Exchange; provided that the foregoing shall not require MetLife to effect any Additional Divestiture Transaction on a day during which there is a Market Disruption Event.

(b) The parties agree that the sum of (i) the shares of RGA Class B Common Stock distributed by MetLife to MetLife Stockholders pursuant to the Split-Off, and (ii) the shares of RGA Class B Common Stock distributed by MetLife pursuant to the Additional Divestiture Transactions, shall equal the total number of Exchange Shares (it being understood that in no event shall MetLife sell, transfer, assign, pledge (unless the pledge does not require the transfer of Exchange Shares, including upon default of the underlying pledged obligation, and does not involve the transfer of voting power over the pledged shares) or otherwise dispose of any Exchange Shares to the MetLife Stockholders (including as a stock dividend) or to any third party, except pursuant to the Split-Off and the Additional Divestiture Transactions).

Section 4.2  Debt Exchanges.

(a) If MetLife decides to engage in any Debt Exchange, MetLife shall acquire Debt Securities in exchange for some or all of any Excess Shares prior to the Additional Divestiture Date. Any Debt Exchange may be effected as either: (1) a private exchange (a “Private Debt Exchange”) with one or more Participating Banks, pursuant to which such Participating Banks shall exchange Debt Securities with MetLife for Excess Shares in a transaction that is not required to be registered under the Securities Act; or (2) a public exchange (a “Public Debt Exchange”) that is registered under the Securities Act, pursuant to which the offerees of such Public Debt Exchange shall exchange Debt Securities with MetLife for Excess Shares.

(b) MetLife shall (i) consummate any Debt Exchange (whether a Private Debt Exchange or a Public Debt Exchange) in accordance with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request, any Supplemental IRS Ruling Request, the Tax Opinion and with applicable securities Laws, (ii) consult in advance with RGA regarding the terms, structure and legal documents relating to any such Debt Exchange, in order for RGA to be reasonably satisfied that such terms, structure and legal documentation are consistent with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request, any Supplemental IRS Ruling Request, the Tax Opinion and applicable securities Laws, and (iii) obtain RGA’s prior consent to any documentation relating to any such Debt Exchange to which RGA is a party or pursuant to which RGA has any potential liability or obligation (other than any de minimis liability or obligation), which consent shall not be unreasonably withheld or delayed. Prior to the completion of any Private Debt Exchange, MetLife shall deliver to RGA (at MetLife’s expense) a reasoned opinion of outside counsel, as to which the outside counsel and opinion shall be reasonably satisfactory to RGA, that the Private Debt Exchange is exempt from registration under the Securities Act. If a Public Debt Exchange is undertaken, the provisions of Sections 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g) and 3.1(h) shall extend to the Public Debt Exchange as if the Public Debt Exchange were the Split-Off, with such appropriate modifications in the particular context.

(c) The only conditions to commencing a Public Debt Exchange shall be the conditions set forth in Annex A; provided that (i) each reference to the Form S-4 in Annex A shall refer to the Form S-4 for the Public Debt Exchange; (ii) each reference to the Split-Off shall refer to the Public Debt Exchange; (iii) each condition relating to the Recapitalization (other than those in clause I.(a) of Annex A) shall be omitted, and the first paragraph of Sections I., II. and III. of Annex A shall refer to Article IV of this Agreement instead of Article III of this Agreement; (iv) each reference to the representations and warranties of any party or the obligations, agreements or covenants of such party shall be references to the representations and warranties, or the obligations, agreements or covenants, as the case may be, insofar as they relate to the Public Debt Exchange; and (v) any breach of a representation or warranty or obligation, agreement or covenant of a party shall not result in a failure of any condition to commencing a Public Debt Exchange unless such breach is curable under applicable Law (including by delaying commencement and amending or supplementing the Form S-4, Public Debt Exchange Documents, and/or any related MetLife Disclosure Documents or RGA Disclosure Documents) and the breaching party fails to cure such breach (it being understood that, if such breach relates to disclosure required under applicable securities Laws, such breach shall be cured in a manner that is reasonably satisfactory to the non-breaching party); provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach; and provided, further, that commencement of such Public Debt Exchange, notwithstanding such breach, shall not act as a waiver or otherwise affect the non-breaching party’s rights or remedies under this Agreement.

(d) The only conditions to completing a Public Debt Exchange shall be the conditions set forth in Annex C (with the Minimum Condition for the Public Debt Exchange determined by MetLife) and the conditions set forth in clause I.(d), I.(e), I.(f), I.(g) and I.(i), Section II and Section III. of Annex B; provided that (i) each reference to the Form S-4 in Annex B and Annex C shall refer to the Form S-4 for the Public Debt Exchange; (ii) each reference to the Split-Off in Annex B and Annex C shall refer to the Public Debt Exchange; (iii) each condition in Annex B and Annex C relating to the Recapitalization shall be omitted; (iv) each reference in Annex B and Annex C to the representations and warranties of any party or the obligations, agreements or covenants of such party shall be references to the representations and warranties, or the obligations, agreements or covenants, as the case may be, insofar as they relate to the Public Debt Exchange; (v) the legal opinions referred to in Annex B and Annex C shall be appropriately modified for the Public Debt Exchange; (vi) it shall be an additional condition to RGA’s obligation to complete the Public Debt Exchange that MetLife shall have furnished to RGA a certificate dated and effective as of the Acceptance Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the representations and warranties of MetLife set forth in this Agreement, insofar as they relate to the Public Debt Exchange, including the MetLife Excluded Representations, shall be true and correct in all material respects as of the date of this Agreement and at the Acceptance Time as though made as of the Acceptance Time (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date) and that MetLife shall have performed in all material respects its obligations, agreements or covenants required to be performed by it under this Agreement; (vii) any breach of a representation or warranty or obligation, agreement or covenant of a party shall not result in a failure of any condition to completing a Public Debt Exchange unless such breach is curable under applicable Law (including by delaying completion, amending the Offer, and amending or supplementing the Form S-4, any Public Debt Exchange Documents, and/or any MetLife Disclosure Documents or RGA Disclosure Documents, and resoliciting offerees) and the breaching party fails to cure such breach (it being understood that, if such breach relates to disclosure required under applicable securities Laws, such breach shall be cured in a manner that is reasonably satisfactory to the non-breaching party); provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach; and provided, further, that completion of a Public Debt Exchange, notwithstanding such breach, shall not act as a waiver or otherwise affect the non-breaching party’s rights or remedies under this Agreement.

Section 4.3  Registration Rights Agreement with Participating Banks.  If MetLife decides to engage in a Private Debt Exchange with one or more Participating Banks, RGA agrees that it will enter into a registration rights agreement with the Participating Banks at the time of such Private Debt Exchange on terms and conditions reasonably satisfactory to RGA.

Section 4.4  Additional Split-Offs.

(a) MetLife may, in addition to or in lieu of any Debt Exchange, conduct one or more Additional Split-Offs with respect to some or all of the Excess Shares; provided that any such Additional Split-Off is completed prior to the Additional Divestiture Date.

(b) MetLife shall (i) consummate any Additional Split-Offs in accordance with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request, any Supplemental IRS Ruling Request, the Tax Opinion and with applicable securities Laws, (ii) consult in advance with RGA regarding the terms, structure and legal documents relating to the Additional Split-Offs, in order for RGA to be reasonably satisfied that such terms, structure and legal documentation are consistent with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request, any Supplemental IRS Ruling Request, the Tax Opinion and applicable securities Laws, and (iii) obtain RGA’s prior consent to any documentation relating to any such Additional Split-Offs to which RGA is a party or pursuant to which RGA has any potential liability or obligation (other than any de minimis liability or obligation), which consent shall not be unreasonably withheld or delayed. If an Additional Split-Off is undertaken, the provisions of Sections 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g) and 3.1(h) shall extend to any Additional Split-Off as if the Additional Split-Off were the Split-Off, with such appropriate modifications in the particular context.

(c) The only conditions to commencing an Additional Split-Off shall be the conditions set forth in Annex A; provided that (i) each reference to the Form S-4 in Annex A shall refer to the Form S-4 for the Additional Split-Off; (ii) each reference to the Split-Off shall refer to the Additional Split-Off; (iii) each condition relating to the Recapitalization shall be omitted, and the first paragraph of Section I., II. and III. of Annex A shall refer to Article IV of this Agreement instead of Article III of this Agreement; (iv) each reference to the representations and warranties of any party or the obligations, agreements or covenants of such party shall be references to the representations and warranties, or the obligations, agreements or covenants, as the case may be, insofar as they relate to the Additional Split-Off; and (v) any breach of a representation or warranty or obligation, agreement or covenant of a party shall not result in a failure of any condition to commencing an Additional Split-Off unless such breach is curable under applicable Law (including by delaying commencement of the Offer and amending or supplementing the Form S-4, any Additional Split-Off Documents, and/or any related MetLife Disclosure Documents or RGA Disclosure Documents) and the breaching party fails to cure such breach (it being understood that, if such breach relates to disclosure required under applicable securities Laws, such breach shall be cured in a manner that is reasonably satisfactory to the non-breaching party); provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach; and provided, further, that commencement of such Additional Split-Off, notwithstanding such breach, shall not act as a waiver or otherwise affect the non-breaching party’s rights or remedies under this Agreement.

(d) The only conditions to completing an Additional Split-Off shall be the conditions set forth in Annex C (with the Minimum Condition for the Additional Split-Off determined by MetLife) and the conditions set forth in clause I.(d), I.(e), I.(f), I.(g) and I.(i), and Section II and Section III of Annex B; provided that (i) each reference to the Form S-4 in Annex B and Annex C shall refer to the Form S-4 for the Additional Split-Off; (ii) each reference in Annex B and Annex C to the Split-Off shall refer to the Additional Split-Off; (iii) each condition in Annex B and Annex C relating to the Recapitalization shall be omitted; (iv) each reference in Annex B and Annex C to the representations and warranties of any party or the obligations, agreements or covenants of such party shall be references to the representations and warranties, or the obligations, agreements or covenants, as the case may be, insofar as they relate to the Additional Split-Off; (v) the legal opinions referred to in Annex B and Annex C shall be appropriately modified for the Additional Split-Off; (vi) it shall be an additional condition to RGA’s obligation to complete the Additional Split-Off that MetLife shall have furnished to RGA a certificate dated and effective as of the Acceptance Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the representations and warranties of MetLife set forth in this Agreement, including the MetLife Excluded Representations, insofar as they relate to the Additional Split-Off, shall be true and correct in all material respects as of the date of this Agreement and at the Acceptance Time as though made as of the Acceptance Time (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date); and that MetLife shall have performed in all material respects its obligations, agreements or covenants required to be performed by it under this Agreement; (vii) any breach of a representation or warranty or obligation, agreement or covenant of a party shall not result in a failure of any condition to completing an Additional Split-Off unless such breach is curable under applicable Law (including by delaying completion of the Offer and amending or supplementing the Form S-4, any Additional Split-Off Documents, and/or any MetLife Disclosure Documents or RGA Disclosure Documents and resoliciting offerees) and the breaching party fails to cure such breach (it being understood that, if such breach relates to disclosure required under applicable securities Laws, such breach shall be cured in a manner that is reasonably satisfactory to the non-breaching party); provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach; and provided, further, that completion of an Additional Split-Off, notwithstanding such breach, shall not act as a waiver or otherwise affect the non-breaching party’s rights or remedies under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RGA

Except as disclosed in the disclosure schedule delivered by RGA to MetLife (the “RGA Disclosure Schedule”) simultaneously with the execution of this Agreement, RGA hereby represents and warrants to MetLife, on the date of this Agreement and on each of the Closing Date and the date of the Acceptance Time of any Public Debt Exchange and any Additional Split-Off, as follows (provided that the representations set forth in Sections 5.3(b), 5.5(b), 5.5(c), 5.6, 5.7 and 5.9 through 5.18 (the “RGA Excluded Representations”) are being made solely for purposes of the Transactions related to the Split-Off and any Additional Divestiture Transaction and not for purposes of the Transactions related to the Recapitalization):

Section 5.1  Organization; Good Standing.  Each of RGA and its Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, as the case may be, and has all requisite corporate or company power and corporate or company authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except for such failures to be duly organized, validly existing or in good standing or to have corporate power or corporate authority that, individually or in the aggregate, would not reasonably be expected to have a RGA Material Adverse Effect. Each of RGA and its Significant Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected to, individually or in the aggregate, have a RGA Material Adverse Effect.

Section 5.2  Authorization.

(a) RGA has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the RGA Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by RGA of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of RGA (including by its Board of Directors), and except for the RGA Shareholder Approval, no other corporate action or proceedings on the part of RGA is necessary to authorize the execution, delivery and performance by RGA of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by RGA and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of RGA, enforceable against RGA in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer or similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and by general principles of equity, and (ii) except with respect to the rights of indemnification and contribution hereunder, where enforcement hereof may be limited by federal or state securities Laws or the policies underlying such Laws.

(b) The Board of Directors of RGA, at a meeting duly called and held, has (i) approved this Agreement and the Transactions, and deemed this Agreement and the Transactions advisable, fair to and in the best interests of RGA Shareholders (other than MetLife or any of its Subsidiaries); (ii) approved this Agreement and the Transactions with respect to the acquisition of Class B Common Stock by MetLife in all respects for purposes of Section 351.459 of the MGBCL; and (iii) resolved to recommend that RGA Shareholders vote to approve and adopt this Agreement and the Transactions, including the Recapitalization and the Amended and Restated RGA Articles of Incorporation (the “RGA Board Recommendation”).

(c) The affirmative votes (in person or by proxy) of both (i) the holders of a majority of the outstanding shares of RGA Common Stock, and (ii) the holders of a majority of the shares of RGA Common Stock not held by MetLife or any of its Subsidiaries, present in person or by proxy and entitled to vote at the RGA Shareholders Meeting, or any adjournment or postponement of the RGA Shareholders Meeting, in favor of the approval and adoption of this Agreement and the Recapitalization and Amended and Restated RGA Articles of Incorporation are the only votes or approvals of the holders of any class or series of capital stock of RGA or any of its Subsidiaries which are necessary to adopt this Agreement and approve the Transactions (together with approval by holders of RGA Common Stock of RGA’s Section 382 Shareholder Rights Plan, the “RGA Shareholder Approval”).

(d) Prior to the execution of this Agreement, and assuming receipt of the RGA Shareholder Approval, the Board of Directors of RGA has taken all action necessary to exempt under, or make not subject to, the provisions of any State of Missouri takeover law or other State of Missouri law that purports to limit or restrict transactions with interested or affiliated shareholders (including Section 351.459 of the MGBCL) or any provision of the articles of incorporation or bylaws of RGA that would require any corporate approval other than that otherwise required by the MGBCL, the execution of this Agreement and the Transactions, in each case as to MetLife.

Section 5.3  Non-Contravention.

(a) Except as disclosed in Section 5.3 of the RGA Disclosure Schedule, neither the execution and delivery of this Agreement by RGA nor the consummation by RGA of the Transactions, nor compliance by RGA with any of the provisions of this Agreement, will (i) conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under any articles of incorporation, certificate of incorporation, bylaws or similar organizational documents of RGA or any of its Significant Subsidiaries, (ii) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to RGA or any of its Subsidiaries, or (iii) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under or give rise to a right of, or result in, termination, modification, cancellation, recapture or acceleration of any obligation or to the loss of a benefit, or result in the creation of any Lien in or upon or with respect to, any of the properties or other assets of RGA or any of its Subsidiaries, under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, contract or other agreement (each, a “Contract”) to which RGA or any of its Subsidiaries is a party, except in the case of clauses (ii) and (iii), for such violations, defaults or conflicts as would not reasonably be expected to, individually or in the aggregate, have a RGA Material Adverse Effect. Other than as would not reasonably be expected to result in a RGA Material Adverse Effect, none of the Transactions will (x) constitute a “change of control” of RGA or any of its Subsidiaries or otherwise result in the increase or acceleration of any benefits, including to employees of RGA, under any Contract to which RGA or any of its Subsidiaries is a party or by which RGA or any of its Subsidiaries is bound or (y) result in any adjustment of the number of shares subject to, or the terms of, including exercise price, any outstanding employee stock options of RGA; provided, however, the Transactions may result in an adjustment to type or class of shares subject to any such options of RGA.

(b) Except as would not be required to be disclosed in the RGA Disclosure Documents (and, to the extent any such disclosure is required in the RGA Disclosure Documents, except as shall be disclosed therein, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a RGA Material Adverse Effect, neither RGA nor any of its Significant Subsidiaries (i) is in violation of its respective articles of incorporation, certificate of incorporation, bylaws or similar organizational documents, (ii) is in default in the performance of any Contract to which it is a party or by which it is bound or to which any of its properties is subject or (iii) is in violation of any Law applicable to RGA, any of its Subsidiaries or their assets or properties.

Section 5.4  Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, (a) the Securities Act or the Exchange Act, (b) state securities or “blue sky” laws, (c) the rules and regulations of the NYSE, (d) the filing of the Amended and Restated RGA Articles of Incorporation with the Secretary of State of the State of Missouri, (e) the insurance filings set forth in Section 5.4 of the RGA Disclosure Schedule (the “RGA Required Consents”) and (f) filings (if any) required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by RGA or the consummation by RGA of the Transactions. As of the date of this Agreement, RGA has no knowledge or reason to believe that it will not be able to obtain the RGA Required Consents.

Section 5.5  Capital Stock.

(a) All outstanding shares of the capital stock of RGA have been, and immediately after the Recapitalization, the Acceptance Time and any Additional Divestiture Transaction, all of the Recapitalized Shares shall be, duly authorized and validly issued and are and will be fully paid, nonassessable and free of preemptive rights, and are and will have been issued in compliance in all material respects with applicable Law, and in each case shall conform in all material respects to the description thereof set forth in each of the S-4 Prospectuses, the Split-Off Documents and, if applicable, the Public Debt Exchange Documents and the Additional Split-Off Documents. RGA does not have outstanding any common or preferred stock other than the RGA Common Stock. Immediately after the Recapitalization and prior to the completion of the Divestiture, there shall be (i) no shares of RGA Class B Common Stock outstanding other than the Exchange Shares, (ii) no outstanding preemptive or other rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of RGA Class B Common Stock, and (iii) no other equity interests in RGA or any of its Subsidiaries having the right to participate with the holders of the RGA Class B Common Stock in electing at least 80% of the directors of RGA.

(b) RGA will have at its latest balance sheet date in the RGA Disclosure Documents, an authorized and outstanding capitalization as shall be disclosed in all material respects in the RGA Disclosure Documents and, except with respect to warrants to purchase RGA Common Stock issued by RGA as part of the Trust Preferred Income Equity Redeemable Securities of RGA and RGA Capital Trust I or otherwise as expressly set forth in the RGA Disclosure Documents or the RGA Tax Certificate, or otherwise permitted pursuant to Section 7.1 or 7.2, since the date set forth in the applicable S-4 Prospectuses, (a) there will be no outstanding preemptive or other rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in RGA or any of its Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of RGA or any such Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options (except as may be contemplated by the terms of the 6.75% Junior Subordinated Debentures due 2065 of RGA) and (b) there will have been no material change in the authorized or outstanding capitalization of RGA, except with respect to, in the case of each of clause (a) and (b) above, (i) changes occurring in the ordinary course of business, (ii) changes in outstanding RGA Common Stock and options, rights, shares, units or other awards to acquire RGA Common Stock resulting from transactions relating to RGA’s employee, director or consultant benefit, dividend reinvestment or stock purchase plans (as the same may be amended at the RGA annual meeting of the shareholders), and (iii) changes associated with the Recapitalization.

(c) Each of the outstanding shares of capital stock, voting securities or other equity interests of each Significant Subsidiary of RGA is, and immediately after the Recapitalization, the Acceptance Time and any Additional Divestiture Transaction, all of the outstanding shares of capital stock, voting securities or other equity interests of each Significant Subsidiary of RGA will be, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and are and will have been issued in compliance in all material respects with applicable Law; and all such securities are and will be owned by RGA or another wholly owned Subsidiary of RGA and are owned free and clear of all Liens. Except as set forth in Section 5.5(c) of the RGA Disclosure Schedule, there are no (i) outstanding options or other rights of any kind which obligate RGA or any of its Significant Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Significant Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interest of a Significant Subsidiary of RGA, (ii) outstanding obligations of RGA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Significant Subsidiary of RGA; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Significant Subsidiary of RGA to which RGA or any of its Subsidiaries is a party.

Section 5.6  Litigation.  There are no Actions pending, or to the knowledge of RGA, threatened, to which RGA or any of its Subsidiaries is or may be a party or to which the business or property of RGA or any of its Subsidiaries is or may be subject, and there is no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or that has been proposed by any Governmental Authority having jurisdiction over RGA or its Subsidiaries, (a) that seeks to, and neither RGA nor any of its Subsidiaries is subject to any judgments, decrees or orders that, enjoin, prohibit, rescind or restrain any of the Transactions or otherwise prevent RGA from complying in all material respects with the terms and provisions of this Agreement or (b) except as shall be disclosed in the RGA Disclosure Documents, that would, individually or in the aggregate, reasonably be expected to result in a RGA Material Adverse Effect.

Section 5.7  Accuracy of Information.  (a) As of the date that such document is filed with the SEC (as amended, updated, modified, supplemented or superseded), (b) in the case of the Form S-4, as of the date that the Form S-4 is declared effective by the SEC, (c) as of the date on which such document (or portion thereof) is mailed to the RGA Shareholders and/or MetLife Stockholders or otherwise first published, (d) in the case of the Proxy Statement/Prospectus, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Transaction, during the pendency of the Recapitalization and at the RGA Shareholders Meeting, (e) in the case of the Split-Off Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Split-Off, during the pendency of the Split-Off and the Acceptance Time, (f) in the case of the Public Debt Exchange Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Public Debt Exchange, during the pendency of the Public Debt Exchange and the Acceptance Time for such Public Debt Exchange, and (g) in the case of the Additional Split-Off Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Additional Split-Off, during the pendency of the Additional Split-Offs and the Acceptance Times for such Additional Split-Offs: (i) each of the RGA Disclosure Documents will conform in all material respects to the requirements of the Securities Act and the Exchange Act, as applicable; and (ii) none of the information supplied by RGA for inclusion or incorporation by reference in any RGA Disclosure Documents shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that RGA makes no representation or warranty as to information contained in or omitted from any RGA Disclosure Documents based on information provided by MetLife for inclusion or incorporation by reference therein.

Section 5.8  Brokers and Other Advisors.  Except for Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by RGA except to the extent set forth in Section 10.3, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with any of the Transactions based upon arrangements made by or on behalf of RGA or any of its Subsidiaries.

Section 5.9  Property Title.  Except as would not be required to be disclosed in the RGA Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a RGA Material Adverse Effect: (a) each of RGA and its Subsidiaries has (i) good and, in the case of real property, valid title to all of the properties and assets owned by it, free and clear of all Liens, (ii) peaceful and undisturbed possession under all leases to which it is party as lessee, (iii) all material licenses, certificates, permits, authorizations, approvals, franchises and other rights from, and has made all declarations and filings with, all federal, state and local governmental authorities (including from the insurance regulatory agencies of the various jurisdictions where it conducts business) and all courts and other governmental tribunals (each, an “Authorization”) necessary to engage in the business currently conducted by it, (iv) fulfilled and performed all obligations necessary to maintain each Authorization and (v) no knowledge of any threatened action, suit or proceeding or investigation that would reasonably be expected to result in the revocation, termination or suspension of any Authorization held by RGA or its Subsidiaries; (b) all such Authorizations are valid and in full force and effect and RGA and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect thereto; (c) no insurance regulatory agency or body has issued any order or decree impairing, restricting or prohibiting the payment of dividends by any Subsidiary of RGA to the MetLife of such Subsidiary; and (d) all leases to which RGA or any of its Subsidiaries is a party are valid and binding and no default by RGA or any of its Subsidiaries has occurred and is continuing thereunder, and, to RGA’s knowledge, no material defaults by the landlord are existing under any such lease.

Section 5.10  Investment Company.  Neither RGA nor any of its Significant Subsidiaries is, or after consummation of the Divestiture will be, an “investment company” as defined, and subject to regulation, under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”), or analogous foreign laws and regulations.

Section 5.11  Internal Control.  Except as shall be disclosed in the RGA Disclosure Documents, (a) RGA maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by RGA’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (b) RGA’s internal control over financial reporting is effective, and RGA is not aware of any material weaknesses in its internal control over financial reporting.

Section 5.12  Disclosure Controls and Procedures.  Except as shall be disclosed in the RGA Disclosure Documents, (a) RGA has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) of the Exchange Act) in accordance with the rules and regulations under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Exchange Act; (b) such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to RGA and its subsidiaries is made known to RGA’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and (c) such disclosure controls and procedures are effective to provide such reasonable assurance.

Section 5.13  Exhibits.  There are no contracts, agreements or other documents to which RGA or any of its Subsidiaries is a party that are required to be described in the RGA Disclosure Documents or filed as exhibits thereto by the Securities Act or the Exchange Act, as the case may be, which have not been described in the RGA Disclosure Documents or filed as exhibits thereto.

Section 5.14  No Material Change.  Except as would not be required to be disclosed in the RGA Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a RGA Material Adverse Effect, since the date of the latest audited financial statements included or incorporated by reference in the RGA Disclosure Documents: (a) neither RGA nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; (b) there has not been any material adverse change in the capital stock, short-term debt or long-term debt of RGA or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, consolidated financial position, shareholders’ equity, results of operations or business or prospects of RGA and its Subsidiaries, taken as a whole; (c) neither RGA nor any of its Subsidiaries has incurred any liabilities or obligations outside the ordinary course of business, direct or contingent, which are material to RGA and its Subsidiaries taken as a whole, nor entered into any material transaction not in the ordinary course of business; and (d) there have not been dividends or distributions of any kind declared, paid or made by RGA on any class of its capital stock, except for regularly scheduled dividends, or, in each case, to the extent permitted by Section 7.1.

Section 5.15  RGA Insurance Subsidiaries.  Except as would not be required to be disclosed in the RGA Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a RGA Material Adverse Effect: (a) each RGA Insurance Subsidiary is licensed as an insurance company in its respective jurisdiction of incorporation and is duly licensed or authorized as an insurer in each other jurisdiction where it is required to be so licensed or authorized to conduct its business; (b) each RGA Insurance Subsidiary has all other approvals, orders, consents, authorizations, licenses, certificates, permits, registrations and qualifications (collectively, the “RGA Approvals”) of and from all insurance regulatory authorities to conduct its business; (c) there is no pending or, to the knowledge of RGA, threatened action, suit, proceeding or investigation that could reasonably be expected to lead to any revocation, termination or suspension of any such RGA Approval; (d) to the knowledge of RGA, no insurance regulatory agency or body has issued any order or decree impairing, restricting or prohibiting the payment of dividends by any RGA Insurance Subsidiary to the MetLife of such RGA Insurance Subsidiary; and (e) each RGA Insurance Subsidiary is in compliance with and conducts its businesses in conformity with all applicable insurance laws and regulations of its respective jurisdiction of incorporation and the insurance laws and regulations of other jurisdictions which are applicable to it.

Section 5.16  Independent Auditors.  Deloitte & Touche, who shall certify the audited financial statements of RGA included or incorporated by reference in the RGA Disclosure Documents and shall have audited RGA’s internal control over financial reporting and management’s assessment thereof, is an independent registered public accounting firm as required by the Securities Act. The consolidated historical statements of RGA included or incorporated by reference in the RGA Disclosure Documents, together with the related schedules and notes, will fairly present, in all material respects, the consolidated financial condition and results of operations of RGA and its Subsidiaries at the respective dates and for the respective periods indicated, in accordance with GAAP consistently applied throughout such periods, except as stated therein. Other financial and statistical information and data of RGA to be included or incorporated by reference in the RGA Disclosure Documents, historical and pro forma, are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements, except as may otherwise be indicated therein, and the books and records of RGA and its Subsidiaries.

Section 5.17  Tax.

(a) All material Tax returns required to be filed by RGA or any of its Subsidiaries, in all jurisdictions, have been so filed. All material Taxes due or claimed to be due from RGA or any of its Subsidiaries or that are due and payable have been paid, other than those Taxes being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest. RGA does not know of any material proposed additional Tax assessments against it or any of its Subsidiaries, other than those additional Tax assessments that will be contested in good faith and for which adequate reserves have been provided.

(b) (i) RGA has examined the IRS Ruling Request and any Supplemental IRS Ruling Request (to the extent applicable), and the facts, statements and representations made therein, solely to the extent relating to RGA and its Affiliates, are true, correct and complete in all material respects and (ii) RGA has no knowledge of any facts that would render such facts, statements and representations no longer true, correct and complete in all material respects; provided, however, that, notwithstanding anything to the contrary in this Agreement, no representation or warranty is being made by RGA as to whether MetLife and its Subsidiaries will satisfy the “control” requirements set forth in Sections 355(a)(1)(A) and 355(a)(1)(D)(ii) of the Code in connection with the Transactions.

(c) As of the date of this Agreement, RGA has no knowledge or reason to believe that it will not be able to deliver the RGA Tax Certificate.

Section 5.18  Approvals.  RGA and each Significant Subsidiary of RGA has all necessary RGA Approvals of and from, and has made all filings, registrations and declarations (collectively, the “RGA Filings”) with, all insurance regulatory authorities and Governmental Authorities, all self-regulatory organizations and all courts and other tribunals, which are necessary to own, lease, license and use its properties and assets and to conduct its business in the manner as shall be described in the RGA Disclosure Documents, except where the failure to have such RGA Approvals or to make such RGA Filings would not have, individually or in the aggregate, a RGA Material Adverse Effect; to the knowledge of RGA, RGA and each Significant Subsidiary of RGA is in compliance with all applicable laws, rules, regulations, orders, bylaws and similar requirements, including in connection with registrations or memberships in self-regulatory organizations, and all such RGA Approvals and RGA Filings are in full force and effect and neither RGA nor any Significant Subsidiary of RGA has received any notice of any event, inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any such RGA Approval or otherwise impose any limitation on the conduct of the business of RGA or any Significant Subsidiary of RGA, except as shall be described in the RGA Disclosure Documents, or except for any such non-compliance, suspension, revocation or limitation which would not have, individually or in the aggregate, a RGA Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF METLIFE

Except as disclosed in the disclosure schedule delivered by MetLife to RGA (the “MetLife Disclosure Schedule”) simultaneously with the execution of this Agreement, MetLife hereby represents and warrants to RGA, on the date of this Agreement and on each of the Closing Date and the date of the Acceptance Time of any Public Debt Exchange and any Additional Split-Off, as follows (provided that the representations set forth in Sections 6.3(b), 6.6, 6.7, 6.9 through 6.18, 6.20 and 6.21 (the “MetLife Excluded Representations”) are being made solely for purposes of the Transactions related to the Split-Off and any Additional Divestiture Transaction and not for purposes of the Transactions related to the Recapitalization):

Section 6.1  Organization; Good Standing.  Each of MetLife and its Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, as the case may be, and has all requisite corporate or company power and corporate or company authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except for such failures to be duly organized, validly existing or in good standing or to have corporate power or corporate authority that, individually or in the aggregate, would not reasonably be expected to have a MetLife Material Adverse Effect. Each of MetLife and its Significant Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected to, individually or in the aggregate, have a MetLife Material Adverse Effect.

Section 6.2  Authorization.

(a) MetLife has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by MetLife of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of MetLife (including by its Board of Directors), and no other corporate action or proceedings on the part of MetLife is necessary to authorize the execution, delivery and performance by MetLife of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by MetLife and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of MetLife, enforceable against MetLife in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer or similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and by general principles of equity, and (ii) except with respect to the rights of indemnification and contribution hereunder, where enforcement hereof may be limited by federal or state securities Laws or the policies underlying such Laws.

(b) The Board of Directors of MetLife, at a meeting duly called and held, has unanimously approved this Agreement and the Transactions.

Section 6.3  Non-Contravention.

(a) Neither the execution and delivery of this Agreement by MetLife nor the consummation by MetLife of the Transactions, nor compliance by MetLife with any of the provisions of this Agreement, will (i) conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under any articles of incorporation, certificate of incorporation, bylaws or similar organizational documents of MetLife or any of its Significant Subsidiaries, (ii) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to MetLife or any of its Subsidiaries or (iii) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under or give rise to a right of, or result in, termination, modification, cancellation, recapture or acceleration of any obligation or to the loss of a benefit, or result in the creation of any Lien in or upon or with respect to, any of the properties or other assets of MetLife or any of its Subsidiaries, under any of the terms, conditions or provisions of any Contract to which MetLife or any of its Subsidiaries is a party, except in the case of clauses (ii) and (iii), for such violations, defaults or conflicts as would not reasonably be expected to, individually or in the aggregate, have a MetLife Material Adverse Effect.

(b) Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in the MetLife Disclosure Documents, except as shall be disclosed therein, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect, neither MetLife nor any of its Significant Subsidiaries: (i) is in violation of its respective articles of incorporation, certificate of incorporation, bylaws or similar organizational documents, (ii) is in default in the performance of any Contract to which it is a party or by which it is bound or to which any of its properties is subject or (iii) is in violation of any Law applicable to MetLife, any of its Subsidiaries or their assets or properties.

Section 6.4  Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, (a) the Securities Act or the Exchange Act, (b) state securities or “blue sky” laws, (c) the rules and regulations of the NYSE, (d) the insurance filings set forth in Section 6.4 of the MetLife Disclosure Schedule (the “MetLife Required Consents”) and (e) filings (if any) required under, and compliance with other applicable requirements of, the HSR Act, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by MetLife or the consummation by MetLife of the Transactions. As of the date of this Agreement, MetLife has no knowledge or reason to believe that it will not be able to obtain the MetLife Required Consents.

Section 6.5  Title.  As of the date of this Agreement, General American Life Insurance Company, a wholly owned indirect subsidiary of MetLife, has good and valid title to the Deposited Shares, and immediately prior to the Recapitalization, MetLife shall have good and valid title to the Exchange Shares, free and clear of any Liens. As of the date of this Agreement, all of such Deposited Shares are held by General American Life Insurance Company (“MetLife Holding Subsidiary”).

Section 6.6  Litigation.  There are no Actions pending, or to the knowledge of MetLife, threatened to which MetLife or any of its Subsidiaries is or may be a party or to which the business or property of MetLife or any of its Subsidiaries is or may be subject, and there is no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or that has been proposed by any Governmental Authority having jurisdiction over MetLife or its Subsidiaries, (a) that seeks to, and neither MetLife nor any of its Subsidiaries is subject to any judgments, decrees or orders that, enjoin, prohibit, rescind or restrain any of the Transactions or otherwise prevent MetLife from complying in all material respects with the terms and provisions of this Agreement or (b) except as shall be disclosed in the MetLife Disclosure Documents, that would, individually or in the aggregate, reasonably be expected to result in a MetLife Material Adverse Effect.

Section 6.7  Accuracy of Information.  (a) As of the date that such document is filed with the SEC (as amended, updated, modified, supplemented or superseded), (b) in the case of the Form S-4, as of the date that the Form S-4 is declared effective by the SEC, (c) as of the date on which such document (or portion thereof) is mailed to the RGA Shareholders and/or MetLife Stockholders or otherwise first published, (d) in the case of the Proxy Statement/Prospectus, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Transaction, during the pendency of the Recapitalization and at the RGA Shareholders Meeting, (e) in the case of the Split-Off Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Split-Off, during the pendency of the Split-Off and the Acceptance Time, (f) in the case of the Public Debt Exchange Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Public Debt Exchange, during the pendency of the Public Debt Exchange and the Acceptance Time for such Public Debt Exchange, and (g) in the case of the Additional Split-Off Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Additional Split-Off, during the pendency of the Additional Split-Offs and the Acceptance Times for such Additional Split-Offs: (i) each of the MetLife Disclosure Documents, will conform in all material respects to the requirements of the Securities Act and the Exchange Act, as applicable; and (ii) none of the information supplied by MetLife for inclusion or incorporation by reference in any MetLife Disclosure Documents shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that MetLife makes no representation or warranty as to information contained in or omitted from any MetLife Disclosure Documents based on information provided by RGA for inclusion or incorporation by reference therein.

Section 6.8  Brokers and Other Advisors.  Except for Goldman, Sachs & Co. and Merrill Lynch & Co., Inc., the fees and expenses of which will be paid by MetLife, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with any of the Transactions based upon arrangements made by or on behalf of MetLife or any of its Subsidiaries.

Section 6.9  Property Title.  Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect: (a) each of MetLife and its Subsidiaries has (i) good and, in the case of real property, valid title to all of the properties and assets owned by it, free and clear of all Liens, (ii) peaceful and undisturbed possession under all leases to which it is party as lessee, (iii) all Authorizations necessary to engage in the business currently conducted by it, (iv) fulfilled and performed all obligations necessary to maintain each Authorization and (v) no knowledge of any threatened action, suit or proceeding or investigation that would reasonably be expected to result in the revocation, termination or suspension of any Authorization held by MetLife or its Subsidiaries; (b) all such Authorizations are valid and in full force and effect and MetLife and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect thereto; (c) no insurance regulatory agency or body has issued any order or decree impairing, restricting or prohibiting the payment of dividends by any Subsidiary of MetLife to the MetLife of such Subsidiary; and (d) all leases to which MetLife or any of its Subsidiaries is a party are valid and binding and no default by MetLife or any of its Subsidiaries has occurred and is continuing thereunder, and, to MetLife’s knowledge, no material defaults by the landlord are existing under any such lease.

Section 6.10  Investment Company.  Neither MetLife nor any of its Significant Subsidiaries is, or after consummation of the Divestiture will be, an “investment company” as defined, and subject to regulation, under the Investment Company Act, or analogous foreign laws and regulations.

Section 6.11  Capitalization.  The authorized, issued and outstanding capital stock of MetLife conforms in all material respects to the description thereof set forth in each of the MetLife Disclosure Documents and has been validly authorized and issued, is fully paid and nonassessable and was not issued in violation of or subject to any preemptive or similar rights. The description of the authorized and outstanding capitalization of MetLife contained in the balance sheet of MetLife set forth in the S-4 Prospectuses is accurate in all material respects as of the date of such balance sheet.

Section 6.12  Internal Control.  Except as shall be disclosed in the MetLife Disclosure Documents, (a) MetLife maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by MetLife’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (b) MetLife’s internal control over financial reporting is effective and MetLife is not aware of any material weaknesses in its internal control over financial reporting.

Section 6.13  Disclosure Controls and Procedures.  Except as shall be disclosed in the MetLife Disclosure Documents, (a) MetLife has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) of the Exchange Act) in accordance with the rules and regulations under the Sarbanes-Oxley Act and the Exchange Act; (b) such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to MetLife and its subsidiaries is made known to MetLife’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and (c) such disclosure controls and procedures are effective to provide such reasonable assurance.

Section 6.14  Exhibits.  There are no contracts, agreements or other documents to which MetLife or any of its Subsidiaries is a party that are required to be described in the MetLife Disclosure Documents or filed as exhibits thereto by the Securities Act or the Exchange Act, as the case may be, which have not been described in the MetLife Disclosure Documents or filed as exhibits thereto.

Section 6.15  No Material Change.  Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect, since the date of the latest audited financial statements included or incorporated by reference in the MetLife Disclosure Documents: (a) neither MetLife nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; (b) there has not been any material adverse change in the capital stock, short-term debt or long-term debt of MetLife or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, consolidated financial position, shareholders’ equity, results of operations or business or prospects of MetLife and its Subsidiaries, taken as a whole; (c) neither MetLife nor any of its Subsidiaries has incurred any liabilities or obligations outside the ordinary course of business, direct or contingent, which are material to MetLife and its Subsidiaries taken as a whole, nor entered into any material transaction not in the ordinary course of business; and (d) there have not been dividends or distributions of any kind declared, paid or made by MetLife on any class of its capital stock, except for regularly scheduled dividends.

Section 6.16  MetLife Insurance Subsidiaries.  Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect: (a) each MetLife Insurance Subsidiary is licensed as an insurance company in its respective jurisdiction of incorporation and is duly licensed or authorized as an insurer in each other jurisdiction where it is required to be so licensed or authorized to conduct its business; (b) each MetLife Insurance Subsidiary has all other approvals, orders, consents, authorizations, licenses, certificates, permits, registrations and qualifications (collectively, the “MetLife Approvals”) of and from all insurance regulatory authorities to conduct its business; (c) there is no pending or, to the knowledge of MetLife, threatened action, suit, proceeding or investigation that could reasonably be expected to lead to any revocation, termination or suspension of any such MetLife Approval; (d) to the knowledge of MetLife, no insurance regulatory agency or body has issued any order or decree impairing, restricting or prohibiting the payment of dividends by any MetLife Insurance Subsidiary to the MetLife of such MetLife Insurance Subsidiary; and (e) each MetLife Insurance Subsidiary is in compliance with and conducts its businesses in conformity with all applicable insurance laws and regulations of its respective jurisdiction of incorporation and the insurance laws and regulations of other jurisdictions which are applicable to it.

Section 6.17  Broker-Dealer Subsidiaries.  Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect: (a) each Significant Subsidiary of MetLife which is engaged in the business of acting as a broker-dealer or an investment advisor (respectively, a “Broker-Dealer Subsidiary” and an “Investment Advisor Subsidiary”) is duly licensed or registered as a broker-dealer or investment advisor, as the case may be, in each jurisdiction where it is required to be so licensed or registered to conduct its business; (b) each Broker-Dealer Subsidiary and each Investment Advisor Subsidiary has all other necessary MetLife Approvals of and from all applicable regulatory authorities, including any self-regulatory organization, to conduct its businesses; (c) none of the Broker-Dealer Subsidiaries or Investment Advisor Subsidiaries has received any notification from any applicable regulatory authority to the effect that any additional MetLife Approvals from such regulatory authority are needed to be obtained by such subsidiary in any case where it could be reasonably expected that (i) any of the Broker-Dealer Subsidiaries or Investment Advisor Subsidiaries would in fact be required either to obtain any such additional MetLife Approvals or cease or otherwise limit engaging in certain business and (ii) the failure to have such MetLife Approvals or limiting such business would have a MetLife Material Adverse Effect; and (d) each Broker-Dealer Subsidiary and each Investment Advisor Subsidiary is in compliance with the requirements of the broker-dealer and investment advisor laws and regulations of each jurisdiction which are applicable to such subsidiary, and has filed all notices, reports, documents or other information required to be filed thereunder.

Section 6.18  Independent Auditors.  Deloitte & Touche, who shall certify the audited financial statements of MetLife included or incorporated by reference in the MetLife Disclosure Documents and shall have audited MetLife’s internal control over financial reporting and management’s assessment thereof, is an independent registered public accounting firm as required by the Securities Act. The consolidated historical statements of MetLife included or incorporated by reference in the MetLife Disclosure Documents, together with the related schedules and notes, will fairly present, in all material respects, the consolidated financial condition and results of operations of MetLife and its Subsidiaries (which shall include for these purposes, RGA and its Subsidiaries) at the respective dates and for the respective periods indicated, in accordance with GAAP consistently applied throughout such periods, except as stated therein. Other financial and statistical information and data of MetLife to be included or incorporated by reference in the MetLife Disclosure Documents, historical and pro forma, are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements, except as may otherwise be indicated therein, and the books and records of MetLife and its Subsidiaries (which shall include for these purposes, RGA and its Subsidiaries).

Section 6.19  Investor Representations.  Taking into account its personnel and resources, MetLife and MetLife Holding Subsidiary are knowledgeable, sophisticated and experienced in making, and are qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the Recapitalization, including investments in securities issued by RGA. MetLife and MetLife Holding Subsidiary are “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. MetLife also acknowledges that, to the extent required by Law, the certificates for the Exchange Shares and the Recently Acquired Shares may contain legends regarding resale restrictions under the Securities Act.

Section 6.20  Tax.

(a) All material Tax returns required to be filed by MetLife or any of its Subsidiaries, in all jurisdictions, have been so filed. All material Taxes due or claimed to be due from MetLife or any of its Subsidiaries or that are due and payable have been paid, other than those Taxes being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest. MetLife does not know of any material proposed additional Tax assessments against it or any of its Subsidiaries, other than those additional Tax assessments that will be contested in good faith and for which adequate reserves have been provided.

(b) (i) MetLife has examined the IRS Ruling Request and any Supplemental IRS Ruling Request (to the extent applicable), and the facts, statements and representations made therein, solely to the extent relating to MetLife and its Affiliates, are true, correct and complete in all material respects and (ii) MetLife has no knowledge of any facts that would render such facts, statements and representations no longer true, correct and complete in all material respects.

(c) As of the date of this Agreement, MetLife has no knowledge or reason to believe that it will not be able to deliver the MetLife Tax Certificates, and has been advised by Wachtell, Lipton, Rosen & Katz that it expects to be able to issue the Tax Opinion.

Section 6.21  Approvals.  MetLife and each Significant Subsidiary of MetLife has all necessary MetLife Approvals of and from, and has made all filings, registrations and declarations (collectively, the “MetLife Filings”) with, all insurance regulatory authorities and Governmental Authorities, all self-regulatory organizations and all courts and other tribunals, which are necessary to own, lease, license and use its properties and assets and to conduct its business in the manner as shall be described in the MetLife Disclosure Documents, except where the failure to have such MetLife Approvals or to make such MetLife Filings would not have, individually or in the aggregate, a MetLife Material Adverse Effect; to the knowledge of MetLife, MetLife and each Significant Subsidiary of MetLife is in compliance with all applicable laws, rules, regulations, orders, bylaws and similar requirements, including in connection with registrations or memberships in self-regulatory organizations, and all such MetLife Approvals and MetLife Filings are in full force and effect and neither MetLife nor any Significant Subsidiary of MetLife has received any notice of any event, inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any such MetLife Approval or otherwise impose any limitation on the conduct of the business of MetLife or any Significant Subsidiary of MetLife, except as shall be described in the MetLife Disclosure Documents, or except for any such non-compliance, suspension, revocation or limitation which would not have, individually or in the aggregate, a MetLife Material Adverse Effect.

ARTICLE VII
ADDITIONAL COVENANTS

Section 7.1  Interim Operations.

(a) From the date of this Agreement through the earlier of the End Date or the termination of this Agreement in accordance with its terms (provided that the restriction set forth in clause (v) of this Section 7.1(a) shall terminate on the Determination Date), except as otherwise contemplated by this Agreement, required by Law or disclosed in Section 7.1 of the RGA Disclosure Schedule, without MetLife’s written consent (which consent shall not be unreasonably withheld or delayed if the action would not reasonably be expected to delay or impair the Transactions or the parties’ ability to comply with their obligations under this Agreement), RGA shall not, and shall cause its Subsidiaries not to:

(i) (A) except in connection with any shareholder rights plan (other than a Section 382 Shareholder Rights Plan) so long as the consideration or adoption of any such other shareholder rights plan would not require the filing of a Current Report on Form 8-K or disclosure on the Form S-4 prior to the Determination Date to report consideration or adoption of such shareholder rights plan or (B) except in connection with a Section 382 Shareholder Rights Plan, amend or propose to amend its articles of incorporation or by-laws or equivalent organizational documents (other than the Amended and Restated RGA Articles of Incorporation and the Amended and Restated RGA Bylaws, in each case in accordance with the terms of this Agreement) in a manner that would adversely affect the rights of RGA Shareholders in any material respect or that would reasonably be expected to delay or impair the Transactions or the parties’ ability to comply with their obligations under this Agreement;

(ii) adopt a plan or agreement of complete or partial liquidation or dissolution, except that this clause (ii) of Section 7.1(a) shall not apply with regard to Subsidiaries of RGA that are not Significant Subsidiaries;

(iii) change the principal business of RGA and its Subsidiaries from the life reinsurance business to a different line of business;

(iv) enter into any line of business that is not reasonably related or complementary to the life reinsurance business;

(v) acquire, or enter into an agreement to acquire, any businesses, assets, product lines, business units, business operations, stock or other properties, including by way of merger or consolidation, where the total consideration paid, or to be paid, by RGA in such acquisition is in excess of $500 million; or

(vi) authorize any of, or commit to do or enter into any binding Contract with respect to any of, the foregoing actions in clauses (i) through (v) of this Section 7.1(a).

(b) From the date of this Agreement through the earlier of the End Date or the termination of this Agreement in accordance with its terms, except as otherwise contemplated by this Agreement, required by Law or disclosed in Section 7.1 of the RGA Disclosure Schedule, without MetLife’s written consent (which consent shall not be unreasonably withheld or delayed if the action would not reasonably be expected to delay or impair the Transactions or the parties’ ability to comply with their obligations under this Agreement), RGA shall not, and shall cause its Subsidiaries not to, do any of the following during the period in which the Offer is open, nor prior to the commencement of the Offer to the extent that such action (including the completion of an announced transaction) would require the filing of a Current Report on Form 8-K to report previously undisclosed information during the period in which the Offer is open (provided that these restrictions shall not apply to the completion of a transaction disclosed prior to the Commencement Date so long as such completion occurs after the Acceptance Time):

(i) except in connection with a Section 382 Shareholder Rights Plan, or, to the extent permitted by clause (i) of Section 7.1(a), any other shareholder rights plan, issue, sell or grant any shares of its capital stock, any other voting securities, or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided that RGA may (subject to RGA’s indemnification obligations under Section 8.2(d)): (A) issue or grant any options, rights, shares units or other awards, and issue shares of RGA Common Stock upon exercise, conversion or settlement of any options, rights, shares, units or other awards in the ordinary course of business or consistent with past practice pursuant to employee, director or consultant stock or benefit plans or to agreements with employees, directors or consultants or as an inducement to employment; (B) issue shares pursuant to, or amend solely in order to modify the warrants so that the warrants are convertible into RGA Class A Common Stock following the Recapitalization, the Warrant Agreement between RGA and The Bank of New York Trust Company, N.A., as successor warrant agent to The Bank of New York, dated as of December 18, 2001; (C) issue shares pursuant to, or amend in order to make such modifications as are consistent with those made to the warrant agreement described in preceding clause (B), the Unit Agreement, dated as of December 18, 2001, among RGA, RGA Capital Trust I, a Delaware statutory trust (the “Trust”), acting as agent for the holders of the units from time to time, and The Bank of New York Trust Company, N.A., as successor unit agent to The Bank of New York, The Bank of New York Trust Company, N.A., as successor property trustee for the Trust to The Bank of New York and The Bank of New York (Delaware), as the Delaware trustee; and (D) enter into, or cause its subsidiaries to enter into, one or more transactions to finance regulatory or operational requirements, including regulatory reserve collateral requirements, under Regulation XXX;

(ii) except in connection with a Section 382 Shareholder Rights Plan or to the extent permitted by clause (i) of Section 7.1(a), any other shareholder rights plan, (A) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any other securities thereof or any rights, warrants or options to acquire any such shares or securities, except in connection with the exercise of any options, rights, shares, units or other awards pursuant to employee, director or consultant stock or benefit plans or to agreements with employees, directors or consultants or as an inducement to employment, (B) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or other form) in respect of, any shares of its capital stock (other than ordinary course quarterly cash dividends to RGA’s shareholders (including any increases in such quarterly dividends) or dividends by any Subsidiary of RGA to RGA or any other Subsidiary of RGA), (C) adjust, split, combine, subdivide or reclassify any shares of its capital stock, or (D) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of RGA Common Stock or the capital stock of any Subsidiary of RGA, other than employee, director or consultant stock or benefit plans or agreements or as an inducement to employment;

(iii) acquire or enter into an agreement to acquire any businesses, assets, product lines, business units, business operations, stock or other properties, including by way of merger or consolidation, other than acquisitions that are not material to RGA and its Subsidiaries, taken as a whole;

(iv) enter into or discontinue any line of business material to RGA and its Subsidiaries, taken as a whole; or

(v) authorize any of, or commit to do or enter into any binding Contract with respect to any of, the foregoing actions in clauses (i) through (iv) of this Section 7.1(b).

Section 7.2  Non-Solicitation.

(a) Except as set forth on Section 7.2 of the MetLife Disclosure Schedule, on or prior to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither MetLife nor RGA shall, nor shall MetLife or RGA authorize, permit or direct any of their respective Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) to, directly or indirectly through another Person, except as otherwise provided below, (i) solicit, initiate, or knowingly encourage any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Alternative Proposal or (ii) other than informing persons of the provisions contained in this Section 7.2, participate in any discussions or negotiations regarding any Alternative Proposal, or furnish any information concerning MetLife, RGA and their respective Subsidiaries to any Person in connection with any Alternative Proposal. Notwithstanding anything in this Section 7.2 to the contrary, at any time prior to the receipt of the RGA Shareholder Approval, in response to an unsolicited bona fide written Alternative Proposal (in the case of RGA) or an unsolicited bona fide written offer for all of the equity securities or consolidated assets of RGA pursuant to which the shareholders of RGA (other than MetLife and its Subsidiaries) would receive the same consideration on a per share basis and on the same terms and conditions as MetLife and its Subsidiaries would receive their consideration (in the case of MetLife and its Subsidiaries), in each case, made after the date of this Agreement, MetLife or RGA may, after the Board of Directors of MetLife (in the case of MetLife and its Subsidiaries) or the RGA Special Committee (in the case of RGA) determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to such company’s respective shareholders or stockholders, as the case may be, (A) furnish information regarding MetLife, RGA and their respective Subsidiaries to the Person making such proposal (and its Representatives); and (B) participate in discussions or negotiations with the Person making such proposal (and its Representatives) regarding such proposal (it being understood that, for purposes of this sentence, consideration shall include any amount paid by the Person making any Alternative Proposal to MetLife or its Subsidiaries in a transaction that is conditioned upon such Alternative Transaction to the extent that such amount exceeds the fair market value received by such Person from MetLife and its Subsidiaries in such transaction).

(b) Except as expressly permitted by this Section 7.2(b), neither the RGA Special Committee nor the Board of Directors of RGA shall (i) withdraw or modify, in a manner adverse to MetLife, the RGA Board Recommendation or (ii) publicly recommend to the RGA Shareholders an Alternative Proposal (any action described in clauses (i) or (ii) being referred to as a “RGA Adverse Recommendation Change”) (it being understood and agreed that any “stop, look and listen” communication by the Board of Directors of RGA to the RGA Shareholders pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the RGA Shareholders shall not constitute a RGA Adverse Recommendation Change).

Notwithstanding the foregoing, the Board of Directors of RGA or the RGA Special Committee may make a RGA Adverse Recommendation Change, upon a good-faith determination by the Board of Directors of RGA or the RGA Special Committee (after receiving the advice of their respective outside counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of RGA or of the RGA Special Committee, as the case may be, under applicable Law and, in such event, may explain its rationale for such RGA Adverse Recommendation Change in communications with the RGA Shareholders and in filings with or other submissions to Governmental Authorities. If the Board of Directors of RGA or the RGA Special Committee makes a RGA Adverse Recommendation Change, MetLife shall be relieved of its obligations under Section 7.2(a) from and after the time of the RGA Adverse Recommendation Change.

(c) At a meeting of the RGA Shareholders called with not less than 60 days’ notice (the “Alternative Meeting”), in accordance with the articles of incorporation and bylaws of RGA and held prior to the RGA Shareholders Meeting, MetLife may submit to the RGA Shareholders for approval any bona fide written Alternative Proposal for all of the equity securities or consolidated assets of RGA pursuant to which all RGA shareholders would be entitled to receive the same consideration on a per share basis and on the same terms and conditions (it being understood that, for purposes of this sentence, consideration shall include any amount paid by the Person making any Alternative Proposal to MetLife or its Subsidiaries in a transaction that is conditioned upon such Alternative Transaction to the extent that such amount exceeds the fair market value received by such Person from MetLife and its Subsidiaries in such transaction)). If MetLife shall submit any bona fide written Alternative Proposal which MetLife represents in writing it is prepared to accept pursuant to the foregoing sentence, the Board of Directors of RGA or the RGA Special Committee shall call a special meeting of RGA Shareholders to consider any such Alternative Proposal on a date reasonably requested by MetLife in accordance with the articles of incorporation and bylaws of RGA, which date shall fall before the RGA Shareholders Meeting; provided, however, that the Board of Directors of RGA or the RGA Special Committee shall have a right to set an alternative date for the Alternative Meeting that is reasonably after the date requested by MetLife if the Board of Directors of RGA or the RGA Special Committee determines in good faith, after consultation with outside counsel, that the failure to change to such alternative date (taking into account the date of the RGA Shareholders Meeting) would be inconsistent with its fiduciary duties under applicable Law; and provided, further, that, in all events, the Alternative Meeting shall be called and held prior to the RGA Shareholders Meeting. If MetLife shall submit any such Alternative Proposal pursuant to this Section 7.2(c): (i) MetLife shall cooperate and promptly provide or, to the extent MetLife or its Representatives do not possess or have access, request from the prospective acquirer, such information as the RGA Special Committee may reasonably request regarding the Alternative Proposal and such acquirer; and (ii) RGA, at its sole option and upon written notice to MetLife, may elect that all of (and not less than all of) MetLife, RGA and their respective Subsidiaries and Representatives shall be relieved of their respective obligations under Section 7.2(a) and Section 7.2(b) from and after the time of RGA’s notice. Neither the Board of Directors of RGA nor the RGA Special Committee shall have any duty or obligation to take action to facilitate or permit an Alternative Proposal, including under the Missouri Business Combination Statute (Mo.Rev.Stat. § 351.459) or otherwise under Missouri law or to provide access to any information regarding RGA to the Person making any Alternative Proposal, except to call a special meeting of RGA Shareholders as provided herein.

Section 7.3  RGA Shareholders Meeting.  RGA shall, in accordance with applicable Law and its articles of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of the RGA Shareholders (the “RGA Shareholders Meeting”), on a date selected by RGA, in its discretion, that is at least 5 Business Days prior to the expiration of the Offer (provided that RGA and MetLife shall cooperate to schedule the RGA Shareholders Meeting and the Offer to comply with Section 3.1(a)(i)(C) and this Section 7.3), for the purpose of obtaining the RGA Shareholder Approval, and, subject to Section 7.2(b), shall take all lawful action to solicit the RGA Shareholder Approval. Except as expressly permitted by Section 7.2(b), the RGA Special Committee and the Board of Directors of RGA shall make the RGA Board Recommendation for purposes of the RGA Shareholders Meeting (including in the S-4 Prospectuses), and shall not make any RGA Adverse Recommendation Change. In the event of any RGA Adverse Recommendation Change, RGA shall nevertheless submit this Agreement, the Recapitalization, the Amended and Restated RGA Articles of Incorporation and the other Transactions to the RGA Shareholders for approval and adoption at the RGA Shareholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the RGA Shareholders Meeting.

Section 7.4  Standstill.  Except as otherwise contemplated or permitted by this Agreement, during the period commencing on the date of this Agreement and continuing to the earlier of the Acceptance Time or the termination of this Agreement in accordance with its terms, MetLife agrees that neither it nor its Subsidiaries shall, and that it shall not authorize, permit or direct any of its Subsidiaries to, without the prior approval of the RGA Special Committee, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way knowingly assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to initiate, effect or participate in or support, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of RGA or any of its Subsidiaries, (ii) any tender or exchange offer or merger or other business combination involving RGA or any of its Affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to RGA or any of its Subsidiaries; and (iv) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the voting of any shares of RGA Common Stock, (b) form, join or in any way participate in any “group” (other than with respect to MetLife’s Affiliates) with respect to any of the shares of RGA Common Stock, (c) otherwise act, either alone or in concert with others, to seek control of RGA, including by submitting any written consent or proposal in furtherance of the foregoing or calling a special meeting of RGA Shareholders, (d) publicly disclose any intention, proposal, plan or arrangement with respect to any of the foregoing, or (e) take any action, or request any amendment or waiver hereof, that would reasonably be expected to require RGA to make a public announcement with respect to the matters set forth in (a) or (c) above.

Section 7.5  Efforts; Cooperation.

(a) Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts (i) to make promptly any filings that may be required under applicable Law or by any Governmental Authority, and to supply promptly any additional information or documentary material that may be requested by a Governmental Authority, if any, (ii) to obtain all other consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation (including any approval from relevant insurance regulatory authorities in Missouri and New York), (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Governmental Authority, if any, and (v) to fulfill all conditions to this Agreement. In furtherance of the foregoing, each of the parties shall take all such action as may be reasonably necessary or appropriate under the securities or “blue sky” laws of the United States (and any comparable laws under any non-U.S. jurisdiction as the parties may mutually agree) in connection with the Transactions (provided that RGA shall not be required to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject or to qualify in any non-U.S. jurisdictions without its prior consent), and RGA shall prepare and file, and shall use all reasonable efforts to have approved prior to the Recapitalization, an application for the listing on the NYSE of the Recapitalized Shares, subject to official notice of issuance, and shall prepare and file a Form 8-A to register the RGA Class A Common Stock and the RGA Class B Common Stock under the Exchange Act. MetLife shall be responsible for, and shall promptly reimburse RGA for, or upon request pay for, any filing fees required under any “blue sky” laws of a U.S. or foreign jurisdiction in connection with the Split-Off, any Public Debt Exchange, any Private Debt Exchange or any Additional Split-Offs.

(b) Further, and without limiting the generality of the rest of this Section 7.5, each of the parties shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing (including providing financial information to the relevant insurance regulatory authorities in Missouri and New York), (ii) inform the other of any communication from any Governmental Authority regarding any of the Transactions or related filings or approvals, and (iii) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted (x) to remove references concerning any valuation, (y) as necessary to comply with contractual arrangements and (z) as may be necessary to address any reasonable concerns relating to classified, privileged or confidential information. Each party shall, subject to applicable Law, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority in connection with seeking approval, or review, of the Transactions. MetLife and RGA agree not to participate, or to permit their Subsidiaries or Representatives to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(c) In the event that any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions, each of the parties shall cooperate with each other and use its respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) RGA shall, and shall use its reasonable best efforts to cause its officers, employees and advisors to, provide to MetLife all cooperation and reasonable assistance requested by MetLife in connection with the road show and marketing efforts of the Split-Off, including by making officers and employees of RGA reasonably available, participating in customary meetings, presentations, road shows and sessions with rating agencies and assisting MetLife with the preparation of materials for such meetings, presentations, road shows and sessions (unless RGA demonstrates to MetLife’s reasonable satisfaction that such participation will materially interfere with the management of RGA’s business). MetLife shall, promptly upon request by RGA, reimburse RGA for all out-of-pocket costs and expenses incurred by RGA and its officers, employees and advisors in connection with the cooperation set forth in this Section 7.5(d).

Section 7.6  Further Assurances.  Each of the parties agrees that, from time to time, whether before, at or after the Acceptance Time or the End Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

Section 7.7  Access.  Except for in circumstances in which indemnification or contribution is sought pursuant to Section 7.15(l) or Article VIII, until the earlier of the End Date or the termination of this Agreement in accordance with its terms, each party shall afford to the other party and its Representatives, upon reasonable notice, reasonable access, subject to appropriate restrictions to comply with contractual arrangements or as may be necessary to address any reasonable concerns relating to classified, privileged or confidential information and consistent with applicable Law and in accordance with the procedures established by such party, to the books, records, properties and personnel of such party and its Subsidiaries during normal business hours insofar as such access is reasonably required by such party and relates to such other party’s performance of its obligations under this Agreement or such other party’s financial, tax or other reporting obligations.

Section 7.8  Confidentiality.  Each of the parties shall keep, and shall cause its Representatives to keep, confidential all information concerning the other party in its possession, its custody or under its control

(except to the extent that (a) such information is then in the public domain through no fault of such party, (b) such information has been lawfully acquired from other sources by such party or (c) this Agreement or any other agreement entered into pursuant hereto or thereto permits the use or disclosure of such information) and each party shall not, and shall cause its Representatives not to (without the prior written consent of the other party), otherwise release or disclose such information to any other Person, except such party’s Representatives, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used all commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure, and in such case shall exercise all commercially reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

Section 7.9  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by MetLife and RGA. No public release, announcement or other public disclosure (including pursuant to Rule 165 or Rule 425 of the Securities Act, to the extent practicable) concerning the Transactions shall be issued by either party without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any U.S. securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on each release or announcement in advance of such issuance and shall consider and address in good faith the views and comments made by such other party regarding any such release, announcement or other public disclosure.

Section 7.10  Litigation Cooperation.  Each of the parties shall use commercially reasonable efforts to make available to the other party, upon written request and at the expense of the other party, its officers, directors, employees and agents as witnesses to the extent such Persons may reasonably be required in connection with any Action arising out of the Transactions; provided that such Action does not involve a claim by either party against the other party.

Section 7.11  Resignation of MetLife Designees to RGA Board.  MetLife shall cause Steven A. Kandarian, Georgette A, Piligian and Joseph A. Reali to resign as directors of RGA, effective as of the Acceptance Time.

Section 7.12  Voting of RGA Common Stock by MetLife.

(a) From the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement in accordance with its terms, MetLife agrees that it and its applicable Subsidiaries shall be present, in person or by proxy, at each and every shareholders meeting of RGA (other than any Alternative Meeting), and otherwise to cause all shares of RGA Common Stock held by MetLife or any of its Subsidiaries to be counted as present for purposes of establishing a quorum at any such meeting (other than any Alternative Meeting), including the RGA Shareholders Meeting, and to vote or consent, or cause to be voted or consented, all shares of RGA Common Stock owned directly or indirectly by MetLife or its Subsidiaries (i) in favor of the Recapitalization and the Amended and Restated RGA Articles of Incorporation on terms and subject to conditions set forth in this Agreement and in favor of any other proposal set forth in Section 7.12 of the RGA Disclosure Schedule or otherwise to implement the Transactions, which is presented at the RGA Shareholders Meeting or any such other meeting and (ii) against any proposal that, by its terms, would prevent RGA or MetLife from complying with its obligations under this Agreement or any other proposal, action or transaction involving or affecting RGA or any of its Subsidiaries that would reasonably be expected to prevent, impede or delay the consummation of the Transactions (collectively, “Frustrating Transactions”); provided that (A) RGA shall send written notice to MetLife of any proposal that RGA considers to be a Frustrating Transaction at least 10 Business Days prior to the vote on any such Frustrating Transaction; and (B) MetLife’s obligations under this Section 7.12(a) shall terminate upon a RGA Adverse Recommendation Change.

(b) From the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement in accordance with its terms, MetLife shall, and shall cause its applicable Subsidiaries to, upon the request of RGA, grant an irrevocable proxy, which shall be deemed coupled with an interest sufficient in law to support an irrevocable proxy to RGA or its designees, to vote any Exchange Shares and Recently Acquired Stock in accordance with the terms and conditions set forth in Section 7.12(a);

provided that MetLife’s obligations under this Section 7.12(b) shall terminate upon a RGA Adverse Recommendation Change.

(c) From and after the Acceptance Time, MetLife shall, and shall cause its applicable Subsidiaries to, grant an irrevocable proxy, which shall be deemed coupled with an interest sufficient in law to support an irrevocable proxy to RGA or its designees to vote any shares of Recently Acquired Stock and any Remaining RGA Stock held by MetLife or any of its Subsidiaries over which MetLife or any of its Subsidiaries has voting control (i) in any election of the members of the RGA Board of Directors, in proportion to the votes cast by the other holders of RGA Class A Common Stock (in the case of the Recently Acquired Stock) and in proportion to the votes cast by the other holders of RGA Class B Common Stock (in the case of the Remaining RGA Stock); and (ii) in all other matters, in proportion to the votes cast by the other holders of RGA Class A Common Stock and RGA Class B Common Stock, taken together as a whole; provided that (A) in the case of the Recently Acquired Stock, such proxy shall automatically be revoked as to a particular share upon any sale or transfer of such share from MetLife or any of its Subsidiaries or Affiliates to a Person other than MetLife or any of its Subsidiaries; (B) in the case of the Remaining RGA Stock, such proxy shall automatically be revoked as to a particular share upon any sale or transfer of such share pursuant to any Additional Divestiture Transaction; and (C) nothing in this Section 7.12(c) shall limit or prohibit any such sale or transfer, free and clear of any Lien or any other encumbrance.

(d) MetLife agrees to, and shall cause its applicable Subsidiaries to, perform such further acts and execute such further instruments as may be reasonably necessary to vest in RGA the power to carry out and give effect to the provisions of this Section 7.12.

Section 7.13  Tax Matters.

(a) Each of the parties shall use reasonable best efforts to obtain any Supplemental IRS Ruling relating to the Transactions that the parties agree is necessary or advisable to obtain (whether prior to, during, or following the Transactions) as promptly as practicable after such an agreement is reached; provided, however, that no party shall refuse the request of the other party to so obtain a Supplemental IRS Ruling unless such first party reasonably believes that attempting to obtain or obtaining such Supplemental IRS Ruling could adversely affect such first party or the Transactions. In connection with the foregoing, each of the parties shall (i) promptly furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing, (ii) promptly inform the other of any communication from the IRS regarding the IRS Ruling or any Supplemental IRS Ruling, (iii) jointly make any filings with, or submissions of information to, the IRS regarding the IRS Ruling or any Supplemental IRS Ruling, (iv) promptly provide counsel for the other party with copies of all joint filings and information submissions made with the IRS by such party and all correspondence and information received by such party from the IRS in connection with the IRS Ruling or any Supplemental IRS Ruling or the Transactions, and (v) cooperate in their effort to obtain any Supplemental IRS Ruling. Each party shall, subject to applicable Law, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed communication to the IRS in connection with the IRS Ruling or any Supplemental IRS Ruling and the Transactions. The parties agree not to participate, or to permit their counsel or Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with the IRS in connection with the IRS Ruling, any Supplemental IRS Ruling or the Transactions unless such party consults with the other party in advance and gives the other party and its counsel the opportunity to attend and participate.

(b) Each of the parties shall use reasonable best efforts to obtain the Tax Opinion. In connection with the foregoing, each of the parties shall (i) furnish its respective Tax Certificate to Wachtell, Lipton, Rosen & Katz on a timely basis and (ii) otherwise cooperate in connection with obtaining the Tax Opinion; provided, that the parties shall be obligated to furnish their respective Tax Certificates on the Closing Date and on the closing date of any Additional Divestiture Transaction, if any.

(c) From and after the date of this Agreement, each of the parties agrees that it shall (i) effect the Recapitalization, the Split-Off, any Additional Divestiture Transaction and the other Transactions in a manner that is consistent with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request,

any Supplemental IRS Ruling Request and the Tax Opinion, (ii) comply with, and shall cause its Subsidiaries to comply with, the IRS Ruling, any Supplemental IRS Ruling and the Tax Opinion, and not take, or fail to take, and prevent any of its Subsidiaries from taking, or failing to take, any action, which action or failure to act would be likely to, or does invalidate, directly or indirectly, any of the conclusions contained in the IRS Ruling, any Supplemental IRS Ruling or the Tax Opinion whether or not such action or failure to act is otherwise permitted pursuant to this Agreement and (iii) not take or fail to take, and prevent any of its Subsidiaries from taking, or failing to take, any action, which action or failure to act is inconsistent with any representation, statement or covenant made in the IRS Ruling Request, any Supplemental IRS Ruling Request, its respective Tax Certificate, or otherwise in connection with the IRS Ruling, any Supplemental IRS Ruling or the Tax Opinion.

(d) MetLife and RGA hereby agree, in accordance with Section 7.13(a) hereof, to seek to obtain one or more Supplemental IRS Rulings substantially to the effect that the IRS Ruling shall remain in full force and effect without any adverse consequence to MetLife or RGA notwithstanding (i) the consummation of the Recapitalization and the Split-Off on or after November 13, 2008 (“Supplemental IRS Ruling One”) and (ii) MetLife’s reimbursement and payment of all RGA Reimbursable Expenses, subject to any limit that RGA determines is reasonably necessary to obtain such Supplemental IRS Ruling (“Supplemental IRS Ruling Two”). MetLife and RGA also agree that MetLife may seek to obtain any Supplemental IRS Ruling relating to Section 355(e) of the Code. MetLife and RGA shall comply in all material respects with the rules and provisions set forth in Section 7.13(a) in connection with obtaining the foregoing Supplemental IRS Rulings.

Section 7.14  Lock-Up Period.

(a) RGA agrees that, during the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with its terms or the 60th day following the End Date (such period, the “Lock-Up Period”), without the prior written consent of MetLife, RGA shall not engage in any capital raising activity (which shall not include securities issued to effect a business combination transaction, pursuant to employee, director or consultant stock or benefit plans or to agreements with employees, directors or consultants or as an inducement to employment) that involves (x) any direct or indirect offer, pledge, announcement of an intention to sell, sale, contract of sale, sale of any option or a contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase or other transfer or disposition of any common equity securities, equity-linked securities (including convertible securities) or equity-forward sale agreements, relating to the capital stock of RGA (any such equity securities or agreements, “RGA Common Equity-Based Securities”), or (y) any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any RGA Common Equity-Based Securities, whether any such transaction described in clause (x) or (y) above is to be settled by delivery of any of such RGA Common Equity-Based Securities, in cash or otherwise; provided that the foregoing shall not prohibit RGA from, subject to RGA’s indemnification obligations under Section 8.2(d): (A) issuing RGA Common Equity-Based Securities in connection with the transactions set forth on Section 7.14 of the RGA Disclosure Schedule following the 90th day after the Acceptance Time; (B) adopting or taking action pursuant to the Section 382 Shareholder Rights Plan or, after the Determination Date, any other shareholder rights plan; or (C) issuing RGA Common Equity-Based Securities if and to the extent that RGA reasonably determines in good faith that such issuance, at such time, is necessary to prevent a downgrade from any nationally recognized rating agency (or restore a rating) so long as, prior to such determination:

(i) RGA shall have discussed with such rating agency prior to commencement of the Offer the time frame and potential necessity for such an issuance;

(ii) RGA shall have used commercially reasonable efforts to persuade such rating agency to maintain or restore its ratings without the need for such an issuance; and

(iii) RGA shall have used commercially reasonable efforts to raise capital through the issuance of securities, other than the RGA Common Equity-Based Securities, if RGA reasonably believes that the issuance of such securities could maintain or restore its ratings, unless the Board of Directors of

RGA believes in good faith, after consultation with its financial advisors, that it would be in the best interests of RGA to issue Common Equity-Based Securities instead of such securities.

(b) Except as otherwise contemplated or permitted by this Agreement, and except as set forth on Section 7.14 of the MetLife Disclosure Schedule, MetLife agrees that, during the Lock-Up Period, without the prior written consent of RGA, MetLife shall not, and shall not authorize, permit or direct its Subsidiaries to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Recently Acquired Stock or securities convertible into or exercisable or exchangeable for such Recently Acquired Stock, including in any transaction that involves any common equity securities, equity-linked securities (including convertible securities) or equity forward sale agreements, relating to the Recently Acquired Stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of the Recently Acquired Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any Recently Acquired Stock, in cash or otherwise. Following the expiration of the Lock-Up Period, except as provided for in Section 7.15, MetLife shall, and shall cause its applicable Subsidiaries to, sell, exchange or otherwise dispose of the Recently Acquired Stock (either in the market, to a third party in a sale that would not violate the Amended and Restated RGA Articles of Incorporation, or to RGA), which sale shall occur within 60 months of the Closing Date.

Section 7.15  MetLife Registration Rights.

(a) Request for Shelf Registration.  At the Acceptance Time, the 2003 Registration Rights Agreement shall terminate and shall be void and of no force and effect (notwithstanding the terms that are incorporated herein). MetLife may make one written request to RGA (a “Demand Notice”) that RGA register, after the expiration of the Lock-up Period, the offer and sale prior to the Demand End Date, of all or any part of the Recently Acquired Stock held by MetLife or any of its Subsidiaries (the “Registrable Securities”) under the Securities Act (a “Demand Registration”). Upon receipt of the Demand Notice, RGA shall: (i) prepare and file with the SEC on or prior to the date that is 30 days after the date of the Demand Notice a Shelf Registration Statement, (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective and (iii) use its reasonable best efforts to keep such Shelf Registration Statement continuously effective until the earlier of (A) the date that is three years following the effective date of such Shelf Registration Statement, (B) the date when all Registrable Securities covered by the Shelf Registration Statement have been sold and (C) the date on which the Registrable Securities covered by the Shelf Registration Statement are eligible to be sold or transferred under Rule 144 under the Securities Act without being subject to any holding period or volume limitations thereunder (provided that MetLife has received an opinion of counsel to RGA who is reasonably acceptable to MetLife covering the matters referred to in this clause (C) and such opinion is reasonably satisfactory to MetLife), and MetLife and its Affiliates (other than officers and directors of MetLife and those of its Affiliates) do not beneficially own in excess of 10% of the RGA Common Stock.

(b) Selection of Plan of Distribution; Underwriters.  The offering of such Registrable Securities pursuant to the Shelf Registration Statement shall be in the form of either (i) an underwritten offering or (ii) through the use of brokers or in privately negotiated transactions, in either case as selected by MetLife within no more than five Business Days following the date of the Demand Notice. In the event that MetLife elects that the offering be an underwritten offering, MetLife shall also select one or more nationally recognized firms of investment bankers that is or are reasonably acceptable to RGA, to act as the lead managing underwriter or underwriters in connection with such offering and shall select any additional investment bankers or managers to be used in connection with such offering. RGA and MetLife shall enter into a customary underwriting agreement with such underwriter(s) (and MetLife may at its option require that the representations, warranties and covenants of RGA to or for the benefit of the underwriter(s) also be made for the benefit of MetLife).

(c) Permitted Delay in Filing and Suspensions of Sales.  Notwithstanding the foregoing, if RGA determines in good faith that such registration, or further sales under an effective Shelf Registration

Statement, will (i) have a material detrimental effect, as reasonably determined in good faith by the Board of Directors of RGA, on a plan currently being considered by the Board of Directors of RGA that would, if completed, be material to RGA and its Subsidiaries taken as a whole at the time the right to delay or withhold efforts or suspend sales is exercised (whether or not a final decision has been made to undertake such transaction or plan), or (ii) involve initial or continuing disclosure obligations that are not in the best interests of RGA’s shareholders, as reasonably determined in good faith by the Board of Directors of RGA, then upon advance written notice by RGA to MetLife, RGA may from time to time exercise its right (the “RGA Registration Blackout Right”) to (A) delay the filing of the Shelf Registration Statement and may withhold efforts to cause the Shelf Registration Statement to become effective until the earliest reasonably practicable date after RGA’s reasons for delaying or withholding efforts or suspending sales are no longer applicable, or (B) request MetLife to, and MetLife shall, suspend any further sales under the Shelf Registration Statement (or under a registration statement of RGA that includes Registrable Securities pursuant to Section 7.15(d)), until the earliest reasonably practicable date after RGA’s reasons for delaying or withholding efforts or suspending sales are no longer applicable (the duration of any period of delay or suspension, the “Registration Blackout Period”). Notwithstanding anything to the contrary that may be contained in this Agreement, if RGA exercises the RGA Registration Blackout Right, RGA shall use its reasonable best efforts to have the Shelf Registration Statement or such other registration statement filed or declared effective, or amended (or otherwise bringing the Shelf Registration Statement or such other registration statement current with appropriate Exchange Act filings), as the case may be, at the earliest reasonably practicable date after the end of the Registration Blackout Period.

(d) Right to Piggyback.  If, during the 36 months immediately following the End Date, RGA proposes to register (including on behalf of a selling shareholder) any shares of RGA Class A Common Stock under the Securities Act (except for the registration of shares of RGA Class A Common Stock to be offered pursuant to an employee, director or consultant stock or benefit plan on Form S-8 or pursuant to a registration made on Form S-4, or any successor forms or any form that does not include substantially the same information, other than information relating to selling shareholders or their plan of distribution that would be required to be included in a registration statement covering the sale of Registrable Securities), and the registration form to be used may be used for the registration of the Recently Acquired Stock (a “Piggyback Registration”), it will so notify MetLife in writing no later than the earlier to occur of (i) the 10th day following RGA’s receipt of notice of exercise of other demand registration rights or (ii) 30 days prior to the anticipated date of filing of such registration statement. Subject to the provisions of Section 7.15(e), RGA will include in the Piggyback Registration all Registrable Securities with respect to which RGA has received a written request for inclusion from MetLife within 10 Business Days after MetLife’s receipt of RGA’s notice. MetLife may withdraw all or any part of the Registrable Securities from a Piggyback Registration at any time before five Business Days prior to the effective date of the Piggyback Registration. RGA, MetLife and any person who hereafter become entitled to register its securities in a registration initiated by RGA shall sell their securities on the same terms and conditions.

(e) Priority on Piggyback Registrations.  If the managing underwriter advises RGA in writing (a copy of which shall be provided to MetLife) that a limitation on the total number of securities to be included in the Piggyback Registration is advisable in order to avoid a likely material and adverse effect on the success of the offering, RGA will so advise MetLife and will include the securities in the registration in the following order of priority: (i) first, all securities RGA or the holder for whom RGA is effecting the registration, as applicable, proposes to sell; and (ii) second, any other securities requested to be included in the registration (including the Registrable Securities), allocated among the holders of such securities in proportion (as nearly as practicable) to the number of securities which each holder requested to be included in the Piggyback Registration.

(f) Underwriters for Piggyback Registration.  If any Piggyback Registration is an underwritten offering, RGA and MetLife shall enter into a customary underwriting agreement with the underwriter(s) administering the offering. MetLife may not participate in any Piggyback Registration without (i) agreeing to sell securities on the basis provided in the underwriting arrangements approved by RGA and (ii) promptly completing, executing and delivering all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required by the underwriting arrangements.

(g) Restrictions on Public Sales.  RGA agrees that it shall not make any public sale or other distribution of its common stock, or any securities convertible into or exchangeable or exercisable for its common stock, including a sale under Regulation D under the Securities Act or under any other exemption of the Securities Act (except pursuant to registrations on Forms S-8 or S-4 or any successor form), during the two days prior to and the 180 days after the effective date of any underwritten offering pursuant to any Piggyback Registration unless the managing underwriter(s) agrees otherwise.

(h) MetLife Information.  In the event of any Demand Registration or Piggyback Registration, RGA may request from time to time that MetLife furnish to RGA information regarding MetLife and its Affiliates and associates and the distribution of the securities subject to the registration, and MetLife shall promptly furnish all such information reasonably requested by RGA.

(i) Notice by MetLife.  Whenever MetLife has requested that any Registrable Securities be registered pursuant to this Agreement, MetLife shall notify RGA, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which to MetLife’s knowledge relates to matters concerning MetLife or its Affiliates or associates, as a result of which the prospectus included in the Piggyback Registration contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j) “Market Standoff” Agreement.  MetLife, if reasonably requested in writing by the managing underwriter(s) of an underwritten public offering by RGA of RGA’s common stock, or securities convertible into or exchangeable or exercisable for its common stock, agrees not to, and to cause its Subsidiaries not to, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities (other than (i) any transaction on behalf of any separate or managed account or any transaction by MetLife or any Subsidiary of MetLife acting as broker-dealer, investment advisor, trustee or other fiduciary in the ordinary course of its business, (ii) to a Subsidiary or Affiliate of MetLife, or (iii) registrable securities included in such public offering) without the prior written consent of such managing underwriter(s) during a period of up to two days prior to and 180 days following the effective date of such underwritten offering of RGA’s securities, but only to the extent that Registrable Securities have not been requested to be included in such underwritten registration following RGA’s compliance with this Section 7.15. Such agreement shall be in writing in form reasonably satisfactory to such managing underwriter(s) and may be included in the underwriting agreement. RGA may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period and shall lift such stop-transfer restrictions immediately upon the end of such period.

(k) Registration Expenses.  All Registration Expenses incident to RGA’s performance of or compliance with this Section 7.15 shall be paid by RGA. The term “Registration Expenses” shall include (i) all registration filing fees, professional fees and other expenses of RGA’s compliance with federal and state securities laws (including reasonable fees and disbursements of counsel for the underwriter(s) in connection with state securities law qualifications and registrations); (ii) printing expenses; (iii) messenger, telephone and delivery expenses; (iv) fees and disbursements of counsel for RGA; (v) fees and disbursements of all independent certified public accountants (including the expenses relating to any audit or “cold comfort” letters required by or incident to the performance of the obligations contemplated by this Section 7.15); (vi) fees and expenses of the underwriter(s) (excluding discounts and commissions) customarily borne by the issuer in transactions of that kind; (vii) fees and expenses of any special experts retained by RGA at the reasonable request of the managing underwriter(s) in connection with the registration and as shall be customary in transactions of that kind; and (viii) applicable stock exchange and FINRA registration and filing fees; provided that Registration Expenses shall not include the following expenses, all of which shall be borne by MetLife or, with respect to fees and disbursements of counsel to the underwriters, the underwriters, (A) MetLife’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (B) any fees or disbursements of any counsel for MetLife, or, except as provided in clause (i) of the beginning of this sentence, any counsel for the underwriters, (C) any fees and expenses in connection with a road show or marketing efforts in connection with a Piggyback Registration under which neither RGA nor any third party is selling shares or in connection with a Demand Registration, and (D) the underwriting discounts or commissions or transfer taxes applicable to the Registrable Securities, all of which shall be paid by MetLife, or, if applicable, reimbursed by MetLife to RGA.

(l) Other Obligations.  The terms and conditions of Sections 5.1 (as qualified by this Section 7.15), Article VII and Section 9.12 of the Registration Rights Agreement, dated as of November 24, 2003, by and among RGA, MetLife and certain Subsidiaries of MetLife (the “2003 Registration Rights Agreement”) are incorporated herein by reference as if restated in full and shall apply with respect to any Demand Registration or Piggyback Registration effected pursuant to the terms of this Agreement (it being understood that Article VII of such Registration Rights Agreement shall apply instead of the provisions of Section 8.2 through Section 8.5 of this Agreement with respect to any Demand Registration or Piggyback Registration effected pursuant to the terms of this Agreement).

(m) Non-Transferable.  The registration rights set forth in this Section 7.15 may not be transferred or assigned by MetLife except to any Subsidiary of MetLife holding Registrable Securities.

(n) Removal of Restrictive Legend.  RGA agrees that, upon the written request of MetLife, any Securities Act restrictive legend pertaining to certificates representing shares of Recently Acquired Stock may be removed after MetLife completes the Divestiture and does not otherwise constitute an affiliate (as defined in Rule 405 of the Securities Act), and satisfaction of the provisions of Rule 144(b)(1) of the Securities Act (including paragraphs (c)(1) and (d) of Rule 144), subject to any customary requirements of RGA’s transfer agent.

Section 7.16  Payments in Respect of Excess Shareholders.  From the Acceptance Time until the fourth anniversary thereof, MetLife shall pay to RGA (as reimbursement for RGA’s expenses) an amount equal to the product of (a) $12.50, multiplied by (b) the Excess Shareholders as of the record date for each mailing of materials in connection with any meeting of RGA Shareholders. Such amount will be payable as of the date of the applicable meeting, or any postponement or adjournment thereof, whether or not on, prior to or after said fourth anniversary. For purposes of the foregoing, “Excess Shareholders” as of any year shall mean (x) the number of shareholders of RGA common stock (including beneficial or record holders) to whom RGA is required under the proxy rules of the U.S. federal securities laws to mail or cause to be mailed the annual meeting materials for such year minus (y) the Threshold Amount; provided that in no event shall the Excess Shareholders be less than zero. The “Threshold Amount” shall mean (a) 80,000, plus (b) if RGA issues RGA common stock (including any issuance of RGA common stock pursuant to a merger or acquisition but excluding any issuance pursuant to the Recapitalization) after the date of this Agreement, the number of persons who acquire beneficial or record ownership of RGA common stock in connection with such offering, which number the parties shall mutually agree on for purposes of determining the Threshold Amount. If the parties are unable to agree on such number after cooperating in good-faith for at least 45 days (including by requesting any underwriter of the offering to provide information that may be useful in determining such number), then the parties agree that such number shall be resolved in accordance with Section 10.12.

Section 7.17  Directors’ and Officers’ Insurance.  For a period of six years following the Acceptance Time, MetLife shall provide coverage under a policy of officers’ and directors’ liability insurance for the benefit of the RGA Indemnified Parties, and all other individual insureds of RGA and its Subsidiaries, who are covered by the current liability insurance policy provided by MetLife on the date hereof covering the current and former officers and directors of RGA and its Subsidiaries (the “Covered Persons”), with respect to claims against such Covered Persons arising from facts or events occurring on or prior to the Acceptance Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“D&O Insurance”), which insurance shall contain terms and conditions (including as to type of coverage, amount of coverage, and the amount of deductibility borne by RGA and any Covered Person) no less advantageous to the Covered Persons as the directors’ and officers’ liability insurance coverage provided by MetLife to the officers and directors of MetLife (as such policy may be in effect from time to time); provided that MetLife shall promptly notify RGA in the event the terms and conditions become materially less favorable than those contained in the current policy. Nothing in this Agreement shall require MetLife to provide D&O Insurance to the Covered Persons on terms or conditions that are more advantageous to the Covered Persons than the terms and conditions provided to the officers and directors of MetLife, as such terms and conditions may be in effect from time to time. Each of the parties agrees to reasonably cooperate with each other with respect to complying with this Section 7.17 and to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable with respect to any claims by any Covered Persons that are or may be covered by the D&O Insurance, including MetLife instructing its insurance broker upon request by RGA to provide information to RGA concerning the remaining limits of liability under the D&O Insurance.

Section 7.18  Amendments Regarding Recently Acquired Stock.  In the event that (a) the consummation of the Recapitalization and the Split-Off has not occurred on or prior to November 11, 2008, (b) RGA has agreed to irrevocably waive the condition in clause III.(f) of Annex B and (c) the Supplemental IRS Ruling One has been obtained but provides that the Recently Acquired Stock shall be exchanged for RGA Class B Common Stock and such shares of RGA Class B Common Stock shall be part of the Exchange Shares, then the parties agree to amend this Agreement, the Annexes, the Schedules and Exhibits as appropriate on or prior to such date so that in the Recapitalization, each share of Recently Acquired Stock shall be exchanged for one share of RGA Class B Common Stock instead of one share of RGA Class A Common Stock and such shares of RGA Class B Common Stock shall be part of the Exchange Shares.

Section 7.19  Notice Regarding Section 382 Shareholder Rights Plan.  In the event that any director or executive officer of RGA has actual knowledge that a Person or group qualifies as or otherwise becomes an Acquiring Person, as defined under the Section 382 Shareholder Rights Plan, on or prior to the End Date, RGA shall promptly notify MetLife of such fact or event. The parties acknowledge and agree no party is making any representation, warranty, covenant or agreement with respect to (a) the occurrence of a Distribution Date (as defined in the Section 382 Shareholder Rights Plan), (b) the separation or exercise of the Rights (as defined in the Section 382 Shareholder Rights Plan), (c) the issuance of any shares of capital stock of RGA pursuant to the Section 382 Shareholder Rights Plan, (d) any action or inaction by RGA or its Board of Directors pursuant to the Section 382 Shareholder Rights Plan or (d) any other operation of the Section 382 Shareholder Rights Plan, in each cases (a), (b), (c) and (d), solely to the extent that any of the foregoing occurs prior to the Acceptance Time.

Section 7.20  General American Name.  RGA will endeavor to change the name of its Subsidiary, General American Argentina Seguros de Vida, S.A., prior to the Acceptance Time so that it no longer includes the name “General American” after the Acceptance Time; provided that, in removing such name, RGA has no obligation to incur time, effort or expense believed, in its judgment, to be unjustified.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

Section 8.1  Survival.  Except as otherwise contemplated by this Agreement, all covenants, representations, warranties and agreements of the parties contained in this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, shall survive the consummation of the Transactions.

Section 8.2  Indemnification by RGA.  RGA shall indemnify, defend and hold harmless MetLife and its Subsidiaries, Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MetLife Indemnified Parties”) from and against:

(a) any and all Losses to the extent arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty of RGA contained in this Agreement or in any certificate delivered pursuant to this Agreement;

(b) any and all Losses to the extent arising out of, attributable to or resulting from any breach of any covenant or agreement to be performed by RGA contained in this Agreement or in any certificate delivered pursuant to this Agreement;

(c) any and all Losses to the extent arising out of, attributable to or resulting from any statements or omissions in any RGA Indemnified Document, based on information furnished by or on behalf of RGA, its Subsidiaries or its Affiliates, or any of their Representatives for inclusion in such RGA Indemnified Document, or relating to RGA, its Subsidiaries or its Affiliates for inclusion in such RGA Indemnified Document; and

(d) any Section 355 Taxes (other than de minimis Section 355 Taxes) which result solely from any breach of, or inaccuracy in, any representation, covenant or obligation of RGA under this Agreement or in the RGA Tax Certificate (any such Section 355 Taxes, “RGA Section 355 Taxes”); provided that RGA Section 355 Taxes shall not include, and RGA shall not be so liable or responsible for, (i) any Section 355 Taxes resulting solely from a Conversion that occurs after the earlier of the completion of the Divestiture and 24 months following the Closing Date; provided, further, that, notwithstanding the foregoing, RGA Section 355 Taxes shall include, and RGA shall be liable and responsible for, any Section 355 Taxes resulting from a Conversion (including a Conversion taken alone or in combination with any other breach of, or inaccuracy in, any representation, covenant or obligation of RGA under this Agreement or in the RGA Tax Certificate) if and only if prior to such Conversion, (A) the IRS has revoked the IRS Ruling or otherwise modified it such that, as a result of such revocation or modification, a Conversion would reasonably be expected to result in MetLife incurring Section 355 Taxes (excluding any de minimis Section 355 Taxes) or (B) there is (I) an amendment to the Code or the Treasury Regulations promulgated thereunder or (II) an issuance by the IRS of a revenue ruling, notice or announcement such that, as a result of such amendment or issuance, a Conversion would reasonably be expected to result in MetLife incurring Section 355 Taxes (excluding any de minimis Section 355 Taxes) (it being understood that, if any of the events described in subclauses (A) or (B) above occurs, MetLife will use its reasonable best efforts to defend, uphold and preserve the validity of the IRS Ruling in its entirety and the qualification of the Split-Off, the Additional Divestiture Transactions and the other Transactions, as applicable, under Section 355 of the Code), (ii) any Section 355 Taxes resulting from the application of Section 355(e) of the Code other than such Section 355 Taxes resulting, in whole or in part, from (A) the issuance or issuances by RGA of RGA Common Stock (excluding issuances pursuant to shareholder-approved equity compensation plans as compensation for services and/or pursuant to the exercise of compensatory stock options) and (B) the repurchase or redemption by RGA of RGA Common Stock that, in the case of (A) and (B) in the aggregate, during the period beginning two years before the Closing Date and ending on the second anniversary of the End Date, exceed the RGA Threshold (as defined and set forth in Section 8.2(d)(ii) of the RGA Disclosure Schedule), and (iii) in all other cases, any Section 355 Taxes resulting from any action or omission expressly provided for by the IRS Ruling or any Supplemental IRS Ruling. Notwithstanding anything to the contrary in this Agreement, this Section 8.2(d) is the sole and exclusive remedy of the MetLife Indemnified Parties for any Taxes, or Tax related Losses, under this Agreement.

Section 8.3  Indemnification by MetLife.  MetLife shall indemnify, defend and hold harmless RGA and its Subsidiaries, Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “RGA Indemnified Parties”) from and against:

(a) any and all Losses to the extent arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty of MetLife contained in this Agreement or in any certificate delivered pursuant to this Agreement;

(b) any and all Losses to the extent arising out of, attributable to or resulting from any breach of any covenant or agreement to be performed by MetLife contained in this Agreement or in any certificate delivered pursuant to this Agreement;

(c) any and all Losses to the extent arising out of, attributable to or resulting from any statements or omissions in any MetLife Indemnified Document, based on information furnished by or on behalf of MetLife, its Subsidiaries or its Affiliates, or any of their Representatives for inclusion in any such MetLife Indemnified Document, or relating to MetLife, its Subsidiaries or its Affiliates for inclusion in the MetLife Indemnified Document;

(d) any and all Section 355 Taxes other than RGA Section 355 Taxes. Notwithstanding anything to the contrary in this Agreement this Section 8.3(d) is the sole and exclusive remedy of the RGA Indemnified Parties for any Taxes, or Tax related Losses, under this Agreement.

Section 8.4  Notice; Procedure for Third-Party Claims.

(a) Any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss or potential Loss by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying (i) the representation, warranty, covenant or other agreement that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VIII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, prepared in good faith, of the aggregate potential amount of such Losses. Written notice to such Indemnifying Party of the existence of a claim shall be given by the Indemnified Party as soon as practicable after the Indemnified Party first receives notice of the potential claim; provided that any failure to provide such prompt notice of the existence of a claim to the applicable Indemnifying Party shall not affect the Indemnified Party’s right to seek indemnification pursuant to this Article VIII except and only to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party has been materially prejudiced as a result of such delay.

(b) In the case of any claim asserted by a Person that is not a party to this Agreement against an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third-Party Claim and any litigation or proceeding resulting therefrom; provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third-Party Claim, shall consent to entry of any judgment or enter into any settlement. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any Third-Party Claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to impair the ability of MetLife, RGA or their respective Affiliates to conduct their businesses or impair their respective reputations or business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided that, if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, MetLife and RGA shall reasonably cooperate in the defense of any Third-Party Claim subject to this Article VIII, and the records of each shall be made reasonably available to the other with respect to such defense, subject to reasonable restrictions for classified, privileged or confidential information and consistent with applicable Law and in accordance with the procedures established by such party.

(c) The provisions of this Section 8.4 shall not apply to Taxes, which shall be governed by Section 8.5.

Section 8.5  Tax Contests.

(a) MetLife and RGA shall promptly notify one another in writing within ten Business Days of receiving any written notice from a taxing authority (including the IRS) with respect to any pending or threatened audit or inquiry or any administrative or judicial appeal or other proceeding regarding Section 355 Taxes (a “Section 355-Related Proceeding”). Such notice shall include a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received from the taxing authority. The failure of a party to timely provide such notification in accordance with the immediately preceding sentence shall not relieve the other party of its obligations under Sections 8.2(d) or 8.3(d), as the case may be, or to pay Section 355 Taxes, except to the extent that such failure materially prejudices the ability of such other party to contest such liability for Section 355 Taxes or increases the amount of the other party’s obligations under Sections 8.2(d) or 8.3(d), as the case may be, for Section 355 Taxes.

(b) MetLife shall, in its sole discretion, control and direct the conduct of any Section 355-Related Proceeding; provided, however, that, in the event that any Section 355-Related Proceeding could potentially result in RGA Section 355 Taxes, (i) MetLife shall consult with RGA reasonably in advance of taking any significant action in connection with any such proceeding, (ii) MetLife shall consult with RGA and offer RGA a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such proceeding, (iii) RGA shall be entitled to receive on a timely basis copies of any written materials relating to such proceeding sent to or received from the relevant taxing authority, have its representatives attend all discussions, meetings and teleconferences and otherwise participate in the Section 355-Related Proceeding on a reasonable basis, (iv) MetLife shall defend such proceeding diligently and in good faith as if it were the only party in interest in connection with such proceeding, (v) MetLife shall not settle, compromise or abandon any such proceeding that could potentially result in RGA Section 355 Taxes without obtaining the prior written consent of RGA, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that MetLife shall not settle, compromise or abandon any such proceeding with a taxing authority in exchange for, or in connection with, a settlement on an issue or issues unrelated to Section 355 Taxes that would reasonably be expected to result in RGA Section 355 Taxes and (vi) if RGA acknowledges in writing its agreement that it will be liable and indemnify MetLife for such RGA Section 355 Taxes and provides evidence (reasonably satisfactory to MetLife) demonstrating its ability to pay such RGA Section 355 Taxes, MetLife shall afford RGA the opportunity to control the contest of such Section 355-Related Proceeding, at its own expense, in such manner as RGA shall reasonably direct, and RGA shall provide MetLife the opportunity to review and comment upon any materials produced by RGA pursuant to such contest prior to their submission and shall permit MetLife to participate in any meetings or proceedings in connection therewith.

Section 8.6  Contribution.  If the indemnification provided for in this Article VIII shall for any reason be unavailable or insufficient to hold harmless any MetLife Indemnified Party, any RGA Indemnified Party or any Indemnified Party under Section 8.2, 8.3 or 8.4 in respect of any Losses, or any Action in respect thereof, referred to therein, other than to the extent that such indemnification is unavailable or insufficient due to a failure to provide prompt notice in accordance with Section 8.4(a), then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or Action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of RGA, on the one hand, and MetLife, on the other hand, with respect to the misrepresentation or breach or statements or omissions or alleged misrepresentation or alleged breach or alleged statements or alleged omissions that resulted in such Losses, or Action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the misrepresentation or breach or statement or omission relates to information supplied by RGA or MetLife, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. RGA and MetLife agree that it would not be just and equitable if the amount of contributions pursuant to this Section 8.6 were to be determined by pro rata allocation or by any other method of allocation, which does not take into account the equitable considerations referred to herein. The amount paid or payable by an Indemnified Party as a result of the Losses referred to above in this Section 8.6 shall be deemed to include, for purposes of this Section 8.6 any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The foregoing shall not apply to indemnification with respect to Taxes which shall be governed solely by Section 8.2(d) and Section 8.3(d).

Section 8.7  Remedies Not Exclusive.

(a) Except for the indemnification obligations set forth in Section 8.2(d) and Section 8.3(d), the remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by any Indemnified Party of any and all other rights or the seeking of any and all other remedies against the Indemnifying Party; provided that no Person may recover more than once for a Loss it has incurred.

(b) Without limiting the rights under Section 10.13 and Section 8.5, the parties agree that the indemnification obligations set forth in Section 8.2(d) and Section 8.3(d) shall be the sole and exclusive remedies of the parties for any Taxes or Tax-related Losses under this Agreement.

Section 8.8  Limitations on Indemnifiable Losses.  Notwithstanding anything to the contrary in this Agreement or at law or in equity, no Indemnified Party will, in any event, be entitled to indemnification or contribution from an Indemnifying Party for Losses or Taxes arising out of, attributable to or resulting from, any incidental, indirect, consequential, special, exemplary or punitive damages (including damages for loss of business profits, loss of data, loss of use or business interruption) however caused, under any theory of liability, including in contract or in tort, arising in any way under this Agreement (other than in the case of fraud, bad faith or willful misconduct or in the case of any such Losses payable to third parties, including any Governmental Authority or shareholder).

Section 8.9  Subrogation and Insurance.

(a) In the event of payment by an Indemnifying Party to any indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such indemnitee as to any events or circumstances in respect of which such indemnitee may have any right or claim relating to such Third-Party Claim. Such indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(b) Each Indemnified Party shall use reasonable best efforts to recover all losses, costs, damages and expenses from the insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of Losses hereunder; provided that actual recovery of any insurance shall not be a condition to the applicable Indemnifying Party’s obligation to make indemnification payments to such Indemnified Party in accordance with the terms of this Agreement. For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts. If the Indemnified Party or any of its Affiliates receives any amounts under applicable insurance policies for such Losses after an indemnification payment by the Indemnifying Party has been made for such Losses, then the Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment in an amount equal to the amount so received or realized by the Indemnified Party or its Affiliates with respect to any such indemnification payment.

Section 8.10  Excluded Representations.  Notwithstanding any other provision of this Agreement, neither MetLife nor RGA (nor any respective MetLife Indemnified Parties or RGA Indemnified Parties) shall have any Action, claim or right against the other in respect of any Losses to the extent arising out of, attributable to or resulting from any breach or inaccuracy of an Excluded Representation, except to the extent that such Losses arise from any Third-Party Claim by a Person (other than the parties to this Agreement) in connection with the offer or sale of any RGA Class A Common Stock or RGA Class B Common Stock in the Recapitalization, the Split-Off or any Additional Divestiture Transaction, including to the extent resulting from the actual or alleged inadequate disclosure in the RGA Disclosure Documents or the MetLife Disclosure Documents.

ARTICLE IX
TERMINATION

Section 9.1  Termination.  This Agreement may be terminated and the Split-Off may be abandoned at any time prior to the Acceptance Time:

(a) by mutual written consent of MetLife and RGA;

(b) by either MetLife or RGA:

(i) if the Recapitalization and the Split-Off shall not have been consummated on or prior to December 31, 2009 (the “Termination Date”); provided, however, that (A) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the Recapitalization or Split-Off not being consummated on or prior to the Termination Date; (B) if, following receipt of the Required Consents and the advice by the SEC that it has no further comments on the Form S-4 (such that the Form S-4 would become effective upon request to the SEC), there shall not be at least four complete Window Periods until the Termination Date, then the Termination Date shall be extended automatically until the end of the fourth complete Window Period following receipt of the Required Consents and the advice by the SEC that it has no further comments on the Form S-4 (such that the Form S-4 would become effective upon request to the SEC); and (C) if all of the conditions set forth in Annex A shall have been satisfied or waived (or with respect to clauses II.(c) or III.(c) of Annex A, are ready and able to be satisfied), and MetLife or RGA shall have exercised the MetLife Blackout Right or the RGA Blackout Right, respectively, in such a manner as to prevent the Offer from being commenced and completed within any Window Period after such satisfaction or waiver, then the Termination Date shall automatically be extended so that it includes one additional complete Window Period after the previously scheduled Termination Date;

(ii) if a Restraint prohibiting the Recapitalization or the Split-Off shall have become final and nonappealable;

(iii) if the RGA Shareholder Approval shall not have been obtained upon the completion of the RGA Shareholders Meeting (including any adjournment thereof);

(iv) if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without MetLife having accepted for purchase any shares of MetLife Common Stock pursuant to the Offer, other than due to a breach of this Agreement by the terminating party; or

(v) if any Person or group qualifies as or otherwise becomes an Acquiring Person, as defined under the Section 382 Shareholder Rights Plan.

(c) by MetLife, if RGA has breached or failed to perform any of its representations, warranties, covenants or other obligations set forth in this Agreement, which breach or failure to perform (i) would result in the failure of the conditions set forth in clauses II.(a) or II.(b) of Annex B or would result in any events set forth in clause (g) or (h) of Annex C to occur and (ii) is not cured, or cannot be cured, by RGA within 30 calendar days following receipt of written notice of such breach or failure to perform from MetLife (or if the Termination Date is less than 30 calendar days from notice by MetLife, is not cured, or cannot be cured, by RGA by the Termination Date);

(d) by RGA, if MetLife has breached or failed to perform any of its representations, warranties, covenants or other obligations set forth in this Agreement, which breach or failure to perform (i) would result in the failure of the conditions set forth in clauses III.(a) or III.(b) of Annex B or would result in any of the MetLife Excluded Representations from being true and correct in all material respects and (ii) is not cured, or cannot be cured, by MetLife within 30 calendar days following receipt of written notice of such breach or failure to perform from RGA (or if the Termination Date is less than 30 calendar days from notice by RGA, is not cured, or cannot be cured, by MetLife by the Termination Date);

(e) by MetLife, immediately prior to MetLife’s execution of a binding written agreement providing for a transaction that constitutes a MetLife Superior Proposal; provided that MetLife shall have provided RGA with at least three Business Days’ prior written notice of such termination and a complete copy of such agreement; or

(f) immediately after the expiration of the Offer, unless waived by RGA, if MetLife shall not have, prior to the Acceptance Time, furnished RGA with a certificate dated and effective as of the Acceptance Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the MetLife Excluded Representations shall be true and correct in all material respects as of the date of this Agreement and at the Acceptance Time as though made as of the Acceptance Time (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date).

Section 9.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, written notice of such termination shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than any and all obligations of MetLife to pay or reimburse RGA pursuant to the last sentence of Section 7.5(a) or pursuant to Section 7.5(d) (relating to the period prior to the date of termination of this Agreement), Section 7.8, Section 7.10, Section 7.15(k) and Articles VIII, IX and X, all of which shall survive termination of this Agreement in accordance with its terms), and there shall be no liability or other obligation on the part of MetLife or RGA or their respective Subsidiaries, or its or their respective Affiliates, stockholders or shareholders, controlling persons or Representatives, except nothing shall relieve MetLife or RGA from (a) their respective liabilities or other obligations set forth in Section 7.8, Section 7.10, Section 7.15(k) and Articles VIII, IX and X, (b) liability for any willful and material breach by such party of its covenants under this Agreement to be performed prior to the Acceptance Time or (c) MetLife’s obligation to pay or reimburse RGA pursuant to the last sentence of Section 7.5(a) or pursuant to Section 7.5(d).

ARTICLE X
MISCELLANEOUS

Section 10.1  Entire Agreement.  This Agreement, including the Exhibits, Annexes and Schedules hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement (it being understood that the RGA Tax Certificate is also being delivered for the benefit of MetLife for purposes of Section 8.2(d)).

Section 10.2  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 10.2; provided that receipt of copies of such counterparts is confirmed.

Section 10.3  Expenses.

(a) Except as otherwise expressly set forth in this Agreement and subject to any reimbursement obligation in Section 10.3(b), whether the Transactions are consummated or not, all legal and other costs and expenses to the extent incurred in connection with, arising out of, or relating to this Agreement, including the Recapitalization and the Divestiture, shall be paid by the party incurring such costs and expenses; provided that:

(i) the fees and expenses of printing and mailing associated with the Recapitalization shall be borne by RGA;

(ii) the fees and expenses of printing and mailing associated with the Offer, the Split-Off and any Additional Divestiture Transaction shall be borne by MetLife;

(iii) the filing and other fees paid to the SEC in connection with the Form S-4 shall be borne equally by the parties; and

(iv) each party shall pay its own fees and expenses associated with the HSR Act.

(b) Regardless of whether or not any of the Transactions are completed, MetLife shall promptly reimburse and pay to RGA all out-of-pocket and reasonably documented fees and expenses of RGA, the RGA Board of Directors and the RGA Special Committee, to the extent incurred in connection with, arising out of, or relating to the Transactions, including the fees and expenses incurred in negotiating and preparing this Agreement and the other documents relating to the Transactions, including fees and expenses of legal and financial advisors to RGA and the RGA Board of Directors and the RGA Special Committee (the “RGA Reimbursable Expenses”), from time to time upon request; provided, that, if and only if the Transactions are completed, the amount of RGA Reimbursable Expenses shall equal the maximum amounts permitted to be reimbursed under the IRS Ruling (as modified or amended by any Supplemental IRS Ruling, including Supplemental IRS Ruling Two).

Section 10.4  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

To MetLife:

MetLife, Inc.
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, New York 11101
Attention: James L. Lipscomb, Esq. and Richard S. Collins, Esq.
Facsimile: (212) 252-7288 and (212) 251-1538

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Adam O. Emmerich, Esq.
Facsimile: (212) 403-2000

To RGA:

Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, MO 63017
Attention: James E. Sherman, Esq.
Facsimile: (636) 736-7886

with a copy to (which shall not constitute notice):

Bryan Cave LLP
One Metropolitan Square
211 North Broadway
Suite 3600
St. Louis, Missouri 63102
Attention: R. Randall Wang, Esq.
Facsimile: (314) 552-8149

and

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Matthew A. Rosen, Esq. and Dean S. Shulman, Esq.
Facsimile: (212) 735-2000

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5 P.M., local time, in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.5  Waivers.  No failure or delay by MetLife or RGA in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.6  Amendments.  This Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the RGA Shareholder Approval, by written agreement of the parties;

provided, however, that following the receipt of the RGA Shareholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the RGA Shareholders without such approval. No amendment to or modification of any provision of this Agreement shall be binding upon any party unless in writing and signed by all parties.

Section 10.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.7 shall be null and void.

Section 10.8  Successors and Assigns.  The terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 10.9  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns; provided that the parties to this Agreement expressly intend Article VIII relating to Indemnified Parties, and Section 7.15(l) (as to Article VII of the 2003 Registration Rights Agreement) and Section 7.17 to confer a benefit upon and be enforceable by Indemnified Parties, those persons indemnified pursuant to Article VII of the 2003 Registration Rights Agreement, and Covered Persons, as applicable, as third-party beneficiaries of this Agreement.

Section 10.10  Annexes, Exhibits and Schedules .  The Annexes, Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.11  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS; PROVIDED THAT THE FIDUCIARY DUTIES OF THE RGA SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF RGA, AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF RGA, INCLUDING THE ADOPTION AND APPROVAL OF THE AMENDED AND RESTATED RGA ARTICLES OF INCORPORATION, THE AMENDED AND RESTATED RGA BYLAWS AND THE RECAPITALIZATION, AND OTHER MATTERS GOVERNED BY THE MGBCL SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MISSOURI.

Section 10.12  Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 10.4 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 10.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 10.13  Specific Performance.

(a) Except as otherwise provided in Section 10.13(b), the parties agree that irreparable and unquantifiable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, if for any reason MetLife or RGA shall have failed to perform its obligations under this Agreement, the breaching party shall not object to the granting of specific performance of the terms and provisions of this Agreement or other equitable relief on the basis that there exists an adequate remedy at law, and the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity. If, notwithstanding the preceding sentence, a court shall require that the non-breaching party prove that such non-breaching party is entitled to specific performance, injunctive or other equitable relief for a breach or non-performance of this Agreement by the other party, the parties agree that a party’s entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to a party’s entitlement to such relief.

(b) Section 10.13(a) shall not apply with respect to the Section 382 Shareholder Rights Plan, with MetLife agreeing that neither specific performance nor any other equitable remedies shall be available to MetLife with respect to the occurrence of a Distribution Date, the separation or exercise of the Rights, the issuance of any shares of capital stock of RGA pursuant such plan, any action or inaction by RGA or its Board of Directors pursuant to such plan, or any other operation of such plan (in each case, as such terms are defined in such plan); provided that nothing in this Section 10.13(b) shall limit, reduce or otherwise modify MetLife’s right to seek indemnification for any breach of RGA’s representations and warranties under Section 5.5(a) as a result of the foregoing, including any indemnification under Section 8.2(d).

Section 10.14  Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby; provided, however, that the consummation of the Recapitalization is conditioned upon and is not severable from the Split-Off, and the consummation of the Split-Off is conditioned upon and is not severable from the Recapitalization. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

METLIFE, INC.

By:	/s/ William J. Wheeler
Name:     William J. Wheeler

Title:	Executive Vice President and
Chief Financial Officer

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ Jack B. Lay
Name:     Jack B. Lay

Title:	Senior Executive Vice President and Chief Financial Officer

[Signature Page to Distribution Agreement]

ANNEX A

CONDITIONS TO COMMENCEMENT OF THE OFFER

I.	Conditions Waivable Only by Both Parties

Notwithstanding any other provisions of the Agreement, MetLife shall not commence the Offer pursuant to Article III of the Agreement unless each of the following conditions shall be satisfied (or waived by both MetLife and RGA):

(a) IRS Ruling.  There shall be no change in, revocation of, or amendment to the IRS Ruling, any Supplemental IRS Ruling or applicable Law that could reasonably be expected to cause MetLife or its Subsidiaries to incur any Section 355 Taxes (other than any de minimis Section 355 Taxes) or other Section 355 Tax-related liability as a result of the Recapitalization, the Split-Off, any Additional Divestiture Transaction or the Conversion, and there shall be no other change in, revocation of, or amendment to the IRS Ruling, any Supplemental IRS Ruling or applicable Law that could reasonably be expected to adversely affect MetLife. There shall be no change in, revocation of, or amendment to the IRS Ruling, any Supplemental IRS Ruling or the applicable Law that could reasonably be expected to impose a limitation on the ability of RGA or any of its Subsidiaries to utilize its, or their, net operating losses (other than any de minimis net operating loss) as a result of the Recapitalization, the Split-Off or any Additional Divestiture Transaction, and there shall be no other change in, revocation of, or amendment to such ruling or the applicable law that could reasonably be expected to adversely affect RGA or any of its Subsidiaries.

(b) Form S-4.  The Form S-4 relating to the Split-Off shall have been declared effective, or the SEC staff shall have advised that it has no further comments on the Form S-4 relating to the Split-Off such that such Form S-4 shall become effective upon request to the SEC, and such Form S-4 shall not have become subject to a stop order or proceeding seeking a stop order;

(c) No Illegality or Injunctions.  There shall not be any temporary, preliminary or permanent Restraints in effect preventing or prohibiting the Split-Off or the Recapitalization; and

(d) Governmental Action.  There shall not be instituted or pending any material Action by any Governmental Authority seeking to restrain or prohibit the Split-Off or the Recapitalization

(e) Acquiring Person under Section 382 Shareholder Rights Plan.  No Person or group shall have qualified as or otherwise become an Acquiring Person, as defined under the Section 382 Shareholder Rights Plan.

II.	Conditions Waivable by MetLife

Notwithstanding any other provisions of the Agreement, MetLife shall not commence the Offer pursuant to Article III of the Agreement unless each of the following conditions shall be satisfied (or waived by MetLife):

(a) Representations and Warranties.  (i) The representations and warranties of RGA set forth in Section 5.5(a) of the Agreement shall be true and correct (except for any de minimis inaccuracy); and (ii) the other representations and warranties of RGA set forth in the Agreement shall be true and correct in all material respects, in each of cases (i) and (ii), as of the date of the Agreement and as of the Commencement Date as though made on the Commencement Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);

(b) Covenants.  RGA shall have performed in all material respects its obligations, agreements or covenants required to be performed by it on or prior to the Commencement Date under the Agreement;

(c) Officer’s Certificate.  RGA shall have furnished MetLife with a certificate dated as of the Commencement Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses II.(a) and II.(b) of this Annex A shall have been satisfied.

III. Conditions Waivable by RGA

Notwithstanding any other provisions of the Agreement, MetLife shall not commence the Offer pursuant to Article III of the Agreement unless each of the following conditions shall be satisfied (or waived by RGA):

(a) Representations and Warranties.  (i) The representations and warranties of MetLife set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and as of the Commencement Date as though made on the Commencement Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);

(b) Covenants.  MetLife shall have performed in all material respects its obligations, agreements or covenants required to be performed by it on or prior to the Commencement Date under the Agreement;

(c) Officer’s Certificate.  MetLife shall have furnished RGA with a certificate dated as of the Commencement Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses III.(a) and III.(b) of this Annex A shall have been satisfied; and

(d) Retention of Recently Acquired Stock.  In case the Offer would not expire on or prior to November 10, 2008 (with the Acceptance Time no more than one Business Day thereafter), MetLife and/or RGA shall have received Supplemental IRS Ruling One substantially to the effect that each share of Recently Acquired Stock shall be reclassified into one share of RGA Class A Common Stock in the Recapitalization and that such shares of RGA Class A Common Stock shall not be part of the Exchange Shares.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

ANNEX B

CONDITIONS TO COMPLETING THE RECAPITALIZATION

I.	Conditions Waivable Only by Both Parties

The respective obligations of MetLife and RGA to effect the Recapitalization under the Agreement are subject to the satisfaction or, to the extent permitted under applicable Law, waiver by both MetLife and RGA of the following conditions:

(a) RGA Shareholder Approval.  The RGA Shareholder Approval shall have been obtained;

(b) Successful Split-Off.  All of the Split-Off Conditions, other than the condition set forth in clause (d) of Annex C, shall have been satisfied or waived, and MetLife shall have irrevocably agreed with RGA that it will accept the shares of MetLife Common Stock tendered and not withdrawn in the Offer effective immediately following the completion of the Recapitalization;

(c) Minimum Condition.  The Minimum Condition shall have been satisfied;

(d) No Illegality or Injunctions.  There shall not be any temporary, preliminary or permanent Restraints in effect preventing or prohibiting the Recapitalization or the Split-Off;

(e) Governmental Action.  There shall not be instituted or pending any material Action by any Governmental Authority seeking to restrain or prohibit the Recapitalization or the Split-Off;

(f) IRS Ruling.  The condition set forth in clause I.(a) of Annex A shall continue to have been satisfied;

(g) Form S-4.  The Form S-4 relating to both the Recapitalization and the Split-Off shall have been declared effective by the SEC, and such Form S-4 shall not have become subject to a stop order or proceeding seeking a stop order;

(h) NYSE Listing.  Both the shares of RGA Class A Common Stock to be issued in the Recapitalization and RGA Class B Common Stock to be distributed in the Split-Off shall have been authorized for listing on the NYSE, subject to official notice of issuance, and the Form 8-A(s) shall have been filed with the SEC and become effective; and

(i) Consents and Approvals.  The Required Consents shall have been obtained.

(j) Acquiring Person under Section 382 Shareholder Rights Plan.  No Person or group shall have qualified as or otherwise become an Acquiring Person, as defined under the Section 382 Shareholder Rights Plan.

II.	Conditions Waivable by MetLife

The obligations of MetLife to effect the Recapitalization under the Agreement are subject to the satisfaction or, to the extent permitted under applicable Law, waiver by MetLife of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of RGA set forth in Section 5.5(a) of the Agreement shall be true and correct (except for any de minimis inaccuracy); and (ii) the other representations and warranties of RGA set forth in the Agreement (other than the RGA Excluded Representations) shall be true and correct in all material respects, in each of cases (i) and (ii), as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);

(b) Covenants.  RGA shall have performed in all material respects its obligations, agreements and covenants required to be performed by it prior to the Closing Date under the Agreement;

(c) Officer’s Certificate.  RGA shall have furnished MetLife with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses II.(a) and II.(b) of this Annex B shall have been satisfied;

(d) Comfort Letter.  Deloitte & Touche shall have furnished to MetLife its letters, addressed to the Board of Directors of MetLife, in form and substance reasonably satisfactory to MetLife, containing statements and information of the type customarily included in accountants’ initial and bring-down “comfort letters” to underwriters with respect to the financial statements and certain financial information of RGA contained and incorporated by reference in the Form S-4;

(e) Legal Opinion.  MetLife shall have received legal opinions from internal and outside counsel to RGA, substantially in the forms attached to the RGA Disclosure Schedule; and

(f) Supplemental IRS Ruling.  If the Agreement shall have been amended pursuant to Section 7.18 of the Agreement, then MetLife and/or RGA shall have received a Supplemental IRS Ruling substantially to the effect that the Recently Acquired Stock shall be exchanged for RGA Class B Common Stock and such shares of RGA Class B Common Stock shall be part of the Exchange Shares.

III. Conditions Waivable by RGA

The obligations of RGA to effect the Recapitalization under the Agreement are subject to the satisfaction or, to the extent permitted under applicable Law, waiver by RGA of the following conditions:

(a) Representations and Warranties.  The representations and warranties of MetLife set forth in the Agreement (other than the MetLife Excluded Representations) shall be true and correct in all material respects, as of the date of the Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);

(b) Covenants.  MetLife shall have performed in all material respects its obligations, agreements and covenants required to be performed by it prior to the Closing Date under the Agreement;

(c) Officer’s Certificate.  MetLife shall have furnished RGA with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses III.(a) and III.(b) of this Annex B shall have been satisfied;

(d) Comfort Letter.  Deloitte & Touche shall have furnished to RGA its letters, addressed to the Board of Directors of RGA, in form and substance reasonably satisfactory to RGA, containing statements and information of the type customarily included in accountants’ initial and bring-down “comfort letters” to underwriters with respect to the financial statements and certain financial information of MetLife contained and incorporated by reference in the Form S-4;

(e) Legal Opinion.  RGA shall have received legal opinions from internal and outside counsel to MetLife, substantially in the forms attached to the MetLife Disclosure Schedule;

(f) Retention of Recently Acquired Stock.  In case the Offer would not expire on or prior to November 10, 2008 (with the Acceptance Time no more than one Business Day thereafter), MetLife and/or RGA shall have received Supplemental IRS Ruling One substantially to the effect that each share of Recently Acquired Stock shall be reclassified into one share of RGA Class A Common Stock in the Recapitalization and that such shares of RGA Class A Common Stock shall not be part of the Exchange Shares; and

(g) Resignation of MetLife Designees to RGA Board.  RGA shall have received the resignation of Steven A. Kandarian, Georgette A. Piligian and Joseph A. Reali as directors of RGA, effective as of the Acceptance Time.

The capitalized terms used in this Annex B shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex B is annexed.

ANNEX C

CONDITIONS TO COMPLETING THE SPLIT-OFF

Notwithstanding any other provisions of the Agreement, MetLife shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of MetLife Common Stock, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Time shares of MetLife Common Stock at least equal to the Minimum Condition; (ii) any waiting period (and any extension thereof) applicable to the Split-Off or the Recapitalization under the HSR Act shall not have been terminated or expired prior to the Expiration Time; or (iii) at any time on or after the date of this Agreement and prior to the Acceptance Time, any of the following events shall occur and continue to exist:

(a) No Illegality or Injunctions.  There shall be any temporary, preliminary or permanent Restraints in effect preventing or prohibiting the Recapitalization, the Split-Off or, if there shall be any Excess Shares, any Additional Divestiture Transaction;

(b) Governmental Action.  There shall be instituted or pending any material Action by any Governmental Authority seeking to restrain or prohibit the Recapitalization, the Split-Off or, if there shall be any Excess Shares, any Additional Divestiture Transaction;

(c) IRS Ruling and Tax Opinion.  (i) The condition set forth in clause I.(a) of Annex A shall not continue to have been satisfied and (ii) counsel to MetLife shall not have issued the Tax Opinion in form and substance reasonably satisfactory to MetLife (which opinion RGA shall have had the opportunity to review, but not approve);

(d) Recapitalization.  The Recapitalization shall not have occurred;

(e) Form S-4.  The Form S-4 relating to the Split-Off shall not have been declared effective by the SEC or such Form S-4 shall have become subject to a stop order or proceeding seeking a stop order;

(f) NYSE Listing.  The shares of RGA Class B Common Stock to be distributed in the Split-Off shall not have been authorized for listing on the NYSE, subject to official notice of issuance;

(g) Representations and Warranties.  (i) The representations and warranties of RGA set forth in the Agreement shall not be true and correct in all material respects, as of the date of the Agreement and as of the Acceptance Time as though made at the Acceptance Time (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);

(h) Covenants.  RGA shall have failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under the Agreement;

(i) Officer’s Certificate.  RGA shall not have furnished MetLife with a certificate dated as of the Acceptance Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in items (g) and (h) of this Annex C shall not have occurred and continue to exist; or

(j) Consents and Approvals.  The Required Consents shall not have been obtained.

The foregoing conditions are for the benefit of MetLife, may be asserted by MetLife regardless of the circumstances giving rise to any such conditions and may be waived by MetLife in whole or in part at any time and from time to time, in each case, subject to the terms of the Agreement. The failure by MetLife at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex C shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex C is annexed.

Appendix B

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
REINSURANCE GROUP OF AMERICA, INCORPORATED

ARTICLE ONE

NAME

The name of the corporation (hereinafter referred to as the “Corporation”) is: Reinsurance Group of America, Incorporated.

ARTICLE TWO

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in this state is 120 South Central Ave., St. Louis, Missouri 63105. The name of its registered agent at such address is CT Corporation System.

ARTICLE THREE

CAPITAL STOCK

A. Class and Number of Shares.  The aggregate number, class and par value, if any, of shares which the Corporation shall have authority to issue is 150,000,000 shares, consisting of 140,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of which 107,700,000 shares shall be designated Class A Common Stock (“Class A Common Stock”) and 32,300,000 shares shall be designated Class B Common Stock (“Class B Common Stock” and collectively with the Class A Common Stock, the “New Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”) ($1,500,000.00 aggregate total). Immediately upon the effectiveness of these Amended and Restated Articles of Incorporation (the “Effective Time”), and without any further action on the part of the Corporation or its shareholders, each share of Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically reclassified and changed into one fully paid and nonassessable share of Class A Common Stock.

Each certificate formerly representing a share or shares of Old Common Stock shall automatically represent from and after the Effective Time, without any further action on the part of the Corporation or any holder thereof, a number of shares of Class A Common Stock equal to the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time; provided however, that if the Bylaws of the Corporation provide for the issuance of uncertificated shares, and any shares of Class A Common Stock (or any stock into which such Class A Common Stock may be converted or exchanged) are issued in uncertificated form in accordance with the Bylaws of the Corporation, then, without any further action on the part of any holder thereof, the Corporation shall cause to be sent to such holder a statement of such holdings, which statement shall include any legends that would be set forth on certificates, if such holder’s shares were represented thereby.

For clarification purposes, upon the effectiveness of a Conversion (as defined below), the aggregate number, class and par value, if any, of shares which the Corporation shall have authority to issue will be 150,000,000 shares, consisting of 140,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of stock, par value $0.01 per share (“Preferred Stock”) ($1,500,000.00 aggregate total).

B. Issuance of Preferred Stock, Rights and Preferences Thereof.  The Preferred Stock may be issued from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. Without limiting the generality of the foregoing, in the resolution or resolutions providing for the issuance of such shares of each particular series of

Preferred Stock, subject to the requirements of the laws of the State of Missouri, the Board of Directors is also expressly authorized:

(i) To fix the distinctive serial designation of the shares of the series;

(ii) To fix the consideration for which the shares of the series are to be issued;

(iii) To fix the rate or amount per annum, if any, at which the holders of the shares of the series shall be entitled to receive dividends, the dates on which and the conditions under which dividends shall be payable, whether dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends shall be cumulative;

(iv) To fix the price or prices at which, the times during which, and the other terms, if any, upon which the shares of the series may be redeemed;

(v) To fix the rights, if any, which the holders of shares of the series have in the event of dissolution or upon distribution of the assets of the Corporation;

(vi) From time to time to include additional shares of Preferred Stock which the Corporation is authorized to issue in the series;

(vii) To determine whether or not the shares of the series shall be made convertible into or exchangeable for other securities of the Corporation, including shares of the Common Stock of the Corporation or shares of any other series of the Preferred Stock of the Corporation, now or hereafter authorized, or any new class of Preferred Stock of the Corporation hereafter authorized, the price or prices or the rate or rates at which conversion or exchange may be made, and the terms and conditions upon which the conversion or exchange rate shall be exercised;

(viii) To determine if a sinking fund shall be provided for the purchase or redemption of shares of the series and, if so, to fix the terms and the amount or amounts of the sinking fund; and

(ix) To fix the other preferences and rights, privileges and restrictions applicable to the series as may be permitted law.

Notwithstanding the foregoing, the Corporation shall not issue any shares of Preferred Stock with powers, preferences or rights that adversely affect, limit or qualify the powers, preferences and rights of any class of New Common Stock unless such shares of Preferred Stock adversely affect, limit or qualify, in the same manner and on the same per share basis, the powers, preferences and rights of the other class of New Common Stock.

C. Rights of the New Common Stock.  The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be identical in all respects, except as otherwise required by law or expressly provided in this Article Three, as follows:

(i) Cash Dividends.  Subject to the rights of the holders of any outstanding series of Preferred Stock, and except as otherwise provided for herein, cash dividends may be declared and paid to the holders of New Common Stock in cash as may be declared thereon by the Board of Directors of the Corporation from time to time out of funds or other assets of the Corporation legally available therefor. If and when cash dividends on the New Common Stock are declared payable from time to time by the Board of Directors, the holders of New Common Stock shall be entitled to share equally, on a per share basis, in all such dividends.

(ii) Dividends or Distributions of New Common Stock.  Subject to the rights of the holders of any outstanding series of Preferred Stock, and except as otherwise provided for herein, the holders of New Common Stock shall be entitled to receive such dividends and other distributions in New Common Stock of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets of the Corporation legally available therefor. In the case of dividends or other distributions payable in, or reclassifications involving, New Common Stock, including distributions pursuant to stock splits or subdivisions of New Common Stock, only shares of Class A Common Stock shall be paid or distributed with respect to shares of Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to shares of Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so paid or distributed shall be equal in number on a per share basis.

(iii) Property Dividends.  Subject to the rights of the holders of any outstanding series of Preferred Stock, and except as otherwise provided for herein, dividends may be declared and paid to the holders of New Common Stock in stock of any corporation (other than New Common Stock of the Corporation) or property of the Corporation (a “property dividend”) as may be declared thereon by the Board of Directors of the Corporation from time to time out of funds or other assets of the Corporation legally available therefor. If at any time a property dividend is to be paid in rights to purchase shares of the capital stock of the Corporation (a “rights dividend”), then: (I) if the rights dividend is of rights that entitle the holder thereof to purchase shares of Class A Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Class A Common Stock (“Equivalent Class A Shares”)) or Class B Common Stock (or shares of capital stock of the Corporation having voting rights equivalent to those of the Class B Common Stock (“Equivalent Class B Shares”)) (whether initially or upon any adjustment thereunder), then only rights to acquire Class A Common Stock or Equivalent Class A Shares may be paid to holders of Class A Common Stock and only rights to acquire Class B Common Stock or Equivalent Class B Shares may be paid to holders of Class B Common Stock; and (II) if the rights dividend is of rights that entitle the holder thereof to purchase shares of capital stock of the Corporation other than Class A Common Stock (or Equivalent Class A Shares) or Class B Common Stock (or Equivalent Class B Shares) (whether initially or upon any adjustment thereunder), then the Board of Directors of the Corporation may pay such dividend of rights to the holders of Class A Common Stock and Class B Common Stock in such manner as the Board of Directors may determine. Subject to the foregoing, if and when any property dividend on the New Common Stock is declared payable from time to time by the Board of Directors, the holders thereof shall be entitled to share equally, on a per share basis, in all such dividends and other distributions.

(iv) Stock Subdivisions, Splits and Combinations.  The Corporation shall not subdivide, split, reclassify or combine stock of either class of New Common Stock without at the same time making a proportionate subdivision, split, reclassification or combination of the other class.

(v) Voting.  Voting power shall be divided between the classes of New Common Stock as follows:

(a) With respect to the election of directors, holders of Class A Common Stock and Equivalent Class A Shares together with the holders of any other class or series of stock which by its terms is entitled to vote with the Class A Common Stock in the election of directors (the Class A Common Stock and Equivalent Class A Shares, together with such other shares, the “Voting A Shares”), voting separately as a class, shall be entitled to elect that number of directors which constitutes 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) (the “Class A Directors”); provided that, if there shall be a Conversion (as defined in Section C.(viii) of Article Three), then, subject to the rights of the holders of any then outstanding shares of any other class or series of stock, and except as otherwise provided for herein, the Class A Directors shall constitute 100% of the authorized members of the Board of Directors. Each share of Class A Common Stock shall have one vote in the election of the Class A Directors. Holders of Class B Common Stock and Equivalent Class B Shares, together with the holders of shares of any other class or series of stock which, by its terms, is entitled to vote with the Class B Common Stock in the election of directors (the Class B Common Stock and Equivalent Class B Shares, together with such other shares, the “Voting B Shares”), voting separately as a class, shall be entitled to elect the remaining directors (the “Class B Directors”). Each share of Class B Common Stock shall have one vote in the election of such directors. The initial Class A Directors shall be designated by a majority of the directors of the Corporation as of the effectiveness of these Amended and Restated Articles of Incorporation, and the holders of the Voting A Shares, voting separately as a class, shall be entitled to vote for the election of such Class A Directors at the respective annual meeting(s) of shareholders in which the classes of such Class A Directors are presented to such holders for election. The initial Class B Directors shall be designated by a majority of the directors of the Corporation as of the effectiveness of these Amended and Restated Articles of Incorporation, and the

holders of the Voting B Shares, voting separately as a class, shall be entitled to vote for the election of such Class B Directors at the respective annual meeting(s) of shareholders in which the classes of such Class B Directors are presented to such holders for election. For purposes of this Section C.(v)(a) of Article Three, references to the authorized number of members of the Board of Directors shall not include any directors whom the holders of any shares of any series or class of Preferred Stock have the right to elect voting separately as one or more series or class(es). All newly created directorships resulting from an increase in the authorized number of directors shall be allocated between Class A Directors and Class B Directors such that at all times the number of Class B Directors shall be 80% of the authorized number of members of the Board of Directors (or if such 80% is not a whole number, then the nearest higher whole number) and the remaining directorships shall be Class A Directors.

(b) Subject to the last sentence of this Section C.(v)(b) of Article Three, notwithstanding anything to the contrary contained in Section C.(v)(a) of this Article Three, for so long as any person or entity or group of persons or entities acting in concert beneficially owns 15% (the “Threshold Amount”) or more of the outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such person, entity or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of Class B Common Stock that constitutes a percentage of the total number of shares of Class B Common Stock then outstanding which is equal to the greater of (i) the Threshold Amount or (ii) such person, entity or group’s Entitled Voting Percentage (such number of shares, the “Voting Cap”), and the Corporation shall disregard any such votes purported to be cast in excess of the Voting Cap. For all purposes hereof, a person, entity or group’s “Entitled Voting Percentage” at any time shall mean the lesser of (x) the percentage at such time of the then outstanding shares of Class A Common Stock beneficially owned by such person, entity or group at such time or (y) the percentage at such time of the then outstanding Class B Common Stock beneficially owned by such person, entity or group. For purposes of this Section C.(v)(b) of Article Three, a “beneficial owner” of New Common Stock includes any person or entity or group of persons or entities who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such New Common Stock within the meaning of Rule 13d-3(a)(1) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that the voting power of any share of Class B Common Stock cannot be exercised pursuant to this Section C.(v)(b) of Article Three, such share of Class B Common Stock shall not be included in the determination of the voting power of the Corporation for such purposes under these Amended and Restated Articles of Incorporation or the General and Business Corporation Law of Missouri, but shall be deemed to be present and entitled to vote for purposes of determining the presence of a quorum. This Section C.(v)(b) of Article Three shall not apply to (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act, and is not then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report).

(c) Except as otherwise specified herein, the holders of Class A Common Stock and holders of Class B Common Stock (I) shall in all matters not otherwise specified in this Section C.(v) of Article Three vote together, and not separately, as a single class (including, without limitation, with respect to increases or decreases in the authorized number of shares of any class of New Common Stock), with each share of Class A Common Stock and Class B Common Stock having one vote, and (II) shall be entitled to vote as separate classes only when required by law to do so under mandatory statutory provisions that may not be varied, modified, superseded or otherwise overridden in these Amended and Restated Articles of Incorporation.

(d) Except as set forth in this Section C.(v) of this Article Three, the holders of Class A Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class B Common Stock is issued and outstanding, and the holders of Class B Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class A Common Stock is issued and outstanding.

(vi) Merger, Consolidation or Reorganization.  The Corporation shall not enter into any reorganization, or into any merger, share exchange, consolidation or combination of the Corporation with one or more other entities (whether or not the Corporation is the surviving entity), unless each holder of an outstanding share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of consideration (including shares of stock and other securities and property (including cash)), if any, receivable upon such reorganization, merger, share exchange, consolidation or other combination by a holder of an outstanding share of Class B Common Stock, and each holder of an outstanding share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of consideration (including shares of stock and other securities and property (including cash)), if any, receivable upon such reorganization, merger, share exchange, consolidation or other combination by a holder of an outstanding share of Class A Common Stock, in each case without distinction between classes of New Common Stock; provided, however, that the Board of Directors may permit the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock to receive different kinds of shares of stock in such reorganization, merger, share, exchange, consolidation or combination if the Board of Directors determines in good faith that the only difference in such shares is the inclusion of voting rights that maintain the different voting rights of the holders of Class A Common Stock and holders of Class B Common Stock with respect to the election of the applicable percentage of the authorized number of members of the Board of Directors as described in Section C.(v)(a) of this Article Three.

(vii) Dissolution.  In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of the Class A Common Stock and the holders of Class B Common Stock on an equal per share basis, without distinction between classes. For purposes of this Section C.(vii) of this Article Three, the voluntary sale, lease, or exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions (for cash, property, shares or other securities or other obligations of the Corporation or the surviving or new corporation or entity), of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other constituent corporations or entities (whether or not the Corporation is the entity surviving such consolidation or merger) shall not be deemed to be a dissolution, liquidation or winding-up, whether voluntary or involuntary.

(viii) Conversion Upon the Occurrence of Certain Events.

(a) Each share of Class B Common Stock shall be converted into one share of Class A Common Stock (“Conversion”) if and only if the Corporation’s Board of Directors determines to submit to the shareholders of the Corporation, at a duly called meeting of shareholders, a proposal to effect such conversion, and such proposal receives the affirmative vote of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and present in person or by proxy at the meeting, each voting separately as a class; provided that, at such meeting of shareholders, every holder of New Common Stock shall be entitled to one vote in person or by proxy for each share of New Common Stock standing in his or her name on the transfer books of the Corporation; and provided further, that such conversion shall be effective on the effective date set forth in such proposal.

(b) In the event of a Conversion, certificates that formerly represented outstanding shares of Class B Common Stock shall thereafter be deemed to represent an equal number of shares of

Class A Common Stock, and all authorized shares of Class A Common Stock and Class B Common Stock shall consist of only Common Stock.

(c) The Corporation will provide notice of any Conversion to holders of record of New Common Stock as soon as practicable following such Conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice prior to such Conversion. Such notice shall be provided by mailing notice of such Conversion, first class postage prepaid, to each holder of record of the New Common Stock, at such holder’s address as it appears on the transfer books of the Corporation; provided, however, that neither the failure to give such notice nor any defect therein shall affect the validity of the Conversion. Each notice shall state, as appropriate, the following:

(I) the effective date of the Conversion;

(II) that all outstanding shares of Class B Common Stock are converted into Class A Common Stock;

(III) the place or places at which certificates for such shares of Class B Common Stock are to be surrendered for certificates for an equivalent number of shares of Class A Common Stock; and

(IV) that no dividends will be declared on the shares of Class B Common Stock after such Conversion.

(d) Immediately upon such Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issued upon such Conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such Conversion and unpaid as of the time of such Conversion, subject to Section C.(viii)(e) of this Article Three.

(e) Upon any Conversion, any dividend in the form of Class B Common Stock for which the record date or payment date which may have been declared on the shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend which shall have been declared on such shares payable in shares of Class B Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.

(f) [Reserved]

(g) The Corporation shall not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on the Conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(h) The Board of Directors shall have the power to authorize the Corporation to purchase or otherwise acquire from time to time shares of any series or class of stock herein or hereafter authorized from such persons, firms, associations or corporations, in such manner and on such terms and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another series or class, and as otherwise permitted by law.

(i) The Board of Directors shall have the power to authorize the Corporation to issue and sell all or any part of any series or class of stock herein or hereafter authorized, from time to time, and at such time or times, in such amounts and manner to such persons, firms, associations or corporations, and for such consideration, whether in cash, property or otherwise, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another series or class, and as otherwise permitted by law.

D. Interpretation.  For purposes of these Amended and Restated Articles of Incorporation, for so long as shares of the Class B Common Stock are outstanding, all references in Article Six and Article Nine to “Common Stock” shall be interpreted as references to New Common Stock, and at such time as a deemed restatement of these Amended and Restated Articles of Incorporation shall have occurred pursuant to Section E of this Article Three, as references to “Common Stock.”

E. Deemed Restatement of Articles of Incorporation following a Conversion.

(i) Following the effectiveness of any Conversion, each of Sections C, D and F and this paragraph (i) of this Section E of this Article Three shall be deemed to be deleted in its entirety from this Article Three (except for subclauses C.(viii)(d) and (e) hereof to the extent that any dividends on the Class B Common Stock shall have been declared but not paid) automatically and without further action by the shareholders or the Corporation, with appropriate renumbering of the remaining sections hereof, and all references to Class B Common Stock in these Amended and Restated Articles of Incorporation shall be references to the New Common Stock, which thereafter shall be designated and referred to as the “Common Stock” of the Corporation and the provisions of clause C.(v) of this Article Three shall have no further force or effect. Unless prohibited by the Missouri General and Business Corporation Law, the Corporation may restate these Amended and Restated Articles of Incorporation in their entirety to give effect to this provision, and any such restatement need not include this clause (i) of Paragraph E and may renumber and/or appropriately relocate paragraph E.(ii) within this Article Three.

(ii) Subject to the rights of the holders of Preferred Stock, following the effectiveness of any Conversion, the holders of the Common Stock, voting as a class, shall be entitled to elect all members of the Board of Directors.

F. Amendment to this Article Three.  Except as otherwise provided by law, and subject to any rights of the holders of Preferred Stock, the affirmative vote of the holders of at least a majority of the then outstanding shares of Class A Common Stock and the Class B Common Stock, voting together as a single class, shall be required to amend, alter, change or repeal the provisions of this Article Three; provided, however, that with respect to any proposed amendment which would amend, alter, change or repeal the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock so as to affect them adversely, the affirmative vote of the holders of at least a majority of the outstanding shares of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the affirmative vote of the holders of at least a majority of the Class A Common Stock and Class B Common Stock, voting together as a single class as provided above.

ARTICLE FOUR

ADDITIONAL PROVISIONS REGARDING
CERTAIN SHAREHOLDER RIGHTS

A. Preemptive Rights.  All preemptive rights of shareholders are hereby denied, so that no stock or other security of the Corporation shall carry with it and no holder or owner of any share or shares of stock or other security or securities of the Corporation shall have any preferential or preemptive right to acquire additional shares of stock or any other security of the Corporation.

B. Cumulative Voting.  All cumulative voting rights are hereby denied, so that none of the Common Stock, the Preferred Stock or any other security of the Corporation shall carry with it and no holder or owner of any Common Stock, Preferred Stock or any other security shall have any right to cumulative voting in the election of directors or for any other purpose.

ARTICLE FIVE

INCORPORATOR

The name and place of residence of the incorporator is:

Donna J. Holsten
6140 Wanda
St. Louis, Missouri 63116

ARTICLE SIX

DIRECTORS

A. Number and Classes of Directors.  The number of directors to constitute the Board of Directors of the Corporation is ten. Thereafter, the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the mode of such classification to be provided for in the Bylaws of the Corporation. Directors other than certain Directors elected to the initial Board of Directors shall be elected to hold office for a term of three years, with the term of office of one class expiring each year. As used in these Articles of Incorporation, the term “entire Board of Directors” means the total number of Directors fixed by, or in accordance with, these Articles of Incorporation or the Bylaws of the Corporation.

B. Removal of Directors.  Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, (1) any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his term of office only for cause and only by the affirmative vote of the holders of record of outstanding shares representing at least 85% of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class at a special meeting of shareholders called expressly for that purpose (such vote being in addition to any required class or other vote); and (2) any Director may be removed from office by the affirmative vote of a majority of the entire Board of Directors at any time prior to the expiration of his term of office, as provided by law, in the event that the Director fails to meet any qualifications stated in the Bylaws for election as a Director or in the event that the Director is in breach of any agreement between the Director and the Corporation relating to the Director’s service as a Director or employee of the Corporation.

C. Nominations.  Subject to the rights, if any, of holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, nominations for the election of Directors may be made by the affirmative vote of a majority of the entire Board of Directors or by any shareholder of record entitled to vote generally in the election of Directors. Any shareholder who otherwise desires to nominate one or more persons for election as a Director at any meeting of shareholders held at any time may do so only if the shareholder has delivered timely notice of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, such notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which the notice of the date of meeting was mailed or public disclosure was made, whichever occurs first. A shareholder’s notice to the Secretary shall set forth: (1) the name and address of record of the shareholder who intends to make the nomination; (2) a representation that the shareholder is a holder of record of shares of capital stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice; (4) the name, age, business and residential address, and principal occupation or employment of each proposed nominee; (5) the class and number of shares of capital stock that are beneficially owned by such nominee on the date of such notice; (6) a description of all arrangements or understandings between the shareholder and each nominee and the name of any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; (7) any other information regarding each proposed nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange

Commission; and (8) the written consent of each proposed nominee to being named as a nominee in the proxy statement and to serve as a Director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish any other information it may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should make that determination, he shall so declare at the meeting and the defective nomination shall be disregarded.

D. Vacancies.  Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors which occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including vacancies which occur by reason of an increase in the number of Directors, shall be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office (although less than a quorum).

ARTICLE SEVEN

DURATION

The duration of the Corporation is perpetual.

ARTICLE EIGHT

PURPOSES

The Corporation is formed for the following purposes:

1. To purchase, take, receive, subscribe or otherwise acquire, own, hold, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of, and otherwise deal in and with the shares or other interests in, or obligations of, other domestic and foreign corporations, associations, partnerships or individuals;

2. To be a general or limited partner in any general or limited partnership;

3. To take such actions and transact such other business as are incidental to and connected with the purposes set forth above; and

4. To do anything permitted of corporations pursuant to the provisions of The General and Business Corporation Law of Missouri, as amended from time to time.

ARTICLE NINE

SHAREHOLDERS’ MEETINGS

A. Special Meetings.  A special meeting of the shareholders may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors or by the Chairman of the Board of Directors or the President. Only such business shall be conducted, and only such proposals shall be acted upon, as are specified in the call of any special meeting of shareholders.

B. Annual Meetings.  At any annual meeting of shareholders only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before the meeting by the Board of Directors or by a shareholder of record entitled to vote at such meeting. For a proposal to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the earlier of (1) the day on which notice of the date of the annual meeting was mailed or (2) the day on which public disclosure was made. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting this business at the annual meeting; (b) the name and address of record of the shareholder proposing the business and any other shareholders known by such shareholder to be supporting the proposal; (c) the class and number of shares of the capital stock which are beneficially owned by the shareholder on the date of the shareholder notice and by any other shareholders known by such shareholder to be supporting the proposal on the date of the shareholder notice; and (d) any material interest of the shareholder in the proposal.

The Board of Directors may reject any shareholder proposal submitted for consideration at the annual meeting which is not made in accordance with the terms of this Article Nine or which is not a proper subject for shareholder action in accordance with provisions of applicable law. Alternatively, if the Board of Directors fails to consider the validity of any shareholder proposal, the presiding officer of the annual meeting may, if the facts warrant, determine and declare at the annual meeting that the shareholder proposal was not made in accordance with the terms of this Article Nine and, if he should make that determination, he shall so declare at the meeting and the business or proposal shall not be acted upon. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at the meeting unless stated, filed and received as herein provided.

C. Action by Written Consent.  Any action required or permitted to be taken by the shareholders of the Corporation may, if otherwise allowed by law, be taken without a meeting of shareholders only if consents in writing, setting forth the action so taken, are signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE TEN

AMENDMENT OF BYLAWS

The Bylaws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the Bylaws as they exist from time to time may be adopted, only by the majority of the entire Board of Directors.

ARTICLE ELEVEN

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on the shareholders, directors and officers of the Corporation are subject to this reserved power; provided, that (in addition to any required class or other vote) the affirmative vote of the holders of record of outstanding shares representing at least 85% of all of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, Articles Four, Six, Nine, Ten, Twelve, or this Article Eleven of these Articles of Incorporation.

ARTICLE TWELVE

INDEMNIFICATION AND RELATED MATTERS

A. Actions Involving Directors and Officers.  The Corporation shall indemnify each person (other than a party plaintiff suing on his own behalf or in the right of the Corporation) who at any time is serving or has served as a director or officer of the Corporation against any claim, liability or expense incurred as a result of this service, or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

B. Actions Involving Employees or Agents.

1. The Corporation may, if it deems appropriate and as may be permitted by this Article, indemnify any person (other than a party plaintiff suing on his own behalf or in right of the Corporation) who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding.

2. To the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section B (1) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the action, suit or preceding.

C. Determination of Right to Indemnification in Certain Circumstances.  Any indemnification required under Section A of this Article or authorized by the Corporation in a specific case pursuant to Section B of this Article (unless ordered by a court) shall be made by the Corporation unless a determination is made reasonably and promptly that indemnification of the director, officer, employee or agent is not proper under the circumstances because he has not met the applicable standard of conduct set forth in or established pursuant to this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

D. Advance Payment of Expenses.  Expenses incurred by a person who is or was a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of an action, suit or proceeding, and expenses incurred by a person who is or was an employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by or at the direction of the Board of Directors, in either case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in or pursuant to this Article.

E. Not Exclusive Right.  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, whether under the Bylaws of the Corporation or any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

F. Indemnification Agreements Authorized.  Without limiting the other provisions of this Article, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any director, officer, employee or agent of the Corporation providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with other directors.

G. Standard of Conduct.  Except as may otherwise be permitted by law, no person shall be indemnified pursuant to this Article (including without limitation pursuant to any agreement entered into pursuant to Section F of this Article) from or on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Corporation may (but need not) adopt a more restrictive standard of conduct with respect to the indemnification of any employee or agent of the Corporation.

H. Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf or at the request of the Corporation against any claim, liability or expense asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

I. Certain Definitions.  For the purposes of this Article:

1. Any director or officer of the Corporation who shall serve as a director, officer or employee of any other corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of either the outstanding equity interests or the outstanding voting stock (or comparable interests), shall be deemed to be so serving at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a shareholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.

2. References to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

3. The term “other enterprise” shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term “serving at the request of the corporation” shall include, without limitation, any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, a director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have satisfied any standard of care required by or pursuant to this Article in connection with such plan; the term “fines” shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and shall also include any damages (including treble damages) and any other civil penalties.

J. Survival.  Any indemnification rights provided pursuant to this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any other provision in these Articles of Incorporation, any indemnification rights arising under or granted pursuant to this Article shall survive amendment or repeal of this Article with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such indemnification rights are given shall be entitled to rely upon such indemnification rights with respect to such acts or omissions as a binding contract with the Corporation.

K. Liability of the Directors.  It is the intention of the Corporation to limit the liability of the directors of the Corporation, in their capacity as such, whether to the Corporation, its shareholders or otherwise, to the fullest extent permitted by law. Consequently, should The General and Business Corporation Law of Missouri or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the Corporation shall be so eliminated or limited without the need for amendment of these Articles or further action on the part of the shareholders of the Corporation.

ARTICLE THIRTEEN

EXCULPATION

The liability of the Corporation’s directors to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law. Any repeal or modification of this Article Thirteen by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE FOURTEEN

FIVE PERCENT OWNERSHIP

A. In order to preserve the Tax Benefits to which the Corporation or any direct or indirect subsidiary thereof is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”) and the Treasury Regulations promulgated thereunder, the Corporation Securities shall be subject to the following restrictions:

(i) Certain Definitions.  For purposes of this Article Fourteen, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

(a) “5% Transaction” means any Transfer or purported Transfer of Corporation Securities described in Section A.(ii) of this Article Fourteen, which Transfer is prohibited and/or void under the provisions of such Section A.(ii) of this Article Fourteen.

(b) “Additional Split-Off” has the meaning set forth in the Recapitalization and Distribution Agreement.

(c) “Agent” means any agent designated by the Board of Directors of the Corporation pursuant to Section B.(ii) of this Article Fourteen.

(d) “Corporation Securities” means (I) shares of New Common Stock, (II) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (III) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock (other than preferred stock described in Section 1504(a)(4) of the Code) of the Corporation, and (IV) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(e) “Debt Exchange” has the meaning set forth in the Recapitalization and Distribution Agreement.

(f) “Excess Securities” has the meaning set forth in subsection B.(i) of this Article Fourteen.

(g) “End Date” has the meaning set forth in the Recapitalization and Distribution Agreement.

(h) “Five-Percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

(i) “MetLife” means MetLife, Inc., a Delaware corporation.

(j) “Percentage Stock Ownership” means the percentage stock ownership interest as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).

(k) “Permitted Transfer” means a Transfer of Corporation Securities (A) after the Restriction Release Date, (B) pursuant to any (1) merger, consolidation or similar transaction approved in advance by the Board of Directors or (2) tender or exchange offer made pursuant to the applicable rules and regulations of the Exchange Act, for any or all outstanding New Common Stock in which a majority of each class of the outstanding New Common Stock has been validly tendered and not withdrawn and in which offer the offeror or an affiliate thereof has committed to consummate a merger with the Corporation in which all of the New Common Stock not so acquired in such offer is (subject to any applicable dissenters’ rights) converted into the same type and amount of consideration paid for New Common Stock accepted in such tender or exchange offer, (C) pursuant to the exercise of any option or warrant outstanding on the effective date of these Amended and Restated Articles of Incorporation to purchase Corporation Securities from the Corporation, (D) pursuant to the Split-Off or any Additional Split-Off or any Public Debt Exchange, (E) any issuance of Corporation Securities by the Corporation or any of its subsidiaries, or (F) pursuant to any Private Debt Exchange, the Transfer from MetLife of Class B Common Stock to its immediate transferees, but not to the transferees of such immediate transferees.

(l) “Person” shall mean any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation § 1.382-3(a)(1), or otherwise and shall include any successor (by merger or otherwise) of any such entity.

(m) “Private Debt Exchange” has the meaning set forth in the Recapitalization and Distribution Agreement.

(n) “Prohibited Distribution” has the meaning set forth in subsection B.(ii) of this Article Fourteen.

(o) “Public Debt Exchange” has the meaning set forth in the Recapitalization and Distribution Agreement.

(p) “Purported Transferee” has the meaning set forth in subsection B.(i) of this Article Fourteen.

(q) “Prohibited Transfer” means any 5% Transaction (other than a Permitted Transfer).

(r) “Recapitalization and Distribution Agreement” means the Recapitalization and Distribution Agreement, dated as of June [  ], 2008, by and between the Corporation and MetLife, as it may be amended from time to time.

(s) “Restriction Release Date” means the earlier of (x) [date that is 36 months and one day from the effective date of Articles Amendment], or (y) such other date as the Board of Directors may determine in good faith that this Article Fourteen is no longer in the best interests of the Corporation and its shareholders.

(t) “Section 382” means Section 382 of the Code, or any comparable successor provision.

(u) “Split-Off” has the meaning set forth in the Recapitalization and Distribution Agreement.

(v) “Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

(w) “Transfer” means any direct or indirect sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition, whether voluntary or involuntary, and whether by operation of law or otherwise, by any Person other than the Corporation. A Transfer also shall include the creation or grant of an option, warrant or right (including an option within the meaning of Treasury Regulation Section 1.382-4(d)(9)) by any Person other than the Corporation, but only if such option, warrant or right would be deemed exercised pursuant to Treasury Regulation Section 1.382-4(d)(2)(i).

(ii) Transfer Restrictions.  Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, that is not a Permitted Transfer shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such Corporation Securities to the Purported Transferee to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder other than by reason of Treasury Regulation Section 1.382-2T(j)(3)(i), or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased.

(iii) The restrictions set forth in Section A.(ii) of this Article Fourteen shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof. In considering whether to approve any such transfer, the Board of Directors may take into account both the proposed Transfer and potential future Transfers. The Board of Directors may exercise the authority granted by this Section A(iii) of this Article Fourteen through duly authorized officers or agents of the Corporation.

(iv) Each certificate representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain the legend set forth below, evidencing the restrictions set forth in this Section A of this Article Fourteen and Sections B and C of this Article Fourteen:

“The transfer of securities represented by this certificate is (and other securities of the Corporation may be) subject to restriction pursuant to Article Fourteen of the Corporation’s Amended and Restated Articles of Incorporation. The Corporation will furnish a copy of its Amended and Restated Articles of Incorporation setting forth the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to the holder of record of this Certificate without charge upon written request addressed to the Corporation at its principal place of business.”

With respect to any shares of Corporation Securities that are not evidenced by a certificate, but are uncertificated securities, the foregoing legend shall be set forth in the initial statement of holdings.

B. Treatment of Excess Securities.

(i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, such Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities or to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any; provided, however, that the Transferor of such Excess Securities shall not be required to disgorge, and shall be permitted to retain for its own account, any proceeds of such Transfer, and shall have no further rights, responsibilities, obligations or liabilities with respect to such Excess Securities, if such Transfer was a Prohibited Transfer. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section B of this Article Fourteen shall also be a Prohibited Transfer.

(ii) If the Corporation determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to the Agent designated by the Board of Directors. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s length transactions (over the New York Stock Exchange or other national securities exchange, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific timeframe if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section B.(iii) of this Article Fourteen if the Agent rather than the Purported Transferee had resold the Excess Securities. Disposition of Excess Securities by the Agent pursuant to this Section B.(ii) of this Article Fourteen shall be deemed to occur simultaneously with the Prohibited Transfer to which the Excess Securities relate.

(iii) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (x) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (y) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value of the Excess Securities (1) calculated on the basis of the closing market price for the Corporation Securities on the New York Stock Exchange, or such other national securities exchange on which the Corporation Securities are then listed or admitted to trading, on the day before the Prohibited Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any national securities exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by NASDAQ or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, at the time of the Prohibited Transfer to the Purported Transferee), which amount (or fair market value) shall be determined by the Board of Directors in its discretion; and (z) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 5% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (y) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section B of this Article Fourteen inure to the benefit of the Corporation.

(iv) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 days from the date on which the Corporation makes a written demand pursuant to Section B.(ii) of this Article Fourteen, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(v) The Corporation shall make the written demand described in Section B.(ii) of this Article Fourteen within 30 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of Sections A and B of this Article Fourteen shall apply nonetheless.

(vi) Anything herein to the contrary notwithstanding, the Agent shall not act or be treated as acting as an agent for or on behalf of the Purported Transferee or for or on behalf of the Corporation and shall have no right to bind any of them, in contract or otherwise, but shall act only to carry out the ministerial functions assigned to it in this Section B of this Article Fourteen.

C. Board Authority.  The Board of Directors shall have the power to determine all matters necessary for assessing compliance with Sections A and B of this Article Fourteen, including, without limitation, (i) the identification of any Five-Percent Shareholder, (ii) whether a Transfer is a 5% Transaction, a Prohibited Transfer or a Permitted Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (iv) whether an instrument constitutes Corporation Securities, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section B.(iii) of this Article Fourteen, and (vi) any other matters which the Board of Directors determines to be relevant; and the good-faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of Sections A and B of this Article Fourteen. Nothing contained herein shall limit the authority of the Board of Directors to take such other action, in its discretion, to the extent permitted by law as it deems necessary or advisable to protect the Corporation, any direct or indirect subsidiary thereof and the interests of the holders of the Corporation’s securities in preserving the Tax Benefit. Without limiting the generality of the foregoing, in the event of a change in law or Treasury Regulations making one or more of the following actions necessary or desirable, the Board of Directors may (i) accelerate the Restriction Release Date, (ii) modify the specific application of the Transfer restrictions set forth in Section A.(ii) of this Article Fourteen, or (iii) modify the definitions of any terms set forth in this Article Fourteen; provided that (1) the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or advisable to preserve the Tax Benefit under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefit; and (2) no such modification shall limit or restrict the scope of clauses (D) or (F) of the definition of “Permitted Transfer” in Section A(i)(k) of this Article Fourteen prior to the End Date (as defined in the Recapitalization and Distribution Agreement).

D. Miscellaneous.  Any provision in this Article Fourteen which is judicially determined to be prohibited, invalid or otherwise unenforceable (whether on its face or as applied to a particular shareholder, transferee or Transfer) under the laws of the State of Missouri shall be ineffective to the extent of such prohibition, invalidity or unenforceability without prohibiting, invalidating or rendering unenforceable the remaining provisions of this Article Fourteen and of these Amended and Restated Articles of Incorporation, which shall be thereafter interpreted as if the prohibited, invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with preserving the Corporation’s use of the Tax Benefits without any Section 382 limitation.

Appendix C

REINSURANCE GROUP OF AMERICA, INCORPORATED

AMENDED AND RESTATED BYLAWS
EFFECTIVE AS OF          , 2008

ARTICLE I.

OFFICES

The Corporation may have such corporate offices either in or outside of Missouri, as the Board of Directors may from time to time appoint, or as the business of the Corporation may require. The “principal” office may be designated by the Board of Directors but the location of the Corporation in Missouri shall for all purposes be deemed to be in the city or county in which the “registered” office is maintained. The registered office shall be determined from time to time by the Board of Directors and its identity put on file with the appropriate office of the State of Missouri.

ARTICLE II.

SHAREHOLDERS

Section 1.  Annual Meeting.  The annual meeting of the shareholders shall be held on the fourth Wednesday in May in each year, if not a legal holiday, and if a legal holiday, then on the next day not a legal holiday. The day fixed for the annual meeting may be changed in any year, by resolution of the Board of Directors, to another day, not a legal holiday, that the Board of Directors deems appropriate, but this power is subject to applicable limitations of law. At this meeting members of the Board of Directors shall be elected to succeed those whose terms are then expiring and such other business shall be transacted as may properly be brought before the meeting.

Section 2.  Special Meetings.  Special meetings of the shareholders, unless otherwise prescribed by statute or by the Articles of Incorporation, may only be called by the Chairman of the Board of Directors or by the President or by a majority of the entire number of the Board of Directors. The person or persons requesting a special meeting of the shareholders shall deliver to the Secretary of the Corporation a written request stating the purpose of the proposed meeting. Upon such request, subject to any requirements or limitations imposed by the Corporation’s Articles of Incorporation, by these Bylaws, or by law, it shall be the duty of the Secretary to call a special meeting of the shareholders, to be held at such time as is specified in the request.

Section 3.  Place and Hour of Meeting.  Every meeting of the shareholders, whether an annual or special meeting, shall be held at 2:00 p.m. central standard time at the principal office of the Corporation or at such other place or time as is specified by proper notice from the Board of Directors and shall continue until declared adjourned by a vote of the shareholders present or by the presiding officer.

Section 4.  Notice of Meeting.  Written or printed notice of each meeting of shareholders stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 70 days before the date of the meeting either personally, by mail, by facsimile or by electronic transmission, by or at the direction of the President, or the Secretary, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. If given by facsimile or by electronic transmission, such notice shall be deemed to be delivered when transmitted. Attendance of a shareholder at any meeting shall constitute waiver of notice of that meeting except when a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given, whether by a form of electronic transmission or otherwise, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

For purposes of these Bylaws, written notice shall include, but not be limited to, notice by “electronic transmission,” which shall mean any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval and reproduction of information by the recipient.

Section 5.  Quorum; Adjournment; Postponement.  Except as otherwise required by law, the Articles of Incorporation or these Bylaws, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. The shareholders present at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of such number of shareholders as to reduce the remaining shareholders to less than a quorum.

Whether or not a quorum is present, the presiding officer of the meeting or shareholders holding at least a majority of the outstanding shares represented at a meeting shall have the power, except as otherwise provided by statute, successively to adjourn the meeting to such time and place as they may determine, to a specified date not longer than ninety days after such adjournment without further notice, if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally set forth. If the adjournment is for more than ninety days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the place, date and time of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

A shareholder’s meeting may be postponed by resolution of the Board of Directors to a specified date up to a date ninety days after such postponement or to another place, provided notice of the place, date and time of the postponed meeting, which may be made by public notice, is given to each shareholder of record entitled to vote at the meeting prior to the date previously scheduled for the meeting.

For purposes of these Bylaws, “adjournment” means a delay in the date, which may also be combined with a change in the place, of a meeting after the meeting has been convened; “postponement” means a delay in the date, which may be combined with a change in the place, of the meeting before it has been convened, but after the time and place thereof have been set forth in a notice delivered or given to shareholders; and public notice shall be deemed to have been given if a public announcement is made by press release reported by a national news service or in a publicly available document filed with the Securities and Exchange Commission (“SEC”).

Section 6.  List of Shareholders Entitled to Vote.  At least ten days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting shall be prepared and arranged in alphabetical order with the address of each shareholder and the number of shares held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting, and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Missouri, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of the shareholders. Failure to comply with the above requirements in respect of lists of shareholders shall not affect the validity of any action taken at such meeting.

Section 7.  Proxies.  At all meetings of shareholders, a shareholder may vote in person or by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Without limiting the manner in which a shareholder may authorize a person to act for the shareholder as proxy, the following shall constitute a valid means by which a shareholder may grant such authority:

(1) A shareholder or the shareholder’s duly authorized attorney-in-fact may execute a writing authorizing another person to act for the shareholder as proxy. Execution may be accomplished by the shareholder or duly authorized attorney-in-fact signing such writing or causing the shareholder’s signature to be affixed to such writing by any reasonable means, including, but not limited to, facsimile signature.

(2) A shareholder may authorize another person to act for the shareholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, facsimile or other means of electronic transmission, or by telephone, to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, facsimile or other means of electronic transmission, or telephonic transmission, shall either set forth or be submitted with information from which it can be determined that the telegram, cablegram, facsimile or other electronic transmission, or telephonic transmission, was authorized by the shareholder. If it is determined that such telegrams, cablegrams, facsimiles or other electronic transmissions, or telephonic transmissions, are valid, the inspectors or, if there are no inspectors, such other persons making such determination shall specify the information upon which they relied.

Section 8.  Voting of Shares.  Subject to the rights of any holders of the Class B Common Stock and the preferred stock as set forth in the Articles of Incorporation of the Corporation, as amended from time to time, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

Provided a quorum is present, the affirmative vote of a majority of the shares represented at a meeting and entitled to vote shall be the act of the shareholders unless the vote of a greater number of shares is required by the Corporation’s Articles of Incorporation, by these Bylaws, or by law.

Section 9.  Voting of Shares by Certain Holders.  Shares standing in the name of another corporation may be voted by such officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

Shares held by an administrator, executor, guardian, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Shares of its own stock held by the Corporation, and unissued shares, shall not be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting. Shares owned by a subsidiary of the Corporation shall likewise not be voted or counted in determining the number of shares outstanding.

Section 10.  Informal Action by Shareholders.  Unless otherwise prescribed by the Corporation’s Articles of Incorporation, any action which is required or allowed to be taken at a meeting of the shareholders, may be taken without a meeting only if consents or approvals in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Section 11.  Advance Notice of Nominations and Shareholder Proposals.

(1) Only such persons who are nominated in accordance with the procedures set forth in Section C of Article Six of the Articles of Incorporation shall be eligible to serve as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in Section B of Article Nine of the Articles of Incorporation. The Board of Directors may reject any nomination or shareholder proposal submitted for consideration at any meeting of shareholders which is not made in accordance with the provisions of the Articles of Incorporation or which is not a proper subject for shareholder action in accordance with provisions of applicable law.

Alternatively, if the Board of Directors fails to consider the validity of any nomination or shareholder proposal, the presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the requirements set forth in the Articles of Incorporation and is a proper subject for shareholder action in accordance with provisions of applicable law and, if any proposed nomination or business is not in compliance with the Articles of Incorporation or not a proper subject for shareholder action, to declare that such defective nomination or proposal be disregarded. The presiding officer of the meeting shall have sole, absolute and complete authority and discretion to decide questions of compliance with the foregoing procedures, and his or her ruling thereon shall be final and conclusive. This provision shall not prevent the consideration and approval or disapproval at the meeting of reports of officers, Directors and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at the meeting unless stated, submitted and received as herein provided.

(2) Notwithstanding the provisions of Section C of Article Six or Section B of Article Nine of the Articles of Incorporation or the foregoing provisions of this Section 11 of Article II, if the shareholder (or a qualified representative of the shareholder) does not appear at the applicable meeting of shareholders of the Corporation to present such nomination or propose such business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(3) Notwithstanding the provisions of Section C of Article Six or Section B of Article Nine of the Articles of Incorporation or the foregoing provisions of this Section 11 of Article II, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11 of Article II. Nothing in Section C of Article Six or Section B of Article Nine of the Articles of Incorporation or this Section 11 of Article II shall be deemed to affect any rights of shareholders to request inclusion of proposals in, or the Corporation’s right to omit proposals from, the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any successor provision. The provisions of Section C of Article Six or Section B of Article Nine of the Articles of Incorporation shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) under the Exchange Act or any successor provision.

Section 12  Organization.

(a) Meetings of shareholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence by a chairman of the meeting, which chairman must be an Officer or Director of the Corporation and must be designated as chairman of the meeting by the Board of Directors. The Secretary, or in his or her absence an Assistant Secretary, or in his or her absence a person whom the person presiding over the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem appropriate. Subject to such rules and regulations of the Board, if any, the person presiding over the meeting shall have the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the person presiding over the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the person presiding over the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the voting or balloting, as applicable, including, without limitation, matters which are to be voted on by ballot, if any. The presiding officer of the meeting shall have sole, absolute and complete authority and discretion to decide questions of compliance with the foregoing procedures, and his or her ruling thereon shall be final and conclusive. The person presiding over the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the person presiding over the meeting should so determine and declare, any such matter or business shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE III.

BOARD OF DIRECTORS

Section 1.  General Powers.  The business and affairs of the Corporation shall be managed by its Board of Directors.

Section 2.  Number and Tenure.  The number of Directors of the Corporation shall consist of such number of Directors as the Board of Directors may from time to time determine; provided, however, that in no event shall the number of Directors be less than three; provided further, that except as otherwise specified in the Corporation’s Articles of Incorporation, the number of Directors may be amended by affirmative vote of a majority of the Board of Directors from time to time. The Board of Directors shall be divided into three classes, as nearly equal in number as possible. In the event of any increase in the number of Directors, any additional Directors shall be added to such classes as may be necessary so that all classes shall be as nearly equal in number as possible. In the event of any decrease in the number of Directors, all classes of Directors shall be decreased as nearly equally as may be possible. No reduction in the number of Directors shall affect the term of office of any incumbent Director. Subject to the foregoing, the Board of Directors shall determine the class or classes to which any additional Directors shall be added and the class or classes which shall be decreased in the event of any decrease in the number of Directors. At each annual meeting, Directors shall be elected to hold office for a term of three years, and at each annual meeting of shareholders, the successors to the class of Directors whose terms shall then expire shall be elected for a term expiring at the third succeeding annual meeting after that election. Notwithstanding the foregoing, each Director shall hold office until his successor shall have been elected and qualified or, in the case of a Director elected by the Board to increase the number of Directors as provided in Section 13 below, until the next annual meeting of the shareholders.

Section 3.  Qualifications.  No person shall be qualified to be elected and to hold office as a Director if such person is determined by a majority of the entire Board of Directors to have acted in a manner contrary to the best interests of the Corporation, including, but not limited to, the violation of federal or state law, maintenance of interests not properly authorized and in conflict with the interests of the Corporation or breach of any agreement between that Director and the Corporation relating to his or her services as a Director, employee, or agent of the Corporation. A Director need not be a resident of the State of Missouri or a shareholder.

Section 4.  Directors Emeritus and Advisory Directors.  The Board of Directors may from time to time create one or more positions of Director Emeritus and Advisory Director, and may fill such position or positions for such terms as the Board of Directors deems proper. Each Director Emeritus and Advisory Director shall, upon the invitation of the Board of Directors, have the privilege of attending meetings of the Board of Directors but shall do so solely as an observer. Notice of meetings of the Board of Directors to a Director Emeritus or Advisory Director shall not be required under any applicable law, the Articles of Incorporation, or these Bylaws. Each Director Emeritus and Advisory Director shall be entitled to receive such compensation as may be fixed from time to time by the Board of Directors. No Director Emeritus or Advisory Director shall be entitled to vote on any business coming before the Board of Directors, nor shall he or she be counted as members of the Board of Directors for the purpose of determining the number of Directors necessary to constitute a quorum, for the purpose of determining whether a quorum is present, or for any other purpose whatsoever. In the case of a Director Emeritus or Advisory Director, the occurrence of any event which in the case of a Director would create a vacancy on the Board of Directors, shall be deemed to create a vacancy in such position; but the Board of Directors may declare the position terminated until such time as the Board of Directors shall again deem it proper to create and to fill the position.

Section 5.  Regular Meetings.  The Board of Directors may provide, by resolution naming the time and place, for the holding of regular meetings, within or without the State of Missouri, without other notice than such resolution. Any business may be transacted at a regular meeting.

Section 6.  Special Meetings.  Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the President, or any two Directors. Any such special meeting shall be held at the place set out in the resolution for regular meetings or at the registered office of the corporation in Missouri if no such regular meeting place has been set or at such other place, within or without the State of Missouri, as may be specified in the notice of such special meeting.

Section 7.  Conduct of Meetings.  Directors may participate in any meeting of the Board of Directors, or of any committee of the Board of Directors, by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.

Section 8.  Notice.  Notice of any special meeting shall be given at least twenty-four hours previously thereto by written, oral, facsimile or electronic means. If mailed, such notice shall be deemed to be delivered five days after such notice is deposited in the United States mail, so addressed, with postage thereon prepaid. If personally delivered or given orally, such notice shall be deemed delivered when so delivered or communicated. If given by facsimile or by electronic transmission, such notice shall be deemed to be delivered when transmitted to the last known number or address furnished by the Director. Any Director may waive notice of any meeting as to himself. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 9.  Quorum.  A majority of the number of Directors in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time. If the meeting is adjourned for more than twenty-four (24) hours, notice of the time and place of the adjourned meeting shall be given to the directors who were not present at the time of the adjournment.

Section 10.  Manner of Acting.  The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by the Corporation’s Articles of Incorporation, by these Bylaws, or by law.

Section 11.  Action Without a Meeting.  Any action that may be taken by the Board of Directors at a meeting may be taken without a meeting, provided that all of the Directors sign consents setting forth the action so taken. The written consents shall be filed with the minutes of the meetings of the Board of Directors and shall have the same force and effect as a unanimous vote at a meeting of Directors. This provision applies to committees of the Board of Directors as well, which can act with the unanimous consent of all committee members.

Section 12.  Resignation.  Any Director of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board of Directors, the President, or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board of Directors or one of the above-named Officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 13.  Vacancies.  Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of Directors may be filled by election by the Board of Directors and shall be added to such class of Directors as may be necessary so that all classes of Directors shall be as nearly equal in number as possible.

Section 14.  Compensation.  Each Director may receive such compensation and be reimbursed for expenses, if any, of attendance at each meeting of the Board of Directors or a Committee thereof as shall be determined by resolution of the Board of Directors. Nothing herein shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 15.  Presumption of Assent.  A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

Section 16.  Indemnification of Directors and Officers.  The Corporation shall have such powers of indemnification as are provided in its Articles of Incorporation and not inconsistent with the laws of Missouri.

Section 17.  Executive Committee and Other Committees.  The Board of Directors may, by resolution or resolutions passed by a majority of the whole board, designate an executive committee, such committee to consist of three or more directors of the Corporation, which committee, to the extent provided in said resolution or resolutions, shall have and may exercise all of the authority of the Board of Directors in the management of the Corporation; but the designation of such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon the Board or a Director by the General and Business Corporation law of Missouri.

The Board of Directors may also, by resolution or resolutions passed by a majority of the whole board, designate other committees, with such persons, powers, and duties as it deems desirable and as are not inconsistent with law.

Section 18.  Meetings and Reports of Committees.  A committee shall meet from time to time on call of the chairman of the committee or of any two or more members of the committee. Notice of each such meeting, stating the place, date and hour thereof, shall be mailed at least five (5) days before the meeting, or shall be served personally on each member of the committee, or delivered orally or by facsimile or electronic transmission to his address on the books of the Corporation, at least twenty-four (24) hours before the meeting. No such notice need state the business proposed to be transacted at the meeting. No notice of a meeting of the committee need be given to any member who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. No notice need be given of an adjourned meeting of the committee unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of the time and place of the adjourned meeting shall be given to the members of the committee who were not present at the time of adjournment. Meetings of the committee may be held at such place or places, either within or outside of the State of Missouri, as the committee shall determine, or as may be specified or fixed in the respective notices or waivers thereof. Vacancies in the membership of each committee shall be filled by the Board of Directors at any regular or special meeting of the Board of Directors. A majority of the committee constitutes a quorum for the transaction of business. Every act or decision done or made by a majority of the members of the committee present at a meeting duly held at which a quorum is present shall be regarded as the act of the committee. A committee may fix its own rules of procedure. It shall keep a record of its proceedings and shall report these proceedings to the Board of Directors at or prior to the regular meeting of the Board to be held next after a committee meets.

ARTICLE IV.

OFFICERS

Section 1.  Number and Election.  The officers of the Corporation shall be a Chairman of the Board, a President, and a Secretary, each of whom shall be elected by the Board of Directors. In addition, the Board of Directors shall elect and appoint the senior officers of the Corporation including Executive Vice Presidents, Senior Vice Presidents, and such other officers as the Board of Directors may deem appropriate. The President may elect and appoint other officers of the Corporation including Vice Presidents, a Treasurer, assistant officers, and other junior officers. The Board of Directors shall ratify the election and appointment of officers by the President at the first regular meeting of the Board of Directors in each fiscal year. The same person may hold any two or more offices, except those of President and Vice President or President and Secretary. No officer need be a shareholder.

Section 2.  Term of Office.  Each officer shall hold office until the first meeting of the Board of Directors after the next succeeding election of the Board of Directors and until his or her successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

Section 3.  Removal.  Any officer may be removed with or without cause by the Board of Directors whenever, in the judgment of the Board of Directors, the best interests of the Corporation will be served thereby. The President may remove any officer that the President is authorized to appoint and elect in accordance with Section 1 whenever, in the judgment of the President, the best interests of the Corporation will be served thereby. Election or appointment of an officer shall not of itself create contract rights and the Board or President need specify no cause for removal in any such removal. Any such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.  Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the Board of Directors. The President may fill a vacancy in any office for which the President is authorized to appoint and elect an officer in accordance with Section 1 of this Article.

Section 5.  Chairman of the Board.  The Chairman shall preside at all meetings of the shareholders and Directors at which he is present and shall perform any other duties prescribed by the Board of Directors or these Bylaws. He shall have full authority in respect to the signing and execution of instruments of the Corporation.

Section 6.  President.  The President shall be the Chief Executive Officer of the Corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. He or she shall, if not also Chairman of the Board, preside in the absence of the Chairman of the Board at meetings of the shareholders and of the Board of Directors. He or she may sign, with the Secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares of the Corporation, and he or she may execute all other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by the Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 7.  The Vice President.  In the absence of the President or in the event of his or her death, inability, or refusal to act, the Vice-President (or in the event there be more than one Vice-President, the Vice-Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. In addition, any Vice-President shall perform such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.

Section 8.  The Secretary.  The Secretary shall: (a) keep the minutes of the proceedings of the shareholders and of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of the Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized and required; (d) keep a register of the address of each shareholder as furnished by such shareholder; (e) sign with the President certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the Corporation; and (g) in general perform all duties incident to the office of Secretary and such other duties as form time to time may be assigned to him or her by the President or by the Board of Directors, or as prescribed in these Bylaws.

Section 9.  The Treasurer.  The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositaries as the Board of Directors may select; and (c) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

Section 10.  Salaries.  The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

ARTICLE V.

CERTIFICATES FOR SHARES THEIR TRANSFER

Section 1.  Stock Certificates.  The shares of the Corporation shall be represented by certificates, provided, however, that the Board of Directors may provide by resolution that some or all of any classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request, every holder of uncertificated shares, shall be entitled to have a certificate, in any form approved by the Board of Directors, certifying the number and class of shares owned by the shareholder in the Corporation, signed by the Chairman, the President, or a Vice President and by the Secretary or Treasurer or an Assistant Secretary or Assistant Treasurer of the Corporation and sealed with the seal of the Corporation, which may be facsimile, engraved or printed. If the certificate is countersigned by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile signature, or may be engraved or printed. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on the certificate shall have ceased to be an officer, transfer agent, or registrar before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as if such person were an officer, transfer agent, or registrar at the date of issue.

Section 2.  Transfer of Stock.  The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives. Upon transfer of certificated shares, the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other persons as the Board of Directors may designate, by whom they shall be cancelled and new certificates shall thereupon be issued. In the case of uncertificated shares, transfer shall be made only upon receipt of transfer documentation reasonably acceptable to the Corporation. Except as otherwise expressly provided by the statutes of the State of Missouri, the Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable, or other claim to or interest in such share or shares on the part of any other person whether or not it or they shall have express or other notice thereof. The Board of Directors shall have the power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

Section 3.  Closing of Transfer Books and Fixing of Record Date.  The Board of Directors shall have the power to close the transfer books of the Corporation for a period not exceeding 70 days prior to the date of any meeting of shareholders, or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect. In lieu of so closing the transfer books, the Board of Directors may fix in advance a record date for the determination of the shareholders entitled to notice of and to vote at any meeting and any adjournment or postponement thereof, or entitled to receive payment of any dividend or any allotment of rights, or entitled to exercise the rights in respect of any change, conversion, or exchange of shares, up to 70 days prior to the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect. In such case only the shareholders who are shareholders of record on the date of closing the share transfer books, or on the record date so fixed, shall be entitled to receive notice of and to vote at such meeting and any adjournment or postponement thereof, or to receive payment of such dividend, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the date of closing of the transfer books or the record date fixed as aforesaid. If the Board of Directors does not close the transfer books or set a record date for the determination of the shareholders entitled to notice of and to vote any meeting of shareholders, only the shareholders who are shareholders of record at the close of business on the 20th day preceding the date of the meeting shall be entitled to notice of and to vote at the meeting and upon any adjournment or postponement of the meeting, except that if prior to the meeting written waivers of notice of the meeting are signed and delivered to the Corporation by all of the shareholders of record at the time the meeting is convened, only the shareholders who are shareholders of record at the time the meeting is convened, shall be entitled to vote at the meeting and any adjournment or postponement of the meeting.

Section 4.  Lost, Stolen, Destroyed or Mutilated Certificates.  The holder of any shares of stock of the Corporation shall immediately notify the Corporation and its transfer agents and registrars, if any, of any loss, theft, destruction or mutilation of the certificates representing the same. The Corporation may issue a new certificate or uncertificated shares in place of any certificate theretofore issued by it which is alleged to have been lost, stolen or destroyed and the Board of Directors may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond in a sum and in a form approved by the Board of Directors, and with a surety or sureties which the Board of Directors finds satisfactory, to indemnify the Corporation and its transfer agents and registrars, if any, against any claim or liability that may be asserted against or incurred by it or any transfer agent or registrar on account of the alleged loss, theft or destruction of any certificate or the issuance of a new certificate or uncertificated shares. The Board of Directors may, however, in its discretion, refuse to issue any such new certificate or uncertificated shares except pursuant to legal proceedings under the laws of the State of Missouri in such case made and provided. A new certificate or uncertificated shares may be issued without requiring any bond when, in the judgment of the Board of Directors, it is proper so to do. The Board of Directors may delegate to any Officer or Officers of the Corporation any of the powers and authorities contained in this section.

Section 5.  Transfer Agents and Registrars.  The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars which may be banks, trust companies, or other financial institutions located within or without the State of Missouri; may define the authority of such transfer agents and registrars of transfers; may require all stock certificates to bear the signature of a transfer agent or a registrar of transfers, or both; may impose such rules, regulations or procedures regarding uncertificated shares as it deems appropriate; and may change or remove any such transfer agent or registrar of transfers.

ARTICLE VI.

FISCAL YEAR

The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December in each year.

ARTICLE VII.

DIVIDENDS

The Board of Directors may, from time to time, declare and the Corporation may pay dividends on its outstanding shares in the manner, and upon the terms and conditions provided by law and its Articles of Incorporation.

ARTICLE VIII.

CORPORATE SEAL

The Board of Directors may provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of incorporation and the words, “Corporate Seal.” The seal shall be in the charge of the Secretary.

ARTICLE IX.

WAIVER OF NOTICE

Whenever any notice is required to be given to any shareholder or director of the Corporation under the provisions of these Bylaws or under the provisions of the Articles of Incorporation or under the provisions of the General and Business Corporation law of Missouri, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE X.

AMENDMENTS

These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by a majority of the entire Board of Directors at any regular or special meeting of the Board of Directors, provided that no Bylaw may be adopted or amended so as to be inconsistent with the Articles of Incorporation of the Corporation, or the Constitution or laws of the State of Missouri.

ARTICLE XI.

CONSTRUCTION; DEFINITIONS.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the Articles and the General and Business Corporation Law of Missouri shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, the term “person” includes both a corporation and a natural person, and the masculine gender includes the feminine gender and vice versa. Any article, section, subsection, subdivision, sentence, clause or phrase of these Bylaws which shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but shall result shall not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.

ARTICLE XII.

CONTROL SHARE ACQUISITIONS

Section 351.407 of the General and Business Corporation Law of Missouri, as amended from time to time (relating to control share acquisitions), shall not apply to control share acquisitions of shares of capital stock of the Corporation.

* * * * *

AMENDMENTS:

Article XII added effective as of August 13, 1999 by resolution of the Special Committee that was appointed by the Board of Directors of the Corporation at a special meeting of the Board of Directors on August 10, 1999.

Article IV, Sections 1,2,3, and 4 amended in their entirety by unanimous vote at a regular meeting of the Board of Directors held July 26, 2000.

Amended and Restated Bylaws adopted by unanimous vote at a regular meeting of the Board of Directors held January 28, 2004, subject to shareholder approval of certain amendments to the Articles (Amended and Restated Bylaws became effective May 26, 2004 following Annual Meeting of Shareholders and failure of proposal 5).

Article II, Section 8 and Article III, Section 5 amended effective as of           by resolution of the Special Committee at a special meeting on June 1, 2008, which was appointed by the Board of Directors of the Corporation at a special meeting of the Board of Directors held October 17, 2006.

Appendix D

SECTION 382 RIGHTS AGREEMENT

REINSURANCE GROUP OF AMERICA, INCORPORATED

and

MELLON INVESTOR SERVICES LLC

Rights Agent

Dated as of June 2, 2008

D-i

SECTION 382 RIGHTS AGREEMENT

This Section 382 Rights Agreement, dated as of June 2, 2008 (the “Rights Agreement”) is entered into between Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”).

WITNESSETH

WHEREAS, the Company and MetLife (as defined below) have entered into the Recapitalization and Distribution Agreement (as defined below) on the date hereof, pursuant to which, among other things, the Company intends to submit at a special meeting of shareholders of the Company certain proposals to recapitalize the Common Stock for approval of the shareholders of the Company;

WHEREAS, (a) the Company and certain of its Subsidiaries have generated net operating losses for United States federal income tax purposes (“NOLs”); (b) such NOLs may potentially provide valuable tax benefits to the Company; (c) the Company desires to avoid an “ownership change” within the meaning of Section 382 (as defined below), and thereby preserve the ability to utilize such NOLs, and (d) in furtherance of such objective, the Company desires to enter into this Rights Agreement;

WHEREAS, if the Company’s shareholders approve the recapitalization proposal and other terms and conditions set forth in the Recapitalization and Distribution Agreement are satisfied or waived, MetLife will complete the Split-Off and the Additional Divestiture Transactions (each as defined below), which will constitute one or more testing dates for purposes of Section 382 (as defined below);

WHEREAS, on June 1, 2008 the Board of Directors of the Company authorized and declared a dividend distribution of one right (hereinafter referred to as a “Right”) for each share of Common Stock outstanding at the close of business on June 12, 2008 (the “Record Date”) (other than shares of such Common Stock held in the Company’s treasury on such date), and has authorized the issuance of one Right in respect of each share of Common Stock of the Company issued between the Record Date (whether originally issued or issued from the Company’s treasury) and the Distribution Date (as such term is defined in Section 3 hereof), each Right representing the right to purchase one one-hundredth of a share of Series A-1 Junior Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the form of Certificate of Designation attached hereto as Exhibit A, upon the terms and subject to the conditions hereinafter set forth (the “Rights”); and

WHEREAS, the Company desires to appoint the Rights Agent to act as provided herein, and the Rights Agent is willing so to act.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Certain Definitions.  For purposes of this Rights Agreement, the following terms have the meanings indicated:

(a) “5% Shareholder” shall mean a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

(b) “Acquiring Person” shall mean any Person (as hereinafter defined) who or which, without the Prior Written Approval of the Company (as hereinafter defined), shall have become a 5% Shareholder (other than by reason of Treasury Regulation Section 1.382-2T(j)(3)(i)) or shall be such a 5% Shareholder after the date hereof, whether or not such Person continues to be a 5% Shareholder, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, or any entity holding securities of the Company to the extent organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement, (ii) any Grandfathered Person, (iii) any Exempted Person, or (iv) any Person who or which inadvertently may become a 5% Shareholder or otherwise becomes such a 5% Shareholder, so long as such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient securities of the Company so that such Person ceases to be a 5% Shareholder of the Company.

(c) “Acceptance Time” shall have the meaning set forth in the Recapitalization and Distribution Agreement.

(d) “Additional Divestiture Transaction” shall have the meaning set forth in the Recapitalization and Distribution Agreement.

(e) “Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended from time to time, including, without limitation, in connection with the Recapitalization.

(f) A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own”, any securities which such Person directly owns, or would be deemed to constructively own, pursuant to Section 382 and the Treasury Regulations promulgated thereunder.

(g) “Board of Directors” shall mean the entire Board of Directors of the Company as constituted from time to time, or a duly constituted committee thereof, to the extent that the related rights, duties, responsibilities or obligations have been delegated to such a committee, as applicable.

(h) “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the States of Missouri and New Jersey are authorized or obligated by law or executive order to close.

(i) “Close of Business” on any given date shall mean 5:00 P.M., St. Louis, Missouri time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., St. Louis, Missouri time, on the next succeeding Business Day.

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(k) “Common Stock” shall mean (i) the common stock, par value $0.01 per share, of the Company, or (ii) any shares into which such common stock may be reclassified or exchanged, including without limitation, in connection with the Recapitalization or (iii) any shares into which common stock may be reclassified (other than in connection with the Recapitalization), except that, in each of cases (i), (ii) and (iii), “Common Stock” when used with reference to any Person other than the Company shall mean the capital stock with the greatest Voting Power of such Person or the equity securities or other equity interest having power to control or direct the management of such Person or, if such Person is a Subsidiary (as hereinafter defined) of another Person, of the Person which ultimately controls such first-mentioned Person and which has issued and outstanding such capital stock, equity securities or equity interests.

(l) “Company” shall have the meaning set forth in the Preamble of this Rights Agreement.

(m) “Corporation Securities” shall mean (i) shares of Common Stock, (ii) shares of preferred stock (other than preferred stock described in Section 1504(a)(4) of the Code) of the Company, (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock (other than preferred stock described in Section 1504(a)(4) of the Code) of the Company, and (iv) any other interest that would be treated as “stock” of the Company pursuant to Treasury Regulation § 1.382-2T(f)(18).

(n) “Distribution Date” shall have the meaning set forth in Section 3 hereof.

(o) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

(p) “Exchange Ratio” shall have the meaning set forth in Section 24(a) hereof.

(q) “Exempted Person” shall mean:

(i) any Person who directly acquires Corporation Securities from MetLife pursuant to the Split-Off or any Additional Divestiture Transaction and would otherwise qualify as an Acquiring Person upon consummation of the Split-Off or such Additional Divestiture Transaction, respectively, unless and until such time as the Percentage Stock Ownership in the Company of such Person shall be increased other than pursuant to the Split-Off or Additional Divestiture Transaction, as applicable; or

(ii) any Person who the Company, in its sole discretion, determines is not a 5% Shareholder at any time prior to the time at which the Company’s right of redemption expires pursuant to Section 23(a) of this Rights Agreement; provided, however, that such a Person will cease to be an “Exempted Person” if the Company makes a contrary determination;

provided further that, in the case of clause (i), (A) if any such Person ceases to be a 5% Shareholder following such acquisition of Corporation Securities from MetLife pursuant to the Split-Off or any Additional Divestiture Transaction, then such Person shall cease to be an Exempted Person (it being understood that, after a Person ceases to be an Exempted Person, such Person could become an Exempted Person at a later date by virtue of events specified in the foregoing clause (i) or (ii) occurring after the date such Person has ceased to be an Exempted Person), and (B) no immediate transferee of such an Exempted Person shall be an Exempted Person unless such transferee shall otherwise be an Exempted Person by virtue of the foregoing clause (i) or (ii).

(r) “Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(s) “Final Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(t) “Grandfathered Person” shall mean any Person who would otherwise qualify as an Acquiring Person as of the date of this Rights Agreement (including, for clarification, MetLife and its Subsidiaries), unless and until such time as the Percentage Stock Ownership in the Company of such Person shall be increased, other than any increase pursuant to or as a result of (i) the exercise of any option or warrant to purchase Corporation Securities from the Company, (ii) any issuance of Corporation Securities by the Company, or a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally, or (iii) the distribution or transfer of Common Stock from any Subsidiary of MetLife to MetLife or another Subsidiary of MetLife prior to the consummation of the Split-Off.

(u) “MetLife” shall mean MetLife, Inc., a Delaware corporation, and its Subsidiaries, individually and collectively.

(v) “NOLs” shall have the meaning set forth in the recitals to this Rights Agreement.

(w) “Number of Adjustment Shares” shall have the meaning set forth in Section 11(b) hereof.

(x) “Percentage Stock Ownership” shall mean the percentage stock ownership interest as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).

(y) “Person” shall mean any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation § 1.382-3(a)(1), or otherwise and shall include any successor (by merger or otherwise) of any such entity.

(z) “Prior Written Approval of the Company” shall mean prior express written consent of the Company to the actions in question, executed on behalf of the Company by a duly authorized officer of the Company following express approval by action of at least a majority of the members of the Board of Directors then in office.

(aa) “Purchase Price” shall have the meaning set forth in Section 4 hereof.

(bb) “Recapitalization” shall have the meaning set forth in the Recapitalization and Distribution Agreement.

(cc) “Recapitalization and Distribution Agreement” shall mean that Recapitalization and Distribution Agreement between the Company and MetLife dated as of the date hereof.

(dd) “Record Date” shall have the meaning set forth in the Recitals of this Rights Agreement.

(ee) “Record Time” shall mean the Close of Business on the Record Date.

(ff) “Redemption Price” shall have the meaning set forth in Section 23(a) hereof.

(gg) “Registrar” shall have the meaning set forth in Section 4(a) hereof.

(hh) “Restriction Release Date” shall mean the earlier of (x) the date that is 36 months and one day following the effectiveness of the Recapitalization or (y) such other date as the Board of Directors may determine pursuant to the Articles of Incorporation, as the same may be amended from time to time, including without limitation in connection with the Recapitalization.

(ii) “Right” shall have the meaning set forth in the Recitals of this Rights Agreement.

(jj) “Rights Agent” shall have the meaning set forth in the Preamble of this Rights Agreement.

(kk) “Section 11(b) Event” shall have the meaning set forth in Section 11(b) hereof.

(ll) “Section 382” shall mean Section 382 of the Code, or any comparable successor provision.

(mm) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(nn) “Security” shall have the meaning set forth in Section 11(f) hereof.

(oo) “Series A Preferred Stock” shall mean the Series A-1 Junior Participating Preferred Stock, par value $0.01 per share, of the Company.

(pp) “Split-Off” shall have the meaning set forth in the Recapitalization and Distribution Agreement.

(qq) “Stock Acquisition Date” shall mean the earlier of (i) the first date of public announcement by a Person that an Acquiring Person has become an Acquiring Person, or (ii) the date on which the Company first has notice, direct or indirect, or otherwise determines that a Person has become an Acquiring Person.

(rr) “Subsidiary” shall mean, with respect to any Person, any other Person of which securities or other ownership interests having ordinary Voting Power, in the absence of contingencies, to elect a majority of the board of directors (or other persons performing similar functions) of such other Person are at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, except that “Subsidiary” when used with reference to the Company shall mean any Person of which either a majority of the Voting Power of the voting equity securities or a majority of the equity interests is owned, directly or indirectly, by the Company.

(ss) “Tax Benefits” shall means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any of its Subsidiaries.

(tt) “Trading Day” shall have the meaning set forth in Section 11(f)(i) hereof.

(uu) “Voting Power” of a Person shall mean the voting power of all securities of a Person then outstanding generally entitled to vote for the election of directors on matters submitted to the shareholders of the Person (or where appropriate) for the election of persons performing similar functions), without taking into account special voting rights.

Section 2.  Appointment of Rights Agent.  The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-rights agent.

Section 3.  Issue of Right Certificates.

(a) Until the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors but in no event later than the tenth Business Day after such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer to acquire Corporation Securities by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or compensation arrangement of the Company or of any Subsidiary of the Company, or any entity holding securities of the Company to the extent organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement)

is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, without the Prior Written Approval of the Company, which tender or exchange offer to acquire Corporation Securities would result in any Person becoming an Acquiring Person (including any such date which is after the date of this Rights Agreement and prior to the issuance of the Rights) (the earlier of the dates referred to in clauses (i) or (ii), the “Distribution Date”) without giving effect to restrictions set forth in the Articles of Incorporation, (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be Right Certificates) and not by separate Right Certificates, as more fully set forth below, and (y) the Rights (and the right to receive certificates therefor) will be transferable only in connection with the transfer of the underlying shares of Common Stock, as more fully set forth below. As soon as practicable after the Company has (A) notified the Rights Agent in writing of the occurrence of the Distribution Date, (B) provided the Rights Agent with written instructions, and (C) provided or caused the Rights Agent to be provided with all other information (including mailing information) which the Rights Agent may reasonably request, the Company shall prepare and execute, and the Rights Agent shall countersign and send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a right certificate, in substantially the form of Exhibit B hereto (the “Right Certificate”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates. Until the Rights Agent receives written notice of the Distribution Date from the Company, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.

(b) On the Record Date or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Stock, in substantially the form of Exhibit C hereto (the “Summary of Rights”), by first-class, postage prepaid mail, to each record holder of the Common Stock as of the Record Time, at the address of such holder shown on the records of the Company. With respect to certificates for the Common Stock outstanding as of the Record Date, until the Distribution Date (or the earlier redemption, expiration or termination of the Rights), the Rights will be evidenced by such certificates for the Common Stock registered in the names of the holders of the Common Stock and the registered holders of the Common Stock shall also be registered holders of the associated Rights. Until the Distribution Date (or the earlier redemption, expiration or termination of the Rights), the surrender for transfer of any of the certificates for the Common Stock outstanding in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

(c) Certificates for the Common Stock issued after the Record Date but prior to the earlier of the Distribution Date or the redemption, expiration or termination of the Rights shall be deemed also to be certificates for Rights and shall have impressed, printed or written on, or otherwise affixed to them a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Section 382 Rights Agreement between Reinsurance Group of America, Incorporated (the “Company”) and Mellon Investor Services LLC (or any successor thereto), as Rights Agent, as it may from time to time be supplemented or amended (the “Rights Agreement”), the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may expire or may be redeemed, exchanged or be evidenced by separate certificates and no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances, Rights issued to or held by Acquiring Persons (as defined in the Rights Agreement) and any subsequent holder of such Rights may become null and void.

With respect to such certificates containing the foregoing legend, until the Distribution Date (or the earlier redemption, expiration or termination of the Rights), the Rights associated with the Common Stock represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

In the event that the Company purchases or acquires any Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such Common Stock shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with shares of Common Stock which are no longer outstanding.

Section 4.  Form of Right Certificates.

(a) The Right Certificates (and the forms of election to purchase shares and of assignment to be printed on the reverse thereof) shall be in substantially the same form as Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not affect the rights, duties, responsibilities or obligations of the Rights Agent as set forth in this Rights Agreement) and as are not inconsistent with the provisions of this Rights Agreement, or as may be required to comply with any applicable law, rule or regulation or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to customary usage. Subject to the provisions of Section 11 and Section 22 hereof, the Right Certificates, whenever issued, shall be dated as of the Record Date, and on their face shall entitle the holders thereof to purchase such number of one one-hundredths of a share of Preferred Stock as shall be set forth therein at the price per one one-hundredth of a share as set forth therein (the “Purchase Price”), but the number and identity of such shares and the Purchase Price shall be and remain subject to adjustment as provided herein.

(b) Any Right Certificate issued pursuant hereto that represents Rights beneficially owned by (i) an Acquiring Person, (ii) a transferee of an Acquiring Person which becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person which becomes a transferee prior to or concurrently with the Acquiring Person becoming such and which receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing plan, agreement, arrangement or understanding regarding either the transferred Rights, shares of Company Common Stock or the Company or (B) a transfer which a majority of the Board of Directors has determined to be part of a plan, agreement, arrangement or understanding which has as a primary purpose or effect the avoidance of Section 7(e), and any Right Certificate issued pursuant to Section 6 hereof, Section 11 hereof or Section 22 hereof upon transfer, exchange, replacement or adjustment of any other Right Certificate referred to in this sentence, shall contain (to the extent the Rights Agent has notice thereof and to the extent feasible) the following legend, or a legend substantially to the following effect:

The Rights represented by this Right Certificate are or were beneficially owned by a Person who was or became an Acquiring Person. Accordingly, this Right Certificate and the Rights represented hereby are void in the circumstances specified in Section 7(e) of the Rights Agreement.

The failure to print the foregoing legend on any such Right Certificate or any defect therein shall not affect in any manner whatsoever the application or interpretation of the provisions of Section 7(e) hereof.

Section 5.  Countersignature and Registration.

(a) The Right Certificates shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or any Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall manually be countersigned by the Rights Agent or the registrar or co-registrar for the Common Stock (the “Registrar”) and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose manual or facsimile signature is affixed to the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent or the Registrar and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent or the Registrar, issued and delivered with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company. Any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

(b) Following the Distribution Date and receipt by the Rights Agent of (i) written notice of the Distribution Date pursuant to Section 3(a) hereof, and (ii) all information reasonably requested by the Rights Agent pursuant to Section 3(a) hereof, the Rights Agent will keep or cause to be kept, at its shareholder services office or such other office designated for such purposes, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.

Section 6.  Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates.

(a) Subject to the provisions of Sections 4(b), 7(e), 11 and 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the Expiration Date (as such term is defined in Section 7(a) hereof), any Right Certificate or Right Certificates may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of shares of Preferred Stock (or other securities, cash or other assets, as the case may be) as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged, with the forms of assignment and certificate contained therein duly executed, at the shareholder services office of the Rights Agent or such office designated for such purpose. The Rights Certificates are transferable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have properly completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) as the Company or the Rights Agent shall reasonably request and (iii) paid a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates. Thereupon, the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment from the Rights holder of a sum sufficient to cover any such tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates. The Rights Agent shall have no duty or obligation to take any action under any Section of this Rights Agreement which requires the payment by a Rights holder of applicable taxes and/or governmental charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid.

(b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

Section 7.  Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate set forth on the reverse side thereof properly completed and duly executed, to the Rights Agent at the shareholder services office of the Rights Agent or such office designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised, at or prior to the Close of Business on the Expiration Date. The “Expiration Date”, as used in this Rights Agreement, shall be the earliest of (i) the Final Expiration Date (as defined below), (ii) the time at which the Rights are redeemed or this Rights Agreement terminates as provided in Section 23 hereof, or (iii) the time at which the Rights are exchanged as provided in Section 24 hereof. The “Final Expiration Date”, as used in this Rights Agreement, shall be the Restriction Release Date.

(b) The Purchase Price for each one one-hundredth of a share of Preferred Stock pursuant to the exercise of a Right shall initially be $200, which shall be subject to adjustment from time to time as provided in Section 11 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

(c) Upon receipt of a Right Certificate, with the form of election to purchase and the certificate properly completed and duly executed, accompanied by payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock to be purchased and an amount equal to any applicable tax or governmental charge required to be paid by the holder of the Rights pursuant hereto in accordance with Section 9 hereof by certified check, bank draft or money order payable to the order of the Company or the Rights Agent, the Rights Agent shall, subject to Section 20(k) hereof, thereupon promptly (i) either (A) requisition from any transfer agent of the shares of Preferred Stock (or make available, if the Rights Agent is the transfer agent) certificates for the number of shares of Preferred Stock to be purchased and the Company hereby irrevocably authorizes any such transfer agent to comply with all such requests, or (B) if the Company, in its sole discretion, shall have elected to deposit the shares of Preferred Stock issuable upon exercise of the Rights hereunder into a depositary, requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a share of Preferred Stock as are to be purchased (in which case certificates for the shares of Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby authorizes and directs such depositary agent to comply with all such requests, (ii) promptly after receipt of such certificates or depositary receipts cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder, (iii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof, (iv) after receipt of any such cash, promptly deliver such cash to or upon the order of the registered holder of such Right Certificate, (v) when appropriate, requisition from the Company the amount of cash or securities issuable upon exercise of a Right pursuant to the adjustment provisions of Section 11 or the exchange provisions of Section 24, and (vi) after receipt of any such cash or securities, promptly deliver such cash or securities to or upon the order of the registered holder of such Right Certificate, of any such cash or securities.

(d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be prepared, executed and delivered by the Rights Agent to the registered holder of such Right Certificate or to such holder’s duly authorized assigns, subject to the provisions of Section 14 hereof.

(e) Notwithstanding anything in this Rights Agreement to the contrary, upon the first occurrence of a Section 11(b) Event, any Rights beneficially owned by (i) an Acquiring Person, (ii) a transferee of an Acquiring Person which becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person which becomes a transferee prior to or concurrently with the Acquiring Person becoming such and which receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom such Acquiring Person has any continuing plan, agreement, arrangement or understanding regarding the transferred Rights, shares of Corporation Securities or the Company or (B) a transfer which a majority of the Board of Directors has determined to be part of a plan, agreement, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), and subsequent transferees of such Persons, shall be null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights or any Rights Certificate which formerly evidenced such Rights, and neither the Company nor the Rights Agent shall have any obligation whatsoever with respect to such Rights or any Rights Certificate, whether under any provision of this Rights Agreement or otherwise. The Company shall use all reasonable efforts to notify the Rights Agent when this Section 7(e) applies and to ensure that the provisions of this Section 7(e) and Section 4(b) are complied with, but neither the Company nor the Rights Agent shall have any liability to any holder of Rights or any other Person as a result of its failure to make any determination under this Section 7(e) or Section 4(b) with respect to an Acquiring Person or its transferees hereunder.

(f) Notwithstanding anything in this Rights Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless the certificate contained in the appropriate form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise shall have been properly completed and duly executed by the registered holder thereof and the Company or the Rights Agent shall have been provided with such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) as the Company or the Rights Agent shall reasonably request.

Section 8.  Cancellation and Destruction of Right Certificates.  All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Rights Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 9.  Reservation and Availability of Shares of Preferred Stock.

(a) Subject to the Company’s rights under Section 11(c), the Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Preferred Stock or its authorized and issued shares of Preferred Stock held in its treasury, the number of shares of Preferred Stock that will be sufficient to permit the exercise in full of all outstanding Rights and, after the occurrence of a Section 11(b) Event, shall so reserve and keep available a sufficient number of shares of Preferred Stock, Common Stock and/or other securities which may be required to permit the exercise in full of the Rights pursuant to this Rights Agreement.

(b) The Company shall use its best efforts to (i) file, as soon as practicable following the first occurrence of an event which would establish the Distribution Date, a registration statement under the Securities Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date. The Company will also take such action as may be appropriate under the “blue sky laws” of the various states. The Company may temporarily suspend, for a period of time not to exceed ninety (90) days after the date set forth in clause (i) of the first sentence of this Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect, in each case with simultaneous written notice to the Rights Agent. In addition, if the Company determines that a registration statement should be filed under the Securities Act or any securities laws following the Distribution Date, the Company may temporarily suspend the exercisability of the Rights in each relevant jurisdiction until such time as a registration statement has been declared effective and, upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect, in each case with simultaneous written notice to the Rights Agent. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained or be obtainable or the exercise thereof shall not be permitted under applicable law or a registration statement shall not have been declared effective.

(c) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Preferred Stock and/or other securities delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares or other securities (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares or securities.

(d) If the Company determines that registration under the Securities Act is required, then the Company shall use its reasonable best efforts to (i) file, as soon as practicable following the first occurrence of an event which would establish the Distribution Date, a registration statement under the Securities Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date. The Company will also take such action as may be appropriate under the “blue sky laws” of the various states.

(e) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and governmental charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any shares of Preferred Stock and/or other securities upon the exercise of Rights. The Company shall not, however, be required to pay any such tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Right Certificates or the issuance or delivery of certificates or depositary receipts for Preferred Stock and/or other securities in a name other than that of the registered holder of the Right Certificate evidencing Rights surrendered for exercise, nor shall the Company be required to issue or deliver any certificates or depositary receipts for shares of Preferred Stock and/or other securities upon the exercise of any Rights until any such tax or charge shall have been paid (any such tax or charge being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s and the Rights Agent’s satisfaction that no such tax or charge is due.

Section 10.  Preferred Stock Record Date.  Each Person (other than the Company) in whose name any certificate for shares of Preferred Stock (or other securities) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Stock (or other securities) represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable taxes or charges) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Stock (or other securities) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Stock (or other securities) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a shareholder of the Company with respect to shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11.  Adjustment to Purchase Price, Number of Shares or Number of Rights.  The Purchase Price, the number and identity of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a) In the event the Company shall at any time after the date of this Rights Agreement (i) declare a dividend on the Preferred Stock payable in shares of Preferred Stock, (ii) subdivide the outstanding Preferred Stock, (iii) combine the outstanding Preferred Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11, the Purchase Price in effect at the time of the record date for such dividend or the time of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock, including Preferred Stock, issuable upon exercise of a Right, shall be proportionately adjusted so that the holder of any Right exercised after such time, upon payment of the aggregate consideration such holder would have had to pay to exercise such Right prior to such time, shall be entitled to receive the aggregate number and kind of shares of capital stock, including Preferred Stock, which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Stock transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

(b) In the event any Person becomes an Acquiring Person (“Section 11(b) Event”), then proper provision shall be made so that each holder of a Right, subject to Section 7(e) and Section 24 hereof and except as provided below, shall after the later of the occurrence of such event and the effective date of an appropriate registration statement pursuant to Section 9 hereof, have a right to receive, upon exercise thereof at the then current Purchase Price, multiplied by the then number of one one-hundredths of a share of Preferred Stock for which a Right is then exercisable, in accordance with the terms of this Rights Agreement, in lieu of shares of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (y) multiplying the then current Purchase Price by the then number of one one-hundredths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by (z) 50% of the current market price per one share of Common Stock (determined pursuant to Section 11(f) hereof on the date of the occurrence of the Section 11(b) Event) (such number of shares being referred to as the “Number of Adjustment Shares”). The Company shall give the Rights Agent written notice of the identity of any Acquiring Person or any Affiliates or Associates thereof, or any transferee of any of the foregoing, and the Rights Agent may rely on such notice in carrying out its duties under this Agreement, and shall be deemed not to have any knowledge of the identity of any such Acquiring Person or any Affiliates or Associates thereof, or any transferee of any of the foregoing, unless and until it shall have received such notice.

(c) In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock to permit the exercise in full of the Rights in accordance with the foregoing Section 11(b), and the Rights become so exercisable, notwithstanding any other provision of this Rights Agreement, to the extent necessary and permitted by applicable law and any agreements in effect on the date hereof to which the Company is a party, each Right shall thereafter represent the right to receive, upon exercise thereof at the then current Purchase Price, multiplied by the then number of one one-hundredths of a share of Preferred Stock for which a Right is then exercisable, in accordance with the terms of this Rights Agreement, a number of shares, or units of shares, of (y) Common Stock, and (z) preferred stock (or other equity securities) of the Company, including, but not limited to Preferred Stock, equal in the aggregate to the Number of Adjustment Shares where the Board of Directors shall have in good faith deemed such shares or units, other than the shares of Common Stock, to have at least the same value and voting rights as the Common Stock (a “common stock equivalent”); provided, however, if there are unavailable sufficient shares (or fractions of shares) of Common Stock and/or common stock equivalents, then the Company shall take all such action as may be necessary to authorize additional shares of Common Stock or common stock equivalents for issuance upon exercise of the Rights, including the calling of a meeting of shareholders; and provided, further, that if the Company is unable to cause sufficient shares of Common Stock and/or common stock equivalents to be available for issuance upon exercise in full of the Rights, then the Company, to the extent necessary and permitted by applicable law and any agreements or instruments in effect on the date thereof to which it is a party, shall make provision to pay an amount in cash equal to twice the Purchase Price (as adjusted pursuant to this Section 11), in lieu of issuing shares of Common Stock and/or common stock equivalents. To the extent that the Company determines that some action needs to be taken pursuant to this Section 11(c), the Board of Directors by action of at least a majority of its members then in office may suspend the exercisability of the Rights for a period of up to sixty (60) days following the date on which the Section 11(b) Event shall have occurred, in order to decide the appropriate form of distribution to be made pursuant to this Section 11(c) and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended (with prompt written notice thereof to the Rights Agent), as well as a public announcement and written notification to the Rights Agent at such time as the suspension is no longer in effect. The Board of Directors may, but shall not be required to, establish procedures to allocate the right to receive Common Stock and common stock equivalents upon exercise of the Rights among holders of Rights, which such allocation may be, but is not required to be, pro-rata.

(d) If the Company shall fix a record date for the issuance of rights or warrants to all holders of Preferred Stock entitling them (for a period expiring within 90 calendar days after such record date) to subscribe for or purchase Preferred Stock (or securities having the same or more favorable rights, privileges and preferences as the Preferred Stock (“equivalent preferred stock”)) or securities convertible into Preferred Stock or equivalent preferred stock, at a price per share of Preferred Stock or per share of equivalent preferred stock or having a conversion or exercise price per share, as the case may be, less than the current market price

(as determined pursuant to Section 11(f) hereof) per share of Preferred Stock on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such date by a fraction, the numerator of which shall be the number of shares of Preferred Stock outstanding on such record date plus the number of shares of Preferred Stock which the aggregate offering price of the total number of shares of Preferred Stock or equivalent preferred stock to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price, and the denominator of which shall be the number of shares of Preferred Stock outstanding on such record date plus the number of additional shares of Preferred Stock and/or equivalent preferred stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid in a consideration, part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by a majority of the Board of Directors, whose determination shall be described in a written statement filed with the Rights Agent and shall be conclusive for all purposes. Shares of Preferred Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(e) If the Company shall fix a record date for the making of a distribution to all holders of Preferred Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness, cash (other than a regular periodic cash dividend out of earnings or retained earnings of the Company), assets (other than a dividend payable in Preferred Stock, but including any dividend payable in stock other than Preferred Stock) or convertible securities, subscription rights or warrants (excluding those referred to in Section 11(d) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the current market price for one share of Preferred Stock (as determined pursuant to Section 11(f) hereof) on such record date less the fair market value (as determined in good faith by a majority of the Board of Directors, whose determination shall be described in a written statement filed with the Rights Agent and conclusive for all purposes) of the portion of the assets or evidences of indebtedness so to be distributed or of such convertible securities, subscription rights or warrants applicable to one share of Preferred Stock, and the denominator of which shall be such current market price for one share of Preferred Stock (as determined pursuant to Section 11(f) hereof). Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(f) (i) For the purpose of any computation hereunder, the “current market price” of any security (a “Security”) for purposes of this Section 11(f)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days (as hereinafter defined) immediately prior to but not including such date; provided, however, that in the event that the current market price per share of such Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or securities convertible into shares of such Security or (B) any subdivision, combination or reclassification of such Security, and prior to the expiration of 30 Trading Days after but not including the ex-dividend date for such dividend or distribution or the record date for such subdivision, combination or reclassification, then, and in each such case, the “current market price” shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ Stock Market or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by a majority of the Board of Directors. If on any such date no market maker is making a market in the Security, the fair value of such Security on such date as determined in good faith by a majority of the Board of Directors shall be used, which determination shall be described in a written statement filed with the Rights Agent and shall be conclusive for all purposes. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business, or if the Security is not listed or admitted to trading on any national securities exchange, a Business Day. If the Security is not publicly held or not so listed or traded, “current market price” shall mean the fair value as determined in good faith by a majority of the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

(ii) For the purpose of any computation hereunder, the “current market price” per share (or one one-hundredth of a share) of Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in clause (i) of this Section 11(f) (other than the last sentence thereof). If the current market price per share (or one one-hundredth of a share) of Preferred Stock cannot be determined in the manner provided above or if the Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this Section 11(f), the “current market price” per share of Preferred Stock shall be conclusively deemed to be an amount equal to 100 (as such number may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock occurring after the date of this Rights Agreement) multiplied by the current market price per share of the Common Stock and the “current market price” per one one-hundredth of a share of Preferred Stock shall be equal to the current market price per share of the Common Stock (as appropriately adjusted). If neither the Common Stock nor the Preferred Stock is publicly held or so listed or traded, “current market price” per share shall mean the fair value per share as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

(g) Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-thousandth of a share, as the case may be. Notwithstanding the first sentence of this Section 11(g), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which mandates such adjustment or (ii) the Expiration Date.

(h) In the event that at any time, as a result of an adjustment made pursuant to Section 11(a) or (b) hereof, the holder of any Right shall be entitled to receive upon exercise of such Right any shares of capital stock of the Company other than shares of Preferred Stock, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Preferred Stock contained in Section 11(a), (b), (c), (d), (e), (g), (i), (j), (k), (l), (m), (n) and (o), and the provisions of Sections 7, 9, 10 and 14 hereof with respect to the shares of Preferred Stock shall apply on like terms to any such other shares.

(i) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a share of Preferred Stock or other capital stock of the Company purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment of the Purchase Price.

(j) Unless the Company shall have exercised its election as provided in Section 11(k) hereof, upon each adjustment of the Purchase Price as a result of the calculations made in Section 11(d) and (e) hereof, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a share of Preferred Stock

(calculated to the nearest one one-thousandth of a share of Preferred Stock) obtained by (i) multiplying (A) the number of one one-hundredths of a share of Preferred Stock covered by a Right immediately prior to the adjustment by (B) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(k) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in substitution for any adjustment in the number of shares of Preferred Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a share of Preferred Stock for which such Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights (with prompt written notice thereof to the Rights Agent, along with a copy of such announcement), indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(k), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

(l) Irrespective of any adjustment or change in the Purchase Price or the number of shares of Preferred Stock issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of shares which were expressed in the initial Right Certificates issued hereunder.

(m) Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value, if any, of the shares of Common Stock or other securities and below one one-hundredth of the then par value, if any, of the Preferred Stock, issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Preferred Stock, Common Stock or other securities at such adjusted Purchase Price. If upon any exercise of the Rights, a holder is to receive a combination of Common Stock and common stock equivalents, a portion of the consideration paid upon such exercise, equal to at least the then par value of a share of Common Stock of the Company, shall be allocated as the payment for each share of Common Stock of the Company so received.

(n) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect (with prompt written notice of such election to the Rights Agent) to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date the shares of Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the shares of Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(o) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their good faith judgment a majority of the Board of Directors shall determine to be advisable in order that any (i) consolidation or subdivision of the Preferred Stock, (ii) issuance wholly for cash of any Preferred Stock at less than the then current market price, (iii) issuance wholly for cash of Preferred Stock or securities which by their terms are convertible into or exchangeable for Preferred Stock, (iv) stock dividends or (v) issuance of rights, options or warrants referred to hereinabove in this Section 11, hereafter made by the Company to the holders of its Preferred Stock, shall not be taxable to such shareholders.

(p) Anything in this Rights Agreement to the contrary notwithstanding, in the event that at any time after the date of this Rights Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in any such case (other than the Recapitalization), (A) the number of one one-hundredths of a share of Preferred Stock purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-hundredths of a share of Preferred Stock so purchasable immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and (B) each share of Common Stock outstanding immediately after such event shall have issued with respect to it that number of Rights which each share of Common Stock outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 11(p) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected; provided, however, that no such adjustment shall be made in connection with the Recapitalization or the amendment and restatement of this Rights Agreement in connection therewith.

Section 12.  Certificate of Adjusted Purchase Price or Number of Shares.  Whenever an adjustment is made or any event affecting the Rights or their exercisability (including without limitation an event which causes any Rights to become null and void) occurs, as provided in Section 11 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment, and a brief statement of the facts and computations accounting for such adjustment or describing such event, (b) promptly file with the Rights Agent and with each transfer agent for the Preferred Stock and the Common Stock a copy of such certificate and (c) include a brief summary thereof in a mailing to each holder of a Right Certificate in accordance with Section 26 hereof, or prior to the Distribution Date, disclose a brief summary in a filing under the Exchange Act. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty with respect to, and shall not be deemed to have knowledge of such adjustment or event unless and until it shall have received such certificate. The Rights Agent shall not be accountable with respect to, and shall incur no liability as a result of, the validity or value (or the kind or amount) of any Rights, Common Stock, Preferred Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Right or upon any adjustment pursuant to Section 11 hereof, and it makes no representation with respect thereto.

Section 13.  [Reserved].

Section 14.  Fractional Rights and Fractional Shares.

(a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company shall pay or cause to be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any Trading Day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ Stock Market or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by a majority of the Board of Directors. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by a majority of the Board of Directors shall be used, which determination shall be described in a statement filed with the Rights Agent and conclusive for all purposes.

(b) The Company shall not be required to issue fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock) upon exercise of the Rights or to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock). Fractions of shares of Preferred Stock in integral multiples of one one-hundredth of a share of Preferred Stock may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the shares of Preferred Stock represented by such depositary receipts. In lieu of fractional shares of Preferred Stock that are not integral multiples of one one-hundredth of a share of Preferred Stock, the Company may pay to the registered holders of Right Certificates at the time such Right Certificates are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one one-hundredths of a share of Preferred Stock. For purposes of this Section 14(b), the current market value of one one-hundredth of a share of Preferred Stock shall be one one-hundredth of the closing price of a share of Preferred Stock (as determined pursuant to Section 11(f)(ii) hereof) for the Trading Day immediately prior to the date of such exercise; provided however, that if the closing price of the shares of the Preferred Stock cannot be so determined, the closing price of one share of the Preferred Stock for such Trading Day shall be conclusively deemed to be an amount equal to the closing price of one share of Common Stock for such Trading Day multiplied by one hundred (as such number may be appropriately adjusted by the Board of Directors, in its judgment, to reflect events such as stock splits, stock dividends, recapitalizations (other than the Recapitalization), or similar transactions relating to the Common Stock shares occurring after the date of this Agreement).

(c) Following the occurrence of one of the transactions or events specified in Section 11 hereof giving rise to the right to receive common stock equivalents (other than Preferred Stock) or other securities upon the exercise of a Right, the Company shall not be required to issue fractions of shares or units of such common stock equivalents or other securities upon exercise of the Rights or to distribute certificates which evidence fractional shares of such common stock equivalents or other securities. In lieu of fractional shares or units of such common stock equivalents or other securities, the Company may pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of a share or unit of such common stock equivalent or other securities. For purposes of this Section 14(c), the current market value shall be determined in the manner set forth in Section 11(f) hereof for the Trading Day immediately prior to the date of such exercise or exchange.

(d) Except as otherwise expressly provided in this Section 14, the holder of a Right by the acceptance of the Right expressly waives such holder’s right to receive any fractional Rights or any fractional share upon exercise of Rights.

(e) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent upon exercise of a Right, the Company shall (i) promptly prepare and deliver to the Rights Agent, a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.

Section 15.  Rights of Action.  All rights of action in respect of this Rights Agreement, except for rights of action given to the Rights Agent under Section 18 or Section 20 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of Common Stock); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Stock), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Stock), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Rights Agreement.

Section 16.  Agreement of Right Holders.  Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of Common Stock;

(b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the shareholder services office of the Rights Agent or such office designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates properly completed and fully executed; and

(c) Subject to Section 6 and Section 7(f), the Company and the Rights Agent may deem and treat the Person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Stock Certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Stock certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

(d) Notwithstanding anything in this Rights Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Rights Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental, self-regulatory, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

Section 17.  Right Certificate Holder Not Deemed a Shareholder.  No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of Preferred Stock, Common Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

Section 18.  Concerning the Rights Agent.

(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses, counsel fees and other disbursements incurred in the preparation, negotiation, delivery, administration, execution and amendment of this Rights Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of one legal counsel), incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (as finally determined by a court of competent jurisdiction), for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Rights Agreement, including the costs and expenses of defending against and appealing any claim of liability arising therefrom, directly or indirectly (except upon such a final determination of gross negligence, bad faith or willful misconduct). The costs and expenses incurred by the Rights Agent in enforcing this right of indemnification shall be paid by the Company (subject to reimbursement in connection with a final determination of the Rights Agent’s gross negligence, bad faith or willful misconduct). The provisions of this Section 18 and Section 20 shall survive the termination of this Rights Agreement, the exercise, redemption or expiration of the Rights and the resignation, removal or replacement of the Rights Agent.

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its acceptance and administration of this Rights Agreement and the exercise and performance of its duties hereunder, in reliance upon any Right Certificate or certificate for Preferred Stock, Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection herewith, unless and until it has received such notice in writing.

Section 19.  Merger or Consolidation or Change of Name of Rights Agent.

(a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Rights Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Rights Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

(b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

Section 20.  Duties of Rights Agent.  The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Rights Agreement (and no implied duties or obligations) upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel, in the absence of bad faith, shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it in the absence of gross negligence, bad faith or willful misconduct and in accordance with such advice or opinion.

(b) Whenever in the performance of its duties under this Rights Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of current market price) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Executive Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of, any action taken, omitted or suffered by it in the absence of gross negligence, bad faith or willful misconduct under the provisions of this Rights Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (as finally determined by a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any and all liability of the Rights Agent under this Rights Agreement will be limited to the amount of fees paid by the Company to the Rights Agent pursuant to this Rights Agreement.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be liable for or be under any responsibility in respect of the validity of this Rights Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature and delivery thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Rights Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming null and void hereunder) or for any adjustment required under the provisions of Section 11 or Section 24 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after receipt by the Rights Agent of a certificate furnished pursuant to Section 12 of this Rights Agreement describing any such adjustment or change, upon which the Rights Agent may rely); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock or other securities to be issued pursuant to this Rights Agreement or any Right Certificate or as to whether any shares of Preferred Stock or other securities will, when issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Rights Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, any Executive Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties and such instructions shall be full authorization and protection to the Rights Agent, and the Rights Agent shall not be liable for any action taken, suffered or omitted to be taken by it in the absence of gross negligence, bad faith or willful misconduct in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from any such officer.

(h) The Rights Agent and any stockholder, member, manager, director, affiliate, officer, employee, agent or representative of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Rights Agreement. Nothing herein shall preclude the Rights Agent or any stockholder, member, manager, director, affiliate, officer, employee, agent or representative from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers or employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof (as finally determined by a court of competent jurisdiction).

(j) No provision of this Rights Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not assured to it.

(k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1, clause 2 and/or, in the case of the certificate attached to the form of election to purchase, clause 3 thereof, the Rights Agent shall not take any further action with respect to such requested exercise of transfer without first consulting with the Company.

(l) At any time and from time to time after the Distribution Date, upon the request of the Company, the Rights Agent shall deliver to the Company a list, as of the most recent practicable date (or as of such earlier date as may be specified by the Company), of the holders of record of the Rights.

Section 21.  Change of Rights Agent.  The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock and Preferred Stock known to the Rights Agent by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and to the holders of the Right Certificates by first-class mail or, prior to the Distribution Date, through any filing made by the Company pursuant to the Exchange Act. If the Rights Agent shall resign or be removed or replaced, or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or replacement or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (which holder shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business under the laws of the United States or of any state, in good standing or (b) an affiliate of a Person described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties, responsibilities and obligations as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and Preferred Stock, and mail a notice thereof in writing to the registered holders of the Right Certificates or, prior to the Distribution Date, through any filing made by the Company pursuant to the Exchange Act. Failure to give any notice provided for this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22.  Issuance of New Right Certificates.

(a) Notwithstanding any of the provisions of this Rights Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by a majority of the Board of Directors then in office to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares of stock or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Rights Agreement.

(b) In addition, in connection with the issuance or sale of Common Stock following the Distribution Date and prior to the redemption, exchange or expiration of the Rights, the Company (i) shall with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock options or under any employee benefit plan or arrangement, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company, and (ii) may, in any other case, if deemed necessary or appropriate by the Board of Directors, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (A) no such Right Certificates shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificates would be issued, and (B) no Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

Section 23.  Redemption and Termination.

(a) A majority of the Board of Directors then in office may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth Business Day following the Stock Acquisition Date or (ii) the Close of Business on the Final Expiration Date, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.001 per Right, as appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). Notwithstanding anything contained in this Rights Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(b) Event until such time as the Company’s right of redemption hereunder has expired. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

(b) Immediately upon the action of a majority of the Board of Directors then in office electing to redeem the Rights, evidence of which shall be promptly filed with the Rights Agent, or, when appropriate, immediately upon the time or satisfaction of such conditions as the Board of Directors may have established, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public disclosure of any such redemption (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give, or any defect in, any such disclosure shall not affect the legality or validity of such redemption. Within ten days after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Amounts payable shall be rounded down to the nearest one cent.

(c) Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof and other than in connection with the purchase of Common Stock prior to the Distribution Date.

(d) Notwithstanding any of the provisions of this Rights Agreement to the contrary, in the event that the Recapitalization and Distribution Agreement is terminated pursuant to its terms at any time prior to the Acceptance Time with respect to the Split-Off, this Rights Agreement shall automatically terminate and have no further force or effect, and any outstanding Rights shall expire and the right to exercise them or to have them redeemed shall immediately terminate.

Section 24.  Exchange.

(a) The Board of Directors may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(e) hereof) for Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect adjustments in the number of Rights pursuant to Section 11 of this Rights Agreement (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or compensation arrangement of the Company or any such Subsidiary, or any entity holding securities of the Company to the extent organized, appointed or established by the Company or any such Subsidiary for or pursuant to the terms of any such employee benefit plan or compensation arrangement, or any Grandfathered Person), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Voting Power of the Company.

(b) Immediately upon the action of the Board of Directors ordering the exchange of any Rights pursuant to paragraph (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company promptly shall give public notice of any such exchange (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail or cause to be mailed a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

(c) In any exchange pursuant to this Section 24, the Company, at its option, may substitute Preferred Stock (or equivalent preferred stock, as such term is defined in Section 11(d) hereof) for Common Stock exchangeable for Rights, at the initial rate of one one-hundredth of a share of Preferred Stock (or equivalent preferred stock) for each share of Common Stock, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Stock pursuant to the terms thereof, so that the fraction of a share of Preferred Stock delivered in lieu of each share of Common Stock shall have the same voting rights as one share of Common Stock.

(d) In the event that there shall not be sufficient shares of Common Stock or Preferred Stock (or equivalent preferred stock) issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional shares of Common Stock or Preferred Stock (or equivalent preferred stock) for issuance upon exchange of the Rights.

(e) The Company shall not be required to issue fractions of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock. For the purposes of this paragraph (e), the current market value of a whole share of Common Stock shall be the current market price of a share of Common Stock (as determined pursuant to the second sentence of Section 11(f)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24.

Section 25.  Notice of Proposed Actions.

(a) In case the Company shall propose at any time after the Distribution Date (i) to pay any dividend payable in stock of any class to the holders of the Preferred Stock or to make any other distribution to the holders of the Preferred Stock (other than a regular periodic cash dividend out of earnings or retained earnings of the Company), (ii) to offer to the holders of the Preferred Stock rights or warrants to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any other class or any other securities, rights or options, (iii) to effect any reclassification of the Preferred Stock (other than a reclassification involving only the subdivision of outstanding shares of Preferred Stock), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sales or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Stock payable in Common Stock or to effect a subdivision, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in Common Stock), then, in each such case, the Company shall give to each holder of a Right Certificate a notice of such proposed action (with prompt written notice thereof to the Rights Agent), which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Stock and/or Preferred Stock, if any such date is to be fixed. Such notice shall be so given in the case of any action covered by clauses (i) or (ii) above at least ten days prior to the record date for determining holders of the Preferred Stock for purposes of such action, and in the case of any such other action, at least ten days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Preferred Stock, whichever shall be the earlier. The failure to give notice required by this Section 25 or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote upon any such action.

(b) In case a Section 11(b) Event shall occur, then the Company shall as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event (with prompt notice thereof to the Rights Agent), which shall specify the event and the consequences of the event to holders of Rights under Section 11(b) hereof.

(c) Failure to give notice required by this Section 25 or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote on any such action.

Section 26.  Notices.  Notices or demands authorized by this Rights Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
Attention: Chief Financial Officer

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Rights Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Mellon Investor Services LLC
1 Memorial Drive, Suite 900

St. Louis, Missouri 63102
Attention: Relationship Manager

with a copy to:

Mellon Investor Services LLC
480 Washington Boulevard
Jersey City, NJ 07310
Attention: General Counsel
Facsimile: (201) 680-4610

Notices or demands authorized by this Rights Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27.  Supplements and Amendments.  Subject to the last sentence of this Section 27, the Company may from time to time supplement or amend this Rights Agreement without the approval of any holders of Right Certificates in order (a) to cure any ambiguity, (b) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (c) to shorten or lengthen any time period hereunder (including without limitation to extend the Final Expiration Date), (d) to increase or decrease the Purchase Price, or (e) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable including but without limitation in connection with the Recapitalization; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Rights Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights; provided further that this Rights Agreement may not be supplemented or amended to lengthen pursuant to clause (c) of this sentence, (A) the time period relating to the when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of the Rights; provided further that the Company shall have the right to make unilaterally any changes necessary to facilitate the appointment of a successor Rights Agent, which such changes shall be set forth in a writing by the Company or by the Company and such successor Rights Agent. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment (including, without limitation, in connection with the Recapitalization) is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything herein to the contrary, any supplement or amendment (other than, in connection with the Recapitalization, such amendments or supplements related to the issuance or dividending of additional series of Company stock and related rights governed by similar terms and conditions as the Rights) that adversely affects the Rights Agent’s own duties, obligations or immunities under this Rights Agreement shall require the prior written consent of the Rights Agent, which shall not be unreasonably withheld.

Section 28.  Successors.  All the covenants and provisions of this Rights Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29.  Benefits of This Rights Agreement.  Nothing in this Rights Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock) any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock).

Section 30.  Determinations and Actions by the Board, etc.  The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement. All such actions, interpretations, calculations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) done or made by the Board shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights. The Rights Agent shall be entitled to assume that the Board of Directors of the Company acted in good faith and shall be fully protected and incur no liability in reliance thereon.

Section 31.  Severability.  If any term, provision, covenant or restriction of this Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement to the maximum extent permitted by law; provided, however, that if such excluded provision shall affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon not less than 5 Business Days’ notice.

Section 32.  Governing Law.  This Rights Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Missouri and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 33.  Counterparts.  This Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 34.  Descriptive Headings.  Descriptive headings of the several Sections of this Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be duly executed, all as of the day and year first above written.

Attest:	REINSURANCE GROUP OF AMERICA, INCORPORATED

By Name: Title:	By Name: Title:

MELLON INVESTOR SERVICES LLC, as Rights Agent

By Name: Title:

Exhibit A-1

FORM OF
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A-1
JUNIOR PARTICIPATING PREFERRED STOCK

OF

REINSURANCE GROUP OF AMERICA, INCORPORATED

Pursuant to Section 351.180 of

The General and Business Corporation Law of Missouri

We,          , [NAME OF OFFICE], and          , [NAME OF OFFICE], of Reinsurance Group of America, Incorporated, a corporation organized and existing under The General and Business Corporation Law of the State of Missouri, in accordance with the provisions of Section 351.180 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation, as amended, of the Company, the said Board of Directors on June 1, 2008, adopted the following resolution creating a series of One Million Four Hundred Thousand (1,400,000) shares of Preferred Stock designated as Series A-1 Junior Participating Preferred Stock, par value $0.01 per share:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Restated Articles of Incorporation, as amended, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  Designation and Amount.

There shall be a series of the Preferred Stock which shall be designated as the “Series A-1 Junior Participating Preferred Stock,” par value $0.01 per share, and the number of shares constituting such series shall be 1,400,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A-1 Junior Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2.  Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Series A-1 Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A-1 Junior Participating Preferred Stock, in preference to the holders of shares of Common Stock, par value $0.01 per share of the Company (the “Common Stock”), and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on any regular quarterly dividend payment date as shall be established by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A-1 Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A-1 Junior Participating Preferred Stock. In the event the Company shall at any time after June 1, 2008 (the “Rights Declaration Date”) declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A-1 Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event; provided, however, that no such adjustment shall be effected as a result of a Recapitalization in accordance with the terms of that Recapitalization and Distribution Agreement, dated as of June 2, 2008, between the Company and MetLife, Inc. (“Recapitalization”).

(B) The Company shall declare a dividend or distribution on the Series A-1 Junior Participating Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A-1 Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A-1 Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A-1 Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A-1 Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may, in accordance with applicable law, fix a record date for the determination of holders of shares of Series A-1 Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law; provided, however, that no such adjustment shall be effected as a result of the Recapitalization.

Section 3.  Voting Rights.

The holders of shares of Series A-1 Junior Participating Preferred Stock shall have the following voting rights:

(A) Each share of Series A-1 Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes to which holders of shares of Series A-1 Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or in the Company’s Restated Articles of Incorporation, as amended, and except as otherwise provided by law, the holders of Series A-1 Junior Participating Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights, shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(C) Except as otherwise set forth herein or in the Company’s Restated Articles of Incorporation, as amended, and except as otherwise provided by law, holders of Series A-1 Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(A) Whenever dividends or distributions payable on the Series A-1 Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A-1 Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A-1 Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A-1 Junior Participating Preferred Stock, except dividends paid ratably on the Series A-1 Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) except as permitted in Section 4(A)(iv) below, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A-1 Junior Participating Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A-1 Junior Participating Preferred Stock; and

(iv) purchase or otherwise acquire for consideration any shares of Series A-1 Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A-1 Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.

Any shares of Series A-1 Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

Section 6.  Liquidation, Dissolution or Winding Up.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock of the Company ranking prior and superior to the Series A-1 Junior Participating Preferred Stock with respect to liquidation, upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A-1 Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A-1 Junior Participating Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A-1 Liquidation Preference”). Following the payment of the full amount of the Series A-1 Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A-1 Junior Participating Preferred Stock, unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A-1 Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock dividends, and subdivisions, combinations and consolidations with respect to the Common Stock) (such number in clause (ii) being referred to as the “Adjustment Number”). Following the payment of the full amount of the Series A-1 Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A-1 Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A-1 Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Series A-1 Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event there are not sufficient assets available to permit payment in full of the Series A-1 Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A-1 Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event; provided, however, that no such adjustment shall be effected as a result of the Recapitalization.

Section 7.  Consolidation, Merger, etc.

In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A-1 Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A-1 Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event; provided, however, that no such adjustment shall be effected as a result of the Recapitalization.

Section 8.  Redemption.

The shares of Series A-1 Junior Participating Preferred Stock shall not be redeemable.

Section 9.  Ranking.

The Series A-1 Junior Participating Preferred Stock shall rank junior to all other series of the Company’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10.  Fractional Shares.

Series A-1 Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A-1 Junior Participating Preferred Stock.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this           day of May, 2008.

By:
Name:     [NAME OF OFFICER]

Title:	[OFFICE]

Attest

By:
Name:     [NAME OF OFFICER]

Title:	[OFFICE]

Exhibit B-1

[Form of Right Certificate]

Certificate No. R-                     Rights

NOT EXERCISABLE AFTER THE EXPIRATION DATE. AT THE
OPTION OF THE COMPANY, THE RIGHTS ARE SUBJECT TO
REDEMPTION AT $0.001 PER RIGHT OR EXCHANGE FOR COMMON
STOCK, UNDER THE CIRCUMSTANCES AND ON THE TERMS SET
FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN
CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN
ACQUIRING PERSON AND ANY SUBSEQUENT HOLDER OF SUCH
RIGHTS MAY BECOME NULL AND VOID. [THE RIGHTS
REPRESENTED BY THIS RIGHT CERTIFICATE WERE ISSUED TO A
PERSON WHO WAS AN ACQUIRING PERSON. THIS RIGHT
CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY ARE VOID
IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE
RIGHTS AGREEMENT.]*

Right Certificate

REINSURANCE GROUP OF AMERICA, INCORPORATED

This certifies that          , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Section 382 Rights Agreement dated as of June 2, 2008 (the “Rights Agreement”) between Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 p.m. St. Louis, Missouri time on the Expiration Date, as that term is defined in the Rights Agreement, at the shareholder services office (or such office designated for such purpose) of the Rights Agent, or its successor as Rights Agent, one one-hundredth of a fully paid, nonassessable share of the Series A-1 Junior Participating Preferred Stock, par value $0.01 per share (“Preferred Stock”), of the Company, at a purchase price of $      per one one-hundredth of a share (the “Purchase Price”) upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of shares which may be purchased upon exercise of each Right) and the Purchase Price set forth above, are the number and Purchase Price as of          ,          , based on the shares of Preferred Stock of the Company as constituted at such date.

The Purchase Price and the number of shares of Preferred Stock which may be purchased upon the exercise of each of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events as provided in the Rights Agreement.

This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the Company and the above-mentioned office of the Rights Agent and are also available upon written request to the Company.

This Right Certificate, with or without other Right Certificates, upon surrender at the shareholder services office (or such office designated for such purpose) of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of shares of Preferred Stock as the Rights evidenced by the Right Certificate or Right

* The portion of the legend in brackets shall be inserted only if applicable.

Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive, upon surrender hereof, another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $0.001 per Right on or prior to the Stock Acquisition Date (as defined in the Rights Agreement). In addition, subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be exchanged by the Company at its option for one share of Common Stock following the Stock Acquisition Date.

No fractional shares of Preferred Stock will be issued upon the exercise of any Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts). In lieu of fractions of a share, a cash payment will be made, as provided in the Rights Agreement.

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Dated as of          ,          .

Attest:	REINSURANCE GROUP OF AMERICA, INCORPORATED
By Name: Title:	By Name: Title:

Countersigned:

MELLON INVESTOR
SERVICES LLC

By:
Authorized signature

[Form of Reverse Side of Right Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
holder desires to transfer the Right Certificate.)

FOR VALUE RECEIVED

hereby sells, assigns and transfers unto

(Please print name and address of transferee)

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint           Attorney to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

Dated:
Signature

(Signature must conform in all respects to
name of holder as specified on the face of
this Right Certificate)

Signature Guaranteed:

Signatures must be guaranteed by a member or a participant in the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program.

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

(1) this Right Certificate [     ] is [     ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

(2) after due inquiry and to the best knowledge of the undersigned, it [     ] did [     ] did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or subsequently became an Acquiring Person.

Dated:
Signature

(Signature must conform in all respects to
name of holder as specified on the face of
this Right Certificate)

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to
exercise the Right Certificate.)

To Reinsurance Group of America, Incorporated:

The undersigned hereby irrevocably elects to exercise Rights represented by this Right Certificate to purchase the shares of Preferred Stock issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Name:

Address:

Social security or taxpayer identification number:

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Name:

Address:

Social security or taxpayer identification number:

Dated:
Signature

(Signature must conform in all respects to
name of holder as specified on the face of
this Right Certificate)

Signature Guaranteed:

Signatures must be guaranteed by a member or a participant in the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program.

NOTICE

The signature in the foregoing Forms of Assignment and Election must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

(1) the Rights evidenced by this Right Certificate [     ] are [     ] are not being exercised by or on behalf of a Person who is or was an Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

(2) this Rights Certificate [     ] is [     ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

(3) after due inquiry and to the best knowledge of the undersigned, it [     ] did [     ] did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or became an Acquiring Person.

Dated:
Signature

(Signature must conform in all respects to
name of holder as specified on the face of
this Right Certificate)

Signature Guaranteed:

Signatures must be guaranteed by a member or a participant in the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program.

NOTICE

The signature in the foregoing Forms of Assignment and Election must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

In the event the certification set forth above in the form of Assignment or the form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the beneficial owner of the Rights evidenced by this Right Certificate to be an Acquiring Person (as defined in the Rights Agreement) and such Assignment or Election to Purchase will not be honored as described in Section 7(e) of the Rights Agreement.

Exhibit C

REINSURANCE GROUP OF AMERICA, INCORPORATED
Summary of Preferred Stock
Purchase Rights

On June 1, 2008, the Board of Directors of Reinsurance Group of America, Incorporated (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $.01 per share, of the Company (the “Common Stock”). The dividend distribution is payable on June 12, 2008 (the “Record Date”) to the shareholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A-1 Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company at a price of $200 per one one-hundredth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Section 382 Rights Agreement, dated as of June 2, 2008, as the same may be amended from time to time (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).

The Rights Plan is intended to act as a deterrent to any person (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company) from becoming or obtaining the right to become, a 5% Shareholder (as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”)) without the approval of at least a majority of the members of our Board of Directors then in office (any such person who becomes a 5% Shareholder, other than as described below, an “Acquiring Person”). The holdings of independently managed mutual funds should not be combined for purposes of calculating ownership percentages under the Rights Plan. Notwithstanding the foregoing, shareholders who own 5.0% or more (by value) of our outstanding (i) Common Stock, (ii) preferred stock (other than preferred stock described in Section 1504(a)(4) of the Code) of the Company, (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock (other than preferred stock described in Section 1504(a)(4) of the Code) of the Company, and (iv) any other interest that would be treated as “stock” of the Company pursuant to Treasury Regulation § 1.382-2T(f)(18), “Corporation Securities”) as of the close of business on June 2, 2008 will not be an Acquiring Person and therefore will not trigger the Rights Plan, so long as they do not acquire any additional shares (other than acquisitions as a result of the exercise of options or warrants granted by the Company or certain internal distributions between MetLife and its subsidiaries). In addition, persons who become a 5% Shareholder in connection with certain transactions taken pursuant to the Recapitalization and Distribution Agreement, dated as of June 1, 2008 (the “Recapitalization and Distribution Agreement”), by and between us and MetLife Inc. (together with its subsidiaries, “MetLife”), will not be an Acquiring Person and will not trigger the Rights Plan, including persons who become 5% Shareholders as a result of the distribution of Common Stock in the Split-Off, or in any debt exchanges or additional split-offs (“Additional Divestiture Transactions”), contemplated by the Recapitalization and Distribution Agreement (although the Rights Plan does not exempt any future acquisitions of Corporation Securities by such persons (other than in subsequent Additional Divestiture Transactions or in acquisitions exempted by the Company).

Any Rights held by an Acquiring Person are void and may not be exercised. Our Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Rights Plan at any time prior to the time the Rights are no longer redeemable.

Until the earlier to occur of (i) the close of business on the tenth business day following the date of public announcement or the date on which the Company first has notice or determines that a person has become an Acquiring Person without the prior express written consent of the Company executed on behalf of the Company by a duly authorized officer of the Company following express approval by action of at least a majority of the members of the Board of Directors then in office (the “Stock Acquisition Date”), or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors but not later than the Stock Acquisition Date) following the commencement of a tender offer or exchange offer to acquire Corporation Securities, without the prior written consent of the Company, by a person (other than the Company, any subsidiary of the Company or an employee benefit plan of the Company)

which, upon consummation, would result in such party’s becoming an Acquiring Person (the earlier of the dates in clause (i) or (ii) above being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Company’s Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate certificates alone will then evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire, if not previously exercised, on the earlier of date which is 36 months and one day from the Acceptance Time for the Split-Off and the date that our Board of Directors, in its sole discretion, determines (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company. The Rights will also expire in the event the Recapitalization and Distribution Agreement terminates in accordance with its terms prior to the consummation of the Split-Off.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-hundredths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock (other than the Recapitalization) occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable and will be junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Preferred Stock will have a preferential dividend in an amount equal to 100 times any dividend declared on each share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will receive a preferred liquidation payment per share of Preferred Stock of equal to the greater of $100 and 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

If any person or group becomes an Acquiring Person without the prior written consent of the Board of Directors (and such person is not an Exempted Person or a Grandfathered Person), each Right, except those held by such Acquiring Person, would entitle each holder of a Right to acquire such number of shares of the

Company’s Common Stock as shall equal the result obtained by multiplying the then current Purchase Price by the number of one one-hundredths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current per-share market price of Company Common Stock.

With certain exceptions, no adjustment to the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions that are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

At any time prior to the tenth business day after the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Amounts paid upon any redemption of the Rights will be rounded down to the nearest penny.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including, without limitation, in connection with the proposed Recapitalization, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

A copy of the Rights Agreement has been filed with the U.S. Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

Appendix E

June 1, 2008

Special Committee of the Board of Directors
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017

Members of the Special Committee of the Board of Directors:

We understand that Reinsurance Group of America, Incorporated (“RGA”) and MetLife, Inc. ( “MetLife”) propose to enter into a Recapitalization and Distribution Agreement (the “Agreement”) substantially in the form of the draft dated June 1, 2008. Pursuant to the Agreement, RGA will recapitalize its common stock, par value $0.01 per share (the “RGA Common Stock”), into two classes of common stock: (i) Class A common stock (the “Class A Common Stock”), which, voting together as a single class, is entitled to elect no more than 20% of the directors of RGA, and (ii) Class B common stock (the “Class B Common Stock”), which, voting together as a single class, is entitled to elect at least 80% of the directors of RGA. The Agreement further provides that (i) each issued and outstanding share of RGA Common Stock will be changed into and reclassified as one share of Class A Common Stock pursuant to the Amended and Restated Articles of Incorporation of RGA, and (ii) immediately thereafter, General American Life Insurance Company, a subsidiary of MetLife, will exchange each share of Class A Common Stock held by it, other than certain specified shares of Class A Common Stock (subject to the terms and conditions set forth in the Agreement), for one share of Class B Common Stock (such reclassification and exchange are collectively referred to herein as the “Recapitalization”). Pursuant to the Agreement, MetLife will commence an exchange offer to its stockholders in which it will offer to acquire MetLife’s common stock, par value $0.01 per share, in exchange for the shares of Class B Common Stock held by MetLife and its subsidiaries after the Recapitalization (the “Split-Off”), and thereafter distribute any remaining shares of Class B Common Stock held by MetLife and its subsidiaries to its securityholders through one or more public or private exchanges of MetLife’s debt securities (each, a “Debt Exchange”) and/or one or more subsequent split-off transactions (each, a “Subsequent Split-Off”, and together with the Split-Off and any Debt Exchange, the “Divestiture”), such that, after completion of the Divestiture, MetLife and its subsidiaries will no longer hold any shares of Class B Common Stock. The Recapitalization and the Divestiture, taken as a whole, are collectively referred herein to as the “Transaction”. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have informed us that MetLife currently owns approximately 52% of RGA Common Stock. You have also informed us that MetLife will undertake the Divestiture only if it can be effected on a tax-free basis, which requires that MetLife hold shares having the right, voting together as a single class, to elect at least 80% of the directors of RGA. In addition, RGA has informed us that RGA presently expects that, following the Divestiture, the Board of Directors of RGA will consider submitting to a shareholder vote at the next regularly scheduled annual shareholders’ meeting of RGA, or at a special meeting called for such purpose, a proposal to convert the Class B Common Stock to Class A Common Stock on a share-for-share basis (the “Conversion”). However, you have informed us that there can be no assurance that the Board of Directors of RGA will consider proposing a Conversion or resolve to submit such a proposal to the RGA shareholders or, if submitted, that the RGA shareholders will approve such a Conversion.

You have asked for our opinion as to whether the Transaction is fair from a financial point of view to the holders of RGA Common Stock (other than MetLife and its subsidiaries (excluding RGA and its subsidiaries), which are collectively referred to herein as the “Excluded Parties”).

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of RGA;

ii)	discussed the past and current operations and financial condition and the prospects of RGA, including information relating to certain strategic, financial and operational benefits and costs anticipated from the Transaction, with senior executives of RGA;
iii)	discussed with the Special Committee of the Board of Directors of RGA the strategic, financial and operational benefits and costs anticipated from the Transaction, the Transaction structure and its impact on the public holders of RGA Common Stock and alternatives for enhancing the stock float of RGA Common Stock;
iv)	reviewed the reported prices and trading activity for RGA Common Stock;
v)	compared the financial performance of RGA and the prices and trading activity of RGA Common Stock with that of certain other publicly-traded companies comparable to RGA, and their respective securities;
vi)	reviewed the financial terms, stock price performance and stock float characteristics, to the extent publicly available, of certain precedent transactions that we deemed generally comparable to the Transaction;
vii)	reviewed the trading performance of companies with dual-class stock structures that we deemed generally comparable to the dual-class stock structure that RGA will have in place after consummation of the Transaction;
viii)	participated in discussions and negotiations among representatives of MetLife and RGA and their respective financial, legal, and tax advisors;
ix)	reviewed the private letter ruling issued by the Internal Revenue Service dated March 14, 2008 regarding various tax aspects of the Transaction;
x)	reviewed drafts of the Agreement, including RGA’s proposed Amended and Restated Articles of Incorporation, and certain related documents; and
xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by MetLife and RGA and formed a substantial basis for this opinion. With respect to the information provided to us relating to certain strategic, financial and operational benefits and costs anticipated from the Transaction, we have assumed that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of RGA as to such matters, and we express no opinion with respect to such information or the assumptions on which it is based. We have not made and have not assumed responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of RGA, nor have we been furnished with any such appraisals. We note that we are not legal or tax experts and have relied upon, without independent verification, the assessment of RGA’s legal and tax advisors with respect to the legal and tax matters related to the proposed Transaction.

In arriving at our opinion, we have assumed, with your consent, that RGA will not incur any tax as a result of the Recapitalization, the Divestiture or a Conversion, and that the Recapitalization and the Divestiture will not result in any limitation on the ability of RGA or any of its subsidiaries to utilize their net operating losses, including under Section 382 of the Internal Revenue Code. As part of the Recapitalization, we understand that RGA will adopt an amended and restated shareholder rights plan and amend its charter to restrict certain acquisitions and dispositions of Class A Common Stock and Class B Common Stock by certain persons, in each case to protect RGA’s ability to utilize its net operating losses and other tax attributes, and we have assumed, with your consent, that RGA will implement and enforce the amended and restated shareholder rights plan and those restrictions. We have assumed that the Transaction will be consummated in accordance with the terms of the Agreement without amendments, waivers or modifications, regulatory or otherwise, that collectively would have a material adverse effect on RGA or the shareholders of RGA Common Stock (other than the Excluded Parties).

Our opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof, and the conditions and prospects, financial and otherwise, of RGA as they are represented to us as of the date hereof or as they were reflected in the information and documents reviewed by us. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. Our opinion assumes that the shares of RGA are fully and widely distributed among investors and are subject only to normal trading activity. We note that trading in RGA Common Stock for a period commencing with the public announcement of the Transaction, and Class A Common Stock and Class B Common Stock continuing for a time following completion of the Transaction, may involve a redistribution of such securities among MetLife’s security holders and RGA’s shareholders and other investors and, accordingly, during such periods, such securities may trade at prices below those at which RGA Common Stock traded prior to the public announcement and those at which Class A Common Stock and Class B Common Stock would trade on a fully distributed basis after the Transaction. The estimation of market trading prices of newly distributed securities is subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of the firm making such estimates. In addition, the market prices of such securities will fluctuate with changes in market conditions, the conditions and prospects, financial and otherwise, of RGA, and other factors which generally influence the prices of securities. We have assumed that there will not be a material adverse effect on the business as it relates to RGA’s credit rating as a result of the consummation of the proposed Transaction. In rendering our opinion, we do not in any manner address the prices at which RGA Common Stock will trade subsequent to the announcement of the Transaction or as to the price or prices at which the shares of Class A Common Stock or Class B Common Stock may trade subsequent to the consummation of the Transaction. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of RGA’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of RGA Common Stock in the Transaction.

We have acted as financial advisor to the Special Committee of the Board of Directors of RGA in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Transaction. In the two years prior to the date hereof, we and our affiliates have provided financing services for RGA and MetLife, and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of MetLife, RGA or any other company or any currency or commodity that may be involved in the Transaction.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. It is understood that this letter is for the information of the Special Committee of the Board of Directors of RGA and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing that RGA is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable federal securities law. This letter does not constitute a recommendation to the Special Committee of the Board of Directors of RGA or any holders of RGA Common Stock as to how to vote in connection with the Transaction. This opinion does not address (i) RGA’s underlying business decision to pursue the Transaction, (ii) the relative merits of the Transaction as compared to any alternative business strategies that might exist for RGA or (iii) the effects of any other transaction in which RGA might engage.

You have not authorized us to solicit, and we have not solicited, any indications of interest or proposals for the acquisition of, or any business combination or extraordinary transaction involving, either the stock or assets of RGA.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Transaction is fair, from a financial point of view, to the holders of RGA Common Stock (other than the Excluded Parties).

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael B. Ostow
Michael B. Ostow
Managing Director

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor will there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED JUNE 3, 2008

METLIFE, INC.
Offer to Exchange
29,243,539 Shares of Class B Common Stock
of
REINSURANCE GROUP OF AMERICA, INCORPORATED
which are owned by MetLife, Inc.
for
Outstanding Shares of Common Stock
of
METLIFE, INC.

THE EXCHANGE OFFER WILL EXPIRE AT [•], NEW YORK CITY TIME, AT THE END OF [•], 2008 UNLESS THE OFFER IS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

MetLife is offering to exchange 29,243,539 shares of RGA class B common stock in the aggregate for outstanding shares of MetLife common stock that are validly tendered and not properly withdrawn. For each $1.00 of MetLife common stock accepted in the exchange offer, you will receive approximately $[ • ] of RGA class B common stock, subject to a limit of [ • ] shares of RGA class B common stock per share of MetLife common stock. In addition, the exchange offer does not provide for a minimum exchange ratio. If the limit is in effect, you will receive less than $[ • ] of RGA class B common stock for each $1.00 of MetLife common stock that you tender, and you could receive much less.

The value of the two stocks will be determined by reference to the average of the daily volume-weighted average prices, or daily VWAP, of MetLife common stock and RGA common stock on the NYSE on the last two trading days of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.” MetLife common stock and RGA common stock are listed on the NYSE under the symbols “MET” and “RGA,” respectively. RGA intends to apply to have its RGA class B common stock listed on the NYSE, subject to official notice of issuance. Following the completion of the exchange offer, subject to providing notice of issuance to the NYSE, RGA class A common stock is expected to be listed on the NYSE under the symbol “[RGA.A]” and RGA class B common stock is expected to be listed on the NYSE under the symbol “[RGA.B].” The reported last sales prices of MetLife common stock and RGA common stock on the NYSE were $[ • ] and $[ • ], respectively, on [ • ], and $[ • ] and $[ • ], respectively, on [ • ]. The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [ • ], based on the daily VWAPs of MetLife common stock and RGA common stock on [ • ] and [ • ], would have provided for [ • ] shares of RGA class B common stock to be exchanged for every share of MetLife common stock tendered and accepted.

There is currently no trading market for the RGA class B common stock, and the value of the RGA class B common stock that you will receive in the exchange offer is based on the price of RGA common stock. As a result, if immediately after the exchange offer, RGA class B common stock were to trade at a discount to RGA class A common stock, you would effectively receive less than $[ • ] of RGA class B common stock for each $1.00 of MetLife common stock accepted in the exchange offer.

See the section of this document entitled “Risk Factors” for a discussion of certain factors that you should consider in connection with the exchange offer.

Subject to the possible automatic extension of the exchange offer as described below, the final exchange ratio used to determine the number of shares of RGA class B common stock that you will receive for each share of MetLife common stock tendered and accepted in the exchange offer will be announced by 4:30 p.m., New York City time, on the expiration date of the exchange offer. At such time, the final exchange ratio will be available at www.metlife.com and from the information agent at www.[ • ].com and [ • ] (toll-free in the United States) or at [ • ] (elsewhere). MetLife will announce whether the limit on the number of shares that can be received for each share of MetLife common stock tendered and accepted is in effect at the expiration of the originally contemplated exchange offer period, through www.metlife.com and by press release, no later than 4:30 p.m. on the original expiration date. If the limit is in effect at that time, then the exchange ratio will be fixed at the limit and the exchange offer will be automatically extended until [ • ], New York City time, at the end of the second following trading day to permit stockholders to tender or withdraw their shares of MetLife common stock during those days. Throughout the exchange offer, indicative exchange ratios (calculated in the manner described in this document) will also be available on that website and from the information agent.

The terms and conditions of the exchange offer are described in this document, which you should read carefully. Neither MetLife nor RGA, nor any of their respective directors or officers makes any recommendation as to whether you should participate in the exchange offer. You must make your own decision after reading this document and consulting with your advisors.

MetLife’s obligations to exchange shares of RGA class B common stock for shares of MetLife common stock are subject to the conditions described under “The Exchange Offer — Conditions for Completing the Exchange Offer.”

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this document is [•], 2008.

ADDITIONAL INFORMATION

This document, which forms part of a registration statement on Form S-4 filed with the SEC by RGA (File No. 333-[ • ]), constitutes an exchange offer prospectus under Section 5 of the U.S. Securities Act of 1933, as amended (which is referred to as the “Securities Act”), pursuant to which MetLife is offering to exchange shares of RGA class B common stock for MetLife common stock.

This document incorporates by reference important business and financial information about MetLife and RGA from documents that are not included in or delivered with this document. For a list of the documents incorporated by reference into this document, see “Where You Can Find More Information.” This information is available to you without charge upon your written or oral request. You can obtain documents related to MetLife and RGA that are incorporated by reference in this document, without charge, from the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company.

MetLife, Inc. 1 MetLife Plaza, Long Island City, NY 11101 Attn: Investor Relations (212) 578-2211 metir@metlife.com www.metlife.com	Reinsurance Group of America, Incorporated 1370 Timberlake Manor Parkway Chesterfield, MO 63017 Attn: Corporate Secretary (636) 736-7000 www.rgare.com

(All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.)

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents. You also may ask any questions about the exchange offer or request copies of the documents, without charge, upon written or oral request to the information agent, [ • ].

In order to receive timely delivery of the documents with respect to the exchange offer, you must make your requests no later than [ • ], 2008.

In deciding whether to tender your shares of MetLife common stock in the exchange offer, you should rely only on the information contained or incorporated by reference into this document. Neither MetLife nor RGA has authorized any person to provide you with any information that is different from, or in addition to, the information that is contained in this document. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Offer-i

REGULATORY STATEMENT

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange any shares of MetLife common stock, RGA common stock, RGA class A common stock or RGA class B common stock in any jurisdiction in which the offer, sale or exchange is not permitted. The restrictions set out below apply to persons in the specified countries. There may be additional restrictions that apply in other countries. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the RGA class B common stock that may apply in their home countries. MetLife and RGA cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer — Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on either the recapitalization or exchange offer outside the United States.

Australia.  This document does not constitute a disclosure document under Part 6D.2 of the Corporations Act 2001 of the Commonwealth of Australia (the “Australian Corporations Act”) and has not been, and will not be, lodged with the Australian Securities and Investments Commission. No offer of securities is being made in Australia, and the distribution or receipt of this document in Australia does not constitute an offer of securities capable of acceptance by any person in Australia, except in the limited circumstances described in this document relying on certain exemptions in section 708 of the Australian Corporations Act.

Canada.  The exchange offer is not being made directly or indirectly in, nor is either the recapitalization or the exchange offer capable of acceptance from, Canada or by use of the mails, or any means or instrumentality of Canada and cannot be accepted by any such use, means or instrumentality or otherwise from within Canada. Copies of this document and any related offering documents are being mailed to holders of either RGA common stock or MetLife common stock with registered addresses in Canada for information purposes only.

European Economic Area.  In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of any shares of RGA class A common stock or class B common stock as contemplated by this document may be made in that Relevant Member State, except in the limited circumstances specified in this document, provided that no such offer of shares of RGA class A common stock or RGA class B common stock will result in a requirement for the publication by MetLife, RGA or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive. In this document, the expression “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of the European Union, and includes any implementing measures in each Relevant Member State.

Japan.  The exchange offer is not being made directly or indirectly in, nor is the exchange offer capable of acceptance from, Japan. Copies of this document and any related offering documents are being mailed to holders of either RGA common stock or MetLife common stock with registered addresses in Japan for information purposes only.

United Kingdom.  This document is only being distributed to and directed at (1) persons outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). Shares of RGA class A common stock or RGA class B common stock are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Offer-ii

Offer-iii

Offer-iv

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The questions and answers below highlight only selected information relating to the exchange offer. They do not contain all of the information that may be important to MetLife stockholders. MetLife stockholders should read carefully this entire document, including its annexes, to understand fully the exchange offer and related transactions.

Q:	What is happening in this transaction?

A:	MetLife and RGA entered into a recapitalization and distribution agreement, pursuant to which MetLife will dispose of most of its equity interest in RGA to MetLife’s security holders. The transaction consists of:

• a recapitalization of RGA common stock into two classes of common stock — RGA class A common stock and RGA class B common stock (which is referred to as the “recapitalization”); and

• an exchange offer pursuant to which MetLife will acquire MetLife common stock in exchange for RGA class B common stock (which is referred to as the “exchange offer” or “split-off”).

In addition, to the extent that MetLife holds any RGA class B common stock following the exchange offer, MetLife will dispose of such RGA class B common stock in:

• one or more public or private debt exchanges, pursuant to which MetLife will acquire MetLife debt securities in exchange for RGA class B common stock (each of which is referred to as a “debt exchange”); and/or

• one or more subsequent split-offs, pursuant to which MetLife will acquire MetLife common stock in exchange for RGA class B common stock (each of which is referred to as a “subsequent split-off”).

The complete divestiture of MetLife’s RGA class B common stock whether accomplished by the exchange offer and any debt exchanges and/or any subsequent split-offs is referred to in this document as the “divestiture.” Following completion of the divestiture, MetLife and its subsidiaries will hold no RGA class B common stock and 3,000,000 shares of RGA class A common stock. MetLife has agreed to complete the divestiture on or before the first anniversary of the completion of the exchange offer.

Recapitalization. MetLife and its subsidiaries currently hold approximately 52% of the outstanding RGA common stock. In the recapitalization, all of the outstanding shares of RGA common stock will be reclassified into RGA class A common stock. Immediately thereafter, MetLife and its subsidiaries will exchange all of their RGA class A common stock (other than 3,000,000 shares acquired by MetLife during the fourth quarter of 2003, which are referred to as the “recently acquired stock,” which constitute approximately 5% of the outstanding RGA common stock) for an equivalent number of shares of RGA class B common stock.

Exchange Offer. This document relates to the exchange offer, and is being sent to MetLife stockholders to enable them to make their investment decision as to whether to tender some or all of their shares of MetLife common stock in exchange for RGA class B common stock.

In the exchange offer, MetLife is making an offer to MetLife stockholders to acquire their shares of MetLife common stock in exchange for all of the 29,243,539 shares of RGA class B common stock that MetLife and its subsidiaries will hold after the recapitalization. For each $1.00 of MetLife common stock accepted in the exchange offer, tendering MetLife stockholders will receive approximately $[ • ] of RGA class B common stock, subject to a limit of [ • ] shares of RGA class B common stock per share of MetLife common stock. A description of the terms and conditions of the exchange offer is set forth under “The Exchange Offer.”

Debt Exchange / Subsequent Split-Offs. To the extent that MetLife or its subsidiaries hold any RGA class B common stock after the exchange offer, MetLife will dispose of such RGA class B common stock in one or more debt exchanges and/or one or more subsequent split-offs, thus completing the divestiture on or prior to the first anniversary of the completion of the exchange offer.

MetLife currently expects that, if it continues to hold any RGA class B common stock after the completion of the exchange offer, it will divest such shares in a private debt exchange pursuant to an arrangement with one or more investment

Offer-1

banks (which are referred to as the “participating banks”). MetLife currently expects that the participating banks will purchase an amount of MetLife debt securities (either in the market, through one or more tender offers commenced prior to or after the closing of the exchange offer and/or in private transactions) so that, when such MetLife debt securities are exchanged with MetLife in any debt exchanges, the participating banks will receive any remaining shares of RGA class B common stock then held by MetLife and its subsidiaries, thereby completing the divestiture. The participating banks may sell the RGA class B common stock that they receive in any debt exchanges in the market or to a third party, including pursuant to a registered public offering. In connection with this potential sale, MetLife currently expects that the participating banks will enter into a registration rights agreement with RGA, which agreement will provide the participating banks with rights to request RGA to file a registration statement to register the sale of RGA class B common stock to the public.

The shares of RGA class B common stock distributed by MetLife pursuant to the exchange offer, any debt exchanges and any subsequent split-offs will constitute 100% of the RGA class B common stock that MetLife and its subsidiaries will receive in the recapitalization.

Q:	Why has MetLife decided to engage in the divestiture?

A:	MetLife believes that the divestiture will provide numerous corporate benefits to itself and its stockholders, as well as to RGA and its shareholders, the most important of which are listed below.

• Facilitate MetLife and RGA’s Respective Expansion and Growth.  MetLife and RGA have significantly different competitive strengths and operating strategies, and, with RGA generating only a small portion of MetLife’s consolidated operating earnings, each company believes that the divestiture will strengthen its ability to focus its managerial and financial resources on developing and growing its core businesses.

• Reduce MetLife’s Exposure to Global Reinsurance Business.  The divestiture will enable MetLife to significantly reduce its current exposure to the reinsurance business, a segment of the global insurance industry that produces more volatile earnings and whose growth lags behinds MetLife’s core business segments.

Q:	Why is the RGA board of directors recommending the divestiture?

A:	The RGA board of directors believes that the divestiture will provide numerous corporate benefits to itself and the RGA shareholders, the most important of which are listed below.

• Eliminate Stock Overhang.  The divestiture is expected to eliminate the overhang on the market for RGA common stock that results from having a large corporate shareholder, thereby increasing the liquidity and public float of RGA’s common stock and consequently, following the divestiture, RGA expects its common stock to trade more efficiently than it does today. Moreover, RGA expects that, following the divestiture, its common stock will be more widely followed by the equity research community than is the case presently. Accordingly, RGA expects these factors to provide it with greater flexibility to use its equity as currency for acquiring complementary operations and raising cash for its business operations on a more efficient basis and to enhance the attractiveness of its equity-based compensation plans, thereby increasing RGA’s ability to attract and retain quality employees.

• Allow RGA to Make Independent Decisions.  As MetLife and RGA’s businesses evolve over time, and their business strategies diverge, the divestiture will allow RGA to pursue its future business initiatives free from the constraints of having a controlling corporate shareholder whose policies may conflict with the best interests of RGA’s businesses. Absent the divestiture, it is possible that, under certain circumstances, such constraints could restrict RGA’s ability to make investments or pursue strategies that RGA management believes are in the best long-term interests of RGA.

• Eliminate Customer Conflicts.  At present, a number of key customers of RGA are direct competitors of MetLife. Some key customers of RGA have expressed concern, and are expected to continue to express concern, about the indirect benefit that MetLife derives from

Offer-2

the business it conducts with RGA. RGA expects that the divestiture will eliminate these customer conflicts, and that the elimination of these conflicts will benefit RGA’s business going forward.

• Change in Control Premium.  The divestiture may permit RGA shareholders to share in any premium associated with a change in control of RGA, if such an event should occur. The requirements relating to the qualification of the divestiture for tax-free treatment, however, may restrict RGA’s ability to engage in certain change in control transactions.

Q:	Why did MetLife choose the exchange offer to divest its shares of RGA?

A:	The divestiture is believed to be a tax-efficient way to achieve the goals outlined in response to the question immediately above. The exchange offer is expected to be a tax-free transaction to both MetLife and its stockholders for U.S. federal income tax purposes (except with respect to any cash received instead of fractional shares of RGA class B common stock).

In addition, the exchange offer will enable MetLife stockholders to adjust their investment between MetLife and RGA on a voluntary basis.

Q:	Why is RGA engaging in a recapitalization concurrently with the exchange offer?

A:	For the divestiture to be tax-free to MetLife and its stockholders, current U.S. federal income tax law generally requires, among other things, that MetLife distribute to its security holders stock of RGA having the right to elect at least 80% of the members of the RGA board of directors. Accordingly, RGA will engage in the recapitalization such that, after the recapitalization, RGA’s outstanding equity capital structure will consist of RGA class A common stock and RGA class B common stock. The RGA class A common stock will be identical in all respects to RGA’s current common stock, and will also be identical in all respects to the RGA class B common stock (including with respect to dividends and voting on matters other than director-related matters), and will vote together as a single class, except with respect to certain limited matters required by Missouri law described below and, except that, in each case:

• the holders of RGA class A common stock, voting together as a single class, will be entitled to elect no more than 20% of the directors of RGA;

• the holders of RGA class B common stock, voting together as a single class, will be entitled to elect at least 80% of the directors of RGA; and

• holders of 15% or more of the RGA class B common stock will have reduced voting power with respect to directors if they do not also hold an equal or greater proportion of RGA class A common stock (see “The Transactions — RGA Special Meeting and Proposals”).

If, for example, the RGA board of directors were to consist of five directors, four would be designated for election by the holders of the RGA class B common stock and one would be designated for election by the holders of the RGA class A common stock. Following the recapitalization, MetLife will hold all of the outstanding shares of RGA class B common stock and thus can distribute to its security holders RGA stock having the right to elect 80% of the members of the RGA board of directors.

Q:	How will the relationship between RGA and MetLife change after the exchange offer is completed?

A:	After the exchange offer, because MetLife will no longer own a controlling interest in RGA, the RGA board of directors and management will be free to pursue initiatives that they believe are in RGA’s best interest, without requiring these initiatives to be consistent with MetLife’s view of the best interests of RGA or MetLife. In addition, all three of the RGA directors who are also officers of MetLife will resign from the RGA board of directors. See “The Transactions — MetLife’s Reasons for the Divestiture.”

Q:	Will the divestiture have a financial impact on RGA?

A:	RGA does not expect the divestiture to have any material impact on the financial condition or results of operations of RGA.

Q:	Who may participate in the exchange offer?

A:	Any U.S. holder of MetLife common stock may participate in the exchange offer.

Although MetLife has mailed this document to its stockholders to the extent required by

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U.S. law, including stockholders located outside the United States, this document is not an offer to sell or exchange, and it is not a solicitation of an offer to buy, any shares of MetLife common stock, RGA class A common stock or RGA class B common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. RGA and MetLife have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange the RGA class B common stock outside the United States. Therefore, the ability of any non-U.S. person to tender MetLife common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for MetLife or RGA to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to the availability of an exemption under their home country laws that would allow them to participate in the exchange offer without the need for MetLife or RGA to take any action to facilitate a public offering in that country or otherwise. MetLife and RGA will rely on those representations and, unless the exchange offer is terminated, MetLife plans only to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the RGA class B common stock that may apply in their home countries. MetLife and RGA cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer — Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Q:	Can I participate in the exchange offer if I hold MetLife shares through the MetLife Policyholder Trust?

A:	Yes. If you hold trust interests in the MetLife Policyholder Trust, the trust custodian will mail you a request for instructions as to whether to tender your proportionate share of the MetLife common stock held by the MetLife Policyholder Trust. If you elect to instruct the trust custodian to tender your proportionate share of MetLife common stock, your trust interests will be reduced to reflect such tender. As a trust beneficiary, you may, by delivering written notice to the trust custodian, revoke any instructions you may have previously given in connection with the exchange offer to the extent that the trust custodian may withdraw previously tendered shares of MetLife common stock under the terms of the exchange offer. Such withdrawal instructions must be delivered to the trust custodian in a written form specified by the custodian and will not be effective unless the trust custodian receives them at least three business days prior to the last day upon which shares of MetLife common stock may be withdrawn under the terms of the exchange offer. Upon completion of the exchange offer, the transfer agent will promptly deliver any shares of RGA class B common stock received on your behalf pursuant to the exchange offer, including any cash received in lieu of fractional shares, together with a written statement indicating the number of trust interests you retain following completion of the exchange offer, in each case in accordance with the terms of the trust agreement for the MetLife Policyholder Trust.

Q:	How many shares of RGA class B common stock will tendering MetLife stockholders receive for shares of MetLife common stock accepted in the exchange offer?

A:	The exchange offer is designed to permit tendering MetLife stockholders to exchange their shares of MetLife common stock for

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shares of RGA class B common stock at a [ • ]% discount to the per-share value of RGA class B common stock, calculated as set forth in this document. Stated another way, for each $1.00 of MetLife common stock accepted in the exchange offer, tendering MetLife stockholders will receive approximately $[ • ] of RGA class B common stock, based on the calculated per-share values determined by reference to the average of the daily volume-weighted average price (which is referred to as the “VWAP”) of MetLife common stock and RGA common stock on the NYSE on the last two trading days of the exchange offer.

Please note, however, that:

• the number of shares of RGA class B common stock that tendering MetLife stockholders can receive is subject to a limit of [ • ] shares of RGA class B common stock for each share of MetLife common stock accepted in the exchange offer. If the limit is in effect, tendering MetLife stockholders will receive less than $[ • ] of RGA class B common stock for each $1.00 of MetLife common stock, depending on the calculated per-share values of MetLife common stock and RGA class B common stock at the expiration date of the exchange offer, and they could receive much less;

• the exchange offer does not provide for a minimum exchange ratio; and

• because the exchange offer is subject to proration, the number of shares of MetLife common stock that MetLife accepts in the exchange offer may be less than the number of shares that are tendered. Proration will be applied in accordance with the procedures described under “The Exchange Offer — Proration.” References in this document to “proration” are to such procedures.

MetLife will announce whether the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the originally contemplated exchange offer period, through www.metlife.com and by press release, no later than 4:30 p.m. on the expiration date of the exchange offer. If the limit is in effect at that time, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until [ • ] at the end of the second following trading day to permit stockholders to tender or withdraw their shares of MetLife common stock during those days.

Q:	Why is there a limit on the number of shares of RGA class B common stock tendering MetLife stockholders can receive for each share of MetLife common stock that they tender?

A:	Tendering MetLife stockholders cannot receive more than [ • ] shares of RGA class B common stock for each share of MetLife common stock accepted in the exchange offer. If the limit is in effect, tendering MetLife stockholders will receive less than $[ • ] of RGA class B common stock for each $1.00 of MetLife common stock that they tender, and they could receive much less.

This limit was calculated based on a [ • ]% discount for RGA class B common stock based on the closing prices of MetLife common stock and RGA common stock on [ • ] (the day before the date of this document). MetLife set this limit to ensure that any unusual or unexpected drop in the trading price of RGA common stock, relative to the trading price of MetLife common stock, would not result in an unduly high number of shares of RGA class B common stock being exchanged per share of MetLife common stock accepted in the exchange offer.

Q:	What will happen if the limit is in effect?

A:	MetLife will announce whether the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the originally contemplated exchange offer period, through www.metlife.com and by press release, no later than 4:30 p.m. on the expiration date of the exchange offer. If the limit is in effect at that time, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until [ • ] at the end of the second following trading day to permit stockholders to tender or withdraw their shares of MetLife common stock during those days. Any changes in the prices of the shares of MetLife common stock or RGA common stock on those additional days of the exchange offer will not, however, affect the exchange ratio. In other words, the number of shares of RGA class B common stock that tendering MetLife stockholders will receive will

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not change as a result of changes in the prices of RGA common stock or MetLife common stock on those additional days that would otherwise have affected the ratio had those movements occurred during the originally contemplated exchange offer period. See “The Exchange Offer — Extension; Termination; Amendment.”

Q:	How are the calculated per-share values of MetLife common stock and RGA class B common stock determined for purposes of calculating the number of shares of RGA class B common stock to be received in the exchange offer?

A:	The calculated per-share value of a share of MetLife common stock for purposes of the exchange offer will equal the average of the daily VWAP of MetLife common stock on each of the last two trading days of the originally contemplated exchange offer period.

The calculated per-share value of a share of RGA class B common stock for purposes of the exchange offer will equal the average of the daily VWAP of RGA common stock on each of the last two trading days of the exchange offer. Because there is no trading market for the RGA class B common stock, the RGA common stock is believed to be the most appropriate measure of the value of the RGA class B common stock.

The last two trading days of the originally contemplated exchange offer period are [ • ], 2008 and [ • ], 2008. Although those dates could change if the exchange offer is extended, those dates will not change for purposes of calculating the per-share values if that extension occurs solely as a result of the automatic extension of the exchange offer triggered by the limit. If the limit is in effect, the exchange ratio will be fixed and the calculated per-share values of the two stocks based on the VWAP will no longer affect the exchange ratio. See “The Exchange Offer — Extension; Termination; Amendment.”

Q:	What is the “VWAP?”

A:	The VWAP for MetLife common stock or RGA common stock, as the case may be, will be the volume-weighted average price per share of that stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), as posted by [ • ], except that, on the last trading day of the originally contemplated exchange offer period, such data will only take into account any adjustments made to reported trades included by 4:10 p.m., New York City time, on that day.

Q:	Where can I find the VWAPs of MetLife common stock and RGA common stock during the exchange offer period?

A:	MetLife will maintain a web page at www.metlife.com that provides the daily VWAP of both MetLife common stock and RGA common stock, together with indicative exchange ratios, for each day during the exchange offer. During the last two trading days of the contemplated exchange offer period, when the values of MetLife common stock and RGA common stock are calculated for the purposes of the exchange offer, the web page will show the indicative exchange ratios based on indicative calculated per-share values which will equal:

• on any day that is not the last day, the actual VWAPs during the elapsed portion of that day; and

• on the last day, the VWAPs of the next-to-last day averaged with the actual daily volume-weighted average prices during the elapsed portion of that last day. During this period, the indicative exchange ratios and calculated per-share values will be updated every 30 minutes (on approximately the hour and half-hour mark of the normal trading day). This information will reflect a 20-minute reporting delay.

Q:	How and when will the final exchange ratio be made available?

A:	Subject to the possible automatic extension of the exchange offer described below, the final exchange ratio showing the number of shares of RGA class B common stock that tendering MetLife stockholders will receive for each share of MetLife common stock accepted in the exchange offer will be available at www.metlife.com by 4:30 p.m., New York City time, on the expiration date of the exchange offer and separately announced by press release. In addition, as described below, indicative exchange ratios will be available throughout the exchange offer period.

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MetLife stockholders may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at the information agent’s toll-free number provided on the back cover of this document.

MetLife will announce whether the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the contemplated exchange offer period, through www.metlife.com and by press release, no later than 4:30 p.m. on the expiration date. If the limit is in effect at that time, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until [ • ], New York City time, at the end of the second following trading day to permit stockholders to tender or withdraw their shares of MetLife common stock during those days.

Q:	Will indicative exchange ratios be provided during the tender offer period?

A:	Yes. Indicative exchange ratios will be available at www.metlife.com by 4:30 p.m., New York City time, on each day during the exchange offer period, calculated as though that day were the expiration date of the exchange offer. For example, by 4:30 p.m., New York City time, on [ • ], MetLife will show an indicative exchange ratio based on the average of the VWAP of MetLife common stock and RGA common stock on [ • ] and [ • ]. The indicative exchange ratio will also reflect whether the limit on the exchange ratio, described above, would have been in effect. MetLife stockholders may also contact the information agent at its toll-free number to obtain these indicative exchange ratios.

In addition, for purposes of illustration, MetLife has provided a table that indicates the number of shares of RGA class B common stock that tendering MetLife stockholders would receive per share of MetLife common stock, calculated on the basis described above and taking into account the maximum limit, assuming a range of averages of the VWAP of MetLife common stock and RGA common stock on the last two trading days of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Q:	What if the MetLife common stock or the RGA common stock does not trade on the next-to-last or the last day of the exchange offer?

A:	If a market disruption event occurs with respect to the MetLife common stock or the RGA common stock on either of the two days during which the calculated per-share value of each share of MetLife common stock and RGA class B common stock was originally expected to be determined, the exchange offer period will be automatically extended and the calculated per-share value of each share of MetLife common stock and RGA class B common stock will be determined on the immediately succeeding trading day or days, as the case may be, on which no market disruption event occurs with respect to both the MetLife common stock and the RGA common stock. For specific information as to what would constitute a market disruption event, see “The Exchange Offer — Extension; Termination; Amendment.”

Q:	Are there circumstances under which tendering MetLife stockholders would receive fewer shares of RGA class B common stock than they would have received if the exchange ratio were determined using the closing prices of the two stocks on the expiration date of the exchange offer?

A:	Yes. For example, if the trading price of MetLife common stock were to increase during the last two days of the exchange offer, the calculated per-share value of MetLife common stock would likely be lower than the closing price of MetLife common stock on the expiration date of the exchange offer. As a result, tendering MetLife stockholders may receive less RGA class B common stock for each $1.00 of MetLife common stock than they would have if that per-share value were calculated on the basis of the closing price of MetLife common stock on the expiration date. Similarly, if the trading price of RGA common stock were to decrease during the last two days of the exchange offer, the calculated per-share value of RGA class B common stock would likely be higher than the closing price of RGA common stock on the expiration date of the exchange offer. This could also result in tendering MetLife stockholders receiving fewer shares of RGA class B common stock for each $1.00 of MetLife common stock than they would otherwise receive if that per-share value

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were calculated on the basis of the closing price of RGA common stock on the expiration date.

In addition, if the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the contemplated exchange offer period and the exchange offer is automatically extended until [ • ] at the end of the second following trading day, then the number of shares that tendering MetLife stockholders will receive in exchange for each share of MetLife common stock tendered will be fixed at the limit and will not relate to the closing prices on the expiration date of the exchange offer.

The value of RGA class B common stock that tendering MetLife stockholders receive may not remain above the value of MetLife common stock that they exchange following the expiration date of the exchange offer.

Q:	Will tendering MetLife stockholders receive any fractional shares of RGA class B common stock in the exchange offer?

A:	No. Fractional shares of RGA class B common stock will not be issued in the exchange offer. Instead, tendering MetLife stockholders will receive cash for the fractional shares that they otherwise would have received. The exchange agent, acting as agent for the MetLife stockholders otherwise entitled to receive fractional shares of RGA class B common stock, will aggregate all fractional shares and cause them to be sold in the open market for the accounts of these stockholders.

Q:	What is the aggregate number of shares of RGA class B common stock being offered in the exchange offer? What happens if the exchange offer is oversubscribed and MetLife is unable to fulfill all tenders of MetLife common stock at the exchange ratio?

A:	The aggregate number of shares of RGA class B common stock being offered in the exchange offer is 29,243,539. Therefore, if a number of shares of MetLife common stock tendered in the exchange offer would otherwise result in more than 29,243,539 shares of RGA class B common stock being distributed pursuant to the exchange offer, then each tendering MetLife stockholder will be subject to proration to ensure that no more than 29,243,539 shares of RGA class B common stock are distributed in the exchange offer.

Proration for each tendering MetLife stockholder will be based on the number of shares of MetLife common stock tendered by that stockholder in the exchange offer, and not on that stockholder’s aggregate ownership of MetLife common stock. Any shares of MetLife common stock not accepted for exchange as a result of proration will be returned to tendering MetLife stockholders. MetLife will announce its preliminary determination of the extent to which tenders will be prorated by press release by 9:00 a.m., New York City time, on the business day following the expiration of the exchange offer. This document refers to this determination as the “preliminary proration factor.” MetLife will announce its final determination of the extent to which tenders will be prorated by press release promptly after this determination is made. This determination is referred to in this document as the “final proration factor.”

MetLife stockholders who directly or beneficially own fewer than 100 shares of MetLife common stock and wish to tender all their shares of MetLife common stock may, subject to certain restrictions, request that their shares not be subject to proration, by checking the box entitled “Odd-Lot Shares” on the letter of transmittal. See “The Exchange Offer — Proration.”

Q:	Can tendering MetLife stockholders change their mind after they tender their MetLife common stock?

A:	Yes. Tendering MetLife stockholders may withdraw their tendered shares at any time before the exchange offer expires. See “The Exchange Offer — Withdrawal Rights.” If tendering MetLife stockholders change their mind again, they can re-tender their MetLife common stock by following the tender procedures prior to the expiration of the exchange offer.

Q.	Will tendering MetLife stockholders be able to withdraw the shares of MetLife common stock after the final exchange ratio has been determined?

A:	Yes. The final exchange ratio used to determine the number of shares of RGA class B common stock that tendering MetLife stockholders will receive for each share of MetLife common stock accepted in the exchange offer will be announced by 4:30 p.m., New York City time,

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on the originally contemplated expiration date of the exchange offer, which is currently anticipated to be [ • ], 2008. The expiration date may be extended or the exchange offer may be terminated. Tendering MetLife stockholders have a right to withdraw shares of MetLife common stock they have tendered at any time before [ • ], New York City time, at the end of the expiration date. See “The Exchange Offer — Withdrawal Rights.” In order to withdraw their shares, tendering MetLife stockholders (or, in lieu thereof, if they hold their shares through a broker, dealer, commercial bank, trust company or similar institution, that institution on their behalf) must provide a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent. The information that must be included in that notice is specified under “The Exchange Offer — Withdrawal Rights.” If tendering MetLife stockholders hold their shares through a broker, dealer, commercial bank, trust company or similar institution, they should consult that institution on the procedures they must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on their behalf before [ • ], New York City time, at the end of the expiration date. If tendering MetLife stockholders hold their shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares they wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, any such stockholder will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

In addition, if the limit on the number of shares of RGA class B common stock that can be received for each share of MetLife common stock tendered is in effect at the expiration of the originally contemplated exchange offer period, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until [ • ], New York City time, at the end of the second following trading day to permit stockholders to tender or withdraw their shares of MetLife common stock during those days, either directly or by acting through a broker, dealer, commercial bank, trust company or similar institution on their behalf.

Q:	Are there any conditions to MetLife’s obligation to complete the exchange offer?

A:	Yes. MetLife is not required to complete the exchange offer unless the conditions described under “The Exchange Offer — Conditions for Completing the Exchange Offer” are satisfied or waived prior to the expiration of the exchange offer. For example, MetLife will not be required to accept tendered MetLife shares for payment unless, among other things:

• a sufficient number of shares of MetLife common stock are tendered and not withdrawn so that, when multiplied by the exchange ratio, MetLife and its subsidiaries can exchange at least [ • ] shares of RGA class B common stock that they own;

• the recapitalization has been completed; and

• the Internal Revenue Service (which is referred to as the “IRS”) has not changed, revoked or amended the private letter ruling issued by the IRS such that MetLife or RGA remain reasonably satisfied that, among other items, neither MetLife nor any of its subsidiaries will incur any tax (other than any de minimis tax) or other tax-related liability as a result of the recapitalization, the exchange offer and any other divestiture transactions.

Q:	Are there any conditions to RGA’s obligation to complete the recapitalization?

A:	Yes. RGA’s obligation to complete the recapitalization will be subject to satisfaction or waiver by RGA of the conditions described under “The Recapitalization and Distribution Agreement.” For example, RGA will not be required to complete the recapitalization unless, among other things:

• holders of both (1) a majority of the outstanding shares of RGA common stock and (2) a majority of the outstanding shares of RGA common stock (other than MetLife and its subsidiaries) present in person or by proxy entitled to vote will have approved the recapitalization;

• holders of a majority of the outstanding shares of RGA common stock will have approved the governance proposals;

• holders of a majority of the outstanding shares of RGA common stock present in person or by proxy and entitled to vote will have

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ratified the Section 382 shareholder rights plan; and

• all of the conditions to the completion of the exchange offer (other than the condition that the recapitalization will have occurred) will have been satisfied or waived.

Q:	What happens if more than the minimum amount of shares of MetLife common stock is tendered, but not enough are tendered to allow MetLife to exchange all of the shares of RGA class B common stock?

A:	In this case, MetLife will dispose of the remainder of the RGA class B common stock either in one or more debt exchanges and/or one or more subsequent split-offs. MetLife currently expects that, if it holds any shares of RGA class B common stock after the exchange offer, then it will dispose of such shares pursuant to a private debt exchange with participating banks holding MetLife debt securities.

Q:	When does the exchange offer expire?

A:	The exchange offer, and the withdrawal rights of tendering MetLife stockholders, will expire at [ • ], New York City time, at the end of [ • ], 2008, unless the exchange offer is extended or terminated. In addition, if the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the contemplated exchange offer period, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until [ • ], New York City time, at the end of the second following trading day. MetLife may terminate the exchange offer in the circumstances described in “The Exchange Offer — Extension; Termination; Amendment.”

Q:	Can the exchange offer be extended, and under what circumstances?

A:	Yes. MetLife may extend the exchange offer for an aggregate of 10 business days. In addition, MetLife may extend the exchange offer (1) for one or more periods of not more than 10 business days per extension if the conditions to MetLife’s obligation to complete the exchange offer have not been satisfied or waived by the expiration date, (2) for any period as required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the exchange offer, (3) if the limit on the number of shares of RGA class B common stock that can be received for each share of MetLife common stock tendered is reached, or (4) if a market disruption event occurs on either of the two days during which the value of each share of MetLife common stock and RGA class B common stock was originally expected to be determined. See “The Exchange Offer — Extension; Termination; Amendment.”

If the exchange offer is extended, MetLife will publicly announce by press release the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Q:	Will MetLife or its subsidiaries own any RGA stock other than the RGA class B common stock?

A:	Yes. In the recapitalization, 3,000,000 shares of RGA common stock held by a subsidiary of MetLife will be reclassified into 3,000,000 shares of RGA class A common stock (which are referred to as the “recently acquired stock”). MetLife has agreed that, until the 60th day following the earlier of the first date following the recapitalization on which MetLife no longer holds any RGA class B common stock or the first anniversary of the date of acceptance of the shares of MetLife common stock in the exchange offer (which is referred to as the “lock-up period”), it will not sell, transfer or otherwise dispose of the recently acquired stock without the prior written consent of RGA. MetLife has further agreed that, following the expiration of the lock-up period, it will sell, exchange or otherwise dispose of the recently acquired stock within approximately 5 years of the date of the split-off.

Q:	How do MetLife stockholders decide whether to participate in the exchange offer?

A:	Whether MetLife stockholders should participate in the exchange offer depends on many factors. MetLife stockholders should examine carefully their specific financial position, plans and needs before they decide whether to participate. MetLife encourages MetLife stockholders to consider, among other things:

• their view of the relative values of their shares of MetLife common stock and the shares of RGA class B common stock they will receive in the exchange offer; and

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• their individual investment strategy with regard to these stocks.

In addition, MetLife stockholders should consider all of the factors described in the section entitled “Risk Factors.”

None of MetLife, RGA, or any of their respective directors or officers make any recommendation as to whether MetLife stockholders should tender their shares of MetLife common stock. MetLife stockholders must make their own decision after carefully reading this document and consulting with their advisors based on their own financial position and requirements. MetLife stockholders are encouraged to read this document carefully.

Q:	How do MetLife stockholders participate in the exchange offer?

A:	The procedures MetLife stockholders must follow to participate in the exchange offer will depend on whether they hold their shares of MetLife common stock in certificated form, through a bank or broker, or through the MetLife Policyholder Trust. For specific instructions about how to participate, see the section entitled “The Exchange Offer — Procedures for Tendering.”

Q:	Can MetLife stockholders tender some, but not all, of their shares of MetLife common stock in the exchange offer?

A:	Yes. MetLife stockholders may tender all, some or none of their shares of MetLife common stock.

Q:	What do MetLife stockholders do if they want to retain all of their MetLife common stock?

A:	If MetLife stockholders want to retain all of their MetLife common stock, they do not need to take any action.

Q:	Will the RGA class B common stock be listed on a securities exchange following the completion of the exchange offer?

A:	Yes. RGA intends to apply to have the RGA class B common stock listed on the NYSE, subject to official notice of issuance, following the completion of the exchange offer.

Q:	Why is the value of RGA common stock being used to measure the value of RGA class B common stock?

A:	Although there is no trading market for the RGA class B common stock, MetLife believes the current RGA common stock is an appropriate, readily ascertainable proxy for the value of the RGA class B common stock due to the substantial identity in the attributes of the two classes of stock. As a result of the recapitalization, all issued and outstanding shares of RGA common stock will be recapitalized as RGA class A common stock (and certain shares of RGA class A common stock held by MetLife and its subsidiaries will be exchanged for an equivalent number of shares of RGA class B common stock). The RGA class A common stock will be identical in all respects to RGA’s current common stock, and will also generally be identical in all respects to the RGA class B common stock, with the following main exceptions: (1) the holders of RGA class A common stock, voting together as a single class, will be entitled to elect no more than 20% of the directors of RGA, (2) the holders of RGA class B common stock, voting together as a single class, will be entitled to elect at least 80% of the directors of RGA, and (3) only the RGA class B common stock is subject to the significant holder voting limitation, and there will be certain limited differences required by Missouri law.

Q:	Will trading prices for the RGA class A common stock and the RGA class B common stock be different?

A:	There is currently no trading market for the RGA class B common stock, and neither MetLife nor RGA can assure MetLife stockholders that one will develop. RGA common stock is listed on the NYSE under the symbol “RGA,” and an application for the listing of the RGA class B common stock has been submitted to the NYSE for approval. Neither MetLife nor RGA can predict whether there will be any disparity in the trading prices for the two classes of stock once both are listed on the NYSE. It is possible that RGA class B common stock may trade at a premium or discount to the RGA class A common stock.

If, immediately after the exchange offer, the RGA class B common stock were to trade at a discount to the RGA class A common stock, that would result in tendering MetLife stockholders effectively receiving less than $[ • ] of RGA class B common stock for each $1.00 of MetLife common stock tendered and accepted in the exchange offer.

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Q:	Will the RGA class B common stock be converted into RGA class A common stock following the completion of the divestiture?

A:	No. RGA currently expects that, following the consummation of the divestiture, and in connection with the next regularly scheduled annual shareholders’ meeting of RGA (anticipated to be held on May 20, 2009), or a special meeting called for such purpose, the RGA board of directors will consider a proposal to convert the RGA class B common stock into RGA class A common stock on a share-for-share basis (which is referred to as the “conversion”), and would submit such a proposal to the RGA shareholders. However, there is no binding commitment by the RGA board of directors to, and there can be no assurance that the RGA board of directors will, consider the issue or resolve to present such a proposal to the RGA shareholders and, if submitted, that the RGA shareholders will approve such a conversion. The RGA amended and restated articles of incorporation will provide that the RGA class B common stock will convert into RGA class A common stock, on a share-for-share basis, if and when:

• the RGA board of directors determines to propose such conversion to the RGA shareholders;

• the RGA board of directors adopts a resolution submitting the proposal to convert the shares of RGA class B common stock to its shareholders; and

• the holders of a majority of RGA class A common stock and the holders of a majority of RGA class B common stock, represented in person or by proxy at the shareholders’ meeting each approve the proposal.

Q:	Do the shares of RGA class A common stock and RGA class B common stock have different voting rights?

A:	RGA class A common stock and RGA class B common stock will vote together as a single class, except with respect to certain limited matters required by Missouri law described in the answer to the following question, and except that:

• the holders of RGA class A common stock, voting together as a single class, will be entitled to elect no more than 20% of the directors of RGA;

• the holders of RGA class B common stock, voting together as a single class, will be entitled to elect at least 80% of the directors of RGA; and

• holders of 15% or more of the RGA class B common stock will have reduced voting power with respect to directors if they do not also hold an equal or greater proportion of RGA class A common stock. See “Description of RGA Capital Stock — Anti-Takeover Provisions in the RGA Articles of Incorporation and Bylaws.”

For example, assuming the RGA board of directors were to consist of five directors, four would be designated for election by the RGA class B holders and one would be designated for election by the RGA class A holders.

Q:	Other than the voting rights for the RGA board of directors, is there any difference between a share of RGA class A common stock and a share of RGA class B common stock?

A:	Generally no. The rights of the holders of RGA class A common stock and RGA class B common stock will be substantially the same in all other respects. More specifically, the voting rights of RGA class A common stock and RGA class B common stock will be the same in all matters submitted to the RGA shareholders except the election of RGA’s directors, a reduction in the voting power by holders of 15% or more of the RGA class B common stock if such holders do not also hold an equal or greater proportion of RGA class A common stock, and certain other limited matters required by Missouri law.

Missouri law requires a separate class voting right if an amendment to the RGA articles of incorporation would alter the aggregate number of authorized shares or par value of either such class or alter the powers, preferences or special rights of either such class so as to affect these rights adversely. These class voting rights provide each class with an additional measure of protection in the case of a limited number of actions that could have an adverse effect on the holders of shares of such class. For example, if the RGA board of directors were to propose an amendment to the RGA articles of incorporation that would adversely affect the rights and privileges of RGA class A common stock or RGA class B common stock, the holders of

Offer-12

shares of that class would be entitled to a separate class vote on such proposal, in addition to any vote that may be required under the RGA articles of incorporation.

Q:	Why is RGA amending its organizational documents?

A:	RGA is amending its organizational documents in order, among other things, to effect the recapitalization. Subject to the approval of the RGA shareholders, RGA will amend the RGA articles of incorporation to provide, among other things, that:

• the holders of RGA class A common stock have, as a class, the right to elect no more than 20% of the directors of RGA;

• the holders of RGA class B common stock have, as a class, the right to elect at least 80% of the directors of RGA;

• the voting power with respect to directors of a holder of RGA class B common stock in excess of 15% of the outstanding RGA class B common stock will be restricted to 15% of the outstanding RGA class B common stock (provided that, if such holder also has in excess of 15% of the outstanding RGA class A common stock, the holder of RGA class B common stock may exercise the voting power of the RGA class B common stock in excess of 15% to the extent that such holder has an equivalent percentage of outstanding RGA class A common stock); and

• RGA shareholders are subject to stock ownership limitations, which would generally limit RGA shareholders from owning 5% or more (by value) of RGA stock for a period of 36 months and one day from the closing of the exchange offer (it being understood that such limitation, among other things, (i) would not apply to MetLife or its subsidiaries, (ii) would not apply to any participating banks that may participate in any debt exchanges and (iii) would not prohibit a person from receiving 5% or more (by value) of RGA stock as a result of the divestiture). Any person permitted to acquire or own 5% or more (by value) of RGA stock pursuant to the three exceptions described in the immediately preceding sentence will not be permitted to acquire any additional RGA stock at any time during the 36 month and one day restrictive period, unless and until such person owns less than 5% (by value) of RGA stock, at which point such person may acquire RGA stock only to the extent that, after such acquisition, such person owns less than 5% (by value) of RGA stock.

These amendments are referred to in this document as the “RGA governance proposals.”

In addition, RGA has adopted a Section 382 shareholder rights plan, which will be amended prior to or in connection with the divestiture that will be designed to limit holders of 5% or more of value of RGA stock, generally on the same terms and subject to the same exceptions, as set forth in the immediately preceding section (any such rights plan, the “Section 382 shareholder rights plan”). RGA is submitting this Section 382 shareholder rights plan to its shareholders for ratification. See “Description of RGA Capital Stock — Description of Section 382 Shareholder Rights Plan.”

Q:	Will the differences in voting rights between the RGA class A common stock and the RGA class B common stock affect the exchange ratio?

A:	No.

Q:	Will tendering MetLife stockholders be taxed on the shares of RGA class B common stock that they receive in the exchange offer?

A:	MetLife and RGA each have received a ruling from the IRS (which is referred to as the “IRS ruling”) to the effect that the exchange offer (together with any debt exchanges and any subsequent split-offs) will be tax-free to MetLife and MetLife stockholders for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of RGA class B common stock. In addition, it is a condition to the completion of the split-off that MetLife receives a tax opinion from Wachtell, Lipton, Rosen & Katz (which is referred to as the “tax opinion”) with respect to certain requirements for tax-free treatment under Section 355 of the Internal Revenue Code on which the IRS will not and did not rule, to the effect that certain requirements have been satisfied. The ruling and the tax opinion do not address any state, local or foreign tax consequences of the divestiture. MetLife stockholders should consult their tax advisors as to the particular tax consequences to them of

Offer-13

the exchange offer. See “The Exchange Offer — U.S. Federal Income Tax Consequences of the Exchange Offer.”

Q:	Are there any appraisal rights for holders of MetLife common stock or RGA common stock?

A:	No. There are no appraisal rights available to MetLife stockholders or RGA shareholders in connection with the recapitalization or the exchange offer.

Q:	What is the accounting treatment of the exchange offer?

A:	The shares of MetLife common stock acquired by MetLife in the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of MetLife common stock tendered and accepted in the exchange offer at its expiration. Any difference between the net book value of MetLife’s investment in the RGA class B common stock and the market value of the shares of MetLife common stock acquired at that date will be recognized by MetLife as a gain or loss from discontinued operations net of any direct and incremental expenses of this exchange offer on the disposal of its RGA class B common stock.

Q:	What will MetLife do with the shares of MetLife common stock that it acquires?

A:	The MetLife common stock acquired by MetLife in the exchange offer will be held as treasury stock.

Q:	What will RGA do with the shares of RGA class A common stock that it receives from MetLife in the recapitalization?

A:	The RGA class A common stock acquired by RGA from MetLife and its subsidiaries in the recapitalization will be held as treasury stock.

Q:	What is the impact of the exchange offer on MetLife’s share count?

A:	Any acquisition of MetLife common stock by MetLife or its subsidiaries in the exchange offer will reduce the number of shares of MetLife common stock outstanding, although the actual number of shares of MetLife common stock outstanding on a given date reflects a variety of factors such as option exercises.

Q:	Where is more information about MetLife and RGA available?

A:	Information about MetLife and RGA is available from various sources described in the section entitled “Where You Can Find More Information.”

Q:	Whom should MetLife stockholders call if they have questions about the exchange offer or want copies of additional documents?

A:	MetLife stockholders may call the information agent, [ • ], at [ • ], to ask any questions about the exchange offer or to request additional documents, including copies of this document.

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SUMMARY

This brief summary does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers to understand fully the exchange offer. See the section entitled “Where You Can Find More Information.”

As used in this document, unless the context requires otherwise:

•	references to MetLife include MetLife, Inc. and its consolidated subsidiaries; and

•	references to RGA include Reinsurance Group of America, Incorporated and its consolidated subsidiaries.

MetLife has assumed throughout this document that the exchange offer is fully subscribed and that all shares of RGA class B common stock held by MetLife after the recapitalization are distributed through the exchange offer, any debt exchanges and any subsequent split-offs, which are referred to collectively as the “divestiture.”

The Companies

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

RGA’s Relationship with MetLife

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Recapitalization and Distribution Agreement

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

The Exchange Offer

MetLife is offering to exchange all of the 29,243,539 shares of RGA class B common stock that MetLife will hold after the recapitalization. MetLife stockholders may tender all, some or none of their shares of MetLife common stock. Shares of MetLife common stock validly tendered and not properly withdrawn will be accepted for exchange at the exchange ratio, on the terms and conditions of the exchange offer and subject to the limits described below, including the proration provisions. Shares not accepted for exchange will be credited to the holder’s account as soon as practicable following the expiration or termination of the exchange offer.

Extension; Termination; Amendment

The exchange offer, and tendering MetLife stockholders’ withdrawal rights, will expire at [ • ], New York City time, at the end of [ • ], 2008 (which is referred to as the “expiration date”), unless the exchange offer is extended or terminated. MetLife stockholders must tender their shares of MetLife common stock prior to this time if they want to participate in the exchange offer. In addition, MetLife may (1) extend the exchange offer for one or more periods of not more than 10 business days per extension if the conditions to MetLife’s obligation to complete the exchange offer have not been satisfied or waived by the expiration date, or (2) extend the exchange offer for any period as required by any rule, regulation or interpretation or position of the SEC or its staff applicable to the exchange offer. If MetLife extends the exchange offer, it will publicly announce by press release the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If any of the conditions to the recapitalization described under “The Recapitalization and Distribution Agreement — Recapitalization — Conditions to Completing the Recapitalization” have not been met prior to the expiration of the exchange offer, RGA may decide not to go forward with the recapitalization. If RGA determines not to go forward with the recapitalization, MetLife will terminate the exchange offer and not accept for exchange any shares of MetLife common stock.

Offer-15

Each party retains the right to terminate the recapitalization and distribution agreement if the transactions contemplated thereby are not completed by December 31, 2009 (other than as a result of a breach by the terminating party or there are not four complete window periods prior to the termination date (in which case the termination date shall be extended until after the fourth window period)). Each party, also, has a right to terminate the transactions contemplated by the recapitalization and distribution agreement if the requisite number of RGA shareholders does not approve of the recapitalization or if there is a final and non-appealable injunction or restraint prohibiting such transactions. Additionally, either party has a right to terminate the recapitalization and distribution agreement if the other party materially breaches its representations, warranties, covenants or other obligations under certain circumstances.

If MetLife extends the exchange offer, is delayed in accepting any shares of MetLife common stock or is unable to accept for exchange any shares of MetLife common stock under the exchange offer for any reason, then, without affecting MetLife’s rights under the exchange offer, the exchange agent may, on MetLife’s behalf, retain all shares of MetLife common stock tendered. These shares of MetLife common stock may not be withdrawn except as provided in the section below entitled “— Withdrawal Rights.” MetLife’s reservation of the right to delay acceptance of any shares of MetLife common stock is subject to applicable law, which requires that MetLife pay the consideration offered or return the shares of MetLife common stock deposited promptly after the termination or withdrawal of the exchange offer.

Extension

Maximum Limit Extension.  MetLife will announce whether the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the originally contemplated exchange offer period, through www.metlife.com and by press release, no later than 4:30 p.m. on the expiration date. If the limit is in effect at that time, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until [ • ], New York City time, at the end of the second following trading day, which will permit stockholders to tender or withdraw their shares of MetLife common stock during those days.

Market Disruption Event.  If a market disruption event occurs with respect to the MetLife common stock or the RGA common stock on either of the two days during which the value of each share of MetLife common stock and RGA class B common stock was originally expected to be determined, MetLife may extend the exchange offer period and the value of each share of MetLife common stock and RGA class B common stock will be determined on the immediately succeeding trading day or days, as the case may be, on which no market disruption event occurs. See “The Exchange Offer — Extension; Termination; Amendment” for a definition of market disruption event.

General.  MetLife will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any such extension. Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the exchange offer be promptly disclosed to shareholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which MetLife may choose to make any public announcement, MetLife has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Business Wire news service, the Dow Jones Newswires or PR Newswire.

Conditions for Completing the Exchange Offer

The exchange offer is subject to various conditions as described in “The Exchange Offer — Conditions for Completing the Exchange Offer,” including, among other things, that:

•	a sufficient number of shares of MetLife common stock are tendered and not withdrawn so that, when multiplied by the exchange ratio, MetLife can exchange at least 90% of the 29,243,539 shares of RGA class B common stock that MetLife owns;

•	the recapitalization has been completed; and

Offer-16

•	the IRS ruling has not been changed, or been revoked or amended by the IRS such that MetLife and RGA are no longer satisfied that, among other items, neither MetLife nor any of its subsidiaries will incur any tax (other than any de minimis tax) or other tax related liability as a result of the recapitalization, the exchange offer and any debt exchanges or any subsequent split-offs.

The recapitalization, in turn, is subject to the satisfaction or waiver by RGA of the conditions described under “The Recapitalization and Distribution Agreement” including, among other things, that:

•	holders of both (1) a majority of outstanding RGA common stock and (2) a majority of the outstanding RGA common stock (excluding any RGA common stock held by MetLife or its affiliates) will have approved the recapitalization proposal; and

•	all of the conditions to the completion of the exchange offer (other than the condition that the recapitalization will have occurred) will have been satisfied or waived. In other words, because the recapitalization will occur immediately prior to the exchange offer, there will not be a circumstance in which RGA is recapitalized other than where the available exchange offer stock then held by MetLife is exchanged with MetLife stockholders.

Proration

If, on the expiration date of the exchange offer, the exchange offer is oversubscribed, MetLife will accept on a pro rata basis, in proportion to the number of shares tendered, all shares of MetLife common stock validly tendered and not properly withdrawn. MetLife will announce the preliminary results of the exchange offer, including the preliminary proration factor, if any, by press release by 9:00 a.m., New York City time, on the first business day following the expiration of the exchange offer. Upon determining the number of shares of MetLife common stock validly tendered for exchange, MetLife will announce the final results, including the final proration factor, if any, as promptly as practicable after the determination is made.

MetLife stockholders who directly or beneficially own fewer than 100 shares of MetLife common stock and wish to tender all of their shares of MetLife common stock may request that their shares not be subject to proration. In order to request this preferential treatment, MetLife stockholders should check the box entitled “Odd-Lot Shares” on the letter of transmittal. If MetLife stockholders’ odd-lot shares are held by a broker, dealer, commercial bank, trust company or similar institution for their account, such stockholders should contact that institution so that it can request such preferential treatment. All odd-lot shares will be accepted for exchange without proration if MetLife completes the exchange offer.

Fractional Shares

Fractional shares of RGA class B common stock will not be issued in the exchange offer. The exchange agent, acting as agent for the tendering MetLife stockholders, will aggregate any fractional shares and cause them to be sold in the open market. MetLife stockholders will receive the proceeds, if any, net of commissions, from the sale of these shares in accordance with their fractional interests.

Procedures for Tendering

For MetLife stockholders to validly tender their shares of MetLife common stock pursuant to the exchange offer, prior to the expiration of the exchange offer:

•	If MetLife stockholders hold certificates for shares of MetLife common stock, they must deliver to the exchange agent at the address listed on the back cover of this document a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document), along with any required signature guarantees and any other required documents, and the certificates representing the shares of MetLife common stock tendered.

•	If MetLife stockholders wish to tender their shares of MetLife common stock but the shares are not immediately available, or time will not permit the shares or other required documentation to reach the exchange agent prior to the expiration date, or the procedure for book entry transfer cannot be

Offer-17

completed on a timely basis, such stockholders must follow the procedures for guaranteed delivery under the section entitled “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery Procedures.”

•	If MetLife stockholders hold MetLife common stock through a broker, they should follow the instructions sent to them separately by their broker. Such stockholders should not use the letter of transmittal to direct the tender of their shares of MetLife common stock. Their broker must notify The Depository Trust Company (“DTC”) and cause it to transfer the shares into the exchange agent’s account in accordance with DTC’s procedures. The broker must also ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your shares of MetLife common stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from DTC and any other required documents.

•	If a trust beneficiary holds trust interests in the MetLife Policyholder Trust, the trust custodian will mail them a request for instructions as to whether to tender their proportionate share of the MetLife common stock held by the MetLife Policyholder Trust. If such holder elects to instruct the trust custodian to tender their proportionate share of MetLife common stock, their trust interests will be reduced to reflect such tender. A trust beneficiary may, by delivering written notice to the trust custodian, revoke any instructions they may have previously given in connection with the exchange offer to the extent that the trust custodian may withdraw previously tendered MetLife common stock under the terms of the exchange offer. Such withdrawal instructions must be delivered to the trust custodian in a written form specified by the custodian and will not be effective unless the trust custodian receives them at least three business days prior to the last day upon which MetLife common shares may be withdrawn under the terms of the exchange offer. Upon completion of the exchange offer, the transfer agent will promptly deliver any RGA class B common shares received on behalf of any trust beneficiary pursuant to the exchange offer, including any cash received in lieu of fractional shares, together with a written statement indicating the number of trust interests any such trust beneficiary retains following completion of the exchange offer, in each case in accordance with the terms of the trust agreement for the MetLife Policyholder Trust.

Delivery of Shares of RGA Class B Common Stock

Shares of RGA class B common stock will be delivered as soon as reasonably practicable after the acceptance of shares of MetLife common stock for exchange and the determination of the final proration factor, if necessary.

Withdrawal Rights

Tendering MetLife stockholders may withdraw their tendered shares of MetLife common stock at any time prior to [ • ], New York City time, at the end of the expiration date. If such stockholders change their mind again, they may re-tender their shares of MetLife common stock by again following the exchange offer procedures prior to such time.

No Appraisal Rights

No appraisal rights are available to MetLife stockholders or RGA shareholders in connection with the exchange offer.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Except as described elsewhere in this document, MetLife is not aware of any jurisdiction where the making of the exchange offer or its acceptance would not be legal. If MetLife learns of any jurisdiction where making the exchange offer or its acceptance would not be permitted, MetLife intends to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, MetLife cannot comply with such law, MetLife will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of MetLife common stock residing in the jurisdiction.

Offer-18

Although MetLife has mailed this document to its stockholders to the extent required by U.S. law, including to stockholders located outside the United States, this document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of MetLife common stock or RGA class B common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. MetLife has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange the RGA class B common stock outside the United States. Therefore, the ability of any non-U.S. person to tender MetLife common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for MetLife to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to the availability of an exemption under their home country laws that would allow them to participate without the need for MetLife to take any action to facilitate a public offering in that country or otherwise. MetLife will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. holders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the RGA class B common stock that may apply in their home countries. MetLife and RGA cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer — Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Comparative Market Value of Securities

MetLife common stock is listed on the NYSE under the symbol “MET.” RGA common stock is listed on the NYSE under the symbol “RGA.” Following the completion of the exchange offer, subject to providing notice of issuance to the NYSE, RGA class A common stock will be listed on the NYSE under the symbol [“RGA.A”]. RGA intends to apply to have the RGA class B common stock listed on the NYSE under the symbol [“RGA.B”], subject to official notice of issuance, following the completion of the exchange offer.

On [ • ], the last NYSE trading day before the commencement of the exchange offer, the closing sale prices of MetLife common stock and RGA common stock were $[ • ] and $[ • ], respectively.

U.S. Federal Income Tax Consequences of the Exchange Offer

MetLife and RGA each have received a ruling from the IRS (which is referred to as the “ruling”) to the effect that the exchange offer, any debt exchanges and any subsequent split-offs will be tax-free to MetLife and MetLife stockholders for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of RGA class B common stock. In addition, it is a condition to the completion of the split-off that MetLife receives a tax opinion to the effect that certain requirements for tax-free treatment under Section 355 of the Internal Revenue Code on which the IRS will not and did not rule will be satisfied. The ruling and the tax opinion from Wachtell, Lipton, Rosen and Katz (which is referred to as the “tax opinion”) does not address any state, local or foreign tax consequences of the exchange offer. MetLife stockholders should consult their tax advisors as to the particular consequences to them of the exchange offer. See the sections entitled “Risk Factors — Risks Relating to the Divestiture — If the exchange offer, any debt exchanges or any subsequent split-offs are determined to be taxable, MetLife and tendering MetLife stockholders could be subject to a material amount of taxes” and “The Exchange Offer — U.S. Federal Income Tax Consequences of the Exchange Offer.”

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Accounting Treatment of the Exchange Offer

The shares of MetLife common stock received by MetLife pursuant to the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the MetLife shares accepted in the exchange offer at the expiration of the exchange offer. Any difference between the net book value of MetLife’s investment in the RGA class B common stock and the market value of the shares of MetLife common stock acquired at that date will be recognized by MetLife as a gain or loss from discontinued operations net of any direct and incremental expenses of the exchange offer on the disposal of its RGA class B common stock.

Exchange Agent

The exchange agent for the exchange offer is [ • ].

Information Agent

The information agent for the exchange offer is [ • ].

Risk Factors

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Regulatory Approval

Certain acquisitions of RGA class B common stock under the exchange offer may require a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”). If MetLife stockholders decide to participate in the exchange offer and, consequently, acquire enough shares of RGA class B common stock to exceed the $63.1 million threshold stated in the Hart-Scott-Rodino Act and associated regulations, and if an exemption under the Hart-Scott-Rodino Act or regulations does not apply, RGA and tendering MetLife stockholders would be required to make filings under the Hart-Scott-Rodino Act and tendering MetLife stockholders would be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with tendering MetLife stockholders until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated. See the section entitled “The Transactions — Regulatory Approval.”

In connection with the exchange offer, and following the recapitalization, General American will distribute to GenAmerica Financial, LLC all of the shares of RGA class B common stock that it holds. GenAmerica Financial, LLC will then, in turn, distribute all of those shares to its parent, Metropolitan Life Insurance Company. Metropolitan Life Insurance Company will in turn distribute all of those shares to its parent, MetLife, Inc. Both General American and Metropolitan Life Insurance Company are insurance companies that are subject to various statutory and regulatory restrictions that limit their ability to dividend these shares without first obtaining approval from the applicable state regulatory authorities. Both the Missouri Department of Insurance and the New York State Insurance Department will need to approve these dividends before MetLife can engage in the exchange offer. These approvals are both conditions to complete the exchange offer. See “The Recapitalization and Distribution Agreement — Recapitalization — Conditions to Completing the Recapitalization.”

Apart from the registration of shares of RGA class B common stock offered in the exchange offer under federal and state securities laws and MetLife’s filing of a Schedule TO with the SEC, and the other approvals described above, MetLife and RGA do not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the exchange offer and any subsequent split-offs or any debt exchanges.

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MARKET PRICE DATA AND DIVIDEND INFORMATION

The following table sets forth the high and low intraday trading price per share of MetLife and RGA common stock, as adjusted for all stock splits and as reported on the NYSE, for the periods indicated:

	MetLife			RGA
For the Quarterly Period Ended:	High	Low	Dividends	High	Low	Dividends

2006
March 31, 2006	$52.07	$48.14		$49.15	$45.55	$0.09
June 30, 2006	53.48	48.00		49.15	46.61	0.09
September 30, 2006	57.80	49.33		53.04	48.07	0.09
December 31, 2006	60.00	56.08	$0.59	58.65	51.95	0.09
2007
March 31, 2007	$66.25	$58.74		$59.84	$53.47	$0.09
June 30, 2007	69.35	62.35		64.79	57.42	0.09
September 30, 2007	70.27	58.48		61.49	48.81	0.09
December 31, 2007	71.23	59.73	$0.74	59.37	49.94	0.09
2008
March 31, 2008	$62.53	$52.46		$59.31	$47.45	$0.09
June 30, 2008 (through June 2, 2008)	63.60	58.51		57.81	48.49	0.09

MetLife urges its stockholders to obtain current market quotations before making their decision regarding the exchange offer.

RGA urges its shareholders to obtain current market quotations before making their decision regarding the recapitalization.

The common stock of MetLife is listed on the NYSE under the symbol “MET.” The common stock of RGA is listed on the NYSE under the symbol “RGA.” The following table presents trading information for MetLife common stock and RGA common stock on May 30, 2008, the last trading day before the public announcement of the execution of the recapitalization and distribution agreement, and [ • ], 2008, the latest practicable trading day before the date of this document.

	MetLife Common Stock
	High		Low		Close

May 30, 2008		$60.69		$59.61		$60.03
[ • ], 2008	$		$		$

	RGA Common Stock
	High		Low		Close

May 30, 2008		$51.62		$50.78		$51.42
[ • ], 2008	$		$		$

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COMPARATIVE HISTORICAL PER SHARE DATA

The following tables present certain historical per share data for MetLife and RGA:

MetLife Per Share Data

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

MetLife historical per share data
Income from continuing operations available to common shareholders per common share:
Basic	$0.86	$1.32	$5.57	$3.85	$4.02	$3.43	$2.36
Diluted	0.84	1.29	5.44	3.81	3.98	3.41	2.34
Net income available to common shareholders per common share:
Basic	$0.85	$1.31	$5.62	$8.09	$6.21	$3.67	$2.97
Diluted	0.84	1.28	5.48	7.99	6.16	3.65	2.94
Cash dividends declared per common share	N/A	N/A	$0.74	$0.59	$0.52	$0.46	$0.23

RGA Per Share Data

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

RGA historical per share data
Income from continuing operations:
Basic	$0.59	$1.25	$4.98	$4.79	$3.77	$3.94	$3.47
Diluted	0.57	1.20	4.80	4.65	3.70	3.90	3.46
Net income:
Basic	$0.51	$1.24	$4.75	$4.71	$3.58	$3.56	$3.37
Diluted	0.49	1.19	4.57	4.57	3.52	3.52	3.36
Cash dividends declared per common share	$0.09	$0.09	$0.36	$0.36	$0.36	$0.27	$0.24

Offer-22

SELECTED FINANCIAL DATA FOR METLIFE AND RGA

MetLife Selected Financial Data

The following selected financial data has been derived from MetLife’s audited consolidated financial statements. The statement of income data for the years ended December 31, 2007, 2006 and 2005 and the balance sheet data as of December 31, 2007 and 2006 have been derived from MetLife, Inc.’s audited financial statements included in the MetLife, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 incorporated by reference into this document, the statement of income data for the years ended December 31, 2004 and 2003 and the balance sheet data as of December 31, 2005 and 2004 have been derived from MetLife Inc.’s audited financial statements included in the MetLife, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 not included herein. The selected consolidated financial information at and for the three months ended March 31, 2008 and 2007 have been derived from the unaudited interim condensed consolidated financial statements of MetLife, Inc. included in the MetLife, Inc. Quarterly Report on Form 10-Q for the three months ended March 31, 2008 incorporated by reference into this document. Interim results are not necessarily indicative of full year performance. This selected financial data set forth below should be read in conjunction with and is qualified by reference to these financial statements and related notes. Some previously reported amounts have been reclassified to conform with the presentation at and for the three months ended March 31, 2008.

To find out where you can obtain copies of MetLife’s documents that have been incorporated by reference, see “Where You Can Find More Information.”

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In millions)

Statement of Income Data(1)
Revenues(2)(3):
Premiums	$7,593	$6,765	$27,895	$26,412	$24,860	$22,200	$20,575
Universal life and investment-type product policy fees	1,417	1,280	5,311	4,780	3,828	2,867	2,495
Net investment income	4,508	4,521	19,015	17,090	14,765	12,273	11,386
Other revenues	395	384	1,533	1,362	1,271	1,198	1,199
Net investment gains (losses)	(886)	(38)	(738)	(1,382)	(86)	175	(551)

Total revenues	13,027	12,912	53,016	48,262	44,638	38,713	35,104

Expenses(2)(3):
Policyholder benefits and claims	7,743	6,773	27,828	26,431	25,506	22,662	20,811
Interest credited to policyholder account balances	1,311	1,376	5,741	5,171	3,887	2,997	3,035
Policyholder dividends	430	424	1,726	1,701	1,679	1,666	1,731
Other expenses	2,676	2,896	11,673	10,783	9,264	7,813	7,168

Total expenses	12,160	11,469	46,968	44,086	40,336	35,138	32,745

Income from continuing operations before provision for income tax	867	1,443	6,048	4,176	4,302	3,575	2,359
Provision for income tax(2)	217	416	1,762	1,100	1,225	995	585

Income from continuing operations	650	1,027	4,286	3,076	3,077	2,580	1,774
Income (loss) from discontinued operations, net of income tax(2)	(2)	(10)	31	3,217	1,637	264	469

Income before cumulative effect of a change in accounting, net of income tax	648	1,017	4,317	6,293	4,714	2,844	2,243
Cumulative effect of a change in accounting, net of income tax(3)	—	—	—	—	—	(86)	(26)

Net income	648	1,017	4,317	6,293	4,714	2,758	2,217
Preferred stock dividends	33	34	137	134	63	—	—
Charge for conversion of company-obligated mandatorily
redeemable securities of a subsidiary trust	—	—	—	—	—	—	21

Net income available to common shareholders	$615	$983	$4,180	$6,159	$4,651	$2,758	$2,196

Offer-23

	As of March 31,		As of December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In millions)

Balance Sheet Data(1)
Assets:
General account assets	$404,562	$390,497	$398,403	$383,350	$353,776	$270,039	$251,085
Separate account assets	152,570	147,312	160,159	144,365	127,869	86,769	75,756

Total assets(2)	$557,132	$537,809	$558,562	$527,715	$481,645	$356,808	$326,841

Liabilities:
Life and health policyholder liabilities(4)	$284,063	$268,880	$278,246	$267,146	$257,258	$193,612	$177,947
Property and casualty policyholder liabilities(4)	3,257	3,380	3,324	3,453	3,490	3,180	2,943
Short-term debt	632	3,375	667	1,449	1,414	1,445	3,642
Long-term debt	9,652	10,338	9,628	9,129	9,489	7,412	5,703
Collateral financing arrangements	5,792	—	5,732	850	—	—	—
Junior subordinated debt securities	4,474	3,780	4,474	3,780	2,533	—	—
Payables for collateral under securities loaned and other transactions	46,649	48,140	44,136	45,846	34,515	28,678	27,083
Other	17,044	18,535	17,017	17,899	15,976	12,888	12,618
Separate account liabilities	152,570	147,312	160,159	144,365	127,869	86,769	75,756

Total liabilities(2)	524,133	503,740	523,383	493,917	452,544	333,984	305,692

Stockholders’ Equity:
Preferred stock, at par value	1	1	1	1	1	—	—
Common stock, at par value	8	8	8	8	8	8	8
Additional paid-in capital	17,600	17,503	17,098	17,454	17,274	15,037	14,991
Retained earnings(5)	20,526	17,228	19,884	16,574	10,865	6,608	4,193
Treasury stock, at cost	(4,108)	(2,073)	(2,890)	(1,357)	(959)	(1,785)	(835)
Accumulated other comprehensive income (loss)(6)	(1,028)	1,402	1,078	1,118	1,912	2,956	2,792

Total stockholders’ equity	32,999	34,069	35,179	33,798	29,101	22,824	21,149

Total liabilities and stockholders’ equity	$557,132	$537,809	$558,562	$527,715	$481,645	$356,808	$326,841

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In millions, except per share data)

Other Data (1)
Net income available to common shareholders	$615	$983	$4,180	$6,159	$4,651	$2,758	$2,196
Return on common equity(7)	N/A	N/A	13.0%	21.9%	18.5%	12.5%	11.4%
Return on common equity, excluding accumulated other comprehensive income (loss)	N/A	N/A	13.2%	22.6%	20.4%	14.4%	13.0%
Earnings Per Share Data (1)
Income from Continuing Operations Available to Common Shareholders Per Common Share
Basic	$0.86	$1.32	$5.58	$3.87	$4.02	$3.44	$2.38
Diluted	$0.84	$1.29	$5.44	$3.82	$3.99	$3.42	$2.35
Income (loss) from Discontinued Operations Per Common Share
Basic	$(0.01)	$(0.01)	$0.04	$4.22	$2.19	$0.34	$0.63
Diluted	$—	$(0.01)	$0.04	$4.17	$2.17	$0.34	$0.63
Cumulative Effect of a Change in Accounting Per Common Share (3)
Basic	$—	$—	$—	$—	$—	$(0.11)	$(0.04)
Diluted	$—	$—	$—	$—	$—	$(0.11)	$(0.04)

Offer-24

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In millions, except per share data)

Net Income Available to Common Shareholders Per Common Share
Basic	$0.85	$1.31	$5.62	$8.09	$6.21	$3.67	$2.97
Diluted	$0.84	$1.28	$5.48	$7.99	$6.16	$3.65	$2.94
Dividends Declared Per Common Share	N/A	N/A	$0.74	$0.59	$0.52	$0.46	$0.23

(1)	On July 1, 2005, MetLife acquired The Travelers Insurance Company, excluding certain assets, most significantly, Primerica, from Citigroup Inc. (“Citigroup”), and substantially all of Citigroup’s international insurance businesses (collectively, “Travelers”). The 2005 selected financial data includes total revenues and total expenses of $966 million and $577 million, respectively, from the date of the acquisition.

(2)	Discontinued operations:

Real Estate

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), income related to real estate sold or classified as held-for-sale for transactions initiated on or after January 1, 2002 is presented as discontinued operations. The following information presents the components of income from discontinued real estate operations:

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In millions)

Investment income	$—	$7	$14	$236	$398	$651	$721
Investment expense	(2)	(4)	(7)	(150)	(245)	(391)	(423)
Net investment gains (losses)	—	5	13	4,795	2,125	146	420

Total revenues	(2)	8	20	4,881	2,278	406	718
Interest expense	—	—	—	—	—	13	4
Provision for income tax	—	3	8	1,724	810	139	261

Income (loss) from discontinued operations, net of income tax	$(2)	$5	$12	$3,157	$1,468	$254	$453

Offer-25

Operations

In September 2007, September 2005 and January 2005, the Company sold its MetLife Insurance Limited (“MetLife Australia”) annuities and pension businesses, P.T. Sejahtera (“MetLife Indonesia”) and SSRM Holdings, Inc. (“SSRM”), respectively. In accordance with SFAS 144, the assets, liabilities and operations of MetLife Indonesia, SSRM and MetLife Australia have been reclassified into discontinued operations for all years presented. The following tables present these discontinued operations:

	Three Months Ended
	March 31,	Years Ended December 31,
	2007	2007	2006	2005	2004	2003
	(In millions)

Revenues	$25	$71	$100	$74	$333	$235
Expenses	21	58	89	89	310	206

Income before provision for income tax	4	13	11	(15)	23	29
Provision for income tax	1	4	3	(2)	13	13

Income (loss) from discontinued operations, net of income tax	3	9	8	(13)	10	16

Net investment gain (loss), net of income tax	(18)	10	52	182	—	—

Income (loss) from discontinued operations, net of income tax	$(15)	$19	$60	$169	$10	$16

	December 31,
	2006	2005	2004	2003
	(In millions)

General account assets	$1,563	$1,621	$410	$210

Total assets	$1,563	$1,621	$410	$210

Life and health policyholder liabilities(4)	$1,595	$1,622	$24	$17
Short-term debt	—	—	19	—
Other	—	—	225	73

Total liabilities	$1,595	$1,622	$268	$90

(3)	The cumulative effect of a change in accounting, net of income tax, of $86 million for the year ended December 31, 2004, resulted from the adoption of SOP 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The cumulative effect of a change in accounting, net of income tax, of $26 million for the year ended December 31, 2003, resulted from the adoption of SFAS No. 133 Implementation Issue No. B36, Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments.

(4)	Policyholder liabilities include future policy benefits, other policyholder funds and bank deposits. The life and health policyholder liabilities also include policyholder account balances, policyholder dividends payable and the policyholder dividend obligation.

(5)	The cumulative effect of changes in accounting, net of income tax, of $329 million, which decreased retained earnings at January 1, 2007, resulted from $292 million related to the adoption of SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, and $37 million related to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.

(6)	The cumulative effect of a change in accounting, net of income tax, of $744 million resulted from the adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and decreased accumulated other comprehensive income at December 31, 2006.

(7)	Return on common equity is defined as net income available to common shareholders divided by average common stockholders’ equity.

Offer-26

RGA Selected Financial Data

The selected consolidated financial data presented below have been derived from, and should be read together with, RGA’s audited consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in RGA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and RGA’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference into this document. The selected historical consolidated financial information at and for the three months ended March 31, 2008 and 2007 has been derived from the unaudited interim condensed consolidated financial statements included in the RGA Quarterly Report on Form 10-Q for the three months ended March 31, 2008. Interim results are not necessarily indicative of full year performance. To find out where you can obtain copies of RGA’s documents that have been incorporated by reference, see the section entitled “Where You Can Find More Information.”

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(In millions, except per share data)

Total revenues	$1,360	$1,355	$5,718	$5,194	$4,585	$4,039	$3,205
Net income from continuing operations	37	77	308	293	236	245	178
Loss from discontinued accident and health operations, net of income taxes	(5)	(1)	(14)	(5)	(12)	(23)	(6)
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—	—	—	1
Net income	32	76	294	288	224	222	173
Basic earnings per common share:
Net income from continuing operations before cumulative effect of change in accounting principle and discontinued operations	0.59	1.25	4.98	4.79	3.77	3.94	3.47
Net income	0.51	1.24	4.75	4.71	3.58	3.56	3.37
Diluted earnings per common share:
Net income from continuing operations before cumulative effect of change in accounting principle and discontinued operations	0.57	1.20	4.80	4.65	3.70	3.90	3.46
Net income	0.49	1.19	4.57	4.57	3.52	3.52	3.36
Cash dividends declared per common share	0.09	0.09	0.36	0.36	0.36	0.27	0.24
Total assets	21,813	19,826	21,598	19,037	16,194	14,048	12,113
Long-term debt, including capital leases	926	944	896	676	674	350	398
Total stockholders’ equity	3,059	2,889	3,190	2,815	2,527	2,279	1,948

You should read these selected historical financial data together with the financial statements of RGA that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of operations and financial condition of RGA contained in such reports.

Offer-27

RISK FACTORS

You should carefully consider the matters described in this section, as well as other information included in this document and the other documents to which you have been referred, in considering whether or not to tender your shares of MetLife common stock for shares of RGA class B common stock pursuant to the exchange offer.

The risks described below and elsewhere in this document are not the only ones that relate to the exchange offer. The risks described below are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory, geopolitical or other factors that also could have material adverse effects on the exchange offer and, in the case of MetLife stockholders tendering their shares of MetLife common stock pursuant to the exchange offer, on any investment in RGA class B common stock. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

In addition, for a discussion of additional uncertainties associated with (1) MetLife’s and RGA’s businesses and (2) forward-looking statements in this document, see “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with each of MetLife’s and RGA’s business that appear in MetLife’s and RGA’s Annual Reports on Form 10-K for the year ended December 31, 2007 as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q, respectively, each of which has been incorporated by reference into this document.

Risks Relating to the Exchange Offer and the Divestiture

The investment of MetLife stockholders will be subject to different risks after the exchange offer regardless of whether they elect to participate in the exchange offer.

The investment of MetLife stockholders will be subject to different risks as a result of the divestiture, regardless of whether they tender all, some or none of their shares of MetLife common stock.

•	If MetLife stockholders exchange all of their shares of MetLife common stock and the exchange offer is fully subscribed, they will no longer have an interest in MetLife, but instead will directly own an interest in RGA. As a result, their investment will be subject exclusively to risks associated with RGA and not risks associated with MetLife.

•	If MetLife stockholders exchange some, but not all, of their shares of MetLife common stock, regardless of whether the exchange offer is fully subscribed, the number of shares of MetLife common stock they own will decrease (unless they acquire MetLife common stock other than through the exchange offer), while the number of shares of RGA common stock they own will increase. As a result, their investment will be subject to risks associated with both MetLife and RGA.

•	If MetLife stockholders do not exchange any of their shares of MetLife common stock and the exchange offer is fully subscribed, their interest in MetLife will increase on a percentage basis, while their indirect ownership in RGA will decrease (and pursuant to any debt exchanges, any subsequent split-offs and the eventual distribution or transfer by MetLife of the recently acquired stock, their indirect ownership in RGA will eventually be eliminated). As a result, their investment will be subject almost exclusively to risks associated with MetLife and not to risks associated with RGA because shares of MetLife common stock will no longer include a substantial investment in the RGA business.

Whether or not MetLife stockholders tender their shares of MetLife common stock, the shares that they hold after the completion of the exchange offer will be in a company that is different from the company in which they held shares before the completion of the exchange offer.

Offer-28

The exchange ratio will fluctuate until the end of the exchange offer, and will be subject to a limit, which may cause tendering MetLife stockholders to receive no discount or a lower discount than they expected.

The exchange offer is designed to permit MetLife stockholders to exchange their shares of MetLife common stock for shares of RGA class B common stock at a [ • ]% discount to the per-share value of RGA class B common stock, calculated as set forth in this document. Stated another way, for each $1.00 of MetLife common stock accepted in the exchange offer, tendering MetLife stockholders will receive approximately $[ • ] of RGA class B common stock, based on the calculated per-share values determined by reference to the average of the VWAP of MetLife common stock and RGA common stock on the NYSE on the last two trading days of the exchange offer.

The number of shares of RGA class B common stock that tendering MetLife stockholders can receive in the exchange offer, however, is subject to a limit of [ • ] shares of RGA class B common stock for each share of MetLife common stock accepted in the exchange offer. Because of this limit, if there is a drop of sufficient magnitude in the trading price of RGA common stock relative to the trading price of MetLife common stock, or an increase of sufficient magnitude in the trading price of MetLife common stock relative to the trading price of RGA common stock, tendering MetLife stockholders may not receive $1.00 of RGA class B common stock for each $1.00 of MetLife common stock, and could receive much less. By way of an example to illustrate this, assume the limit were set at [ • ] shares of RGA class B common stock for each share of MetLife common stock, and the trading price per share of RGA common stock was [ • ] and the trading price per share of MetLife common stock was [ • ]. In that scenario, a tendering MetLife stockholder would, in exchange for each share of MetLife common stock with a trading price per share of [ • ] receive a maximum of six shares of RGA class B common stock, with a combined trading price of only [ • ]. The exchange offer does not provide for a minimum exchange ratio. If the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until [ • ], New York City time, at the end of the second following trading day to permit stockholders to tender or withdraw their shares of MetLife common stock during those days. Any changes in the prices of the shares of MetLife common stock or RGA common stock on those additional days of the exchange offer will not, however, affect the exchange ratio. In other words, the number of shares of RGA class B common stock that tendering MetLife stockholders will receive will not change as a result of changes in the prices of RGA common stock or MetLife common stock on those additional days that would otherwise have affected the ratio had those movements occurred during the originally contemplated exchange offer period.

In addition, there is no assurance that holders of RGA class B common stock received in the exchange offer will be able to sell those shares at the per-share value calculated at the expiration date.

If the exchange offer, any debt exchanges, or any subsequent split-offs are determined to be taxable, MetLife and tendering MetLife stockholders could be subject to a material amount of taxes.

MetLife and RGA each have received a ruling from the IRS to the effect that the divestiture will be tax-free to MetLife stockholders for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of RGA class B common stock. It is a condition to the completion of the split-off that there is no change in, revocation of, or amendment to the IRS ruling or applicable law that could reasonably be expected to cause the divestiture not to qualify as tax-free. In addition, it is a condition to completion of the split-off that MetLife receives, with respect to certain requirements for tax-free treatment under Section 355 of the Internal Revenue Code on which the IRS will not and did not rule, an opinion of Wachtell, Lipton, Rosen & Katz, counsel to MetLife, to the effect that such requirements will be satisfied. The ruling and the opinion of counsel are or will be based, in part, on assumptions and representations as to factual matters made by, among others, MetLife and RGA, as requested by the IRS or counsel, which, if incorrect, could jeopardize the conclusions reached by the IRS and counsel. The ruling does not address certain material legal issues that could affect its conclusions, and reserves the right of the IRS to raise such issues upon a subsequent audit. Opinions of counsel neither bind the IRS or any court, nor preclude the IRS from adopting a contrary position. If MetLife completes the exchange offer, any debt exchanges and any subsequent split-offs and the exchange offer, any debt exchanges or any subsequent split-offs are determined to be taxable, MetLife

Offer-29

and its stockholders who receive shares of RGA class B common stock could be subject to a material amount of taxes. MetLife and RGA will not indemnify any individual stockholder for any taxes that may be incurred in connection with the exchange offer.

The divestiture may be taxable to MetLife if there is an acquisition of 50% or more of the outstanding common stock of MetLife or RGA and may result in indemnification obligations from RGA to MetLife.

Even if the divestiture otherwise qualifies as tax-free under Section 355 of the Internal Revenue Code, the divestiture would result in significant U.S. federal income tax liabilities to MetLife, (but not MetLife stockholders), if there is an acquisition of stock of MetLife or RGA as part of a plan or series of related transactions that includes the divestiture and that results in an acquisition of 50% or more of the outstanding common stock of MetLife or RGA (by vote or value).

For purposes of determining whether the divestiture is disqualified as tax-free to MetLife under the rules described in the preceding paragraph, current tax law generally creates a presumption that any acquisitions of the stock of MetLife or RGA within two years before or after the divestiture are presumed to be part of a plan, although the parties may be able to rebut that presumption. The process for determining whether a prohibited change in control has occurred under the rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If MetLife or RGA does not carefully monitor its compliance with these rules, it might inadvertently cause or permit a prohibited change in the ownership of MetLife or RGA to occur, thereby triggering tax to MetLife, which could have a material adverse effect. If the divestiture is determined to be taxable to MetLife, MetLife would recognize gain equal to the excess of the fair market value of the RGA class B common stock held by it immediately before the completion of the divestiture over MetLife’s tax basis therein. In certain circumstances, RGA has agreed to indemnify MetLife for taxes resulting from such a 50% or greater change in RGA’s stock ownership.

The tax-free distribution by MetLife could result in potentially significant limitations on the ability of RGA to execute certain aspects of its business plan and could potentially result in significant tax-related liabilities to RGA.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

The occurrence of various events may adversely affect the ability of RGA and its subsidiaries to fully utilize their net operating loss carryforwards and other tax attributes.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

Risks Relating to an Investment in RGA Class B Common Stock

There is no public market for RGA class B common stock and an active trading market may not develop, which may adversely affect the market price.

There is currently no trading market for RGA class B common stock, and neither MetLife nor RGA can assure you that one will develop or be sustained after the exchange offer. RGA common stock is currently listed on the NYSE under the symbol “RGA.” RGA intends to apply to have the RGA class B common stock listed on the NYSE under the symbol “[RGA.B]”, subject to official notice of issuance, following the completion of the exchange offer and recapitalization. MetLife and RGA cannot predict the prices at which the RGA class B common stock will trade after the exchange offer. See the section entitled “The Exchange Offer” for a discussion of the factors that were considered in determining the exchange ratio in the exchange offer.

Offer-30

The divestiture will result in a substantial amount of RGA class B common stock entering the market, which may adversely affect the market price of the RGA class A common stock and the RGA class B common stock. The prior performance of RGA common stock may not be indicative of the performance of the RGA common stock after the exchange offer.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

Stock sales following the exchange offer or any additional divestiture transactions, including sales by MetLife, may affect the stock price of the RGA common stock.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

RGA’s stock price may fluctuate significantly following the exchange offer or any additional divestiture transactions, and tendering MetLife stockholders could lose all or part of their investment as a result.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

RGA may not pay dividends on its common stock.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

The voting rights of the RGA class B common stock may change in the near future.

The holders of RGA class B common stock, together as a class, will be entitled to elect at least 80% of the RGA directors, and the holders of RGA class A common stock, together as a class, will be entitled to elect no more than 20% of the RGA directors. Additionally, holders of 15% or more of the RGA class B common stock will have reduced voting power with respect to directors if they do not hold an equal or greater proportion of RGA class A common stock. In all other respects, the holders of RGA class A and class B common stock will have identical rights, except as required by law, as described in “The Recapitalization and Distribution Agreement — Recapitalization” below. RGA currently expects that, following the consummation of the exchange offer, the RGA board of directors will consider a proposal to convert the RGA class B common stock to RGA class A common stock on a share-for-share basis, subject to the receipt of shareholder approval at the next regularly scheduled annual shareholders meeting of RGA (anticipated to be held on May 20, 2009) or at a special meeting of RGA shareholders. However, there is no binding commitment by the RGA board of directors to, and there can be no assurance that the RGA board of directors will, consider the issue or resolve to present such a proposal to the RGA shareholders. If such a proposal is approved by the RGA board of directors and presented to the RGA shareholders, a vote by a majority of each of the holders of RGA class A common stock and the RGA class B common stock represented in person or by proxy at the shareholder meeting, voting separately, will be required for the proposal to be approved. There can be no assurance, however, that the RGA board of directors will consider proposing a conversion or resolve to submit such a proposal to the RGA shareholders and, if submitted, that the RGA shareholders would approve such a conversion.

You should therefore be aware that the different voting rights of the holders of RGA class B common stock may be modified after the exchange offer, and that the RGA class B common stock that you receive may be converted into RGA class A common stock in the future.

The existence of RGA class B common stock may make RGA more susceptible to takeover or control.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

RGA’s anti-takeover provisions may delay or prevent a change in control of RGA, which could adversely affect the price of each class of RGA common stock.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

Offer-31

After the exchange offer, RGA will no longer have access to the financial strength and resources of MetLife.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

The exchange offer could trigger change-of-control provisions in RGA’s contracts, which could adversely affect RGA.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

Applicable insurance laws may make it difficult to effect a change of control of RGA.

[Explanatory Note: This risk factor will be the same as it appears in the Proxy Statement/Prospectus]

Risks Relating to the RGA Governance Proposals and the Section 382 Shareholder Rights Plan

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Offer-32

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference into this document contain both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but rather reflect MetLife’s and RGA’s current expectations, estimates and projections concerning future results and events. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, assumptions and other factors that are difficult to predict and that may cause MetLife’s or RGA’s actual results, performance or achievements to vary materially from what is expressed in or indicated by such forward-looking statements. MetLife and RGA cannot make any assurance that projected results or events will be achieved.

The risk factors set forth above in the section entitled “Risk Factors,” and the matters discussed in RGA’s and MetLife’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of RGA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and RGA’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008 which reports are incorporated by reference in this document, and the matters discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of MetLife’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and MetLife’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, which reports are incorporated by reference in this document, among others, could affect future results, causing these results to differ materially from those expressed in MetLife’s and RGA’s forward-looking statements.

The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference herein, as applicable, and neither MetLife nor RGA has any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

See “Risk Factors” and “Where You Can Find More Information.”

Numerous important factors could cause RGA’s actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation:

•	adverse changes in mortality, morbidity, lapsation or claims experience;

•	changes in RGA’s financial strength and credit ratings or those of MetLife or its subsidiaries, and the effect of such changes on RGA’s future results of operations and financial condition;

•	inadequate risk analysis and underwriting;

•	general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in RGA’s current and planned markets;

•	the availability and cost of collateral necessary for regulatory reserves and capital;

•	market or economic conditions that adversely affect RGA’s ability to make timely sales of investment securities;

•	risks inherent in RGA’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes;

•	fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets;

•	adverse litigation or arbitration results;

Offer-33

•	the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business;

•	the stability of and actions by governments and economies in the markets in which RGA operates;

•	competitive factors and competitors’ responses to RGA’s initiatives;

•	the success of RGA’s clients;

•	successful execution of RGA’s entry into new markets;

•	successful development and introduction of new products and distribution opportunities;

•	RGA’s ability to successfully integrate and operate reinsurance businesses that RGA acquires;

•	regulatory action that may be taken by state Departments of Insurance with respect to RGA, MetLife, or its subsidiaries;

•	RGA’s dependence on third parties, including those insurance companies and reinsurers to which RGA cedes some reinsurance, third-party investment managers and others;

•	the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where RGA or its clients do business;

•	changes in laws, regulations, and accounting standards applicable to RGA, its subsidiaries, or its business;

•	the effect of RGA’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations; and

•	other risks and uncertainties described in this document, including under the caption “Risk Factors” and in RGA’s other filings with the SEC.

Offer-34

THE TRANSACTIONS

General

MetLife is sending this document to MetLife stockholders as a prospectus in connection with the exchange offer pursuant to which MetLife offers to acquire MetLife common stock in exchange for one of the new classes of RGA common stock.

Overview

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Recapitalization

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Exchange Offer

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Debt Exchanges / Subsequent Split-Offs

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Background of the Divestiture

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Accounting Treatment of the Divestiture

Shares of MetLife common stock received by MetLife pursuant to the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the MetLife shares accepted in the exchange offer at the expiration of the exchange offer. Any difference between the net book value of MetLife’s investment in RGA common stock and the market value of the shares of MetLife common stock acquired at that date, plus any direct and incremental expenses of the exchange offer, will be recognized by MetLife as a gain or loss on the disposal of the investment in RGA.

The aggregate market value of MetLife’s approximately 52% investment in RGA common stock, based on the RGA common stock closing price on [ • ], 2008 of $[ • ] per share, was approximately $[ • ] billion. Prior to recognizing any potential SFAS 142 impairment charge discussed below, the net book value of MetLife’s approximately 52% investment in RGA at [ • ], 2008 was approximately $[ • ] billion. Every $1.00 decrease in RGA’s per share market value would decrease the aggregate market value of MetLife’s investment in RGA by approximately $32.2 million.

In accordance with SFAS 142, Goodwill and Other Intangible Assets, MetLife tests goodwill and other intangible assets for impairment during the fourth quarter of each year and on an interim date should factors or indicators become apparent that would require an interim test. MetLife is currently performing an interim impairment test of its goodwill associated with RGA due to developments related to the exchange offer. The exchange ratio and the market value of RGA shares at the time of the exchange offer will be two of the factors considered in determining the estimated fair value of RGA for the interim impairment test. This test could result in the recognition of a material non-cash impairment charge. The goodwill balance associated with RGA was $88 million at March 31, 2008.

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MetLife’s Reasons for the Divestiture

The MetLife board of directors has authorized the divestiture because MetLife believes that the divestiture will provide numerous corporate benefits to itself and its stockholders, as well as to RGA and its shareholders, the most important of which would be to:

•	Facilitate MetLife’s and RGA’s Respective Expansion and Growth. MetLife and RGA have significantly different competitive strengths and operating strategies, and, with RGA generating only a small portion of MetLife’s consolidated operating earnings, each company believes that the divestiture will strengthen its ability to focus its managerial and financial resources on developing and growing its core businesses.

•	Reduce MetLife’s Exposure to Global Reinsurance Business. The divestiture will enable MetLife to significantly reduce its current exposure to the reinsurance business, a segment of the global insurance industry that produces more volatile earnings and whose growth lags behinds MetLife’s core business segments.

•	Facilitate Investment Decisions by Shareholders. Following the divestiture, it will be easier for potential investors to assess MetLife and RGA on an independent basis and determine their investment in the companies and in what relative percentages. The divestiture is expected to enable MetLife stockholders who currently own an indirect interest in RGA through MetLife to convert their investment to a direct ownership of RGA in a tax-efficient manner.

Effects of the Divestiture

Following the recapitalization and divestiture, MetLife will no longer own a controlling interest in RGA, and MetLife’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to RGA. As a result, RGA’s results will no longer be consolidated with those of MetLife for financial reporting purposes.

Holders of MetLife common stock will be affected by the exchange offer as follows:

•	MetLife stockholders who exchange all of their shares of MetLife common stock will, if the exchange offer is fully subscribed, no longer have an interest in MetLife, but instead will directly own an interest in RGA. As a result, their investment will be subject exclusively to risks associated with RGA and not risks associated with MetLife.

•	MetLife stockholders who exchange some, but not all, of their shares of MetLife common stock will, regardless of whether the exchange offer is fully subscribed, own a decreased number of shares of MetLife common stock (unless they acquire MetLife common stock other than through the exchange offer), while the number of shares of RGA common stock they own will increase. As a result, their investment will be subject to risks associated with both MetLife and RGA.

•	MetLife stockholders who do not exchange any of their shares of MetLife common stock will, if the exchange offer is fully subscribed, have an increased interest in MetLife on a percentage basis, while their indirect ownership in RGA will decrease (and pursuant to any debt exchanges, any subsequent split-offs and eventual distribution or transfer by MetLife of the recently acquired stock, their indirect ownership in RGA will be further reduced and eventually be eliminated). As a result, their investment will be subject almost exclusively to risks associated with MetLife and not risks associated with RGA because shares of MetLife common stock will no longer include a substantial investment in the RGA business.

Whether or not MetLife stockholders tender their shares of MetLife common stock, the shares that they hold after the completion of the exchange offer will be in a company that is different from the company in which they held shares before the completion of the exchange offer. Persons who remain MetLife stockholders after the exchange offer will own shares in a company that no longer has a majority ownership interest in RGA.

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MetLife may reissue any shares of MetLife common stock acquired by it in the exchange offer and retained in treasury without further stockholder action for general or other corporate purposes, including stock splits, dividends and acquisitions.

RGA Equity Capitalization Following the Divestiture and Before any Conversion

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

NYSE Listing

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

RGA Special Meeting and Proposals

RGA has called a special meeting of its shareholders (which is referred to as the “RGA special meeting”) to consider and vote upon several proposals related to the recapitalization and divestiture. Specifically, at the RGA special meeting:

•	Recapitalization and Distribution Agreement Proposal. RGA shareholders will be asked to approve the recapitalization and distribution agreement and the transactions contemplated by the recapitalization and distribution agreement, including the recapitalization.

•	RGA Governance Proposals. RGA shareholders will be asked to approve a number of proposals that would amend the RGA articles of incorporation, subject to and conditioned upon completion of the recapitalization, as follows:

•	RGA Class B Significant Holder Voting Limitation. This provision would restrict the voting power with respect to directors of a holder of in excess of 15% of the outstanding RGA class B common stock to 15% of the outstanding RGA class B common stock unless such holder also has in excess of 15% of the outstanding RGA class A common stock, in which case such holder could exercise an equivalent percentage of the voting power of the RGA class B common stock;

•	Acquisition Restrictions. This provision would, subject to limited exceptions, restrict for a period of 36 months and one day from the closing of the exchange offer, RGA shareholders from becoming a “5-percent shareholder” for purposes of Section 382 under the Internal Revenue Code and restrict any permitted 5-percent shareholder from further increasing its ownership interest in RGA; and

•	Potential Conversion of Class B Stock Following Post-Exchange. This provision would allow the RGA board of directors, at its discretion, to convert the RGA class B common stock into RGA class A common stock on a one-for-one basis, if and only if the RGA board of directors proposes such conversion to the RGA shareholders and the RGA shareholders approve such proposal. There can be no assurance, however, that the RGA board of directors will consider proposing a conversion or resolve to submit such a proposal to the RGA shareholders and, if submitted, that the RGA shareholders would approve such a conversion.

•	Ratification of the Section 382 Shareholder Rights Plan. RGA shareholders will be asked to ratify the RGA board of director’s decision to adopt and implement a Section 382 shareholder rights plan in connection with the recapitalization and divestiture.

For a more complete description of the RGA articles of incorporation and bylaws to be in effect after the recapitalization and exchange offer, assuming approval of the foregoing proposals, see “Description of RGA Capital Stock” and “Comparison of Stockholder Rights.”

RGA Director Resignations

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Offer-37

No Appraisal Rights

Appraisal is a statutory remedy that is sometimes available to corporate shareholders who object to extraordinary actions taken by their corporation. This remedy allows dissenting shareholders to require the corporation to repurchase their stock at a price equivalent to its value immediately prior to the extraordinary corporate action. No appraisal rights are available to MetLife stockholders or RGA shareholders in connection with the recapitalization, the exchange offer or the other related transactions.

Regulatory Approval

Certain acquisitions of RGA common stock under the exchange offer may require a pre-merger notification filing under the Hart-Scott-Rodino Act. If MetLife stockholders decide to participate in the exchange offer and consequently acquire enough shares of RGA class B common stock to exceed the $63.1 million threshold provided for in the Hart-Scott-Rodino Act and associated regulations, and if an exemption under the Hart-Scott-Rodino Act or regulations does not apply, RGA and tendering MetLife stockholders would be required to make filings under the Hart-Scott-Rodino Act and tendering MetLife stockholders would be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with tendering MetLife stockholders until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.

In connection with the exchange offer, and following the recapitalization, General American will distribute to GenAmerica Financial, LLC all of the shares of RGA class B common stock that it holds. GenAmerica Financial, LLC will then, in turn, distribute all of those shares to its parent, Metropolitan Life Insurance Company. Metropolitan Life Insurance Company will in turn distribute all of those shares to its parent, MetLife, Inc. Both General American and Metropolitan Life Insurance Company are insurance companies that are subject to various statutory and regulatory restrictions that limit their ability to dividend these shares without first obtaining approval from the applicable state regulatory authorities. Both the Missouri Department of Insurance and the New York State Insurance Department will need to approve these dividends before MetLife can engage in the exchange offer. These approvals are both conditions to complete the exchange offer. See “The Recapitalization and Distribution Agreement — Recapitalization — Conditions to Completing the Recapitalization.”

Apart from the registration of shares of RGA class B common stock offered in the exchange offer under federal and state securities laws and MetLife’s filing of a Schedule TO with the SEC, and the other approvals described above, MetLife and RGA do not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the exchange offer and any subsequent split-offs or any debt exchanges.

Offer-38

THE EXCHANGE OFFER

Terms of the Exchange Offer

MetLife is offering to exchange 29,243,539 shares of RGA class B common stock in the aggregate for outstanding shares of MetLife common stock validly tendered and not properly withdrawn, on the terms and conditions and subject to the limitations described below and in the related letter of transmittal, by [ • ], New York City time, at the end of [ • ], 2008. Any holder of MetLife common stock during the exchange offer period, including any directors or officers of MetLife and RGA and their respective subsidiaries, may participate in the exchange offer. MetLife stockholders may tender all, some or none of their shares of MetLife common stock.

The number of shares of MetLife common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of MetLife common stock tendered. MetLife is offering to exchange 29,243,539 shares of RGA class B common stock in the exchange offer. Accordingly, the largest possible number of shares of MetLife common stock that will be accepted in the exchange offer equals 29,243,539 divided by the final exchange ratio. If the exchange offer is oversubscribed, the tendered shares will be subject to proration when the exchange offer expires. MetLife’s obligation to complete the exchange offer is subject to important conditions that are described below in “— Conditions for Completing the Exchange Offer.”

For each share of MetLife common stock that MetLife stockholders tender in the exchange offer and do not withdraw, they will receive a number of shares of RGA class B common stock at a [ • ]% discount to the estimated per-share value of RGA class B common stock, calculated as set forth below, subject to a limit of [ • ] shares of RGA class B common stock per share of MetLife common stock. Stated another way, subject to the limit described below, for each $1.00 of MetLife common stock accepted in the exchange offer, tendering MetLife stockholders will receive approximately $[ • ] of RGA class B common stock. Shares of RGA class B common stock are subject to certain restrictions:

The final calculated per-share values will be equal to:

•	with respect to the MetLife common stock, the average of the daily VWAP of MetLife common stock on the NYSE for the last two trading days of the originally contemplated exchange offer period; and

•	with respect to the RGA class B common stock, the average of the daily VWAP of RGA common stock on the NYSE for the last two trading days of the originally contemplated exchange offer period.

The last two trading days of the originally contemplated exchange offer period are [ • ] and [ • ]. Although those dates could change if the exchange offer is extended, those dates will not change for purposes of calculating the per-share values if that extension occurs solely as a result of the automatic extension of the exchange offer triggered by the limit, as described in the next paragraph. As used in this document, “VWAP” means the “volume-weighted average price” per share of the stock on the NYSE during the period specified, as reported by [ • ], and “daily VWAP” means VWAP for the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the New York Stock Exchange) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), as reported by [ • ], except that, on the last trading day of the originally contemplated exchange offer period, the data based on which the VWAP is determined will only take into account any adjustments made to reported trades included by 4:10 p.m., New York City time, on that day.

The exchange offer period will be automatically extended if a market disruption event occurs with respect to MetLife common stock or the RGA common stock on either of the two days during which the value of each share of MetLife common stock and RGA common stock was originally expected to be determined. See “— Extension; Termination; Amendment” below.

In addition, if the limit on the number of shares that can be received for each share of MetLife common stock tendered described below is in effect at the expiration of the originally contemplated exchange offer period, then the exchange ratio will be fixed at the limit and the exchange offer will be automatically extended

Offer-39

until [ • ], New York City time, at the end of the second following trading day. See “— Extension; Termination; Amendment” below.

The number of shares of RGA class B common stock that tendering MetLife stockholders can receive in the exchange offer is subject to a limit of [ • ] shares of RGA class B common stock for each share of MetLife common stock tendered and accepted in the exchange offer. If the limit is in effect, for each $1.00 of MetLife common stock validly tendered and not properly withdrawn, and accepted by MetLife, tendering MetLife stockholders will receive less than $[ • ] of RGA class B common stock, and they could receive much less. This limit was calculated based on a [ • ]% discount for the RGA class B common stock based on the closing prices of MetLife common stock and RGA common stock on [ • ] (the day before the date of this document). MetLife set this limit to ensure that an unusual or unexpected drop in the trading price of RGA common stock, relative to the trading price of MetLife common stock, would not result in an unduly high number of shares of RGA class B common stock being exchanged per share of MetLife common stock accepted in the exchange offer. The exchange offer does not provide for a minimum exchange ratio.

The following formula will be used to calculate the number of shares of RGA class B common stock tendering MetLife stockholders will receive for shares of MetLife common stock accepted in the exchange offer:

Number of shares of RGA class B common stock	=	Number of shares of MetLife common stock tendered and accepted, multiplied by the lesser of:	[ • ] and	100% of the calculated per-share value of MetLife common stock [ • ]% of the calculated per-share value of RGA common stock

The “calculated per-share value” for the MetLife common stock and for the RGA common stock will be the average of the daily VWAP for MetLife common stock and RGA common stock, respectively, on the last two trading days of the exchange offer period. The last two trading days of the exchange offer period are [ • ] and [ • ]. Although those dates could change if the exchange offer is extended, those dates will not change for purposes of calculating the per-share values if that extension occurs solely as a result of the automatic extension of the exchange offer triggered by the limit.

To help illustrate the way this calculation works, below are two examples:

•	Example 1: Assuming that the average of the daily VWAP on the last two trading days of the originally contemplated exchange offer period is $[ • ] per share of MetLife common stock and $[ • ] per share of RGA common stock, tendering MetLife stockholders would receive [ • ] shares ($[ • ] divided by [ • ]% of $[ • ]) of RGA class B common stock for each share of MetLife common stock accepted in the exchange offer. In this example, the limit of [ • ] shares of RGA class B common stock for each share of MetLife common stock would not apply.

•	Example 2: Assuming that the average of the daily VWAP on the last two trading days of the originally contemplated exchange offer period is $[ • ] per share of MetLife common stock and $[ • ] per share of RGA common stock, the limit would apply and tendering MetLife stockholders would only receive [ • ] shares of RGA class B common stock for each share of MetLife common stock accepted in the exchange offer because the limit is less than [ • ] shares ($[ • ] divided by [ • ]% of $[ • ]) of RGA class B common stock for each share of MetLife common stock accepted in the exchange offer. Because the limit would apply, the exchange offer would be automatically extended until [ • ], New York City time, at the end of the second following trading day, and the exchange ratio would be fixed.

MetLife stockholders will be able to review indicative exchange ratios and calculated per-share values of MetLife common stock and RGA class B common stock and the final exchange ratio used to determine the

Offer-40

number of shares of RGA class B common stock to be exchanged per share of MetLife common stock as follows:

•	Indicative calculated per-share values: A web page will be maintained at www.metlife.com that provides indicative exchange ratios and calculated per-share values of the MetLife common stock and the RGA class B common stock.

•	From the second to the eighteenth trading day of the exchange offer, the web page will show indicative calculated per-share values, calculated as though that day were the expiration date of the exchange offer, of (1) the MetLife common stock, which will equal the average of the daily VWAP of MetLife’s common stock on each of the two prior trading days; and (2) the RGA class B common stock, which will equal the average of the daily VWAP of RGA common stock on each of the two prior trading days. For example, after 4:30 p.m., New York City time, on [ • ], the web page will show an indicative exchange ratio based on indicative per-share values of MetLife common stock and RGA common stock on [ • ] and [ • ]. During this period, the indicative calculated per-share values will be updated on each trading day by 4:30 p.m., New York City time. Such data will not, however, be included in the calculation of the final calculated per-share value for either MetLife common stock or RGA common stock.

•	During the last two trading days of the originally contemplated exchange offer period, when the values of MetLife common stock and RGA class B common stock are calculated for the purposes of the exchange offer, the web page will show the indicative calculated per-share values of MetLife common stock and RGA common stock which will equal, with respect to each, (1) on the second-to-last day, the actual intra-day VWAP during the elapsed portion of that day; and (2) on the last day, the daily VWAP of the previous day averaged with the actual intra-day VWAP during the elapsed portion of that last day. “Intra-day VWAP” means VWAP for the period beginning at the official open of trading on the NYSE and ending as of the specific time in such day, as calculated by [ • ]. During this period, the indicative calculated per-share values and indicative exchange ratio calculated using such values will be updated every 30 minutes (on approximately the hour and half-hour mark). The data used to derive the intra-day VWAP during the last two trading days of the originally contemplated exchange offer period will reflect a 20-minute reporting delay, and will be included as an element of the actual final VWAP that will be used to determine the final calculated per-share values.

•	The final exchange ratio that shows the number of shares of RGA class B common stock that you will receive for each share of MetLife common stock tendered and accepted in the exchange offer will be available at www.metlife.com by 4:30 p.m., New York City time, on the last day of the exchange offer and separately announced by press release.

MetLife stockholders may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll-free number provided on the back cover of this document.

Each of the daily VWAPs, intra-day VWAPs and the final exchange ratio will be rounded to four decimal places, while calculated per-share values will be rounded to five decimal places.

Since the exchange offer expires at [ • ], New York City time, on the last day of the exchange offer period and the final exchange ratio will be announced by 4:30 p.m., New York City time, on the same day, MetLife stockholders will be able to tender or withdraw their shares of MetLife common stock after the final exchange ratio is determined.

For purposes of illustration, the table below indicates the number of shares of RGA class B common stock that tendering MetLife stockholders would receive per share of MetLife common stock, calculated on the basis described above and taking into account the limit described above, assuming a range of averages of the daily VWAP of MetLife common stock and RGA common stock on the last two trading days of the exchange offer. The first line of the table below shows the indicative calculated per-share values of MetLife common stock and RGA common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [ • ], 2008, based on the daily VWAPs of MetLife common stock and RGA common stock on [ • ] and [ • ]. The table also shows the effects of a 10%

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increase or decrease in either or both the calculated per-share values of MetLife common stock and RGA common stock based on changes relative to the values on [ • ], 2008.

		Calculated				Shares of RGA Class
		per-Share Value of		Calculated		B Common Stock per
MetLife	RGA Class A	MetLife Common		per-Share Value of		MetLife Share
Common Stock	Common Stock	Stock		RGA Common Stock		Tendered

As of [ • ], 2008		$	[ • ]	$	[ • ]	[ • ]
Down 10%	Up 10%	$	[ • ]	$	[ • ]	[ • ]
Down 10%	Unchanged	$	[ • ]	$	[ • ]	[ • ]
Down 10%	Down 10%	$	[ • ]	$	[ • ]	[ • ]
Unchanged	Up 10%	$	[ • ]	$	[ • ]	[ • ]
Unchanged	Down 10%	$	[ • ]	$	[ • ]	[ • ]
Up 10%	Up 10%	$	[ • ]	$	[ • ]	[ • ]
Up 10%	Unchanged	$	[ • ]	$	[ • ]	[ • ]
Up 10%	Down 10%	$	[ • ]	$	[ • ]	[ • ]	(1)

(1)	In this scenario, the limit is in effect. Absent the limit, the exchange ratio would have been [•] shares of RGA class B common stock per MetLife share tendered and accepted. In this scenario, MetLife would announce that the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the exchange offer period by 4:30 p.m., New York City time, on the expiration date, the exchange ratio would be fixed at the limit and the exchange offer would be extended until [•], New York City time, at the end of the second following trading day.

If the trading price of MetLife common stock were to increase during the last two days of the exchange offer period, the calculated per-share value of MetLife common stock would likely be lower than the closing price of MetLife common stock on the expiration date of the exchange offer. As a result, tendering MetLife stockholders may receive fewer shares of RGA class B common stock for each $1.00 of MetLife common stock than they would have if that per-share value were calculated on the basis of the closing price of MetLife common stock on the expiration date. Similarly, if the trading price of RGA common stock were to decrease during the last two days of the exchange offer period, the calculated per-share value of RGA class B common stock would likely be higher than the closing price of RGA common stock on the expiration date of the exchange offer. This could also result in tendering MetLife stockholders receiving fewer shares of RGA class B common stock for each $1.00 of MetLife common stock than they would have if that per-share value were calculated on the basis of the closing price of RGA common stock on the expiration date.

MetLife is sending this document and related documents to:

•	persons who directly held shares of MetLife common stock on [ • ], 2008;

•	holders of interests in the MetLife Policyholder Trust; and

•	banks, brokerage houses, fiduciaries, and custodians holding in their names shares of MetLife common stock beneficially owned by others or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of MetLife common stock.

Proration

If, as of the expiration of the exchange offer, MetLife stockholders have validly tendered a number of shares of MetLife common stock so that more than 29,243,539 shares of RGA class B common stock would otherwise be distributed, MetLife will accept on a pro rata basis as promptly as practicable all shares tendered and not withdrawn.

MetLife will announce the preliminary results of the exchange offer, including the preliminary proration factor, if any, by press release as promptly as practicable, and in any event by 9:00 a.m., New York City time, on the first business day after the expiration date. Upon determining the number of shares of MetLife common

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stock validly tendered for exchange, MetLife will announce the final results, including the final proration factor, if any, as promptly as practicable after the determination is made.

MetLife stockholders who directly or beneficially own fewer than 100 shares of MetLife common stock and wish to tender all of their shares of MetLife common stock may request that their shares not be subject to proration. In order to request this preferential treatment, MetLife stockholders should check the box entitled “Odd-Lot Shares” on the letter of transmittal. If MetLife stockholders’ odd-lot shares are held by a broker, dealer, commercial bank, trust company or similar institution for their account, such stockholders should contact that institution so that it can request such preferential treatment. All odd-lot shares will be accepted for exchange without proration if MetLife completes the exchange offer. Any shares of MetLife common stock not accepted for exchange in the exchange offer will be returned to the tendering shareholder.

For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Fractional shares of RGA class B common stock will not be issued in the exchange offer. The exchange agent, acting as agent for the MetLife stockholders otherwise entitled to receive fractional shares of RGA class B common stock, will aggregate all fractional shares and cause them to be sold in the open market for the accounts of these stockholders. The proceeds that the exchange agent may realize from the sale of the fractional shares of RGA class B common stock will be distributed, net of commissions, to each stockholder entitled thereto in accordance with the stockholder’s fractional interest. None of MetLife, RGA or the exchange agent will guarantee any minimum proceeds from the sale of fractional shares of RGA class B common stock. Tendering MetLife stockholders will not receive any interest on any cash paid to them, even if there is a delay in making the payment. Generally speaking, for US federal income tax purposes, a stockholder who receives cash in lieu of fractional shares of RGA class B common stock will recognize gain or loss on the receipt of the cash to the extent that the cash received differs from the tax basis that would have been allocated to that stockholder’s fractional shares. MetLife stockholders are urged to read carefully the discussion in the section below entitled “— U.S. Federal Income Tax Consequences of the Exchange Offer,” and to consult their tax advisors on the consequences to them of the exchange offer.

Exchange of Shares of MetLife Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment), MetLife will accept for exchange, and will exchange, shares of MetLife common stock validly tendered and not properly withdrawn before the expiration of the exchange offer for 29,243,539 shares of RGA class B common stock in the aggregate, as promptly as practicable after the expiration date. Notwithstanding the immediately preceding sentence, subject to applicable rules of the SEC, MetLife expressly reserves the right to delay acceptance for exchange, or the exchange of, shares of MetLife common stock in order to comply with any applicable law or obtain any governmental or regulatory approvals.

In all cases, the exchange of shares of MetLife common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for those shares of MetLife common stock (or a confirmation of a book-entry transfer of those shares of MetLife common stock in the exchange agent’s account at DTC) pursuant to the procedures set forth in the section below entitled “— Procedures for Tendering;”

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•	a properly completed and duly executed letter of transmittal (or a manually signed facsimile of that document), with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

For purposes of the exchange offer, MetLife will be deemed to have accepted for exchange, and thereby exchanged, shares of MetLife common stock validly tendered and not properly withdrawn if and when MetLife notifies the exchange agent of its acceptance of the tenders of those shares of MetLife common stock pursuant to the exchange offer. The exchange agent will cause shares of RGA class B common stock to be credited to book-entry accounts maintained by RGA’s transfer agent for the benefit of the tendering shareholders in exchange for MetLife shares pursuant to the exchange offer and cash in lieu of fractional shares of RGA class B common stock as soon as practicable after receipt of MetLife’s notice and determination of the final proration factor. The exchange agent will act as agent for tendering shareholders for the purpose of causing the receipt of RGA class B common stock and any cash to be paid to you in lieu of fractional shares of RGA class B common stock. Tendering stockholders will not receive any interest on any cash paid to them, even if there is a delay in making the payment.

If MetLife does not accept for exchange any tendered shares of MetLife common stock for any reason pursuant to the terms and conditions of the exchange offer, the exchange agent will return certificates for such shares of MetLife common stock without expense to the tendering stockholder (or, in the case of shares of MetLife common stock tendered by book-entry transfer pursuant to the procedures set forth below in the section below entitled “— Procedures for Tendering,” such shares of MetLife common stock will be credited to an account maintained within DTC), as soon as practicable following expiration or termination of the exchange offer.

Procedures for Tendering

Shares Held in Certificated Form.  If MetLife stockholders hold certificates representing shares of MetLife common stock, to validly tender such shares pursuant to the exchange offer, they must, prior to the expiration of the exchange offer, deliver to the exchange agent a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document), along with any required signature guarantees and any other required documents, and the certificates representing the shares of MetLife common stock tendered. The exchange agent’s address is listed on the back cover of this document.

If MetLife stockholders’ certificates are not immediately available, they may still tender their shares by complying with the guaranteed delivery procedures set forth below.

MetLife Policyholder Trust.  If beneficiaries hold trust interests in the MetLife Policyholder Trust, the trust custodian will mail them a request for instructions as to whether to tender their proportionate share of the MetLife common stock held by the MetLife Policyholder Trust. If beneficiaries elect to instruct the trust custodian to tender their proportionate share of MetLife common stock, their trust interests will be reduced to reflect such tender. Trust beneficiaries, may, by delivering written notice to the trust custodian, revoke any instructions they may have previously given in connection with the exchange offer to the extent that the trust custodian may withdraw previously tendered MetLife common stock under the terms of the exchange offer. Such withdrawal instructions must be delivered to the trust custodian in a written form specified by the custodian and will not be effective unless the trust custodian receives them at least three business days prior to the last day upon which MetLife common stock may be withdrawn under the terms of the exchange offer. Upon completion of the exchange offer, the transfer agent will promptly deliver any RGA class B common stock received on the behalf of beneficiaries pursuant to the exchange offer, including any cash received in lieu of fractional shares, together with a written statement indicating the number of trust interests such beneficiaries retain following completion of the exchange offer, in each case in accordance with the terms of the trust agreement for the MetLife Policyholder Trust.

Shares Held Through a Broker.  If MetLife stockholders hold MetLife common stock through a broker, they should follow the instructions sent to them separately by their broker. Such stockholders should not use

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the letter of transmittal to direct the tender of their shares of MetLife common stock. The brokers must notify DTC and cause it to transfer the shares into the exchange agent’s account in accordance with DTC’s procedures. The brokers must also ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of such stockholders’ shares of MetLife common stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from DTC and any other required documents.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of MetLife common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and the related instruction booklet and that MetLife may enforce that agreement against the participant.

The exchange agent will establish accounts with respect to the shares of MetLife common stock at DTC for purposes of the exchange offer within two business days after the date of this document, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of MetLife common stock by causing DTC to transfer such shares into the exchange agent’s account at DTC in accordance with DTC’s procedure for the transfer. Delivery of documents to DTC does not constitute delivery to the exchange agent.

General Instructions.  Do not send letters of transmittal and certificates for MetLife common stock to MetLife, RGA or the information agent. The letters of transmittal and certificates should be sent to the exchange agent at one of its addresses listed on the back cover of this document. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign the letter of transmittal, notice of guaranteed delivery or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by MetLife.

Whether MetLife stockholders tender their shares of MetLife common stock by delivery of certificates or through their broker, the exchange agent must receive the letter of transmittal and the certificates for their shares of MetLife common stock (or, in case of a book-entry transfer, the agent’s message and a book-entry confirmation) at one of its addresses set forth on the back cover of this document prior to the expiration of the exchange offer.

Please note that MetLife stockholders who hold shares of MetLife common stock in certificated form will receive a letter of transmittal together with this document. One letter of transmittal is to be used to tender their shares of MetLife common stock held in certificated form. If they wish to tender all or some of their shares of MetLife, then they must complete their letter of transmittal and return it, together with any other required documents (including share certificates, if applicable), to the exchange agent prior to the expiration of the exchange offer.

Signature Guarantees.  Signatures on all letters of transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent’s Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being an “eligible institution”), except in cases in which shares of MetLife common stock are tendered either (1) by a registered MetLife stockholder who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal, or (2) for the account of an eligible institution.

If the certificates for shares of MetLife common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures.  If MetLife stockholders wish to tender shares of MetLife common stock pursuant to the exchange offer and their certificates are not immediately available or they cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration of the exchange

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offer, or cannot complete the procedure for book-entry transfer on a timely basis, their shares of MetLife common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	they make their tender by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by MetLife, is received by the exchange agent as provided below on or prior to the expiration of the exchange offer; and

•	the certificates for all tendered shares of MetLife common stock (or a confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

MetLife stockholders may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent, and they must include a guarantee by an eligible institution in the form set forth in that notice.

Effect of Tenders

In all cases, MetLife will exchange shares of MetLife common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of (1) certificates for shares of MetLife common stock (or timely confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), (2) properly completed and duly executed letter or letters of transmittal (or a manually signed facsimile thereof), along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and (3) any other required documents.

Tendering Shares After the Final Exchange Ratio Has Been Determined.  Subject to the possible automatic extension of the exchange offer period described in the last sentence of this paragraph, the final exchange ratio will be available no earlier than between 4:00 p.m. and 4:30 p.m., New York City time, on the expiration date of the exchange offer. For registered stockholders of MetLife common stock, it is unlikely that they will be able to deliver an original executed letter of transmittal (and, in the case of certificated shares, your share certificates) to the exchange agent after 4:30 p.m., New York City time, but prior to the expiration of the exchange offer at [ • ], New York City time. Accordingly, in such a case, if such stockholders wish to tender their shares after the final exchange ratio has been determined, they will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described above. They must, in all cases, obtain a Medallion guarantee from an eligible institution in the form set forth in the notice of guaranteed delivery in connection with the delivery of their shares in this manner. A Medallion guarantee can generally be obtained from an eligible institution only before the institution providing that guarantee has closed for the day. For MetLife stockholders holding MetLife common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender their shares on their behalf.

DTC is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process tenders through DTC during that time (although MetLife cannot assure you that will be the case). Once DTC has closed, participants in DTC whose name appears on a DTC security position listing as the owner of shares of MetLife common stock will still be able to tender shares by delivering a notice of guaranteed delivery to the exchange agent via facsimile.

For MetLife stockholders holding MetLife common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on their behalf. It will generally not be possible to direct such an institution to submit a notice of guaranteed delivery once that institution has closed for the day. In addition, any such institution, if it is not an eligible institution,

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will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the notice of guaranteed delivery in connection with the delivery of those shares.

If the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the originally contemplated exchange offer period, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until [ • ], New York City time, at the end of the second following trading day to permit shareholders to tender their shares of MetLife common stock during those days.

Representations and Warranties.  A tender of shares of MetLife common stock pursuant to any of the procedures described in this document will constitute an acceptance of the terms and conditions of the exchange offer and a representation and warranty to MetLife by any tendering MetLife stockholder that:

•	any such stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares;

•	when MetLife accepts the shares for exchange pursuant to the exchange offer, MetLife will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances;

•	none of such shares will be subject to an adverse claim at the time MetLife accepts such shares for exchange;

•	any such stockholder owns the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act; and

•	any such stockholder’s participation in the exchange offer and tender of such shares complied with Rule 14e-4 and the applicable laws of both the jurisdiction where they received the materials relating to the exchange offer and the jurisdiction from which the tender is being made.

A tender of shares of MetLife common stock pursuant to any of the procedures described above will constitute the acceptance of the terms and conditions of the exchange offer by any tendering MetLife stockholder as well as their representation and warranty to MetLife that (1) they have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of MetLife common stock or other securities issued or issuable in respect of such shares) and (2) when the same are accepted for exchange, MetLife will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of MetLife common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of MetLife common stock tendered; or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of MetLife common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of this document. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Appointment of Attorneys-in-Fact and Proxies.  By executing a letter of transmittal as set forth above, MetLife stockholders irrevocably appoint MetLife’s designees as their attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholders’ rights with respect to their shares of MetLife common stock tendered and accepted for exchange by MetLife and with respect to any and all other shares of MetLife common stock and other securities issued or issuable in respect of the shares of MetLife common stock on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that MetLife deposits the shares of RGA class B common stock payable as consideration for shares of MetLife common stock that MetLife stockholders have tendered with the exchange agent. All such proxies will be considered coupled with an interest in the tendered shares of MetLife common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that MetLife stockholders have given will be revoked and they may not give any subsequent proxies (and, if given,

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they will not be deemed effective). MetLife’s designees will, with respect to the shares of MetLife common stock for which the appointment is effective, be empowered, among other things, to exercise all of their voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of MetLife stockholders or otherwise. MetLife reserves the right to require that, in order for shares of MetLife common stock to be deemed validly tendered, immediately upon MetLife’s exchange of those shares of MetLife common stock, MetLife must be able to exercise full voting rights with respect to such MetLife shares.

Determination of Validity.  MetLife will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of MetLife common stock, in MetLife’s sole discretion, and its determination will be final and binding. MetLife reserves the absolute right to reject any and all tenders of shares of MetLife common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. MetLife also reserves the absolute right to waive any of the conditions of the exchange offer (other than the conditions relating to the absence of an injunction and the effectiveness of the Registration Statement for RGA class B common stock to be issued in the exchange offer), or any defect or irregularity in the tender of any shares of MetLife common stock. No tender of shares of MetLife common stock is valid until all defects and irregularities in tenders of shares of MetLife common stock have been cured or waived. Neither MetLife nor the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of MetLife common stock or will incur any liability for failure to give any such notification. MetLife’s interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instruction booklet thereto) will be final and binding.

Binding Agreement.  The tender of shares of MetLife common stock pursuant to any of the procedures described above will constitute a binding agreement between MetLife and you upon the terms of and subject to the conditions to the exchange offer. Subject to, and effective upon, MetLife’s acceptance of the tendered shares of exchange, you will have sold, assigned and transferred to MetLife, or upon MetLife’s order, all right, title and interest in and to such shares.

No alternative, conditional or contingent tenders will be accepted. All tendering shareholders, by delivering a properly executed letter of transmittal or causing an agent’s message to be delivered with respect to their shares, waive any right to receive any notice of acceptance of their shares of MetLife common stock for exchange.

The method of delivery of share certificates of MetLife common stock and all other required documents, including delivery through DTC, is at the option and risk of any tendering MetLife stockholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that tendering MetLife stockholders use registered mail with return receipt requested, properly insured. In all cases, tendering MetLife stockholders should allow sufficient time to ensure timely delivery.

Partial Tenders

If MetLife stockholders tender fewer than all the shares of MetLife common stock evidenced by any share certificate they deliver to the exchange agent, then they will need to fill in the number of shares that they are tendering in the box entitled “Number of Shares Tendered” under the heading “Certificated Shares” in the table on the first page of the letter of transmittal filed as an exhibit to the registration statement of which this document forms a part. In those cases, as soon as practicable after the expiration date, the exchange agent will credit the remainder of the common shares that were evidenced by the certificate(s) but not tendered to a Direct Registration Share account in the name of the registered holder maintained by the MetLife transfer agent, unless otherwise provided in “Special Issuance and Delivery Instructions” in the letter of transmittal filed as an exhibit to the registration statement of which this document forms a part. Unless MetLife stockholders indicate otherwise in their letter of transmittal, all of the shares of MetLife common stock represented by share certificates they deliver to the exchange agent will be deemed to have been tendered. No

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share certificates are expected to be delivered to MetLife stockholders, including in respect of any shares delivered to the exchange agent that were previously in certificated form.

Lost or Destroyed Certificates

If a certificate representing shares of MetLife common stock has been mutilated, destroyed, lost or stolen and a MetLife stockholder wishes to tender its shares, the shareholder will need to complete the affidavit of lost certificate included on the letter of transmittal. Such stockholders will also need to pay a surety bond for their lost shares of MetLife common stock. Upon receipt of the completed letter of transmittal with the affidavit of lost certificate and the surety bond payment, if applicable, such stockholders’ MetLife common stock will be included in the exchange offer.

Withdrawal Rights

Shares of MetLife common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date and, unless MetLife has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once MetLife accepts shares of MetLife common stock pursuant to the exchange offer, any tendering MetLife stockholders’ tender is irrevocable.

For a tendering MetLife stockholders’ withdrawal to be effective, the exchange agent must receive from them a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this document, and such notice must include their name, address, social security number, the certificate number(s) and the number of shares of MetLife common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

A financial institution must guarantee all signatures on the notice of withdrawal, unless those shares of MetLife stock have been tendered for the account of an eligible institution. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of MetLife common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. If shares of MetLife common stock have been tendered pursuant to the procedures for book-entry tender discussed in the section above entitled “— Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn MetLife shares and must otherwise comply with DTC’s procedures.

For persons holding interests in the MetLife Policyholder Trust, beneficiaries should refer to the section above entitled “— Procedures for Tendering — MetLife Policyholder Trust.”

MetLife will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding. Neither MetLife nor the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of MetLife common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, MetLife stockholders may re-tender withdrawn shares of MetLife common stock by following one of the procedures discussed in the section above entitled “— Procedures for Tendering” at any time prior to the expiration of the exchange offer.

Except as otherwise provided above, any tender made under the exchange offer is irrevocable.

Withdrawing Shares After the Final Exchange Ratio Has Been Determined.  Subject to the possible automatic extension of the exchange offer described in the last sentence of this paragraph, the final exchange ratio will be available no earlier than between 4:00 p.m. and 4:30 p.m., New York City time, on the expiration date of the exchange offer. If registered stockholders of MetLife common stock wish to withdraw their shares after the final exchange ratio has been determined, then they must deliver a written notice of withdrawal or

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facsimile transmission notice of withdrawal to the exchange agent prior to [ • ], New York City time, at the end of the expiration date, in the form of the notice of withdrawal provided by MetLife. Medallion guarantees will not be required for such withdrawal notices. For MetLife stockholders holding MetLife common stock through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on their behalf.

DTC is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals through DTC during that time (although MetLife cannot provide any assurance that will be the case). Once DTC has closed, if MetLife stockholders beneficially own shares that were previously delivered through DTC, then in order to withdraw such shares the institution through which such shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to [ • ], New York City time, at the end of the expiration date. Such notice of withdrawal must be in the form of DTC’s notice of withdrawal and must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. Shares can be withdrawn only if the exchange agent receives a withdrawal notice directly from the relevant institution that tendered the shares through DTC. On the last day of the exchange offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares.

If the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the originally contemplated exchange offer period, then the exchange ratio will be fixed at the limit and the exchange offer will be automatically extended until [ • ], New York City time, at the end of the second following trading day, which will permit shareholders to withdraw their shares of MetLife common stock during those days.

Delivery of RGA Class B Common Stock; Book-Entry Accounts

Certificates representing shares of RGA class B common stock will not be issued pursuant to the exchange offer. Rather than issuing certificates for such shares to tendering shareholders, the exchange agent will cause shares of RGA class B common stock to be credited to book-entry accounts maintained by RGA’s transfer agent for the benefit of the respective holders. Promptly following the crediting of shares to MetLife stockholders’ respective book-entry accounts, such stockholders will receive a statement from RGA’s transfer agent evidencing their holdings, as well as general information on the book-entry form of ownership.

If shares of RGA class B common stock are to be issued to a person other than the signer of the letter of transmittal, a check is to be issued in the name of, and/or shares of MetLife common stock not tendered or not accepted for exchange in the exchange offer are to be issued or returned to, a person other than the signer of the letter of transmittal, or a check is to be mailed to a person other than the signer of the letter of transmittal or to an address other than that shown in the box on the first page of the letter of transmittal, then the appropriate instructions under “Special Issuance and Delivery Instructions” in the letter of transmittal filed as an exhibit to the registration statement of which this document forms a part will need to be completed. If no such instructions are given, all such shares not accepted for exchange in the exchange offer will be credited in book-entry form in the tendering shareholder’s Direct Registration Share account maintained by MetLife’s transfer agent.

With respect to any shares tendered through DTC, a shareholder may request that shares not exchanged be credited to a different account maintained at DTC by providing the appropriate instructions pursuant to DTC’s applicable procedures. If no such instructions are given, all such common shares not accepted will be returned by crediting the same account at DTC as the account from which such shares of MetLife common stock were delivered.

MetLife stockholders are not required to maintain a book-entry account, and they may obtain a stock certificate for all or a portion of their shares of RGA class B common stock received as part of the exchange offer at no cost to them. Instructions describing how to obtain stock certificates will be included with the statement mailed to tendering MetLife stockholders by RGA’s transfer agent. However, stock certificates for fractional shares will not be issued by either MetLife or RGA. If tendering MetLife stockholders request stock certificates and they hold fractional shares, any fractional shares will be sold for their account by RGA’s

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transfer agent, which will then deliver to them a certificate for the whole number of shares they own and the proceeds from the sale of the fractional shares.

Extension; Termination; Amendment

If any of the conditions indicated below under “— Conditions for Completing the Exchange Offer,” have not been met prior to the expiration of the exchange offer, MetLife expressly reserves the right, in its sole discretion, to extend the exchange offer for one or more periods of not more than 10 business days per extension or to terminate the exchange offer and not accept for exchange any shares of MetLife common stock.

MetLife may also, so long as the exchange offer may be accepted and completed within the applicable window period, (1) extend the exchange offer for an aggregate of 10 business days, (2) extend the exchange offer for any period as required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the exchange offer or (3) extend the exchange offer if a market disruption event occurs on any day during which the value of each share of MetLife common stock and RGA class B common stock was originally expected to be determined for purposes of determining the exchange ratio.

If any of the conditions to the recapitalization described under “The Recapitalization and Distribution Agreement — Recapitalization — Conditions to Completing the Recapitalization” have not been met prior to the expiration of the exchange offer, RGA may decide not to go forward with the recapitalization. If RGA determines not to go forward with the recapitalization, MetLife will terminate the exchange offer and not accept for exchange any shares of MetLife common stock.

Each party retains the right to terminate the recapitalization and distribution agreement if the transactions contemplated thereby are not completed by December 31, 2009 (other than as a result of a breach by the terminating party or if there are not four complete window periods prior to the termination date, in which case the termination date shall be extended until after the fourth window period (as defined below)). Each party, also, has a right to terminate the transactions contemplated by the recapitalization and distribution agreement if the requisite number of RGA shareholders does not approve of the recapitalization or if there is a final and non-appealable injunction or restraint prohibiting such transactions. Additionally, either party has a right to terminate the recapitalization and distribution agreement if the other party materially breaches its representations, warranties, covenants or other obligations under certain circumstances.

If MetLife extends the exchange offer, is delayed in accepting any shares of MetLife common stock or is unable to accept for exchange any shares of MetLife common stock under the exchange offer for any reason, then, without affecting MetLife’s rights under the exchange offer, the exchange agent may, on MetLife’s behalf, retain all shares of MetLife common stock tendered. These shares of MetLife common stock may not be withdrawn except as provided in the section above entitled “— Withdrawal Rights.” MetLife’s reservation of the right to delay acceptance of any shares of MetLife common stock is subject to applicable law, which requires that MetLife pay the consideration offered or return the shares of MetLife common stock deposited promptly after the termination or withdrawal of the exchange offer.

Following the satisfaction or waiver of the conditions set forth in the recapitalization and distribution agreement, MetLife has a right to delay commencement of the exchange offer (which is referred to as a “launch delay”) if the VWAP on the NYSE of RGA common stock for the 10-trading-day period ending on the second trading day prior to the proposed commencement date of the exchange offer is less than 75% of the closing price of RGA common stock on the NYSE on the date prior to announcement of the recapitalization and distribution agreement (which is referred to as the “comparison date”).

MetLife may continue any launch delay until the second business day following the first date that is either (i) one of the two business days immediately prior to the commencement of a trading window established by MetLife following the announcement of its earnings for each fiscal quarter (all of which will be open for at least 25 business days (which is referred to as a “window period”)), or (ii) each business day within a window period that is at least 23 business days prior to the end of such window period (the “testing date”), and on which the VWAP of RGA common stock for the 10-trading-day period ending on such testing

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date is 75% or more than the closing price of RGA common stock on the NYSE on the comparison date, it being understood that once the launch delay expires MetLife will commence the exchange offer (subject to the blackout rights and discretionary delays (described below) of MetLife) on any business day that is 21 or more business days prior to the end of the first window period for which at least 21 business days remain.

In addition to MetLife’s right to delay commencement of the exchange offer pursuant to a launch delay, MetLife shall have the right to delay to the extent permitted by law, on not more than three occasions, commencement of the exchange offer for any reason beyond the date on which it would otherwise be required to commence an exchange offer, but not beyond the beginning of the next window period (each such occasion, a “discretionary delay”). If MetLife shall exercise a discretionary delay, MetLife shall commence the exchange offer (subject to any other rights to delay) on any business day that is 21 or more business days prior to the end of the first window period for which at least 21 business days remain), and, subject to compliance with applicable laws, shall complete the exchange offer during such window period.

Maximum Limit Extension.  MetLife will announce whether the limit on the number of shares that can be received for each share of MetLife common stock tendered is in effect at the expiration of the originally contemplated exchange offer period, through www.metlife.com and by press release, no later than 4:30 p.m. on the original expiration date. If the limit is in effect at that time, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until [ • ], New York City time, at the end of the second following trading day, which will permit shareholders to tender or withdraw their shares of MetLife common stock during those days.

Market Disruption Event.  If a market disruption event occurs with respect to the MetLife common stock or the RGA common stock on any of the days during which the value of each share of MetLife common stock and RGA class B common stock was originally expected to be determined, MetLife may expand the exchange offer period actually extended and the value of each share of MetLife common stock and RGA class B common stock will be determined on the immediately succeeding trading day or days, as the case may be, on which no market disruption event occurs.

A market disruption event will occur for these purposes if any of the following events or sets of circumstances occurs:

•	trading in securities generally on the NYSE, the American Stock Exchange, the Nasdaq Stock Market or any other national securities, futures or options exchange or in the over-the-counter market, or trading in any of MetLife common stock or RGA common stock (or any options or futures contracts related to such securities) on any exchange or in the over-the-counter market, is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or such market by the SEC, by such exchange or market, or by any other regulatory body or governmental authority having jurisdiction;

•	a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;

•	there is such a material adverse change in general U.S. domestic or international economic, political or financial conditions, including as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States (in each case, as compared to conditions on the date of execution of the recapitalization and distribution agreement), so as to make it materially impracticable to proceed with the exchange offer; or

•	an event occurs and is continuing as a result of which this document would contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and either (i) the public disclosure of that event at such time would have a material adverse effect on MetLife’s business or RGA’s business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the public disclosure of which would impede MetLife’s or RGA’s ability to consummate such transaction.

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MetLife will announce whether a market disruption event has occurred on any of the days during which the value of each share of MetLife common stock and RGA class B common stock was originally expected to be determined. This announcement will be made through www.metlife.com and by press release, no later than 4:30 p.m. on the original expiration date. If a market disruption event has occurred, then the exchange ratio will be automatically extended and the value of each share of MetLife common stock and RGA class B common stock will be determined on the immediately succeeding trading day or days, as the case may be, on which no market disruption event occurs, which will permit shareholders to tender or withdraw their shares of MetLife common stock during those days.

General.  MetLife will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any such extension. Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the exchange offer be promptly disclosed to shareholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which MetLife may choose to make any public announcement, MetLife has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Business Wire news service, the Dow Jones Newswires or PR Newswire.

Conditions for Completing the Exchange Offer

MetLife will not be required to complete the exchange offer unless at least [ • ] shares of RGA class B common stock would be distributed in the exchange offer for shares of MetLife common stock that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer. This number of shares of RGA class B common stock will represent approximately [ • ]% of the outstanding shares of RGA class B common stock as of immediately after the recapitalization and approximately [ • ]% of all outstanding shares of RGA class A common stock and RGA class B common stock, taken together, as of immediately after the recapitalization.

MetLife will not be required to accept shares of MetLife common stock for exchange if any of the following events occur and continue to exist:

•	No Illegality or Injunctions. There is in effect any law, restraining order, injunction, judgment or ruling enacted, promulgated, issued or entered by any governmental authority (whether permanent, temporary or preliminary (as applicable)) preventing or prohibiting the recapitalization or the exchange offer;

•	Governmental Action. There is instituted or pending any material action by any governmental authority seeking to restrain or prohibit the exchange offer or the recapitalization;

•	IRS Ruling. The conditions described under “The Recapitalization and Distribution Agreement — Recapitalization — Conditions to Commencing the Exchange Offer — IRS Ruling” do not continue to have been satisfied;

•	Tax Opinion. Counsel to MetLife shall not have issued the tax opinion, in form and substance reasonably satisfactory to MetLife (which opinion RGA shall have had the opportunity to review, but not approve);

•	Recapitalization. The recapitalization shall not have occurred;

•	Form S-4. The SEC staff has not advised that it has no further comments on the Form S-4 relating to the exchange offer such that the Form S-4 became effective upon request to the SEC, or the Form S-4 has become subject to a stop order or proceeding seeking a stop order;

•	Accuracy of Representations and Warranties. RGA fails to perform in any material respect any of its representations, warranties, covenants or other obligations set forth in the recapitalization and distribution agreement and such breach is not and cannot be cured within 30 days by RGA;

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•	Compliance with Covenants. RGA fails to perform in any material respect any obligation, agreement or covenant required to be performed by it under the recapitalization and distribution agreement;

•	NYSE Listing. The shares of RGA class B common stock to be distributed in the exchange offer have not have been authorized for listing on the NYSE, subject to official notice of issuance; and

•	Customary Certificates and Opinions. RGA has not secured certain certificates and opinions of counsel for closing, including officer certificates, legal opinions, the tax opinion and auditor comfort letters.

If any of the above events occurs, MetLife may:

•	terminate the exchange offer and as promptly as practicable return all tendered shares of MetLife common stock to tendering stockholders;

•	extend the exchange offer and, subject to the withdrawal rights described in the section above entitled “— Withdrawal Rights,” retain all tendered shares of MetLife common stock until the extended exchange offer expires; or

•	waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for the sole benefit of MetLife and its stockholders. MetLife may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. MetLife may waive any condition in whole or in part at any time in its sole discretion, subject to applicable law. MetLife’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. However, all conditions for completion of the exchange offer must be satisfied or waived by MetLife prior to the expiration of the exchange offer. Any determination by MetLife concerning the conditions described above will be final and binding upon all parties.

If a stop order issued by the SEC is in effect with respect to the registration statement of which this document is a part, MetLife will not accept any shares of MetLife common stock tendered and will not exchange shares of RGA class B common stock for any shares of MetLife common stock.

Fees and Expenses

MetLife has retained [ • ] to act as the information agent and [ • ] to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of shares of MetLife common stock by mail, e-mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the number of shares of MetLife common stock tendered under the exchange offer; however, the exchange agent will be compensated in part on the basis of the number of letters of transmittal received.

MetLife will not pay any fees or commissions to any broker or dealer or any other person, other than fees paid to [ • ] and [ • ] in connection with the exchange offer, for soliciting tenders of shares of MetLife common stock under the exchange offer. MetLife will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No broker, dealer, bank, trust company or fiduciary will be deemed to be MetLife’s agent or the agent of RGA, the information agent, or the exchange agent for purposes of the exchange offer.

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Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Legal and Other Limitations.  This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of MetLife common stock or RGA class B common stock in any jurisdiction in which the offer, sale or exchange is not permitted. MetLife is not aware of any jurisdiction, except as provided below, where the making of the exchange offer or its acceptance would not be legal. If MetLife learns of any jurisdiction where making the exchange offer or its acceptance would not be permitted, MetLife intends to make a good-faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good-faith effort, MetLife cannot comply with such law, MetLife will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of MetLife common stock residing in the jurisdiction.

In any jurisdiction in which the securities or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer may be made on MetLife’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Certain Matters Relating to Non-U.S. Jurisdictions.  Although MetLife has mailed this document to its stockholders to the extent required by U.S. law, including to MetLife stockholders located outside the United States, this document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of MetLife common stock or RGA class B common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Neither MetLife nor RGA has taken any action under those non-U.S. regulations to facilitate a public offer to exchange the RGA class B common stock outside the United States. Therefore, the ability of any non-U.S. person to tender MetLife common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for MetLife to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to the availability of an exemption under their home country laws that would allow them to participate without the need for MetLife to take any action to facilitate a public offering in that country or otherwise. MetLife will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

The restrictions set out below apply to persons in the specified countries. There may be additional restrictions that apply in other countries. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the RGA class B common stock that may apply in their home countries. MetLife and RGA cannot provide any assurance about whether such limitations may exist.

Australia

This document does not constitute a disclosure document under Part 6D.2 of the Australian Corporations Act and has not been, and will not be, lodged with the Australian Securities and Investments Commission. No offer of securities is being made in Australia, and the distribution or receipt of this document in Australia does not constitute an offer of securities capable of acceptance by any person in Australia, except in the limited circumstances described below relying on certain exemptions in section 708 of the Australian Corporations Act. This document only constitutes an offer in Australia for exchange of shares of RGA class B common

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stock to persons who are able to demonstrate that they fall within one or more of the following categories of investors (“exempt investors”):

•	“professional investors” referred to in section 708(11) and as defined in section 9 of the Australian Corporations Act. For instance, this includes Australian financial services licensees, certain institutions regulated by the Australian Prudential Regulatory Authority, trustees of certain kinds of superannuation funds, persons who control at least A$10 million, listed entities and certain investment funds;

•	“sophisticated investors” that meet the criteria set out in section 708(8) of the Australian Corporations Act. This includes persons who have a certificate from an accountant (issued in the last 6 months) to indicate that the person has net assets of at least A$2.5 million, or gross income for each of the last 2 years of at least A$250,000;

•	investors who receive the offer through an Australian financial services licensee, where all of the criteria set out in section 708(10) of the Australian Corporations Act are satisfied. These criteria relate (amongst other things) to the licensee’s knowledge of the investor’s experience in investing in securities; or

•	a senior manager of MetLife (or a related body, including a subsidiary), their spouse, parent, child, brother or sister, or a body corporate controlled by any of those persons, as referred to in section 708(12) of the Australian Corporations Act. A senior manager is defined as a person (other than a director or secretary of the corporation) who makes, or participates in making, decisions that affect the whole or a substantial part of the business of the corporation, or has the capacity to affect significantly the corporation’s financial standing.

The provisions of the Australian Corporations Act that define these categories of exempt investors are complex, and if you are in any doubt as to whether you fall within one of these categories, you should seek appropriate professional advice regarding these provisions.

As any offer for the exchange of shares of RGA class B common stock under this document will be made without disclosure in Australia under Part 6D.2, the offer of those securities for resale in Australia within 12 months of their sale may, under section 707(5) of the Australian Corporations Act, require disclosure to investors under Part 6D.2 if none of the exemptions in section 708 apply to that resale. Accordingly, any person to whom securities are sold pursuant to this document should not, within 12 months after the sale, offer (or transfer, assign or otherwise alienate) those securities to investors in Australia except in circumstances where disclosure to investors is not required under Part 6D.2 or unless a compliant disclosure document is prepared and lodged with the Australian Securities and Investments Commission. As noted above, Chapter 6D of the Australian Corporations Act is complex, and if in any doubt as to the application or effect of this legislation, you should confer with your professional advisors.

This document is intended to provide general information only and has been prepared by MetLife without taking into account any particular person’s objectives, financial situation or needs. Recipients should, before acting on this information, consider the appropriateness of this information having regard to their personal objectives, financial situation or needs. Recipients should review and consider the contents of this document and obtain financial advice (or other appropriate professional advice) specific to their situation before making any decision to accept the transfer of the securities.

Canada

The exchange offer is not being made directly or indirectly in, nor is the exchange offer capable of acceptance from, Canada or by use of the mails, or any means or instrumentality of Canada and cannot be accepted by any such use, means or instrumentality or otherwise from within Canada. Copies of the document and any related offering documents are being mailed to holders of MetLife common stock with registered addresses in Canada for information purposes only.

No prospectus or other filing in relation to the exchange offer or the RGA class B common stock to be exchanged pursuant thereto has been filed with any securities regulatory authority in Canada. Accordingly, the

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exchange offer may not be made in, and no RGA class B common stock to be exchanged pursuant to the exchange offer may be offered, sold, re-sold or delivered, directly or indirectly, in or into Canada in the absence of a prospectus or an exemption from the prospectus requirements of the applicable securities legislation in Canada.

European Economic Area

In relation to each Relevant Member State, no offer to the public of any shares of RGA class B common stock as contemplated by this document may be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any such shares of RGA class B common stock may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	by any managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the dealer manager, if any, for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of such shares of RGA class B common stock will result in a requirement for the publication by MetLife or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of RGA class B common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of RGA class B common stock to be offered so as to enable an investor to decide to exchange for any shares of RGA class B common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

This document has been prepared on the basis that all offers of such shares of RGA class B common stock will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of such shares of RGA class B common stock. Accordingly, any person making or intending to make any offer within the EEA of shares of RGA class B common stock which are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for MetLife to produce a prospectus for such offer. MetLife has not authorized, nor does it authorize, the making of any offer of such shares of RGA class B common stock through any financial intermediary.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of RGA class B common stock under, the offer contemplated in this document will be deemed to have represented, warranted and agreed to and with MetLife that in the case of any shares of RGA class B common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of RGA class B common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive; or (ii) where shares of RGA class B common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of RGA class B common stock to it is not treated under the Prospectus Directive as having been made to such persons.

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Japan

The exchange offer is not being made directly or indirectly in, nor is the exchange offer capable of acceptance from, Japan. Copies of this document and any related offering documents are being mailed to holders of MetLife common stock with registered addresses in Japan for information purposes only.

United Kingdom

This document is only being distributed to and directed at (1) persons outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Order or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). Shares of RGA class B common stock are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

U.S. Federal Income Tax Consequences of the Exchange Offer

The following is a summary of the material U.S. federal income tax consequences of the exchange offer to U.S. holders of MetLife common stock. The discussion which follows is based on current provisions of the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, and judicial and administrative interpretations thereof, all as in effect as of the date of this document, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document. The discussion assumes that the exchange offer, any debt exchanges and subsequent split-offs will be consummated in the manner described in this document and in accordance with the recapitalization and distribution agreement and that the conditions of the parties to the consummation of such transactions set forth in the recapitalization and distribution agreement (other than receipt of a tax opinion) will be satisfied and not waived by the parties. In addition, this discussion assumes that no person will qualify as or otherwise become an acquiring person under the RGA Section 382 shareholder rights plan as a result of MetLife and RGA entering into the recapitalization and distribution agreement or engaging in any of the transactions contemplated thereby. This is not a complete description of all of the consequences of the divestiture and, in particular, may not address U.S. federal income tax considerations applicable to MetLife stockholders subject to special treatment under U.S. federal income tax law. Shareholders subject to special treatment include, for example, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, partnerships and other pass-through entities, and holders who hold MetLife common stock as part of a “hedge,” “straddle,” “conversion” or “constructive sale” transaction. For purposes of this document, a U.S. holder means the beneficial owner of MetLife common stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds MetLife common stock, the tax treatment of the partner in such partnership generally will depend on the status of the partners and the activities of the partnership. Partners in a partnership holding MetLife common stock should consult their tax advisors.

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This discussion does not address the U.S. federal income tax consequences to MetLife stockholders who are not U.S. holders or who do not hold MetLife common stock as a capital asset. No information is provided in this document with respect to the tax consequences of the divestiture under applicable foreign, state or local laws.

MetLife stockholders are urged to consult with their tax advisors regarding the tax consequences of the exchange offer and related transactions to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

Each of MetLife and RGA has received a ruling from the IRS to the effect that the divestiture will be tax-free to MetLife stockholders for U.S. federal income tax purposes, except with respect to any cash received in lieu of fractional shares of RGA class B common stock. It is a condition to the completion of the split-off that there is no change in, revocation of, or amendment to the IRS ruling or applicable law that could reasonably be expected to cause the transactions not to qualify as tax-free. In addition, it is a condition to completion of the split-off that MetLife receive, with respect to certain requirements for tax-free treatment under Section 355 of the Internal Revenue Code on which the IRS will not and did not rule, an opinion of Wachtell, Lipton, Rosen & Katz, counsel to MetLife, to the effect that such requirements will be satisfied.

The IRS ruling provides that for U.S. federal income tax purposes:

•	no gain or loss will be recognized by, and no amount will be included in the income of, the MetLife stockholders upon their receipt of shares of RGA class B common stock in the exchange offer;

•	the basis of the shares of RGA class B common stock received by the MetLife stockholders in the split-off or any subsequent split-off will equal the basis of their shares of MetLife stock surrendered in exchange therefor;

•	the holding period of the shares of RGA class B common stock received by the MetLife stockholders in the split-off or any subsequent split-off will include the period during which the MetLife stockholders held their shares of MetLife stock surrendered in exchange therefor; and

•	a MetLife stockholder who receives cash in lieu of a fractional share of RGA class B common stock will recognize gain or loss measured by the difference between the basis of the fractional share deemed received and the amount of cash deemed received. Any gain or loss will be treated as capital gain or loss, provided the fractional share of stock would be held as a capital asset on the date of the split-off or any subsequent split-off.

The IRS ruling does not specifically address tax basis issues with respect to holders of shares of MetLife common stock who own blocks of shares of RGA common stock with different per share tax bases. Such holders are urged to consult their tax advisors regarding the possible tax basis consequences to them of the exchange offer.

For MetLife stockholders that do not surrender all of their shares of MetLife common stock in the exchange offer, the aggregate tax basis in the shares of MetLife common stock retained by MetLife stockholders will remain unchanged.

The IRS ruling and the tax opinion described above are or will be based, in part, on assumptions and representations as to factual matters that have been or will be received from MetLife and RGA, including those contained in certificates of officers of MetLife and RGA, as requested by the IRS or counsel. If any of those assumptions or representations is inaccurate as of the effective time of the exchange offer, any debt exchange or any subsequent split-off, the tax consequences of the transactions could differ materially from those described above. Opinions of counsel neither bind the IRS or any court, nor preclude the IRS from adopting a contrary position. If, on audit, the IRS held the divestiture to be taxable, the above consequences

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would not apply and both MetLife and its stockholders could be subject to tax. If the divestiture was taxable to MetLife and its stockholders, then:

•	MetLife would recognize gain equal to the excess of the fair market value of the RGA class B common stock held by it immediately before the completion of the exchange offer, debt exchange or subsequent split-off over MetLife’s tax basis therein;

•	The exchange of MetLife common stock in the exchange offer would be a taxable exchange, and each holder that participated in the exchange offer would recognize either (1) a capital gain or loss equal to the difference between the fair market value of the shares of RGA class B common stock received and the holder’s tax basis in the MetLife common stock exchanged therefor; or (2) in certain circumstances (including where a holder increased its percentage ownership of MetLife common stock (directly or by attribution) as a result of the exchange offer), a taxable distribution equal to the fair market value of the shares of RGA class B common stock received which would be taxed (i) as a dividend to the extent of the holder’s pro rata share of MetLife’s current and accumulated earnings and profits (including the gain to MetLife described above), then (ii) as a non-taxable return of capital to the extent of the holder’s tax basis in MetLife common stock with respect to which the distribution was made, and finally (iii) as capital gain with respect to the remaining value;

•	An individual U.S. holder would generally be subject to U.S. federal income tax at a maximum rate of 15% with respect to the portion of the exchange offer that was treated as a dividend or capital gain, subject to certain exceptions for certain short term and hedged positions (including positions held for one year or less, in the case of a capital gain), which could give rise to ordinary income rates.

Subject to certain exceptions, if, due solely from any breach of, or inaccuracy in, any representation, covenant or obligation of RGA under the recapitalization and distribution agreement or the RGA tax certificate, the IRS held the divestiture on audit to be taxable, RGA could be required to indemnify MetLife for the taxes described above and certain related losses.

Effect of Certain Acquisitions of the Stock of MetLife or RGA

Even if the divestiture otherwise qualifies as tax-free under Section 355 of the Internal Revenue Code, the distributions would result in significant U.S. federal income tax liabilities to MetLife (but not MetLife stockholders), if there is an acquisition of stock of MetLife or RGA as part of a plan or series of related transactions that includes the divestiture and that results in an acquisition of 50% or more of the outstanding common stock of MetLife or RGA (by vote or value).

For purposes of determining whether the divestiture is disqualified as tax-free to MetLife under the rules described in the preceding paragraph, current tax law generally creates a presumption that any acquisitions of the stock of MetLife or RGA within two years before or after the divestiture are presumed to be part of a plan, although the parties may be able to rebut that presumption. The process for determining whether a prohibited change in control has occurred under the rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If MetLife or RGA does not carefully monitor its compliance with these rules, it might inadvertently cause or permit a prohibited change in the ownership of MetLife or RGA to occur, thereby triggering tax to MetLife, which could have a material adverse effect. If the divestiture is determined to be taxable to MetLife, MetLife would recognize gain equal to the excess of the fair market value of the RGA class B common stock held by it immediately before the completion of divestiture over MetLife’s tax basis therein. In certain circumstances, RGA has agreed to indemnify MetLife for taxes resulting from such a 50% or greater change in RGA’s stock ownership.

Backup Withholding

Under the Internal Revenue Code, payments of cash in lieu of a fractional share of RGA class B common stock made in connection with the exchange offer may, under certain circumstances, be subject to backup withholding, unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any

Offer-60

amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

Information Reporting

Current Treasury regulations require MetLife stockholders who own at least 5% of the total outstanding stock of MetLife and who receive RGA class B common stock pursuant to the exchange offer to attach to his, her or its federal income tax return for the year in which the exchange offer occurs, a detailed statement setting forth the data that may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the exchange offer. MetLife will provide the appropriate information to each such shareholder upon request.

MetLife stockholders are urged to consult their tax advisors as to the particular tax consequences to them of the exchange offer, including the application of state, local and foreign tax laws and any changes in federal tax laws that occur after the date of this document.

Offer-61

MARKET PRICES AND DIVIDEND INFORMATION

The following table sets forth the high and low intraday trading price per share of MetLife and RGA common stock, as adjusted for all stock splits and as reported on the NYSE, for the periods indicated:

	MetLife			RGA
For the Quarterly Period Ended:	High	Low	Dividends	High	Low	Dividends

2006
March 31, 2006	$52.07	$48.14		$49.15	$45.55	$0.09
June 30, 2006	53.48	48.00		49.15	46.61	0.09
September 30, 2006	57.80	49.33		53.04	48.07	0.09
December 31, 2006	60.00	56.08	$0.59	58.65	51.95	0.09
2007
March 31, 2007	$66.25	$58.74		$59.84	$53.47	$0.09
June 30, 2007	69.35	62.35		64.79	57.42	0.09
September 30, 2007	70.27	58.48		61.49	48.81	0.09
December 31, 2007	71.23	59.73	$0.74	59.37	49.94	0.09
2008
March 31, 2008	$62.53	$52.46		$59.31	$47.45	$0.09
June 30, 2008 (through June 2, 2008)	63.60	58.51		57.81	48.49	0.09

As of [ • ], 2008, there were approximately [ • ] holders of record of shares of MetLife common stock and approximately [ • ] holders of record of shares of RGA common stock.

On May 30, 2008, the last full day of trading prior to the public announcement of the execution of the recapitalization and distribution agreement, the closing sales price per share of MetLife common stock as reported by the NYSE was $60.03, and the closing sales price per share of RGA common stock was $51.42. On [ • ], the last NYSE trading day before the commencement of the exchange offer, the closing sales price per share of MetLife common stock as reported by the NYSE was [ • ], and the closing sales price per share of RGA common stock was [ • ]. The market prices of MetLife and RGA common stock are subject to fluctuation. As a result, you should obtain current market quotations for the shares of MetLife and RGA common stock before deciding to tender your shares of MetLife common stock. There is currently no market for RGA class B common stock, nor can MetLife or RGA guarantee that one will develop. Additionally, there is no historic trading market for RGA class B common stock and no one can assure you what the market price of RGA class B common stock will be after the date on which this offer will be completed, nor can anyone assure you what the market price of shares of MetLife common stock, RGA class B common stock or RGA common stock will be before, on or after the date on which the exchange offer is completed. On or after the date of the closing of the exchange offer, RGA common stock will not be trading because it will be [RGA.A]. RGA intends to apply to have the RGA class B common stock listed on the NYSE, subject to official notice of issuance, following the completion of the exchange offer.

Offer-62

CAPITALIZATION OF METLIFE AND RGA

MetLife

The following table sets forth MetLife’s capitalization as of March 31, 2008 as reported by MetLife. This table should be read together with the section entitled “Selected Financial Data for MetLife and RGA” and the consolidated financial statements and accompanying notes included in MetLife’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

March 31, 2008
(In millions)

Short-term debt	$632
Long-term debt	9,652
Collateral financing arrangements	5,792
Junior subordinated debt securities	4,474
Shares subject to mandatory redemption	159

Total debt	20,709

Stockholders’ Equity:
Preferred stock, at par value	1
Common stock, at par value	8
Additional paid-in capital	17,600
Retained earnings	20,526
Treasury stock, at cost	(4,108)
Accumulated other comprehensive income (loss)	(1,028)

Total stockholders’ equity	32,999

Total capitalization	$53,708

Offer-63

RGA

The following table sets forth RGA’s capitalization as of March 31, 2008 as reported by RGA. This table should be read together with the section entitled “Selected Financial Data for MetLife and RGA” and the consolidated financial statements and accompanying notes included in RGA’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

March 31, 2008
(In millions)

Debt:
Long-term debt	$926
Collateral financing facility	850
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures of the Company	159

Total debt	1,935

Stockholders’ Equity:
Preferred stock, at par value	—
Common stock, at par value	1
Warrants	67
Additional paid-in capital	1,113
Retained earnings	1,556
Accumulated other comprehensive income	363
Treasury stock, at cost	(41)

Total stockholders equity	3,059

Total capitalization	$4,994

Offer-64

THE RECAPITALIZATION AND DISTRIBUTION AGREEMENT

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Offer-65

OTHER ARRANGEMENTS AND RELATIONSHIPS BETWEEN METLIFE
AND RGA

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Offer-66

INTERESTS OF CERTAIN PERSONS

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Offer-67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF RGA

The tables below sets forth, as of February 1, 2008, except as otherwise noted, certain information concerning the beneficial ownership of shares of RGA common stock and, except for 5% holders, of MetLife common stock, by:

•	each director of RGA;

•	each executive officer of RGA;

•	the current directors and executive officers of RGA as a group;

•	each person controlling RGA and the executive officers and directors of such controlling person;

•	each associate and majority-owned subsidiary of RGA, each person controlling RGA, and the executive officers and directors of RGA and such controlling person; and

•	persons who are known to be holders of 5% or more of shares of RGA common stock.

Each person has sole voting and investment power over the shares reported except as noted.

Beneficial Ownership of Equity Securities
Number of
Name	Title of Equity Security	Equity Shares(1)	Percent of Class

David B. Atkinson	MetLife common stock	—
	RGA common stock	151,872(2)
William J. Bartlett	MetLife common stock	—
	RGA common stock	4,300	*
J. Cliff Eason	MetLife common stock	—
	RGA common stock	17,550(3)	*
Stuart I. Greenbaum	MetLife common stock	—
	RGA common stock	23,433(4)	*
Alan C. Henderson	MetLife common stock	—
	RGA common stock	11,796(5)	*
Steven A. Kandarian	MetLife common stock	38,333(6)	*
	RGA common stock	—	*
Jack B. Lay	MetLife common stock	200(7)	*
	RGA common stock	83,061(8)	*
Georgette A. Piligian	MetLife common stock	47,425(9), 20(10)	*
	RGA common stock	—	*
Joseph A. Reali	MetLife common stock	133,965(11), 170(12)	*
	RGA common stock	—	*
Paul A. Schuster	MetLife common stock
	RGA common stock	94,005(13)	*
Graham Watson	MetLife common stock
	RGA common stock	156,718(14)
A. Greig Woodring	MetLife common stock	90	*
	RGA common stock	454,595(15)	*
All directors and executive officers as a group (14 persons)	MetLife common stock	220,013(16)	*
	RGA common stock	1,072,908(17)	*

*	Number of shares represents less than one percent of the number of shares of common stock outstanding at February 1, 2008.

Offer-68

1.	Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned. None of the shares held by directors, nominees or named executive officers are pledged as security.

2.	Includes 113,077 shares of common stock subject to stock options that are exercisable within 60 days and 30,000 shares for which Mr. Atkinson shares voting and investment power with his spouse. Also includes 6,548 restricted shares of common stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Atkinson has no investment power.

3.	Includes for Mr. Eason 10,500 shares of common stock subject to stock options that are exercisable within 60 days.

4.	Includes for Mr. Greenbaum 15,683 shares of common stock subject to stock options that are exercisable within 60 days.

5.	Includes for Mr. Henderson 6,000 shares of common stock subject to stock options that are exercisable within 60 days.

6.	Includes 38,333 shares of MetLife common stock subject to stock options that are exercisable within 60 days.

7.	Includes 200 shares of MetLife common stock subject to stock options that are exercisable within 60 days.

8.	Includes 44,233 shares of common stock subject to stock options that are exercisable within 60 days and 16,816 shares for which Mr. Lay shares voting and investment power with his spouse. Also includes 6,548 restricted shares of common stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Lay has no investment power.

9.	Includes 44,035 shares of MetLife common stock subject to stock options that are exercisable within 60 days and 3,390 deferred share units payable in shares of MetLife common stock under MetLife’s Deferred Compensation Plan for Officers.

10.	Represents shares held through the MetLife Policyholder Trust, which has sole voting power over such shares, other than with respect to 20 shares jointly held with Ms. Piligian’s spouse, with whom she shares investment power.

11.	Includes 109,125 shares of MetLife common stock subject to stock options that are exercisable within 60 days, and 21,840 deferred share units payable in shares of MetLife common stock under MetLife’s Deferred Compensation Plan for Officers.

12.	Represents shares held through the MetLife Policyholder Trust, which has sole voting power over such shares, other than with respect to 10 shares jointly held with Mr. Reali’s spouse with whom Mr. Reali shares investment power.

13.	Includes 63,162 shares of common stock subject to stock options that are exercisable within 60 days, and 20,181 shares for which Mr. Schuster shares voting and investment power with his spouse.

14.	Includes 94,415 shares of common stock subject to stock options that are exercisable within 60 days and 6,187 shares owned by Intercedent Limited, a Canadian corporation of which Mr. Watson has a majority ownership interest.

15.	Includes for Mr. Woodring 344,195 shares of common stock subject to stock options that are exercisable within 60 days.

16.	Includes a total of 191,693 shares of MetLife common stock subject to stock options that are exercisable within 60 days and 24,870 deferred share units payable in shares of MetLife common stock under MetLife’s Deferred Compensation Plan for Officers.

17.	Includes a total of 745,538 shares of common stock subject to stock options that are exercisable within 60 days; and 13,096 shares of restricted common stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which the holder has no investment power.

Offer-69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF METLIFE

The tables below sets forth, as of February 28, 2008, except as otherwise noted, certain information concerning the beneficial ownership of shares of MetLife common stock and except for 5% holders, RGA common stock by:

•	each director of MetLife;

•	each executive officer of MetLife;

•	the current directors and executive officers of MetLife as a group;

•	each person controlling MetLife and the executive officers and directors of such controlling person;

•	each associate and majority-owned subsidiary of MetLife, each person controlling MetLife, and the executive officers and directors of MetLife and such controlling person; and

•	persons who are known to own beneficially more than 5% of the outstanding shares of existing MetLife common stock.

Each person has sole voting and investment power over the shares reported except as noted.

As of May 2, 2008, there were 710,306,273 shares of MetLife common stock outstanding.

	Beneficial Ownership of Equity Securities
			Number of
			Shares
		Number of	Underlying
		Equity Shares	Conversion	Percent of
Name(1)	Title of Equity Security	(2)(3)(4)(5)	Rights**	Class

C. Robert Henrikson	MetLife common stock	686,737	631,034		*
	RGA common stock
Sylvia M. Burwell	MetLife common stock	8,420	553		*
	RGA common stock
Burton A. Dole, Jr.	MetLife common stock	20,272	6,836		*
	RGA common stock
Cheryl W. Grise	MetLife common stock	6,846	178		*
	RGA common stock
R. Glenn Hubbard	MetLife common stock	3,216	—		*
	RGA common stock
John M. Keane	MetLife common stock	10,826	1,210		*
	RGA common stock
Jame M. Kilts	MetLife common stock	2,185	—		*
	RGA common stock
Hugh B. Price	MetLife common stock	8,195	6,836		*
	RGA common stock
David Satcher	MetLife common stock	1,141	—		*
	RGA common stock
Kenton J. Sicchitano	MetLife common stock	9,758	1,536		*
	RGA common stock
William C. Steere, Jr.	MetLife common stock	25,211	6,836		*
	RGA common stock
Catherine A. Rein	MetLife common stock	85,104	45,999		*
	RGA common stock

Offer-70

	Beneficial Ownership of Equity Securities
			Number of
			Shares
		Number of	Underlying
		Equity Shares	Conversion	Percent of
Name(1)	Title of Equity Security	(2)(3)(4)(5)	Rights**	Class

William J. Toppeta	MetLife common stock	432,178	390,327		*
	RGA common stock
Lisa M. Weber	MetLife common stock	341,650	311,668		*
	RGA common stock
William J. Wheeler	MetLife common stock	219,163	207,542		*
	RGA common stock
MetLife Board of Directors, but not in each Director’s individual capacity(6)	MetLife common stock	258,577,341		36.3%
	RGA common stock
All Directors and executive officers as a group(7)	MetLife common stock	2,302,713			*
	RGA common stock

*	Number of shares represents less than one percent of the number of shares of common stock outstanding at February 28, 2008.

**	Mr. Kilts, who was elected to the Board as of January 1, 2005, and Messrs. Hubbard and Satcher, who were elected to the Board as of February 1, 2007, did not receive stock options because compensation for Directors is no longer payable by MetLife in the form of stock options, but is paid 50% in cash and 50% in stock. All Directors and executive officers as of March 1, 2007, as a group, held 2,098,508 options exercisable within 60 days of March 1, 2007.

(1)	Eduardo Castro-Wright and Lulu C. Wang were elected to the Board of Directors effective March 3, 2008 and therefore are not included in the above table. As disclosed in the Forms 4 filed by Mr. Castro-Wright and Ms. Wang with the SEC on March 5, 2008, each of them beneficially owned 325 shares of the Company’s common stock as of March 3, 2008.

(2)	Each Director and Executive Officer has sole voting and investment power over the shares shown in this column opposite his or her name, except as indicated in notes (3) and (4) below. Additionally, Mr. Henrikson has shared investment and voting power over 479 shares included in this column and he disclaims beneficial ownership of 20 shares included in this column.

(3)	Includes shares held by the MetLife Policyholder Trust allocated to the Directors and Named Executive Officers in their individual capacities as beneficiaries of the Trust, as follows:

	Shares Held in		Shares Held in		Shares Held in
	Policyholder		Policyholder		Policyholder
Name	Trust	Name	Trust	Name	Trust

Henrikson	509	Satcher	260	Toppeta	344
Dole	15	Steere	10	Weber	10
Price	10	Rein	10	Wheeler	10

Directors and Executive Officers as of February 28, 2008, as a group, were allocated 1,388 shares as beneficiaries of the MetLife Policyholder Trust in their individual capacities. The beneficiaries have sole investment power and shared voting power with respect to such shares. Note (6) below describes additional beneficial ownership attributed to the Board of Directors as an entity, but not to any Director in an individual capacity, of shares held by the MetLife Policyholder Trust.

(4)	Includes shares that are subject to options which were granted under the 2000 Directors Stock Plan, the 2000 Stock Plan or the 2005 Stock Plan and are exercisable within 60 days of February 28, 2008. The

Offer-71

number of such options held by each Director and Named Executive Officer is shown in the following table:

	Number of		Number of		Number of
	Options		Options		Options
	Exercisable		Exercisable		Exercisable
Name	within 60 days	Name	within 60 days	Name	within 60 days

Henrikson	631,034	Keane	1,210	Rein	45,999
Burwell	553	Price	6,836	Toppeta	390,327
Dole	6,836	Sicchitano	1,536	Weber	311,668
Grisé	178	Steere	6,836	Wheeler	207,542

All Directors and Executive Officers as of February 28, 2008, as a group, held 1,989,967 options exercisable within 60 days of February 28, 2008.

(5)	Includes Deferred Shares that the Director or Executive Officer could acquire within 60 days of February 28, 2008, such as by ending employment or service as a Director, or by taking early distribution of the shares with a 10% deduction. The number of such Deferred Shares held by each Director and Named Executive Officer is shown in the following table:

	Number of		Number of		Number of
	Deferred		Deferred		Deferred
	Shares That		Shares That		Shares That
	Can Be		Can Be		Can Be
	Acquired		Acquired		Acquired
Name	within 60 days	Name	within 60 days	Name	within 60 days

Henrikson	45,194	Kilts	6,370	Steere	17,365
Burwell	7,867	Keane	2,185	Rein	39,095
Dole	11,184	Price	1,349	Toppeta	41,507
Grisé	3,110	Satcher	332	Weber	28,157
Hubbard	2,216	Sicchitano	770	Wheeler	28,157

Does not include Deferred Shares to the extent the Company would delay payment in order to comply with Section 409A.

(6)	The Board of Directors of MetLife, as an entity, but not any Director in his or her individual capacity, is deemed to beneficially own the shares of common stock held by the MetLife Policyholder Trust because the Board will direct the voting of those shares on certain matters submitted to a vote of shareholders. This number of shares deemed owned by the Board of Directors is reflected in Amendment No. 32 to Schedule 13D.

(7)	Does not include shares of MetLife common stock held by the MetLife Policyholder Trust that are beneficially owned by the Board of Directors, as an entity, as described in note (6), but includes the shares allocated to the Directors in their individual capacities, as described in note (3). Includes 1,989,967 shares that are subject to options that are exercisable within 60 days of February 28, 2008 by all Directors and Executive Officers of MetLife as of February 28, 2008, as a group, including the shares that are subject to options described in note (4).

Offer-72

MetLife Beneficial Stock Ownership

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

Beneficiaries of the MetLife Policyholder Trust(1)	258,577,341	36.3%
c/o Wilmington Trust Company, as Trustee Rodney Square North 1100 North Market Street Wilmington, DE 19890
AXA Financial, Inc.(2)	45,825,114	6.2%
1290 Avenue of the Americas New York, NY 10104

(1)	The MetLife board of directors has reported to the SEC that, as of February 25, 2008, it, as an entity, had shared voting power over 258,577,341 shares of MetLife common stock held in the MetLife Policyholder Trust. The MetLife board of directors’ report is in Amendment No. 32, filed on February 28, 2008 to the MetLife board of directors’ Schedule 13D. MetLife created the MetLife Policyholder Trust when Metropolitan Life Insurance Company, a wholly owned subsidiary of MetLife, converted from a mutual insurance company to a stock insurance company in April 2000. At that time, eligible Metropolitan Life Insurance Company policyholders received beneficial ownership of shares of MetLife common stock, and MetLife transferred these shares to a Trust, which is the record owner of the shares. Wilmington Trust Company serves as Trustee. The policyholders, as Trust beneficiaries, have sole investment power over the shares, and can direct the Trustee to vote their shares on matters identified in the Trust Agreement. However, the Trust Agreement directs the Trustee to vote the shares held in the MetLife Policyholder Trust on some stockholder matters as recommended or directed by the MetLife board of directors and, on that account, the MetLife board of directors, under SEC rules, shares voting power with the Trust beneficiaries and the SEC has considered the MetLife board of directors, as an entity, a beneficial owner under the rules.

(2)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2008 by AXA Financial, Inc. (“AXA Financial”), a holding company, filing on behalf of itself, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA. AXA Financial reported beneficial ownership of 43,268,423 shares of MetLife common stock, constituting 5.8% of the class of shares, with sole voting power for 29,147,223 of such shares, shared voting power for 6,260,993 of such shares, sole dispositive power for 43,268,393 of such shares, and shared dispositive power for 30 of such shares. The other reporting persons each indicated beneficial ownership of 45,825,114 shares of MetLife common stock, constituting 6.2% of the class of shares, over which they each claimed sole voting power for 30,431,589 of such shares, shared voting power for 6,260,993 of such shares, sole dispositive power for 45,825,084 of such shares, and shared dispositive power for 30 of such shares. The reporting persons indicated that a majority of the shares reported are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial.

Change in Control Transactions

There are no existing arrangements between any persons known to MetLife, the operation of which could result in a change in control of MetLife following the exchange offer.

Offer-73

DESCRIPTION OF RGA CAPITAL STOCK

[Explanatory Note: This section will be the same as it appears in the Proxy Statement/Prospectus]

Offer-74

COMPARISON OF STOCKHOLDER RIGHTS

The following is a summary of certain important differences between the articles of incorporation and bylaws of RGA and the certificate of incorporation and bylaws of MetLife. The rights of MetLife’s stockholders are currently governed by the General Corporation Law of the State of Delaware (the “DGCL”) and by the amended and restated certificate of incorporation and amended and restated bylaws of MetLife. The rights of RGA’s shareholders are currently governed by the MGBCL and the amended and restated articles of incorporation and amended and restated bylaws of RGA.

Subsequent to the recommendation by the RGA special committee, the RGA board of directors has recommended that its shareholders approve certain amendments to RGA’s articles of incorporation. These amendments, if approved, will become effective immediately prior to MetLife’s acceptance of shares of MetLife common stock in exchange for shares of RGA class B common stock pursuant to the exchange offer. The following summary includes a description of provisions of the RGA amended and restated articles of incorporation and amended and restated bylaws as each would exist following the transactions contemplated by this document.

This summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the certificate of incorporation and bylaws of MetLife and the amended and restated articles of incorporation and bylaws of RGA, which you should read. Copies of these documents have been filed with the SEC. To find out where you can get copies of these documents, see the section entitled “Where You Can Find More Information.”

	MetLife	RGA

Capital Stock	The MetLife certificate of incorporation authorizes MetLife to issue 3,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share.

The MetLife board of directors has the authority to issue one or more series of preferred stock, having terms designated by the MetLife board of directors.

As of [ • ], there were [ • ] shares of common stock and [ • ] shares of preferred stock outstanding.

MetLife common stock is listed on the NYSE.	The amended and restated articles of incorporation of RGA authorizes RGA to issue 140,000,000 shares of RGA common stock, par value $0.01 per share of which 107,700,000 shares are designated RGA class A common stock and 32,300,000 shares are designated RGA class B common stock, and 10,000,000 shares of RGA preferred stock, par value $0.01 per share.

The RGA board of directors has the authority to issue one or more series of preferred stock, having terms designated by the RGA board of directors.

As of [ • ], RGA had [ • ] shares of RGA common stock and no shares of RGA preferred stock outstanding.

RGA intends to apply to have RGA class A common stock and RGA class B common stock listed on the NYSE.

Dividend Policy	MetLife has no legal or contractual obligation to pay dividends. The	RGA has no legal or contractual obligation to pay dividends on its

Offer-75

	MetLife	RGA

	MetLife bylaws provide that dividends may be declared by the MetLife board of directors at any regular or special meeting of the board, and any such dividend may be paid in cash, property or shares.	common stock. The RGA bylaws provide that the RGA board of directors may, from time to time, declare and RGA may pay dividends on its outstanding shares in the manner, and upon the terms and conditions provided by law and the RGA articles of incorporation.

Voting Rights	Each share of MetLife common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote.

The MetLife bylaws provide for a majority voting standard in uncontested director elections, although contested director elections will be decided by a plurality of shares. All other matters are decided by the vote of the majority of shares of MetLife common stock represented in person or by proxy at any meeting at which a quorum is present.	The RGA articles of incorporation and bylaws will provide that holders of RGA class A common stock and holders of RGA class B common stock will vote together, as a single class, on all matters to be voted on by the RGA shareholders, except with respect to the election of directors or when separate class votes are required by law. Each share of RGA class A common stock and each share of RGA class B common stock will entitle its holder to one vote per share on all matters to be voted on by such holders.

With respect to the election of directors:

•     holders of RGA class A common stock will be entitled to elect no more than 20% of the RGA board of directors; and

• holders of RGA class B common stock will be entitled to elect at least 80% of the RGA board of directors.

The holders of RGA class A common stock and holders of RGA class B common stock will not be entitled to cumulate their votes in the election of directors.

Voting Power Restrictions	None.	The RGA articles of incorporation will restrict the voting power with respect to directors of a holder of in excess of 15% of the outstanding RGA class B common stock to 15% of the outstanding RGA class B common stock unless such holder also holds in excess of 15% of

Offer-76

	MetLife	RGA

the outstanding RGA class A common stock, in which case such holder will be able to exercise an equivalent percentage of the voting power of the RGA class B common stock.

Stockholder Action by Written Consent	The MetLife certificate of incorporation and bylaws each provide that no action of stockholders may be taken by written consent without a duly called annual or special meeting of MetLife stockholders.	The RGA articles of incorporation and bylaws will provide for shareholder action by unanimous written consent of the RGA shareholders entitled to vote with respect to such matter.

Conversion Rights	MetLife common stock is not subject to any conversion rights.	The RGA articles of incorporation will provide that shares of RGA class B common stock will convert into shares of RGA class A common stock, on a share-for-share basis, if and when:

•     the RGA board of directors determines, in its sole discretion, to propose conversion to RGA shareholders; and

• the holders of a majority of each class of RGA common stock represented in person or by proxy at the meeting approve the proposal to convert the shares of RGA class A common stock.

RGA currently expect that, following the consummation of the divestiture at the next regularly scheduled annual shareholders’ meeting of RGA (anticipated to be held on May 20, 2009), or at a special meeting called for such purpose, the RGA board of directors will consider a proposal to convert the RGA class B common stock to RGA class A common stock on a share-for-share basis pursuant to the conversion, and would submit such a proposal to RGA’s shareholders. However, there is no binding commitment by the RGA board of directors to, and there can be no assurance that the

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	MetLife	RGA

RGA board of directors will, consider the issue or resolve to present such a proposal to the RGA shareholders. If such a proposal is approved by the RGA board of directors and presented to the RGA shareholders, a vote by a majority of each of the RGA class A common stock and the RGA class B common stock represented in person or by proxy would be required for the proposal to be approved. There can be no assurance that the RGA shareholders would approve such unification.

Quorum Requirements for Stockholder Meetings	The MetLife bylaws provide that a quorum will consist of one-third of the holders of record of shares of MetLife common stock entitled to vote, present in person or by proxy at a meeting of MetLife stockholders.	The RGA bylaws will provide that a majority of outstanding shares of RGA entitled to vote, represented by person or by proxy, will constitute a quorum at a meeting of the RGA shareholders.

Number of Directors	The MetLife bylaws provide the MetLife board of directors may consist of no less than three directors, the exact number of directors to be determined from time to time by a majority of the entire MetLife board of directors.

As of [ • ], 2008, the MetLife board of directors consists of 16 directors.	The RGA articles of incorporation will set the number of members of the RGA board of directors at 10. Thereafter, the number of directors will be fixed in the manner specified in the bylaws, which provide that the number of directors will never be less than three, and that the RGA board of directors can amend the number of directors by majority vote.

As of [ • ], 2008, the RGA board of directors consisted of eight directors, with two vacancies.

Classification of Board of Directors	The MetLife certificate of incorporation and bylaws provide that directors will be classified into three classes, as nearly equal in number as possible. The election of each class of directors will occur every third year, and one-third of the directors will stand for election each year.	The RGA articles of incorporation and bylaws will provide that directors will be classified into three classes, as nearly equal in number as possible. The election of each class of directors will occur every third year, and one-third of the directors will stand for election each year.

Term of Directors	Each director will hold office for a term expiring at the annual meeting of MetLife stockholders held in the	Each director will hold office for a term expiring at the third succeeding annual meeting of RGA

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MetLife	RGA

three years following the year of the director’s election, unless such director is elected to fill a vacancy on the MetLife board of directors, in which case, the director will hold office for the remaining term of the directorship.	shareholders following the director’s election, unless such director is elected to fill a vacancy on the RGA board of directors, in which case, the director will hold office for the remaining term of the directorship.

Removal of Directors	The MetLife bylaws provide that a director may be removed at any time, but only for cause, upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of MetLife entitled to vote generally in the election of directors.	The RGA articles of incorporation will provide that a director may be removed at any time, but only for cause, upon the affirmative vote of at least 85% of the combined voting power entitled to vote generally in the election of directors, voting together as a single class at a special meeting of RGA shareholders called expressly for that purpose may remove any director.

Additionally, any director may be removed from office by a majority of the entire board of directors in the event that the director fails to meet certain qualifications for election as a director or if the director is in breach of any agreement between the director and RGA relating to the director’s service as a director or employee of RGA.

Filling of Board Vacancies	The MetLife certificate of incorporation and bylaws provide that any vacancy created by the removal of a director for cause by MetLife stockholders may be filled by MetLife stockholders entitled to vote for the election of a director. A successor director filling such a vacancy will be of the same class as the director whose removal created the vacancy.

If such a vacancy is not filled by MetLife stockholders, or in the event of a vacancy created by death, resignation, an increase in the number of directors, or other reason, it may be filled by a majority of the directors then in office, although less than a quorum.	The RGA articles of incorporation and bylaws will provide that any vacancy created by any reason prior to the expiration of the class in which the vacancy occurs will be filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor. Any directorship to be filled by reason of an increase in the number of directors may be filled by the board of directors and will be added to such class of directors so that all classes of directors will be as nearly equal in number as possible.

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MetLife	RGA

Stockholder Proposals	The MetLife bylaws provide that any MetLife stockholder who intends to propose business to be considered at an annual meeting must deliver written notice of its intent to do so to MetLife’s Secretary. To be timely, such notice must be received by MetLife’s Secretary not less than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary of the previous year’s annual meeting, written notice must be received not later than 120 days prior to such annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made.

The business to be brought before the annual meeting must be a proper matter for stockholder action and the written notice must include:

•     a brief description of each matter desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and, in the event that such business includes a proposal to amend either the MetLife certificate of incorporation or the MetLife bylaws, the language of the proposed amendment;

•   a description of any material interest in such business of the proponent and of any beneficial owner on whose behalf the proposal is made;

• a representation that the MetLife stockholder is a holder of record of MetLife common stock entitled to vote at such meeting and intends to appear in person or by a	The RGA articles of incorporation will provide that any RGA shareholder who intends to bring a matter before an annual meeting must deliver notice to RGA’s Secretary not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given to RGA shareholders, such written notice by the RGA shareholder must be received not later than the close of business on the 10th day following the day on which the notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first.

The business to be brought before an annual meeting must be a proper matter for shareholder action and the notice must include:

•     a brief description of the proposals desired to be brought before the annual meeting and the reasons for conducting this business at the meeting;

•   the names and address of record of the proponent and any other RGA shareholder(s) known by such RGA shareholder to be supporting the proposal;

•   the class and number of shares of the RGA capital stock which are beneficially owned by the proponent and by any other RGA shareholders known by the proponent to be supporting the proposal; and

• any material interest of the proponent in the proposal.

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MetLife	RGA

qualified representative at the annual meeting;

•     if the MetLife stockholder intends to solicit proxies in support of its proposal, a representation to that effect; and

• the name and address of the proponent and any beneficial owner on whose behalf the proposal is being made, and the class and number of shares of MetLife common stock which are owned beneficially or of record by the proponent and beneficial owner.

Nomination of Directors	The MetLife bylaws provide that a MetLife stockholder may nominate one or more persons for election at an annual or special meeting called for the election of directors, but only if the MetLife stockholder delivers written notice of its intent to make the nomination to MetLife’s Secretary. For nomination of directors at an annual meeting, the timing requirements for providing notice to MetLife’s Secretary are the same as those described above for stockholder proposals. For nominations of directors at a special meeting, written notice must be delivered to MetLife’s Secretary not later than 150 calendar days prior to the special meeting or ten calendar days following the date on which the public announcement of the date of the special meeting and of the nominees to be elected at such meeting is first made.

The notice must include:

• such information concerning each nominee as would be required under Regulation 14A of the Exchange Act, and Rule 14a-11 thereunder, to be included in a proxy statement soliciting	The RGA articles of incorporation will provide that a RGA shareholder may nominate one or more persons for election at any meeting of RGA shareholders held at any time, but only if the RGA shareholder delivers timely notice of its intent to make such nomination(s) to RGA’s Secretary not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to RGA shareholders, such notice by the RGA shareholder must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

The notice must include:

•     the name and address of the RGA shareholder who intends to make the nomination;

• a representation that the RGA shareholder is a holder of record of RGA capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

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	MetLife	RGA

proxies for the election of the nominee as a director;

•     each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•   a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the MetLife stockholder; and

• a representation that the MetLife stockholder is a holder of record of MetLife common stock entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting.

•     the class and number of shares of RGA capital stock that are beneficially owned by the RGA shareholder;

•   the name, age, business and residential address, and principal occupation or employment of each proposed nominee;

•   the class and number of shares of RGA capital stock that are beneficially owned by such nominee(s);

•   a description of all arrangements or understandings between the RGA shareholder and each nominee and the name of any other person(s) pursuant to which the nomination(s) are to be made by the RGA shareholder;

•   any other information regarding each proposed nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

• the written consent of each proposed nominee to be named as a nominee in the proxy and to serve as a director if elected.

Advance Notice of Stockholder Meetings	The MetLife bylaws provide that written notice of any annual or special meeting will be delivered to MetLife stockholders of record entitled to vote at such meeting not less than 10 nor more than 60 days prior to the meeting. In the case of a special meeting, such notice will include the purpose(s) for which the special meeting is called.
The RGA bylaws will provide that written notice of any annual or special meeting will be delivered to RGA shareholders not less than 10 nor more than 70 days prior to the meeting. In the case of a special meeting, such notice will include the purpose(s) for which the special meeting is called.

Calling of Special Meeting of Stockholders	The MetLife bylaws provide that special meetings may only be called by MetLife’s chief executive officer, or, in the event of its absence or disability, by MetLife’s president or any director who is also an officer, pursuant to a resolution approved by	The RGA articles of incorporation will provide that special meetings may only be called by the chairman of the RGA board of directors, RGA’s president, or a majority of the RGA board of directors. Only such business will be conducted, and only such

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	MetLife	RGA

	a majority of the entire MetLife board of directors.	proposals acted upon, as are specified in the notice of the special meeting.

Amendment of Certificate of Incorporation	The MetLife certificate of incorporation reserves the right to amend or repeal any provision contained in the certificate of incorporation in the manner prescribed by the DGCL. The MetLife certificate of incorporation further provides that (1) any amendment or repeal of any provisions relating to the liability of directors will not adversely affect any right or protection existing immediately prior to such an amendment or repeal and (2) the affirmative vote of at least 75% of the outstanding shares of MetLife stock entitled to vote generally in the election of directors is required to amend or repeal any of the following provisions:

•     provisions relating to stockholder rights plans;

•   provisions relating to the board of directors and the management of the corporation;
The RGA articles of incorporation will provide that the articles of incorporation may be amended in accordance with Missouri law, which provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote. The RGA amended and restated articles of incorporation will provide that amendment of the following provisions requires an affirmative vote of at least 85% of the outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class:

•     provisions regarding certain shareholder rights;

•   provisions relating to directors;

	• provisions relating to the liability of directors; • provisions limiting stockholder action by written consent; and • provisions relating to the amendment of the certificate of incorporation.	• provisions related to shareholders’ meetings; • provisions specifying the procedure for amendment of bylaws; • provisions relating to indemnification and related matters; and

• provisions relating to the amendment of the articles of incorporation.

Amendment of Bylaws	The MetLife bylaws provide that the MetLife bylaws may be amended, altered or repealed by (1) a resolution duly adopted by the MetLife board of directors or (2) by the affirmative vote of at least 75% of the combined voting power of the outstanding shares of MetLife	The RGA articles of incorporation and bylaws will provide that the RGA bylaws may only be amended, altered, changed or repealed by a majority of the entire RGA board of directors.

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	MetLife	RGA

entitled to vote generally in the election of directors.

Certain Business Combinations	DGCL Section 203 prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” unless prior to such date, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least 2/3 of the outstanding voting stock that is not owned by the interested stockholder.

MetLife has not opted out of DGCL Section 203.	MGBCL Section 351.459 prohibits a Missouri corporation from engaging in a business combination with an “interested shareholder” (beneficial owner of 20% of the voting shares) for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the transaction in which the person became an interested shareholder or the business combination is approved by the board of directors or certain fair price requirements are met. After the five-year restricted period, the interested shareholder and the corporation may engage in a business combination if the business combination is approved by a majority of the voting stock that is not beneficially owned by the interested shareholder.

RGA has not opted out of MGBCL Section 351.459.

Ownership Limitations	None.	The RGA articles of incorporation will provide that shareholders are subject to stock ownership limitations, which would generally limit shareholders from owning 5% or more (by value) of the aggregate number of outstanding shares of RGA stock for a period of 36 months and one day from the closing of the exchange offer (it being understood that such limitation (i) would not apply to MetLife or its subsidiaries, (ii) would not apply to any participating banks that may participate in any debt exchanges and (iii) would not prohibit a person from receiving 5% or more (by value) of the aggregate shares of RGA stock as a result of the divestiture). Any person permitted to acquire or own 5% or more (by

Offer-84

MetLife	RGA

value) of the RGA stock pursuant to the three exceptions described in the immediately preceding sentence will not be permitted to acquire any additional RGA stock at any time during the 36 month and one day lock-up period, unless and until such person owns less than 5% (by value) of the aggregate outstanding shares of RGA stock, at which point such person may acquire RGA stock only to the extent that, after such acquisition, such person owns less than 5% (by value) of the aggregate outstanding shares of RGA stock.

Any person permitted to acquire or own RGA common stock in excess of 5% pursuant to the three exceptions described in the immediately preceding paragraph will not be permitted to acquire any additional RGA stock at any time during the lock-up period, unless and until such person owns 5% or less of the value of the aggregate outstanding shares of RGA stock, at which point such person may acquire RGA stock only to the extent that, after such acquisition, such person owns 5% or less of the value of the aggregate outstanding shares of RGA stock.

Stockholder Rights Plan	The MetLife board of directors has adopted a stockholder rights plan, which under certain circumstances, could cause substantial dilution to a person or group that attempts to acquire MetLife on terms not approved in advance by the MetLife board of directors.
The RGA board of directors has adopted a stockholder rights plan, which under certain circumstances, could cause substantial dilution to a person or group that attempts to acquire RGA on terms not approved in advance by the RGA board of directors.

The rights issued under MetLife’s stockholder rights plan will expire at the close of business on April 4, 2010, unless earlier redeemed or exchanged by MetLife.	The rights issued under RGA’s shareholder rights plan will expire at the close of business on [ • ], unless earlier redeemed or exchanged by RGA.

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SHARES ELIGIBLE FOR FUTURE SALE

Shares of RGA class B common stock distributed to MetLife stockholders pursuant to the exchange offer will be freely transferable, except for shares of RGA class B common stock received by persons who may be deemed to be “affiliates” of RGA under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with, RGA. The directors and principal executive officers of RGA, as well as significant shareholders of RGA, are assumed to be affiliates for this purpose. Affiliates of RGA may sell their shares of RGA class B common stock only under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares of RGA class A common stock offered hereby are being passed upon by William L. Hutton, Esq., Vice President and Assistant General Counsel of RGA. Mr. Hutton is paid a salary and bonus by RGA, participates in certain of RGA’s employee benefit plans, owns shares of RGA common stock and holds options to acquire shares of RGA common stock. Certain legal matters are being passed upon for RGA by Bryan Cave LLP and certain tax matters are being passed upon for MetLife by Wachtell, Lipton, Rosen & Katz.

EXPERTS

RGA

The consolidated financial statements and financial statement schedules, incorporated by reference in this Form S-4 from Reinsurance Group of America, Incorporated and subsidiaries’ Annual Report on Form 10-K, and the effectiveness of Reinsurance Group of America, Incorporated and subsidiaries’ internal control over financial reporting for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph regarding changes in accounting for income taxes and defined pension benefit and other postretirement plans as required by accounting guidance which was adopted on January 1, 2007 and December 31, 2006, respectively, and (2) express an unqualified opinion on Reinsurance Group of America, Incorporated and subsidiaries’ effectiveness of internal control over financial reporting) which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

MetLife

The consolidated financial statements and financial statement schedules, incorporated by reference in this Form S-4 from MetLife, Inc. and its subsidiaries’ Annual Report on Form 10-K, and the effectiveness of MetLife, Inc. and its subsidiaries’ internal control over financial reporting for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph regarding changes in MetLife, Inc.’s method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007, and its method of accounting for defined benefit pension and other postretirement plans as required by accounting guidance adopted on December 31, 2006, and (2) express an unqualified opinion on MetLife, Inc.’s effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

MetLife and RGA file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy statements and other information that MetLife and RGA file electronically with the SEC. The address of that website is www.sec.gov.

Shares of common stock of MetLife and RGA are listed on the NYSE. You may also inspect reports, proxy statements and other information about MetLife and RGA at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

RGA has filed a registration statement on Form S-4 under the Securities Act, of which this document forms a part, to register with the SEC the shares of RGA class A common stock to be issued in the recapitalization and the shares of RGA class B common stock to be issued in the exchange offer to MetLife stockholders whose shares of MetLife common stock are accepted for exchange. MetLife will file a tender offer statement on Schedule TO with the SEC with respect to the exchange offer. This document constitutes MetLife’s offer to exchange, in addition to being a prospectus of RGA. This document does not contain all the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to the RGA class A common stock, MetLife and the RGA class B common stock, reference is made to the registration statement and its exhibits. Statements contained in this document or in any document incorporated herein by reference as to the contents of any contract or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this document is qualified in its entirety by reference to the underlying documents.

The RGA filings referred to below are also available on RGA’s Internet website, www.rgare.com, under “Investor Relations — SEC filings.” Information contained in RGA’s Internet website does not constitute a part of this prospectus. You can also obtain these documents from RGA, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
(636) 736-7000

A list of shareholders will be available for inspection by shareholders of record during business hours at RGA’s corporate headquarters at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, for ten days prior to the date of the special meeting and will also be available at the special meeting, and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournments thereof.

The SEC allows certain information to be “incorporated by reference” into this document, which means that MetLife and RGA can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that MetLife and RGA have previously filed with the

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SEC. These documents contain important information about MetLife and RGA, their businesses and their financial conditions.

The following documents filed by MetLife or RGA under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement/prospectus and before the special meeting, except for the documents, or portions thereof, that are “furnished” rather than filed, are incorporated by reference into this document.

MetLife’s SEC Filings (File No. 1-5787)

•	MetLife’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	MetLife’s Quarterly Report on Form 10-Q for quarterly period ended March 31, 2008;

•	MetLife’s Definitive Proxy Statement filed on March 18, 2008;

•	MetLife’s Current Reports on Form 8-K dated January 11, 2008, February 6, 2008, February 19, 2008, March 1, 2008, April 8, 2008, April 22, 2008, April 22, 2008, May 1, 2008 and May 15, 2008 (other than the portions of those documents not deemed to be filed); and

•	The description of MetLife common stock set forth in MetLife’s Registration Statement on Form S-1 filed on November 23, 1999, as amended.

RGA’s SEC Filings (File No. 1-11848)

•	RGA’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	RGA’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

•	RGA’s Definitive Proxy Statement filed on April 9, 2008;

•	RGA’s Current Reports on Form 8-K dated January 23, 2008, April 17, 2008 and June 2, 2008 (other than the portions of those documents not deemed to be filed);

•	The description of RGA’s existing common stock contained in RGA’s Registration Statement on Form 8-A dated April 6, 1993, as amended by Amendment No. 1 on Form 8-A/A dated April 27, 1993, as updated by RGA’s Current Report on Form 8-K filed with the SEC on September 10, 2004; and

•	The description of RGA’s Section 382 shareholder rights plan contained in RGA’s Registration Statement on Form 8-A dated June 2, 2008.

All documents filed by MetLife and RGA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date that shares are accepted for exchange pursuant to the exchange offer (or the date that the exchange offer is terminated) will also be deemed to be incorporated into this document by reference, which excludes any information furnished pursuant to, Item 2.02 or Item 7.01 of any current report on Form 8-K.

Documents incorporated by reference are available without charge upon request to MetLife’s information agent, [ • ]. In order to ensure timely delivery, any request should be submitted no later than [ • ]. If you request any incorporated documents, MetLife will mail them to you within one business day after receiving your request.

MetLife and RGA have not authorized anyone to give any information or make any representation about the exchange offer that is different from, or in addition to, that contained in this document or in any of the materials that MetLife and RGA have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

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SCHEDULE I — DIRECTORS AND EXECUTIVE OFFICERS OF METLIFE

The following table sets forth the name, title and business address of each of MetLife’s directors, executive officers and controlling persons.

Name	Title

C. Robert Henrikson	Chairman of the Board, President and Chief Executive Officer
Ruth A. Fattori	Executive Vice President and Chief Administrative Officer
Steven A. Kandarian	Executive Vice President and Chief Investment Officer
James L. Lipscomb	Executive Vice President and General Counsel
Maria R. Morris	Executive Vice President, Technology and Operations
William J. Mullaney	President, Institutional Business
William J. Toppeta	President, International
Lisa M. Weber	President, Individual Business
William J. Wheeler	Executive Vice President and Chief Financial Officer
Sylvia Mathews Burwell	Director
Eduardo Castro-Wright	Director
Burton A. Dole, Jr.	Director
Cheryl W. Grisé	Director
R. Glenn Hubbard	Director
John M. Keane	Director
James M. Kilts	Director
Hugh B. Price	Director
David Satcher	Director
Kenton J. Sicchitano	Director
William C. Steere, Jr.	Director
Lulu C. Wang	Director

The address of each director and/or executive officer listed above is c/o MetLife, Inc., 200 Park Avenue, New York, NY 10166.

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SCHEDULE II — DIRECTORS AND OFFICERS OF RGA

Board of Directors

The board of directors of RGA is divided into three classes, each of which generally contains either two or three directors, with the terms of office of each class ending in successive years. Currently, the board has eight directors, with two vacancies. Each of the directors has served in his or her principal occupation for the last five fiscal years, unless otherwise indicated.

Pursuant to the recapitalization and distribution agreement, MetLife has agreed to cause Messrs. Kandarian and Reali and Ms. Piligian to resign as directors effective as of closing of the exchange offer. In addition, Mr. Eason will become the RGA class A director at that time.

Name	Age	Director Since	Principal Occupation

Term Ending 2011:
J. Cliff Eason	60	1993	Retired President and CEO of Southwestern Bell Telephone, SBC Communications, Inc. (“SBC”), from September 2000 through January 2001
Joseph A. Reali	55	2002	Senior Vice President and Tax Director of Metropolitan Life since 1999
Term Ending 2010:
William J. Bartlett	58	2004	Retired partner, Ernst & Young Australia
Alan C. Henderson	62	2002	President and Chief Executive Officer of RehabCare Group, Inc. from June 1998 until June 2003
A. Greig Woodring	56	1993	President and Chief Executive Officer of RGA
Term Ending 2009:
Stuart I. Greenbaum	71	1997	Professor Emeritus at the John M. Olin School of Business at Washington University since January 2007
Steven A. Kandarian	55	2007	Executive Vice President and Chief Investment Officer of MetLife since April 2005
Georgette A. Piligian	43	2006	Senior Vice President and Chief Information Officer, Institutional Business Metropolitan Life Insurance Company since February 2006

J. Cliff Eason.  Mr. Eason served as President, Network Services, SBC from October 1999 through September 2000; President, SBC International of SBC, from March 1998 until October 1999; President and CEO of Southwestern Bell Telephone Company (“SWBTC”) from February 1996 until March 1998; President and CEO of Southwestern Bell Communications, Inc. from July 1995 through February 1996; President of Network Services of SWBTC from July 1993 through June 1995; and President of Southwestern Bell Telephone Company of the Midwest from 1992 to 1993. He held various other positions with Southwestern Bell Communications, Inc. and its subsidiaries prior to 1992, including President of Metromedia Paging from 1991 to 1992. Mr. Eason was a director of Williams Communications Group, Inc. until his retirement in January 2001.

Offer-90

Joseph A. Reali.  Mr. Reali has served as the MetLife liaison with RGA since July 2002. As Tax Director, Mr. Reali is responsible for corporate tax issues at Metropolitan Life and issues with respect to its holdings in RGA. Mr. Reali joined MetLife in 1977 as an attorney in the Law Department, and in 1985 he became a Vice President in the Tax Department. In 1993 he was appointed Vice President and Corporate Secretary, and in 1997 he became a Senior Vice President. Mr. Reali received a J.D. degree, cum laude, from Fordham University School of Law and an L.L.M. degree in taxation from New York University Law School. Mr. Reali serves as Counsel and Secretary of the Metropolitan Life Foundation.

William J. Bartlett.  William J. Bartlett was an accountant and consultant with Ernst & Young for over 35 years and advised numerous clients in the global insurance industry. Mr. Bartlett was appointed a partner of Ernst & Young in Sydney, Australia in July 1980, a position he held until his retirement in June 2003. He served as chairman of the firm’s global insurance practice from 1991 to 2000, and was chairman of the Australian insurance practice group from 1989 to 1998. He holds several professional memberships in Australia (ACPA and FCA), South Africa (CASA), and the United Kingdom (FCMA). Mr. Bartlett is a member of the Australian Life Insurance Actuarial Standards Board and is a consultant to the Australian Financial Reporting Council on Auditor Independence.

Alan C. Henderson.  Prior to becoming President and Chief Executive Officer, Mr. Henderson was Executive Vice President, Chief Financial Officer and Secretary of RehabCare from 1991 through May 1998. Mr. Henderson was a director of RehabCare Group, Inc. from June 1998 to December 2003, Angelica Corporation from March 2001 to June 2003, and General American Capital Corp., a registered investment company, from October 1989 to April 2003.

A. Greig Woodring.  Mr. Woodring headed the reinsurance business at General American Life Insurance Company from 1986 until RGA’s formation in December 1992. He also serves as a director and officer of a number of subsidiaries of RGA.

Stuart I. Greenbaum.  Mr. Greenbaum served as Dean of the Olin School of Business from July 1995 to July 2005 and as professor from July 2005 to January 2007. Prior to joining the Olin School of Business, he spent 20 years at the Kellogg Graduate School of Management at Northwestern University where he was Director of the Banking Research Center and Norman Strunk Distinguished Professor of Financial Institutions. Mr. Greenbaum has served on the Federal Savings and Loan Advisory Council and the Illinois Task Force on Financial Services, and has been a consultant for the American Bankers Association, the Bank Administration Institute, the Comptroller of the Currency, the Federal Reserve System, and the Federal Home Loan Bank System, among others.

Steven A. Kandarian.  From March 2004 to April 2005, Steven A. Kandarian was an independent financial consultant. Prior to that he was Executive Director of the Pension Benefit Guaranty Corporation (“PBGC”) from December 2001 to February 2004. Before joining the PBGC, he held positions of increasing responsibility at various firms and companies involving private equity, investment banking and corporate mergers and acquisitions.

Georgette A. Piligian.  Ms. Piligian joined MetLife in 1987 and has led various transformation efforts and technology departments within the Company. In September of 1999, she was appointed as a Vice President, in 2002 became the Chief Information Officer for Corporate Systems and in 2003 became a Senior Vice President. Ms. Piligian received her Bachelors Degree in Business Computer Information Systems from Hofstra University.

Executive Officers

Set forth below are the names, ages at March 1, 2008 and principal occupations of each executive officer of RGA who is not also a director of RGA. All such persons have been elected to serve until the next annual election of officers and their successors are elected or until their earlier resignation or removal.

Offer-91

Name	Age	Principal Occupation

David B. Atkinson	54	Executive Vice President
Todd C. Larson	44	Senior Vice President, Controller and Treasurer
Jack B. Lay	53	Senior Executive Vice President and Chief Financial Officer
Paul A. Schuster	53	Senior Executive Vice President, U.S. Division
James E. Sherman	54	Executive Vice President, General Counsel and Secretary
Graham S. Watson	58	Senior Executive Vice President, International and Chief Marketing Officer

David B. Atkinson.  President and Chief Executive Officer of RGA Reinsurance from January 1998 through April 30, 2008, at which time he relinquished his positions and became Executive Vice President. Mr. Atkinson has served as Executive Vice President and Chief Operating Officer of RGA from January 1997 through April 30, 2008, at which time he relinquished his position as Chief Operating Officer and remains Executive Vice President. He served as Executive Vice President and Chief Operating Officer, U.S. operations from 1994 to 1996, and Executive Vice President and Chief Financial Officer from 1993 to 1994. Prior to the formation of RGA, Mr. Atkinson served as Reinsurance Operations Vice President of General American. Mr. Atkinson joined General American in 1987 as Second Vice President and was promoted to Vice President later the same year. Prior to joining General American, he served as Vice President and Actuary of Atlas Life Insurance Company from 1981 to 1987, as Chief Actuarial Consultant at Cybertek Computer Products from 1979 to 1981, and in a variety of actuarial positions with Occidental Life Insurance Company of California from 1975 to 1979. Mr. Atkinson also serves as a director and officer of several RGA subsidiaries.

Todd C. Larson.  Todd C. Larson is Senior Vice President, Controller and Treasurer. Prior to joining RGA in 1995, Mr. Larson was Assistant Controller at Northwestern Mutual Life Insurance Company from 1994 through 1995 and prior to that position was an accountant for KPMG LLP. Mr. Larson also serves as a director and officer of several RGA subsidiaries.

Jack B. Lay.  Mr. Lay is Senior Executive Vice President and Chief Financial Officer. Prior to joining RGA in 1994, Mr. Lay served as Second Vice President and Associate Controller at General American. In that position, he was responsible for all external financial reporting as well as merger and acquisition support. Before joining General American in 1991, Mr. Lay was a partner in the financial services practice with the St. Louis office of KPMG LLP. Mr. Lay also serves as a director and officer of several RGA subsidiaries.

Paul A. Schuster.  Mr. Schuster is Senior Executive Vice President, U.S. Division. He served as Senior Vice President, U.S. Division from January 1997 to December 1998. Mr. Schuster was Reinsurance Actuarial Vice President in 1995 and Senior Vice President & Chief Actuary of RGA in 1996. Prior to the formation of RGA, Mr. Schuster served as Second Vice President and Reinsurance Actuary of General American. Prior to joining General American in 1991, he served as Vice President and Assistant Director of Reinsurance Operations of the ITT Lyndon Insurance Group from 1988 to 1991 and in a variety of actuarial positions with General Reassurance Corporation from 1976 to 1988. Mr. Schuster also serves as a director and officer of several RGA subsidiaries.

James E. Sherman.  Mr. Sherman is Executive Vice President, General Counsel and Secretary of RGA. Prior to joining RGA in 2001, Mr. Sherman served as Associate General Counsel of General American Life Insurance Company from 1995 until 2000. Mr. Sherman also serves as an officer of several RGA subsidiaries.

Graham S. Watson.  Mr. Watson is Senior Executive Vice President, International and Chief Marketing Officer of RGA, and Chief Executive Officer of RGA International Corporation. Upon joining RGA in 1996, Mr. Watson was President and CEO of RGA Australia. Prior to joining RGA in 1996, Mr. Watson was the President and CEO of Intercedent Limited in Canada and has held various positions of increasing responsibility for other life insurance companies. Mr. Watson also serves as a director and officer of several RGA subsidiaries.

Offer-92

APPENDIX A: Recapitalization and Distribution Agreement

[Explanatory Note: This appendix will be the same as it appears in the Proxy Statement/Prospectus]

Offer-93

APPENDIX B: Proposed Amended and Restated Articles of Incorporation of RGA

[Explanatory Note: This appendix will be the same as it appears in the Proxy Statement/Prospectus]

Offer-94

APPENDIX C: Proposed Amended and Restated Bylaws of RGA

[Explanatory Note: This appendix will be the same as it appears in the Proxy Statement/Prospectus]

Offer-95

APPENDIX D: Section 382 Shareholder Rights Plan

[Explanatory Note: This appendix will be the same as it appears in the Proxy Statement/Prospectus]

Offer-96

Manually signed facsimiles of the letter of transmittal, properly completed, will be accepted. The letter of transmittal and certificates evidencing shares of MetLife common stock and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

The exchange agent for the exchange offer is:

[ • ]

By mail:	By overnight courier:	By hand:
[ • ]	[ • ]	[ • ]

By facsimile:

[ • ]

Confirm by telephone:

[ • ]

Other Information:

Questions or requests for assistance may be directed to the information agent at its address and telephone number listed below. Additional copies of this document, the letter of transmittal, the instruction booklet to the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the exchange offer.

The information agent for the exchange offer is:

[ • ]

[ • ]

Call Collect: [ • ]

Offer-97

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys’ fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation will have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the stockholders of the corporation, provided that no such indemnity will indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The RGA amended and restated articles of incorporation filed as Exhibit 3.1 to this document contain provisions indemnifying its directors, officers, employees and agents to the extent authorized specifically by Sections 351.355(1), (2), (3) and (7). RGA has entered into indemnification contracts with the officers and directors of RGA. The contracts provide that RGA under certain circumstances may self-insure against directors’ and officers’ liabilities now insured under the policy of insurance referred to below and will provide indemnity to the fullest extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any act on behalf of RGA, on account of their service as directors or officers of RGA, any subsidiary of RGA or any other company or enterprise when they are serving in such capacities at the request of RGA, excepting only cases where the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct.

RGA’s articles of incorporation limit the liability of RGA’s directors to RGA or any of RGA’s shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Missouri law.

Directors or officers of RGA who are directors or officers of MetLife or its affiliates may also be entitled to indemnification pursuant to the charter documents of such companies or under the provisions of agreements with such companies providing indemnification to them since they serve as directors or officers of RGA at the request of MetLife or its affiliates, as the case may be. Such individuals may also be covered by directors’ and officers’ liability insurance policies of MetLife or its affiliates, as the case may be.

MetLife, Inc., maintains a policy of insurance under which the directors and officers of RGA are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors or officers.

ITEM 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 22.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial offering thereof.

(d) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 3, 2008.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ A. Greig Woodring
Name:     A. Greig Woodring

Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack B. Lay, Todd C. Larson, William L. Hutton, and each of them (with full power of each to act alone), severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and her and to execute in his or her name, place and stead (individually and in any capacity stated below) any and all amendments to this Registration Statement (including post-effective amendments), and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the same offering contemplated by this Registration Statement, and all documents and instruments necessary or advisable in connection therewith, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental regulatory authority), each of said attorneys-in-fact and agents to have power to act with or without the others and to have full power and authority to do and to perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Greig Woodring A. Greig Woodring	President, Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2008

/s/ Jack B. Lay Jack B. Lay	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2008

/s/ William J. Bartlett William J. Bartlett	Director	June 3, 2008

/s/ J. Cliff Eason J. Cliff Eason	Director	June 3, 2008

/s/ Stuart I. Greenbaum Stuart I. Greenbaum	Director	June 3, 2008

Signature	Title	Date

/s/ Alan C. Henderson Alan C. Henderson	Director	June 3, 2008

/s/ Steven A. Kandarian Steven A. Kandarian	Director	June 3, 2008

/s/ Georgette A. Piligian Georgette A. Piligian	Director	June 3, 2008

/s/ Joseph A. Reali Joseph A. Reali	Director	June 3, 2008

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

3.1		Restated Articles of Incorporation of RGA, incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed June 30, 2004.
3.2		Bylaws of RGA, incorporated by reference to Exhibit 3.2 of Quarterly Report on Form 10-Q filed August 6, 2004.
3.3		Form of Amended and Restated Articles of Incorporation of RGA (included as Appendix B to the proxy statement/prospectus in Part I of this Registration Statement).
3.4		Form of Amended and Restated Bylaws of RGA (included as Appendix C to the proxy statement/prospectus in Part I of this Registration Statement).
4	.1†	Specimen of the certificate representing the Registrant’s class A common stock.
4	.2†	Specimen of the certificate representing RGA’s class B common stock.
4.3		Section 382 Rights Agreement dated June 2, 2008 between RGA and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Exhibit 4.1 of Registration Statement on Form 8-A filed June 2, 2008.
4	.4†	Form of Amended and Restated Section 382 Rights Agreement between RGA and Mellon Investor Services, LLC.
5	.1†	Form of Opinion of William L. Hutton, Esq. as to the legality of the class A common stock and class B common stock.
8.1		Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding tax matters.
10.1		Recapitalization and Distribution Agreement, dated as of June 1, 2008, by and between MetLife and RGA (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).
21.1		List of Subsidiaries of RGA, incorporated by reference to Exhibit 21.1 of Annual Report on Form 10-K for the year ended December 31, 2007.
23.1		Consent of Deloitte & Touche LLP, independent registered public accounting firm for MetLife.
23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm for RGA.
23.3		Consent of William L. Hutton, Esq. (included in its opinion in Exhibit 5.1).
23.4		Consent of Wachtell, Lipton, Rosen & Katz (included in its opinion in Exhibit 8.1).
24.1		Powers of Attorney (included on signature page of this Registration Statement).
99	.1†	Form of Proxy for Holders of RGA common stock.
99	.2†	Election Form, Letter of Transmittal and Related Documents.
99	.3†	Form of Notice of Guaranteed Delivery.
99	.4†	Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9.
99	.5†	Summary Advertisement as published in The Wall Street Journal.
99	.6†	Consent of Morgan Stanley & Co. Incorporated.

†	To be filed by amendment